Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-256165

Montes Archimedes Acquisition Corp.

724 Oak Grove Ave, Suite 130

Menlo Park, CA 94025

Dear Montes Archimedes Acquisition Corp. stockholders:

You are cordially invited to attend the special meeting (the “MAAC Special Meeting”) of Montes Archimedes Acquisition Corporation, a Delaware corporation (“MAAC”), at 10:00 a.m. Eastern Time, on September 28, 2021, unless postponed or adjourned to a later date or time. In light of the novel coronavirus disease (referred to as “COVID-19”) pandemic and to support the well-being of MAAC’s stockholders and employees, the MAAC Special Meeting will be completely virtual. All MAAC stockholders as of the record date, or their duly appointed proxies, may attend the MAAC Special Meeting virtually. Registration will begin at 9:00 a.m. Eastern Time.

At the MAAC Special Meeting, MAAC stockholders are being asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement, dated as of May 1, 2021 (as amended on June 9, 2021 to reflect the execution of the lock-up agreements entered into by MAAC’s independent directors and Roivant Sciences Ltd., a Bermuda exempted limited company (“Roivant”), and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; the Business Combination Agreement and the transactions contemplated thereby, collectively, the “Business Combination”) among MAAC, Roivant and Rhine Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Business Combination will not occur unless MAAC stockholders approve the Business Combination Proposal. In connection with the Business Combination, outstanding shares and warrants of MAAC will be automatically canceled and extinguished and converted into shares and warrants of Roivant that are expected to be listed on Nasdaq under the new ticker symbols “ROIV” and “ROIVW,” in each case in accordance with the terms of the Business Combination Agreement.

In addition, MAAC and Roivant entered into subscription agreements (collectively, the “Subscription Agreements”) with certain institutional and accredited investors (collectively, the “PIPE Investors”), pursuant to which PIPE Investors agreed to subscribe for and purchase, and MAAC agreed to issue and sell to PIPE Investors, prior to and substantially concurrently with the closing of the Business Combination (the “Closing”), an aggregate of 22,000,000 MAAC Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $220,000,000 (the “PIPE Financing”). The MAAC Class A Shares to be offered and sold pursuant to the Subscription Agreements and the Roivant Common Shares into which such MAAC Class A Shares are converted in connection with the Merger have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) thereof. Each MAAC Class A Share issued in the PIPE Financing will be automatically canceled and extinguished and converted into one Roivant Common Share in the Merger.

The closing of the PIPE Financing is subject to customary conditions for a financing of this nature, including the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Roivant will grant the PIPE Investors certain customary registration rights with respect to their Roivant Common Shares following the closing of the Business Combination.

In connection with the Business Combination, certain related agreements were entered into in connection with the signing of the Business Combination Agreement, including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Support Agreement and the Lock-Up Agreements (as defined and each described in more detail in the accompanying proxy statement/prospectus). See the section entitled “The Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

MAAC’s units, consisting of one MAAC Class A Share and one-half of one MAAC Warrant (the “MAAC Units”), MAAC Class A Shares and MAAC Warrants are currently listed on the Nasdaq Capital Market LLC (“Nasdaq”) under the symbols “MAACU,” “MAAC” and “MAACW,” respectively. MAAC will apply for listing, to be effective at the time of the Closing, of Roivant Common Shares and Roivant Warrants on Nasdaq under the symbols “ROIV” and “ROIVW,” respectively. It is a condition of the consummation of the Business Combination that Roivant’s initial listing application with Nasdaq shall have been approved. If such listing condition is not met or if such confirmation is not obtained, the Business Combination may not be consummated.

You will be also asked to vote upon (a) a proposal herein referred to as the “Nasdaq Proposal” to approve, for the purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding MAAC Shares upon the completion of the Business Combination and (b) a proposal herein referred to as the “Adjournment Proposal” to consider and vote upon a proposal to adjourn the MAAC Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the MAAC Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, or holders of MAAC Class A Shares have elected to redeem an amount of MAAC Class A Shares such that (i) MAAC would have less than $5,000,001 of net tangible assets or (ii) the aggregate cash proceeds from the Trust Account are not equal to or greater than $210,000,000 and the related closing condition has not been waived by Roivant.

The MAAC board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that MAAC stockholders vote “FOR” each of the proposals to be considered at the MAAC Special Meeting. The Business Combination Agreement and the transactions contemplated thereby (collectively, the “Business Combination”) were approved by the boards of directors of each of MAAC, Roivant and Merger Sub, the requisite shareholders of Roivant and Roivant in its capacity as the sole shareholder of Merger Sub.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF MAAC CLASS A SHARES YOU OWN. To ensure your representation at the MAAC Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the MAAC Special Meeting. Submitting a proxy now will NOT prevent you from being able to vote online at the meeting.

You may attend the meeting and vote your shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/montesarchimedes/2021. You will need the control number that is printed on your proxy card to enter the MAAC Special Meeting. MAAC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the MAAC Special Meeting starts. Please note that you will not be able to attend the MAAC Special Meeting in person. If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you will need to contact Continental Stock Transfer & Trust Company (“CST”) to receive a control number.

The accompanying proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about MAAC, Roivant and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 34 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Okapi Partners LLC, MAAC’s proxy solicitor, toll-free at (877) 279-2311 (banks and brokers call (212) 297-0720)) or email info@okapipartners.com.

Sincerely,

/s/ James C. Momtazee

James C. Momtazee Chairman of the Board

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination, the issuance of Roivant Common Shares in connection with the Business Combination or the other transactions described in the accompanying proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated August 6, 2021, and is first being mailed to MAAC’s stockholders on or about August 13, 2021.

Montes Archimedes Acquisition Corp.

724 Oak Grove Ave, Suite 130

Menlo Park, CA 94025

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 28, 2021

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Montes Archimedes Acquisition Corp., a Delaware corporation, will be held virtually, conducted via live audio webcast at 10:00 a.m. Eastern Time on September 28, 2021, unless postponed or adjourned to a later date or time. In light of the COVID-19 pandemic and to support the well-being of MAAC’s stockholders and employees, the MAAC Special Meeting will be completely virtual. All MAAC stockholders as of the record date, or their duly appointed proxies, may attend the MAAC Special Meeting. Registration will begin at 9:00 a.m. Eastern Time. You may attend the meeting and vote your shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/montesarchimedes/2021. You will need the control number that is printed on your proxy card to enter the MAAC Special Meeting. MAAC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the MAAC Special Meeting starts. Please note that you will not be able to attend the MAAC Special Meeting in person.

On May 1, 2021, Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), entered into a Business Combination Agreement (as amended on June 9, 2021 to reflect the execution of the lock-up agreements entered into by MAAC’s independent directors (the “MAAC Independent Directors” and each, a “MAAC Independent Director”) and Roivant Sciences Ltd., a Bermuda exempted limited company (“Roivant”), and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with Roivant, and Rhine Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A.

The Business Combination Agreement and the transactions contemplated thereby (collectively, the “Business Combination”) were approved by the boards of directors of each of MAAC, Roivant and Merger Sub. The Business Combination Agreement provides for, among other things, the following transactions: (i) the bye-laws of Roivant will be amended and restated; (ii) Merger Sub will merge with and into MAAC, with MAAC surviving the merger as a wholly-owned subsidiary of Roivant (the “Merger”); and (iii) in connection with the aforementioned transactions and the other transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Transaction Support Agreements (each as defined and described in more detail in the accompanying proxy statement/prospectus) will be completed. As described in the accompanying proxy statement/prospectus, MAAC’s stockholders are being asked to consider a vote on the Business Combination, among other proposals.

At the effective time of the Merger (the “Effective Time”), (a) each share of MAAC Class A common stock (the “MAAC Class A Shares”) and each share of MAAC Class B common stock (the “MAAC Class B Shares,” together with the MAAC Class A Shares, the “MAAC Shares”) that is outstanding immediately before the Effective Time (other than treasury shares and any shares held by the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee) will be automatically canceled and extinguished and converted into one Roivant Common Share, (b) each MAAC Class B Share that is outstanding immediately before the Effective Time and held by the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee will be automatically canceled and extinguished and converted into a number of Roivant Common Shares based on an exchange ratio (the “MAAC Sponsor Exchange Ratio”), with a portion of such Roivant Common Shares issued to the MAAC Sponsor, any affiliate of the MAAC Sponsor, any MAAC Independent Director or its transferee by virtue of the Merger being subject to the vesting and other terms and conditions set forth in the Sponsor Support Agreement (as defined and more fully described in the accompanying proxy statement/prospectus), and (c) each warrant to purchase MAAC Class A Shares (the “MAAC Warrants”) that is outstanding immediately before the Effective Time will be converted automatically into the right to acquire Roivant Common Shares on the terms and subject to the conditions set forth in the MAAC Warrant Agreement, dated as of October 6, 2020, by and between MAAC and the Continental Stock Transfer & Trust Company. Pursuant to the Sponsor Support Agreement, the MAAC Sponsor Exchange Ratio is 1.0, subject to reduction in an amount equal to one-half of the percentage of MAAC Class A Shares redeemed in connection with the Business Combination (i.e., if 10% of the MAAC Class A Shares are so redeemed, then the MAAC Sponsor Exchange Ratio will be equal to 0.95), provided that in no event will the MAAC Sponsor Exchange Ratio be less than 0.75.

The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination, as defined in the accompanying proxy statement/prospectus). The Business Combination Agreement provides for, among other things, that the Business Combination shall be effectuated through Merger Sub merging with and into MAAC, with MAAC surviving the merger as a wholly-owned subsidiary of Roivant. As described in the accompanying proxy statement/prospectus, MAAC’s stockholders are being asked to consider a vote on the Business Combination, among other proposals. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A (Proposal No. 1).

The Nasdaq Proposal — To consider and vote upon a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding MAAC Shares upon the completion of the Business Combination (Proposal No. 2).

The Adjournment Proposal — To consider and vote upon a proposal to adjourn the MAAC Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the MAAC Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, or holders of MAAC Class A Shares have elected to redeem an amount of MAAC Class A Shares such that (i) MAAC would have less than $5,000,001 of net tangible assets or (ii) the aggregate cash proceeds from the Trust Account not being equal to or greater than $210,000,000 would not be satisfied or waived by Roivant. The Business Combination is not conditioned upon the approval of the Adjournment Proposal (Proposal No. 3).

Only holders of record of MAAC Shares at the close of business on August 10, 2021 are entitled to notice of the MAAC Special Meeting and to vote at the MAAC Special Meeting and any adjournments or postponements thereof. A complete list of MAAC stockholders of record entitled to vote at the MAAC Special Meeting will be available for ten days before the MAAC Special Meeting at the principal executive offices of MAAC for inspection by stockholders during ordinary business hours for any purpose germane to the MAAC Special Meeting. The eligible MAAC stockholder list will also be available on the MAAC Special Meeting website for examination by any stockholder attending the MAAC Special Meeting live audio webcast.

Holders of MAAC Class A Shares have the right to redeem such shares for a pro rata portion of the cash held in a trust account (the “Trust Account”), which holds the net proceeds of MAAC’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay taxes, if any) upon the closing of the transactions contemplated by the Business Combination Agreement. Notwithstanding the foregoing, a holder of MAAC Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from seeking redemption with respect to more than 15% of the MAAC Class A Shares. Holders of the outstanding MAAC Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Agreement.

Approval of the Business Combination Proposal requires that the initial Business Combination be approved by the affirmative vote of the holders of a majority of MAAC Shares outstanding as of the date of the stockholder meeting held to consider such initial Business Combination. Approval of the Adjournment Proposal requires the affirmative vote of a majority of MAAC Shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote at the meeting, regardless of whether a quorum is present. Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as shares entitled to vote or votes cast at the MAAC Special Meeting, and otherwise will have no effect on the Nasdaq Proposal and Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. The MAAC board of directors has approved each of the proposals.

As of August 5, 2021, there was $410,769,443.71 in the Trust Account, which MAAC intends to use for the purposes of consummating the Business Combination within the time period described in the accompanying proxy statement/prospectus and to pay $14,375,138 in deferred underwriting commissions to the underwriters of MAAC’s initial public offering. Each redemption of MAAC Class A Shares by its public stockholders will decrease the amount in the Trust Account. MAAC will not consummate the Business Combination if the redemption of MAAC Class A Shares would result in MAAC’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule).

If MAAC stockholders fail to approve the Business Combination Proposal, the Business Combination will not occur. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the MAAC Special Meeting. Please review the proxy statement/prospectus carefully.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF MAAC CLASS A SHARES YOU OWN. To ensure your representation at the MAAC Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote online at the MAAC Special Meeting. If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you will need to contact CST to receive a control number.

The MAAC board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal and, if required, “FOR” the Adjournment Proposal.

If you plan to vote at the MAAC Special Meeting you will need to have a legal proxy from your bank, broker, or other nominee or if you would like to join and not vote CST will issue you a guest control number with proof of ownership. In either case, you must contact CST for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing +1 888-965-8995 (toll-free) inside the U.S. and Canada or +1 415-655-0243 (standard rates apply), and when prompted enter the pin number 46620368#. This is listen-only, you will not be able to vote or enter questions during the meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

James C. Momtazee,
Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ANNEXES

i

MAAC and Roivant are responsible for the information contained in this proxy statement/prospectus. Neither MAAC nor Roivant has authorized anyone to provide you with different information, and neither MAAC nor Roivant take responsibility for any other information others may give you. MAAC and Roivant are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than its date.

For investors outside of the United States, neither MAAC nor Roivant has done anything that would permit this offering or possession or distribution of this proxy statement/prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this proxy statement/prospectus outside of the United States.

ii

BASIS OF PRESENTATION

This proxy statement/prospectus includes references to the clinical trials that Roivant has conducted with respect to its product candidates. Where reference is made to a clinical trial being “successful,” that indicates that the product candidate under evaluation in that clinical trial met its pre-specified primary endpoint(s). The eight successful Phase 3 clinical trials referenced in this proxy statement/prospectus evaluated four distinct drug candidates or combination therapies: tapinarof, vibegron, relugolix monotherapy, and a combination of relugolix, estradiol, and norethindrone acetate. The one unsuccessful Phase 3 clinical trial evaluated intepirdine for the treatment of Alzheimer’s disease. With respect to the drug candidates that have completed successful Phase 3 clinical trials: (i) our subsidiary, Dermavant Sciences, has submitted an NDA to the FDA for tapinarof, for which a decision on its approval is expected in mid-2022; (ii) our former subsidiary, Myovant Sciences, has received FDA approval for relugolix (marketed as Orgovyx) for the treatment of prostate cancer and the combination of relugolix, estradiol and norethindrone acetate (marketed as Myfembree) for the treatment of uterine fibroids; (iii) our former subsidiary, Urovant Sciences, has received FDA approval for vibegron (marketed as Gemtesa) for the treatment of overactive bladder.

Certain summary statistics and other information presented in proxy statement/prospectus, including our clinical trial count, the number of Vant launches and the return on our investment in publicly-listed Vants, include three entities in which we retain both an economic interest and have representation on the entities’ boards of directors: Arbutus Biopharma, Sio Gene Therapies and Datavant. Other than the potential appreciation in the value of our equity interests in these entities, we do not have any further economic interests in the product candidates they are developing or their marketed technology products, as applicable.

MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus contains estimates, projections and other information concerning Roivant’s industry, Roivant’s business and the markets for Roivant’s products. Some market data and statistical information contained in this proxy statement/prospectus are also based on Roivant’s management’s estimates and calculations, which are derived from their review and interpretation of the independent sources listed below, internal research and knowledge of Roivant’s market. While we are not aware of any misstatements regarding the market, industry or other data presented herein, such projections, assumptions and estimates of the future performance of the industry in which Roivant operates and Roivant’s future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Unless otherwise expressly stated, we obtained industry, business, market and other data from the reports, publications and other materials and sources listed below. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/consent solicitation statement/prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. MAAC and Roivant do not intend that use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, and statements that are not historical facts, including statements about the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•	the timing to complete the Business Combination;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against MAAC or Roivant in connection with the Business Combination and related transactions;

•

the inability to complete the Business Combination and the other transactions contemplated by the Business Combination Agreement due to the failure to obtain the requisite approval of our shareholders, or other conditions to closing in the Business Combination Agreement;

•	the ability to obtain the listing of Roivant Common Shares and Roivant Warrants on Nasdaq following the Business Combination;

•	the risk that the Business Combination disrupts Roivant’s current operations as a result of the announcement and consummation of the transactions described herein;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that MAAC or Roivant may be adversely affected by other economic, business and/or competitive factors; and

•	other risks and uncertainties, including those described under the heading “Risk Factors.”

We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements in deciding how to grant your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

“Basic” means, when referring to Roivant’s ownership interest in an entity, and unless otherwise indicated, Roivant’s percentage ownership of the issued and outstanding shares of the entity.

“Business Combination” means the merger pursuant to the Business Combination Agreement, whereby, among other things, (a) the bye-laws of Roivant will be amended and restated, (ii) Merger Sub will merge with and into MAAC, with MAAC surviving the merger as a wholly-owned subsidiary of Roivant, and (iii) and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of May 1, 2021, by and among MAAC, Roivant and Merger Sub, as amended on June 9, 2021 to reflect the execution of the lock-up agreements entered into by the MAAC Independent Directors and Roivant and as may be further amended, supplemented or otherwise modified from time to time.

“Closing” means the closing of the Business Combination.

“Effective Time” means the effective time of the Merger.

“FDA” means the U.S. Food and Drug Administration.

“Founder Shares” means 10,267,956 MAAC Class B Shares outstanding as of the date of this proxy statement/prospectus that were issued to the MAAC Sponsor in a private placement prior to MAAC’s initial public offering, which immediately prior to the Effective Time will automatically convert, on a one-for-one basis, into 10,267,956 MAAC Class A Shares subject to the terms of the Sponsor Support Agreement.

“Fully Diluted” means, when referring to Roivant’s ownership interest in an entity, and unless otherwise indicated, Roivant’s percentage ownership of all outstanding equity interests, whether vested or unvested, of the entity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“MAAC” means Montes Archimedes Acquisition Corp., a Delaware corporation.

“MAAC Class A Shares” means each share of Class A common stock of MAAC, par value $0.0001 per share.

“MAAC Class B Shares” means each share of Class B common stock of MAAC, par value $0.0001 per share.

“MAAC Shares” means, collectively, the MAAC Class A Shares and the MAAC Class B Shares.

“MAAC Sponsor” means Patient Square Capital LLC, a limited liability company organized under the State of Delaware.

“MAAC Unit” means each issued and outstanding unit of MAAC, consisting of one MAAC Class A Share and one-half of one MAAC Warrant.

“MAAC Warrant” means each whole warrant of MAAC entitling the holder to purchase one MAAC Class A Share per warrant at a price of $11.50 per share.

“MAAC Warrant Agreement” means the Warrant Agreement, dated as of October 6, 2020, by and between MAAC and the Continental Stock Transfer & Trust Company.

“Merger” means the merger between MAAC and Merger Sub.

“Merger Sub” means Rhine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Roivant.

“NDA” means a New Drug Application.

“PIPE Financing” means the commitment by the PIPE Investors to purchase an aggregate of 22,000,000 MAAC Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds to MAAC of $220,000,000.

“PIPE Investors” means those certain institutional and accredited investors that entered into the Subscription Agreements in connection with the PIPE Financing.

“Roivant” means Roivant Sciences Ltd., a Bermuda exempted limited company.

“Roivant Common Shares” means each common share of Roivant either, as context requires, prior to or following the consummation of the Business Combination.

“Roivant Warrants” means each warrant to be issued by Roivant to MAAC Warrant holders and the Roivant Common Shares underlying such warrants.

“Sponsor Support Agreement” means the agreement, dated as of May 1, 2021, as amended by Amendment No. 1, dated as of June 9, 2021, pursuant to which the MAAC Sponsor agreed to undertake certain actions in support of the Business Combination, including, but not limited to, delivering a voting proxy pursuant to which the MAAC Sponsor will vote in favor of the proposals presented for approval herein.

“Subscription Agreements” means the subscription agreements entered into among MAAC, Roivant and the PIPE Investors, pursuant to which such investors have agreed to subscribe for and purchase, and MAAC has agreed to issue and sell to such investors, an aggregate of 22,000,000 MAAC Class A Shares at a price of $10.00 per share, for aggregate gross proceeds of $220,000,000.

“Transaction Support Agreements” means, collectively, the agreements pursuant to which certain shareholders of Roivant entered into with MAAC and Roivant, pursuant to which such shareholders of Roivant have agreed to, among other things, certain covenants and agreements, to support, or that are otherwise related to, the Business Combination, including an agreement to terminate certain existing agreements between Roivant and such shareholders, an agreement to not transfer his, her or its Roivant Common Shares prior to Closing and, in the case of certain Roivant shareholders also participating in the PIPE Financing, certain covenants related to the expiration or termination of the waiting period under the HSR Act, to the extent applicable, with respect to the issuance of Roivant Common Shares to such shareholder in connection with the Business Combination.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you, as a stockholder of MAAC, may have regarding the Business Combination and the stockholder meeting. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:

MAAC, Roivant and Merger Sub have entered into a Business Combination Agreement, dated as of May 1, 2021 (as amended on June 9, 2021 to reflect the execution of the lock-up agreements entered into by the MAAC Independent Directors and Roivant and as may be further amended, supplemented or otherwise modified from time to time), pursuant to which, among other things: (i) the bye-laws of Roivant will be amended and restated; (ii) Merger Sub will merge with and into MAAC, with MAAC surviving the merger as a wholly-owned subsidiary of Roivant; and (iii) in connection with the aforementioned transactions and the other transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Transaction Support Agreements will be completed.

MAAC will hold the MAAC Special Meeting of stockholders to consider matters relating to the proposed Business Combination. See “The Business Combination Proposal—Business Combination.” In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus and the Business Combination Agreement in their entirety. MAAC and Roivant cannot complete the Business Combination unless MAAC’s stockholders approve the Business Combination Agreement and the transactions contemplated thereby. MAAC is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	MAAC is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their MAAC Shares with respect to the matters to be considered at the MAAC Special Meeting.

The Business Combination cannot be completed unless MAAC’s stockholders approve the Business Combination Proposal, as set forth in this proxy statement/prospectus. Information about the MAAC Special Meeting, the Business Combination and the other business to be considered by stockholders at the MAAC Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of MAAC and a prospectus of Roivant. It is a proxy statement because the board of directors of MAAC is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because Roivant, in connection with the Merger, is offering Roivant Common Shares in exchange for the outstanding MAAC Class A Shares and MAAC Class B Shares.

Q:	WHAT WILL HAPPEN TO MAAC’S SECURITIES UPON CONSUMMATION OF THE BUSINESS COMBINATION?

A:

MAAC Units, the MAAC Class A Shares and the MAAC Warrants are publicly traded on Nasdaq under the symbols “MAACU,” “MAAC” and “MAACW,” respectively. At the effective time of the Merger, outstanding MAAC Class A Shares and MAAC Warrants will be exchanged for newly issued Roivant Common Shares and Roivant Warrants, respectively, which are expected to be listed on Nasdaq under the new ticker symbols “ROIV” and “ROIVW.” MAAC warrant holders and those stockholders who do not elect to have their shares redeemed need not deliver their MAAC Class A Shares or warrant certificates to MAAC or MAAC’s transfer agent and they will remain outstanding.

Q:	WHAT WILL MAAC STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:

At the effective time of the Merger, (a) each MAAC Class A Share and each MAAC Class B Share that is outstanding immediately before the effective time (other than treasury shares and any shares held by the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee) will be automatically canceled and extinguished and converted into one Roivant Common Share, (b) each MAAC Class B Share that is outstanding immediately before the effective time held by the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee will be automatically canceled and extinguished and converted into a number of Roivant Common Shares based on an exchange ratio, with a portion of such Roivant Common Shares issued to the MAAC Sponsor , any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee by virtue of the Merger being subject to the vesting and other terms and conditions set forth in the Sponsor Support Agreement (as more fully described in the section entitled “Summary of the Proxy Statement/Prospectus—Sponsor Support Agreement” below), and (c) each MAAC Warrant that is outstanding immediately before the effective time will be converted automatically into the right to acquire Roivant Common Shares on the terms and subject to the conditions set forth in the MAAC Warrant Agreement, dated as of October 6, 2020, by and between MAAC and the Continental Stock Transfer & Trust Company. Pursuant to the Sponsor Support Agreement, the MAAC Sponsor Exchange Ratio is 1.0, subject to reduction in an amount equal to one-half of the percentage of MAAC Class A Shares redeemed in connection with the Business Combination (i.e., if 10% of the MAAC Class A Shares are so redeemed, then the MAAC Sponsor Exchange Ratio will be equal to 0.95), provided that in no event will the MAAC Sponsor Exchange Ratio be less than 0.75.

Q:	WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:

MAAC and Roivant currently expect that the Business Combination will be completed during the third calendar quarter of 2021. However, MAAC cannot assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of MAAC could result in the Business Combination being completed at a different time or not at all. MAAC must first obtain the approval of MAAC stockholders for each of the proposals set forth in this proxy statement/prospectus (other than the Adjournment Proposal) and certain other closing conditions must be fulfilled. See “The Business Combination Proposal—Business Combination—Conditions to the Closing of the Business Combination.”

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF MAAC CLASS A SHARES AND/OR MAAC WARRANTS?

A:

Subject to the limitations and qualifications described in “Material United States Tax Considerations—Tax Consequences of the Merger” below, the Merger is generally intended to be tax-deferred to U.S. Holders (as defined in “Material United States Tax Considerations”) of MAAC Class A Shares and MAAC Warrants for U.S. federal income tax purposes, except to the extent that such U.S. Holders of MAAC Class A Shares receive cash pursuant to the exercise of redemption rights. However, there are significant factual and legal uncertainties as to whether the Merger qualifies for tax-deferred treatment as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of MAAC Class A Shares or MAAC Warrants may recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the date of the Closing) of Roivant Common Shares received in the Merger or MAAC Warrants assumed by Roivant in the Merger, over such U.S. Holder’s aggregate tax basis in the corresponding MAAC Class A Shares surrendered by such U.S. Holder in the Merger or MAAC Warrants assumed by Roivant in the Merger, respectively.

Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment with respect to the exchange of MAAC Class A Shares and/or the assumption of MAAC Warrants by Roivant in the Merger.

The tax consequences of the Merger are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Merger, including the application of Section 367(a) of the Code, see the sections entitled “Material United States Tax Considerations—Tax Consequences of the Merger”, and “Material United States Tax Considerations—Additional Requirements for Tax Deferral.”

If you are a U.S. Holder whose MAAC Class A Shares are exchanged, or whose MAAC Warrants are assumed by Roivant, in the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof. The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Material United States Tax Considerations.”

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:

Whether the redemption is subject to U.S. federal income tax depends on the particular facts and circumstances. Please see the section entitled “Material United States Tax Considerations—Tax Consequences of Exercising Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

QUESTIONS AND ANSWERS ABOUT THE MAAC SPECIAL MEETING

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	MAAC stockholders are being asked to vote on the following proposals:

•	the Business Combination Proposal;

•	the Nasdaq Proposal; and

•	the Adjournment Proposal.

The Business Combination will not occur unless MAAC stockholders approve each of the proposals specified in this proxy statement/prospectus, other than the Adjournment Proposal.

Q:	WHY IS MAAC PROPOSING THE BUSINESS COMBINATION?

A:

MAAC is a blank check company incorporated to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.

On October 9, 2020, MAAC completed its initial public offering, generating gross proceeds of $410,718,230 (which includes the gross proceeds from the partial exercise of the underwriters’ over-allotment option on November 10, 2020), which were placed in the Trust Account. All of MAAC’s activity since its initial public offering has related to identifying a target company for a business combination.

Based on its due diligence investigations of Roivant and the industry in which Roivant operates, including the financial and other information provided by Roivant in the course of the negotiations of the Business Combination Agreement, MAAC believes that Roivant aligns well with the objectives laid out in MAAC’s investment thesis. As a result, MAAC believes that a business combination with Roivant will provide MAAC stockholders with an opportunity to participate in the ownership of a publicly-listed company with significant growth potential at an attractive valuation. See “The Business Combination Proposal—Business Combination—The MAAC Board of Directors’ Reasons for the Business Combination.”

Q:	DID THE MAAC BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:

MAAC’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. MAAC’s officers have more than 50 years of combined investing experience during which they have conducted diligence on a broad set of private and publicly held health care companies. MAAC’s directors also have significant operating experience, acquisition experience and relationships in the health care industry. MAAC’s officers and directors, together with their advisors, employed a disciplined and highly selective investment process that focused on accessing differentiated opportunities through deep relationships with executives, advisors, and intermediaries to enhance the growth potential and value of a target business and provide opportunities for an attractive return to our stockholders. They concluded that their experience and backgrounds, together with the experience and sector expertise of MAAC’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of MAAC’s board of directors in valuing Roivant’s business.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of MAAC Class A Shares, you have the right to redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the net proceeds of MAAC’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay taxes, if any) upon the closing of the transactions contemplated by the Business Combination Agreement.

Notwithstanding the foregoing, a holder of MAAC Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the MAAC Class A Shares.

Holders of the outstanding MAAC Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Agreement.

Under the Pre-Closing MAAC Certificate of Incorporation, the Business Combination may be consummated only if MAAC has at least $5,000,001 of net tangible assets after giving effect to redemptions by all holders of MAAC Class A Shares that properly demand redemption of their MAAC Class A Shares for cash.

Q:	WILL MY VOTE AFFECT MY ABILITY TO EXERCISE MY REDEMPTION RIGHTS?

A:

No. You may exercise your redemption rights whether you vote your MAAC Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their MAAC Class A Shares and will no longer be stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer MAAC Class A Shares and public stockholders, the trading market for MAAC Class A Shares may be less liquid than the market for MAAC Class A Shares prior to the Business Combination and MAAC may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Roivant’s business will be reduced and the amount of working capital available to Roivant following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to MAAC Class A Shares will have no effect on the MAAC Warrants you may also hold.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of MAAC Class A Shares and wish to exercise your redemption rights, you are required to tender your share certificates or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) system, at your option, in each case by the date that is two business days prior to the initially scheduled vote to approve the Business Combination. Accordingly, you have until two days prior to the initial vote on the Business Combination to tender your shares if you wish to exercise your redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for you to use electronic delivery of your shares. If you exercise your redemption right, your shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $410,769,443.71, or $10.00 per MAAC Class A Share, as of August 5, 2021). Such amount, including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of MAAC’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your redemption rights.

Any request for redemption, once made by a holder of MAAC Class A Shares, may be withdrawn at any time up to two days prior to the vote on the Business Combination Proposal at the MAAC Special Meeting. If you deliver your shares for redemption to MAAC’s transfer agent and later decide, prior to the MAAC Special Meeting, not to redeem your shares, you may request that MAAC’s transfer agent return the shares electronically.

No demand will be effectuated unless the holder’s MAAC Class A Shares have been delivered electronically to the transfer agent prior to the vote on the Business Combination Proposal at the MAAC Special Meeting.

If a holder of MAAC Class A Shares properly makes a request for redemption and the MAAC Class A Shares are delivered to MAAC’s transfer agent no later than two business days prior to the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, MAAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your MAAC Class A Shares for cash.

For a discussion of the material U.S. federal income tax considerations for holders of MAAC Class A Shares with respect to the exercise of these redemption rights, see “Material United States Tax Considerations—Tax Consequences of Exercising Redemption Rights.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:

The net proceeds of MAAC’s initial public offering, together with funds raised from the sale of the private placement warrants simultaneously with the consummation of MAAC’s initial public offering, were placed in the Trust Account immediately following MAAC’s initial public offering. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the MAAC Class A Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of $14,375,138 as deferred underwriting commissions related to MAAC’s initial public offering) and for Roivant’s working capital and general corporate purposes, which may include future strategic transactions.

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:

If MAAC does not complete the Business Combination with Roivant for any reason, MAAC intends to search for another target business with which to complete a business combination. If MAAC does not complete the Business Combination with Roivant or another target business by October 9, 2022, MAAC will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the MAAC Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding MAAC Class A Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Q:	HOW DOES THE MAAC SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:

The MAAC Sponsor owns of record, and is entitled to vote, an aggregate of approximately 20% of the outstanding MAAC Shares. The MAAC Sponsor has agreed to vote any MAAC Class B Shares, and any MAAC Class A Shares held by it as of the record date, in favor of the Business Combination Proposal. Further, the MAAC Sponsor intends to vote in favor of all of the proposals.

Q:	WHAT CONSTITUTES A QUORUM AT THE MAAC SPECIAL MEETING?

A:

A majority of the voting power of the issued and outstanding MAAC Shares entitled to vote at the MAAC Special Meeting as of the MAAC record date must be present virtually or by proxy, at the MAAC Special Meeting to constitute a quorum and in order to conduct business at the MAAC Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the MAAC Class B Shares, who currently own approximately 20% of the issued and outstanding MAAC Class A Shares, will count towards this quorum. In the absence of a quorum, the holders of a majority of the MAAC Shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the MAAC Special Meeting.

As of the MAAC record date, 25,669,890 MAAC Shares would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE MAAC SPECIAL MEETING?

A:

The Business Combination Proposal: MAAC shall consummate the proposed initial Business Combination only if it is approved by the affirmative vote of the holders of a majority of MAAC Shares outstanding as of the date of the stockholder meeting held to consider such initial Business Combination.

The Nasdaq Proposal: The affirmative vote of a majority of MAAC Shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote at the meeting is required to approve the Nasdaq Proposal.

The Adjournment Proposal: The affirmative vote of a majority of MAAC Shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote at the meeting, regardless of whether a quorum is present, is required to approve the Adjournment Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

Q:	DO ANY OF MAAC’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT DIFFER FROM OR ARE IN ADDITION TO THE INTERESTS OF MAAC’S PUBLIC STOCKHOLDERS?

A:

Each of MAAC’s directors and officers owns MAAC Class B Shares and/or MAAC Warrants and therefore may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. MAAC’s board of directors was aware of and considered this, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination be approved by MAAC’s stockholders of MAAC. See “The Business Combination Proposal—Business Combination—Interests of Certain MAAC Persons in the Business Combination.”

Q:	WHAT DO I NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the MAAC Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a stockholder of record of MAAC as of August 10, 2021, the record date, you may submit your proxy before the MAAC Special Meeting in any of the following ways, if available:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the MAAC Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/montesarchimedes/2021. You will need the control number that is printed on your proxy card to enter the MAAC Special Meeting. MAAC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the MAAC Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the MAAC Special Meeting will need to obtain a legal proxy from their broker, bank or other nominee.

Q:	WHEN AND WHERE IS THE MAAC SPECIAL MEETING?

A:

The MAAC Special Meeting of stockholders will be held on September 28, 2021, unless postponed or adjourned to a later date. In light of the COVID-19 pandemic and to support the well-being of MAAC’s stockholders and employees, the MAAC Special Meeting will be completely virtual. All MAAC stockholders as of the record date, or their duly appointed proxies, may attend the MAAC Special Meeting. Registration will begin at 9:00 a.m. Eastern Time.

Q:	HOW CAN MAAC’S STOCKHOLDERS ATTEND THE SPECIAL MEETING?

A:

If you are a registered stockholder, you will receive a proxy card from MAAC’s transfer agent, CST. Your proxy card contains instructions on how to attend the virtual MAAC Special Meeting including the URL address, along with your control number. You will need your control number to vote at the MAAC Special Meeting. If you do not have your control number, contact CST at the phone number or e-mail address below. CST’s contact information is as follows: (917) 262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual MAAC Special Meeting three days prior to the meeting date starting on September 25, 2021 at 9:00 a.m. Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/montesarchimedes/2021, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. MAAC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the MAAC Special Meeting starts.

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you will need to contact CST to receive a control number. If you plan to vote at the MAAC Special Meeting you will need to have a legal proxy from your bank, broker, or other nominee or if you would like to join and not vote CST will issue you a guest control number with proof of ownership. In either case, you must contact CST for specific instructions on how to receive the control number. Please allow 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing +1 888-965-8995 (toll-free) inside the U.S. and Canada or +1 415-655-0243 (standard rates apply), and when prompted enter the pin number 46620368#. This is listen-only, you will not be able to vote or enter questions during the meeting.

Q:	WHY IS THE SPECIAL MEETING A VIRTUAL MEETING?

A:

MAAC has decided to hold the MAAC Special Meeting virtually due to the COVID-19 pandemic. MAAC is sensitive to the public health and travel concerns of MAAC’s stockholders and employees and the protocols that federal, state and local governments may impose. MAAC believes that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Q:	WHAT IF DURING THE CHECK-IN TIME OR DURING THE SPECIAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

A:

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to MAAC or by voting online at the MAAC Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Pursuant to applicable rules, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the MAAC Special Meeting will be “non-routine” matters.

If you are a holder of MAAC Shares holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any of the proposals presented in this proxy statement/prospectus. The failure of your broker to vote will have no effect on the vote count for such proposals.

Q:	WHAT HAPPENS IF I SELL MY MAAC CLASS A SHARES BEFORE THE MAAC SPECIAL MEETING?

A:

The record date for the MAAC Special Meeting will be earlier than the date of the consummation of the Business Combination. If you transfer your MAAC Class A Shares after the record date, but before the MAAC Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the MAAC Special Meeting. However, you will not be able to seek redemption of your MAAC Class A Shares because you will no longer be able to deliver them for cancellation upon the consummation of the Business Combination in accordance with the provisions described herein. If you transfer your MAAC Class A Shares prior to the record date, you will have no right to vote those shares at the MAAC Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	WHAT IF I ATTEND THE MAAC SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:	For purposes of the MAAC Special Meeting, an abstention occurs when a stockholder attends the meeting online and does not vote or returns a proxy with an “abstain” vote.

If you are a holder of MAAC Shares that attends the MAAC Special Meeting virtually and fails to vote, or if you vote abstain, your failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as shares entitled to vote or votes cast at the MAAC Special Meeting, and otherwise will have no effect on the Nasdaq Proposal and Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the MAAC Shares represented by your proxy will be voted as recommended by MAAC’s board of directors with respect to that proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the MAAC Special Meeting (provided that you do not hold your shares through a broker, bank or other nominee).

You may do this in one of two ways:

•	mailing a new, subsequently dated proxy card; or

•	by attending the MAAC Special Meeting virtually and electing to vote your shares online at the meeting.

Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m., Eastern Time, on September 27, 2021, or by voting online at the MAAC Special Meeting. Simply attending the MAAC Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your MAAC Shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE MAAC SPECIAL MEETING?

A:

If you fail to take any action with respect to the MAAC Special Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a stockholder of MAAC and your shares will be automatically cancelled and extinguished and converted into Roivant Common Shares at the consummation of the Business Combination. Failure to take any action with respect to the MAAC Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the MAAC Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of MAAC while MAAC searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:

If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Okapi Partners LLC, the proxy solicitation agent for MAAC, toll-free at (877) 279-2311 (banks and brokers call (212) 297-0720) or email info@okapipartners.com.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the MAAC Special Meeting, you should read this entire proxy statement/prospectus carefully, including the attached annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

Montes Archimedes Acquisition Corp.

MAAC is a blank check company incorporated as a Delaware corporation in July 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

The MAAC Class A Shares and warrants are currently listed on Nasdaq under the symbols “MAAC” and “MAACW,” respectively. Certain MAAC Class A Shares and MAAC Warrants currently trade as units consisting of one share of a MAAC Class A Share and one-half of one MAAC Warrant, and are listed on Nasdaq under the symbol “MAACU.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, the Roivant Common Shares and Roivant Warrants received in exchange for the MAAC Class A Shares and MAAC Warrants will be listed on Nasdaq under the symbols “ROIV” and “ ROIVW,” respectively.

MAAC’s principal executive offices are located at 724 Oak Grove Ave, Suite 130, Menlo Park, California 94025 and its phone number is (650) 384-6558.

Roivant Sciences Ltd.

We are building the next-generation “big pharma” company, organized to harness modern technologies and the entrepreneurial spirit of nimble biotechnology companies at scale. Our mission is to improve the delivery of healthcare to patients by treating every inefficiency as an opportunity.

We are a diverse team of experienced drug developers, scientists, physicians, company builders, data scientists and engineers, biopharma investors, physicists and business development professionals dedicated to improving the lives of patients. At Roivant, we combine our team’s extensive experience and multi-disciplinary expertise with innovative technologies to identify and advance potentially transformative medicines.

We deploy a hypothesis-driven approach to identify novel or clinically-validated targets and biological pathways in areas of high unmet medical need. We then seek to acquire, in-license or discover promising drug candidates against those targets or pathways. Our small molecule discovery engine is powered by a unique combination of leading computational physics and machine learning capabilities for in silico drug design.

We develop drug candidates in subsidiary companies we call “Vants” with a distinct approach to sourcing talent, aligning incentives and deploying technology. Each of our Vant teams is built with deep relevant expertise to promote successful execution of our development strategy. Our Vants continue to benefit from the support of the Roivant platform and technologies that are built to address inefficiencies in the drug discovery, development and commercialization process.

Our agile Vant model has allowed us to rapidly add capabilities in diverse therapeutic areas, including immunology, dermatology, hematology and oncology, and modalities, including biologics, topicals, gene therapies and bifunctional small molecules. We currently have 16 Vants and, together, we are advancing a deep and diversified pipeline of over 30 drug candidates. The Vant model also enables a modular approach to the monetization of therapies we advance through development, allowing us to pursue commercialization of some products independently, while selectively establishing partnerships for other Vants or divesting of the Vants entirely.

Since our founding in 2014, we have:

•	conducted nine international Phase 3 trials, the last eight of which have been successful;

•	consummated a $3 billion upfront partnership with Sumitomo Dainippon Pharma (“Sumitomo”) (see “Business of Roivant—Platform Recognition”);

•	developed three drugs that received FDA approval shortly after their transfer to Sumitomo;

•	launched and taken public multiple Vants, resulting in an aggregate ownership stake of $732 million in public Vants as of July 30, 2021, based on a $289 million aggregate investment in those Vants;

•	built a pipeline of over 30 drug candidates ranging from early discovery to registration; and

•	created innovative software tools to optimize each stage of the drug discovery, development and commercialization process.

Since our inception in 2014, we have focused substantially all of our efforts and financial resources on acquiring and developing our product candidates and expanding our platform and technologies. For the years ended March 31, 2021 and 2020, we incurred losses from continuing operations of $900.2 million and $568.1 million, respectively. As of March 31, 2021, we had cash and cash equivalents of approximately $2.1 billion and our accumulated deficit was approximately $1.9 billion. We have not generated any revenues to date from the sale of our product candidates. Our revenue, primarily generated through license agreements as well as from subscription and service-based fees, has not been significant to date. Our operations to date have been financed primarily through the sale of equity securities, sale of subsidiary interests, debt financings and revenue generated from licensing and collaboration arrangements.

Roivant’s principal executive office is located at Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom.

Rhine Merger Sub, Inc.

Merger Sub is a Delaware corporation and wholly-owned subsidiary of Roivant formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business. In the Business Combination, Merger Sub will merge with and into MAAC, with MAAC continuing as the surviving entity.

Merger Sub’s principal executive office is located at 151 West 42nd Street, 15th Floor, New York, New York 10036.

The Business Combination

On May 1, 2021, MAAC entered into a Business Combination Agreement with Roivant and Merger Sub and was subsequently amended on June 9, 2021 to reflect the execution of the lock-up agreements entered into by the MAAC Independent Directors and Roivant.

The Business Combination Agreement provides for, among other things, the following transactions: (i) Roivant’s bye-laws will be amended and restated, each outstanding share of Roivant will be subdivided (and in the case of certain non-voting shares of Roivant, converted) into Roivant Common Shares based on a fixed exchange ratio of 2.9262:1 (the “Roivant Exchange Ratio”), and each outstanding equity award of Roivant will be subdivided and adjusted into comparable equity awards of Roivant, based on the Roivant Exchange Ratio (the steps contemplated by this clause (i), collectively, the “Pre-Closing Steps”); and (ii) Merger Sub will merge with and into MAAC, with MAAC surviving the Merger. At the Effective Time, (a) each outstanding MAAC Class A Share and MAAC Class B Share (other than treasury shares and any shares held by the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee) will be automatically canceled and extinguished and converted into one Roivant Common Share, (b) each outstanding MAAC Class B Share held by the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee will be automatically canceled and extinguished and converted into a number of Roivant Common Shares based on the MAAC Sponsor Exchange Ratio, with a portion of such Roivant Common Shares issued to the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee by virtue of the Merger being subject to the vesting and other terms and conditions set forth in the Sponsor Support Agreement, and (c) each outstanding warrant to purchase MAAC Class A Shares will be converted automatically into the right to acquire Roivant Common Shares on the terms and subject to the conditions set forth in the MAAC Warrant Agreement. The MAAC Sponsor Exchange Ratio is 1.0, subject to reduction in an amount equal to one-half of the percentage of MAAC Class A Shares redeemed in connection with the Business Combination (i.e., if 10% of MAAC Class A Shares are so redeemed, then the MAAC Sponsor Exchange Ratio will be equal to 0.95), provided that in no event will the MAAC Sponsor Exchange Ratio be less than 0.75.

All Roivant Common Shares that are outstanding and held by Roivant equityholders immediately prior to the Closing (including Roivant Common Shares issued after the Closing upon the exercise or settlement of incentive equity awards that were held by Roivant equityholders immediately prior to the Closing) will be subject to restrictions on transfer for six months following the Closing, subject to customary exceptions. In addition, the MAAC Sponsor, the MAAC Independent Directors and certain Roivant equityholders have entered into Lock-Up Agreements and are subject to extended transfer restrictions.

For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination Proposal—Business Combination.”

Amendment No. 1 to the Business Combination Agreement

On June 9, 2021, MAAC entered into an amendment (the “BCA Amendment”) to the Business Combination Agreement. Pursuant to the BCA Amendment, the Business Combination Agreement was revised to reflect the execution of the Lock-Up Agreements described in this proxy statement/prospectus. In particular, the BCA Amendment revised the Business Combination Agreement to reflect the MAAC Independent Directors and Roivant entering into respective lock-up agreement substantially in the form attached to this proxy statement/prospectus as Annex F.

Conditions to the Closing

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:

•

there being no order or law issued by any court of competent jurisdiction or other governmental entity (i) in the United States or any other jurisdiction in which the Roivant and its subsidiaries conduct material operations or (ii) that is otherwise material, in each case, preventing the consummation of the transactions contemplated by the Business Combination Agreement in effect;

•

the registration statement — of which this proxy statement/prospectus forms a part — must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remains in effect with respect to the registration statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remains pending;

•

the approval of the Business Combination Agreement by the affirmative vote of the holders of the requisite number MAAC Shares being obtained in accordance with MAAC’s governing documents and applicable law;

•

the approval by Nasdaq of Roivant’s initial listing application in connection with the Business Combination and, immediately following the effective time of the Merger, Roivant satisfying any applicable initial and continuing listing requirements of Nasdaq, and Roivant not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the effective time of Merger, and Roivant Common Shares to be issued in connection with the Business Combination, being approved for listing on Nasdaq;

•

the aggregate cash proceeds from the Trust Account (after, for the avoidance of doubt, giving effect to any redemptions by MAAC stockholders in connection with the Business Combination) being equal to or greater than $210,000,000; and

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), Roivant having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

The obligations of the parties to the Business Combination Agreement to consummate the Business Combination are subject to additional conditions, as described more fully below in the section entitled “The Business Combination Proposal—Business Combination Agreement—Conditions to the Closing of the Business Combination.”

Other Agreements

The following agreements were entered into or will be entered into in connection with the Business Combination, the Business Combination Agreement and the other transactions contemplated thereby:

Support Agreements

Concurrently with the signing of the Business Combination Agreement, certain shareholders of Roivant entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with MAAC and Roivant, pursuant to which such shareholders of Roivant have agreed to, among other things, certain covenants and agreements to support, or that are otherwise related to, the Business Combination, including an agreement to terminate certain existing agreements between Roivant and such shareholders, an agreement to not transfer his, her or its Roivant Common Shares prior to the Closing and, in the case of certain Roivant shareholders also participating in the PIPE Financing, certain covenants related to the expiration or termination of the waiting period under the HSR Act, to the extent applicable, with respect to the issuance of Roivant Common Shares to such shareholder in connection with the Business Combination.

See the section entitled The Business Combination Proposal—Related Agreements.”

Lock-Up Agreements

On May 1, 2021 and June 9, 2021, Roivant, on the one hand, and the MAAC Sponsor, both of MAAC’s independent directors (the “MAAC Independent Directors”) and certain Roivant equityholders, on the other hand, entered into lock-up agreements substantially in the form attached to this proxy statement/prospectus as Annex F (the “Lock-Up Agreements”), pursuant to which, among other things, the MAAC Sponsor, the MAAC Independent Directors and such Roivant equityholders have agreed not to, subject to, and conditioned upon the effectiveness of, the Closing, effect any sale or distribution of the Roivant Common Shares (including those underlying incentive equity awards or Roivant Warrants) held by the MAAC Sponsor, the MAAC Independent Directors or such equityholders as of immediately following the Closing during the applicable lock-up period, subject to customary exceptions. The lock-up period applicable to Roivant Common Shares held by the MAAC Sponsor and MAAC Independent Directors as of immediately following the Closing will be (i) with respect to 25% of the Roivant Common Shares held by the MAAC Sponsor and MAAC Independent Directors, six months following the Closing, (ii) with respect to an additional 25% of the Roivant Common Shares held by the MAAC Sponsor and MAAC Independent Directors, the earlier of twelve months following the achievement of certain price-based vesting restrictions or six years from the Closing and (iii) with respect to 50% of the Roivant Common Shares held by the MAAC Sponsor and MAAC Independent Directors, thirty-six months following the Closing. The Roivant warrants and the Roivant Common Shares underlying warrants held by the MAAC Sponsor as of immediately following the Closing will be subject to a corresponding lock-up period for (a) with respect to 25% of such warrants held by the MAAC Sponsor, six months from the Closing, (b) with respect to an additional 25% of such warrants held by the MAAC Sponsor, twelve months from Closing and (c) with respect to 50% of such warrants held by the MAAC Sponsor, thirty-six months from the Closing. The lock-up period applicable to Roivant Common Shares held by certain Roivant equityholders as of immediately following the Closing (including those underlying incentive equity awards) will be (x) with respect to 25% of the Roivant Common Shares held by such Roivant equityholders (including those underlying incentive equity awards), six months following the Closing, (y) with respect to an additional 25% of the Roivant Common Shares held by such Roivant equityholders (including those underlying incentive equity awards), twelve months following the Closing and (z) with respect to 50% of the Roivant Common Shares (including those underlying incentive equity awards) held by such Roivant equityholders, thirty-six months following the Closing.

See the section entitled “The Business Combination Proposal—Related Agreements—Lock-Up Agreements.”

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, MAAC, MAAC Sponsor, Roivant and each of James C. Momtazee, George Barrett, Stephen Oesterle and Maria C. Walker, each of whom is a member of MAAC’s board of directors and/or management (collectively, the “MAAC Insiders”), entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things: (i) the MAAC Sponsor and the MAAC Insiders have each reaffirmed his, her or its obligations in existing arrangements with MAAC to vote in favor of each of the proposals to be voted upon at the meeting of MAAC stockholders in connection with the Business Combination, including approval of the Business Combination Agreement and the transactions contemplated thereby; (ii) the MAAC Sponsor has waived any adjustment to the conversion ratio set forth in the governing documents of MAAC or any other anti-dilution or similar protection with respect to the MAAC Class B Common Shares that may result from the transactions contemplated by the Business Combination; (iii) subject to, and conditioned upon, the occurrence of and effective as of, the Effective Time, the MAAC Sponsor and the MAAC Insiders have each agreed to terminate certain existing arrangements with MAAC, including existing registration rights and the existing lock-up obligations with respect to his, her or its MAAC Shares; (iv) the MAAC Sponsor and the MAAC Insiders that hold Roivant Common Shares immediately following the Effective Time will be granted the right to include his, her or its Roivant Common Shares in a resale registration statement to be filed in connection with the transactions contemplated by the Subscription Agreements following the Effective Time; (v) MAAC Sponsor, Roivant and MAAC have each agreed to certain covenants related to the expiration or termination of the waiting period under the HSR Act with respect to the issuance of Roivant Common Shares to the MAAC Sponsor in connection with the Business

Combination; and (vi) subject to, and conditioned upon the occurrence of, and effective as of immediately after, the Effective Time, (a) twenty percent of the Roivant Common Shares issued to the MAAC Sponsor in respect of its MAAC Class B Common Shares will be subject to the vesting conditions described below and the other restrictions set forth in the Sponsor Support Agreement (the “$15 Earn-Out Shares”) and (b) ten percent of the Roivant Common Shares issued to the MAAC Sponsor in respect of its MAAC Class B Common Shares will be subject to the vesting conditions described below and the other restrictions set forth in the Sponsor Support Agreement (the “$20 Earn-Out Shares” and, together with the $15 Earn-Out Shares, the “Earn-Out Shares”).

The $15 Earn-Out Shares will vest if the closing price of the Roivant Common Shares is greater than or equal to $15.00 over any twenty out of thirty trading day period during the five year period following the Closing, and the $20 Earn-Out Shares will vest if the closing price of the Roivant Common Shares is greater than or equal to $20.00 over any twenty out of thirty trading day period during the five year period following the Closing. The five year vesting period described in the preceding sentence will, if a definitive purchase agreement with respect to a Sale (as defined in the Sponsor Support Agreement) is entered into on or prior to the end of such period, be extended to the earlier of one day after the consummation of such Sale and the termination of such definitive transaction agreement, and if a Sale occurs during such five year (or, as applicable, longer) vesting period, then all of the Earn-Out Shares unvested as of such time will automatically vest immediately prior to the consummation of such Sale. If any Earn-Out Shares have not vested on or prior to the end of the five year (or, as applicable, longer) vesting period, then such Earn-Out Shares will be forfeited.

On June 9, 2021, MAAC, the MAAC Sponsor, Roivant and the MAAC Insiders entered into Amendment No. 1 to the Sponsor Support Agreement (“SSA Amendment”) pursuant to which the Sponsor Support Agreement was revised to reflect the MAAC Independent Directors and Roivant entering into respective Lock-Up Agreements. In particular, among other things, the SSA Amendment revised the Sponsor Support Agreement to subject the Roivant Common Shares issued to each MAAC Independent Director in respect of his or her MAAC Class B Shares to the same vesting conditions applicable to the Roivant Common Shares issued to the MAAC Sponsor. Specifically, (a) twenty percent of the Roivant Common Shares issued to each MAAC Independent Director will be treated as $15 Earn-Out Shares (as defined in the Sponsor Support Agreement) and (b) ten percent of the Roivant Common Shares issued to each MAAC Independent Director will be treated as $20 Earn-Out Shares (as defined in the Sponsor Support Agreement).

See the section entitled “The Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, certain Roivant shareholders entered into the Third Amended and Restated Registration Rights Agreement pursuant to which, among other things, Roivant will be obligated to file a registration statement to register the resale of certain Roivant Common Shares within 30 days after the consummation of the Business Combination and certain Roivant shareholders party thereto, subject to certain exceptions, will be granted certain customary registration rights as of the effective date of the Business Combination.

See the section entitled “The Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

Subscription Agreements

MAAC and Roivant entered into Subscription Agreements with certain institutional and accredited investors, pursuant to which such investors agreed to subscribe for and purchase, and MAAC agreed to issue and sell to such investors, prior to and substantially concurrently with the Closing, an aggregate of 22,000,000 MAAC Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $220,000,000. The MAAC Class A Shares to be offered and sold pursuant to the Subscription Agreements and the Roivant Common Shares (into which such MAAC Class A Shares are converted in connection with the Merger) have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. Each MAAC Class A Share issued in the PIPE Financing will be converted into one Roivant Common Share in the Merger.

The closing of the PIPE Financing is subject to customary conditions for a financing of this nature, including the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Roivant will grant the investors in the PIPE Financing certain customary registration rights with respect to their Roivant Common Shares following the Closing.

See the section entitled “The Business Combination Proposal—Related Agreements.”

Interests of Certain MAAC Persons in the Business Combination

When considering the recommendation of the MAAC board of directors to vote in favor of the Business Combination, you should be aware that, aside from their interests as stockholders, the MAAC Sponsor and the holders of the Founder Shares have other interests in the Business Combination that are different from, or in addition to, those of other MAAC stockholders generally. The MAAC board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to MAAC stockholders that they approve the Business Combination. MAAC stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•

MAAC’s directors and officers and the MAAC Sponsor have waived their right to redeem any Founder Shares and MAAC Class A Shares held by them (if any) in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the MAAC Sponsor paid an aggregate of $25,000 for the Founder Shares, which will convert into 10,267,956 MAAC Class A Shares held by the MAAC Sponsor and the MAAC Independent Directors in accordance with the terms of MAAC’s amended and restated certificate of incorporation and such securities will have a significantly higher value at the time of the Business Combination when such shares convert into shares in the combined company, as described further below:

	Shares of Class A Stock(1)	Value of Class A Stock(3)
MAAC Sponsor(2)	10,167,956	$101,679,560
George Barrett	50,000	$500,000
Stephen Oesterle	50,000	$500,000

(1)

Interests shown consist solely of Founder Shares, classified as Class B common stock. Such shares will automatically convert into Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment pursuant to the MAAC Sponsor Exchange Ratio. Share amounts are subject to the terms and conditions set forth in the Sponsor Support Agreement.

(2)

Patient Square Capital LLC is the record holder of the shares reported herein. James C. Momtazee is the managing member of Patient Square Capital LLC and has voting and dispositive power over such securities.

(3)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.

•

the fact that the MAAC Sponsor and MAAC’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if we fail to complete an initial business combination by October 9, 2022;

•

the fact that the MAAC Sponsor, in which certain of MAAC’s officers and directors hold a direct or indirect interest, purchased an aggregate of 10,214,365 warrants in a private placement from MAAC for an aggregate purchase price of $10,214,365 (or $1.00 per warrant), each of such private placement warrants is exercisable commencing on the later of 12 months from the closing of MAAC’s initial public offering and 30 days following the Closing for one MAAC Class A Share at $11.50 per share; if we do not consummate an initial business combination by October 9, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the private placement warrants held by the MAAC Sponsor will be worthless; the warrants held by the MAAC Sponsor had an aggregate market value of approximately $13,278,674.50 based upon the closing price of $1.30 per warrant on Nasdaq on August 5, 2021;

•

James C. Momtazee, Chairman, Chief Executive Officer and President of MAAC, is expected to be a director of Roivant after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the Roivant board of directors determines to pay to him and any applicable compensation as described under section “Executive Compensation—Director Compensation”;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the MAAC Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than MAAC’s independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of MAAC’s initial public offering against certain liabilities, including liabilities under the Securities Act; and

•

the fact that the MAAC Sponsor and MAAC’s officers and directors will lose their entire investment in us, which investment amount totaled $10,239,365, and will not be reimbursed for any out-of-pocket expenses, which totaled $23,418 as of June 17, 2021, if the Business Combination, or an alternative initial business combination, is not consummated by October 9, 2022.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding MAAC or its securities, the MAAC Sponsor, MAAC’s directors and officers, Roivant and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of MAAC Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on MAAC Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. MAAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of MAAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal—Interests of Certain MAAC Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Reasons for Approval of the Business Combination

MAAC’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, MAAC’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of MAAC’s board of directors may have given different weight to different factors.

For a more complete description of MAAC’s reasons for the approval of the Business Combination and the recommendation of MAAC’s board of directors, see the section entitled “The Business Combination—MAAC Board of Directors’ Reasons for the Business Combination.”

Redemption Rights

If you are a holder of MAAC Class A Shares, you have the right to redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the net proceeds of MAAC’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay taxes, if any) upon the closing of the transactions contemplated by the Business Combination Agreement.

Notwithstanding the foregoing, a holder of MAAC Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the MAAC Class A Shares.

Holders of the outstanding MAAC Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Agreement.

Under the Pre-Closing MAAC Certificate of Incorporation, the Business Combination may be consummated only if MAAC has at least $5,000,001 of net tangible assets after giving effect to redemptions by all holders of MAAC Class A Shares that properly demand redemption of their MAAC Class A Shares for cash.

You may exercise your redemption rights whether you vote your MAAC Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their MAAC Class A Shares and will no longer be stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer MAAC Class A Shares and public stockholders, the trading market for MAAC Class A Shares may be less liquid than the market for MAAC Class A Shares prior to the Business Combination and MAAC may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Roivant’s business will be reduced and the amount of working capital available to Roivant following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to MAAC Class A Shares will have no effect on the MAAC Warrants you may also hold.

If you are a holder of MAAC Class A Shares and wish to exercise your redemption rights, you are required to tender your share certificates or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) system, at your option, in each case until the date that is two business days prior to the initially scheduled vote to approve the Business Combination. Accordingly, you have until two days prior to the initial vote on the Business Combination to tender your shares if you wish to exercise your redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for you to use electronic delivery of your shares. If you exercise your redemption right, your shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $410,769,443.71, or $10.00 per MAAC Class A Share, as of August 5, 2021). Such amount, including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of MAAC’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your redemption rights.

MAAC’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

Any request for redemption, once made by a holder of MAAC Class A Shares, may be withdrawn at any time up to two days prior to the vote on the Business Combination Proposal at the MAAC Special Meeting. If you deliver your shares for redemption to MAAC’s transfer agent and later decide, prior to the MAAC Special Meeting, not to redeem your shares, you may request that MAAC’s transfer agent return the shares electronically.

No demand will be effectuated unless the holder’s MAAC Class A Shares have been delivered electronically to the transfer agent not later than two business days prior to the initially scheduled vote to approve the Business Combination.

If a holder of MAAC Class A Shares properly makes a request for redemption and the MAAC Class A Shares are delivered to MAAC’s transfer agent no later than two business days prior to the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, MAAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your MAAC Class A Shares for cash.

For a discussion of the material U.S. federal income tax considerations for holders of MAAC Class A Shares with respect to the exercise of these redemption rights, see “Material United States Tax Considerations—Tax Consequences of a Redemption of MAAC Public Shares.”

Board of Directors of Roivant Following the Business Combination

Following the Closing, it is expected that the Roivant Board will consist of nine directors determined by Roivant (upon reasonable prior consultation with MAAC) prior to the Effective Time, with one director, James C. Momtazee, being designated by MAAC, and the other directors being determined by Roivant (upon reasonable prior consultation with MAAC). See “Management After The Business Combination—Executive Officers and Directors.”

Information about the current MAAC directors and executive officers can be found in the section entitled “Where You Can Find Additional Information.”

Accounting Treatment

The Business Combination is a capital transaction in substance whereby MAAC will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated similar to an equity contribution in exchange for the issuance of Roivant shares. The net assets of MAAC, which are primarily comprised of cash and cash equivalents, will be stated at historical cost with no goodwill or other intangible assets recorded.

Appraisal Rights

Appraisal rights are not available to MAAC stockholders in connection with the Business Combination.

Proposals to be Put to the Stockholders of MAAC at the MAAC Special Meeting

The following is a summary of the proposals to be put to the MAAC Special Meeting.

The Business Combination Proposal. MAAC shall consummate the proposed initial Business Combination only if the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of MAAC Shares outstanding as of the date of the stockholder meeting held to consider such initial Business Combination.

The Nasdaq Proposal. MAAC shall consummate the proposed initial Business Combination only if the Nasdaq Proposal is approved by the affirmative vote of a majority of MAAC Shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote at the meeting.

The Adjournment Proposal. The affirmative vote of a majority of MAAC Shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote at the meeting, regardless of whether a quorum is present, is required to approve the Adjournment Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

Date, Time and Place of MAAC Special Meeting

The MAAC Special Meeting will be held on September 28, 2021, at 10:00 a.m., Eastern Time, via a virtual meeting. In light of COVID-19 pandemic and to support the well-being of MAAC’s stockholders and employees, the MAAC Special Meeting will be completely virtual. MAAC stockholders may attend the MAAC Special Meeting and vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/montesarchimedes/2021. MAAC Stockholders will need the control number that is printed on their proxy card to enter the MAAC Special Meeting. MAAC recommends that stockholders log in at least 15 minutes before the meeting to ensure they are logged in when the MAAC Special Meeting starts. MAAC stockholders will not be able to attend the MAAC Special Meeting in person.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the MAAC Special Meeting if you owned MAAC Shares at the close of business on August 10, 2021, which is the record date for the MAAC Special Meeting. You are entitled to one vote for each MAAC Share that you owned as of the close of business on the MAAC record date. If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. On the MAAC record date, there were 51,339,779 MAAC Shares outstanding.

Proxy Solicitation

MAAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. MAAC and its directors, officers and employees may also solicit proxies online. MAAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. MAAC will bear the cost of the solicitation.

MAAC has hired Okapi Partners LLC to assist in the proxy solicitation process. MAAC will pay to Okapi Partners LLC a fee of $19,500, plus disbursements.

MAAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MAAC will reimburse them for their reasonable expenses.

Quorum and Required Vote for Proposals for the MAAC Special Meeting

A quorum of MAAC stockholders is necessary to hold a valid meeting. A quorum will be present at the MAAC Special Meeting if a majority of the outstanding MAAC Shares as of the MAAC record date at the MAAC Special Meeting is represented virtually or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the MAAC Class B Common Shares, who currently own 20% of the issued and outstanding MAAC Shares, will count towards this quorum. As of the MAAC record date for the MAAC Special Meeting, 25,669,890 MAAC Shares would be required to achieve a quorum.

Approval of the Business Combination Proposal requires that the initial Business Combination be approved by the affirmative vote of the holders of a majority of MAAC Shares outstanding as of the date of the stockholder meeting held to consider such initial Business Combination. Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote thereon, regardless of whether a quorum is present. The MAAC board of directors has approved each of the proposals.

Recommendation to MAAC Stockholders

After careful consideration, MAAC’s board of directors recommends that MAAC’s stockholders vote “FOR” each proposal being submitted to a vote of MAAC’s stockholders at the MAAC Special Meeting.

For a more complete description of MAAC’s reasons for the approval of the Business Combination and the recommendation of MAAC’s board of directors, see the section entitled “The Business Combination—MAAC Board of Directors’ Reasons for the Business Combination.”

When you consider the recommendation of the board of directors to vote in favor of approval of the proposals, you should keep in mind that our sponsor and certain of our directors and officers have interests have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “The Business Combination—Interests of Certain MAAC Persons in the Business Combination.”

Comparison of Corporate Governance and Shareholder Rights

For a summary of the material differences among the rights of holders of Roivant Common Shares and holders of MAAC Shares see “The Business Combination Proposal—The Business Combination—Comparison of Corporate Governance and Shareholder Rights.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any federal or state regulatory requirements or approvals.

Summary of Risk Factors

You should consider carefully the risks described under “Risk Factors” in this proxy statement/prospectus. A summary of the risks that could materially and adversely affect our business, financial condition, operating results and prospects include the following:

Risks Related to Roivant’s Business and Industry

Unless the context otherwise requires, references in this subsection to “we,” “us,” “our” and the “Company” refer to Roivant and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.

•

Our limited operating history and the inherent uncertainties and risks involved in biopharmaceutical product development may make it difficult for us to execute on our business model and for you to assess our future viability.

•	We will likely incur significant operating losses for the foreseeable future and may never achieve or maintain profitability.

•

The ongoing global pandemic resulting from the outbreak of the novel strain of coronavirus, SARS-CoV-2, which causes COVID-19, could adversely impact our business, including our clinical trials and pre-clinical studies.

•	We may not be successful in our efforts to acquire, in-license or discover new product candidates.

•

Because we have multiple programs and product candidates in our development pipeline and are pursuing a variety of target indications and treatment approaches, we may expend our limited resources to pursue a particular product candidate and fail to capitalize on development opportunities or product candidates that may be more profitable or for which there is a greater likelihood of success.

•	We face risks associated with the Vant structure.

•

Clinical trials and pre-clinical studies are very expensive, time-consuming, difficult to design and implement and involve uncertain outcomes. We may encounter substantial delays in clinical trials, or may not be able to conduct or complete clinical trials or pre-clinical studies on the expected timelines, if at all.

•

Our approach to the discovery and development of product candidates from our targeted protein degradation platform is unproven, which makes it difficult to predict the time, cost of development and likelihood of successfully developing any product candidates from this platform.

•	We may not be successful in our efforts to acquire, in-license or discover new product candidates.

•	Certain of our product candidates, including our gene therapy product candidates, are novel, complex and difficult to manufacture.

•	Obtaining approval of a new drug is an extensive, lengthy, expensive and inherently uncertain process, and the FDA or another regulator may delay, limit or deny approval.

•

Our clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of product candidates that we may identify and pursue for their intended uses, which would prevent, delay or limit the scope of regulatory approval and commercialization.

•

Our product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval, cause us to suspend or discontinue clinical trials, abandon further development or limit the scope of any approved label or market acceptance.

•	We depend on the knowledge and skills of our senior leaders, and may not be able to manage our business effectively if we are unable to attract and retain key personnel.

•

Changes in funding for, or disruptions to the operations of, the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of our business may rely, which could negatively impact our business.

•	We will need to expand our organization and may experience difficulties in managing this growth, which could disrupt operations.

•

If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

•

If the patent applications we hold or have in-licensed with respect to our product candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for our product candidates or any future product candidate, it could dissuade companies from collaborating with us to develop product candidates, and threaten our ability to commercialize, future drugs.

•	Patent terms and their scope may be inadequate to protect our competitive position on current and future product candidates for an adequate amount of time.

Risks Related to MAAC and the Business Combination

•	The MAAC Sponsor and MAAC’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how MAAC’s public stockholders vote.

•

The MAAC Sponsor, MAAC’s directors and officers and their respective affiliates may elect to purchase shares from public stockholders in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the Roivant Common Shares.

•

If third parties bring claims against MAAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price in MAAC’s initial public offering).

•

MAAC has not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price MAAC is paying for the business is fair to MAAC’s stockholders from a financial point of view.

•

Since holders of MAAC’s founder shares and private placement warrants will lose their entire investment in us if MAAC’s initial business combination is not completed, a conflict of interest may arise in determining whether Roivant is an appropriate target for the Business Combination.

Risks Related to Roivant Following the Consummation of the Business Combination and Related to Ownership of Roivant Common Shares Following the Business Combination

•	Roivant will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

•

Roivant’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

•

Anti-takeover provisions in Roivant’s memorandum of association, proposed bye-laws and Bermuda law could delay or prevent a change in control, limit the price investors may be willing to pay in the future for Roivant Common Shares and could entrench management.

•

Roivant’s largest shareholders and certain members of Roivant’s management own a significant percentage of our stock and will be able to exert significant control over matters subject to shareholder approval.

Emerging Growth Company

Roivant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to non-emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Roivant intends to irrevocably elect not to avail itself of this extended transition period, and, as a result, will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Roivant will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of Roivant Common Shares pursuant to an effective registration statement or (b) in which it has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), and (2) the date on which (x) it is deemed to be a large accelerated filer, which means the market value of Roivant Common Shares that are held by non-affiliates exceeds $700 million as of the prior September 30th, or (y) the date on which it has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended March 31, 2021, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Roivant and MAAC, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

As MAAC does not represent a business for accounting purposes and its primary asset represents cash and cash equivalents, the Business Combination will be treated similar to an equity contribution in exchange for the issuance of Roivant Common Shares. The net assets of MAAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of MAAC Class A Shares into cash:

•	Assuming No Redemptions: This presentation of the no redemption scenario assumes that no MAAC stockholders exercise redemption rights with respect to their MAAC Class A Shares.

•

Assuming Maximum Redemptions: This presentation assumes that the maximum possible number of MAAC’s public stockholders exercise redemption rights with respect to their MAAC Class A Shares. This scenario assumes that 20,075,542 MAAC Class A Shares are redeemed for an aggregate redemption payment of approximately $200.8 million. The maximum redemption scenario is based on the maximum number of redemptions that may occur, but which would still provide the minimum proceeds consisting of Trust Account funds of $210 million to be contributed at Closing of the Business Combination.

(in thousands, except per share amounts)	Historical		Pro Forma
	Roivant	MAAC	No Redemptions Scenario	Maximum Redemptions Scenario
Statement of Operations Data—For the Year Ended March 31, 2021
Revenue, net	$23,795	—	$23,795	$23,795
Total operating expenses	1,094,693	4,469	1,570,355	1,570,355
Loss from operations	(1,070,898)	(4,469)	(1,546,560)	(1,546,560)
Net loss from continuing operations attributable to Roivant Sciences Ltd.	(809,234)	8,245	(1,275,230)	(1,276,133)
Basic and diluted net loss per share	(3.76)		(1.76)	(1.81)

(in thousands)	Historical		Pro Forma
	Roivant	MAAC	No Redemptions Scenario	Maximum Redemptions Scenario
Balance Sheet Data—As of March 31, 2021
Total current assets	$2,186,995	$1,700	$2,767,885	$2,567,094
Total assets	2,589,692	412,491	3,168,253	2,967,462
Total current liabilities	218,961	4,203	223,164	223,164
Total liabilities	527,687	44,716	578,235	573,297
Class A common stock subject to possible redemption	—	362,775	—	—
Redeemable non-controlling interest	22,491	—	22,491	22,491
Total shareholders’ equity (deficit)	2,039,514	5,000	2,567,527	2,371,674

TICKER SYMBOL AND DIVIDEND INFORMATION

MAAC

MAAC Units, MAAC Class A Shares and MAAC’s public warrants are currently listed on Nasdaq under the symbols “MAACU,” “MAAC” and “MAACW,” respectively. The MAAC Units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, Roivant Common Shares and Roivant Warrants will be listed on Nasdaq under the symbols “ROIV” and “ROIVW,” respectively.

Holders

As of March 10, 2021, there was one holder of record of MAAC Units, one holder of record of MAAC Class A Shares, three holders of record of MAAC Class B Shares and two holders of record of MAAC public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose MAAC Units, MAAC Class A Shares and MAAC Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

MAAC has not paid any cash dividends on the MAAC Class A Shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Board at such time.

Roivant

Historical market price information for Roivant Common Shares is not provided because there is no public market for Roivant Common Shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Roivant.”

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial statements and other financial information included herein, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

Investing in the Roivant Common Shares involves a high degree of risk. You should consider carefully the following risks, together with all the other information in this proxy statement/prospectus, including the combined and consolidated financial statements and notes thereto, as well as the risks, uncertainties and other information set forth in the reports and other materials filed or furnished by MAAC and by Roivant’s majority-controlled subsidiary Immunovant, Inc. (“Immunovant”), with the U.S. Securities and Exchange Commission (the “SEC”), before you invest in the Roivant Common Shares. The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, Roivant’s business, financial condition, results of operations and prospects. If any of the following risks or the risks included in the public filings of Immunovant actually materializes following the Business Combination, Roivant’s operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of the Roivant Common Shares could decline and you could lose part or all of your investment.

Risks Related to Roivant’s Business and Industry

Unless the context otherwise requires, references in this subsection “—Risks Related to Roivant’s Business and Industry” to “we,” “us,” “our” and the “Company” refer to Roivant and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.

Risks Related to Our Financial Position and Strategy

Our limited operating history and the inherent uncertainties and risks involved in biopharmaceutical product development may make it difficult for us to execute on our business model and for you to assess our future viability. We have never generated product revenue from the commercialization of our drug product candidates, and there is no guarantee that we will do so in the future.

We are a biopharmaceutical and healthcare technology company with a limited operating history upon which you can evaluate our business and prospects. We were formed in April 2014, and our operations to date have been limited to acquiring or in-licensing product candidates or developing technologies for the discovery, development, and commercialization of product candidates, starting or acquiring subsidiary businesses, which we refer to as the Vants, in which to house those product candidates or technologies, and hiring management teams to operate the Vants and oversee the development of our product candidates and technologies.

Our ability to execute on our business model and generate revenues depends on a number of factors including our ability to:

•	identify new acquisition or in-licensing opportunities;

•

successfully identify new product candidates through our computational discovery and targeted protein degradation platforms and advance those product candidates into pre-clinical studies and clinical trials;

•	successfully complete ongoing pre-clinical studies and clinical trials and obtain regulatory approvals for our current and future product candidates;

•	successfully market our healthcare technology products and services;

•	raise additional funds when needed and on terms acceptable to us;

•	attract and retain experienced management and advisory teams;

•

add operational, financial and management information systems and personnel, including personnel to support clinical, pre-clinical manufacturing and planned future commercialization efforts and operations;

•	launch commercial sales of product candidates, whether alone or in collaboration with others, including establishing sales, marketing and distribution systems;

•

initiate and continue relationships with third-party suppliers and manufacturers and have commercial quantities of product candidates manufactured at acceptable cost and quality levels and in compliance with the FDA and other regulatory requirements;

•	set acceptable prices for product candidates and obtain coverage and adequate reimbursement from third-party payors;

•	achieve market acceptance of product candidates in the medical community and with third-party payors and consumers; and

•	maintain, expand and protect our intellectual property portfolio.

If we cannot successfully execute any one of the foregoing, our business may not succeed and the price of our common shares may be negatively impacted.

Biopharmaceutical product development, which represents the core of our business model, is a highly speculative undertaking and involves a significant degree of risk. Our product candidates will require substantial development time – including extensive clinical, and in some cases pre-clinical, research and development – and resources before we would be able to apply for or receive applicable regulatory approvals and begin generating revenue from product sales.

We have not yet demonstrated an ability to successfully acquire regulatory clearance, develop or manufacture a commercial scale product, or arrange for a third-party to do so on our behalf, or conduct sales and marketing activities necessary for successful biopharmaceutical product commercialization. We have generated minimal revenues to date, and no revenues from the commercialization of our drug product candidates. Consequently, we have limited operations upon which to evaluate our business and predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing biopharmaceutical product candidates.

Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to predict the timing or amount of increased expenses, or when we will be able to generate any meaningful revenue or achieve or maintain profitability, if ever. Our expenses could increase beyond expectations if we are required by the FDA or comparable non-U.S. regulatory authorities to perform studies or clinical trials in addition to those that are currently anticipated or to otherwise provide data beyond that which we currently believe is necessary to support an application for marketing approval or to continue clinical development, or if there are any delays in any of our or our future collaborators’ clinical trials or the development of our product candidates that we may identify. Even if a product is approved for commercial sale, we could incur significant costs associated with the commercial launch of any such product.

We may never be able to develop or commercialize a marketable drug or achieve profitability. Revenue from the sale of any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain reimbursement at any price, the strength and term of patent exclusivity for the product, the competitive landscape of the product market, and whether we own the commercial rights for that territory. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to achieve sustained profitability would depress the value of our company and could impair our ability to raise capital, expand our business, expand our pipeline, market our product candidates, if approved, and pursue or continue our operations. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our shareholders’ equity and working capital.

We will likely incur significant operating losses for the foreseeable future and may never achieve or maintain profitability.

Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product candidate will fail to gain regulatory approval or become commercially viable. None of our current product candidates has received marketing approval anywhere in the world and we have not generated any product revenues from the commercial sale of our biopharmaceutical products. We cannot estimate with precision the extent of our future losses. We may never generate product revenue from the commercial sales of our product candidates or achieve profitability.

We expect to continue to incur substantial operating losses through the projected commercialization of our product candidates. Our ability to generate product revenue and achieve profitability is dependent on the ability to complete the development of our product candidates, obtain necessary regulatory approvals and manufacture and successfully market product candidates alone or in collaboration with others.

If we do successfully obtain regulatory approval to market product candidates, our revenue will be dependent upon, in part and among other things, the size of the markets in the territories for which we gain regulatory approval, the number of competitors in such markets, the accepted price for product candidates and whether we own the commercial rights for those territories. If the indication approved by regulatory authorities is narrower than expected, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of our product candidates, even if approved. We cannot assure you that we will be profitable even if we successfully commercialize our product candidates.

The ongoing global pandemic resulting from the outbreak of the novel strain of coronavirus, SARS-CoV-2, which causes COVID-19, could adversely impact our business, including our clinical trials and pre-clinical studies.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. In December 2019, a novel strain of coronavirus, SARS-CoV-2, which causes COVID-19, emerged. COVID-19 has since spread globally, including to the countries in which we and our other business partners conduct business. Governments in affected regions have implemented, and may continue to implement or re-implement, safety precautions, including quarantines, travel restrictions, business closures, cancellations of public gatherings and other measures they deem necessary. Like many other organizations and individuals, we and our employees have taken additional steps to avoid or reduce infection, including limiting travel and implementing remote work arrangements. We will continue to actively monitor the situation and may take further actions that could alter our business operations as may be required by national, state or local authorities, or that we determine are in the best interests of our employees and shareholders.

As a result of the COVID-19 pandemic and policy responses to it, in April and May 2020 we initially observed a decrease in both patient screening and patient enrollment in certain of our ongoing clinical trials. Patient screening and the number of patients eligible for enrollment in our clinical trials has since returned to expected levels. However, some of our development programs have been delayed. Together with our investigators and clinical sites, we continue to assess the impact of the coronavirus pandemic on enrollment and the ability to maintain patients enrolled in our clinical trials and the corresponding impact on the timing of the completion of our ongoing clinical trials. We have experienced, or may in the future experience, disruptions as a result of COVID-19 or future pandemics that severely impact our business, clinical trials and pre-clinical studies, including:

•	delays or difficulties in enrolling patients in our clinical trials, and the consequences of such delays or difficulties, including terminating clinical trials prematurely;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

•	delays or disruptions in non-clinical experiments due to unforeseen circumstances at contract research organizations (“CROs”), and vendors along their supply chain;

•	increased rates of patients withdrawing from our clinical trials following enrollment as a result of contracting COVID-19, being forced to quarantine or not accepting home health visits;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

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interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial subject visits and study procedures (particularly any procedures that may be deemed non-essential), which may impact the integrity of subject data and clinical study endpoints;

•	interruption or delays in the operations of the FDA and comparable non-U.S. regulatory agencies, which may impact review and approval timelines;

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interruption of, or delays in receiving, supplies of our product candidates from our contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;

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limitations on employee resources that would otherwise be focused on the conduct of our clinical trials and pre-clinical studies, including because of sickness of employees or their families, the desire of employees to avoid contact with large groups of people, an increased reliance on working from home or mass transit disruptions;

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other disruptions to our business generally, including from the transition to remote working for the majority of our employees and the implementation of new health and safety requirements for our employees; and

•	waiver or suspension of patent or other intellectual property rights.

These and other factors arising from the COVID-19 pandemic, including risks relating to the emergence of new variants, the efficacy and availability of vaccines and rates of vaccination, the pandemic worsening in countries that are already afflicted with COVID-19 or the COVID-19 pandemic continuing to spread to additional countries or returning to countries where the pandemic has been partially contained, could further adversely impact our ability to conduct clinical trials and our business generally, and could have a material adverse impact on our operations and financial condition and results.

We are continuing to monitor potential delays or other impacts on our business, our clinical trials, healthcare systems and the global economy as a whole. These effects could have a material impact on our business, operations and financial results.

To the extent the COVID-19 pandemic adversely affects our business, operations and financial results, it may also have the effect of heightening many of the other risks described elsewhere in “Risk Factors,” such as those relating to our clinical development operations, the supply chain for our ongoing and planned clinical trials and our ability to seek and receive regulatory approvals for our product candidates.

We may not be successful in our efforts to acquire, in-license or discover new product candidates.

The success of our business is highly dependent on our ability to successfully identify new product candidates, whether through acquisitions or in-licensing transactions, or through our internal discovery capabilities. Our acquisition and in-licensing efforts focus on identifying assets in development by third parties across a diverse range of therapeutic areas that, in our view, are underutilized or undervalued. Our strategy often entails designing low-cost studies that result in quick “go/no-go” decisions when deciding whether or how to proceed with future development for a given asset, once acquired. We may decide to proceed with the development of a drug candidate on this basis and later determine that the more costly and time intensive trials do not support the initial value the product was thought to hold. Even if a product candidate does prove to be valuable, its value may be less than anticipated at the time of investment. We may also face competition for attractive investment opportunities. A number of entities compete with us for such opportunities, many of which have considerably greater financial and technical resources. If we are unable to identify a sufficient number of such product candidates, or if the product candidates that we identify do not prove to be as valuable as anticipated, we will not be able to generate returns and implement our investment strategy and our business and results of operations may suffer materially.

Our drug discovery efforts are centered on our targeted protein degradation platform and our computational discovery technology. As a company we have relatively limited experience in drug discovery generally, with targeted protein degradation as an approach to target inhibition and with computational discovery as a technology. Our future success depends, in part, on our ability to successfully use targeted protein degradation and computational discovery technology to identify promising new product candidates.

Very few small molecule product candidates using targeted protein degradation, such as the product candidates which may be generated by our targeted protein degradation platform, have been tested in humans and none has been approved in the United States or Europe. The data underlying the feasibility of developing therapeutic products based on protein degradation technology is both preliminary and limited. We have not yet succeeded and may not succeed in advancing any product candidates developed using our targeted protein degradation platform into clinical trials, demonstrating the efficacy and safety of such product candidates or obtain marketing approval thereafter. As a result, it is difficult to predict the time and cost of protein degrader product candidate development and we cannot predict whether the application of our targeted protein degradation platform will result in the development and marketing approval of any products. Any problems we experience in the future related to this platform or any of our related development programs may cause significant delays or unanticipated costs or may prevent the development of a commercially viable product. Any of these factors may prevent us from completing our preclinical studies or any clinical trials that we may initiate or commercializing any internally discovered product candidates we may develop on a timely or profitable basis, if at all.

Although we believe that our computational discovery platform has the potential to identify more promising molecules than traditional research methods and to accelerate drug discovery efforts, our focus on using our platform technology to discover and design molecules with therapeutic potential may not result in the discovery and development of commercially viable products for us. Computational discovery is a relatively new approach to drug development. As an organization, we have not yet developed any product candidates using this technology that have advanced into clinical trials and we may fail to identify potential product candidates for clinical development. Even if we are able to advance product candidates identified through our computational discovery platform into clinical trials, those trials may not be successful in demonstrating the efficacy and safety of such product candidates and, as a result, we may not be able to obtain regulatory approvals for those product candidates.

Any such failure to in-license or acquire new product candidates from third parties, or to discover new product candidates using our targeted protein degradation or computational discovery platforms would have a material adverse effect on our business, financial condition, results of operations and prospects.

Because we have multiple programs and product candidates in our development pipeline and are pursuing a variety of target indications and treatment approaches, we may expend our limited resources to pursue a particular product candidate and fail to capitalize on development opportunities or product candidates that may be more profitable or for which there is a greater likelihood of success.

We have limited financial and management resources. As a result, we may forego or delay pursuit of opportunities with potential target indications or product candidates that later prove to have greater commercial potential than our current and planned development programs and product candidates. Our resource allocation decisions may cause us to fail to capitalize on viable commercial product candidates or profitable market opportunities. Our spending on current and future research and development programs and other future product candidates for specific indications may not yield any commercially viable future product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may be required to relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future product candidates.

Additionally, we may pursue additional in-licenses or acquisitions of product candidates or programs, which entails additional risk to us. Identifying, selecting and acquiring promising product candidates requires substantial technical, financial and human resources expertise. Efforts to do so may not result in the actual acquisition or license of a successful product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. For example, if we are unable to identify programs that ultimately result in approved products, we may spend material amounts of our capital and other resources evaluating, acquiring and developing products that ultimately do not provide a return on our investment.

We face risks associated with the Vant structure.

We develop our product candidates in the Vants, which operate similarly to independent biopharmaceutical companies. While we believe that there are significant competitive advantages to this structure, as compared to traditional pharmaceutical companies or smaller biopharma companies, the Vant structure also poses certain risks for our business.

Operating the Vants independently, rather than under a centralized, consolidated management team, may result in increased costs at the Vants, as certain functions or processes, including clinical and non-clinical personnel, business development, finance, accounting, human resources and legal functions, are replicated across the Vants. There may also be certain start-up costs, associated with the establishment of a new Vant or integration of a newly acquired business into a Vant, which are greater under the Vant model than they would be under a centralized model. The use of the Vant model may also entail increased costs at Roivant centrally, including the time and expenses associated with hiring Vant CEOs and management teams, overseeing Vant equity incentive arrangements and managing compliance-related risks, including the internal controls, reporting systems and procedures necessary for Roivant to operate as a public company. We may also be exposed to increased “key employee” risks, in the event a Vant CEO were to depart, including the loss of other senior Vant personnel, potentially resulting in significant delays to the development programs at the Vant. These increased expenses, complexities and other challenges may make using and scaling the Vant model more challenging and costly than it would be for a traditional pharmaceutical company to both operate and expand the number of product candidates under development, which could have a material adverse effect on our consolidated business, financial condition, results of operations or prospects. This decentralized model could also make compliance with applicable laws and regulations more challenging to monitor and may expose us to increased costs that could, in turn, harm our business, financial condition, results of operations or prospects.

In addition, a single or limited number of the Vants may, now or in the future, comprise a large proportion of our value. Similarly, a large proportion of our consolidated revenues may in the future be derived from one or a small number of Vants. Any adverse development at those Vants, including the termination of a key license agreement or other loss of the intellectual property underlying a product candidate or the failure of a clinical trial for a product candidate under development at the Vant, could have a material adverse effect on our consolidated business, financial condition, results of operations or prospects.

We manage the Vants in part through Roivant designees who serve on the Vant boards of directors. In their capacities as directors, those individuals owe fiduciary duties to the Vants and its shareholders under applicable law, which may at times require them to take actions that are not directly in Roivant’s interest. To the extent any such actions have an adverse effect on the value of Roivant’s ownership interest in the Vant, it could further adversely impact our consolidated business, financial condition, results of operations or prospects.

Our business may suffer reputational harm due to failures of our product candidates.

The failure of any of our product candidates could have a lasting negative impact on our reputation, which could, in turn, impact our ability to successfully enter into future licensing arrangements or other transactions with potential counterparties, raise future capital or attract key personnel to join us. As a result, our business and prospects would be materially harmed and our results of operations and financial condition would likely suffer materially.

We face risks associated with potential future payments related to our product candidates.

Our model for asset in-licensing transactions typically involves a low upfront payment combined with milestone and royalty payments contingent upon the achievement of certain future development and commercial events. These arrangements generally involve a payment or payments upon certain regulatory milestones, including regulatory approval, and then upon achieving specified levels of sales, with ongoing royalty payments which can extend for up to the life of a product. These payments may become due before a product is generating revenues, in which case we may not have sufficient funds available to meet our obligations. If this were to occur, we would default on our payment obligations and could face penalties, delays in development or reputational damage. Even if a product is commercialized and generating revenue, payments could become due that are so large that the investment is not profitable or is less profitable than anticipated. For example, this could occur if at the time of the initial investment, we overestimated the value of the product and agreed to a payment schedule using these inflated estimates. If we are unable to make milestone and royalty payments related to our product candidates when due, our business and prospects could suffer.

Our investment strategy and future growth relies on a number of assumptions, some or all which may not be realized.

Our investment strategy and plans for future growth rely on a number of assumptions, including, in the case of our biopharmaceutical product candidates, assumptions related to adoption of a particular therapy, incidence of an indication, use of a product candidate versus competitor therapies and size of patient populations. Some or all of these assumptions may be incorrect. We cannot accurately predict whether our product candidates will achieve significant market acceptance in line with these assumptions or whether there will be a market for our product candidates that reaches that which is anticipated. If any of these assumptions are incorrect or overstated, our results and future prospects will be materially and adversely affected.

If we enter into acquisitions or strategic partnerships, this may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

We may engage in various acquisitions and strategic partnerships in the future, including licensing or acquiring new product candidates, intellectual property rights, technologies or businesses. Any acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of indebtedness or contingent liabilities;

•	the issuance of our or our subsidiaries’ equity securities which would result in dilution to our shareholders;

•	assimilation of operations, intellectual property, products and product candidates of an acquired company, including difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such an acquisition or strategic partnership;

•	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

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risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates, intellectual property, and regulatory approvals; and

•	our inability to generate revenue from acquired intellectual property, technology and/or products sufficient to meet our objectives or even to offset the associated transaction and maintenance costs.

In addition, if we undertake such a transaction, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

We face risks associated with our ongoing strategic alliance with Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”), as well as other acquisitions, partnerships, alliances or strategic transactions we may undertake in the future.

In December 2019, Roivant and Sumitomo completed various transactions in connection with the formation of a strategic alliance between the companies, including (i) Sumitomo indirectly acquiring from us our controlling equity interests in five affiliates, (ii) our granting Sumitomo options to purchase, subject to certain exceptions, our existing equity interests in six other privately-held Roivant affiliates, (iii) our granting Sumitomo access to key elements of our proprietary technology platforms and (iv) issuing our common shares to Sumitomo. In exchange, Sumitomo made a $3.0 billion upfront cash payment to us upon the closing of the transactions.

We face a number of risks in connection with our transactions with Sumitomo, including, but not limited to:

•	diversion of management time and focus away from operating our business;

•	reliance on certain employees of the alliance with Sumitomo who will continue to provide key services for us, including information technology services;

•	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from these transactions;

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risks arising from technological and data platforms shared between us and the alliance with Sumitomo, such as DrugOme, including data or other security breaches at Sumitomo or its affiliates that could, in turn, impact us, or disputes over ownership of intellectual property between us and the alliance with Sumitomo, which could impact our access to those platforms;

•	non-competition obligations arising from the formation of the alliance with Sumitomo;

•	coordination of research and development efforts; and

•	litigation or other claims, including claims from terminated employees, customers, former shareholders or other third parties.

We may also face similar risks in connection with any other mergers, acquisitions, divestitures or strategic alliances that we have undertaken in the past or may undertake in the future, including our acquisition of Oncopia Therapeutics, which closed in November 2020, and of Silicon Therapeutics, which closed in March 2021. If we acquire businesses with promising technologies, we may not be able to realize the benefits of acquiring such businesses, including any anticipated synergies between the acquired business and our existing business, if we are unable to successfully integrate them with our existing operations, technology and company culture.

In addition, any such mergers, acquisitions, divestitures or strategic alliances may be complex, time consuming and expensive to execute and may be subject to regulatory requirements that could impact our business. There can be no guarantee that we will be able to successfully consummate such acquisitions or other transactions, which could result in a significant diversion of management and other employee time, as well as substantial out-of-pocket costs. For example, on March 8, 2021, we filed an amendment to our Schedule 13D relating to our ownership interest in Immunovant announcing our intention to propose to Immunovant that Roivant and Immunovant evaluate a potential transaction pursuant to which Roivant or an affiliate would acquire all of the issued and outstanding shares of Immunovant’s common stock not currently owned by Roivant (the “Potential Immunovant Transaction”). Following such filing, we explored a range of possible transactions involving Immunovant, which included discussions with Immunovant with respect to the Potential Immunovant Transaction, but, as disclosed in the amendment to our Schedule 13D relating to our ownership interest in Immunovant filed on August 2, 2021, we and Immunovant ultimately agreed on a significant cash primary equity investment by us in Immunovant, and we made such cash primary equity investment on August 2, 2021.

If any acquisitions or other transactions are not completed for any reason, we may incur significant costs and the market price of our common shares may decline. In addition, even if an acquisition is consummated, the integration of the acquired business, product or other assets into our Company may be complex and time-consuming, and we may not achieve the anticipated benefits, cost-savings or growth opportunities we expect. Potential difficulties that may be encountered in the integration process include the following: integrating personnel, operations and systems; coordinating geographically dispersed organizations; distracting management and employees from current operations; maintaining the existing business relationships of the acquired company; and managing inefficiencies associated with integrating the operations of the Company and the acquired business, product or other assets. For biopharmaceutical businesses we have acquired or may acquire in the future, or alliances or joint ventures in the biopharmaceutical industry, we may encounter numerous difficulties in developing, manufacturing and marketing any new drugs related to such businesses, which may delay or prevent us from realizing the expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, alliance or partnership, we will achieve the expected synergies to justify the transaction.

Our failure to address these risks or other problems encountered in connection with the strategic alliance with Sumitomo, or other past or future acquisitions, partnerships or strategic alliances could cause us to fail to realize the anticipated benefits of these transactions, incur unanticipated liabilities and harm our business generally. There is also a risk that current or future acquisitions will result in the shareholder litigation, incurrence of debt, contingent liabilities, amortization expenses or incremental operating expenses, any of which could harm our financial condition or results of operations.

If we obtain a controlling interest in additional companies in the future, it could adversely affect our operating results and the value of our common shares, thereby disrupting our business.

As part of our strategy, we expect to form and invest in additional wholly-owned and majority-owned subsidiaries. Investments in our existing and any future subsidiaries involve numerous risks, including, but not necessarily limited to, risks related to:

•	conducting research and development activities in new therapeutic areas or treatment approaches in which we have little to no experience;

•	diversion of financial and managerial resources from existing operations;

•	actual or potential conflicts among new and existing Vants to the extent they have overlapping or competing areas of focus or pipeline products;

•	successfully negotiating a proposed acquisition, in-license or investment in a timely manner and at a price or on terms and conditions favorable to us;

•	successfully combining and integrating a potential acquisition into our existing business to fully realize the benefits of such acquisition;

•	the impact of regulatory reviews on a proposed acquisition, in-license or investment; and

•	the outcome of any legal proceedings that may be instituted with respect to the proposed acquisition, in-license or investment.

If we fail to properly evaluate potential acquisitions, in-licenses, investments or other transactions associated with the creation of new research and development programs or the maintenance of existing ones, we might not achieve the anticipated benefits of any such transaction, we might incur costs in excess of what we anticipate, and management resources and attention might be diverted from other necessary or valuable activities.

We will require additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of our product candidates.

We expect to spend substantial capital to complete the development of, seek regulatory approvals for and commercialize our biopharmaceutical product candidates, as well as to advance the development of our healthcare technologies. Because the length of time and activities associated with successful development of our biopharmaceutical product candidates is highly uncertain, and due to the inherent challenges and uncertainties associated with the development of novel healthcare technologies, we are unable to estimate with certainty the actual funds we will require to execute on our strategy.

Our future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:

•	with respect to our biopharmaceutical product candidates:

•	the cost and timing of newly launched product candidates or Vants;

•	the initiation, timing, progress, costs and results of pre-clinical studies and clinical trials for our product candidates;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable non-U.S. regulatory authorities globally;

•	the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or any of our current or future product candidates;

•	the cost and timing of completion of pre-clinical, clinical and commercial manufacturing activities;

•	the cost of establishing sales, marketing and distribution capabilities for our product candidates in regions where we choose to commercialize our product candidates on our own;

•	the initiation, progress, timing and results of our commercialization of our product candidate, if approved for commercial sale; and

•	other costs associated with preparing the commercial launch of our product candidates;

•	for our healthcare and drug discovery technologies:

•	the costs related to hiring and retaining employees with the expertise necessary to manage these technologies;

•	investments in wet labs, computational resources and other facilities; and

•	the costs needed to update, maintain and improve these technologies and the infrastructure underlying these technologies, including with respect to data protection and cybersecurity.

We cannot be certain that additional capital will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of any product candidate, delay the launch or expansion of a given healthcare technology product or potentially discontinue our operations altogether. In addition, attempting to secure additional capital may divert the time and attention of our management from day-to-day activities and harm our business. Because of the numerous risks and uncertainties associated with our business, we are unable to estimate the amounts of increased capital outlays, operating expenditures and capital requirements associated with our current product development programs and technology products.

We expect that significant additional capital will be needed in the future to continue our planned operations, including with respect to fulfilling our and the Vants’ human resources needs, which may be costly. Until such time, if ever, that we can generate substantial revenues, we expect to continue to finance our cash needs through a combination of equity offerings, debt financings, strategic alliances and license and development agreements or other collaborations both at our parent and at certain affiliates. To the extent that we raise additional capital by issuing equity securities at the parent or subsidiary level, our existing shareholders’ ownership, or our ownership in our subsidiaries, may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that could harm the rights of a common shareholder. Additionally, any agreements for future debt or preferred equity financings, if available, may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or technologies, or grant licenses on terms that may not be favorable to us. The foregoing restrictions associated with potential sources of additional capital may make it more difficult for us to raise additional capital or to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Risks Related to the Development of Our Product Candidates

Clinical trials and pre-clinical studies are very expensive, time-consuming, difficult to design and implement and involve uncertain outcomes. We may encounter substantial delays in clinical trials, or may not be able to conduct or complete clinical trials or pre-clinical studies on the expected timelines, if at all.

Our biopharmaceutical product candidates are in clinical development or pre-clinical studies and will require extensive clinical testing before an Investigational New Drug (“IND”), New Drug Application (“NDA”) or other similar application for regulatory approval, such as a Biologics License Application (“BLA”), may be submitted. We cannot provide you any assurance that we will submit an IND, NDA or other similar application for regulatory approval for our product candidates within projected timeframes or whether any such application will be approved by the relevant regulatory authorities.

Clinical trials and pre-clinical studies are very expensive, time-consuming and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. For instance, the FDA, an institutional review board (“IRB”) or other regulatory authorities may not agree with the proposed analysis plans or trial design for the clinical trials of our product candidates, and during any such review, may identify unexpected efficacy or safety concerns, which may delay the approval of an NDA or similar application. The FDA may also find that the benefits of any product candidate in any applicable indication do not outweigh its risks in a manner sufficient to grant regulatory approval.

The FDA or other regulatory authorities may also not agree with the scope of our proposed investigational plan. For example, they may find that our proposed development program is not sufficient to support a marketing authorization application, or that the proposed indication is considered to be too broad. Moreover, the FDA or other regulatory authorities may also refuse or impose certain restrictions on our reliance on data supporting our marketing authorization application should such data originate from studies outside of the relevant jurisdiction. In each case, this could delay the clinical development timeline for a given product candidate.

Failures can occur at any stage of clinical trials or pre-clinical studies, and we could encounter problems that cause us to abandon or repeat clinical trials or pre-clinical studies. In addition, results from clinical trials or pre-clinical studies may require further evaluation, delaying the next stage of development or submission of an NDA or similar application. Further, product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through nonclinical studies and initial clinical trials, and such product candidates may exhibit safety signals in later stage clinical trials that they did not exhibit in pre-clinical or early-stage clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in or the discontinuation of advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials or studies. Likewise, the results of early clinical trials or pre-clinical studies of our product candidates may not be predictive of the results of planned development programs, and there can be no assurance that the results of studies conducted by collaborators or other third parties will be viewed favorably or are indicative of our own future trial results.

The commencement and completion of pre-clinical studies and clinical trials may be delayed by several factors, including:

•	failure to obtain regulatory authorization to commence a trial or reaching consensus with regulatory authorities regarding the design or implementation of our studies;

•	other regulatory issues, including the receipt of any inspectional observations on FDA’s Form-483, Warning or Untitled Letters, clinical holds, or complete response letters;

•	unforeseen safety issues, or subjects experience severe or unexpected adverse events;

•	occurrence of serious adverse events in trials of the same class of agents conducted by other sponsors;

•	lack of effectiveness during clinical trials;

•	resolving any dosing issues, including those raised by the FDA or other regulatory authorities;

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inability to reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	slower than expected rates of patient recruitment or failure to recruit suitable patients to participate in a trial;

•	failure to add a sufficient number of clinical trial sites;

•	unanticipated impact from changes in or modifications to protocols or clinical trial design, including those that may be required by the FDA or other regulatory authorities;

•	inability or unwillingness of clinical investigators or study participants to follow our clinical and other applicable protocols or applicable regulatory requirements;

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an IRB or ethics committee (“EC”) refusing to approve, suspending, or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

•	premature discontinuation of study participants from clinical trials or missing data;

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failure to manufacture or release sufficient quantities of our product candidate or failure to obtain sufficient quantities of active comparator medications for our clinical trials, if applicable, that in each case meet our quality standards, for use in clinical trials;

•	inability to monitor patients adequately during or after treatment; or

•	inappropriate unblinding of trial results.

In addition, disruptions caused by the COVID-19 pandemic increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials. Further, we, the FDA or other regulatory authorities may suspend our clinical trials in an entire country at any time, or an IRB/EC may suspend our clinical trial sites within any country, if it appears that we or our collaborators are failing to conduct a trial in accordance with applicable regulatory requirements, including GCP regulations, that we are exposing participants to unacceptable health risks, or if the FDA or other regulatory authority finds deficiencies in our IND or equivalent applications for other countries or in the manner in which clinical trials are conducted. Therefore, we cannot predict with any certainty the schedule for commencement and completion of future clinical trials.

If we experience delays in the commencement or completion of our clinical trials, or if we terminate a clinical trial prior to completion, the commercial prospects of our product candidates could be harmed, and our ability to generate product revenue from any of our product candidates, if approved, may be delayed. In addition, any delays in our clinical trials could increase our costs, cause a decline in our share price, slow down the approval process, and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may harm our business, financial condition and results of operations. In addition, many of the factors that cause or lead to a termination or suspension of, or delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. We may make formulation or manufacturing changes to our product candidates, in which case we may need to conduct additional pre-clinical or clinical studies to bridge our modified product candidates to earlier versions. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize our product candidates and our competitors may be able to bring product candidates to market before we do, and the commercial viability of our product candidates could be significantly reduced.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or other regulatory authorities. The FDA or other regulatory authorities may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected the integrity of the study. The FDA or other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of any of our product candidates.

In addition, for our product candidates in clinical development, prior to our acquisition of the rights to those product candidates we had no involvement with or control over the pre-clinical or clinical development of those product candidates. We are therefore dependent on our licensing and other transaction partners having conducted such research and development in accordance with the applicable protocol and legal, regulatory and scientific standards, having accurately reported the results of all clinical trials and other research they conducted prior to our acquisition of the rights to product candidates, having correctly collected and interpreted the data from these trials and other research and having supplied us with complete information, data sets and reports required to adequately demonstrate the results reported through the date of our acquisition of these product candidates. Problems associated with the pre-acquisition development of our product candidates could result in increased costs and delays in the development of our product candidates, which could harm our ability to generate any future revenue from sales of product candidates, if approved.

Our approach to the discovery and development of product candidates from our targeted protein degradation platform is unproven, which makes it difficult to predict the time, cost of development and likelihood of successfully developing any product candidates from this platform.

Treating diseases using targeted protein degradation is a new treatment approach. Our future success depends in part on the successful development of this novel therapeutic approach. Very few small molecule product candidates using targeted protein degradation have been tested in humans. None have been approved in the United States or Europe, and the data underlying the feasibility of developing these types of therapeutic products is both preliminary and limited. If any adverse learnings are made by other developers of chimeric targeting molecules, development of these product candidates could be materially impacted, which could in turn adversely impact our financial condition and future growth.

The scientific research that forms the basis of our efforts to develop our degrader product candidates is ongoing and the scientific evidence to support the feasibility of developing these treatments is both preliminary and limited. In addition, we may be unable to replicate the scientific evidence supporting our protein degrader candidates observed by our academic collaborators in commercial laboratories.

Further, certain cancer patients have shown inherent primary resistance to approved drugs that inhibit disease-causing proteins and other patients have developed acquired secondary resistance to these inhibitors. Although we believe our products candidates may have the ability to degrade the specific mutations that confer resistance to currently marketed inhibitors of disease-causing enzymes, any inherent primary or acquired secondary resistance to our product candidates in patients, or if the research proves to be contradicted, would prevent or diminish their clinical benefit.

We have not yet completed IND-enabling work for, or initiated a clinical trial of, any product candidate associated with our targeted protein degradation platform and we have not yet assessed the safety of any of these product candidates in humans. Although some of our product candidates have produced observable results in animal studies, there is a limited safety data set for their effects in animals. In addition, these product candidates may not demonstrate the same chemical and pharmacological properties in humans and may interact with human biological systems in unforeseen, ineffective or harmful ways. As a result, there could be adverse effects from treatment with any of our current or future product candidates that we cannot predict at this time.

Additionally, the regulatory approval process for novel product candidates such as those associated with our targeted protein degradation platform is uncertain and can be more expensive and take longer than for other, better-known or extensively studied classes of product candidates. Although other companies are also developing therapeutics based on targeted protein degradation, no product candidates of this type have been approved in the United States or Europe. As a result, it is difficult for us to predict the time and cost of developing our product candidates and we cannot predict whether any of these product candidates will receive marketing approval or achieve commercial acceptance. Any development problems we experience in the future related to our targeted protein degradation platform or any of our related research programs may cause significant delays or unanticipated costs or may prevent the development of a commercially viable product. Any of these factors may prevent us from completing our pre-clinical studies or any clinical trials that we may initiate, as well as from commercializing any product candidates we may develop on a timely or profitable basis, if at all.

Certain of our product candidates, including our gene therapy product candidates, are novel, complex and difficult to manufacture. We could experience manufacturing problems that result in delays in our development or commercialization programs or otherwise harm our business.

The manufacturing processes our contract manufacturing organizations (“CMOs”) use to produce our product candidates are complex, novel and have not necessarily been validated for commercial use. Several factors could cause production interruptions, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers.

Our gene therapy product candidates may require processing steps that are more complex than those required for most small molecule drugs. Moreover, unlike small molecules, the physical and chemical properties of biologics generally cannot be fully characterized. As a result, assays of the finished product may not be sufficient to ensure that the product is consistent from lot-to-lot or will perform in the intended manner. Accordingly, our CMOs must employ multiple steps to control the manufacturing process to assure that the process is reproducible and the product candidate is made strictly and consistently in compliance with the process. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims or insufficient inventory to conduct clinical trials or supply commercial markets. We may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet the FDA, the EU or other applicable standards or specifications with consistent and acceptable production yields and costs.

In addition, the FDA, the European Medicines Agency (the “EMA”) and other comparable regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other comparable regulatory authorities may require that we not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause us to delay product launches or clinical trials, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects.

Our CMOs also may encounter problems hiring and retaining the experienced scientific, quality assurance, quality-control and manufacturing personnel needed to operate our manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements. Any problems in our CMOs’ manufacturing process or facilities could result in delays in planned clinical trials and increased costs, and could make us a less attractive collaborator for potential partners, including larger biotechnology companies and academic research institutions, which could limit access to additional attractive development programs. Problems in our manufacturing process could restrict our ability to meet potential future market demand for products.

We may encounter difficulties enrolling and retaining patients in clinical trials, and clinical development activities could thereby be delayed or otherwise adversely affected.

We may encounter delays or difficulties in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials for our product candidates on current timelines, or at all, and even once enrolled we may be unable to retain a sufficient number of patients to complete any of our clinical trials for these product candidates. Enrollment in our clinical trials may also be slower than we anticipate, or be stopped, leading to delays in the development timelines for our product candidates.

Patient enrollment and retention in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, our ability to recruit clinical trial investigators with the appropriate competencies and experience, delays in enrollment due to travel or quarantine policies, or other factors, related to COVID-19, the existing body of safety and efficacy data with respect to the study drug, the number and nature of competing treatments and ongoing clinical trials of competing drugs for the same indication, the proximity of patients to clinical sites, the eligibility criteria for the trial and the proportion of patients screened that meets those criteria, our ability to obtain and maintain patient consents, our ability to successfully complete prerequisite studies before enrolling certain patient populations. For certain of our product candidates, including IMVT-1401, which targets certain rare autoimmune indications, there are limited patient pools from which to draw in order to complete our clinical trials in a timely and cost-effective manner. In addition, for certain of our early-stage development programs, there may be a limited number of sites where it is feasible to run clinical trials, making such programs particularly susceptible to delays caused by issues at those sites.

Furthermore, any negative results or new safety signals we may report in clinical trials of our product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials we are conducting or to resume enrolling patients once a paused clinical trial has been resumed. For example, in February 2021, our subsidiary, Immunovant, voluntarily paused dosing in its clinical trials for IMVT-1401 globally due to elevated total cholesterol and LDL levels observed in patients treated with IMVT-1401, resulting in a delay in Immunovant’s development of IMVT-1401. If Immunovant commences a future trial of IMVT-1401, it may be more difficult to recruit and retain patients for such clinical trials. Similarly, negative results reported by our competitors about their drug candidates may negatively affect patient recruitment in our clinical trials. Also, marketing authorization of competitors in this same class of drugs may impair our ability to enroll patients into our clinical trials, delaying or potentially preventing us from completing recruitment of one or more of our trials.

Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our product candidates, or could render further development impossible. In addition, we expect to rely on CROs and clinical trial sites to ensure proper and timely conduct of our future clinical trials, and, while we intend to enter into agreements governing their services, we will be limited in our ability to compel their actual performance.

The results of our clinical trials may not support our proposed claims for our product candidates, or regulatory approvals on a timely basis or at all, and the results of earlier studies and trials may not be predictive of future trial results.

Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior pre-clinical testing and clinical trials. In particular, we cannot assure you that the reductions in IgG antibodies that we have observed to date in our clinical trials of IMVT-1401 will be observed in any future clinical trials. Likewise, promising results in interim analyses or other preliminary analyses do not ensure that the clinical trial as a whole will be successful. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in, or the discontinuation of, clinical trials, even after promising results in earlier pre-clinical studies or clinical trials. These setbacks have been caused by, among other things, pre-clinical findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. In February 2021, our subsidiary, Immunovant, voluntarily paused dosing in its clinical trials for IMVT-1401 globally due to elevated total cholesterol and LDL levels observed in patients treated with IMVT-1401, resulting in a delay in Immunovant’s development of IMVT-1401. Immunovant plans to progress discussions with regulatory authorities, with the intent to continue development of IMVT-1401. While the ASCEND GO-2 trial was terminated and the efficacy results, based on approximately half the anticipated number of subjects who had reached the week 13 primary efficacy analysis at the time of the termination of the trial, were inconclusive, further discussions with external experts are ongoing to determine whether a specific population can be identified to optimize the clinical performance of IMVT-1401. Based on these analyses, Immunovant is likely to design another Phase 2 trial in TED or another thyroid-related disease as its next study in this therapeutic area and initiate discussions with regulatory authorities before the end of the calendar year 2021. Failure to successfully complete clinical trials of IMVT-1401 and to demonstrate the efficacy and safety necessary to obtain regulatory approval to market IMVT-1401 would significantly harm our business.

The results of pre-clinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical and initial clinical trials. A future failure of a clinical trial to meet its pre-specified endpoints would likely cause us to abandon our product candidates. Any delay in, or termination of, our clinical trials will delay the submission of an NDA or other similar applications to the FDA or other relevant comparable non-U.S. regulatory authorities and, ultimately, our ability to commercialize our product candidates, if approved, and generate product revenues. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our claims for differentiation or the effectiveness or safety of our product candidates. The FDA has substantial discretion in the review and approval process and may disagree that our data support the differentiated claims we propose. In addition, only a small percentage of product candidates under development result in the submission of an NDA or other similar application to the FDA and other comparable non-U.S. regulatory authorities and even fewer are approved for commercialization.

Interim, top-line or preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or top-line data from our clinical trials, which is based on a preliminary analysis of then-available top-line data, and the results and related findings and conclusions are subject to change following a full analysis of all data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the preliminary and top-line results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the top-line data we previously published. As a result, preliminary and top-line data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, top-line or interim data and final data could significantly harm our business prospects. Further, disclosure of preliminary or interim data by us or by our competitors could result in increased volatility in the price of our shares.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our business in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the top-line data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for and commercialize product candidates, our business, operating results, prospects or financial condition may be harmed.

Changes in methods of product manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through pre-clinical studies to pivotal clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. Such changes may also require additional testing, FDA notification or FDA approval. Similar requirements apply in other jurisdictions. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence sales and generate revenues.

We rely on third parties to conduct, supervise and monitor our clinical trials, and if those third parties perform in an unsatisfactory manner or fail to comply with applicable requirements, it may harm our business.

We rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials, and we expect to have limited influence over their actual performance. In addition, we rely upon CROs to monitor and manage data for our clinical programs, as well as the execution of future non-clinical studies. We expect to control only certain aspects of our CROs’ activities. Nevertheless, we will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and that clinical trial sites meet applicable protocol and regulatory requirements, and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We and our CROs will be required to comply with the Good Laboratory Practices (“GLPs”) and GCPs, which are regulations and guidelines enforced by the FDA and other comparable non-U.S. regulatory authorities, which also require compliance with the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) guidelines for any of our product candidates that are in pre-clinical and clinical development. The regulatory authorities enforce GCP regulations through periodic inspections of trial sponsors, principal investigators and clinical trial sites. Although we may rely on CROs to conduct our GLP-compliant nonclinical studies and GCP-compliant clinical trials, we remain responsible for ensuring that each of our GLP nonclinical studies and GCP clinical trials is conducted in accordance with its investigational plan and protocol and applicable laws and regulations, and our expected reliance on the CROs does not relieve us of our regulatory responsibilities. If we or our CROs fail to comply with GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable non-U.S. regulatory authorities may reject our marketing applications and require us to perform additional clinical trials before approving our marketing applications. Accordingly, if our CROs fail to comply with these regulations or other applicable laws, regulations or standards, or fail to recruit a sufficient number of subjects, we may be required to repeat clinical trials, which would delay the regulatory approval process. Failure by any future CROs to properly execute study protocols in accordance with applicable law could also create product liability and healthcare regulatory risks for us as sponsors of those studies.

Our CROs will not be our employees, and we will not control whether or not they devote sufficient time and resources to our future clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our competitive position. We face the risk of potential unauthorized disclosure or infringement, misappropriation or other violation of our intellectual property by CROs, which may reduce our trade secret and intellectual property protection and allow our potential competitors to access and exploit our proprietary technology. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

If our relationships with these CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms or in a timely manner. Switching or adding additional CROs involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can adversely impact our ability to meet our desired clinical development timelines. Though we intend to carefully manage our relationships with the CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have an adverse impact on our business, financial condition and prospects.

We do not have our own manufacturing capabilities and will rely on third parties to produce clinical supplies and commercial supplies of our product candidates and any future product candidate.

We do not own or operate, and do not expect to own or operate, facilities for product manufacturing, storage and distribution, or testing. We will rely on third parties to produce clinical and commercial supplies of our product candidates and any future product candidate.

Third-party vendors may be difficult to identify for our product process and formulation development and manufacturing due to special capabilities required, and they may not be able to meet our quality standards. In addition, certain of our third-party manufacturers and suppliers may encounter delays in providing their services as a result of supply chain constraints. If any third-party manufacturers or third parties in the supply chain for materials used in the production of our product candidates or any future product candidates are adversely impacted by supply chain constraints, our supply chain may be disrupted, limiting our ability to manufacture product candidates for our pre-clinical studies, clinical trials, research and development operations and commercialization. Any significant delay in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third- party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidate. If our manufacturers or we are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenue from the sale of our product candidates. Moreover, as a result of projected supply constraints for certain materials used in the production of our product candidates, we have in the past and may in the future reserve manufacturing capacity in advance of receiving required efficacy or safety results from our clinical trials, which may involves committing substantial financial resources to current or future potential product candidates that may never be approved or achieve commercialization at scale or at all.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA pursuant to inspections that will be conducted after we submit an NDA or other similar application to the FDA. Similar requirements apply in other jurisdictions. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with cGMP requirements for manufacture of drug product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or comparable non-U.S. regulatory authorities, we will not be able to secure or maintain regulatory approval for our product candidates. In addition, we have limited control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or comparable non-U.S. regulatory authorities do not approve these facilities for the manufacture of our product candidates or if they withdraw any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

Further, our reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates ourselves, including:

•	inability to meet our product specifications and quality requirements consistently;

•	delay or inability to procure or expand sufficient manufacturing capacity;

•	manufacturing and product quality issues related to scale-up of manufacturing;

•	costs and validation of new equipment and facilities required for scale-up;

•	failure to comply with applicable laws, regulations and standards, including cGMP and similar standards;

•	deficient or improper record-keeping;

•	inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

•	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

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reliance on a limited number of sources, and in some cases, single sources for product components, such that if we are unable to secure a sufficient supply of these product components, we will be unable to manufacture and sell our product candidates in a timely fashion, in sufficient quantities or under acceptable terms;

•	lack of qualified backup suppliers for those components that are currently purchased from a sole or single source supplier;

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operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier or other regulatory sanctions related to the manufacturer of another company’s product candidates;

•	carrier disruptions or increased costs that are beyond our control; and

•	failure to deliver our product candidates under specified storage conditions and in a timely manner.

Any of these events could lead to clinical trial delays, cost overruns, delay or failure to obtain regulatory approval or impact our ability to successfully commercialize our product candidates as well as potential product liability litigation, product recalls or product withdrawals. Some of these events could be the basis for FDA or other regulatory authority action, including injunction, recall, seizure, or total or partial suspension of production.

If the contract manufacturing facilities on which we rely do not continue to meet regulatory requirements or are unable to meet our requirements, including providing an adequate supply, our business will be harmed.

All entities involved in the preparation of product candidates for clinical trials or commercial sale, including our existing CMOs for all of our product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP, or similar regulatory requirements outside the United States. These regulations govern manufacturing processes and procedures, including recordkeeping, and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates. Our failure, or the failure of third-party manufacturers, to comply with applicable regulations could result in the issuance of inspectional observations on FDA’s Form-483, Warning or Untitled Letters, public safety alerts identifying our company or products and sanctions being imposed on us, including clinical holds, import alerts, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, suspension of production, seizures or recalls of product candidates or marketed drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect clinical or commercial supplies of our product candidates.

We or our CMOs must supply all necessary documentation in support of an NDA or similar regulatory application on a timely basis, and must adhere to regulations enforced by the FDA and other regulatory agencies through their facilities inspection program. Some of our CMOs have never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Although we oversee the CMOs, we cannot control the manufacturing process of, and are completely dependent on, our CMO partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of our third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

Additionally, if supply from one approved manufacturer is interrupted, an alternative manufacturer would need to be qualified through an NDA or similar regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. In some cases, the technical skills required to manufacture our product candidates may be unique or proprietary to the original CMO and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change CMOs for any reason, we will be required to verify that the new CMO maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new CMO could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies, which could require the conduct of additional clinical trials. Accordingly, switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause us to incur higher costs and could cause the delay or termination of clinical trials, regulatory submissions, required approvals, or commercialization of our product candidates. Furthermore, if our suppliers fail to meet contractual requirements and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

If malignancies arise in patients treated with our gene therapy product candidates, including ARU-1801, or if there are other safety events that require us to halt or delay clinical development of ARU-1801 or other gene therapies, the development of those therapies would be delayed and the commercial potential of those therapies would be materially and negatively impacted.

A potentially significant risk in any gene therapy product candidate using viral vectors is that the vector will insert in or near cancer-causing oncogenes leading to uncontrolled clonal proliferation of mature cancer cells in the patient, known as insertional oncogenesis, which can lead to certain forms of cancer. In early 2021, a company developing a gene therapy for the treatment of sickle cell disease announced that one of its patients has developed acute myelogenous leukemia following treatment. While Aruvant has not experienced any similar safety events to date, any such events arising in patients treated with ARU-1801 could result in delays to the clinical development timeline, the suspension of clinical development altogether or, following approval by the FDA, if received, the product being removed from the market or its market opportunity being significantly reduced. In addition, the sickle cell disease population has an elevated underlying risk of malignancy. As a result, if patients treated with ARU-1801 develop a malignancy, it may be difficult for us to determine the underlying cause of the malignancy and the link, if any, to ARU-1801, potentially causing further delays to our clinical development timeline. Any of the foregoing issues arising in relation to ARU-1801 or other gene therapy product candidates could lead to adverse publicity and have a material adverse effect on our business and the price of the Roivant Common Shares.

Risks Related to Regulatory Approval and Commercialization of Our Product Candidates

Obtaining approval of a new drug is an extensive, lengthy, expensive and inherently uncertain process, and the FDA or another regulator may delay, limit or deny approval. If we are unable to obtain regulatory approval in one or more jurisdictions for any product candidates, our business will be substantially harmed.

We cannot commercialize a product until the appropriate regulatory authorities have reviewed and approved the product candidate. Approval by the FDA and comparable non-U.S. regulatory authorities is lengthy and unpredictable, and depends upon numerous factors, including substantial discretion of the regulatory authorities. Approval policies, regulations, or the type and amount of non-clinical or clinical data necessary to gain approval may change during the course of a product candidate’s development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. To date, we have not obtained regulatory approval for any product candidates, and it is possible that our current product candidates and any other product candidates which we may seek to develop in the future will not ever obtain regulatory approval. We cannot be certain that any of our product candidates will receive regulatory approval or be successfully commercialized even if we receive regulatory approval.

Obtaining marketing approval of a new drug is an extensive, lengthy, expensive and inherently uncertain process and the FDA or other non-U.S. regulatory authorities may delay, limit or deny approval of a product candidate for many reasons, including:

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we may not be able to demonstrate that a product candidate is safe and effective as a treatment for the targeted indications, and in the case of our product candidates regulated as biological products, that the product candidate is safe, pure, and potent for use in its targeted indication, to the satisfaction of the FDA or other relevant regulatory authorities;

•	the FDA or other relevant regulatory authorities may require additional pre-approval studies or clinical trials, which would increase costs and prolong development timelines;

•	the results of clinical trials may not meet the level of statistical or clinical significance required by the FDA or other relevant regulatory authorities for marketing approval;

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the FDA or other relevant regulatory authorities may disagree with the number, design, size, conduct or implementation of clinical trials, including the design of proposed pre-clinical and early clinical trials of any future product candidates;

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the CROs that we retain to conduct clinical trials may take actions outside of our control, or otherwise commit errors or breaches of protocols, that adversely impact the clinical trials and ability to obtain marketing approvals;

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the FDA or other relevant regulatory authorities may not find the data from nonclinical, pre-clinical studies or clinical trials sufficient to demonstrate that the clinical and other benefits of a product candidate outweigh its safety risks;

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the FDA or other relevant regulatory authorities may disagree with an interpretation of data or significance of results from nonclinical, pre-clinical studies or clinical trials or may require additional studies;

•	the FDA or other relevant regulatory authorities may not accept data generated at clinical trial sites;

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if an NDA or BLA is reviewed by an advisory committee, the FDA or other relevant regulatory authority, as the case may be, may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA or other relevant regulatory authority, as the case may be, require, as a condition of approval, additional nonclinical, pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

•	the FDA or other relevant regulatory authorities may require development of a risk evaluation and mitigation strategy (“REMS”) or its equivalent, as a condition of approval;

•	the FDA or other relevant regulatory authorities may require additional post-marketing studies and/or patient registries for product candidates;

•	the FDA or other relevant regulatory authorities may find the chemistry, manufacturing and controls data insufficient to support the quality of our product candidate;

•	the FDA or other relevant regulatory authorities may identify deficiencies in the manufacturing processes or facilities of third-party manufacturers; or

•	the FDA or other relevant regulatory authorities may change their approval policies or adopt new regulations.

Our future success depends significantly on our ability to successfully complete clinical trials for our product candidates, obtain regulatory approval and then successfully commercialize those product candidates. Any inability to successfully initiate, conduct or complete clinical trials could result in additional costs to us or impair our ability to generate revenue. In addition, if we make manufacturing or formulation changes to our product candidates, we may be required to or we may elect to conduct additional non-clinical studies or clinical trials to bridge data obtained from our modified product candidates to data obtained from non-clinical and clinical research conducted using earlier versions of these product candidates. Clinical trial delays could also shorten any periods during which our products have patent protection and may allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize product candidates and may harm our business and results of operations.

Delays in the initiation, conduct or completion of any clinical trial of our product candidates will increase our costs, slow down the product candidate development and approval process and delay or potentially jeopardize our ability to receive regulatory approvals, commence product sales and generate revenue. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Any of these events could have a material adverse effect on our business, prospects, financial condition and results of operations and have a negative impact on the price of our common shares.

Our clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of product candidates that we may identify and pursue for their intended uses, which would prevent, delay or limit the scope of regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through lengthy, complex and expensive non-clinical studies, pre-clinical studies and clinical trials that the applicable product candidate is both safe and effective for use in each target indication, and in the case of our product candidates regulated as biological products, that the product candidate is safe, pure, and potent for use in its targeted indication. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical development process. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support marketing approval.

We cannot be certain that our current clinical trials or any other future clinical trials will be successful. Additionally, any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations. In addition, even if such clinical trials are successfully completed, we cannot guarantee that the FDA or comparable non-U.S. regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. Moreover, results acceptable to support approval in one jurisdiction may be deemed inadequate by another regulatory authority to support regulatory approval in that other jurisdiction. To the extent that the results of the trials are not satisfactory to the FDA or comparable non-U.S. regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates. Even if regulatory approval is secured for a product candidate, the terms of such approval may limit the scope and use of the specific product candidate, which may also limit its commercial potential.

Our product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval, cause us to suspend or discontinue clinical trials, abandon further development or limit the scope of any approved label or market acceptance.

Adverse events caused by our product candidates could cause us, other reviewing entities, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval. If an unacceptable frequency or severity of adverse events or new safety signals are reported in our clinical trials for our product candidates or any future product candidates, our ability to obtain regulatory approval for such product candidates may be negatively impacted. Treatment-related side effects arising from, or those perceived to arise from, our product candidates or those from other companies targeting similar diseases, could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. For example, in February 2021, our subsidiary Immunovant voluntarily paused dosing in its ongoing trials for IMVT-1401 globally due to elevated total cholesterol and LDL levels observed in patients treated with IMVT-1401, resulting in a delay in Immunovant’s development of IMVT-1401. Any of these occurrences may harm our business, financial condition and prospects.

Furthermore, if any of our product candidates are approved and then cause serious or unexpected side effects, a number of potentially significant negative consequences could result, including:

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regulatory authorities may withdraw, suspend or limit their approval of the product or require a REMS (or equivalent outside the United States) to impose restrictions on its distribution or other risk management measures;

•	regulatory authorities may require that we recall a product;

•	additional restrictions being imposed on the marketing or manufacturing processes of product candidates or any components thereof;

•

regulatory authorities may require the addition of labeling statements, such as warnings or contraindications, require other labeling changes of a product or require field alerts or other communications to physicians, pharmacies or the public;

•	we may be required to change the way a product is administered or to conduct additional clinical trials, change the labeling of a product or conduct additional post-marketing studies or surveillance;

•

we may be required to repeat pre-clinical studies or clinical trials or terminate programs for a product candidate, even if other studies or trials related to the program are ongoing or have been successfully completed;

•	we could be sued and held liable for harm caused to patients;

•	we could elect to discontinue the sale of our products;

•	our product candidates may become less competitive; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing our product candidates and have a negative impact on the price of our common shares.

The regulatory approval processes of the FDA and comparable non-U.S. regulatory authorities are lengthy, time consuming and inherently unpredictable, and even if we obtain approval for a product candidate in one country or jurisdiction, we may never obtain approval for or commercialize it in any other jurisdiction, which would limit our ability to realize our full market potential.

Prior to obtaining approval to commercialize a product candidate in any jurisdiction, we or our collaborators must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or comparable non-U.S. regulatory agencies, that such product candidate is safe and effective for its intended use. Results from non-clinical studies and clinical trials can be interpreted in different ways. Even if we believe the nonclinical or clinical data for a product candidate are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA does not ensure approval by regulatory authorities in any other country or jurisdiction outside the United States. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product testing and validation, as well as additional administrative review periods. Seeking regulatory approval could result in difficulties and costs for us and require additional nonclinical studies or clinical trials, which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including in international markets, and we do not have experience in obtaining regulatory approval. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be unrealized.

Our failure to maintain or continuously improve our quality management program could have an adverse effect upon our business, subject us to regulatory actions, cause a loss of patient confidence in us or our products, among other negative consequences.

Quality management plays an essential role in contract manufacturing of drugs or drug products, conducting clinical trials, preventing defects, improving our product candidates and services and assuring the safety and efficacy of our product candidates. Our goal is to maintain a robust quality management program which includes the following broad pillars of quality:

•	monitoring and assuring regulatory compliance for clinical trials, manufacturing and testing of GxP products;

•	monitoring and providing oversight of all GxP suppliers (e.g., contract development manufacturing organizations and CROs);

•	establishing and maintaining an integrated, robust quality management system for clinical, manufacturing, supply chain and distribution operations; and

•	cultivating a proactive, preventative quality culture and employee and supplier training to ensure quality.

Our future success depends on our ability to maintain and continuously improve our quality management program. A quality or safety issue may result in adverse inspection reports, warning letters, monetary sanctions, injunction to halt manufacture and distribution of drugs or drug products, civil or criminal sanctions, costly litigation, refusal of a government to grant approvals and licenses, restrictions on operations or withdrawal of existing approvals and licenses. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, or a loss of patient confidence in us or our future products, which may result in difficulty in successfully launching product candidates and the loss of potential future sales, which could have an adverse effect on our business, financial condition, and results of operations.

Even if we obtain FDA approval for a product candidate in the United States, we may never obtain approval for or commercialize our product candidates in any other jurisdiction, which would limit our ability to realize the drug candidate’s full market potential.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and effectiveness. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional or different administrative review periods from those in the United States, including additional pre-clinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Seeking regulatory approval outside of the United States could result in difficulties and costs and require additional nonclinical studies or clinical trials which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates in those countries. The regulatory approval outside of the United States process may include all of the risks associated with obtaining FDA approval. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approval in international markets is delayed, our target market will be reduced and our ability to realize the full market potential of our products will be harmed.

Even if we obtain regulatory approval for our product candidates, we will still face extensive ongoing quality and regulatory obligations and continued regulatory review, which may result in significant additional expense, and our product may face future development and quality or regulatory compliance difficulties.

Any product candidate for which we obtain marketing approval will be subject to extensive and ongoing regulatory requirements, including for manufacturing processes, post-approval clinical data, labeling, packaging, distribution, adverse event reporting, storage, recordkeeping, conduct of potential post-market studies and post-market submission requirements, export, import, advertising and promotional activities for such product, among other things, will be subject to extensive and ongoing requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, establishment of registration and drug listing requirements, continued compliance with current cGMP, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians, recordkeeping and GCP requirements for any clinical trials that we conduct post-approval. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including any requirement to implement a REMS. If a product candidate receives marketing approval, the accompanying label may limit the approved use of the drug or the FDA or other regulatory authorities may require that contraindications, warnings or precautions, including in some cases, a boxed warning, be included in the product labeling, which could limit sales of the product.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling and that promotional and advertising materials and communications are truthful and non-misleading. Although the FDA and other regulatory agencies do not regulate a physician’s choice of drug treatment made in the physician’s independent medical judgment, regulatory authorities impose stringent restrictions on manufacturers’ communications and if we do not market our product candidates for their approved indications or in a manner which regulators believe to be truthful and non-misleading, we may be subject to enforcement action. Violations of the Federal Food, Drug, and Cosmetic Act in the United States and other comparable regulations in other jurisdictions relating to the promotion of prescription drugs may lead to enforcement actions and investigations by the FDA, Department of Justice, State Attorneys General and other comparable non-U.S. regulatory agencies alleging violations of United States federal and state health care fraud and abuse laws, as well as state consumer protection laws and comparable laws in other jurisdictions.

In addition, later discovery of previously unknown adverse events or other problems with our product candidates, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may negatively impact our business and the price of our common shares and may yield various results, including:

•	restrictions on the manufacture such product candidates;

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restrictions on the labeling or marketing of such product candidates, including a “black box” warning or contraindication on the product label or communications containing warnings or other safety information about the product;

•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials, or any regulatory holds on our clinical trials;

•	requirement of a REMS (or equivalent outside the United States);

•	Warning or Untitled Letters;

•	withdrawal of the product candidates from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of product candidates;

•	fines, restitution or disgorgement of profits or revenues;

•	suspension or withdrawal of marketing approvals;

•	refusal to permit the import or export of our product candidates;

•	product seizure; or

•	lawsuits, injunctions or the imposition of civil or criminal penalties.

Non-compliance by us or any current or future collaborator with regulatory requirements, including safety monitoring or pharmacovigilance can also result in significant financial penalties.

Breakthrough Therapy Designation, Fast Track Designation, Regenerative Medicine Advanced Therapy Designation or orphan drug designation by the FDA, even if granted for any product candidate, may not lead to a faster development, regulatory review or approval process, and does not necessarily increase the likelihood that any product candidate will receive marketing approval in the United States.

We have sought, or may in the future seek, Breakthrough Therapy Designation, Fast Track Designation, Regenerative Medicine Advanced Therapy Designation or orphan drug designation for certain of our product candidates. ARU-1801, a gene therapy in development by Aruvant for the treatment of sickle cell disease, has received orphan drug designation and rare pediatric designation by the FDA, as well as priority review and orphan designation by the EMA. In addition, two gene therapies under development by Sio Gene Therapies, AXO-AAV-GM1, in development for the treatment of GM1 gangliosidosis, and AXO-AAV-GM2, in development for the treatment of GM2 gangliosidosis, also known as Tay-Sachs and Sandhoff diseases, have received rare pediatric designation and orphan drug designation (in the case of AXO-AAV-GM1) and rare pediatric designation (in the case of AXO-AAV-GM2) from the FDA.

A breakthrough therapy is defined as a therapy that is intended, alone or in combination with one or more other therapies, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For therapies that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in potentially less efficacious control regimens. Therapies designated as breakthrough therapies by the FDA may also be eligible for priority review and accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe a product candidate meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy Designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if a product candidate qualifies as a breakthrough therapy, the FDA may later decide that such product candidate no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

If a therapy is intended for the treatment of a serious or life-threatening condition and the therapy demonstrates the potential to address unmet medical needs for this condition, the therapy sponsor may apply for Fast Track Designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive Fast Track Designation, we may not necessarily experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw Fast Track Designation if we believe that the designation is no longer supported by data from our clinical development program. Fast Track Designation alone does not guarantee qualification for the FDA’s priority review procedures.

Regulatory authorities in some jurisdictions, including the United States and the EEA, may designate drugs and biologics for relatively small patient populations as orphan drugs. In the United States, the FDA may designate a drug or biologic as an orphan drug if it is intended to treat a rare disease or condition, which is defined as a disease or condition that affects fewer than 200,000 individuals annually in the United States or for which there is no reasonable expectation that costs of research and development of the drug for the disease or condition can be recovered by sales of the drug in the United States. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug or biologic for that time period. In the United States, in order for a product to receive orphan drug exclusivity, FDA must not have previously approved a drug considered the same drug for the same orphan indication, or the subsequent drug must be shown to be clinically superior to such a previously approved sane drug. The applicable period is seven years in the United States. A similar data exclusivity scheme exists in the EEA, whereby no company can make reference to (rely on) the innovator drug company’s pre-clinical and clinical data in order to obtain a marketing authorization for eight years from the date of the first approval of the innovator drug in the EEA and no generic drug can be marketed for ten years from the first approval of the innovator drug in the EEA; the innovator drug may qualify for an extra year’s protection. This additional one year of marketing exclusivity may be obtained in a number of circumstances, such as where the innovator company is granted a marketing authorization for a significant new indication for the relevant medicinal product. In such a situation, the generic company can only market their product after 11 years from the first grant of the innovator company’s marketing authorization for the product in the EEA.

Orphan drug exclusivity may be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug or biologic to meet the needs of patients with the rare disease or condition. In the EEA, orphan drug designation, and the related benefits, may be lost if it is established before the market authorization is granted that the designation criteria are no longer met.

If we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA or the EMA can subsequently approve the same drug for the same condition if the FDA or the

EMA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In the EEA, a marketing authorization may also be granted, for the same therapeutic indication, to a competitor with a similar medicinal product during the exclusivity period if we are unable to supply sufficient quantities of the medicinal product for which we received marketing authorization.

Certain of our gene therapy product candidates are based on novel technologies and the regulatory landscape that governs these product candidates we may develop is rigorous, complex, uncertain and subject to change, which makes it difficult to predict the time and cost of developing the product candidates and subsequently obtaining regulatory approval.

The clinical study requirements of the FDA, the EMA and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential product candidates. The regulatory approval process for novel product candidates such as our gene therapies can be more expensive and take longer than for other, better known or more extensively studied pharmaceutical or other product candidates. Currently, a limited number of gene therapy products have been approved by the FDA, the EMA and the European Commission. Given the few precedents of approved gene therapy products, it is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for our product candidates in the United States, the EU or other jurisdictions. Approvals by the EMA and the European Commission may not be indicative of what the FDA may require for approval.

Regulatory requirements governing the development of gene therapy products have changed frequently and may continue to change in the future. The FDA has established the Office of Tissues and Advanced Therapies within the CBER, to consolidate the review of gene therapy and related products, and to advise the CBER on its review. The FDA can put an IND on clinical hold if the information in an IND is not sufficient to assess the risks in pediatric patients. In addition to FDA oversight and oversight by IRBs, under guidelines promulgated by the National Institutes of Health (“NIH”) gene therapy clinical trials funded by NIH are also subject to review and oversight by an institutional biosafety committee (“IBC”), a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. Before a clinical study can begin at any institution, that institution’s IRB, and, where applicable, its IBC assesses the safety of the research and identifies any potential risk to public health or the environment. While the NIH guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them. Moreover, serious adverse events or developments in clinical trials of gene therapy product candidates conducted by others may cause the FDA or other regulatory bodies to initiate a clinical hold on our clinical trials or otherwise change the requirements for approval of any of our product candidates. Although the FDA decides whether individual gene therapy protocols may proceed, the review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical trial, even if the FDA has reviewed the trial and approved its initiation.

Adverse developments in pre-clinical studies or clinical trials conducted by others in the field of gene therapy and gene regulation products may cause the FDA, the EMA and other regulatory bodies to revise the requirements for approval of any product candidates we may develop or limit the use of products utilizing gene regulation technologies, either of which could harm our business. In addition, the clinical trial requirements of the FDA, the EMA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty, and intended use and market of the potential products. The regulatory approval process for novel product candidates such as our gene therapies can be more expensive and take longer than for other, better known, or more extensively studied pharmaceutical or other product candidates. In addition, because of the evolving regulatory landscape for novel product candidates such as our gene therapies, there is a heightened risk relating to changes in regulatory requirements, such as the required trial size, the size of safety databases and duration of clinical follow-up required for approval, which could develop in a manner that adversely impacts our business, financial condition and results of operations.

Further, as we are developing novel potential treatments for diseases in which there is little clinical experience with new endpoints and methodologies, there is heightened risk that the FDA, the EMA or other regulatory bodies may not consider the clinical trial endpoints to provide clinically meaningful results, and the resulting clinical data and results may be more difficult to analyze. The prospectively designed natural history studies with the same endpoints as our corresponding clinical trials may not be accepted by the FDA, EMA or other regulatory authorities. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of products utilizing gene regulation technology in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays, or other impediments to our research programs or the commercialization of resulting products.

Even if our product candidates receive marketing approval, they may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success.

The commercial success of our product candidates will depend upon their degree of market acceptance by physicians, patients, third-party payors and others in the medical community. Even if any product candidates we may develop receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors and others in the medical community. The degree of market acceptance for any product candidates we may develop, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety of such product candidates as demonstrated in pivotal clinical trials and published in peer-reviewed journals;

•	the potential and perceived advantages compared to alternative treatments, including any similar generic treatments;

•	the ability to offer these products for sale at competitive prices;

•	the ability to offer appropriate patient financial assistance programs, such as commercial insurance co-pay assistance;

•	convenience and ease of dosing and administration compared to alternative treatments;

•	the clinical indications for which the product candidate is approved by FDA or comparable non-U.S. regulatory agencies;

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product labeling or product insert requirements of the FDA or other comparable non-U.S. regulatory authorities, including any limitations, contraindications or warnings contained in a product’s approved labeling;

•	restrictions on how the product is dispensed or distributed;

•	the timing of market introduction of competitive products;

•	publicity concerning these products or competing products and treatments;

•	the strength of marketing and distribution support;

•	favorable third-party coverage and sufficient reimbursement; and

•	the prevalence and severity of any side effects or AEs.

Sales of medical products also depend on the willingness of physicians to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost effective. In addition, the inclusion or exclusion of products from treatment guidelines established by various physician groups and the viewpoints of influential physicians can affect the willingness of other physicians to prescribe such products.

If approved, our products candidates regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”), includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), which created an abbreviated approval pathway under section 351(k) of the Public Health Service Act (“PHSA”) for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, a section 351(k) application for a biosimilar or interchangeable product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar or interchangeable product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product submitted under section 351(a) of the PHSA containing the competing sponsor’s own pre-clinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of the other company’s product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty.

Whether approval of a biological product qualifies for reference product exclusivity turns on whether FDA consider the approval a “first licensure.” Not every licensure of a biological product is considered a “first licensure” that gives rise to its own exclusivity period. We believe that our product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once licensed, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. If competitors are able to obtain marketing approval for biosimilars referencing our products, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.

If, in the future, we are unable to establish sales, marketing and distribution capabilities or enter into agreements with third parties to sell, market and distribute any product candidates we may develop, we may not be successful in commercializing those product candidates if and when they are approved.

We do not currently have any infrastructure for the sales, marketing or distribution of any product, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any product that may be approved, we must build our sales, distribution, marketing, compliance, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. To achieve commercial success for any product for which we obtain marketing approval, we will need a sales and marketing organization or outsource these functions to third parties. In the future, we may choose to build a focused sales, marketing, and commercial support infrastructure to market and sell our product candidates, if and when they are approved. We may also elect to enter into collaborations or strategic partnerships with third parties to engage in commercialization activities with respect to selected product candidates, indications or geographic territories, including territories outside the United States, although there is no guarantee we will be able to enter into these arrangements even if the intent is to do so.

There are risks involved with both establishing our own commercial capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force or reimbursement specialists is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing and other commercialization capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition commercialization personnel.

Factors that may inhibit our efforts to commercialize any approved product on our own include:

•	the inability to recruit and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs, and other support personnel;

•	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe any future approved products;

•	the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement, and other acceptance by payors;

•	the inability to price products at a sufficient price point to ensure an adequate and attractive level of profitability;

•	restricted or closed distribution channels that make it difficult to distribute our products to segments of the patient population;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent commercialization organization.

If we are unable to build our own sales force or negotiate a collaborative relationship for the commercialization of any product candidate, we may be forced to delay potential commercialization or reduce the scope of our sales or marketing activities. If we elect to increase our expenditures to fund commercialization activities ourselves, we will need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we will not be able to bring any product candidate to market or generate product revenue. We could enter into arrangements with collaborative partners at an earlier stage than otherwise would be ideal and we may be required to relinquish certain rights to our product candidate or otherwise agree to terms unfavorable to us, any of which may have an adverse effect on our business, operating results and prospects.

If we enter into arrangements with third parties to perform sales, marketing, commercial support, and distribution services, our product revenue or the profitability of product revenue may be lower than if we were to market and sell any products we may develop internally. In addition, we may not be successful in entering into arrangements with third parties to commercialize our product candidates or may be unable to do so on terms that are favorable to us or them. We may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively or may expose us to legal and regulatory risk by not adhering to regulatory requirements and restrictions governing the sale and promotion of prescription drug products, including those restricting off-label promotion. If we do not establish commercialization capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates, if approved.

Our current and future relationships with investigators, health care professionals, consultants, third-party payors, patient support, charitable organizations, customers, and others are subject to applicable healthcare regulatory laws, which could expose us to penalties and other risks.

Our business operations and current and potential future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient support, charitable organizations, customers, and others, expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws regulate the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our product candidates for which we obtain marketing approval. Such laws include, without limitation:

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the federal Anti-Kickback Statute, which is a criminal law that prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program (such as Medicare and Medicaid). The term “remuneration” has been broadly interpreted by the federal government to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain activities from prosecution, the exceptions and safe harbors are drawn narrowly, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation; in addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $100,000 for each violation. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid;

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the federal false claims laws, including the False Claims Act, which imposes civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or knowingly making or causing to be made, a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties currently ranging from $11,665 to $23,331 for each false claim or statement for penalties assessed after June 19, 2020, with respect to violations occurring after November 2, 2015, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

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the federal health care fraud statute (established by Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)), which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false or fraudulent statements relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, which also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information on health plans, health care clearing houses, and most providers and their business associates, defined as independent contractors or agents of covered entities that create, receive or obtain protected health information in connection with providing a service for or on behalf of a covered entity;

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a variety of privacy, cybersecurity and data protection laws, rules and regulations at the international, federal, state and local level imposes obligations with respect to safeguarding the privacy, security, and transmission of personal data and health information generally;

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the federal Civil Monetary Penalties Law, which authorizes the imposition of substantial civil monetary penalties against an entity that engages in activities including, among others (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal health care programs to provide items or services reimbursable by a federal health care program; (3) violations of the federal Anti-Kickback Statute; or (4) failing to report and return a known overpayment;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other “transfers of value” made to physicians, certain other healthcare providers, and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members and payments or other “transfers of value” to such physician owners (covered manufacturers are required to submit reports to the government by the 90th day of each calendar year); and

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analogous state and national laws and regulations, such as state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales, and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; and state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and several recently passed state laws that require disclosures related to state agencies and/or commercial purchasers with respect to certain price increases that exceed a certain level as identified in the relevant statutes, some of which contain ambiguous requirements that government officials have not yet clarified.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable healthcare laws. If our operations are found to be in violation of any of these or any other applicable health regulatory laws that may apply to us, we may be subject to significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Even the mere issuance of a subpoena, civil investigative demand or the fact of an investigation alone, regardless of the merit, may result in negative publicity, a drop in our share price and other harm to our business, financial condition and our results of operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations.

The United States and many other jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of our product candidates or any future product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product for which we obtain marketing approval. Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs, including costs for pharmaceuticals. For example, in March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. The ACA, among other things, subjects biological products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and creates a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. Various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court; the former Trump Administration issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices; and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. The United States Supreme Court is expected to rule on a legal challenge to the constitutionality of the ACA in the coming months. The implementation of the ACA is ongoing, the law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs. Litigation and legislation related to the ACA are likely to continue, with unpredictable and uncertain results.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in 2013, and, due to subsequent legislative amendments, will remain in effect through 2029 unless additional Congressional action is taken. Pursuant to the CARES Act and subsequent legislation, these reductions were suspended from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic. As the legislation currently stands, the reductions will go back into effect as of January 2022 and will remain in effect through 2030 unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

There has been increasing legislative and enforcement interest in the United States with respect to drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, including the former administration’s budget for fiscal year 2020 contained further drug price control measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Additionally, the former Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The U.S. Department of Health and Human Services (“HHS”), has already implemented several of these provisions to date. In May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy, a type of prior authorization, for Part B drugs beginning January 1, 2020. Additionally, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. These modifications to the safe harbors are being challenged in court and HHS has delayed their implementation until January 1, 2023. Although a number of these and other proposed measures will require authorization through additional legislation to become effective, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify these recent executive and administrative actions.

There have been, and likely will continue to be, legislative and regulatory proposals at the national and state levels in jurisdictions around the world directed at containing or lowering the cost of healthcare, including prescription drugs. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our product candidates, if approved;

•	our ability to receive or set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability;

•	the amount of taxes that we are required to pay; and

•	the availability of capital.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement and new payment methodologies. This could lower the price that we receive for any approved product. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our product candidates, if approved.

Recent federal legislation and actions by state and local governments in the United States may permit reimportation of drugs from foreign countries into the United States, including foreign countries where the drugs are sold at lower prices than in the United States, which could materially adversely affect our operating results.

Coverage and adequate reimbursement may not be available for our product candidates, which could make it difficult for us to sell our product candidates profitably.

Market acceptance and sales of any approved product candidates that we develop will depend in part on the extent to which coverage and adequate reimbursement for these product candidates and related treatments will be available from third-party payors, including government health administration authorities and private health insurers. The target patient populations for our drugs are often relatively small, as a result of which the pricing and reimbursement of our product candidates, if approved, must be adequate to support commercial infrastructure. If we are unable to obtain adequate levels of reimbursement, our ability to successfully market and sell our product candidates will be adversely affected. The manner and level at which reimbursement is provided for services related to our product candidates (e.g., for administration of our product to patients) is also important. Inadequate reimbursement for such services may lead to physician resistance and adversely affect our ability to market or sell our product candidates. There is no assurance that our product candidates, if approved, would achieve adequate coverage and reimbursement levels.

In the United States, no uniform policy of coverage and reimbursement for product candidates exists among third-party payors. Third-party payors decide which drugs they will pay for and establish reimbursement levels. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided for any product candidates that we develop will be made on a plan-by-plan basis. One payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage, and adequate reimbursement, for the product. Additionally, a third-party payor’s decision to provide coverage for a drug does not imply that an adequate reimbursement rate will be approved. Each plan determines whether or not it will provide coverage for a drug, what amount it will pay the manufacturer for the drug, on what tier of its formulary the drug will be placed and whether to require step therapy. The position of a drug on a formulary generally determines the co-payment that a patient will need to make to obtain the drug and can strongly influence the adoption of a drug by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of the product candidates. Further, from time to time, typically on an annual basis, payment rates are updated and revised by third-party payors. Such updates could impact the demand for our product candidates, to the extent that patients who are prescribed our product candidates, if approved, are not separately reimbursed for the cost of the product.

The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Even if we obtain adequate levels of reimbursement, third-party payors, such as government or private healthcare insurers, carefully review and increasingly question the coverage of, and challenge the prices charged for, product candidates. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Increasingly, third-party payors are requiring that pharmaceutical companies provide them with predetermined discounts from list prices and are challenging the prices for product candidates. We may also be required to conduct expensive pharmacoeconomic studies to justify the coverage and the amount of reimbursement for particular medications. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Inadequate coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If coverage and adequate reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize any product candidates that we develop.

Additionally, there have been a number of legislative and regulatory proposals to change the healthcare system in the United States and in some other jurisdictions that could affect our ability to sell any future drugs profitably. These legislative and regulatory changes may negatively impact the reimbursement for any future drugs, following approval. There can be no assurance that our candidates, if approved, will be considered medically reasonable and necessary, that they will be considered cost-effective by third-party payors, that coverage or an adequate level of reimbursement will be available, or that reimbursement policies and practices in the United States and in other countries where our product candidates are sold will not harm our ability to sell our product candidates profitably, if they are approved for sale.

Recent federal legislation and actions by state and local governments may permit reimportation of drugs from foreign countries into the United States, including foreign countries where the drugs are sold at lower prices than in the United States, which could materially adversely affect our operating results.

We may face competition in the United States for our product candidates, if approved, from therapies sourced from foreign countries that have placed price controls on pharmaceutical products. In the United States, the

Medicare Modernization Act (“MMA”) contains provisions that may change U.S. importation laws and expand pharmacists’ and wholesalers’ ability to import cheaper versions of an approved drug and competing products from Canada, where there are government price controls. These changes to U.S. importation laws will not take effect unless and until the Secretary of the HHS certifies that the changes will pose no additional risk to the public’s health and safety and will result in a significant reduction in the cost of products to consumers. On September 23, 2020, the Secretary of HHS made such certification to Congress, and on October 1, 2020, the FDA published a final rule that allows for the importation of certain prescription drugs from Canada. Under the final rule, States and Indian Tribes, and in certain future circumstances pharmacists and wholesalers, may submit importation program proposals to the FDA for review and authorization. Since the issuance of the final rule, on November 23, 2020, several industry groups filed federal lawsuits in the U.S. District Court for the District of Columbia, requesting injunctive relief to prevent implementation of the rule. Further, authorities in Canada have passed rules designed to safeguard the Canadian drug supply from shortages. On September 25, 2020, CMS stated drugs imported by States under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. Separately, the FDA also issued a final guidance document outlining a pathway for manufacturers to obtain an additional National Drug Code (“NDC”), for an FDA-approved drug that was originally intended to be marketed in a foreign country and that was authorized for sale in that foreign country. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. The regulatory and market implications of the final rule and guidance are unknown at this time. Proponents of drug reimportation may attempt to pass legislation that would directly allow reimportation under certain circumstances. Legislation or regulations allowing the reimportation of drugs, if enacted, could decrease the price we receive for any products that we may develop and adversely affect our future revenues and prospects for profitability.

Other Risks Related to Our Business and Industry

We depend on the knowledge and skills of our senior leaders, and may not be able to manage our business effectively if we are unable to attract and retain key personnel.

We have benefited substantially from the leadership, performance and vision of our senior leaders, in particular, our founder and Executive Chairman, Vivek Ramaswamy, our Chief Executive Officer and Chief Financial Officer, Matthew Gline, and other senior executives at Roivant and the Vants. We rely greatly on the investment experience and medical and scientific expertise of our senior leadership team to identify product candidates and guide future investments and opportunities, as well as the drug development expertise of our and the Vants’ senior leadership to guide the pre-clinical and clinical development of our product candidates. Our success will depend on our ability to retain our current management team. In addition, while we expect to engage in an orderly transition process as we integrate newly appointed officers and managers, we face a variety of risks and uncertainties relation to management transition, including diversion of management attention from business concerns, failure to retain other key personnel or loss of institutional knowledge. Competition for senior leadership in the healthcare investment industry is intense, and we cannot guarantee that we will be able to retain key personnel at Roivant or the Vants.

Our senior leaders and key employees may terminate their positions with us at any time. Due to the small number of employees at some of the Vants, the loss of key employee may have a larger impact on our business. In particular, we rely on a limited number of employees in certain key jurisdictions, including the UK, Switzerland and Bermuda. If we lose one or more members of our or the Vants’ senior leadership teams or other key employees, our ability to successfully implement our business strategies could be adversely impacted. Replacing these individuals may be difficult, cause disruption and may take an extended period of time due to the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of, and commercialize product candidates successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate additional key personnel. We do not maintain “key person” insurance for any members of our senior leadership team or other employees.

To encourage valuable employees to remain at our company, in addition to salary and cash incentives, we have provided certain equity awards that vest over time. The value to employees of equity awards that vest over time may be significantly affected by movements in our share price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain invaluable employees, members of our management, scientific and development teams may terminate their employment with us at any time. Although we have employment agreements with our key employees, certain of these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time. Our success also depends on our ability to continue to attract, retain and motivate high skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

Changes in funding for, or disruptions to the operations of, the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products or take action with respect to other regulatory matters can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, the availability of personnel and other resources in light of governmental “stay at home” orders in response to the COVID-19 pandemic, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved, or for other actions to be taken, by relevant government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. Since March 2020, foreign and domestic inspections by the FDA have largely been on hold due to impacts of the COVID-19 pandemic, with the FDA announcing plans in July 2020 to resume prioritized domestic inspections. With respect to pre-approval inspections, FDA has been using other tools and approaches where possible, including requesting existing inspection reports from other foreign regulatory partners, requesting information from applicants, and requesting records and other information directly from facilities and other inspected entities. Should FDA determine that an inspection is necessary for approval of a marketing application and an inspection cannot be completed during the review cycle due to restrictions on travel, the FDA has stated that it generally intends to issue a complete response letter. Further, if there is inadequate information to make a determination on the acceptability of a facility, the FDA may defer action on the application until an inspection can be completed. In 2020, several companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities. Additionally, as of June 23, 2020, the FDA noted it is continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals. On July 16, 2020, the FDA noted that it is continuing to expedite oncology product development with its staff teleworking full-time. However, the FDA may not be able to continue its current pace and approval timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the COVID-19 pandemic and travel restrictions the FDA is unable to complete such required inspections during the review period. If a prolonged government shutdown or disruption to the operations of the FDA occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Similarly, a prolonged government shutdown or disruption to the operations of the USPTO could prevent the timely review of our patent applications, which could delay the issuance of any U.S. patents to which we might otherwise be entitled. Future government shutdowns and similar events could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

We will need to expand our organization and may experience difficulties in managing this growth, which could disrupt operations.

In connection with our continued growth and the Business Combination, we expect to hire, either directly or through our current or future affiliates, additional employees for our managerial, finance and accounting, clinical, scientific and engineering, regulatory, operational, manufacturing, sales and marketing teams. We may have difficulties in connection with identifying, hiring and integrating new personnel. Future growth would impose significant additional responsibilities on management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of operations across our entities, which may result in weaknesses in infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our future growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and ability to commercialize product candidates and new technologies and compete effectively will partly depend on our ability to effectively manage any future growth.

Many of the other pharmaceutical and healthcare technology companies that we compete against for qualified personnel and consultants have greater financial and other resources, different risk profiles and a longer operating history in the industry than us. They also may provide more diverse opportunities and better chances for career advancement. Some of these opportunities may be more appealing to high-quality candidates and consultants than what we have to offer. If we are unable to continue to attract and retain high-quality personnel and consultants, the rate and success at which we can discover and develop product candidates and our business will be harmed.

Our international operations may expose us to business, legal, regulatory, political, operational, financial and economic risks associated with conducting business globally.

Part of our business strategy involves potential expansion internationally with third-party collaborators to seek regulatory approval for our product candidates globally. Doing business internationally involves a number of risks, including but not limited to:

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multiple conflicting and changing laws and regulations such as tax laws, export and import restrictions, employment laws, anti-bribery and anti-corruption laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us or our collaborators to obtain appropriate licenses or regulatory approvals for the sale or use of our product candidate, if approved, in various countries;

•	difficulties in managing operations in different jurisdictions;

•	complexities associated with managing multiple payor-reimbursement regimes or self-pay systems;

•	financial risks, such as longer payment cycles, difficulty enforcing contracts and collecting accounts receivable and exposure to currency exchange rate fluctuations;

•	varying protection for intellectual property rights;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and

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failure to comply with the United States Foreign Corrupt Practices Act (the “FCPA”), including its books and records provisions and its anti-bribery provisions, the United Kingdom Bribery Act 2010 (the “U.K. Bribery Act”), and similar anti-bribery and anti-corruption laws in other jurisdictions, for example by failing to maintain accurate information and control over sales or distributors’ activities.

Any of these risks, if encountered, could significantly harm our future international expansion and operations and, consequently, negatively impact our financial condition, results of operations and cash flows.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our ability to invest in and expand our business and meet our financial obligations, to attract and retain third-party contractors and collaboration partners and to raise additional capital depends on our operating and financial performance, which, in turn, is subject to numerous factors, including the prevailing economic and political conditions and financial, business and other factors beyond our control, such as the rate of unemployment, the number of uninsured persons in the United States, political influences and inflationary pressures. For example, an overall decrease in or loss of insurance coverage among individuals in the United States as a result of unemployment, underemployment or the repeal of certain provisions of the ACA may decrease the demand for healthcare services and pharmaceuticals. If fewer patients are seeking medical care because they do not have insurance coverage, we may experience difficulties in any eventual commercialization of our product candidates and our business, results of operations, financial condition and cash flows could be adversely affected.

In addition, our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets upon which pharmaceutical and biopharmaceutical companies such as us are dependent for sources of capital. In the past, global financial crises have caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including a reduced ability to raise additional capital when needed on acceptable terms, if at all, and weakened demand for our product candidates. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

We face significant competition in an environment of rapid technological and scientific change, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer, more advanced or more effective than ours, which may negatively impact our ability to successfully market or commercialize any product candidates we may develop and ultimately harm our financial condition.

The development and commercialization of new drug products is highly competitive. We may face competition with respect to any product candidates that we seek to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

There are a number of large pharmaceutical and biotechnology companies that are currently pursuing the development and commercialization of products for the treatment of the indications that we are pursuing, including, but not limited to:

•	Roflumilast, a PDE4 inhibitor, a potential competitor to tapinarof, in development by Dermavant for the topical treatment of psoriasis;

•	Teprotumumab, an insulin-like growth factor-1 receptor inhibitor, a potential competitor to IMVT-1401, in development by Immunovant for the treatment of thyroid eye disease;

•	Efgartigimod, an anti-FcRn antibody fragment, and nipocalimab, an anti-FcRn antibody, both potential competitors to IMVT-1401, in development by Immunovant for the treatment of myasthenia gravis; and

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CTX001, a gene-editing therapy and LentiGlobin, a gene therapy delivering a modified form of adult hemoglobin, both potential competitors to ARU-1801, in development by Aruvant for the treatment of sickle cell disease.

If any of these or other competitors, including competitors for our other product candidates, receive FDA approval before we do, our product candidates would not be the first treatment on the market, and our market share may be limited. In addition to competition from other companies targeting our target indications, any products we may develop may also face competition from other types of therapies.

Many of our current or potential competitors, either alone or with their strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Furthermore, currently approved products could be discovered to have application for treatment of our targeted disease indications or similar indications, which could give such products significant regulatory and market timing advantages over our product candidates. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours and may obtain orphan product exclusivity from the FDA for indications that we are targeting, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, products or technologies developed by our competitors may render our potential product candidates uneconomical or obsolete and we may not be successful in marketing any product candidates we may develop against competitors.

In addition, we could face litigation or other proceedings with respect to the scope, ownership, validity and/or enforceability of our patents relating to our competitors’ products and our competitors may allege that our products infringe, misappropriate or otherwise violate their intellectual property. The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize.

The markets in which our healthcare technology Vants participate are competitive, and if we do not compete effectively, our business and operating results could be adversely affected.

The overall market for healthcare technologies and software is global, rapidly evolving, competitive and subject to changing technology and shifting customer focus. Our healthcare technology Vants, including Datavant, a healthcare data infrastructure company, Lokavant, a clinical trial technology company, and Alyvant, a salesforce technology company, face competition from well-established providers of these solutions, certain of which may have long-standing relationships with many of our current and potential customers, including large biopharmaceutical companies. We also face competition from solutions that biopharmaceutical companies develop internally and from smaller companies that offer products and services directed at more specific markets than we target, enabling these smaller competitors to focus a greater proportion of their efforts and resources on these markets, as well as a large number of companies that have been founded with the goal of applying machine learning technologies to drug discovery.

Many of our competitors are able to devote greater resources to the development, promotion, and sale of their software solutions and services. Third parties with greater available resources and the ability to initiate or withstand substantial price competition could acquire our current or potential competitors. Our competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their product offerings or resources. If our competitors’ products, services or technologies become more accepted than our solutions, if our competitors are successful in bringing their products or services to market earlier than ours, if our competitors are able to respond more quickly and effectively to new or changing opportunities, technologies, or customer requirements, or if their products or services are more technologically capable than ours, then the business and prospects of these Vants could be adversely affected.

Roivant and its subsidiaries are subject to litigation and investigation risks which could adversely affect their business, results of operations and financial condition and could cause the market value of the Roivant Common Shares to decline. Insurance coverage may not be available for, or adequate to cover, all potential exposure for litigation and other business risks.

Roivant and its subsidiaries are from time to time subject to various litigation matters and claims, including regulatory proceedings, administrative proceedings, securities litigation and other lawsuits, and governmental investigations. In addition, Roivant and its subsidiaries may receive requests for information from governmental agencies in connection with their regulatory or investigatory authority or from private third parties pursuant to subpoena. These proceedings may be complex and prolonged, and may occupy the resources of Roivant’s and its subsidiaries’ management and employees. These proceedings are also costly to prosecute and defend and may involve substantial awards or damages payable by Roivant or its subsidiaries if not favorably resolved. Roivant and its subsidiaries may be required to pay substantial amounts or grant certain rights on unfavorable terms in order to settle such proceedings. We also face risks relating to litigation arising from judgments made by us and the Vants’ as to the materiality of any developments in our businesses, including with respect to pre-clinical and clinical data, and the resulting disclosure (or lack thereof) may give rise to securities litigation.

We maintain insurance policies for litigation and various business risks, but such policies may not be adequate to compensate us for potential losses. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention. Because of the uncertain nature of litigation, investigations and insurance coverage decisions, it is not possible to predict the outcome of these matters, which could have a material adverse effect on the business, results of operations, and financial condition of Roivant and its subsidiaries, as applicable, could impact the ability to consummate a transaction that is challenged or otherwise subject to such litigation and could cause the market value of the Roivant Common Shares to decline.

Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may damage public perception of our gene therapy product candidates and any future products or adversely affect our ability to conduct our business or obtain and maintain marketing approvals for our product candidates.

Public perception may be influenced by claims that gene therapy, including gene editing technologies, is unsafe or unethical, and research activities and adverse events in the field, even if not ultimately attributable to us or our product candidates, could result in increased governmental regulation, unfavorable public perception, challenges in recruiting patients to participate in our clinical studies, potential regulatory delays in the testing or approval of our potential products, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product. More restrictive government regulations or negative public opinion would have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any approved products.

We may not hold a controlling stake in certain of our subsidiaries and thus may not be able to direct our business or the development of our product candidates.

For certain of the Vants, including Arbutus, Datavant and Sio Gene Therapies, we hold less than a majority ownership interest or are otherwise limited in our ability to direct or control the business and the development of the product candidates or technologies at the Vant. In addition, for certain other Vants, including Immunovant, we may in the future come to hold less than a majority ownership interest in the Vant. Furthermore, even if we own a majority ownership interest in a Vant, we may not necessarily be able to control the outcome of certain corporate actions. If the business or development of a product candidate at one of these Vants were to face challenges, we would be adversely affected as a result and would be limited in our ability to cause or influence the Vant in question to take appropriate remediative actions.

Our business and operations would suffer in the event of system failures, cyber-attacks or a deficiency in our cyber-security.

Our computer systems, as well as those of various third parties on which we presently rely, or may rely on in the future, including our CROs and other contractors, consultants and law and accounting firms, may sustain damage from computer viruses, unauthorized access, data breaches, phishing attacks, cybercriminals, natural disasters (including hurricanes and earthquakes), terrorism, war and telecommunication and electrical failures. Such information technology systems are additionally vulnerable to security breaches from inadvertent or intentional actions by our employees, third-party vendors, contractors, consultants, business partners, and/or other third parties. Any of the foregoing may compromise our system infrastructure, or that of our third-party vendors and other contractors and consultants, or lead to data leakage. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, sovereign governments and cyber terrorists, has generally increased along with the number, intensity and sophistication of attempted attacks and intrusions from around the world.

We rely on our third-party providers to implement effective security measures and to identify and correct for any such failures, deficiencies or breaches. Although we seek to supervise such third parties’ security measures, our ability to do so is limited. If the information technology systems of our third-party vendors and other contractors and consultants become subject to disruptions or security breaches, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.

We may not be able to anticipate all types of security threats and we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems, or those of our third-party vendors and other contractors and consultants, or other cyber incidents that could have a material adverse effect upon our reputation, business, operations, or financial condition. If any of the aforementioned security events were to occur, it could result in a material disruption of our drug development programs and business operations. For example, the loss of nonclinical or clinical trial data from completed, ongoing or planned trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Similarly, we rely on third parties to supply components for and manufacture our product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and reputational damage and the further development of any product candidate could be delayed. The costs related to significant security breaches or disruptions could be material and exceed the limits of the cybersecurity insurance we maintain against such risks.

We are subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies and contractual obligations could adversely affect our business, including in particular our healthcare technology businesses.

We are subject to data privacy and protection laws and regulations that apply to the collection, transmission, storage and use of personally-identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business, including in particular our healthcare technology businesses. Failure to comply with these laws and regulations could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal information. In particular, regulations promulgated pursuant to HIPAA establish privacy and security standards for covered entities that limit the use and disclosure of individually identifiable health information, or protected health information, and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. While we generally do not receive protected health information subject to HIPAA in our business, we do business with various entities that are subject to HIPAA or that process protected health information, and as HIPAA obligations or our business evolves, we may have to expend resources to understand our obligations, adjust contractual relationships, or change business practices.

In addition, many states in which we operate have laws that protect the privacy and security of sensitive and personal information. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. For example, the California Confidentiality of Medical Information Act (the “CMIA”), a statute similar to HIPAA that expressly applies to pharmaceutical companies, imposes stringent data privacy and security requirements and obligations with respect to the personal health information of California residents. Among other things, the CMIA requires that a patient or employee provide a signed, written authorization for disclosure of his or her personal health information, with limited exceptions, and requires security measures to protect the information. The CMIA authorizes administrative fines and civil penalties of up to $25,000 for willful violations and up to $250,000 if the violation is for purposes of financial gain, as well as criminal fines. In addition, the California Consumer Privacy Act of 2018 (the “CCPA”), which went into effect on January 1, 2020, requires covered businesses to provide substantial disclosures to California residents and honor such residents’ data protection and privacy rights, including the right to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the compromise of highly sensitive personal information, which may increase the likelihood of, and risks associated with, data breach litigation. The CCPA has been amended several times, and will be significantly updated from the California Privacy Rights Act (the “CPRA”), a ballot initiative that passed in November 2020. Effective in most material aspects starting on January 1, 2023, the CPRA’s amendments to the CCPA will expand California residents’ rights with respect to certain sensitive personal information and give California residents’ a right to opt out of the sharing of certain personal information for targeted online advertising. The CPRA also created a new state agency vested with authority to implement and enforce the CCPA and the CPRA. Virginia also recently enacted a CCPA/CPRA-like law, the Virginia Consumer Data Privacy Act (the “VDCPA”), to provide its residents with similar rights. New legislation enacted in various other states will continue to shape the data privacy environment nationally. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to confidential, sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. The effects on our business of the

CMIA, CCPA, CPRA, VDCPA and other similar state laws and general consumer protection authorities are potentially significant, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. Privacy laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law to which we may be subject.

Outside of the United States, laws, regulations and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal information. For example, in the European Economic Area (the “EEA”), the collection and use of personal data is governed by the provisions of the General Data Protection Regulation (the “GDPR”). The GDPR came into effect in May 2018, superseding the European Union Data Protection Directive, and imposing more stringent data privacy and security requirements on companies in relation to the processing of personal data. The GDPR, together with national legislation, regulations and guidelines of the EU member states governing the processing of personal data, impose strict obligations on controllers, including inter alia: (i) accountability and transparency requirements, and enhanced requirements for obtaining valid consent; (ii) obligations to consider data protection as any new products or services are developed and to limit the amount of personal data processed; (iii) obligations to comply with data protection rights of data subjects; and (iv) reporting of certain personal data breaches to the supervisory authority without undue delay (and no later than 72 hours where feasible). The GDPR also prohibits the transfer of personal data from the EEA to countries outside of the EEA unless made to a country deemed to have adequate data privacy laws by the European Commission or a data transfer mechanism has been put in place. Until recently, one such data transfer mechanism was the EU-US Privacy Shield, but the Privacy Shield was invalidated for international transfers of personal data in July 2020 by the Court of Justice of the European Union (“CJEU”). The CJEU upheld the validity of standard contractual clauses (“SCCs”) as a legal mechanism to transfer personal data but companies relying on SCCs will, subject to additional guidance from regulators in the EEA and the UK, need to evaluate and implement supplementary measures that provide privacy protections additional to those provided under SCCs. It remains to be seen whether SCCs will remain available and whether additional means for lawful data transfers will become available. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. Such fines are in addition to any civil litigation claims by customers and data subjects. European data protection authorities may interpret the GDPR and national laws differently and impose additional requirements, which contributes to the complexity of processing personal data in or from the EEA.

Further, as of January 1, 2021, and the expiry of transitional arrangements agreed to between the United Kingdom and EU (i.e., following the United Kingdom’s exit from the EU – otherwise known as Brexit), data processing in the United Kingdom is governed by a United Kingdom version of the GDPR (combining the GDPR and the Data Protection Act 2018), exposing us to two parallel regimes, each of which potentially authorizes similar fines and other potentially divergent enforcement actions for certain violations. With respect to transfers of personal data from the EEA to the United Kingdom, on June 28, 2021 the European Commission issued an adequacy decision in respect of the United Kingdom’s data protection framework, enabling data transfers from EU member states to the United Kingdom to continue without requiring organizations to put in place contractual or other measures in order to lawfully transfer personal data between the territories. While it is intended to last for at least four years, the European Commission may unilaterally revoke the adequacy decision at any point, and if this occurs it could lead to additional costs and increase our overall risk exposure. Moreover, other countries have also passed or are considering passing laws requiring local data residency or restricting the international transfer of data.

If we or our third party service providers are unable to properly protect the privacy and security of personal information, or other sensitive data we process in our business, we could be found to have breached our contracts. Further, if we fail to comply with applicable privacy laws, we could face civil and criminal penalties. Enforcement activity from state Attorneys General, the FTC, EU Data Protection Authorities and other regulatory authorities in relation to privacy and cybersecurity matters can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. We cannot be sure how these privacy laws and regulations will be interpreted, enforced or applied to our operations.

In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems.

Data privacy remains an evolving landscape at both the domestic and international level, with new regulations coming into effect. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices and our efforts to comply with the evolving data protection rules may be unsuccessful. Significant resources are needed to understand and comply with this changing landscape. Failure to comply with federal, state and international laws regarding privacy and security of personal information could expose us to penalties under such laws. Any such failure to comply with data protection and privacy laws could result in government-imposed fines or orders requiring that we change our practices or unwind certain lines of business, claims for damages or other liabilities, regulatory investigations and enforcement action, litigation and significant costs for remediation, any of which could adversely affect our business. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm our business, financial condition, results of operations or prospects.

Our or our affiliates’ employees, independent contractors, principal investigators, consultants, commercial collaborators, service providers and other vendors or potential collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could harm our results of operations.

We are exposed to the risk that our or our affiliates’ employees and contractors, including principal investigators, CROs, CMOs, consultants, commercial collaborators, service providers and other vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other unauthorized activities that violate the laws and regulations of the FDA and other similar regulatory bodies, including those laws that require the reporting of true, complete and accurate information to such regulatory bodies; manufacturing and the FDA’s GCP, GLP and GMP standards; federal, state and foreign healthcare fraud and abuse laws and data privacy; or laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, kickbacks, self-dealing, bribery, corruption, antitrust violations and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creating fraudulent data in our nonclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee or third-party misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations.

Additionally, we are subject to the risk that a person, including any person who may have engaged in any fraud or misconduct, or government agency could allege such fraud or other misconduct, even if none occurred. Furthermore, we rely on our CROs and clinical trial sites to adequately report data from our ongoing clinical trials. Moreover, in some instances, our licensing partners conduct clinical trials with respect to product candidates in different territories and we rely on any such partners to share data from their ongoing clinical trials as required under our agreements with such partners. For example, any failure by such parties to adequately report safety signals to us in a timely manner from any such trials may also affect the approvability of our product candidates or cause delays and disruptions for the approval of our product candidates, if at all. If our or our affiliates’ employees, independent contractors, principal investigators, consultants, commercial collaborators, service providers or other vendors are alleged or found to be in violation of any such regulatory standards or requirements, or become subject to a corporate integrity agreement or similar agreement and curtailment of our operations, it could have a significant impact on our business and financial results, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, suspension or delay in our clinical trials, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, FDA debarment, contractual damages, reputational harm, diminished profits and future earnings, and additional reporting requirements and oversight, any of which could harm our ability to operate our business and our results of operations.

Potential product liability lawsuits against us could cause us to incur substantial liabilities and limit commercialization of any product candidates that we may develop.

The use of existing product candidates in clinical trials and the sale of any product candidates for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, other pharmaceutical companies or others taking or otherwise coming into contact with our product candidates. On occasion, large judgments have been awarded in class action lawsuits where drugs have had unanticipated harmful effects. If we cannot successfully defend against product liability claims, it could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation and significant negative media attention;

•	delay or termination of clinical trials, or withdrawal of participants from our clinical trials;

•	significant costs to defend the related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	inability to commercialize existing product candidates or any future product candidate, if approved;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	decreased demand for existing product candidates or any future product candidate, if approved; and

•	loss of revenue.

The product liability insurance we currently carry, and any additional product liability insurance coverage we acquire in the future, may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If we obtain marketing approval for product candidates, we intend to acquire insurance coverage to include the sale of commercial product candidates; however, it may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. A successful product liability claim or series of claims brought against us could adversely affect our results of operations and business, including preventing or limiting the commercialization of any product candidates, if approved, that we develop.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Certain of our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

We or the third parties upon whom we depend may be adversely affected by earthquakes, outbreak of disease or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Earthquakes or other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our offices, that damaged critical infrastructure, such as the manufacturing facilities of our third-party CMOs, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about our research, product candidates, investigational medicines and the diseases our product candidates and investigational medicines are being developed to treat. Social media practices in the biopharmaceutical industry continue to evolve and regulations relating to such use are not always clear. This evolution creates uncertainty and risk of noncompliance with regulations applicable to our business, resulting in potential regulatory actions against us. For example, patients may use social media channels to comment on their experience in an ongoing blinded clinical study or to report an alleged adverse event. When such disclosures occur, there is a risk that we fail to monitor and comply with applicable adverse event reporting obligations or we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our development candidates and investigational medicines. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website. Furthermore, our employees, affiliates and/or business partners may use social media for their personal use, and their activities on social media or in other forums could result in adverse publicity for us. Any negative publicity as a result of social media posts, whether or not such claims are accurate, could adversely impact us. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions, or incur other harm to our business.

The United Kingdom’s withdrawal from the European Union may adversely impact our ability to obtain regulatory approvals of our product candidates in the European Union and may require us to incur additional expenses in order to develop, manufacture and commercialize our product candidates in the European Union.

Our headquarters are located in the United Kingdom. The United Kingdom formally exited the EU, commonly referred to as Brexit, on January 31, 2020. Under the terms of its departure, the United Kingdom entered a transition period (the “Transition Period”), during which it continued to follow all EU rules. The Transition Period ended on December 31, 2020. On December 30, 2020, the United Kingdom and European Union signed the Trade and Cooperation Agreement, which includes an agreement on free trade between the two parties.

There is considerable uncertainty resulting from a lack of precedent and the complexity of the United Kingdom and the EU’s intertwined legal regimes as to how Brexit (following the Transition Period) will impact the life sciences industry in Europe, including our company, including with respect to ongoing or future clinical trials. The impact will largely depend on the model and means by which the United Kingdom’s relationship with the EU is governed post-Brexit and the extent to which the United Kingdom chooses to diverge from the EU regulatory framework. For example, following the Transition Period, Great Britain will no longer be covered by the centralized procedures for obtaining EU-wide marketing authorizations and our products will therefore require a separate marketing authorization to allow us to market such products in Great Britain. It is unclear as to whether the relevant authorities in the EU and the United Kingdom are adequately prepared for the additional administrative burden caused by Brexit. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, would prevent us from or delay us commercializing our product candidates in the United Kingdom and/or the EEA and restrict our ability to generate revenue and achieve and sustain profitability. In the short term, following the expiry of the Transition Period there is a risk of disrupted import and export processes due to a lack of administrative processing capacity by the respective United Kingdom and EU customs agencies that may delay time-sensitive shipments and may negatively impact our product supply chain. Further, under current plans, orphan designation in the United Kingdom (or Great Britain, depending on whether there is a prior centralized marketing authorization in the EEA) following Brexit is to be based on the prevalence of the condition in Great Britain as opposed to the current position where prevalence in the EU is the determinant. It is therefore possible that conditions that are currently designated as orphan conditions in the United Kingdom will no longer be and that conditions are not currently designated as orphan conditions in the European Union will be designated as such in the United Kingdom.

If any of these outcomes occur, we may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom and/or EEA for our product candidates, which could significantly and materially harm our business. There is a degree of uncertainty regarding the overall impact that Brexit will have on (i) the marketing of pharmaceutical products, (ii) the process to obtain regulatory approval in the United Kingdom for product candidates or (iii) the award of exclusivities that are normally part of the EU legal framework (for instance Supplementary Protection Certificates, Pediatric Extensions or Orphan exclusivity).

Brexit may also result in a reduction of funding to the EMA once the United Kingdom no longer makes financial contributions to European institutions, such as the EMA. If funding to the EMA is so reduced, it could create delays in the EMA issuing regulatory approvals for our product candidates and, accordingly, have a material adverse effect on our business, financial condition, results of operations or prospects.

In addition, we may be required to pay taxes or duties or be subjected to other hurdles in connection with the importation of our product candidates into the EU, or we may incur expenses in establishing a manufacturing facility in the EU in order to circumvent such hurdles. If any of these outcomes occur, we may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom or the EU for our product candidates, or incur significant additional expenses to operate our business, which could significantly and materially harm or delay our ability to generate revenues or achieve profitability of our business.

As a result of Brexit, other EU Member States may seek to conduct referenda with respect to their continuing membership with the EU. Given these possibilities and others we may not anticipate, as well as the absence of comparable precedent, it is unclear what financial, regulatory and legal implications the withdrawal of the United Kingdom from the EU will have and how such withdrawal will affect us, and the full extent to which our business could be adversely affected.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

We rely, and will continue to rely, upon a combination of patents, trademarks, trade secret protection and confidentiality agreements with employees, consultants, collaborators, advisors and other third parties to protect the intellectual property related to our brand, current and future drug development programs and product candidates. Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our product candidates and any future product candidates. We seek to protect our proprietary position by in-licensing or acquiring intellectual property and filing patent applications in the United States and abroad related to our current and future development programs and product candidates, defending our intellectual property rights against third-party challenges and enforcing our intellectual property rights to prevent third-party infringement. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Furthermore, there is always a risk that our licensed or owned issued patents and any pending and future patent applications may not protect our product candidates, in whole or in part, and may not effectively prevent others from commercializing competitive product candidates, or that an alteration to product candidates or processes may provide sufficient basis for a competitor to avoid infringing our patent claims. The risks associated with patent rights generally apply to patent rights that we in-license now or in the future, as well as patent rights that we may own now or in the future.

It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of their research and development output, such as employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to obtain patent protection. In addition, while we have pre-publication review procedures in effect, premature or inadvertent publication of potentially patentable subject matter could preclude our ability to obtain patent protection. We may choose not to seek patent protection for certain innovations or product candidates and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope and, in any event, any patent protection we obtain may be limited. As a result, product candidates may not be protected by patents in all jurisdictions. We generally apply for patents in those countries where we intend to make, have made, use, offer for sale, or sell product candidates and where we assess the risk of infringement to justify the cost of seeking patent protection. However, we do not seek protection in all countries where we intend to sell product candidates and we may not accurately predict all the countries where patent protection would ultimately be desirable. If we fail to timely file a patent application in any such country or major market, we may be precluded from doing so at a later date. The patent applications that we own or in-license may fail to result in issued patents with claims that cover product candidates in the United States or in other countries. We may also inadvertently make statements to regulatory agencies during the regulatory approval process that may be inconsistent with positions that have been taken during prosecution of our patents, which may result in such patents being narrowed, invalidated or held unenforceable.

The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates or any future product candidate in the United States or in other countries. Our pending PCT patent applications are not eligible to become issued patents until, among other things, we file a national stage patent application within 30 months in the countries in which we seek patent protection. If we do not timely file any national stage patent applications, we may lose our priority date with respect to our PCT patent applications and any patent protection on the inventions disclosed in such PCT patent applications. We cannot guarantee any current or future patents will provide us with any meaningful protection or competitive advantage.

For example, any issued patents might not cover the pharmaceutical composition of the product candidate that is ultimately commercialized. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending patent application or be used to invalidate an issued patent. The examination process may require us to narrow our claims, which may limit the scope of patent protection that we may ultimately obtain. Even if patents do successfully issue and even if such patents cover our product candidates or any future product candidate, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowly construed, invalidated, or held unenforceable, any of which could limit our ability to prevent competitors and other third parties from developing and marketing similar product candidates or limit the length of terms of patent protection we may have for our product candidates and technologies. Other companies may also design around technologies we have patented, licensed or developed. In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing product candidates or practicing our own patented technology or impose a substantial royalty burden to do so. Any successful opposition to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced. If any of our patents are challenged, invalidated, circumvented by third parties or otherwise limited or expire prior to the commercialization of our product candidates, and if we do not own or have exclusive rights to other enforceable patents protecting our product candidates or other technologies, competitors and other third parties could market product candidates and use processes that are substantially similar to, or superior to, ours and our business would suffer.

If the patent applications we hold or have in-licensed with respect to our product candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for our product candidates or any future product candidate, it could dissuade companies from collaborating with us to develop product candidates, and threaten our ability to commercialize, future drugs. Any such outcome could have a materially adverse effect on our business. Our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. The standards that the U.S. Patent and Trademark Office (the “USPTO”) and its counterparts in other countries use to grant patents are not always applied predictably or uniformly. In addition, the laws of countries other than the United States may not protect our rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in such jurisdictions. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does.

Other parties have developed technologies that may be related or competitive to our own technologies and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own or licensed patent applications or issued patents. Furthermore, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or product candidates, in whole or in part, or which effectively prevent others from commercializing competitive technologies and product candidates. Changes in either the patent laws or interpretation of the patent laws in the

United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Patent reform legislation in the United States, including the Leahy-Smith America Invents Act (“the Leahy-Smith Act”), could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act was signed into law on September 16, 2011 and includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to challenge the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. After March 15, 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications, our ability to obtain future patents, and the enforcement or defense of our issued patents, all of which could harm our business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. We are currently and may in the future be subject to third-party pre-issuance submissions of prior art to the USPTO or its equivalents and we or our licensors have in the past, and may in the future, become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings in the U.S. or in other jurisdictions challenging our patent rights or the patent rights of others. A third party may also claim that our owned or licensed patent rights are invalid or unenforceable in a litigation. For example, three U.S. patents (U.S. Patent Nos. 8,058,069 , 9,364,435 and 9,404,127) relating to lipid nanoparticle molar ratios and the aggregation of lipid nanoparticles that Genevant exclusively licenses from Arbutus Biopharma Corp. (“Arbutus”) were the subject of inter partes review proceedings brought by Moderna Therapeutics, Inc. (“Moderna”) before the Patent Trial and Appeal Board of the USPTO (“PTAB”). The PTAB upheld all claims of U.S. Patent No. 8,058,069, invalidated some of the claims of U.S. Patent No. 9,364,435 and invalidated all claims of U.S. Patent No. 9,404,127. The PTAB’s decisions with respect to U.S. Patent Nos. 8,058,069 and 9,364,435 are currently on appeal at the United States Court of Appeals for the Federal Circuit. The Federal Circuit vacated and remanded the PTAB’s decision on U.S. Patent No. 9,494,127, and the PTAB’s decision with respect to U.S. Patent No. 9,494,127 patent is currently held in administrative abeyance, pending a review following a recent Supreme Court ruling in an unrelated case. Additionally, one European patent (EU patent no. EP2279254) relating to lipid nanoparticle molar ratios that Genevant exclusively licenses from Arbutus is the subject of an opposition proceeding brought by Merck Sharp & Dohme Corporation and Moderna at the European Patent Office Opposition Division. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or product candidates and compete directly with us, without payment to us, result in our inability to manufacture or commercialize product candidates without infringing third-party patent rights or result in our breach of agreements pursuant to which we license such rights to our collaborators or licensees. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and product candidates, or limit the duration of the patent protection of our technology and product candidates. Such challenges also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Even if they are unchallenged, our owned and licensed patents and pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our owned or licensed patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. For example, a third party may develop a competitive product that provides benefits similar to one or more of our product candidates but that falls outside the scope of our patent protection. Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however the life of a patent, and the protection it affords, is limited. Without patent protection for our current or future product candidates, it may be open to competition from generic versions of such product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to our own and, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Patent terms and their scope may be inadequate to protect our competitive position on current and future product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. In certain instances, the patent term may be adjusted to add additional days to compensate for delays incurred by the USPTO in issuing the patent. Also, the patent term may be extended for a period of time to compensate for at least a portion of the time a product candidate was undergoing FDA regulatory review. However, the life of a patent, and the protection it affords, is limited. Even if patents covering product candidates are obtained, once the patent life has expired, we may be open to competition from competitive product candidates, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. For example, the patent covering the use of tapinarof as an active ingredient to treat psoriasis and atopic dermatitis, but not limited to any formulation, expired in December 2020. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to ours.

We do not currently and may not in the future own or license any issued composition of matter patents covering certain of our product candidates, including tapinarof, and we cannot be certain that any of our other issued patents will provide adequate protection for such product candidates.

Composition-of-matter patents on the active pharmaceutical ingredient (“API”) in prescription drug products are generally considered to be the strongest form of intellectual property protection for drug products because those types of patents provide protection without regard to any particular method of use or manufacture or formulation of the API used. While we generally seek composition of matter patents for our product candidates, such patents may not be available for all of our product candidates. For example, we do not own or in-license any issued composition of matter patents in the United States or any other jurisdiction with respect to tapinarof. Instead, we rely on an issued U.S. patent claiming topical formulations of tapinarof, including the formulation studied in Phase 3, and an issued U.S. patent covering methods of using the patented topical formulations to treat inflammatory diseases, including psoriasis and atopic dermatitis. The formulation and method-of-use patents have natural expiration dates in 2036. We additionally rely on a drug substance (“DS”) patent covering the high purity commercial crystal form of the DS, the commercial DS synthesis and several novel intermediates that are formed in the synthesis, which has a natural expiration date in 2038.

Method-of-use patents protect the use of a product for the specified method and formulation patents cover formulations of the API. These types of patents do not prevent a competitor or other third party from developing or marketing an identical product for an indication that is outside the scope of the patented method or from developing a different formulation that is outside the scope of the patented formulation. Moreover, with respect to method-of-use patents, even if competitors or other third parties do not actively promote their product for our targeted indications or uses for which we may obtain patents, physicians may recommend that patients use these products off-label, or patients may do so themselves. Although off-label use may infringe or contribute to the infringement of method-of-use patents, the practice is common, and this type of infringement is difficult to prevent or prosecute.

Our owned and licensed patents and pending patent applications, if issued, may not adequately protect our intellectual property or prevent competitors or others from designing around our patent claims to circumvent our owned or licensed patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. If the breadth or strength of protection provided by the patents and patent applications we own or license with respect to our product candidates is not sufficient to impede such competition or is otherwise threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we do not obtain protection under the Hatch-Waxman Amendments by extending the patent term, our business may be harmed.

Our commercial success will largely depend on our ability to obtain and maintain patent and other intellectual property in the United States and other countries with respect to our proprietary technology, product candidates and our target indications. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting our product candidates might expire before or shortly after such candidate begins to be commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents.

Depending upon the timing, duration and specifics of FDA marketing approval of product candidates, one or more of our U.S. patents may be eligible for a limited patent term extension (“PTE”) under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years beyond the normal expiration of the patent as compensation for patent term lost during development and the FDA regulatory review process, which is limited to the approved indication (and potentially additional indications approved during the period of extension) covered by the patent. This extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and is limited to only one patent that covers the approved product, the approved use of the product, or a method of manufacturing the product. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time-period or the scope of patent protection afforded could be less than we request. Even if we are able to obtain an extension, the patent term may still expire before or shortly after we receive FDA marketing approval.

If we are unable to extend the expiration date of our existing patents or obtain new patents with longer expiry dates, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and pre-clinical data to obtain approval of competing product candidates following our patent expiration and launch their product earlier than might otherwise be the case.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated as a result of non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and other patent agencies in other jurisdictions in several stages over the lifetime of the patent. The USPTO and various national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In certain circumstances, we rely on our licensing partners to pay these fees due to U.S. and non-U.S. patent agencies and to take the necessary action to comply with these requirements with respect to our licensed intellectual property. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent applications, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our product candidates or any future product candidate, our competitors might be able to enter the market earlier than anticipated, which would have an adverse effect on our business.

We rely on certain in-licensed patents and other intellectual property rights in connection with our development of certain product candidates and, if we fail to comply with our obligations under our existing and any future intellectual property licenses with third parties, we could lose license rights that are important to our business.

Our ability to develop and commercialize product candidates is dependent on licenses to patent rights and other intellectual property granted to it by third parties. Further, development and commercialization of our current product candidates, and development of any future product candidates, may require us to enter into additional license or collaboration agreements.

Our current license agreements impose, and future agreements may impose, various development, diligence, commercialization and other obligations on us and require us to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. If we fail to comply with our obligations under these licenses, our licensors may have the right to terminate these license agreements, in which event we may not be able to market our product candidates. Termination of any of our license agreements or reduction or elimination of our licensed rights may also result in our having to negotiate new or reinstated licenses with less favorable terms. Additionally, certain provisions in our intellectual property agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could affect the scope of our rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement, either of which could harm our business, financial condition, results of operations and prospects. For example, disputes may arise with respect to our current or future licensing agreement include disputes relating to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	our financial or other obligations under the license agreement;

•	the extent to which our technology and product candidates infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights;

•	our diligence obligations under the license agreements and what activities satisfy those diligence obligations;

•	the inventorship or ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•	the priority of invention of patented technology.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize our product candidates. If our licenses are terminated, we may lose our rights to develop and market our technology and product candidates, lose patent protection for our product candidates and technology, experience significant delays in the development and commercialization of our product candidates, or incur liability for damages. In addition, we may need to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties, including our competitors, to receive licenses to a portion of the intellectual property that is subject to our existing licenses and to compete with our product candidates.

Furthermore, if our licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical or competitive to ours and we may be required to cease our development and commercialization of certain of our product candidates. Moreover, if disputes over intellectual property that we license prevent or impair our ability to maintain other licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. In addition, certain of these license agreements, may not be assignable by us without the consent of the respective licensor, which may have an adverse effect on our ability to engage in certain transactions. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain or enforce the patents, covering technology that it licenses from third parties. For example, pursuant to the CCHMC License Agreement, as defined below, CCHMC controls such activities for certain patents licensed to ASG under such agreement, subject to ASG’s right to review and comment. Therefore, we cannot be certain that these or other patents will be prosecuted, maintained and enforced in a manner consistent with the best interests of our business. Additionally, we may not have sufficient ability to provide input into the patent prosecution, maintenance and defense process with respect to such patents, and our licensors may fail to take the steps that we believe are necessary or desirable in order to obtain, maintain, defend and enforce the licensed patents. If our current or future licensors or collaboration partners fail to obtain, maintain, defend, protect or enforce any patents or patent applications licensed to us, our rights to such patents and patent applications may be reduced or eliminated and our right to develop and commercialize product candidates that are the subject of such licensed rights could be adversely affected.

Furthermore, certain of our current and future licenses may not provide us with exclusive rights to use the licensed intellectual property and technology, or may not provide us with rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and product candidates in the future. The intellectual property portfolio licensed to us by our licensors at least in some respects, may therefore be used by such licensors or licensed to third parties, and such third parties may have certain enforcement rights with respect to such intellectual property. For example, Immunovant does not have rights to develop, manufacture, use or commercialize IMVT-1401 or file or enforce patents relating to these assets in territories other than the United States, Canada, Mexico, the E.U., the U.K., Switzerland, the Middle East, North Africa and Latin America, as such rights in other jurisdictions have been retained by HanAll or licensed by HanAll to third parties. Additionally, Dermavant does not have the right to develop, manufacture, use or commercialize tapinarof in China, including Hong Kong, Macau or Taiwan, as such rights were retained by Welichem. Patents licensed to us could be put at risk of being invalidated or interpreted narrowly in litigation filed by or against our licensors or another licensee or in administrative proceedings brought by or against our licensors or another licensee in response to such litigation or for other reasons. As a result, we may not be able to prevent competitors or other third parties from developing and commercializing competitive products, including in territories covered by our licenses.

Third party claims or litigation alleging infringement, misappropriation or other violations of third-party patents or other proprietary rights or seeking to invalidate our patents or other proprietary rights, may delay or prevent the development and commercialization of our product candidates and any future product candidate.

Our commercial success depends in part on our avoidance of infringement, misappropriation and other violations of the patents and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe, misappropriate or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Our competitors or other third parties may assert infringement claims against us, alleging that our product candidates are covered by their patents. We cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, derivation and administrative law proceedings, inter partes review, and post-grant review before the USPTO, as well as oppositions and similar processes in other jurisdictions. Numerous U.S. and non-U.S. issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility, the risk increases that our product candidates or other business activities may be subject to claims of infringement of the patent and other proprietary rights of third parties. Third parties may assert that we are infringing their patents or employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. For example, we are aware of third-party patents that, if issued as patents, patent applications, could be construed in a manner that negatively impacts the commercialization of ARU-1801. If any such patents were held by a court of competent jurisdiction to cover ARU-1801, we may be required to cease development or commercialization of ARU-1801 unless we obtain a license under the applicable patents, or until such patents expire. Such a license may not be available on commercially reasonable terms, may only be available on a non-exclusive basis or may not be available at all. We could also be required to pay damages, which could be significant, including treble damages and attorneys’ fees if we are found to have willfully infringed such patents.

Additionally, because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover any of our product candidates, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. In addition, we may be subject to claims that we are infringing other intellectual property rights, such as trademarks or copyrights, or misappropriating the trade secrets of others, and to the extent that our employees, consultants or contractors use intellectual property or proprietary information owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions, which could be time-consuming and divert the attention of senior management.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful infringement or other intellectual property claim against it, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our affected product candidates, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our product candidates, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because the competitors have substantially greater resources. In addition, intellectual property litigation, regardless of its outcome, may cause negative publicity, adversely impact prospective customers, cause product shipment delays, or prohibit us from manufacturing, marketing or otherwise commercializing our product candidates, services, and technology. Any uncertainties resulting from the initiation and continuation of any litigation could adversely impact our ability to raise additional funds or otherwise harm our business, results of operation, financial condition or cash flows.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, which could adversely impact the price of our common shares.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might harm our ability to develop and market our product candidates.

We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is or may be relevant to or necessary for the commercialization of product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. In addition, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Therefore, patent applications covering our product candidates could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our product candidates, any future product candidates, or the use thereof, provided such pending patent applications result in issued patents. Our ability to develop and market our product candidate or any future product candidates can be adversely affected in jurisdictions where such patents are issued.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our product candidates. We may incorrectly determine that our product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect and we may incorrectly conclude that a third-party patent is invalid or unenforceable. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our product candidates or any future product candidates, if approved.

If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our product candidates that are held to be infringing. We might, if possible, also be forced to redesign product candidates or services so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

We may be involved in lawsuits to protect or enforce our patents, the patents of our licensors or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe, misappropriate or otherwise violate our patents, the patents of our licensors or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file and prosecute legal claims against one or more third parties, which can be expensive and time-consuming, even if ultimately successful. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. The standards that courts use to interpret patents are not always applied predictably or uniformly and can change, particularly as new technologies develop. As a result, we cannot predict with certainty how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court. Further, even if we prevail against an infringer in U.S. district court, there is always the risk that the infringer will file an appeal and the district court judgment will be overturned at the appeals court and/or that an adverse decision will be issued by the appeals court relating to the validity or enforceability of our patents. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly in a manner insufficient to achieve our business objectives, or could put our patent applications at risk of not issuing. The initiation of a claim against a third party may also cause the third party to bring counter claims against us such as claims asserting that our patents are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or lack of written description or statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as ex parte reexaminations, inter partes review, or post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art, of which it and the patent examiner were unaware during prosecution. For the patents and patent applications that we have licensed, we may have limited or no right to participate in the defense of any licensed patents against challenge by a third party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future product candidates. Such a loss of patent protection could harm our business. Additionally, any adverse outcome could allow third parties to commercialize our products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. We may not be able to detect or prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Our business could be harmed if in litigation the prevailing party does not offer us a license on commercially reasonable terms. Any litigation or other proceedings to enforce our intellectual property rights may fail, and even if successful, may result in substantial costs and distract our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common shares.

We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors or other third parties may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our issued patent, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our shareholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

Because many of the patents we own are owned by our subsidiaries, and in certain cases by subsidiaries that are not or will not be directly commercializing products, we may not be in a position to obtain a permanent injunction against a third party that is found to infringe our patents.

Many patents that we own are assigned to our subsidiaries or to their respective subsidiaries. For example, any patents that Immunovant owns are assigned to its wholly-owned subsidiary Immunovant Sciences GmbH and any patents that Dermavant owns are assigned to its wholly-owned subsidiary Dermavant Sciences GmbH. If a third party is found to be infringing such patents, we and our direct subsidiaries may not be able to permanently enjoin the third party from making, using, offering for sale or selling the infringing product or activity for the remaining life of such patent in the United States or other jurisdictions when the patent is assigned to a subsidiary, which is not the entity that is or would be commercializing a potentially competitive product or service. In such a circumstance, such third party may be able to compete with us or our subsidiaries, which could have a material adverse effect on our competitive position, business, financial condition, results of operations, and prospects.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States or USPTO rules and regulations could increase the uncertainties and costs.

The United States has recently enacted and implemented wide-ranging patent reform legislation. In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and pending patent applications. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. For example, the Biden administration recently indicated its support for a proposal at the World Trade Organization to waive patent rights with respect to COVID-19 vaccines. Any waiver of our patent or other intellectual property protection by the U.S. and other foreign governments, including with respect to Genevant’s licensed LNP delivery technology as used in connection with mRNA vaccine delivery, could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Depending on actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we have licensed or that we might obtain in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we have licensed or that we may obtain in the future. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and non-U.S. legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future.

In addition, the United States federal government retains certain rights in inventions produced with its financial assistance under the Bayh-Dole Act. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” For example, the research resulting in certain of our in-licensed patent rights and technology for certain product candidates was funded in part by the U.S. federal government. As a result, the federal government may have certain rights to such patent rights and technology, which include march-in rights. If the federal government decides to exercise these rights, it is not required to engage us as its contractor in connection with doing so. The federal government’s rights may also permit it to disclose our confidential information to third parties and to exercise march-in rights to use or allow third parties to use our licensed technology. The federal government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, or because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. Further, the recipient of U.S. government funding is required to comply with certain other requirements, including timely disclosing the inventions claimed in such patent rights to the U.S. government and timely electing title to such inventions. The U.S. government has the right to take title to such intellectual property rights if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. We cannot be certain that our current or future licensors will comply with the disclosure or reporting requirements of the Bayh-Dole Act at all times, or be able to rectify any lapse in compliance with these requirements. Any exercise by the government of any of the foregoing rights or by any third party of its reserved rights could have a material adverse effect on our competitive position, business, financial condition, results of operations, and prospects.

The validity, scope and enforceability of any patents listed in the Orange Book that cover our product candidates or patents that cover our biologic product candidates can be challenged by third parties.

If one of our product candidates is approved by the FDA and if a third party files an application under Section 505(b)(2) or an abbreviated new drug application (“ANDA”) under Section 505(j) for a generic product containing any of our product candidates, including tapinarof (which, following the natural expiration of our method of use patent family, will be protected only by our formulation patent), and relies in whole or in part on studies conducted by or for us, the third party will be required to certify to the FDA that either: (1) there is no patent information listed in the Orange Book with respect to our NDA for the applicable approved product candidate; (2) the patents listed in the Orange Book have expired; (3) the listed patents have not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patents are invalid or will not be infringed by the manufacture, use or sale of the third party’s generic product. A certification under 21 CFR § 314.94(a)(12)(i)(A)(4) that the new product will not infringe the Orange Book-listed patents for the applicable approved product candidate, or that such patents are invalid, is called a paragraph IV certification. If the third party submits a paragraph IV certification to the FDA, a notice of the paragraph IV certification must also be sent to us once the third party’s ANDA is accepted for filing by the FDA. We may then initiate a lawsuit to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of receipt of the notice automatically prevents the FDA from approving the third party’s ANDA until the earliest of 30 months or the date on which the patent expires, the lawsuit is settled, or the court reaches a decision in the infringement lawsuit in favor of the third party. If we do not file a patent infringement lawsuit within the required 45-day period, the third party’s ANDA will not be subject to the 30-month stay of FDA approval.

Moreover, a third party may challenge the current patents, or patents that may issue in the future, within our portfolio, which could result in the invalidation of some or all of the patents that might otherwise be eligible for listing in the Orange Book for one of our products. If a third party successfully challenges all of the patents that might otherwise be eligible for listing in the Orange Book for one of our products before an ANDA or 505(b)(2) NDA is filed we will be unable to obtain a 30-month stay of FDA approval of a 505(b)(2) or ANDA.

For example, our three issued U.S. patents covering tapinarof may not provide adequate protection from competitive products developed by 505(b)(1) NDA, 505(b)(2) NDA or 505(j) ANDA applicants containing paragraph IV certifications if such applicants are able to design around the three patents. One or more competitors may circumvent these patents by filing a marketing application with the FDA under Sections 505(b)(2) or 505(j) of the Federal Food, Drug and Cosmetic Act containing a paragraph IV certification for a competitive product containing the active moiety in tapinarof and successfully challenging the validity of the three patents or successfully designing around the three patents. Any successful challenge against the three patents and/or designing around one or more of the patents could result in a generic version of tapinarof being commercialized before the expiration of the three patents. If the three patents are successfully challenged or designed around, our business, results of operations, financial condition and prospects would be harmed.

For biologics, the BPCIA provides a mechanism for one or more third parties to seek FDA approval to manufacture or sell a biosimilar or interchangeable versions of brand name biological product candidates. Due to the large size and complexity of biological product candidates, as compared to small molecules, a biosimilar must be “highly similar” to the reference product with “no clinically meaningful differences between the two.” The BPCIA does not require reference product sponsors to list patents in the FDA’s Orange Book and does not include an automatic 30-month stay of FDA approval upon the timely filing of a lawsuit. The BPCIA, however, does require a formal pre-litigation process which includes the exchange of information between a biosimilar applicant and a reference biologic sponsor that includes the identification of relevant patents and each parties’ basis for infringement and invalidity. After the exchange of this information, we may then initiate a lawsuit within 30 days to defend the patents identified in the exchange. If the biosimilar applicant successfully challenges the asserted patent claims, it could result in the invalidation of, or render unenforceable, some or all of the relevant patent claims or result in a finding of non-infringement.

If we are unsuccessful in enforcing our patents against generics or biosimilars, our products could face competition prior to the expiration of the patents which cover such products, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Furthermore, any such litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature, may be very expensive and time-consuming, may divert management’s attention from our core business, and may result in unfavorable results that could limit our ability to prevent third parties from competing with product candidates.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some countries do not protect intellectual property rights to the same extent as laws of the United States.

Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing product candidates made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own product candidates and may also export infringing product candidates to territories where we have patent protection, but enforcement is not as strong as that in the United States. These product candidates may compete with our product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

We do not have patent rights in all countries in which a market may exist. Moreover, in jurisdictions where we do have patent rights, proceedings to enforce such rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing. Additionally, such proceedings could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Thus, we may not be able to stop a competitor from marketing and selling in other countries product candidates and services that are the same as or similar to our product candidates and services, and our competitive position would be harmed.

Many companies have encountered significant problems in protecting and defending intellectual property rights in other jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology product candidates, which could make it difficult for us to stop the infringement of our patents or marketing of competing product candidates in violation of our proprietary rights generally. Proceedings to enforce our patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we are unable to protect the confidentiality of any trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for any product candidates, we may rely on trade secrets, including unpatented software, know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect this software and information, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants.

Because we rely and expect to continue to rely on third parties to manufacture our product candidates and future product candidates, and we collaborate and expect to continue to collaborate with third parties on the development of current and future product candidates, we must, at times, share trade secrets with them. We also conduct joint research and development programs that may require us to share trade secrets under the terms of our research and development partnerships or similar agreements. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share facilities or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in the market. Further, adequate remedies may not exist in the event of unauthorized use or disclosure. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Policing unauthorized use of our or our licensors’ intellectual property is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use. Moreover, enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Despite our efforts to protect our trade secrets, our competitors and other third parties may discover our trade secrets, including our proprietary software, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s or other third party’s discovery of our trade secrets, including our proprietary software, would impair our competitive position and have an adverse impact on our business.

We cannot guarantee that we have entered into non-disclosure, confidentiality agreements, material transfer agreements or consulting agreements with each party that may have or have had access to our trade secrets or proprietary software, technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets and proprietary software, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. In addition, we may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets, including our proprietary software, were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets, including our proprietary software, were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be harmed.

Certain software utilized in our computational drug discovery efforts may include third party open source software. Any failure to comply with the terms of one or more open source software licenses could adversely affect our business, subject us to litigation, or create potential liability.

Certain software utilized in our computational drug discovery efforts may include third party open source software and we expect to continue to incorporate open source software in the future. The use of open source software involves a number of risks, many of which cannot be eliminated and could negatively affect our business. For example, we cannot ensure that we have effectively monitored our use of open source software or that we are in compliance with the terms of the applicable open source licenses or our current policies and procedures. There have been claims against companies that use open source software asserting that the use of such open source software infringes the claimants’ intellectual property rights. As a result, we could be subject to suits by third parties claiming infringement on such third parties’ intellectual property rights. Litigation could be costly for us to defend, have a negative effect on our business, financial condition and results of operations, or require us to devote additional research and development resources to modify our computational drug discovery platform.

Use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties, controls on the origin of the software or other contractual protections regarding infringement claims or the quality of the code, including with respect to security vulnerabilities. In addition, certain open source licenses require that source code for software programs that interact with such open source software be made available to the public at no cost and that any modifications or derivative works to such open source software continue to be licensed under the same terms as the open source software license. The terms of various open source licenses have not been interpreted by courts in the relevant jurisdictions, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our solutions. By the terms of certain open source licenses, if portions of our proprietary software are determined to be subject to an open source license or if we combine our proprietary software with open source software in a certain manner, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses, each of which could reduce or eliminate the effectiveness of our computational discovery efforts. We may also face claims alleging noncompliance with open source license terms or misappropriation or other violation of open source technology. Any of these events could create liability for us and damage our reputation, which could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of their former employers or other third parties.

We employ individuals who were previously employed at universities or other software, biotechnology or pharmaceutical companies, including our licensors, competitors or potential competitors. Although we seek to protect our ownership of intellectual property rights by ensuring that our agreements with our employees, collaborators and other third parties with whom we do business include provisions requiring such parties to not use the confidential information of their former employer, we may be subject to claims that we or our employees, consultants, independent contractors or other third parties have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our owned or licensed patents or patent applications. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property, which could limit our ability to stop others from using or commercializing similar technology and therapeutics, without payment to us, could limit the duration of the patent protection covering our technology and product candidates and could result in our inability to develop, manufacture or commercialize our product candidates without infringing third-party patent rights. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our current or future product candidates. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees. Moreover, any such litigation or the threat thereof may harm our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would harm our business, results of operations and financial condition.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We rely on a combination of internally developed and in-licensed intellectual property rights and we or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or other third parties who are involved in developing product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could harm our business, financial condition, results of operations and prospects.

In addition, while it is our policy to require our employees, contractors and other third parties who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our invention assignment agreements may not be self-executing or may be breached, and we may not have adequate remedies for any such breach. Additionally, we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. Furthermore, individuals executing agreements with us may have preexisting or competing obligations to a third party, such as an academic institution, and thus an agreement with us may be ineffective in perfecting ownership of inventions developed by that individual.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities, and have a harmful effect on the success of our business.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could adversely impact the price of our common shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources.

Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials and internal research programs, or in-license needed technology or other future product candidates. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize product candidates, if approved. Any of the foregoing could harm our business, financial condition, results of operations and prospects.

We may not be successful in obtaining necessary intellectual property rights to future product candidates through acquisitions and in-licenses.

A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our product candidates. Accordingly, we may seek to acquire or in-license patented or proprietary technologies to develop such product candidates or to grow our product offerings and technology portfolio. However, we may be unable to acquire or in-license intellectual property rights relating to, or necessary for, any such product candidate or technology from third parties on commercially reasonable terms or at all. Even if we are able to in-license any such necessary intellectual property, it could be on non-exclusive terms, thereby giving our competitors and other third parties access to the same intellectual property licensed to us, and it could require us to make substantial licensing and royalty payments. In that event, we may be unable to develop or commercialize such product candidates or technology. We may also be unable to identify product candidates or technology that we believe are an appropriate strategic fit for our company and protect intellectual property relating to, or necessary for, such product candidate and technology.

The in-licensing and acquisition of third-party intellectual property rights for any future product candidate is a competitive area, and a number of more established companies are also pursuing strategies to in-license or acquire third-party intellectual property rights for product candidates that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. Furthermore, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. If we are unable to successfully obtain rights to additional technologies or product candidates, our business, financial condition, results of operations and prospects for growth could suffer.

In addition, we expect that competition for the in-licensing or acquisition of third-party intellectual property rights for any future product candidate and technologies that are attractive to us may increase in the future, which may mean fewer suitable opportunities for us as well as higher acquisition or licensing costs. We may be unable to in-license or acquire the third-party intellectual property rights for product candidates or technology on terms that would allow us to make an appropriate return on our investment.

Any trademarks we have obtained or may obtain may be infringed or successfully challenged, resulting in harm to our business.

We rely on trademarks as one means to distinguish product candidates that are approved for marketing from the product candidates of our competitors. Our current and future trademark applications in the United States and in other jurisdictions may not be allowed or may subsequently be opposed, challenged, infringed, circumvented, declared generic or determined to be infringing other marks. Additionally, once we select new trademarks and apply to register them, our trademark applications may not be approved. Third parties have in the past opposed, are currently opposing and may in the future oppose or attempt to cancel our trademark applications or trademarks, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand product candidates, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks and we may not have adequate resources to enforce our trademarks. If we attempt to enforce our trademarks and assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

Once granted, patents may remain open to invalidity challenges including opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked, or may lose the allowed or granted claims altogether.

In addition, the degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage.

Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

•	others may be able to make formulations or compositions that are the same as or similar to product candidates, but that are not covered by the claims of the patents that we own;

•

others may be able to make product candidates that are similar to product candidates that we intend to commercialize that are not covered by the patents that we exclusively licensed and have the right to enforce;

•

we, our licensor or any collaborators might not have been the first to make or reduce to practice the inventions covered by the issued patents or pending patent applications that we own or have exclusively licensed;

•	we or our licensor or any collaborators might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our pending patent applications will not lead to issued patents;

•	issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

•

our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive product candidates for sale in our major commercial markets; and we may not develop additional proprietary technologies that are patentable;

•	third parties performing manufacturing or testing for us using our product candidates or technologies could use the intellectual property of others without obtaining a proper license;

•	parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights over that intellectual property;

•	we may not develop or in-license additional proprietary technologies that are patentable;

•	we may not be able to obtain and maintain necessary licenses on commercially reasonable terms, or at all;

•	the patents of others may harm our business; and

•	we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property.

Should any of these events occur, they could significantly harm our business and results of operations.

Risks Related to MAAC and the Business Combination

For purposes of this subsection only, “we,” “us” or “our” refer to (i) MAAC prior to the consummation of the Business Combination or (ii) Roivant following the consummation of the Business Combination, unless the context otherwise requires.

The MAAC Sponsor and MAAC’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how MAAC’s public stockholders vote.

Unlike certain blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial Business Combination, the MAAC Sponsor and MAAC’s officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with MAAC, to vote any founder shares, placement shares or MAAC Class A Shares held by them, in favor of MAAC’s Business Combination. As of the date of this proxy statement/prospectus, MAAC’s initial stockholders own approximately 20% of MAAC’s issued and outstanding shares. As a result, in addition to MAAC’s initial stockholders’ shares, MAAC would need only 15,401,934, or 37.50%, of the 41,071,823 MAAC Class A Shares outstanding as of the date of this proxy statement/prospectus to be voted in favor of the Business Combination (assuming all outstanding shares are voted) in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the affirmative vote of the holders of a majority of MAAC Shares outstanding as of the date of the stockholder meeting.

The MAAC Sponsor, MAAC’s directors and officers and their respective affiliates may elect to purchase shares from public stockholders in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the Roivant Common Shares

MAAC’s Sponsor, directors, officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Please see “Information about MAAC—Permitted Purchases of MAAC’s Securities” for a description of how such persons will determine which stockholders to seek to acquire shares from. Such purchases may include a contractual acknowledgement that such stockholder, although still the record holder of MAAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that MAAC’s Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with the Business Combination. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval or to satisfy the closing condition that requires MAAC to have a minimum amount of cash at the Closing of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination although it may not otherwise have been possible. Any such purchases will be reported pursuant to Sections 13 and 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public float of MAAC Class A Shares or public warrants and the number of beneficial holders of MAAC securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of MAAC securities on a national securities exchange, including Nasdaq.

If third parties bring claims against MAAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price in MAAC’s initial public offering).

MAAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against MAAC. Although MAAC has sought and will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which MAAC does business execute agreements with MAAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against MAAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MAAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to MAAC than any alternative.

Examples of possible instances where MAAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MAAC and will not seek recourse against the Trust Account for any reason. Upon redemption of MAAC Class A Shares, if MAAC is unable to complete its business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its business combination, MAAC will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, Sponsor has agreed to be liable to MAAC if and to the extent any claims by a vendor for services rendered or products sold to MAAC, or a prospective target business with which MAAC has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of MAAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. MAAC has not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and has not asked Sponsor to reserve for such indemnification obligations. Therefore, MAAC cannot assure you that Sponsor would be able to satisfy those obligations. None of MAAC’s officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if MAAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, or if MAAC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MAAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, MAAC may not be able to return to its public stockholders $10.00 per share (which was the offering price in its initial public offering).

MAAC has not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price MAAC is paying for the business is fair to MAAC’s stockholders from a financial point of view.

Since the Business Combination is not with an affiliated entity, MAAC is not required to obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company MAAC is seeking to acquire or from an independent accounting firm that the price MAAC is paying for a target is fair to MAAC’s stockholders from a financial point of view, unless MAAC’s Board of Directors cannot independently determine the fair market value of the target business or businesses. Since no opinion has been obtained, MAAC’s stockholders are relying on the judgment of MAAC’s Board of Directors, who determined fair market value based on standards generally accepted by the financial community. Such standards are disclosed in this proxy statement/prospectus under “The Business Combination—Satisfaction of 80% Test.”

MAAC’s stockholders will experience immediate dilution due to the issuance of common shares to the MAAC stockholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that MAAC’s current stockholders have on its management following the Business Combination.

Based on MAAC’s current capitalization, MAAC anticipates Roivant issuing (or reserving for issuance) an aggregate of 41,071,823 Roivant Common Shares, subject to adjustment, to the MAAC stockholders as consideration in the Business Combination. It is anticipated that, upon completion of the Business Combination, assuming no redemptions MAAC’s public stockholders will own approximately 5.7% outstanding of Roivant Common Shares, assuming that no shares are elected to be redeemed in connection with the Business Combination. In addition, this does not take into account:

•	warrants to purchase common shares that will remain outstanding immediately following the Business Combination; or

•	the issuance of any shares upon completion of the Business Combination under the 2021 EIP (as defined herein).

If any of MAAC’s shares are redeemed in connection with the Business Combination, the percentage of Roivant’s outstanding common shares held by public stockholders will decrease and the percentages of Roivant’s outstanding common shares held immediately following the Closing of the Business Combination by each of Roivant’s initial shareholders will increase. See the section entitled “Summary—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for Roivant Common Shares, or awards are issued under the 2021 EIP, MAAC’s existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of MAAC’s current stockholders to influence management through the election of directors following the Business Combination.

In addition, the issuance of additional common stock will significantly dilute the equity interests of existing holders of MAAC securities, and may adversely affect prevailing market prices for Roivant Common Shares and/or Roivant Warrants.

Since holders of MAAC’s founder shares and private placement warrants will lose their entire investment in us if MAAC’s initial business combination is not completed, a conflict of interest may arise in determining whether Roivant is an appropriate target for the Business Combination.

MAAC’s initial holders currently own 10,267,956 Founder Shares, which will be worthless if MAAC does not consummate its initial business combination. Sponsor has purchased 10,214,365 private placement warrants for an aggregate purchase price of $10,214,365. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares, shares underlying the private placement warrants or private placement warrants, which will expire worthless if MAAC does not consummate a business combination prior to October 9, 2022. If MAAC does not consummate the Business Combination or another initial business combination, Sponsor will realize a loss on the private placement warrants it purchased. As a result, the personal and financial interests of certain of MAAC’s officers and directors, directly or as members of Sponsor, in consummating the Business Combination or another initial business combination, may have influenced their motivation in identifying and selecting Roivant as the target for the Business Combination and, if the Business Combination is not consummated, may in the future influence their motivation in identifying and selecting a target business for an alternative initial business combination and completing an initial business combination that is not in the best interests of MAAC’s stockholders. Consequently, the discretion of MAAC’s officers and directors, in identifying and selecting Roivant or another suitable target business combination may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination or another initial business combination are appropriate and in the best interest of MAAC’s public stockholders.

Since the MAAC Sponsor and MAAC’s officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if MAAC’s initial business combination is not completed, a conflict of interest may arise in determining whether the Business Combination or an alternative initial business combination target is appropriate for MAAC’s initial business combination.

At the Closing of the Business Combination or, if the Business Combination is not consummated, at the closing of an alternative initial business combination, Sponsor and MAAC’s officers and directors, or any entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on MAAC’s behalf such as identifying Roivant or any alternative target businesses and performing due diligence on suitable business combinations. As of June 17, 2021, the MAAC Sponsor had incurred approximately $23,418 of out-of-pocket expenses eligible for reimbursement if the Business Combination, or an alternative initial business combination, is consummated. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on MAAC’s behalf. These financial interests of Sponsor and MAAC’s officers and directors may influence their motivation in identifying and selecting Roivant or an alternative target business combination and completing the Business Combination or an alternative initial business combination.

The exercise of MAAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in MAAC’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require MAAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Roivant or to waive rights that MAAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Roivant’s business, a request by Roivant to undertake actions that would otherwise be prohibited by the terms of the

Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Roivant’s business and would entitle MAAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at MAAC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for MAAC and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, MAAC does not believe there will be any changes or waivers that MAAC’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, MAAC intends to circulate a new or amended proxy statement/prospectus and resolicit MAAC’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, MAAC may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on MAAC’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.

MAAC cannot assure you that the due diligence conducted in relation to Roivant has identified all material issues or risks associated with Roivant, its business or the industry in which it competes. As a result of these factors, MAAC may incur additional costs and expenses and MAAC may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in MAAC reporting losses. Even if MAAC’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on MAAC’s financial condition and results of operations and could contribute to negative market perceptions about MAAC’s securities or Roivant. Accordingly, any stockholders of MAAC who choose to remain shareholders of Roivant following the Business Combination could suffer a reduction in the value of their investment. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully pursue claims under applicable state law or federal securities laws.

The listing of Roivant securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

MAAC and Roivant will apply to list the Roivant Common Shares and Roivant Warrants on Nasdaq under the symbols “ROIV” and “ROIVW,” respectively, to be effective at Closing. Unlike an underwritten initial public offering of the Roivant securities, the initial listing of Roivant’s securities as a result of the Business Combination will not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

•

underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of Roivant’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Roivant’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

Termination of the Business Combination Agreement could negatively impact Roivant and MAAC.

If the Business Combination is not completed for any reason, including as a result of MAAC’s stockholders declining to approve the proposals required to effect the Business Combination, the ongoing business of MAAC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, MAAC would be subject to a number of risks, including the following:

•

MAAC may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

•

MAAC will have incurred substantial expenses, to the extent not reimbursable by Roivant, and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Business Combination Agreement restricts the conduct of MAAC’s businesses prior to completion of the Business Combination, MAAC may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Proposal—Business Combination—Covenants of the Parties” for a description of the restrictive covenants applicable to Roivant and MAAC.

Roivant and the Vants will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and other stakeholders may have an adverse effect on Roivant and consequently on MAAC. These uncertainties may impair Roivant’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause Roivant’s counterparties to seek to change existing business relationships. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Roivant’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Roivant from taking certain specified actions without the consent of MAAC until the Business Combination occurs. These restrictions may prevent Roivant from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Business Combination Proposal—Business Combination—Covenants of the Parties.” Additionally, Roivant is a clinical stage biopharmaceutical and healthcare technology company with a limited operating history and has never generated any revenue from the sale of its product candidates. Roivant has not yet demonstrated an ability to manufacture a commercial scale product or arrange for a third party to do so on its behalf or conduct sales and marketing activities necessary for successful product commercialization. Accordingly, there is no guarantee that Roivant will be profitable, continue to grow or otherwise execute its business strategy successfully in the future.

MAAC is attempting to complete the Business Combination with a private company about which little information is available, which may result in a business combination that is not as profitable as MAAC suspected, if at all.

MAAC is seeking to effectuate the Business Combination with a privately held company. MAAC cannot assure that the due diligence conducted in relation to Roivant has identified all material issues or risks associated with Roivant and its business, because little public information generally exists about private companies, including Roivant. MAAC’s board of directors was required, and MAAC’s stockholders will be required to evaluate the Business Combination on the basis of limited information, which may result in the Business Combination being less profitable than MAAC suspected, if at all.

Nasdaq may not list Roivant’s securities on its exchange, and if they are listed Roivant may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in Roivant securities and subject Roivant to additional trading restrictions.

As a result of the Business Combination, Nasdaq rules require that MAAC and Roivant apply for the listing of the Roivant Common Shares and Roivant Warrants. While MAAC and Roivant will apply to have the Roivant Common Shares and Roivant Warrants listed on the Nasdaq at the Closing of the Business Combination, Roivant will be required to meet Nasdaq’s initial listing requirements. Roivant may be unable to meet those requirements. Even if Roivant’s securities are listed on the Nasdaq immediately following the Business Combination, it may be unable to maintain the listing of its securities in the future.

If Roivant fails to meet the initial listing requirements and Nasdaq does not list Roivant’s securities on its exchange, or if Roivant is delisted, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for Roivant’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

If Roivant’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.

If Roivant’s performance following the Business Combination does not meet market expectations, the price of the Roivant Common Shares may decline from the price of MAAC Class A Shares prior to the Closing of the Business Combination. The market value of MAAC Class A Shares prior to the Business Combination may vary significantly from the price of the Roivant Common Shares on the date the Business Combination is consummated, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination. Because the number of Roivant Common Shares issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of MAAC Class A Shares, the value of the Roivant Common Shares issued in the Business Combination may be higher or lower than the value of the same number of MAAC Class A Shares on earlier dates.

In addition, if an active market for the Roivant Common Shares develops and continues, the trading price of the Roivant Common Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Prior to the Business Combination, there has not been a public market for the Roivant Common Shares, and trading in the Roivant Common Shares has not been active. Accordingly, the valuation ascribed to the Roivant Common Shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. Any of the factors listed below could have a material adverse effect on the price of the Roivant Common Shares.

Factors affecting the trading price of the Roivant Common Shares following the closing of the Business Combination may include:

•	actual or anticipated fluctuations in Roivant’s quarterly and annual financial results or the quarterly and annual financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about operating results;

•	Roivant’s operating results failing to meet market expectations in a particular period;

•

a Vant’s operating results failing to meet market expectations in a particular period, which could impact the market prices of shares of a public Vant or the valuation of a private Vant, and in turn adversely impact the trading price of the Roivant Common Shares;

•	the results of clinical trials or pre-clinical studies at Roivant and the Vants;

•	changes in financial estimates and recommendations by securities analysts concerning Roivant, the Vants or the biopharmaceutical industry and market in general;

•	operating and stock price performance of other companies that investors deem comparable to Roivant;

•	changes in laws and regulations affecting Roivant’s and the Vants’ businesses;

•	commencement of, or involvement in, litigation involving MAAC or Roivant;

•	changes in Roivant’s capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of Roivant Common Shares available for public sale;

•	any significant change in Roivant’s board of directors or management;

•	sales of substantial amounts of Roivant Common Shares directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of Roivant Common Shares irrespective of Roivant’s or the Vants’ operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Roivant’s securities, may not be predictable. A loss of investor confidence in the market for companies engaging in digital payments or the stocks of other companies which investors perceive to be similar to Roivant could depress our stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Roivant Common Shares also could adversely affect Roivant’s ability to issue additional securities and Roivant’s ability to obtain additional financing in the future.

Provisions in MAAC’s amended and restated Certificate of Incorporation and Delaware law may have the effect of discouraging lawsuits against its directors and officers.

MAAC’s amended and restated Certificate of Incorporation requires, unless it consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to MAAC or its stockholders, (iii) any action asserting a claim against MAAC, its directors, officers or employees arising pursuant to any provision of the DGCL or MAAC’s amended and restated Certificate of Incorporation or amended and restated bylaws, or (iv) any action asserting a claim against MAAC, its directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although MAAC believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against MAAC’s directors and officers, although MAAC’s stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, MAAC’s amended and restated Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the

Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although MAAC believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against MAAC’s directors and officers.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Warrant holders who do bring a claim in a court of the State of New York or the United States District Court for the Southern District of New York could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of New York. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

You do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. If MAAC does not complete the Business Combination, to liquidate your investment, therefore, you may be forced to sell your MAAC Class A Shares or MAAC Warrants, potentially at a loss.

MAAC’s public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of MAAC’s initial business combination, (ii) the redemption of any MAAC Class A Shares properly tendered in connection with a stockholder vote to amend MAAC’s amended and restated certificate of incorporation to (A) modify the substance or timing of MAAC’s obligation to redeem 100% of MAAC Class A Shares if MAAC does not complete its initial business combination by October 9, 2022 or (B) with respect to any other provision relating to stockholders’ rights and (iii) the redemption of all MAAC Class A Shares if MAAC is unable to complete MAAC’s initial business combination by October 9, 2022, subject to applicable law and as further described herein. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your MAAC Class A Shares or MAAC Warrants, potentially at a loss.

The ability of MAAC’s stockholders to exercise redemption rights with respect to MAAC Class A Shares may prevent MAAC from completing the Business Combination or optimizing its capital structure.

MAAC does not know how many stockholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on MAAC’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for redemption. In addition, if a larger number of shares are submitted for redemption than MAAC initially expected, MAAC may need to seek to arrange for additional third party financing to be able to satisfy the Aggregate Trust Account Proceeds Condition (or such lower amount designated by the seller if the seller waives the condition).

If too many public stockholders elect to redeem their shares and additional third-party financing is not available to MAAC, MAAC may not be able to complete the Business Combination. Even if such third-party financing is available, MAAC’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “Business Combination Proposal—Conditions to the Closing of the Business Combination.”

Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary, and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Roivant’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the unaudited pro forma condensed combined financial information is based upon available information and certain assumptions and estimates that MAAC and Roivant currently believe are reasonable. See “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

MAAC has identified a material weakness in its internal controls over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.

MAAC’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. MAAC’s management also evaluates the effectiveness of its internal controls and will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of MAAC’s annual or interim financial statements will not be prevented or detected on a timely basis.

MAAC identified a material weakness in its internal control over financial reporting related to the classification of its warrants as equity instead of liabilities. On May 11, 2021, its audit committee authorized management to restate its audited financial statements for the year ended December 31, 2020, and, accordingly, management concluded that the control deficiency that resulted in the incorrect classification of its warrants constituted a material weakness as of December 31, 2020. This material weakness resulted in a material misstatement of MAAC’s warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the affected periods.

MAAC has implemented a remediation plan to remediate the material weakness surrounding its historical presentation of its warrants but can give no assurance that the measures MAAC has taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though MAAC has strengthened its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

The MAAC Warrants are accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of our securities or may make it more difficult for it to consummate an initial business combination.

The MAAC Warrants are accounted for as derivative warrant liabilities. At each reporting period (1) the accounting treatment of the warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the public warrants and private placement warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

The provisions of MAAC’s amended and restated Certificate of Incorporation that relate to our pre-Business Combination activity (and corresponding provisions of the agreement governing the release of funds from its Trust Account) may be amended with the approval of holders of at least 60% of MAAC Shares, which is a lower amendment threshold than that of some other blank check companies. It may be easier for MAAC, therefore, to amend its amended and restated Certificate of Incorporation to facilitate the completion of an initial business combination that some of its stockholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to a company’s pre-Business Combination activity, without approval by a certain percentage of the company’s stockholders. In those companies, amendment of these provisions typically requires approval by 90% of the company’s stockholders attending and voting at an annual meeting. MAAC’s amended and restated Certificate of Incorporation provides that any of its provisions related to pre-Business Combination activity (including the requirement to deposit proceeds of MAAC’s initial public offering and the private placement of warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide redemption rights to Public Stockholders as described herein) may be amended if approved by holders of 60% of MAAC Shares entitled to vote thereon and corresponding provisions of the trust agreement governing the release of funds from its Trust Account may be amended if approved by holders of at least 60% of MAAC Shares entitled to vote thereon. In all other instances, MAAC’s amended and restated Certificate of Incorporation may be amended by holders of a majority of outstanding MAAC Shares entitled to vote thereon, subject to applicable provisions of the DGCL or applicable stock exchange rules. The MAAC Sponsor and its permitted transferees, if any, who collectively beneficially own, on an as converted basis, 20% of MAAC Class A Shares upon the closing of MAAC’s initial public offering (assuming they did not purchase any units), will participate in any vote to amend MAAC’s amended and restated Certificate of Incorporation and/or trust agreement and have the discretion to vote in any manner they choose. As a result, MAAC may be able to amend the provisions of MAAC’s amended and restated Certificate of Incorporation which govern MAAC’s pre-Business Combination behavior more easily than some other blank check companies, and this may increase its ability to complete a business combination with which you do not agree. MAAC’s stockholders may pursue remedies against us for any breach of its amended and restated Certificate of Incorporation.

The MAAC Sponsor, executive officers and directors have agreed, pursuant to a written agreement with MAAC, that they will not propose any amendment to MAAC’s amended and restated Certificate of Incorporation that would affect the substance or timing of MAAC’s obligation to allow redemption in connection with MAAC’s initial Business Combination or to redeem 100% of MAAC Class A Shares if MAAC does not complete an initial business combination within 24 months from the closing of its initial public offering, unless MAAC provides holders of MAAC Class A Shares with the opportunity to redeem their MAAC Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay MAAC’s taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding MAAC Class A Shares. These agreements are contained in letter agreements that MAAC entered into with the MAAC Sponsor, MAAC’s directors and each member of MAAC’s management team. MAAC’s stockholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, do not have the ability to pursue remedies against the MAAC Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, MAAC’s stockholders would need to pursue a stockholder derivative action, subject to applicable law.

The Business Combination may give rise to a taxable event for U.S. Holders of MAAC Class A Shares or MAAC Warrants.

Subject to the limitations and qualifications described in “Material United States Tax Considerations—Tax Consequences of the Merger” below, the Business Combination is generally intended to be tax-deferred to U.S. Holders (as defined in “Material United States Tax Considerations”) of MAAC Class A Shares and MAAC Warrants for U.S. federal income tax purposes, except to the extent that such U.S. Holders of MAAC Class A Shares receive cash pursuant to the exercise of redemption rights. However, there are significant factual and legal uncertainties as to whether the Merger qualifies for tax-deferred treatment as a reorganization under Section 368(a) of the Code. Under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with investment-type assets, such as MAAC. There are significant factual and legal uncertainties concerning the determination of this requirement. Moreover, qualification of the Merger for tax-deferred treatment is based on facts which will not be known until or following the closing of the Merger, and the closing of the Merger is not conditioned upon the receipt of an opinion of counsel that the Merger qualifies for tax-deferred treatment, and neither MAAC nor Roivant intends to request a ruling from the United States Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Merger.

If any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of MAAC Class A Shares or MAAC Warrants may recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of Roivant Common Shares received in the Merger or MAAC Warrants assumed by Roivant in the Merger, over such U.S. Holder’s aggregate tax basis in the corresponding MAAC Class A Shares surrendered by such U.S. Holder in the Merger or MAAC Warrants assumed by Roivant in the Merger, respectively.

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment with respect to the exchange of MAAC Class A Shares and/or the assumption of MAAC Warrants by Roivant in the Merger. The requirements for tax-deferred treatment, including Section 367(a) of the Code, and the U.S. federal income tax consequences to U.S. Holders if such requirements are not met are discussed in more detail under the sections entitled “Material United States Tax Considerations—Tax Consequences of the Merger” and “Material United States Tax Considerations—Additional Requirements for Tax Deferral.” If you are a U.S. Holder exchanging

MAAC Class A Shares in the Merger or holding MAAC Warrants at the time of the consummation of the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.

Furthermore, if a U.S. Holder exercises its redemption rights to receive cash from the trust account in exchange for a portion or, if such U.S. Holder maintains its ownership of MAAC Warrants, all of its MAAC Class A Shares, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a “reorganization” which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain (but not loss) or dividend income. If the IRS were to assert, and a court were to sustain such a contrary position, such U.S. Holder may be required to recognize more gain or income than if the redemption of MAAC Class A Shares was treated as a separate transaction from the exchanges pursuant to the Merger. For further discussion on the tax implications of such treatment, please see the discussion under the headings “Material United States Tax Considerations—Tax Consequences of Exercising Redemption Rights.” If you are a U.S. Holder exercising your redemption rights with respect to the MAAC Class A Shares, you are urged to consult your tax advisor to determine the tax consequences if the Merger and the redemption of MAAC Class A Shares are to be treated as an integrated transaction.

The IRS may not agree that Roivant should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Roivant, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Bermuda incorporated entity and tax resident of the UK, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Roivant is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Roivant would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by Roivant to its shareholders that are not U.S. Holders (as defined in “Material United States Tax Considerations”) of Roivant would be subject to U.S. withholding tax. As more fully described in “Material United States Tax Considerations—Treatment of Roivant as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes,” Roivant believes it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the required ownership of Roivant is subject to uncertainty and there is limited guidance regarding their application. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. You are urged to consult your tax advisor to determine the tax consequences if the classification of Roivant as a non-U.S. corporation is not respected.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake or defective provision (ii) amending the provisions relating to cash dividends on common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of MAAC Class A Shares purchasable upon exercise of a warrant.

The MAAC Sponsor may have interests in the Merger different from the interests of MAAC’s public stockholders.

The MAAC Sponsor has financial interests in the Business Combination that are different from, or in addition to, those of other MAAC stockholders generally. See the section entitled “The Business Combination Proposal—Interests of Certain MAAC Persons in the Business Combination” for more information. In addition, the MAAC Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the MAAC Sponsor would lose its entire investment. As a result, the MAAC Sponsor may have a conflict of interest in determining whether Roivant is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. See the section entitled “Business of MAAC—Directors and Executive Officers—Conflicts of Interest” for more information. The MAAC board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to MAAC stockholders that they approve the Business Combination.

The MAAC Sponsor and its affiliates may receive a positive return on the 10,167,956 Founder Shares and 10,214,365 private placement warrants even if MAAC’s public stockholders experience a negative return on their investment after consummation of the Merger.

If MAAC is able to complete a business combination within the required time period, the MAAC Sponsor may receive a positive return on the 10,167,956 Founder Shares (after giving effect to the MAAC Sponsor’s surrender of 1,232,044 Founder Shares to the Company for no consideration), which were acquired by the MAAC Sponsor for an aggregate purchase price of $25,000 prior to MAAC’s initial public offering, and the 10,214,365 private placement warrants, which were acquired for an aggregate purchase price of $10,214,365 (or $1.00 per warrant) concurrently with completion of MAAC’s initial public offering, even if MAAC’s public stockholders experience a negative return on their investment in MAAC Class A Shares and private placement warrants after consummation of the Merger.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section to “MAAC,” the “Company,” “we,” “us” or “our” refers to MAAC prior to the Business Combination and to Roivant and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination.

Public Stockholders who wish to redeem their MAAC Class A Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their MAAC Class A Shares for a pro rata portion of the funds held in the Trust Account.

A public stockholder will be entitled to receive cash for any MAAC Class A Shares to be redeemed only if such public stockholder: (i)(a) holds MAAC Class A Shares, or (b) if the public stockholder holds MAAC Class A Shares through units, the public stockholder elects to separate its units into the underlying MAAC Class A Shares and public warrants prior to exercising its redemption rights with respect to the MAAC Class A Shares; (ii) submits a written request to Continental, MAAC’s transfer agent, in which it (a) requests that Roivant redeem all or a portion of its MAAC Class A Shares for cash, and (b) identifies itself as a beneficial holder of the MAAC Class A Shares and provides its legal name, phone number and address; and (iii) delivers its MAAC Class A Shares to Continental, MAAC’s transfer agent, physically to Continental or electronically through DWAC. Holders must complete the procedures for electing to redeem their MAAC Class A Shares in the manner described above prior to September 24, 2021 (two business days prior to the initial vote on the Business Combination) in order for their shares to be redeemed. In order to obtain a physical share certificate, a stockholder’s broker and/or clearing broker, DTC and Continental, MAAC’s transfer agent, will need to act to facilitate this request. It is MAAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because MAAC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their MAAC Class A Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the MAAC Class A Shares that it holds and timely delivers its shares to Continental, MAAC’s transfer agent, Roivant will redeem such MAAC Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Special Meeting of MAAC Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public stockholder fails to receive notice of MAAC’s offer to redeem MAAC Class A Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite MAAC’s compliance with the proxy rules, a public stockholder fails to receive MAAC’s proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its MAAC Class A Shares. In addition, the proxy materials that MAAC is furnishing to holders of MAAC Class A Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the MAAC Class A Shares. In the event that a public stockholder fails to comply with these procedures, its MAAC Class A Shares may not be redeemed. Please see the section entitled “Special Meeting of MAAC Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If the minimum Trust Account condition is waived, MAAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of MAAC’s stockholders do not agree.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that MAAC will not redeem MAAC Class A Shares in an amount that would cause MAAC’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination

Agreement, the PIPE Financing and all of the MAAC stockholder redemptions (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, MAAC may be able to complete the Business Combination even though a substantial portion of public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of MAAC Class A Shares by MAAC or the persons described above have been entered into with any such investor or holder. MAAC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the MAAC Class A Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the MAAC Class A Shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the MAAC Class A Shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, MAAC will require each public stockholder seeking to exercise redemption rights to certify to MAAC whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to MAAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which MAAC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over MAAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in MAAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if MAAC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the MAAC Class A Shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. MAAC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the MAAC Class A Shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge MAAC’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, MAAC’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

MAAC can give no assurance as to the price at which a stockholder may be able to sell its MAAC Class A Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in MAAC share price, and may result in a lower value realized now than a stockholder of MAAC might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the MAAC Class A Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the MAAC Board will not have the ability to adjourn the special MAAC meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The MAAC Board is seeking approval to adjourn the special MAAC meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the MAAC Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the proposals. In such events, the Business Combination would not be completed.

Risks Related to Roivant Following the Consummation of the Business Combination

Unless the context otherwise requires, references in this subsection “—Risks Related to Roivant Following the Consummation of the Business Combination” to “we,” “us,” “our” and the “Company” refer to Roivant and its subsidiaries and affiliates from and after the consummation of the Business Combination.

Roivant will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If the Business Combination is completed and Roivant becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Roivant is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. In addition, we expect to record incremental share-based compensation expense in connection with the consummation of the Business Combination.

As a public company, Roivant will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. Roivant’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Roivant expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, Roivant expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Roivant cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Roivant to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

Roivant’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

Roivant is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, Roivant will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Roivant as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Roivant is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Failure to properly implement internal controls on a timely basis may lead to the identification of one or more material weaknesses or control deficiencies in the future, which may prevent us from being able to report our financial results accurately on a timely basis or help prevent fraud, and could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our common shares to decline. If we have material weaknesses in the future, it could affect the financial results that we report or create a perception that those financial results do not fairly state our financial position or results of operations. Either of those events could have an adverse effect on the value of our common shares.

Further, even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our future reporting obligations.

Roivant may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the Business Combination, Roivant has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Roivant Common Shares is equal to or exceeds $18.00 per share (as adjusted for share sub divisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date they send the notice of redemption to the warrant holders. If and when the warrants become redeemable by Roivant, they may not exercise their redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or Roivant is unable to effect such registration or qualification. Roivant will use its best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, following the Business Combination, Roivant may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of common shares determined based on the redemption date and the fair market value of Roivant Common Shares. Please see “Description of Securities—Redeemable Warrants—Public Shareholders’ Warrants—Redemption of warrants for common shares when the price per common share equals or exceeds $10.00.” The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 common shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us (except as set forth under “Description of Securities—Warrants—Public Shareholders’ Warrants—Redemption of warrants for common shares when the price per common share equals or exceeds $10.00”) so long as they are held by the MAAC Sponsor or its permitted transferees.

Following the Business Combination, Roivant’s management will have the ability to require holders of Roivant’s warrants to exercise such warrants on a cashless basis, which will cause holders to receive fewer common shares upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If Roivant calls the public warrants for redemption after the redemption criteria described elsewhere in this prospectus have been satisfied, Roivant’s management will have the option to require any holder that wishes to exercise their warrant (including any warrants held by the MAAC Sponsor, MAAC’s former officers or directors, other purchasers of MAAC’s founders’ units, or their permitted transferees) to do so on a “cashless basis.” If Roivant’s management chooses to require holders to exercise their warrants on a cashless basis, the number of common shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in Roivant’s company.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Roivant’s business, investments and results of operations.

Roivant is subject to laws and regulations enacted by national, regional and local governments. In particular, it will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Roivant’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Roivant’s business and results of operations.

Risks Related to the Ownership of Roivant Common Shares Following the Business Combination

Unless the context otherwise requires, references in this subsection “—Risks Related to Roivant Following the Consummation of the Business Combination” to “we,” “us,” “our” and the “Company” refer to Roivant and its subsidiaries and affiliates from and after the consummation of the Business Combination.

Anti-takeover provisions in Roivant’s memorandum of association, proposed bye-laws and Bermuda law could delay or prevent a change in control, limit the price investors may be willing to pay in the future for Roivant Common Shares and could entrench management.

Roivant’s memorandum of association and proposed bye-laws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions provide for:

•	a classified board of directors with staggered three-year terms;

•	the ability of Roivant’s Board of Directors to determine the powers, preferences and rights of preference shares and to cause us to issue the preference shares without shareholder approval;

•

the ability of Roivant’s Board of Directors to prevent the transfer of capital stock, or the exercise of rights with respect to Roivant’s capital stock, if the effect of such transfer or exercise of rights would result in a shareholder holding more than 9.9% of the total issued and outstanding shares of Roivant capital stock on a fully diluted basis; and

•	requiring advance notice for shareholder proposals and nominations and placing limitations on convening shareholder meetings.

These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Roivant’s securities. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take corporate actions other than those you desire, any of which could harm Roivant’s share price. See “Description of Securities Post-Business Combination.”

Roivant’s largest shareholders and certain members of Roivant’s management own a significant percentage of our stock and will be able to exert significant control over matters subject to shareholder approval.

Roivant’s founder and certain of our largest shareholders are expected to hold approximately 77.7% of our common shares following the Business Combination (assuming no MAAC Class A Shares are redeemed). As a result, these holders will have the ability to substantially influence Roivant and exert significant control through this ownership position and, in the case of certain holders, service on Roivant’s board of directors. For example, these holders may be able to control elections of directors, issuance of equity, including to Roivant’s employees under equity incentive plans, amendments of Roivant’s organizational documents, or approval of any merger, amalgamation, sale of assets or other major corporate transaction. These holders’ interests may not always coincide with Roivant’s corporate interests or the interests of other shareholders, and it may exercise its voting and other rights in a manner with which you may not agree or that may not be in the best interests of Roivant’s other shareholders. So long as these holders continue to own a significant amount of Roivant’s equity, they will continue to be able to strongly influence and effectively control Roivant’s decisions.

Future sales and issuances of our or the Vants’ equity securities or rights to purchase equity securities, including pursuant to our or the Vants’ equity incentive and other compensatory plans, will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

We and the Vants will need additional capital in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, including in our subsidiaries, our shareholders may experience substantial dilution. We or the Vants may sell common shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common shares, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. In addition, new investors could gain rights superior to our existing shareholders.

Pursuant to our 2021 Equity Incentive Plan (the “2021 EIP”), we are authorized to grant options and other share-based awards to our employees, directors and consultants. The aggregate number of shares initially reserved for issuance under the 2021 EIP will be increased annually on the first day of each fiscal year during the term of the plan in an amount equal to the lesser of (i) 5% of the number of Roivant Common Shares outstanding as of the day of the immediately preceding fiscal year and (ii) such number of Roivant Common Shares as determined by our board of directors in its discretion. As a result of this annual increase, or if our board of directors elects in the future to make any additional increase in the number of shares available for future grant under the 2021 EIP, and if our shareholders approve of any such additional increase, our shareholders may experience additional dilution, and our share price may fall.

Issuance of options and other share-based awards pursuant to equity incentive plans at the Vants may indirectly have a similar effect of diluting your ownership in Roivant since a portion of the value of Roivant Common Shares is tied to the value of the Vants, which would be diluted in the event of a grant of options or other similar equity grants to the employees of the Vants.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our shares, the price of our shares could decline.

The trading market for Roivant’s securities will be influenced by the research and reports that industry or securities analysts may publish about Roivant, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Roivant. If no securities or industry analysts commence coverage of Roivant, Roivant’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Roivant change their recommendation regarding Roivant Common Shares adversely, or provide more favorable relative recommendations about its competitors, the price of Roivant Common Shares would likely decline. If any analyst who may cover Roivant were to cease coverage or fail to regularly publish reports, Roivant could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Roivant’s founder and certain of our largest shareholders will own a substantial portion of our common shares. As a result, there may be limited liquidity for our common shares.

Roivant’s founder and certain of our largest shareholders are expected to hold approximately 77.7% of our common shares following the Business Combination (assuming no MAAC Class A Shares are redeemed). Such shareholders are subject to the lock-ups described elsewhere in this prospectus, and as a result there may initially be limited liquidity in the trading market for our common shares. In addition, even once the applicable lock-up periods expire, the liquidity for our common shares may remain limited given the substantial holdings of such shareholders, which could make the price of our common shares more volatile and may make it more difficult for investors to buy or sell large amounts of our common shares.

Because there are no current plans to pay cash dividends on Roivant Common Shares for the foreseeable future, you may not receive any return on investment unless you sell Roivant Common Shares for a price greater than that which you paid for it.

Roivant may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of Roivant’s board of directors and will depend on, among other things, Roivant’s results of operations, financial condition, cash requirements, contractual restrictions, applicable law and other factors that Roivant’s board of directors may deem relevant. In addition, Roivant’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in Roivant Common Shares unless you sell your shares of for a price greater than that which you paid for it.

We are an exempted company limited by shares incorporated under the laws of Bermuda and following the completion of the Business Combination it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are an exempted company limited by shares incorporated under the laws of Bermuda. As a result, the rights of our shareholders following the completion of the Business Combination will be governed by Bermuda law and our memorandum of association and proposed bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in another jurisdiction. It may be difficult for investors to enforce in the U.S. judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the U.S., against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Bermuda law differs from the laws in effect in the U.S. and may afford less protection to our shareholders.

We are incorporated under the laws of Bermuda. As a result, our corporate affairs are governed by the Bermuda Companies Act 1981, as amended, (the “Companies Act”) which differs in some material respects from laws typically applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Shareholder class actions are not available under Bermuda law. The circumstances in which shareholder derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than those who actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, under our proposed bye-laws that will be in effect from the completion of the Business Combination, and as permitted by Bermuda law, each shareholder will waive any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of our shareholders and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the U.S., particularly the State of Delaware. Therefore, following the completion of the Business Combination, our shareholders may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the U.S.

There are regulatory limitations on the ownership and transfer of our common shares.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Companies Act and the Bermuda Investment Business Act 2003, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority must approve all issues and transfers of shares of a Bermuda exempted company. However, the Bermuda Monetary Authority has, pursuant to its statement of June 1, 2005, given its general permission under the Exchange Control Act 1972 and related regulations for the issue and free transfer of our common shares to and among persons who are non-residents of Bermuda for exchange control purposes as long as the shares are listed on an appointed stock exchange, which includes Nasdaq. Additionally, we have sought and have obtained a specific permission from the Bermuda Monetary Authority for the issue and transfer of our common shares up to the amount of our authorized capital from time to time, and options, warrants, depository receipts, rights, loan notes, debt instruments and our other securities to persons resident and non-resident for exchange control purposes with the need for prior approval of such issue or transfer. The general permission or the specific permission would cease to apply if we were to cease to be listed on the Nasdaq or another appointed stock exchange.

Legislation enacted in Bermuda as to economic substance may affect our operations.

Pursuant to the Economic Substance Act 2018 of Bermuda, as amended (the “Economic Substance Act”) that came into force on January 1, 2019, a registered entity other than an entity which is resident for tax purposes in certain jurisdictions outside Bermuda (a “non-resident entity”) that carries on as a business any one or more of the “relevant activities” referred to in the Economic Substance Act must comply with economic substance requirements. The Economic Substance Act may require in-scope Bermuda entities which are engaged in such “relevant activities” to be directed and managed in Bermuda, have an adequate level of qualified employees in Bermuda, incur an adequate level of annual expenditure in Bermuda, maintain physical offices and premises in Bermuda or perform core income-generating activities in Bermuda. The list of “relevant activities” includes carrying on any one or more of: banking, insurance, fund management, financing, leasing, headquarters, shipping, distribution and service centre, intellectual property and holding entities.

Based on the Economic Substance Act currently, for so long as we are a non-resident entity, we are not required to satisfy any such economic substance requirements other than providing the Bermuda Registrar of Companies annually information on the jurisdiction in which it claims to be resident for tax purposes together with sufficient evidence to support that tax residence. We currently do not anticipate material impact on our business or operations from the Economic Substance Act. However, since such legislation is new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise impact of the Economic Substance Act on us. If we ceased to be a non-resident entity, we may be unable to comply with the Economic Substance Act or may have to restructure our business to comply with the Economic Substance Act, either of which may have a material adverse effect on our business.

We may become subject to unanticipated tax liabilities and higher effective tax rates.

We are incorporated under the laws of Bermuda. We are centrally managed and controlled in the U.K., and under current U.K. tax law, a company which is centrally managed and controlled in the U.K. is regarded as resident in the U.K. for taxation purposes. Accordingly, we expect to be subject to U.K. taxation on our income and gains, and subject to U.K.’s controlled foreign company rules, except where an exemption applies. We may be treated as a dual resident company for U.K. tax purposes. As a result, our right to claim certain reliefs from U.K. tax may be restricted, and changes in law or practice in the U.K. could result in the imposition of further restrictions on our right to claim U.K. tax reliefs. We may also become subject to income, withholding or other taxes in certain jurisdictions by reason of our activities and operations, and it is also possible that taxing authorities in any such jurisdictions could assert that we are subject to greater taxation than we currently anticipate. Any such additional tax liability could materially adversely affect our results of operations.

The intended tax effects of our corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and on how we operate our business.

We are incorporated under the laws of Bermuda. We currently have subsidiaries in the U.S., U.K., Switzerland, China and certain other jurisdictions. If we succeed in growing our business, we expect to conduct increased operations through our subsidiaries in various countries and tax jurisdictions, in part through intercompany service agreements between our subsidiaries and us. In that case, our corporate structure and intercompany transactions, including the manner in which we develop and use our intellectual property, will be organized so that we can achieve our business objectives in a tax-efficient manner and in compliance with applicable transfer pricing rules and regulations. If two or more affiliated companies are located in different countries or tax jurisdictions, the tax laws and regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arm’s length and that appropriate documentation be maintained to support the transfer prices. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable taxing authorities. If taxing authorities in any of these countries were to successfully challenge Roivant’s transfer prices as not reflecting arm’s length transactions, they could require it to adjust its transfer prices and thereby reallocate its income to reflect these revised transfer prices, which could result in a higher tax liability to Roivant. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, resulting in double taxation. If taxing authorities were to allocate income to a higher tax jurisdiction, subject Roivant’s income to double taxation or assess interest and penalties, it would increase its consolidated tax liability, which could adversely affect Roivant’s financial condition, results of operations and cash flows.

Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by changes in foreign currency exchange rates or by changes in the relevant tax, accounting, and other laws, regulations, principles, and interpretations. As we intend to operate in numerous countries and taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views, for instance, with respect to, among other things, the manner in which the arm’s length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property.

In addition, tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. We continue to assess the impact of such changes in tax laws and interpretations on our business and may determine that changes to our structure, practice, tax positions or the manner in which we conduct our business are necessary in light of such changes and developments in the tax laws of other jurisdictions in which we operate. Such changes may nevertheless be ineffective in avoiding an increase in our consolidated tax liability, which could adversely affect our financial condition, results of operations and cash flows.

Changes in our effective tax rate may reduce our net income in future periods.

Our tax position could be adversely impacted by changes in tax rates, tax laws, tax practice, tax treaties or tax regulations or changes in the interpretation thereof by the tax authorities in Europe (including the U.K. and Switzerland), the U.S., Bermuda, China and other jurisdictions, as well as being affected by certain changes currently proposed by the Organization for Economic Co-operation and Development and their action plan on Base Erosion and Profit Shifting. Such changes may become more likely as a result of recent economic trends in the jurisdictions in which we operate, particularly if such trends continue. If such a situation were to arise, it could adversely impact our tax position and our effective tax rate. Failure to manage the risks associated with such changes, or misinterpretation of the laws providing such changes, could result in costly audits, interest, penalties, and reputational damage, which could adversely affect our business, results of our operations, and our financial condition.

Our actual effective tax rate may vary from our expectation and that variance may be material. A number of factors may increase our future effective tax rates, including: (1) the jurisdictions in which profits are determined to be earned and taxed; (2) the resolution of issues arising from any future tax audits with various tax authorities; (3) changes in the valuation of our deferred tax assets and liabilities; (4) increases in expenses not deductible for tax purposes, including transaction costs and impairments of goodwill in connection with acquisitions; (5)

changes in the taxation of stock-based compensation; (6) changes in tax laws or the interpretation of such tax laws, and changes in U.S. generally accepted accounting principles; and (7) challenges to the transfer pricing policies related to our structure.

U.S. holders that own 10% or more of the combined voting power or value of our common shares may suffer adverse tax consequences because we and our non-U.S. subsidiaries may be characterized as “controlled foreign corporations” (“CFCs”), under Section 957(a) of the Code.

A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation, is owned, or is considered as owned by applying certain constructive ownership rules, by U.S. shareholders (U.S. persons who own stock representing 10% or more of the combined voting power or value of all outstanding stock of such non-U.S. corporation) on any day during the taxable year of such non-U.S. corporation. Certain U.S. shareholders of a CFC generally are required to include currently in gross income such shareholders’ share of the CFC’s “Subpart F income”, a portion of the CFC’s earnings to the extent the CFC holds certain U.S. property, and a portion of the CFC’s “global intangible low-taxed income” (as defined under Section 951A of the Code). Such U.S. shareholders are subject to current U.S. federal income tax with respect to such items, even if the CFC has not made an actual distribution to such shareholders. “Subpart F income” includes, among other things, certain passive income (such as income from dividends, interests, royalties, rents and annuities or gain from the sale of property that produces such types of income) and certain sales and services income arising in connection with transactions between the CFC and a person related to the CFC. “Global intangible low-taxed income” may include most of the remainder of a CFC’s income over a deemed return on its tangible assets.

We believe that we will not be classified as a CFC in the current taxable year. However, it is possible that our non-U.S. subsidiaries could be classified as CFCs in the current taxable year. For U.S. holders who hold 10% or more of the combined voting power or value of our common shares, this may result in adverse U.S. federal income tax consequences, such as current U.S. taxation of Subpart F income (regardless of whether we make any distributions), taxation of amounts treated as global intangible low-taxed income under Section 951A of the Code with respect to such shareholder, and being subject to certain reporting requirements with the IRS. Any such U.S. holder who is an individual generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. corporation. If you are a U.S. holder who holds 10% or more of the combined voting power or value of our common shares, you should consult your own tax advisors regarding the U.S. tax consequences of acquiring, owning, or disposing of our common shares.

U.S. holders of our common shares may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the average quarterly value of our assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. For purposes of these tests, passive income generally includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Additionally, a look-through rule generally applies with respect to 25% or more owned subsidiaries. If we are characterized as a PFIC, U.S. holders of our common shares may suffer adverse tax consequences, including having gains realized on the sale of our common shares treated as ordinary income rather than capital gain, the loss of the preferential tax rate applicable to dividends received on our common shares by individuals who are U.S. holders, and having interest charges apply to certain distributions by us and the proceeds of sales or other dispositions of our common shares that result in a gain to the U.S. holder. In addition, special information reporting may be required.

Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets from time to time. The 50% passive asset test described above is generally based on the fair market value of each asset. If we are a CFC (determined by disregarding certain downward attribution rules) and not publicly traded for the relevant taxable year, however, the test shall be applied based on the adjusted basis of our assets.

Recently adopted Treasury regulations (the “New Regulations”), modify certain of the rules described above. Such modifications include, for example, permitting asset value to be determined more frequently than on a quarterly basis and treating a non-U.S. corporation as publicly traded for a taxable year if the stock of such corporation is publicly traded, other than in de minimis quantities, for at least twenty trading days during such taxable year.

The New Regulations generally apply to taxable years of shareholders beginning on or after January 14, 2021. A shareholder, however, may choose to apply such rules for any open taxable year beginning before January 14, 2021, provided that, with respect to a non-U.S. corporation being tested for PFIC status, the shareholder consistently applies certain of the provisions of the New Regulations and certain other Treasury regulations for such year and all subsequent years. Investors who are U.S. holders should consult their own tax advisors regarding the impact and applicability of the New Regulations.

If we are considered “publicly traded” for the current taxable year that ends on March 31, 2022 (i.e., the Business Combination closes within such current taxable year and Roivant Common Shares are publicly traded, other than in de minimis quantities, for at least twenty days during the current taxable year) we would apply the 50% passive asset test using the fair market value of our assets. This determination, however, is subject to uncertainty. In addition, our status may also depend, in part, on how quickly we utilize our cash on-hand and cash from future financings in our business.

Based on the foregoing, with respect to the taxable year that ended on March 31, 2021, we believe that we were not a PFIC (based in part on our belief that we were not classified as a CFC in the taxable year that ended on March 31, 2021) and presently do not anticipate that we will be a PFIC based upon the expected value of our assets, including any goodwill and intangible property, and the expected nature and composition of our income and assets. However, our status as a PFIC is a fact-intensive determination made on an annual basis, and we cannot provide any assurances regarding our PFIC status for the current or future taxable years. Our U.S. counsel expresses no opinion with respect to our PFIC status for the current or future taxable years. We will determine our PFIC status for each taxable year and make such determination available to U.S. holders.

We have implemented structures and arrangements intended to mitigate the possibility that we will be classified as a PFIC. There can be no assurance that the IRS will not successfully challenge these structures and arrangements, which may result in an adverse impact on the determination of whether we are classified as a PFIC in the current and future taxable years. In addition, recently finalized U.S. Treasury regulations, of which we are continuing to assess the impact, may also adversely affect the treatment of these structures and arrangements with respect to our PFIC status.

SPECIAL MEETING OF MAAC STOCKHOLDERS

General

MAAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the MAAC board of directors for use at the MAAC Special Meeting to be held on September 28, 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to MAAC’s stockholders on or about August 13, 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides MAAC’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the MAAC Special Meeting.

Date, Time and Place

The MAAC Special Meeting will be held on September 28, 2021, at 10:00 a.m., Eastern Time, via a virtual meeting. In light of COVID-19 pandemic and to support the well-being of MAAC’s stockholders and employees, the MAAC Special Meeting will be completely virtual. MAAC stockholders may attend the MAAC Special Meeting and vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/montesarchimedes/2021. MAAC Stockholders will need the control number that is printed on their proxy card to enter the MAAC Special Meeting. MAAC recommends that stockholders log in at least 15 minutes before the meeting to ensure they are logged in when the MAAC Special Meeting starts. MAAC stockholders will not be able to attend the MAAC Special Meeting in person.

Purpose of MAAC Special Meeting

MAAC stockholders are being asked to consider and vote upon:

1.	the Business Combination Proposal;

2.	the Nasdaq Proposal; and

3.	the Adjournment Proposal (if necessary).

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the MAAC Special Meeting if you owned MAAC Shares at the close of business on August 10, 2021, which is the record date for the MAAC Special Meeting. You are entitled to one vote for each MAAC Share that you owned as of the close of business on the MAAC record date. If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. On the MAAC record date, there were 51,339,779 MAAC Shares outstanding.

Vote of the MAAC Sponsor and MAAC’s Directors and Officers

The MAAC Sponsor has agreed to vote any MAAC Class B Shares, and any MAAC Class A Shares held by it as of the record date, in favor of the Business Combination Proposal. Further, the MAAC Sponsor intends to vote in favor of all of the proposals.

The MAAC Sponsor has waived any redemption rights in connection with Business Combination. The MAAC Class B Shares held by the MAAC Sponsor has no redemption rights upon MAAC’s liquidation and will be worthless if no business combination is effected by MAAC by October 9, 2022. However, the MAAC Sponsor is entitled to redemption rights upon MAAC’s liquidation with respect to any MAAC Class A Shares it may own.

The MAAC Sponsor owns 10,167,956 MAAC Class B Shares as of the record date.

Quorum and Required Vote for Proposals for the MAAC Special Meeting

A quorum of MAAC stockholders is necessary to hold a valid meeting. A quorum will be present at the MAAC Special Meeting if a majority of the outstanding MAAC Shares as of the MAAC record date at the MAAC Special Meeting is represented virtually or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the MAAC Class B Shares, who currently own 20% of the issued and outstanding MAAC Shares, will count towards this quorum. As of the MAAC record date for the MAAC Special Meeting, 25,669,890 MAAC Shares would be required to achieve a quorum.

Approval of the Business Combination Proposal requires that the initial Business Combination be approved by the affirmative vote of the holders of a majority of MAAC Shares outstanding as of the date of the stockholder meeting held to consider such initial Business Combination. Approval of the Nasdaq Proposal requires the affirmative vote of a majority of MAAC Shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote at the meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote thereon, regardless of whether a quorum is present. The MAAC board of directors has approved each of the proposals.

If MAAC stockholders fail to approve the Business Combination Proposal or the Nasdaq Proposal, then the Business Combination will not occur. The Business Combination is not conditioned upon the Adjournment Proposal. It is important for you to note that, in the event that the Business Combination Proposal or the Nasdaq Proposal does not receive the requisite vote for approval, then the Business Combination will not be consummated. If MAAC does not consummate the Business Combination and fails to otherwise complete a business combination by October 9, 2022, MAAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Recommendation of the MAAC Board of Directors

MAAC’s board of directors unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of, MAAC and its stockholders. Accordingly, MAAC’s board of directors unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal and, if required, “FOR” the Adjournment Proposal.

When you consider the recommendation of MAAC’s board of directors in favor of approval of these proposals, you should keep in mind that MAAC’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•

If the Business Combination or another business combination is not consummated by October 9, 2022, MAAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding MAAC Class A Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 10,167,956 MAAC Class B Shares held by the MAAC Sponsor, which were acquired for an aggregate purchase price of $25,000, would be worthless because the holders of MAAC Class B Shares are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $100,662,764.40 based upon the closing price of $9.90 per MAAC Class A Share on Nasdaq on August 5, 2021.

•

The MAAC Sponsor purchased an aggregate of 10,214,365 private placement warrants from MAAC for an aggregate purchase price of $10,214,365 (or $1.00 per warrant) in a private placement. This purchase took place on a private placement basis simultaneously with the consummation of MAAC’s initial public offering. A portion of the proceeds MAAC received from this purchase was placed in the

Trust Account. Such warrants had an estimated aggregate value of $13,278,674.50 based on the closing price of $1.30 per public warrant on Nasdaq on August 5, 2021. The private placement warrants will become worthless if MAAC does not consummate a business combination by October 9, 2022.

•

If MAAC is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by MAAC for services rendered or contracted for or products sold to MAAC. If MAAC consummates a business combination, on the other hand, MAAC will be liable for all such claims.

•

MAAC’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on MAAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if MAAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, MAAC may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by October 9, 2022.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

MAAC Placement Agents and Advisory Fees

Upon consummation of the closing of the purchase of the applicable securities and the Business Combination, (i) J.P. Morgan Securities LLC, SVB Leerink LLC, Citigroup Global Markets Inc. and Truist Securities, Inc. (collectively, the “Placement Agents”) will be entitled to customary fees in connection with their role as MAAC’s joint placement agents for the PIPE Financing. If the Business Combination is not consummated, the Placement Agents will not be entitled to such fees.

Abstentions and Broker Non-Votes

If you are a holder of MAAC Shares that attends the MAAC Special Meeting virtually and fails to vote, or if you vote abstain, your failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as shares entitled to vote or votes cast at the MAAC Special Meeting, and otherwise will have no effect on the Nasdaq Proposal and the Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Voting Your Shares

If you are a stockholder of record of MAAC as of August 10, 2021, the record date, you may submit your proxy before the MAAC Special Meeting in any of the following ways, if available:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the MAAC Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/montesarchimedes/2021. You will need the control number that is printed on your proxy card to enter the MAAC Special Meeting. MAAC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the MAAC Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the MAAC Special Meeting will need to obtain legal proxy form from their broker, bank or other nominee.

Revoking Your Proxy

You may change your vote at any time before your proxy is voted at the MAAC Special Meeting (provided that you do not hold your shares through a broker, bank or other nominee).

You may do this in one of two ways:

•	mailing a new, subsequently dated proxy card; or

•	by attending the MAAC Special Meeting virtually and electing to vote your shares online at the meeting.

Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m., Eastern Time, on September 27, 2021, or by voting online at the MAAC Special Meeting. Simply attending the MAAC Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your MAAC Shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Who Can Answer Your Questions About Voting Your Shares

If have any questions about how to vote or direct a vote in respect of your MAAC Shares, you may call , the proxy solicitation agent for MAAC, toll-free at (877) 279-2311 (banks and brokers call (212) 297-0720) or email info@okapipartners.com.

Redemption Rights

If you are a holder of MAAC Class A Shares, you have the right to redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the net proceeds of MAAC’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay taxes, if any) upon the closing of the transactions contemplated by the Business Combination Agreement.

Notwithstanding the foregoing, a holder of MAAC Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the MAAC Class A Shares.

Holders of the outstanding MAAC Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Agreement.

Under the Pre-Closing MAAC Certificate of Incorporation, the Business Combination may be consummated only if MAAC has at least $5,000,001 of net tangible assets after giving effect to redemptions by all holders of MAAC Class A Shares that properly demand redemption of their MAAC Class A Shares for cash.

You may exercise your redemption rights whether you vote your MAAC Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their MAAC Class A Shares and will no longer be stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer MAAC Class A Shares and public stockholders, the trading market for MAAC Class A Shares may be less liquid than the market for MAAC Class A Shares prior to the Business Combination and MAAC may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Roivant’s business will be reduced and the amount of working capital available to Roivant following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to MAAC Class A Shares will have no effect on the MAAC Warrants you may also hold.

If you are a holder of MAAC Class A Shares and wish to exercise your redemption rights, you are required to tender your share certificates or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) system, at your option, in each case no later than two business days prior to the initially scheduled vote to approve the Business Combination. Accordingly, you have until two days prior to the initial vote on the Business Combination to tender your shares if you wish to exercise your redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for you to use electronic delivery of your shares. If you exercise your redemption right, your shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $410,769,443.71, or $10.00 per share, as of August 5, 2021). Such amount, including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of MAAC’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your redemption rights.

MAAC’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

Any request for redemption, once made by a holder of MAAC Class A Shares, may be withdrawn at any time up to two days prior to the vote on the Business Combination Proposal at the MAAC Special Meeting. If you deliver your shares for redemption to MAAC’s transfer agent and later decide, prior to the MAAC Special Meeting, not to redeem your shares, you may request that MAAC’s transfer agent return the shares electronically.

No demand will be effectuated unless the holder’s MAAC Class A Shares have been delivered electronically to the transfer agent prior to the vote on the Business Combination Proposal at the MAAC Special Meeting.

If a holder of MAAC Class A Shares properly makes a request for redemption and the MAAC Class A Shares are delivered to MAAC’s transfer agent no later than two business days prior to the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, MAAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your MAAC Class A Shares for cash.

For a discussion of the material U.S. federal income tax considerations for holders of MAAC Class A Shares with respect to the exercise of these redemption rights, see “Material United States Tax Considerations—Tax Consequences of a Redemption of MAAC Public Shares.”

Appraisal Rights

Appraisal rights are not available to holders of MAAC Shares in connection with the Business Combination.

Proxy Solicitation Costs

MAAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. MAAC and its directors, officers and employees may also solicit proxies online. MAAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. MAAC will bear the cost of the solicitation.

MAAC has hired Okapi Partners LLC to assist in the proxy solicitation process. MAAC will pay to Okapi Partners LLC a fee of $19,500, plus disbursements.

MAAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MAAC will reimburse them for their reasonable expenses.

MATERIAL UNITED STATES TAX CONSIDERATIONS

The following discussion is a description of material U.S. federal income tax considerations to U.S. Holders (as defined below) of MAAC Class A Shares or MAAC Warrants (each, a “MAAC Security”), the Roivant Common Shares and/or Roivant Warrants, as the case may be, as a consequence of (i) electing to have their MAAC Class A Shares redeemed for cash if the Merger is completed, (ii) the Merger, and (iii) the ownership and disposition of Roivant Common Shares or Roivant Warrants after the Merger. Based upon and subject to the assumptions, qualifications and limitations set forth herein and in the opinions filed as Exhibits 8.2 and 8.3, respectively, to this Registration Statement, the statements of law and legal conclusions set forth below represent the opinion of Davis Polk & Wardwell LLP, except for the statements of law and legal conclusions under the headings “Tax Consequences of Exercising Redemption Rights,” “Tax Consequences of the Merger” and “Additional Requirements for Tax Deferral,” which represent the opinion of Kirkland & Ellis LLP.

This discussion applies only to a U.S. Holder that holds MAAC Securities, the Roivant Common Shares and/or Roivant Warrants, as the case may be, as capital assets for U.S. federal income tax purposes (generally, property held for investment). In addition, it does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including any alternative minimum tax considerations, the potential application of the provisions of the Code known as the Medicare contribution tax and tax considerations applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities that use mark-to-market method of tax accounting;

•

persons holding MAAC Securities, the Roivant Common Shares and/or Roivant Warrants, as the case may be, as part of a straddle, wash sale, hedging transaction, conversion transaction or integrated transaction or entering into a constructive sale with respect to such securities;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons that are subject to the “applicable financial statement” rules under Section 451(b) of the Code;

•	entities classified as partnerships for U.S. federal income tax purposes and their partners;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	persons actually or constructively owning five percent (measured by vote or value) or more of MAAC Class A shares, or, following the Merger, Roivant Common Shares;

•	persons owning shares in connection with a trade or business conducted outside of the United States;

•	persons who purchase MAAC Class A Shares as part of the PIPE Financing;

•

persons who acquire MAAC Class A Shares or, following the Merger, Roivant Common Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to MAAC Securities, Roivant Common Shares, or Roivant Warrants, as the case may be, being taken into account in an applicable financial statement; and

•	founders, sponsors, officers or directors of MAAC or holders of private placement warrants.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) holds MAAC Securities, the Roivant Common Shares and/or Roivant Warrants, as the case may be, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding MAAC Securities, the Roivant Common Shares and/or Roivant Warrants and partners in such partnerships should consult their tax advisor as to the particular tax consequences of the exercise of redemption rights with respect to MAAC Class A Shares, the Merger and/or the ownership and disposition of Roivant Common Shares or Roivant Warrants by the partnership.

As used here in, a “U.S. Holder” is a person that for U.S. federal income tax purposes is a beneficial owner of MAAC Securities, Roivant Common Shares and/or Roivant Warrants, as the case may be, and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, and of which is subject to change, possibly with retroactive effect. We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. This discussion does not address any U.S. federal taxes (such as estate or gift taxes) other than income taxes, nor does it address any state, local or non-U.S. tax considerations. U.S. Holders should consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences of (i) electing to have their MAAC Class A Shares redeemed for cash if the Merger is completed, (ii) the Merger, and (iii) the ownership and disposition of Roivant Common Shares or Roivant Warrants after the Merger in their particular circumstances.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF (I) ELECTING TO HAVE ITS MAAC CLASS A SHARES REDEEMED FOR CASH IF THE MERGER IS COMPLETED, (II) THE MERGER AND (III) THE OWNERSHIP AND DISPOSITION OF ROIVANT COMMON SHARES OR ROIVANT WARRANTS AFTER THE MERGER.

Treatment of Roivant as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Roivant, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Bermuda incorporated entity and tax resident of the UK, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.

The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation before the acquisition hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “Ownership Test”).

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, Roivant expects that former MAAC stockholders will be treated as holding less than 80% (by both vote and value) of Roivant by reason of their former ownership of MAAC Shares, and therefore Roivant does not expect to satisfy the Ownership Test. As a result, Roivant believes, and the remainder of this discussion assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect Roivant’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those of Roivant described above or that a court would not agree with a contrary position taken by the IRS in the event of litigation.

If it were determined that Roivant is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Roivant would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation, and U.S. Holders of the Roivant Common Shares and Roivant Warrants would be treated as holders of stock and warrants of a U.S. corporation.

Tax Consequences of Exercising Redemption Rights

Subject to the discussion below under the heading “—Tax Consequences of the Merger,” the U.S. federal income tax consequences to a U.S. Holder of MAAC Class A Shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its MAAC Class A Shares will depend on whether the redemption qualifies as a sale of the MAAC Class A Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code.

Treatment of Redemptions. The redemption of MAAC Class A Shares generally qualifies as a sale of the MAAC Class A Shares redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in MAAC or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only MAAC Shares actually owned by such U.S. Holder, but also MAAC Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to MAAC Class A Shares owned directly, MAAC Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any MAAC Class A Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include MAAC Class A Shares which could be acquired pursuant to the exercise of the MAAC Warrants.

The redemption of MAAC Class A Shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of MAAC’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of MAAC’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of MAAC Shares. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the MAAC Shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the MAAC Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of MAAC Shares owned by certain family members and such U.S. Holder does not constructively own any other MAAC

Shares (including any stock constructively owned by the U.S. Holder as a result of owning warrants). The redemption of MAAC Class A Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in MAAC. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest in MAAC will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution and the tax effects will be as described under “—Taxation of Redemptions Treated as Distributions” below.

Taxation of Redemptions Treated as Distributions. A redemption treated as a distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from MAAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of MAAC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its MAAC Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the MAAC Class A Shares and will be treated as described under “—Taxation of Gain or Loss on Redemptions Treated as a Sale or Exchange of MAAC Class A Shares” below. Amounts treated as dividends that MAAC pays to a U.S. Holder that is treated as a taxable corporation generally qualifies for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, amounts treated as dividends that MAAC pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the MAAC Class A Shares may have suspended the running of the applicable holding period for these purposes. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to “qualified dividend income.”

After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining MAAC Class A Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its MAAC Warrants or possibly in other shares of common stock constructively owned by it.

Taxation of Gain or Loss on Redemptions Treated as a Sale or Exchange of MAAC Class A Shares. If a redemption qualifies as a sale of such U.S. Holder’s MAAC Class A Shares redeemed, such U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the MAAC Class A Shares so redeemed exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the MAAC Class A Shares may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its MAAC Class A Shares so redeemed. See “—Exercise, Lapse or Redemption of MAAC Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Roivant Common Shares acquired pursuant to the exercise of a MAAC Warrant.

IF YOU ARE A U.S. HOLDER OF MAAC CLASS A SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Merger

It is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. To qualify as a reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent), either directly or indirectly through certain controlled corporations, either continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with investment-type assets, such as MAAC, the qualification of the Merger as a reorganization is not “free from doubt”. Moreover, the closing of the Merger is not conditioned upon the receipt of, and neither MAAC nor Roivant has received or sought, an opinion of counsel that the Merger qualifies as a reorganization, and neither MAAC nor Roivant intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the Merger’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS.

If the Merger qualifies as a reorganization under Section 368(a) of the Code, subject to the discussion below under the heading “—Additional Requirements for Tax Deferral,” a U.S. Holder generally should not recognize gain or loss if, pursuant to the Merger, the U.S. Holder exchanges only MAAC Class A Shares for Roivant Common Shares. In such a case, the aggregate tax basis of the Roivant Common Shares received by a U.S. Holder in the Merger should be equal to the aggregate adjusted tax basis of the MAAC Class A Shares surrendered in exchange therefor. The holding period of the Roivant Common Shares received by a U.S. Holder in the Merger should include the period during which the MAAC Class A Shares exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to the MAAC Class A Shares have suspended the running of the applicable holding period for this purpose.

Every “significant transferor” pursuant to the exchange must include a statement on or with such transferor’s income tax return for the taxable year of the exchange. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person—(i) owned at least five percent (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least one percent (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded. We expect that Roivant Common Shares will be treated as publicly traded for this purpose.

If, notwithstanding the above, any requirement for Section 368(a) is not met, the Merger will not qualify as a reorganization and will be a taxable transaction to U.S. Holders of MAAC Class A Shares. In such case, a U.S. Holder of MAAC Class A Shares would generally recognize gain or loss with respect to its MAAC Class A Shares in an amount equal to the difference, if any, between the fair market value as of the Closing Date of Roivant Common Shares received by such U.S. Holder in the Merger over such U.S. Holder’s tax basis in the MAAC Class A Shares surrendered by such U.S. Holder in the Merger. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the MAAC Class A Shares for more than one year (or short-term capital gain or loss otherwise). It is unclear, however, whether certain redemption rights (described above) may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder should have a tax basis in Roivant Common Shares received equal to the fair market value on the date of exchange, and the

U.S. Holder’s holding period in the Roivant Common Shares received in the Merger, if any, would not include the holding period for the MAAC Class A Shares surrendered in exchange therefor.

Notwithstanding the foregoing, if a U.S. Holder exercises its redemption rights to receive cash from the trust account in exchange for a portion of its MAAC Class A Shares, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a “reorganization” (which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain or dividend income to the extent of MAAC’s accumulated earnings and profits, in each case, taxable as described above under the heading “—Tax Consequences of Exercising Redemption Rights”). Under this characterization, such U.S. Holder may be required to recognize more gain or income than if the redemption of MAAC Class A Shares was treated as a separate transaction from the exchange pursuant to the Merger, and would not be entitled to recognize any loss with respect to its redeemed MAAC Class A Shares. In addition, if a U.S. Holder that elects to participate in a redemption with respect to all its MAAC Class A Shares maintains its ownership of MAAC Warrants, such redemption also may be treated as integrated with the Merger rather than as a separate transaction (with the same taxation effects described above). Under this characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such exchange in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the MAAC Class A Shares exchanged therefor. If the IRS were to assert, and a court were to sustain such a contrary position, such U.S. Holder may be required to recognize more gain or income than if the redemption of MAAC Class A Shares was treated as a separate transaction from the exchanges pursuant to the Merger.

It is intended that the MAAC Warrants becoming exercisable for Roivant Common Shares, and the MAAC warrant agreements being assigned to, and assumed by, Roivant, also constitutes a tax-deferred transaction in which no gain or loss is recognized by the U.S. Holders of MAAC Warrants if the Merger qualifies as a reorganization as discussed above. It is also possible the transaction is treated as tax-deferred on the basis that the terms of the MAAC Warrants are not otherwise being changed pursuant to the Merger, and because the terms of the MAAC Warrants, when originally issued, contemplated, among other things, the MAAC Warrants becoming exercisable into shares of another corporation under circumstances similar to the Merger. Accordingly, in that case, the adjusted tax basis of the Roivant Warrants of such a U.S. Holder immediately after the Merger should be the same as the adjusted tax basis of such U.S. Holder’s MAAC Warrants immediately prior to the Merger. In addition, in that case, the holding period of the Roivant Warrants of such a U.S. Holder immediately after the Merger should include the period during which such U.S. Holder held such U.S. Holder’s MAAC Warrants immediately prior to the Merger. However, due to a lack of clear authority, the issue is not free from doubt, and there is a risk that the warrant exchange transaction would be treated as a taxable exchange of MAAC Warrants for Roivant Warrants, and no assurance can be given that the IRS would not assert, or that a court would not sustain, such a contrary position. In that case, a U.S. Holder of MAAC Warrants would recognize gain or loss equal to the difference between the fair market value of the Roivant Warrants treated as having been received by such U.S. Holder and such U.S. Holder’s tax basis in the MAAC Warrants treated as having been exchanged. Any such gain would generally be long-term capital gain if the U.S. Holder’s holding period in the MAAC Warrants is more than one year at the time of the Merger. In that case, the U.S. Holder’s tax basis in the Roivant Warrants after the Merger would be equal to the fair market value of such MAAC Warrants at the time of the Merger and the U.S. Holder would start a new holding period in the Roivant Warrants at such time.

Additional Requirements for Tax Deferral

Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances described below, may impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 368 of the Code with respect to the exchange of MAAC Class A Shares and/or the assumption of the MAAC Warrants by Roivant in the Merger.

Section 367(a) of the Code potentially may apply to the exchange by a U.S. Holder of MAAC Class A Shares for Roivant Common Shares pursuant to the Merger. Section 367(a) of the Code generally requires a U.S.

Holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for tax-deferred treatment (such as pursuant to a reorganization under Section 368 of the Code) and any of the following is true: (i) the U.S. corporation fails to comply with certain reporting requirements; (ii) U.S. Holders of stock of the acquired U.S. corporation receive more than 50% (by vote or value) of the stock of the non-U.S. corporation; (iii) U.S. persons that are officers, directors, or 5% or greater shareholders of the acquired U.S. corporation own more than 50% (by vote or value) of the stock of the non-U.S. corporation immediately after the acquisition; (iv) such U.S. Holder is a 5% or greater shareholder of the non-U.S. corporation immediately after the acquisition and fails to enter into a 5-year gain recognition agreement with the IRS to recognize gain in certain circumstances with respect to the acquired U.S. corporation stock exchanged in the acquisition; or (v) the U.S. and non-U.S. corporations (and other relevant parties) fail to meet the “active trade or business test.” A holder of an acquired U.S. corporation is presumed to be a U.S. person unless that person signs an ownership statement certifying certain information, including its residency. The “active trade or business test” generally requires (A) that the non-U.S. corporation (and its qualified subsidiaries, including for this purpose Roivant and its subsidiaries) be engaged in an “active trade or business” outside of the U.S. for the 36-month period immediately before the exchange and that neither the transferors nor the non-U.S. corporation has an intention to substantially dispose of or discontinue such trade or business, and (B) that the fair market value of the non-U.S. corporation be at least equal to the fair market value of the U.S. corporation, as specifically determined for purposes of Section 367 of the Code, as of the closing of the exchange (the “substantiality test”). For purposes of applying the substantiality test to the Merger, the fair market value of MAAC generally will be deemed to include the value of any non-ordinary course distributions, as determined under applicable Treasury regulations, made by MAAC during the 36-month period ending on the closing of the Merger.

To the extent that U.S. Holders of MAAC Class A Shares and/or MAAC Warrants are required to recognize gain under Section 367(a) of the Code for any of the foregoing reasons, a U.S. Holder generally would recognize gain, if any, in an amount equal to the excess of (i) the sum of the fair market value of the Roivant Common Shares received and/or Roivant Warrants deemed received by such U.S. Holder, over (ii) such U.S. Holder’s adjusted tax basis in the MAAC Class A Shares exchanged and/or MAAC Warrants deemed exchanged therefor. Any such gain would generally be capital gain, and would be long-term capital gain if the U.S. Holder’s holding period for the MAAC Class A Shares and/or MAAC Warrants was more than one year at the time of the Merger. In either case described in the previous sentence, the U.S. Holder’s tax basis in the Roivant Common Shares and/or Roivant Warrants received in the exchange would be equal to the fair market value of such Roivant Common Shares and/or Roivant Warrants at the time of the Merger (determined in U.S. dollars at the spot rate in effect at the time of the Merger).

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are strongly urged to consult their tax advisor concerning the application of these rules to the exchange of MAAC Class A Shares and/or deemed exchange of MAAC Warrants under your particular circumstances, including, if a U.S. Holder believes that it will be a 5% or greater shareholder of Roivant, the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

Ownership and Disposition of the Roivant Common Shares or Roivant Warrants

Dividends and Other Distributions on the Roivant Common Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on Roivant Common Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Roivant’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Roivant’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Roivant Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Roivant Common Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Roivant Common Shares or Roivant Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders generally will be taxed at the lower applicable long-term capital gains rate if the Roivant Common Shares are readily tradable on an established securities market in the United States (such as the Nasdaq, where the Roivant Common Shares are intended to be listed) or Roivant is eligible for benefits under an applicable tax treaty with the United States, and, in each case, Roivant is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. Holder. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. Notwithstanding the foregoing, if (a) Roivant is 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of Roivant’s earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of Roivant’s dividends would be treated as derived from sources within the U.S. In such case, with respect to any dividend paid for any taxable year, the U.S.-source ratio of such dividends for foreign tax credit purposes would be equal to the portion of Roivant’s earnings and profits from sources within the U.S. for such taxable year, divided by the total amount of Roivant’s earnings and profits for such taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Roivant Common Shares or Roivant Warrants

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Roivant Common Shares or Roivant Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Roivant Common Shares or Roivant Warrants (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Roivant Common Shares or Roivant Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of Roivant Common Shares or Roivant Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder. Consequently, a U.S. Holder may not be able to claim a credit for any non-U.S. tax imposed upon a disposition of Roivant Common Shares or Roivant Warrants unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Prospective U.S. Holders should consult their tax advisors as to the foreign tax credit implications of such sale, exchange or other taxable disposition of Roivant Common Shares or Roivant Warrants.

Exercise, Lapse or Redemption of Roivant Warrants

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Roivant Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a Roivant Warrant. The U.S. Holder’s tax basis in the Roivant Common Share received upon exercise of a Roivant Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the MAAC Warrant in respect of which the exercised Roivant Warrant was received (assuming the Merger is a tax-deferred transaction, as discussed above) and the exercise price of such Roivant Warrant. It is unclear whether the U.S. Holder’s holding period for the Roivant Common Share received upon exercise of the Roivant Warrant will begin on the date following the date of exercise or on the date of exercise of the Roivant Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Roivant Warrant. If a Roivant Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Roivant Warrant.

The tax consequences of a cashless exercise of a Roivant Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Roivant Common Shares received generally should equal the U.S. Holder’s basis in the Roivant Warrants exercised therefor. If the cashless exercise were treated as not being a realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in the Roivant Common Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the Roivant Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Roivant Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Roivant Common Shares would include the holding period of the Roivant Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Roivant Warrants with an aggregate fair market value equal to the exercise price for the total number of Roivant Warrants deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the total exercise price for the total number of Roivant Warrants to be exercised and the U.S. Holder’s adjusted tax basis in the Roivant Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Roivant Common Shares received would equal the sum of the U.S. Holder’s tax basis in the Roivant Warrants exercised (i.e., the sum of the U.S. Holder’s initial investment in the MAAC Warrants in respect of which the exercised Roivant Warrants were received, assuming the Merger is a tax-free transaction as discussed above) and the exercise price of such Roivant Warrants. It is unclear whether a U.S. Holder’s holding period for Roivant Common Shares would commence on the date following the date of exercise or on the date of exercise of the Roivant Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Roivant Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Roivant Common Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules discussed below, if we redeem Roivant Warrants for cash pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Description of Securities—Roivant Warrants—Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $18.00” or the redemption provisions described in the section of this proxy statement/prospectus entitled “Description of Securities—Roivant Warrants—Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $10.00” or if we purchase Roivant Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Roivant Common Shares or Roivant Warrants.” The tax consequences of a cashless exercise of a Roivant Warrant occurring after our giving notice of an intention to redeem the Roivant Warrant for $0.01 as described in the section of this proxy statement/prospectus entitled “Description of Securities—Roivant Warrants—Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $18.00” or for $0.10 as described in the section of this proxy statement/prospectus entitled “Description of Securities—Roivant Warrants—Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $10.00” are unclear under current law. Such cashless exercise may be treated either as if we redeemed such Roivant Warrant for Roivant Common Shares or as an exercise of the Roivant Warrant. If the cashless exercise of a Roivant Warrant for Roivant Common Shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s basis in the Roivant Common Shares received should equal the U.S. Holder’s basis in the Roivant Warrant and the holding period of the Roivant Common Share should include the holding period of the Roivant Warrant. If the cashless exercise of a Roivant Warrant is treated as such, the tax consequences generally should be as described under the heading “—Exercise, Lapse or Redemption of Roivant Warrants.” Due to the lack of clarity under current law regarding the treatment of a cashless exercise of a Roivant Warrant after our giving notice of an intention to redeem the Roivant Warrant for $0.01 or $0.10, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a Roivant Warrant occurring after our giving notice of an intention to redeem the Roivant Warrant as described above.

Possible Constructive Distributions

The terms of each Roivant Warrant provide for an adjustment to the number of Roivant Common Shares for which the Roivant Warrant may be exercised or to the exercise price of the Roivant Warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of Securities—Roivant Warrants—Anti-Dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Roivant Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such Roivant Common Shares received upon exercise of the Roivant Warrants or to the exercise price of the Roivant Warrants increases the proportionate interest of the U.S. Holder of Roivant Warrants in our assets or earnings and profits (e.g., through an increase in the number of Roivant Common Shares that would be obtained upon exercise or through a decrease in the exercise price of a Roivant Warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of Roivant Common Shares, which is taxable to the holders of such shares as a distribution as described under “—Dividends and Other Distributions on the Roivant Common Shares.” Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Roivant Warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of such constructive distributions. Proposed Treasury regulations, on which we may rely prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Roivant Common Shares or Roivant Warrants could be materially different from that described above if Roivant is treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Roivant’s status as a PFIC will depend on the nature and composition of its income and the nature, composition and value of its assets from time to time. The 50% passive asset test described above is generally based on the fair market value of each asset. If Roivant is a CFC (determined by disregarding certain downward attribution rules) and not publicly traded for the relevant taxable year, however, the test will be applied based on the adjusted basis of Roivant’s assets.

The New Regulations modify certain of the rules described above. Such modifications include, for example, permitting asset value to be determined more frequently than on a quarterly basis and treating a non-U.S. corporation as publicly traded for a taxable year if the stock of such corporation is publicly traded, other than in de minimis quantities, for at least twenty trading days during such taxable year.

The New Regulations generally apply to taxable years of shareholders beginning on or after January 14, 2021. A shareholder, however, may choose to apply such rules for any open taxable year beginning before January 14, 2021, provided that, with respect to a non-U.S. corporation being tested for PFIC status, the shareholder consistently applies certain of the provisions of the New Regulations and certain other Treasury regulations for such year and all subsequent years. Investors who are U.S. Holders should consult their own tax advisors regarding the impact and applicability of the New Regulations.

If Roivant is considered “publicly traded” for the current taxable year that ends on March 31, 2022, assuming that the Business Combination closes within such current taxable year and that Roivant Common Shares are publicly traded, other than in de minimis quantities, for at least twenty days during the current taxable year, Roivant would apply the 50% passive asset test using the fair market value of its assets. This determination, however, is subject to uncertainty. In addition, Roivant’s status may also depend, in part, on how quickly it utilizes its cash on-hand and cash from future financings in its business.

Based on the foregoing, with respect to the taxable year that ended on March 31, 2021, Roivant believes that it was not a PFIC (based in part on its belief that it was not classified as a CFC in the taxable year that ended on March 31, 2021) and presently does not anticipate that it will be a PFIC based upon the expected value of its assets, including any goodwill and intangible assets, and the expected nature and composition of its income and assets. However, Roivant’s status as a PFIC is a fact-intensive determination made on an annual basis, and it cannot provide any assurances regarding its PFIC status for the current or future taxable years. Roivant’s U.S. counsel expresses no opinion with respect to Roivant’s PFIC status for the current or future taxable years. Roivant will determine its PFIC status for each taxable year and make such determination available to U.S. Holders.

Roivant has implemented structures and arrangements intended to mitigate the possibility that it will be classified as a PFIC. There can be no assurance that the IRS will not successfully challenge these structures and arrangements, which may result in an adverse impact on the determination of whether Roivant is classified as a PFIC in the current and future taxable years. In addition, recently finalized U.S. Treasury regulations, the impact of which Roivant is continuing to assess, may also adversely affect the treatment of these structures and arrangements with respect to its PFIC status.Although Roivant’s PFIC status is determined annually, an initial determination that Roivant is a PFIC will generally apply for subsequent years to a U.S. Holder who held Roivant Common Shares or Roivant Warrants while Roivant was a PFIC, whether or not Roivant meets the test for PFIC status in those subsequent years. If Roivant is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Roivant Common Shares or Roivant Warrants

and, in the case of Roivant Common Shares, the U.S. Holder did not make an applicable PFIC election (or elections), as further described below under the heading “—PFIC Elections,” for the first taxable year of Roivant in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such Roivant Common Shares, such U.S. Holder generally will be subject to special and adverse rules. Such rules apply to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Roivant Common Shares or Roivant Warrants (which may include gain realized by reason of transfers of Roivant Common Shares or Roivant Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Roivant Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for the Roivant Common Shares that preceded the taxable year of the distribution).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Roivant Common Shares or Roivant Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Roivant’s first taxable year in which Roivant is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

If Roivant is a PFIC and Roivant Common Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above with respect to its Roivant Common Shares if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Roivant Common Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Roivant Common Shares at the end of such year over its adjusted basis in its Roivant Common Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Roivant Common Shares over the fair market value of its Roivant Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Roivant Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Roivant Common Shares will be treated as ordinary income. Currently, a mark-to-market election likely may not be made with respect to Roivant Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which Roivant Common Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Roivant Common Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S.

Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Roivant Common Shares under their particular circumstances.

Alternatively, if Roivant is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of Roivant Common Shares (but not Roivant Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so). If a U.S. Holder makes a QEF election with respect to a PFIC, the U.S. Holder will be taxed on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC. If a U.S. Holder makes a QEF election with respect to the Roivant Common Shares, any distributions paid by Roivant out of its earnings and profits that were previously included in the U.S. Holder’s income under the QEF election would not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its Roivant Common Shares by an amount equal to any income included under the QEF election and will decrease its tax basis by any amount distributed on the Roivant Common Shares that is not included in the U.S. Holder’s income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of Roivant Common Shares in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Roivant Common Shares, as determined in U.S. dollars. U.S. Holders should note that if they make QEF elections with respect to Roivant, they may be required to pay U.S. federal income tax with respect to their Roivant Common Shares for any taxable year significantly in excess of any cash distributions received on the Roivant Common Shares for such taxable year. U.S. Holders should consult their tax advisers regarding making QEF elections in their particular circumstances. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder must make the QEF election for each PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to the U.S. Holder’s timely filed U.S. federal income tax return. However, Roivant currently does not intend to provide information necessary for U.S. Holders to make QEF elections with respect to Roivant Common Shares, and the QEF election would be unavailable with respect to the Roivant Warrants in all cases under current law.

Related PFIC Rules

If Roivant is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Roivant receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. Roivant currently does not intend to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the mark-to-market and QEF elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Roivant Common Shares or Roivant Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to Roivant securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to Roivant. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Roivant Common Shares, subject to certain exceptions (including an exception for Roivant Common Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Roivant Common Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Roivant Common Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE DISPOSITION OF MAAC CLASS A SHARES OR MAAC WARRANTS IN CONNECTION WITH THE MERGER, OF THE EXERCISE OF REDEMPTION RIGHTS, AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ROIVANT COMMON SHARES OR ROIVANT WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL UNITED KINGDOM TAX CONSIDERATIONS

In the opinion of Davis Polk & Wardwell London LLP, the following is a description of material United Kingdom tax considerations relating to the Business Combination and the ownership and disposal of Roivant Common Shares and Roivant Warrants applicable to a non-UK Holder. The comments set out below are based on current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs, or HMRC, practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where expressly stated otherwise, apply only to absolute beneficial owners of the Roivant Common Shares or Roivant Warrants who are (i) individuals not resident in the United Kingdom for United Kingdom tax purposes who do not hold Roivant Common Shares or Roivant Warrants for the purposes of a trade, profession, or vocation which they carry on in the United Kingdom through a branch or agency, or (ii) companies not resident in the United Kingdom for United Kingdom tax purposes which do not hold the Roivant Common Shares or Roivant Warrants for the purpose of a trade carried on in the United Kingdom through a permanent establishment in the United Kingdom, together, “non-UK Holders.”

This summary does not address all possible tax consequences relating to an investment in the Roivant Common Shares or Roivant Warrants. Certain categories of holders, including those falling outside the category described above (such as those who are resident in the United Kingdom for United Kingdom tax purposes), those carrying on certain financial activities, those subject to specific tax regimes or benefitting from certain reliefs or exemptions, those connected with Roivant and those for whom the shares are employment-related securities may be subject to special rules and this summary does not apply to such holders and any general statements made in this disclosure do not take them into account.

Potential investors should satisfy themselves prior to investing as to the overall tax consequences, including, specifically, the consequences under United Kingdom tax law and HMRC practice of the acquisition, ownership and disposal of the Roivant Common Shares or Roivant Warrants in their own particular circumstances by consulting their own tax advisors.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSAL OF ROIVANT COMMON SHARES AND ROIVANT WARRANTS, AND OF THE BUSINESS COMBINATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF UNITED KINGDOM TAX LAWS.

United Kingdom Taxation of Dividends

Roivant will not be required to withhold amounts on account of United Kingdom tax at source when paying a dividend in respect of Roivant Common Shares to a non-UK Holder.

Non-UK Holders who hold their Roivant Common Shares as an investment should not be subject to United Kingdom tax in respect of any dividends.

United Kingdom Taxation of Capital Gains

Effect of the Business Combination

An individual who is a non-UK Holder will generally not be liable to United Kingdom capital gains tax on capital gains (if any) realized on either the cancellation of his or her MAAC Class A Shares and their conversion into Roivant Common Shares, or the conversion of his or her MAAC Warrants into Roivant Warrants.

A company that is a non-UK Holder will generally not be liable for United Kingdom corporation tax on chargeable gains realized (if any) on either the cancellation of its MAAC Class A Shares and their conversion into Roivant Common Shares, or the conversion of its MAAC Warrants into Roivant Warrants.

An individual non-UK Holder who is only temporarily a non-UK resident for United Kingdom tax purposes may, in certain circumstances, become liable to UK tax on capital gains in respect of gains realized (if any) while he or she was not resident in the United Kingdom.

Acquisition of Roivant Common Shares on exercise of the Roivant Warrants

An individual that is a non-UK Holder will generally not be liable to United Kingdom capital gains tax on capital gains realized (if any) on the exercise of Roivant Warrants.

A company that is a non-UK Holder will generally not be liable to United Kingdom corporation tax on chargeable gains realized (if any) on the exercise of Roivant Warrants.

An individual non-UK Holder who is only temporarily a non-UK resident for United Kingdom tax purposes, may, in certain circumstances, become liable to United Kingdom tax on capital gains in respect of gains realized (if any) while he or she was not resident in the United Kingdom.

Disposal of Roivant Common Shares or Roivant Warrants

An individual who is a non-UK Holder will generally not be liable to United Kingdom capital gains tax on capital gains realized on the disposal of his or her Roivant Common Shares or Roivant Warrants.

A company that is a non-UK Holder will generally not be liable for United Kingdom corporation tax on chargeable gains realized on the disposal of its Roivant Common Shares or Roivant Warrants.

An individual non-UK Holder who is only temporarily a non-UK resident for United Kingdom tax purposes will, in certain circumstances, become liable to United Kingdom tax on capital gains in respect of gains realized while he or she was not resident in the United Kingdom.

United Kingdom Stamp Duty (“stamp duty”) and Stamp Duty Reserve Tax (“SDRT”)

No stamp duty or SDRT is expected to be payable on the issue, grant or transfer of Roivant Common Shares or Roivant Warrants, subject to the comments below.

Stamp duty will in principle be payable on any instrument that vests or transfers Roivant Common Shares or Roivant Warrants that is executed in the United Kingdom or that relates to any property situated, or to any matter or thing done or to be done, in the United Kingdom. Holders of Roivant Common Shares or Roivant Warrants should be aware that, even where such an instrument is in principle subject to stamp duty, stamp duty is not required to be paid unless it is necessary to rely on the instrument for legal purposes, for example to register a change of ownership or in litigation in a United Kingdom court. Provided that the Roivant Common Shares and the Roivant Warrants are not registered in any register maintained in the United Kingdom, any agreement to transfer Roivant Common Shares or Roivant Warrants will not be subject to SDRT. Roivant currently does not intend that any register of its Roivant Common Shares or the Roivant Warrants will be maintained in the United Kingdom.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our stockholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). MAAC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see the section entitled “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of MAAC Shares that are voted at a stockholder meeting held to consider such initial Business Combination.

Business Combination

The Business Combination Agreement

This subsection of this proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about MAAC, Sponsor, Roivant, Merger Sub or any other matter.

General Description of the Business Combination; Structure of the Business Combination

On May 1, 2021, MAAC, Merger Sub, and Roivant entered into the Business Combination Agreement, as amended, which provides for, among other things, the following transactions:

(a)	Prior to the Pre-Closing Steps (defined below), the non-voting common shares of Roivant will be converted and redesignated into voting shares of Roivant, subject to the expiration or termination of any applicable waiting period under the HSR Act with respect to such conversion, provided that if such expiration or termination of any applicable waiting period under the HSR Act does not occur, then the parties shall, prior to the Effective Time, appropriately modify Roivant’s post-closing bye-laws to provide for a separate class of common shares of Roivant that are identical to the common shares of Roivant (the “Roivant Common Shares”), except that they will not be entitled to voting rights;

(b)

On the date of Closing (defined below) prior to the Effective Time, Roivant will amend and restate its existing bye-laws to be in the form of the Roivant’s post-closing bye-laws, each outstanding share of Roivant will be subdivided into the Roivant Common Shares based on a fixed exchange ratio of 2.9262:1 (the “Roivant Exchange Ratio”), and each outstanding equity award of Roivant will be subdivided and adjusted into comparable equity awards of Roivant, based on the Roivant Exchange Ratio (the steps contemplated by this clause (b), collectively, the “Pre-Closing Steps”);

(c)

On the date of Closing, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into MAAC, with MAAC surviving the Merger; and

(d)

At the Effective Time, (i) each outstanding MAAC Class A Share and each outstanding MAAC Class B Share (other than treasury shares and any shares held by the MAAC Sponsor or its affiliates) will be automatically canceled and extinguished and converted into one Roivant Common Share, (ii) each outstanding MAAC Class B Share held by the MAAC Sponsor or any of its affiliates will be automatically canceled and extinguished and converted into a number of Roivant Common Shares based on the MAAC Sponsor Exchange Ratio, with a portion of such Roivant Common Shares issued to the MAAC Sponsor or any of its affiliates by virtue of the Merger being subject to the vesting and other terms and conditions set forth in the Sponsor Support Agreement (as more fully described in the section entitled “—Related Agreements”) and (iii) each outstanding MAAC Warrant to purchase MAAC Class A Shares will automatically convert into the right to acquire Roivant Common Shares on the terms and subject to the conditions set forth in the MAAC Warrant Agreement.

The Sponsor Exchange Ratio is 1.0, subject to reduction in an amount equal to one-half of the percentage of MAAC Class A Shares redeemed in connection with the Business Combination (i.e., if 10% of the MAAC Class A Shares are so redeemed, then the Sponsor Exchange Ratio will be equal to 0.95), provided that in no event will the Sponsor Exchange Ratio be less than 0.75.

In addition, MAAC and Roivant entered into Subscription Agreements with certain institutional and accredited investors, pursuant to which such investors have agreed to subscribe for and purchase, and MAAC has agreed to issue and sell to such investors, an aggregate of 22,000,000 MAAC Class A Shares at a price of $10.00 per share, for aggregate gross proceeds of $220,000,000, which we refer to as the “PIPE Financing.” The MAAC Class A Shares to be offered and sold pursuant to the Subscription Agreements and the Roivant Common Shares into which such MAAC Class A Shares are converted in connection with the Merger have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. Each MAAC Class A Share issued in the PIPE Financing will be converted into one Roivant Common Share in the Merger. Roivant will grant the investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent Closing.

The proceeds from MAAC’s Trust Account (after, for the avoidance of doubt, giving effect to any redemptions by MAAC stockholders in connection with the Business Combination) and the PIPE Financing will be used for general capital purposes of Roivant following the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into substantially concurrently with, or prior to the Closing, including the Transaction Support Agreements, the Sponsor Support Agreement, the Registration Rights Agreement and the Lock-Up Agreement (each as defined in this proxy statement/prospectus). See “—Related Agreements” for more information.

Closing and Effective Time of the Business Combination

The Closing is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to the Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as MAAC and Roivant may agree in writing.

The Effective Time will occur at the time that the parties file a certificate of merger with the Secretary of State of the State of Delaware on the date of the Closing or at such other time mutually agreed to by the parties and set forth in the certificate of merger.

Conditions to the Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, written waiver by all of the parties to the Business Combination Agreement of the following conditions:

•

no order or law issued by any court of competent jurisdiction or other governmental entity (i) in the United States or any other jurisdiction in which the Group Companies (as defined below) conduct material operations or (ii) that is otherwise material, in each case, preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

•

the registration statement of which this proxy statement/prospectus forms a part becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the approval of each of the Business Combination Approval and the Nasdaq Approval by the affirmative vote of the holders of the requisite number of MAAC Shares being obtained in accordance with MAAC’s governing documents and applicable law;

•

Roivant’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, Roivant satisfying any applicable initial and continuing listing requirements of Nasdaq, and Roivant not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Roivant Common Shares to be issued in connection with the Business Combination, being approved for listing on Nasdaq; and

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), Roivant having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of MAAC

The obligations of MAAC to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by MAAC of the following further conditions:

•

the representations and warranties of Roivant regarding its organization and qualification, the authority of Roivant to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby and Roivant brokers’ fees and certain representations and warranties of Roivant regarding its capitalization, being true and correct (without giving effect to any limitation of “materiality” or Company Material Adverse Effect (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of Closing, as though made on and as of the date of Closing (or, if given as of an earlier date, as of such earlier date);

•

the representation and warranty regarding the absence of a Company Material Adverse Effect since July 6, 2020 being true and correct in all respects as of the date of Closing, provided that such representation and warranty will be deemed satisfied if there is no Company Material Adverse Effect that is continuing;

•

certain representations and warranties of Roivant regarding its capitalization being true and correct (without giving effect to any limitation of “materiality” or Company Material Adverse Effect or any similar limitation set forth in the Business Combination Agreement) as of the date of Closing, as though made on and as of the date of Closing, (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not be material to the Group Companies, taken as a whole;

•

the other representations and warranties of Roivant being true and correct (without giving effect to any limitation of “materiality” or Company Material Adverse Effect or any similar limitation set forth in the Business Combination Agreement) in all respects as of the date of Closing, as though made on and as of the date of Closing (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect;

•

Roivant and Merger Sub having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Roivant and Merger Sub under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred that is continuing;

•	as of immediately after the Effective Time, the Roivant Board shall include the MAAC director designee as a director;

•	the Pre-Closing Steps having been consummated on the date of Closing prior to the Effective Time in accordance with the applicable terms of the Business Combination Agreement;

•

the waiting period under the HSR Act with respect to the Notification and Report Form to be filed by the MAAC Sponsor as an acquiring person (as that term is defined by 16 C.F.R. 801.2) in connection with the transactions contemplated by the Business Combination Agreement having been expired or terminated; and

•	MAAC must have received a certificate executed by an authorized officer of Roivant confirming that the conditions set forth in the first six bullet points in this section have been satisfied.

Other Conditions to the Obligations of Roivant

The obligations of Roivant to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Roivant of the following further conditions:

•

the representations and warranties regarding organization and qualification of MAAC, the authority of MAAC to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, the absence of a MAAC Material Adverse Effect (as defined in the Business Combination

Agreement), MAAC’s brokers’ fees and MAAC’s Trust Account and certain representations and warranties regarding the capitalization of MAAC being true and correct in all material respects as of the date of Closing, as though made on and as of such date of Closing (or, if given as of an earlier date, as of such earlier date), provided that the representation and warranty related to the absence of a MAAC Material Adverse Effect since July 6, 2020 will be deemed satisfied if there is no MAAC Material Adverse Effect that is continuing;

•

the other representations and warranties of MAAC being true and correct (without giving effect to any limitation as to “materiality” or MAAC Material Adverse Effect or any similar limitation set forth in the Business Combination Agreement) in all respects as of the date of Closing, as though made on and as of the date of Closing (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a MAAC Material Adverse Effect;

•

MAAC having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no MAAC Material Adverse Effect has occurred that is continuing;

•

the aggregate proceeds from the Trust Account (after, for the avoidance of doubt, giving effect to any redemptions by MAAC stockholders in connection with the Business Combination) being equal to or greater than $210,000,000;

•	Sponsor having complied in all material respects with its covenants and agreements required to be performed or complied with by it under the Sponsor Support Agreement at or prior to the Closing;

•

MAAC having delivered to Roivant a certificate duly executed by an authorized officer of MAAC dated as of the date of Closing confirming that the conditions set forth in the first four bullet points of this section have been satisfied; and

•

MAAC having delivered to Roivant a certificate prepared in a manner consistent and in accordance with the requirements of the Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in MAAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Representations and Warranties

Under the Business Combination Agreement, Roivant and Merger Sub made customary representations and warranties to MAAC relating to, among other things: organization and qualification; capitalization; authorization; financial statements; absence of undisclosed liabilities; consents and approvals; permits; material contracts; absence of certain changes; the absence of a Company Material Adverse Effect; litigation; compliance with law; Merger Sub activities; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates and other related parties; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; investigation; regulatory compliance; investment company act; and SEC filings and others matters relating to Roivant’s subsidiaries that are public companies.

Under the Business Combination Agreement, MAAC made customary representations and warranties to Roivant relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC filings; the Trust Account; the absence of a MAAC Material Adverse Effect; material contracts; transactions with affiliates and other related parties; litigation; compliance with law; MAAC’s activities; internal controls, listing and financial statements; absence of undisclosed liabilities; employees; tax matters; compliance with international trade and anti-corruption laws; PIPE Financing; and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Roivant and MAAC are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Roivant and MAAC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial conditions of the Group Companies, taken as a whole, or (b) the ability of Roivant or Merger Sub to consummate the transactions contemplated by the Business Combination Agreement on the date of Closing (including the Merger and the Pre-Closing Steps); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, development, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which any of Roivant or any of its Subsidiaries (each a “Group Company”) operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition, (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, or (ix) any regulatory, preclinical, clinical, pricing or reimbursement changes, effects, developments or occurrences arising after the date of the Business Combination Agreement and relating to or affecting any product candidate, product or platform that is being or has been researched, tested, developed, manufactured, distributed, sold, promoted, advertised or marketed by or on behalf of the Group Companies (“Company Product”) (including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any Company Product, (B) any negative regulatory actions, requests, recommendations or decisions of any Governmental Entity (as defined in the Business Combination Agreement) relating to any Company Product or the manufacture thereof, or any other regulatory or preclinical or clinical development relating to any Company Product, (C) any preclinical or clinical studies, trials, tests, results or adverse events, or announcements of any of the foregoing, with respect to any Company Product, (D) any delay, hold or termination of any preclinical or clinical study, trial or test or any delay, hold or termination of any planned application for investigational new drug application or application for marketing approval with respect to any Company Product, (E) any preclinical or clinical studies, trials, tests, results or adverse events, or announcements of any of the foregoing, with respect to any product or product candidate competitive with or related to any Company Product, (F) FDA approval (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product or product candidate competitive with or related to any Company Product or (G) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Entities or representatives of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any Company Product or any products or product candidates of any competitors of the Company), in each case, as applicable and solely to the extent not resulting from or arising out of any fraud or intentional and material violation of any applicable Public Health Law or Order (each as defined in the Business Combination Agreement) by any Group Company; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to MAAC, (y) any MAAC stockholder redemption, in and of itself, or (z) any failure, in and of itself, by a PIPE Investor to fulfill its obligations under the Subscription Agreement constitute a Company Material Adverse Effect.

Under the Business Combination Agreement, certain representations and warranties of MAAC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “MAAC Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of MAAC, taken as a whole, or (b) the ability of MAAC to consummate the transactions contemplated by the Business Combination Agreement to occur on the date of Closing (including the Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a MAAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which MAAC operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of MAAC with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by MAAC to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing or (ix) any change, event, development, effect or occurrence that is generally applicable to “SPACs”; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (ix) may be taken into account in determining whether a MAAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had a disproportionate adverse effect on MAAC relative to other “SPACs,” and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to any of the Group Companies, (y) any MAAC stockholder redemption, in and of itself, or (z) any failure, in and of itself, by a PIPE Investor to fulfill its obligations under each Subscription Agreement constitute a MAAC Material Adverse Effect.

Covenants of the Parties

Covenants of Roivant and Merger Sub

Roivant and Merger Sub made certain covenants under the Business Combination Agreement, including, among others, the following:

•

subject to certain exceptions, as required by law or as consented to in writing by MAAC (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Roivant will, and will cause the other non-public Group Companies to, use commercially reasonable efforts to (i) operate the non-public Group Companies in the ordinary course of business in all material respects and (ii) maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the non-public Group Companies, taken as a whole.

•

subject to certain exceptions (including those set forth in the applicable subsections of Section 5.1(b) of the Business Combination Agreement or in the disclosure schedules) or as consented to in writing by MAAC (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Roivant will, and will cause the other non-public Group Companies to, not do any of the following:

•

declare, set aside, make or pay dividend on, or make any other distribution payment in respect of, any equity securities of Roivant or repurchase, redeem or otherwise acquire any outstanding equity securities of Roivant;

•

(i) merge, consolidate, combine or amalgamate Roivant with any person or (ii) purchase or otherwise acquire any corporation, partnership, association or other business entity or organization or division thereof, except, in the case of this clause (ii) for any such transaction that would not be material to the business of all of the Group Companies, taken as a whole;

•

adopt any amendments, supplements, restatements or modifications to Roivant’s governing documents or Roivant’s shareholder agreements that are material and adverse to the holders of MAAC Shares or that would adversely affect the ability of Roivant to perform, or otherwise comply with, any of its covenants, agreements or obligations under the Business Combination Agreement or any ancillary document or any holder of Roivant common shares prior to the Effective Time to perform, or otherwise comply with, any of its covenants, agreements or obligations under the Transaction Support Agreements;

•	(i) sell, assign, abandon, lease, exclusively license or otherwise dispose of any assets or properties of the non-public Group Companies that are material to the business of all of the Group

Companies, taken as a whole or (ii) create, subject or incur any lien (other than any Permitted Liens (as defined in the Business Combination Agreement)) on any assets or properties of the non-public Group Companies that are material to the business of all of the Group Companies, taken as a whole;

•	incur, create or assume any indebtedness for borrowed money to a third party in excess of $200 million in the aggregate;

•

(i) enter into, or amend or modify in any manner that would be adverse to the existing MAAC stockholders in any material respect following the Closing (including, for the avoidance of doubt, by reason of any additional payments or consideration that occur prior to the Closing) or that would adversely affect the ability of Roivant to perform, or otherwise comply with, any of its covenants, agreements or obligations under the Business Combination Agreement or any ancillary document, any related party contract required to be or that, if existing on the date of the Business Combination Agreement, would be required to be, disclosed on the disclosure schedules or (ii) consummate any other related party transaction or make any other payments to a related party that, if reflected in a contract and existing on the date of the Business Combination Agreement, would be required to be disclosed on the disclosure schedules;

•

enter into or provide for, or amend or modify in a manner that would result in material additional payments or other amounts under (either individually or in the aggregate), any retention, transaction bonus or other similar payments or amounts that become payable as a result of the transactions contemplated by the Business Combination Agreement;

•	make any loans, advances or capital contributions to, or guarantees for the benefit of, any person in an amount in excess of $25 million in the aggregate;

•

enter into any settlement agreement or similar contract the performance of which would involve the payment in excess of $2 million individually or $10 million in the aggregate, or that imposes or will impose any material, non-monetary obligations on any non-public Group Company;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of (A) complete or partial liquidation, dissolution or restructuring involving any non-public Group Company (other than a non-public Group Company with no material operations) or (B) recapitalization, reorganization or similar transaction involving any non-public Group Company (other than the Pre-Closing Steps);

•	change any non-public Group Company’s methods of accounting in any material respect;

•

enter into a contract with any broker, finder, investment banker or other person that would entitle such person to a brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or any ancillary documents; or

•	enter into any contract to take any of the above actions prohibited under the Business Combination Agreement.

•

Roivant will not, and will cause the other non-public Group Companies that may hold equity securities of Datavant Holdings, Inc. and its subsidiaries (“Datavant”) not to, take any action in furtherance of, approve or consent to any dividend, distribution or other payment by Datavant to any Roivant related party (including, if applicable, by voting its equity securities of Datavant against any proposal to make any such dividend, distribution or other payment), except for a dividend, distribution or other payment to the direct holders of equity securities of Datavant that is made in accordance with the governing documents of Datavant and applicable contracts governing such equity securities (in each case, as in effect as of the date of the Business Combination Agreement), without the prior written consent of MAAC.

•

Merger Sub will not take any action, engage in any activities or business, or incur any liabilities or obligations, other than (i) those incident to its organization, (ii) the execution of the Business Combination Agreement or any ancillary documents to which it is or will be a party, (iii) those contemplated by the Business Combination Agreement or any ancillary document or (iv) those that are consented to in writing by MAAC.

•

Prior to the Effective Time, Roivant will cause the conversion and redesignation of non-voting common shares of Roivant into Roivant Common Shares to occur, subject to the expiration or termination of any applicable waiting period under the HSR Act with respect to such conversion.

•

As promptly as reasonably practicable (and in any event within one business day) following the date of the Business Combination Agreement, Roivant, as the sole shareholder of Merger Sub, will approve and adopt the Business Combination Agreement, the ancillary documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

•

Roivant will use its reasonable best efforts to cause: (i) Roivant to satisfy any applicable initial and continuing listing requirements of Nasdaq, in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement and in any event prior to the Effective Time, and (ii) the Roivant Common Shares issuable in accordance with the Business Combination Agreement, including the Merger, to be approved for listing on Nasdaq, subject to official notice of issuance thereof.

•

As promptly as reasonably practicable following the date of the Business Combination Agreement, Roivant will deliver to MAAC (i) Roivant audited financial statements for the fiscal years ended March 31, 2019 and March 31, 2020, (ii) Roivant audited financial statements for the fiscal year ended March 31, 2021 and (iii) customary pro forma financial statements (after giving effect to the transactions contemplated by the Business Combination Agreement).

•

Roivant will use reasonable best efforts to terminate at or prior to the Closing the Roivant shareholders agreements set forth in the disclosure schedules without any further liabilities to Roivant or any of its affiliates;

•

Following the Effective Time, Roivant will maintain the rights to indemnification or exculpation in favor of the current or former directors and officers of both MAAC and Roivant for a period of six years after the Effective Time and will maintain in effect for six years after the Effective Time a “tail” policy obtained by MAAC providing liability insurance covered for MAAC directors and officers with respect to matters occurring at or prior to the Effective Time.

•

Roivant will, subject to certain exceptions, at or prior to the Closing, obtain a “tail” policy providing liability insurance coverage for Roivant directors and officers with respect to matters occurring on or prior to the Effective Time.

•

Prior to the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, Roivant will not and will cause the non-public Group Companies and its and their respective officers and directors to not, and will use their reasonable best efforts to cause its and their affiliates and the other representatives to not, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any non-public information to any person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any securities of Roivant, other than in connection with the transactions contemplated by, and in accordance with, the Business Combination Agreement and the ancillary documents; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing.

•

Roivant will take all such actions as may be necessary or appropriate such that effective as of the Effective Time the Roivant Board will consist of a number of directors determined by Roivant (upon reasonable prior consultation with MAAC) prior to the Effective Time, with one director being an individual designated by MAAC, who is currently expected to be James C. Momtazee, and the other directors being determined by Roivant (upon reasonable prior consultation with MAAC).

•

Prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the board of directors of Roivant (i) will approve and adopt the Roivant Sciences Ltd. Amended and Restated 2021 Equity Incentive Plan, with any changes or modifications thereto as Roivant and MAAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Roivant or MAAC, as applicable) and (ii) may approve and adopt an employee stock purchase plan, with any changes or modifications thereto as Roivant and MAAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Roivant or MAAC, as applicable).

•

Roivant will, and will cause its representatives to, reasonably consult with and reasonably cooperate with MAAC and its representatives in connection with the Pre-Closing Steps and otherwise keep MAAC and its representatives apprised, in reasonable detail, of the status of the Pre-Closing Steps.

•

(i) within a reasonable time prior to the Closing (and in any event ten business days prior to the date of Closing), Roivant will provide, or cause to be provided, drafts of all agreements, documents and instruments related to the Pre-Closing Steps, and give MAAC and its representatives a reasonable amount of time to review all such agreements, documents and instruments and will consider in good faith all comments provided by MAAC and its Representatives and (ii) none of Roivant or the other Group Companies will enter into any agreement, document or instrument related to the Pre-Closing Steps that is not in a form and substance reasonably satisfactory to MAAC.

Covenants of MAAC

MAAC made certain covenants under the Business Combination Agreement, including, among others, the following:

•

subject to certain exceptions (including the ability of MAAC to use funds held by MAAC outside the Trust Account to pay any MAAC expenses or liabilities to distribute or pay over any funds held by MAAC outside the Trust Account to the MAAC Sponsor or any of its affiliates, in each case, prior to the Closing) or as consented to in writing by Roivant (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, MAAC will, and will cause its subsidiaries to, not do any of the following:

•

adopt any amendments, supplements, restatements or modifications to the Trust Agreement (as defined in the Business Combination Agreement), the MAAC Warrant Agreement or the governing documents of MAAC;

•	create or form any subsidiary;

•

acquire any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person or entity;

•	declare, set aside, make or pay any dividend or distribution or payment in respect of, or repurchase any outstanding, any equity securities of MAAC;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•

(i) incur, create or assume any indebtedness for borrowed money (other than working capital loans from the MAAC Sponsor in an amount not to exceed $3 million) or (ii) guarantee any liability of any person or entity;

•	make any loans or advances to, or capital contributions in, any other person;

•	issue any equity securities of MAAC or grant any options, warrants or stock appreciation rights with respect to its equity securities;

•	enter into, amend, renew, modify or revise any MAAC related party transaction or make any material payment to any MAAC related party;

•

engage in any activities or business, or incur any liabilities, other than any activities, businesses or liabilities that are contemplated by, incurred in connection with or that are otherwise incidental or attendant to the Business Combination Agreement or any ancillary document;

•	enter into, amend or modify any material term of (in a manner adverse to MAAC), terminate, or waive or release any material rights, claims or benefits under, certain material contracts;

•	enter into any collective bargaining agreement;

•

authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving MAAC;

•

make, change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment

•	make any changes to the methods of accounting of MAAC in any material respect;

•

enter into or amend any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or any ancillary document;

•

(i) establish, adopt, modify, amend or terminate any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy, arrangement or contract, (ii) grant or increase (or accelerate the timing of payment or funding of) any compensation or benefits (including, without limitation, any severance or change in control or retention payments) to any employee or independent contractor or (iii) (A) hire any employee or (B) engage any individual independent contractor or consultant for fees;

•	make any change of control payments that become payable as a result of or in connection with the Business Combination or the ancillary documents; or

•	enter into any contract to take any of the above actions prohibited under the Business Combination Agreement.

•

As promptly as reasonably practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, MAAC will (i) duly give notice of and use reasonable best efforts to duly convene and hold a meeting of its stockholders to approve the Business Combination Proposal, the Nasdaq Proposal, the Adjournment Proposal, any proposal that either the SEC or Nasdaq indicates is necessary in its comments to the proxy statement/prospectus or in correspondence related hereto, and any proposal reasonably agreed by MAAC and Roivant to be appropriate in connection with the consummation of the Business Combination (the “Transaction Proposals”), (ii) use reasonable best efforts to solicit proxies from the holders of MAAC’s outstanding shares to vote in favor of the Transaction Proposals and (iii) provide MAAC stockholders with the opportunity to elect to effect an MAAC stockholder redemption in accordance with MAAC’s governing documents.

•

Except as otherwise required by applicable law, none of the MAAC board of directors, MAAC or any committee of the MAAC board of directors will (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to Roivant, the recommendation of MAAC’s board of directors or any other recommendation by the MAAC board of directors or MAAC of the proposals set forth in this proxy statement/prospectus, (ii) adopt, approve, recommend or declare advisable to the existing MAAC stockholders, or publicly propose to adopt, approve, recommend or declare advisable, any MAAC Acquisition Proposal (as defined in the Business Combination Agreement or (iii) fail to include the recommendation of MAAC’s board of directors in the registration statement of which this proxy statement/prospectus forms a part.

•

Upon the satisfaction of the conditions to closing, MAAC will deliver to the Trust Account trustee all documents, certificates or other notices required to be delivered to the trustee pursuant to the Trust Agreement and will cause the trustee to (i) pay all amounts (if any) payable to the holders of MAAC Class A Shares in connection with the MAAC stockholder redemption, (ii) pay the deferred underwriting expenses as set forth in the Trust Agreement, (iii) pay all remaining amounts to MAAC in accordance with the Trust Agreement and (iv) terminate the Trust Account following the completion of the actions described in clauses (i) through (iii).

•	MAAC will use its reasonable best efforts to obtain the PIPE Financing, enforce the obligations of the PIPE Investors and satisfy and comply with all the conditions to each Subscription Agreement.

•	Subject to certain exceptions, MAAC will not amend, modify or waiver any provision of any Subscription Agreement.

•	MAAC will also promptly notify Roivant of any material breach or termination under any Subscription Agreement and will deliver a Closing Notice (as defined in the Subscription Agreements) to the PIPE
Investors promptly (and in any event within two (2) business days) following Roivant’s reasonable request once all the conditions to Closing have been satisfied.

•

Prior to the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, MAAC will not, and will cause Sponsor and its and their respective officers and directors to not, and will use their reasonable best efforts to cause its and their other representatives to not, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a MAAC Acquisition Proposal (as first referenced above); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a MAAC Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a MAAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing.

•

Prior to the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, MAAC will use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

•	MAAC will, and will cause its Representatives to, reasonably cooperate with the Roivant and its representatives in connection with approval of the Roivant Common Shares for listed on Nasdaq.

•

MAAC will, subject to certain exceptions, at or prior to the Closing, obtain a “tail” policy providing liability insurance coverage for MAAC directors and officers with respect to matters occurring on or prior to the Effective Time.

•

MAAC will use its reasonable best efforts to cooperate with Roivant in connection with the preparation of customary pro forma financial statements that are required to be included in this proxy statement/prospectus.

•

MAAC will (i) reasonably assist Roivant in preparing in a timely manner any financial information or statements that involve financial information or statements of MAAC required to be included in this proxy statement/prospectus and any other SEC filings in connection with the transactions contemplated hereby and (ii) obtain the consents of its auditors as may be required by applicable law or requested by the SEC.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the Business Combination;

•

notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to the Business Combination Agreement, any ancillary documents or any matters relating thereto, and reasonably cooperating with one another in connection therewith;

•

not settling any shareholder demands or other shareholder proceedings (including derivative claims) relating to the Business Combination Agreement, any ancillary documents or any matters relating thereto without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed);

•	keeping certain information confidential in accordance with the existing confidentiality agreement between Roivant and MAAC;

•	subject to certain exceptions, providing the other party reasonable access to the directors, officers, books and records;

•	agreeing to, and making the appropriate SEC filings with respect to, a signing and a closing press release;

•	subject to certain exceptions, refraining from making public announcements or press releases;

•

using reasonable best efforts to cause the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the IRS Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

•	cooperating in connection with certain tax matters and filings.

In addition, MAAC and Roivant agreed that MAAC and Roivant will prepare and mutually agree upon and Roivant will file with the SEC, the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the current management of Roivant will remain the management of Roivant, and the Roivant Board will consist of nine directors determined by Roivant (upon reasonable consultation with MAAC) prior to the Closing, with one director, James C. Momtazee, being designated by MAAC, and the remaining directors being designated by Roivant. See “Management After The Business Combination—Executive Officers and Directors.”

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreement which by their terms contemplate performance after the Effective Time.

Termination

The Business Combination Agreement may be terminated under certain customary circumstances prior to the Closing, including, but not limited to, the following:

•	by the mutual written consent of MAAC and Roivant;

•

by MAAC, subject to certain exceptions, if any of the representations or warranties made by Roivant or Merger Sub are not true and correct or if Roivant or Merger Sub fails to perform any covenant or agreement set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to closing, as described in the section entitled “—Conditions to the Closing of the Business Combination” above, would not (assuming that the Closing occurred as of such date) be satisfied and the breach (or breaches) of such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to MAAC by the Company, and (ii) November 30, 2021 (the “Termination Date”);

•

by Roivant, subject to certain exceptions, if any of the representations or warranties made by MAAC are not true and correct or if MAAC has failed to perform any covenant or agreement on the part of MAAC set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to Closing, as described in the section entitled “—Conditions to the Closing of the Business Combination” above, would not (assuming that the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to MAAC by the Company and (ii) the Termination Date;

•	by either MAAC or Roivant, subject to certain exceptions, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date;

•	by either MAAC or Roivant,

•

if any governmental entity of competent jurisdiction has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order has become final and nonappealable;

•

if the MAAC Special Meeting has been held (including and adjournment or postponement thereof), has concluded, the MAAC stockholders have duly voted and the approval of the Business Combination Proposal was not obtained; and

•	by MAAC, if Roivant does not deliver, or cause to be delivered to MAAC, the Merger Sub shareholder approval, when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, except in the case of Willful Breach or Fraud (each as defined in the Business Combination Agreement) and for customary provisions and obligations that survive the termination thereof (such as confidentiality obligations).

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Bermuda Companies Act 1981 shall also apply to the Pre-Closing Steps).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by MAAC and Roivant, provided that the amendment of certain provisions also require the prior written consent of the MAAC Sponsor following the Closing.

Ownership of Roivant Immediately Following the Business Combination

As of the date of this proxy statement/prospectus, there are 41,071,823 MAAC Class A Shares, 10,267,956 shares of MAAC Class B Shares, and 30,750,267 MAAC Warrants issued and outstanding. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of the outstanding MAAC Class A Shares are redeemed in connection with the Business Combination), assuming that each outstanding warrant is exercised and one MAAC Class A Share is issued as a result of such exercise, MAAC’s fully-diluted capital stock would consist of 82,090,046 MAAC Shares.

The following table summarizes the pro forma Roivant Common Shares outstanding as of June 25, 2021 based on the varying levels of redemptions by the public stockholders, excluding the potential dilutive effect of outstanding stock options, unvested RSUs and common stock warrants.

	No redemption scenario		Maximum redemption scenario
	Shares	%	Shares	%
Roivant Stockholders	651,576,330	89.9%	651,576,330	92.8%
MAAC’s Public Shareholders	41,071,823	5.7%	20,996,281	3.0%
Founder Shares(1)	10,267,956	1.4%	7,758,513	1.1%
PIPE Investors	22,000,000	3.0%	22,000,000	3.1%

Total	724,916,109	100.0%	702,331,124	100.0%

(1)	An aggregate of 30% of the MAAC Class B Shares held by the holders are subject to those certain earn-out provisions in the Sponsor Support Agreement.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the Registration Rights Agreement, the form of the Transaction Support Agreement, the Sponsor Support Agreement and the form of the Lock-Up Agreement are attached hereto as Annex B, Annex C, Annex D, Annex E and Annex F, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the special meeting.

PIPE Financing

MAAC and Roivant entered into the Subscription Agreements with certain institutional and accredited investors, pursuant to which such investors agreed to subscribe for and purchase, and MAAC agreed to issue and sell to such investors, prior to and substantially concurrently with the Closing, an aggregate of 22,000,000 MAAC Class A Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of $220,000,000. The MAAC Class A Shares to be offered and sold pursuant to the Subscription Agreements and the Roivant Common Shares into which such MAAC Class A Shares are converted into in the Merger have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) thereof. Each MAAC Class A Share issued in the PIPE Financing will be converted into one Roivant Common Share in the Merger. The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Roivant will grant the investors in the PIPE Financing certain customary registration rights with respect to their Roivant Common Shares following the Closing.

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, certain Roivant shareholders entered into the Third Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, certain Roivant shareholders party thereto, subject to certain exceptions, will be granted certain customary registration rights as of the effective date of the Business Combination.

Pursuant to the terms of the Registration Rights Agreement, Roivant will be obligated to file a registration statement to register the resale of certain Roivant Common Shares within 30 days after the consummation of the Business Combination. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised and other requirements, at any time beginning 180 days following the consummation of the Business Combination, certain significant shareholders (as provided in the Registration Rights Agreement), if any, holding at least five percent (5.0%) of the then-outstanding number of registrable securities of Roivant who is party to the Registration Rights Agreement may request that Roivant file a registration statement to register the registrable securities of Roivant held by such significant shareholder. The Registration Rights Agreement will also provide certain shareholders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Transaction Support Agreements

Concurrently with the signing of the Business Combination Agreement, certain shareholders of Roivant entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with MAAC and Roivant, pursuant to which such shareholders of Roivant have agreed to, among other things, certain covenants and agreements, to support, or that are otherwise related to, the Business Combination, including an agreement to terminate certain existing agreements between Roivant and such shareholders, an agreement to not transfer his, her or its Roivant shares prior to the Closing and, in the case of certain Roivant shareholders also participating in the PIPE Financing, certain covenants related to the expiration or termination of the waiting period under the HSR Act, to the extent applicable, with respect to the issuance of Roivant Common Shares to such shareholder in connection with the Business Combination.

Lock-Up Agreements

On May 1, 2021 and June 9, 2021, Roivant, on the one hand, and the MAAC Sponsor, both of MAAC’s independent directors (the “MAAC Independent Directors”) and certain Roivant equityholders, on the other hand, entered into lock-up agreements substantially in the form attached to this proxy statement/prospectus as Annex F (the “Lock-Up Agreements”), pursuant to which, among other things, the MAAC Sponsor, MAAC Independent Directors and such Roivant equityholders have agreed not to, subject to, and conditioned upon the effectiveness of, the Closing, effect any sale or distribution of the Roivant Common Shares (including those underlying incentive equity awards or Roivant Warrants) held by the MAAC Sponsor, MAAC Independent Directors or such equityholders as of immediately following the Closing during the applicable lock-up period, subject to customary exceptions. The lock-up period applicable to Roivant Common Shares held by the MAAC Sponsor and MAAC Independent Directors as of immediately following the Closing will be (i) with respect to 25% of the Roivant Common Shares held by the MAAC Sponsor, six months following the Closing, (ii) with respect to an additional 25% of the Roivant Common Shares held by the MAAC Sponsor, the earlier of twelve months following the achievement of certain price-based vesting restrictions or six years from the Closing and (iii) with respect to 50% of the Roivant Common Shares held by the MAAC Sponsor, thirty-six months following the Closing. The Roivant warrants and the Roivant Common Shares underlying warrants held by the MAAC Sponsor as of immediately following the Closing will be subject to a corresponding lock-up period for (a) with respect to 25% of such warrants held by the MAAC Sponsor, six months from the Closing, (b) with respect to an additional 25% of such warrants held by the MAAC Sponsor, twelve months from Closing and (c) with respect to 50% of such warrants held by the MAAC Sponsor, thirty-six months from the Closing. The lock-up period applicable to Roivant Common Shares (including those underlying incentive equity awards) held by certain Roivant equityholders as of immediately following the Closing will be (x) with respect to 25% of the Roivant Common Shares (including those underlying incentive equity awards) held by such Roivant equityholders, six months following the Closing, (y) with respect to an additional 25% of the Roivant Common Shares (including those underlying incentive equity awards) held by such Roivant equityholders, twelve months following the Closing and (z) with respect to 50% of the Roivant Common Shares (including those underlying incentive equity awards) held by such Roivant equityholders, thirty-six months following the Closing.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, MAAC, the MAAC Sponsor, Roivant and each of the MAAC Insiders, entered into the Sponsor Support Agreement, pursuant to which, among other things: (i) the MAAC Sponsor and the MAAC Insiders have each reaffirmed his, her or its obligations in existing arrangements with MAAC to vote in favor of each of the proposals to be voted upon at the meeting of MAAC stockholders in connection with the Business Combination, including approval of the Business Combination Agreement and the transactions contemplated thereby; (ii) the MAAC Sponsor has waived any adjustment to the conversion ratio set forth in the governing documents of MAAC or any other anti-dilution or similar protection with respect to the MAAC Class B Shares that may result from the transactions contemplated by the Business Combination; (iii) subject to, and conditioned upon, the occurrence of and effective as of, the Effective Time, the MAAC Sponsor and the MAAC Insiders have each agreed to terminate certain existing arrangements with MAAC, including existing registration rights and the existing lock-up obligations with respect to his, her or its MAAC Shares; (iv) the MAAC Sponsor and the MAAC Insiders that hold Roivant Common Shares immediately following the Effective Time will be granted the right to include his, her or its Roivant Common Shares in a resale registration statement to be filed in connection with the transactions contemplated by the Subscription Agreements following the Effective Time; (v) the MAAC Sponsor, Roivant and MAAC have each agreed to certain covenants related to the expiration or termination of the waiting period under the HSR Act with respect to the issuance of Roivant Common Shares to the MAAC Sponsor in connection with the Business Combination; and (vi) subject to, and conditioned upon the occurrence of, and effective as of immediately after, the Effective Time, (a) twenty percent of the Roivant Common Shares issued to the MAAC Sponsor in respect of its MAAC Class B Shares will be subject to the vesting conditions described below and the other restrictions set forth in the Sponsor Support Agreement with respect to the $15 Earn-Out Shares and (b) ten percent of the Roivant Common Shares issued to the MAAC Sponsor in respect of its MAAC Class B Shares will be subject to the vesting conditions described below and the other restrictions set forth in the Sponsor Support Agreement with respect to the $20 Earn-Out Shares.

The $15 Earn-Out Shares will vest if the closing price of the Roivant Common Shares is greater than or equal to $15.00 over any twenty out of thirty trading day period during the five year period following the Closing, and the $20 Earn-Out Shares will vest if the closing price of the Roivant Common Shares is greater than or equal to $20.00 over any twenty out of thirty trading day period during the five year period following the Closing. The five year vesting period described in the preceding sentence will, if a definitive purchase agreement with respect to a Sale (as defined in the Sponsor Support Agreement) is entered into on or prior to the end of such period, be extended to the earlier of one day after the consummation of such Sale and the termination of such definitive transaction agreement, and if a Sale occurs during such five year (or, as applicable, longer) vesting period, then all of the Earn-Out Shares unvested as of such time will automatically vest immediately prior to the consummation of such Sale. If any Earn-Out Shares have not vested on or prior to the end of the five year (or, as applicable, longer) vesting period, then such Earn-Out Shares will be forfeited.

On June 9, 2021, MAAC, the MAAC Sponsor, Roivant and the MAAC Insiders entered into Amendment No. 1 to the Sponsor Support Agreement (“SSA Amendment”) pursuant to which the Sponsor Support Agreement was revised to reflect the MAAC Independent Directors and Roivant entering into respective Lock-Up Agreements. In particular, among other things, the SSA Amendment revised the Sponsor Support Agreement to subject the Roivant Common Shares issued to each MAAC Independent Director in respect of his or her MAAC Class B Shares to the same vesting conditions applicable to the Roivant Common Shares issued to the MAAC Sponsor. Specifically, (a) twenty percent of the Roivant Common Shares issued to each MAAC

Independent Director will be treated as $15 Earn-Out Shares (as defined in the Sponsor Support Agreement) and (b) ten percent of the Roivant Common Shares issued to each MAAC Independent Director will be treated as $20 Earn-Out Shares (as defined in the Sponsor Support Agreement).

For a summary of the material differences among the rights of holders of Roivant Common Shares and holders of MAAC Shares see “The Business Combination Proposal—The Business Combination—Comparison of Corporate Governance and Shareholder Rights.”

Background of the Business Combination

MAAC is a blank check company incorporated on July 6, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. MAAC’s management team have more than 50 years of combined investing experience during which they have conducted diligence on a broad set of privately and publicly held health care companies. MAAC’s directors also have significant operating experience, acquisition experience and relationships in the health care industry. MAAC’s management and directors, together with their advisors, employed an investment process that focused on accessing differentiated opportunities through relationships with executives, advisors, and intermediaries in an effort to enhance the growth potential and value of a target business and provide opportunities for an attractive return to our shareholders. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among MAAC, Roivant and their respective representatives and advisors.

Prior to the pricing of MAAC’s initial public offering, neither MAAC, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving MAAC.

On October 6, 2020, MAAC priced its initial public offering of 40,000,000 units at an offering price of $10.00 per unit. Each unit consists of one MAAC Class A Share and one-half of one redeemable MAAC Warrant. Each whole MAAC Warrant entitles the holder to purchase one MAAC Class A Share at an exercise price of $11.50 per share. On October 9, 2020, MAAC closed its initial public offering, generating gross proceeds of $400,000,000 before underwriting discounts and expenses. Simultaneously with the closing of the initial public offering, MAAC completed the private sale of an aggregate of 10,000,000 private placement warrants at a price of $1.00 per warrant, or $10,000,000 in the aggregate, in a private placement to MAAC Sponsor. Each whole private placement warrant issued to MAAC Sponsor entitles the holder thereof to purchase one MAAC Class A Share at a price of $11.50 per share, subject to certain adjustments. Subsequently, on November 10, 2020, the underwriters exercised their over-allotment option in part for the sale of an additional 1,071,823 units. In connection with the partial exercise of the underwriters’ over-allotment option, MAAC issued an additional 214,365 private placement warrants to MAAC Sponsor at a price of $1.00 per warrant, or $214,365 in the aggregate. Following the expiration of the remainder of the underwriters’ over-allotment option, MAAC Sponsor owned 10,167,956 MAAC Class B Shares and 10,214,365 warrants to purchase MAAC Class A Shares.

Following the consummation of its initial public offering, MAAC’s management and directors commenced an active, targeted search for potential business combination targets, leveraging its management’s and directors’ relationship network built over decades of investing in and growing health care businesses. The focus of this search was potential business combination targets in the health care industry, which MAAC’s directors and officers believed, based on their experiences, were likely to satisfy several of the key criteria for a business combination target, including, among others: serving a critical role in the health care ecosystem; being family or founder-owned, venture or investor-backed, or a corporate divestiture; being growth-oriented companies led by strong management teams; having durable revenue or the potential to develop a durable revenue base; having the ability to drive innovation in their product or service offering; would benefit from MAAC’s management and directors network and expertise including acquisition strategy, capital structure optimization and operational enhancements to drive growth; would benefit from being a public company by utilizing broader access to capital;

and having the ability to generate attractive returns on capital and a compelling use for capital to achieve a growth strategy.

During this search, MAAC and MAAC Sponsor initiated contact with or were contacted by various representatives regarding more than 70 potential business combination targets that represent a broad array of potential targets across the healthcare industry, which encompasses, among other things, biopharmaceuticals, pharmaceutical value chain, medical devices, diagnostics, providers, digital health and consumer health. Notably, on October 7, 2020, Mr. Matthew Gline, then Roivant’s Chief Financial Officer and currently Roivant’s Chief Executive Officer, contacted Mr. James C. Momtazee, the Chairman and Chief Executive Officer of MAAC, by email to congratulate Mr. Momtazee on the pricing of the MAAC initial public offering. Mr. Gline also expressed an interest in scheduling a time at a future date for Mr. Vivek Ramaswamy, then Roivant’s Chief Executive Officer and currently Roivant’s Executive Chairman, Mr. Gline and Mr. Momtazee to discuss Roivant and its business. Mr. Momtazee had known Mr. Ramaswamy and Mr. Gline for a number of years prior to Mr. Gline reaching out and proposing a discussion.

MAAC Sponsor provided support to MAAC throughout its evaluation, analysis and due diligence regarding potential business combination targets and a potential business combination (including the potential business combination with Roivant). This support included assistance in the initial identification of potential business combination targets, business and financial due diligence of such potential business combination targets (including Roivant) and the management and coordination of third party advisors. These third party advisors include KPMG LLP (MAAC’s accounting and tax advisors), Kirkland & Ellis LLP (MAAC’s corporate counsel), Sidley Austin LLP (MAAC’s intellectual property and regulatory counsel), Ropes & Gray LLP (MAAC’s special intellectual property counsel) and Aon Risk Services Northeast, Inc. (MAAC’s insurance and benefits advisor). MAAC, with the assistance of MAAC Sponsor, engaged in varying levels of preliminary evaluation, analysis and due diligence with respect to these 70 potential business combination targets based on a multitude of factors, including, (a) interest from, and due diligence access granted by, the potential targets, (b) which potential targets could best satisfy MAAC’s key criteria for a business combination target, and (c) the receptivity to, and preparedness of, the potential targets with respect to a business combination and the terms on which such targets were willing to consider a potential business combination (including the valuation expectations of the potential business combination targets). This evaluation, analysis and due diligence included, among other things, a review of publicly available information and other market research available to MAAC and presentations and discussions with each potential target’s management. The focus of this evaluation, analysis and due diligence was on each potential target’s business, product pipeline or services, as applicable, technology, historical performance, management team (including that team’s ability to lead a public company) and competitive positioning.

Based on its preliminary analysis and due diligence of potential business combination targets, MAAC and its representatives, including Mr. Momtazee, with the assistance of MAAC Sponsor, determined to focus MAAC’s evaluation, analysis and due diligence efforts on seven potential targets (including Roivant) that, in their belief, could best satisfy MAAC’s key criteria for a business combination target and were receptive to a potential business combination. The other potential business combination targets were not further pursued because such targets did not, in the judgment of MAAC’s management, including Mr. Momtazee, satisfy MAAC’s investment criteria, the valuation expectations of such targets were, in the judgment of MAAC’s management, including Mr. Momtazee, too high, or such targets were not receptive to a potential business combination with MAAC.

On October 20, 2020, Mr. Gline had a virtual meeting with Mr. Momtazee. During the course of their meeting, Mr. Gline indicated to Mr. Momtazee that Roivant was in the process of considering financing transactions and Mr. Momtazee indicated that MAAC would potentially be interested in exploring a business combination involving MAAC and Roivant. Mr. Gline and Mr. Momtazee determined that additional discussions and the exploration of a potential business combination were warranted and that, in order to facilitate them, MAAC and Roivant should enter into a non-disclosure agreement. Specific terms of a potential business combination were not discussed during this conversation.

Between October 25, 2020 and December 11, 2020, MAAC entered into non-disclosure agreements with the seven potential business combination targets, including entering into a non-disclosure agreement with Roivant on October 26, 2020, for purposes of performing additional due diligence and further evaluating and analyzing these companies as potential business combination targets. These seven potential targets were businesses that operate in the health care industry and included biopharmaceutical companies, multi-site health care services companies, diagnostics companies, health care technology companies and medical device companies, with equity values ranging from approximately $1 billion to $10 billion, based on preliminary due diligence and financial analysis conducted by MAAC, with the assistance of MAAC Sponsor.

Beginning on October 26, 2020, MAAC, with the assistance of MAAC Sponsor, engaged in varying levels of further due diligence, evaluation and analysis and discussions with these seven potential business combination targets. This additional due diligence, evaluation and analysis included access to materials in online data rooms and additional presentations and discussions with these potential business combination targets’ management and included, in addition to the general business and financial due diligence described in this section with respect to the potential business combination targets, a review and evaluation of certain financial and operating information of each business combination target, a comparable company analysis and other financial analyses to better understand and evaluate various entry and exit valuations, and market research to better understand potential growth opportunities of each business combination target.

Based on the additional due diligence, evaluation and analysis of these seven potential targets conducted between October 26, 2020 and December 24, 2020, MAAC further focused its resources and efforts on three potential targets, including Roivant, which MAAC’s management and board of directors believed were most suitable for a potential business combination due to the strength of the following factors relative to other potential targets: the ability to drive innovation, strong growth opportunities, being led by strong management teams and having the ability to achieve a strong revenue base. In addition to Roivant, the other potential targets included a multi-site health care services company (“Company A”) and a technology-based consumer health company (“Company B”). Like other potential business combination opportunities, MAAC Sponsor assisted MAAC as they further explored a potential business combination with each of these three potential targets, including Roivant, which further exploration included additional business and financial due diligence, market research and analysis and evaluation of the extent to which each of these potential targets satisfied MAAC’s investment criteria.

While MAAC, with the assistance of MAAC Sponsor, continued its evaluation, analysis and due diligence review of potential targets, including Company A and Company B, between November 10, 2020 and December 17, 2020, representatives of Roivant and MAAC held numerous video conferences and calls to discuss Roivant’s business, including its product pipeline, technology, acquisition pipeline and corporate and tax structure, and a potential business combination between Roivant and MAAC.

On November 24, 2020, Roivant provided MAAC with access to an online data room for purposes of conducting business and financial due diligence with respect to Roivant. Thereafter, MAAC, with the assistance of MAAC Sponsor engaged by MAAC to assist in business and financial due diligence, conducted additional business and financial due diligence, including with respect to Roivant’s product pipeline, technology, industry dynamics, competitive positioning and historical performance. MAAC, with the assistance of MAAC Sponsor, reviewed information available in the online data room, asked follow-up questions of, and received written responses from, Roivant’s management and participated in due diligence calls with Roivant’s management and advisors.

On December 24, 2020, MAAC, including MAAC Sponsor, met to discuss and evaluate business and financial due diligence findings with respect to and financial analysis prepared by MAAC, with the assistance of MAAC Sponsor, regarding Roivant, Company A and Company B. Based on this discussion, MAAC management determined that the valuation expectations of Company A were not supported by the results of MAAC’s business and financial due diligence and that Company A’s primary revenue generating asset was insufficient to support

Company A’s valuation. Accordingly, after further review, analysis and discussion of the three targets, MAAC concluded that Company A did not represent an attractive business combination target for MAAC and narrowed its search to Roivant and Company B. MAAC ceased its discussions with Company A on December 24, 2020.

On December 31, 2020, MAAC and Roivant held a virtual meeting to introduce MAAC’s management and directors, including Mr. Momtazee, Ms. Maria Walker, MAAC’s Chief Financial Officer, and Mr. George Barrett and Dr. Steve Oesterle, each a director of MAAC, to members of Roivant’s management team, including Mr. Ramaswamy, Mr. Gline, Dr. Eric Venker, Roivant’s Chief Operating Officer, Dr. Mayukh Sukhatme, Roivant’s Chief Investment Officer, Dr. Frank Torti, Roivant’s Vant Chair, and Dr. Roger Sidhu, then Roivant’s Chief Medical Officer and Head of Research and Development, to further discuss and explore a potential business combination. During this meeting, Roivant’s management team presented a management presentation that included an overview of Roivant’s business, including its product pipeline and technical capabilities. At the conclusion of the meeting, the representatives of both MAAC and Roivant expressed an interest in further exploring a potential business combination.

Between the pricing of its initial public offering and January 4, 2021, the MAAC board of directors met several times both informally and in formal board meetings to discuss MAAC’s ongoing evaluation, analysis and business and financial diligence, analysis and evaluation with respect to potential business combination targets. On January 4, 2021, a virtual meeting of the MAAC board of directors was held with MAAC and its representatives present. Members of MAAC management provided the MAAC board of directors with an overview of its evaluation and analysis of potential business combination targets, including an overview of its discussions with Roivant’s management with respect to due diligence on Roivant to-date. The MAAC board of directors reviewed the merits of a potential business combination with Company B. Based on those discussions, the MAAC board of directors determined that Company B did not, in the judgment of the MAAC board of directors, meet MAAC’s key investment criteria, including due to certain shortcomings in the performance of Company B’s main product offerings and due to the excessive valuation expectations of Company B. MAAC ceased its discussions with Company B on January 4, 2021. Following further discussions among the MAAC board of directors on the merits of a potential business combination transaction with Roivant, the MAAC board of directors directed MAAC to pursue and negotiate a term sheet with respect to such a potential business combination with Roivant and further discussed a work plan for completing due diligence, including the potential advisors who would assist in those efforts.

On January 5, 2021, Mr. Momtazee and Mr. Gline held a call to discuss the potential business combination and MAAC’s ongoing due diligence with respect to Roivant and its business. During this call, Mr. Momtazee informed Mr. Gline that the MAAC board of directors was supportive of further pursuing a potential business combination with Roivant, and provided a high-level overview of, and the participants discussed, MAAC’s remaining due diligence and its due diligence work plan (including outstanding key business, financial, legal and other diligence matters).

On January 6, 2021, MAAC, Roivant, Kirkland & Ellis LLP (“Kirkland”), counsel to MAAC, and Davis Polk & Wardwell LLP (“Davis Polk”), counsel to Roivant, held a virtual meeting during which the parties and their respective advisors discussed the potential business combination and related process (including the potential delivery of a draft term sheet by MAAC based on economic terms to be proposed by Roivant).

On January 7, 2021, Roivant provided MAAC’s representatives and advisors with access to the online data room for purposes of conducting additional financial, legal, regulatory, insurance, tax and accounting due diligence with respect to Roivant.

Between January 7, 2021 and April 14, 2021, including after January 21, 2021, when Roivant provided MAAC’s advisors access to a new data room, MAAC engaged legal, tax and other advisors to review information available in the online data room, ask follow up questions of, and receive written responses from, Roivant’s management and participate in due diligence calls with Roivant’s management and advisors. This due diligence focused on an assessment of Roivant’s business as a whole, as well as various individual “Vants,” the prospects of certain of the technologies and drug products being developed by Roivant and its Vants, Roivant’s tax profile and corporate structure, Roivant’s intellectual property protection and regulatory interactions, as well as general legal diligence. MAAC and its advisors also analyzed the competitive environment for certain of the individual “Vants” and certain of Roivant’s technologies and drug products.

On January 10, 2021, Mr. Gline sent an email to Mr. Momtazee proposing certain key terms with respect to a potential business combination, which included the following: (a) each Roivant Common Share having a fixed value of $40.00 per Roivant Common Share (or a fixed exchange ratio of 4.0 MAAC shares per Roivant Common Share); (b) certain MAAC Class B Shares held by MAAC Sponsor and Roivant shares held by certain Roivant Shareholders would be subject to vesting and become vested if the price of the Roivant Common Shares exceeded certain price thresholds; (c) forfeiture by MAAC Sponsor and the Roivant shareholders of a portion of the vesting shares described in the preceding clause (b) proportionately to any MAAC stockholder redemptions in connection with the Business Combination; (d) all of the private placement warrants held by MAAC Sponsor being forfeited at the closing of the Business Combination; and (e) MAAC Sponsor waiving any applicable anti-dilution rights with respect to its MAAC Class B Shares.

On January 11, 2021, Mr. Gline and Mr. Momtazee held a call to discuss the email proposal sent on January 10, 2021 and next steps, including the delivery by MAAC of a non-binding term sheet reflecting a response to Roivant’s proposed terms as well as other terms and conditions with respect to a potential business combination. Mr. Gline and Mr. Momtazee also discussed general guiding principles and themes with respect to a potential business combination, including alignment among the parties, long-term commitment to Roivant and the terms of the potential transaction being market-based.

On January 12, 2021, Mr. Momtazee, on behalf of MAAC, provided Roivant with a draft non-binding (except for the exclusivity provision described below) term sheet (the “Initial Term Sheet”) setting forth the key terms with respect to a potential business combination transaction involving MAAC and Roivant. Between January 12, 2021 and January 20, 2021, representatives of MAAC and Kirkland, on the one hand, and representatives of Roivant and Davis Polk, on the other hand, exchanged multiple drafts of the Initial Term Sheet, the details of which are more fully described below, and had numerous telephone conversations concerning the key terms with respect to a potential business combination that are more fully described below.

The first draft of the Initial Term Sheet provided by Mr. Momtazee to Roivant on January 12, 2021 proposed certain key terms with respect to a potential business combination, which included the following: (a) each Roivant Common Share having a value of $40.00, with such value per share (and the exchange ratio derived therefrom) being subject to adjustment based on any changes to the capitalization of Roivant since a specified date and subject to confirmatory due diligence by MAAC and its advisors and appropriate representations, warranties and covenants; (b) certain MAAC Class B Shares held by MAAC Sponsor would be subject to vesting and become vested if the price of the Roivant Common Shares exceeds certain price thresholds; (c) no forfeiture of any MAAC Class B Shares or private placement warrants by MAAC Sponsor; (d) MAAC Sponsor waiving any applicable anti-dilution rights with respect to its MAAC Class B Shares; (e) the lock-up periods that would be applicable to the shares held by MAAC Sponsor and key Roivant shareholders following the closing of the Business Combination, with 25% of such shares held by MAAC Sponsor and such key Roivant shareholders being subject to a 6-month lock-up period, 25% of such shares held by such key Roivant shareholders being subject to a 12-month lock-up period, 25% of the such shares held by MAAC sponsor being subject to a 12-month period following the vesting of the MAAC Class B Shares that are subject to vesting and the remaining 50% of such shares held by MAAC Sponsor and such key Roivant shareholders being subject to a 3-year lock-up period; (f) that the parties would seek $250 million of committed PIPE financing at signing (the “PIPE Financing”); (g) the implementation of a post-closing incentive equity plan with the sizes and terms to be agreed by the parties; (h) the initial size of the post-closing Roivant board of directors being mutually agreed to by the parties, with one director being designated by MAAC Sponsor and the other directors being designated by Roivant and MAAC Sponsor having a continuing right to designate one director following the closing, subject to a specified sell-down threshold; (i) representations, warranties and pre-closing covenants not surviving the closing of the Business Combination; (j) the Business Combination being subject to customary closing conditions, including a two-way condition that the aggregate cash proceeds from the Trust Account (after giving effect to any redemptions by MAAC stockholders) are no less than $210 million; and (k) a mutual exclusivity period expiring on the later of 30 days following the execution of the Initial Term Sheet and the time at which either party gives written notice to the other party of termination.

On January 14, 2021, Mr. Gline, on behalf of Roivant, provided MAAC with a revised draft of the Initial Term Sheet that included the following terms: (a) the value per Roivant Common Share would not be subject to adjustment based on changes to capitalization of Roivant following a specified date (i.e., the value per Roivant Common Share would be fixed at $40.00 per share); (b) certain MAAC Class B Shares held by MAAC Sponsor would be forfeited at the closing of the Business Combination; (c) certain MAAC Class B Shares held by MAAC Sponsor would be subject to vesting and become vested if the price of the Roivant Common Shares exceeded certain revised price thresholds; (d) forfeiture by MAAC Sponsor of a portion of its remaining MAAC Class B Shares (including the shares subject to vesting) proportional to any MAAC stockholder redemptions in connection with the Business Combination, with MAAC Sponsor forfeiting one-half of the percentage of MAAC Class A Shares redeemed, provided that in no event would MAAC Sponsor forfeit more than 25% of its Class B Shares; (e) the lock-up period applicable to the Roivant shareholders (including the key Roivant shareholders) being subject to discussions with key Roivant shareholders; (f) the private placement warrants and any shares underlying such warrants would be subject to a 3-year lock-up period following the closing of the Business Combination; (g) the implementation of a post-closing employee stock purchase plan and incentive equity plan; (h) the initial size of the post-closing Roivant board of directors being determined by Roivant in consultation with MAAC, with the directors serving staggered 3-year terms, and MAAC Sponsor not having a continuing right to designate one director following the closing; (i) a one-way condition in favor of Roivant that the aggregate cash proceeds from the Trust Account (after giving effect to any redemptions by MAAC stockholders) are no less than $300 million; and (j) a mutual exclusivity period that expires on the later of (1) February 19, 2021 and 30 days following the execution of the term sheet and (2) the time at which either party gives written notice to the other party of termination.

On January 15, 2021, representatives of MAAC and Roivant held a call to discuss certain business and financial due diligence matters, including the potential transaction that Roivant planned to pursue with Silicon Therapeutics. During this call, representatives of Roivant provided an overview of, and the participants discussed, the potential key terms of the Silicon Therapeutics transaction, Roivant’s and its advisors’ due diligence to date with respect to such transaction and the timeline and process for completion of such transaction.

On January 15, 2021, Mr. Momtazee, on behalf of MAAC, provided Roivant with a revised draft of the Initial Term Sheet that proposed terms which included the following: (a) the value per Roivant Common Share would be subject to adjustment based on changes to capitalization of Roivant following a specified date; (b) none of MAAC Sponsor’s MAAC Class B Shares would be forfeited at the closing of the Business Combination; (c) certain MAAC Class B Shares held by MAAC Sponsor would be subject to vesting and become vested if the price of the Roivant Common Shares exceeds certain revised price thresholds; (d) reinstated the lock-up periods applicable to key Roivant shareholders that had been proposed in the initial January 12, 2021 draft of the Initial Term Sheet; (e) private placement warrants and any shares underlying such warrants being subject to the same lock-periods and in the same proportion as those applicable to the key Roivant shareholders; (f) the initial size of the post-closing Roivant board of directors being mutually agreed to by the parties and MAAC having a consultation right with respect to the directors designated by Roivant prior to the signing; and (g) the deletion of the one-way condition in favor of Roivant that the aggregate cash proceeds from the Trust Account (after giving effect to any redemptions by MAAC stockholders) would be no less than $300 million.

On January 16, 2021, Mr. Gline, on behalf of Roivant, provided MAAC with a revised draft of the Initial Term Sheet that proposed terms which included the following: (a) the value per Roivant Common Share would not be subject to adjustment based on changes to capitalization of Roivant following a specified date (i.e., the value per Roivant Common Share would be fixed at $40 per share); (b) certain MAAC Class B Shares held by MAAC Sponsor would be subject to vesting and become vested if the price of the Roivant Common Shares exceeds certain revised price thresholds; and (c) one-way condition in favor of Roivant that the aggregate cash proceeds from the Trust Account (after giving effect to any redemptions by MAAC stockholders) would be no less than $210 million.

On January 17, 2021, Mr. Momtazee, on behalf of MAAC, provided Roivant with a revised draft of the Initial Term Sheet that proposed a revision to the quantity of MAAC Class B Shares held by MAAC Sponsor that would be subject to vesting.

Between January 17, 2021 and early March 2021, representatives of MAAC, Roivant, Kirkland, Davis Polk, KPMG, LLP, tax advisor to MAAC, White & Case LLP, special tax counsel to Roivant, and PricewaterhouseCoopers LLP, tax advisor to Roivant, held numerous calls and virtual meetings to discuss and determine the transaction structure of the proposed business combination.

On January 18, 2021, a virtual meeting of the MAAC board of directors was held with representatives of MAAC and Kirkland present. Representatives of Kirkland provided the MAAC board of directors with an overview regarding certain legal considerations related to a potential business combination, including directors’ fiduciary duties in connection therewith. MAAC’s management and representatives then provided the MAAC directors with an update on the due diligence of Roivant and the evaluation and analysis of a potential business combination with Roivant. They discussed the terms of the proposed Initial Term Sheet to be entered into by MAAC and Roivant. The MAAC board of directors engaged in discussion and asked representatives of MAAC various questions regarding Roivant, including questions regarding Roivant’s management and track record, certain of the “Vant” businesses, and an analysis of the value of publicly traded companies that are comparable to certain of the Vants, as well as their competitive environments. They also engaged MAAC’s management and representatives in a discussion of why Roivant was a superior potential target compared to the other potential targets that MAAC had considered to date. Following discussion, the MAAC board of directors determined that it was supportive of continuing to pursue a potential business combination with Roivant.

On January 20, 2021, a virtual meeting of the Roivant board of directors was held with representatives of Roivant management in attendance. Mr. Gline presented the terms of the proposed Initial Term Sheet to be entered into by MAAC and Roivant. Following discussion, the Roivant board of directors determined that it was supportive of continuing to pursue a potential business combination with MAAC and approved the Initial Term Sheet.

On January 20, 2021, MAAC and Roivant executed the Initial Term Sheet, which provided for, among other things, a binding exclusivity period ending on the later of (a) 5:00 p.m. Eastern Time on February 19, 2021 and (b) the time at which either party gave written notice to the other party of termination thereof, and otherwise included the terms described above and exchanged between MAAC and Roivant between January 10, 2021 and January 20, 2021.

On February 2, 2021, Roivant entered into a definitive agreement to acquire Silicon Therapeutics, which subsequently closed on March 19, 2021.

On February 2, 2021, Immunovant, Inc. (“IMVT”), a publicly listed biopharmaceutical company of which Roivant owned approximately 58% of the outstanding common stock as of such date, announced a voluntary pause of dosing in its ongoing clinical trials for IMVT-1401, its lead product candidate.

Between February 2, 2021 and February 29, 2021, MAAC’s management, representatives and advisors (including Sidley Austin LLP (“Sidley”), MAAC’s outside intellectual property and regulatory counsel) conducted due diligence with respect to the IMVT-1401 clinical trial pause, including numerous calls and meetings with management and advisors of Roivant and IMVT, and analyzed and evaluated the information gathered in the due diligence process. MAAC also engaged new and existing third party consultants and advisors to evaluate the clinical findings released by IMVT to form an internal view as to the probability of technical success of IMVT-1401.

On February 5, IMVT’s management and Roivant’s management held a call with MAAC management, the MAAC board of directors and representatives and advisors of MAAC, including MAAC Sponsor, to discuss the voluntary pause of dosing in its ongoing clinical trials for IMVT-1401, its lead product candidate.

On February 16, 2021, Mr. Momtazee and Mr. Gline held a call in which they discussed the IMVT-1401 clinical trial pause, and the Silicon Therapeutics acquisition and their respective effects on Roivant, its business and its valuation. Following this discussion, Mr. Momtazee and Mr. Gline agreed that amendments to the Initial Term Sheet were warranted and to work in good faith to memorialize any necessary amendments in light of recent developments and events affecting Roivant.

On February 17, 2021, Mr. Momtazee, on behalf of MAAC, provided Roivant with a draft of an amended and restated non-binding (except for the exclusivity provision and fee reimbursement provision therein) term sheet (the “A&R Term Sheet”) that proposed the following material revisions to the Initial Term Sheet: (a) the value of each Roivant Common Share and the related pre-transaction equity value and exchange ratio would be subject to diligence and discussion among the parties; (b) the exclusivity period would be extended to the later of 5:00 pm Eastern Time on March 19, 2021 and the time at which either party gives written notice of termination thereof; and (c) a binding provision that Roivant would reimburse MAAC and its affiliates for transaction fees and expenses incurred on or after February 16, 2021 (subject to a cap of $1.5 million) if the parties did not execute a definitive transaction agreement prior to the end of the exclusivity period. Between February 17, 2021 and February 19, 2021, MAAC and MAAC Sponsor, on the one hand, and Roivant, on the other hand, also held numerous calls regarding the revised drafts of the A&R Term Sheet.

On February 19, 2021, MAAC and MAAC Sponsor, on the one hand, and Roivant, on the other hand, exchanged multiple revised drafts of the A&R Term Sheet containing revisions to the MAAC fee reimbursement provision, with the parties ultimately agreeing that MAAC would not be entitled to the contemplated fee reimbursement if the parties did not enter into a definitive transaction agreement by May 19, 2021 on terms and conditions consistent with the A&R Term Sheet following the successful marketing of a PIPE financing resulting in aggregate PIPE financing commitments of $250 million and at a price per share of $10.00, and MAAC and Roivant executed the A&R Term Sheet, which superseded the Initial Term Sheet.

On March 3, 2021, MAAC management, MAAC Sponsor, the MAAC board of directors and Roivant held a call in which Roivant provided MAAC’s management, advisors and directors with an update on, and the participants discussed, the IMVT-1401 clinical trial pause, including Roivant management’s perspective and evaluation of the clinical trial data around the implications of the clinical pause.

On March 5, 2021, a virtual meeting of the MAAC board of directors was held with MAAC’s management and representatives, including Kirkland, present. MAAC’s management and representatives provided the MAAC board of directors with an update on their due diligence with respect to the IMVT-1401 clinical trial pause. The directors asked questions and engaged in a discussion of the reasons for the clinical trial pause, the potential consequences of the safety signal that led to the clinical trial pause and the competitive landscape for IMVT-1401. MAAC management discussed the pending acquisition by Roivant of Silicon Therapeutics that was expected to bolster Roivant’s technological capabilities in physics computational driven drug discovery. They also discussed the other potential targets that MAAC had considered and concluded that Roivant continued to be a superior target for a potential business combination because of the overall strength of its pipeline. Following discussion, the MAAC board of directors determined that it was supportive of continuing to pursue a potential business combination with Roivant and agreed with MAAC’s management’s recommendation to modify the existing term sheet to take into account both the decline in the stock price of Immunovant and the increase in value resulting from the anticipated acquisition of Silicon Therapeutics.

On March 8, 2021, Roivant filed a Schedule 13D/A with the Securities and Exchange Commission that disclosed that Roivant intended to propose to IMVT that Roivant and IMVT evaluate a potential transaction pursuant to which Roivant or an affiliate would acquire all of the issued and outstanding shares of common stock of IMVT not currently owned by Roivant and that Roivant had engaged investment banks as financial advisors in connection with the evaluation of a potential transaction.

Due to, among other factors, the IMVT-1401 clinical trial pause and the decrease in the trading price of Immunovant common stock, which reduced the value of Roivant’s holdings of Immunovant, Roivant and MAAC agreed to reduce the pre-transaction equity value of Roivant from the value reflected in the Initial Term Sheet and the A&R Term Sheet. Accordingly, on March 9, 2021, representatives and MAAC and Roivant agreed on, and executed, a second amended and restated non-binding (except for the exclusivity provisions described below) term sheet (the “Second A&R Term Sheet”), which superseded the A&R Term Sheet and provided for the following changes to the A&R Term Sheet: the transaction would value each outstanding Roivant Common Share at $38.50 per share (or a fixed exchange ratio of 3.85 per Roivant Common Share), which would, based on the December 31, 2020 Roivant capitalization, on a pro forma basis taking into account the pending acquisition of Silicon Therapeutics, equate to an approximately $9.4 billion pro forma equity value.

Beginning in mid-March, representatives of the Placement Agents commenced conversations with prospective investors in the PIPE Financing (the “PIPE Investors”) to provide an overview of Roivant’s business and the potential business combination. MAAC’s management and Roivant’s senior management met with prospective investors to discuss Roivant and the rationale for the business combination and investment in Roivant, as well as address questions from such prospective investors with respect to Roivant and the potential business combination and the related PIPE financing.

On March 11, 2021, the PIPE investor presentation was distributed to prospective PIPE Investors.

Between early March 2021 and late April 2021, MAAC and Roivant, along with their respective advisors, held numerous conversations with JPMorgan and SVB Leerink (the “Placement Agents”) to determine the aggregate amount of the PIPE Financing and the proposed allocations among prospective PIPE Investors. During this same time period, the prospective PIPE Investors conveyed their initial proposed subscription amounts.

On March 11, 2021, Kirkland provided the initial draft of the Business Combination Agreement to Davis Polk. Between March 11, 2021 and May 1, 2021, Kirkland and Davis Polk exchanged numerous drafts of the Business Combination Agreement, the details of which are more fully described below, and, over the same time period, Kirkland and other representatives and advisors for MAAC, on the one hand, and Davis Polk and other representatives and advisors for Roivant, on the other hand, held numerous conference calls regarding certain terms and conditions of the Business Combination Agreement.

Between March 11, 2021 and May 1, 2021, Kirkland, on the one hand, and Davis Polk, on the other hand, exchanged multiple drafts of the other transaction documents, including the Transaction Support Agreements, the Sponsor Support Agreement and the Lock-Up Agreements, each of which was executed on May 1, 2021, concurrently with the execution of the Business Combination Agreement. Over this same time period, Kirkland and other representatives and advisors for MAAC, on the one hand, and Davis Polk and other representatives and advisors for Roivant, on the other hand, held numerous conference calls regarding certain terms and conditions of these other transaction documents.

On March 18, 2021, a draft of the form of subscription agreement for the PIPE Financing was distributed to prospective PIPE Investors.

On March 22, 2021, Davis Polk provided Kirkland with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions:

(a) representations and warranties with respect to the organization and qualification of Roivant’s subsidiaries, capitalization of Roivant’s subsidiaries and the authorized capital structure of Roivant following the transaction brought down to a Company Material Adverse Effect standard, rather than an “in all material respects” standard for purposes of the “bring-down” closing condition in favor of MAAC; (b) representations and warranties with respect to MAAC’s Trust Account brought down to an “in all material respects” standard, rather than a MAAC Material Adverse Effect standard, for purposes of the “bring-down” closing condition in favor of Roivant; (c) the addition of qualifications and exceptions to the definition of Company Material Adverse Effect, including (i) that the definition does not apply to adverse effects on the assets of Roivant and its subsidiaries and (ii) a carve-out for regulatory or similar events related to Roivant’s and its subsidiaries products and product candidates; (d) the deletion or qualification of certain interim operating covenants of Roivant, including the deletion of, among other covenants, those restricting (i) the transfer or sale of equity securities, (ii) amendments to subsidiary governing documents, (iii) taking material actions with respect to certain types of “materials contracts” (e.g., material partnership or similar agreements, related party contracts, etc.), (iv) entering into or providing for change of control or similar payments, (v) entering into brokers’ arrangements related to the transactions, and (vi) material changes to tax elections or similar items; (e) a carve-out to the exclusivity provision for equity or similar investments in Roivant; (f) the deletion of the right of MAAC to designate its director designee to serve on Roivant board committees following closing; and (g) the addition of covenants, agreements and obligations of MAAC with respect to the PIPE Financing and the Subscription Agreements (including, among other things, covenants with respect to the required efforts by MAAC to comply with its obligations, and enforce its rights, under the Subscription Agreements and Roivant’s right, in certain circumstances, to cause MAAC to enforce its rights under the Subscription Agreements on the terms and subject to the conditions set forth in the Subscription Agreements and the Business Combination Agreement).

On March 23, 2021, a virtual meeting of the Roivant board of directors was held with representatives of Roivant management in attendance. Mr. Momtazee also attended a portion of this meeting and was introduced to the members of the Roivant board of directors and answer questions.

Between March 25, 2021 and May 1, 2021, Kirkland, Davis Polk and Latham & Watkins LLP, counsel to the Placement Agents, collectively negotiated the terms and exchanged drafts of the Subscription Agreements with prospective PIPE Investors and their respective representatives and responded to follow-up questions and comments related thereto.

On March 31, 2021, Kirkland provided Davis Polk with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions: (a) certain representations and warranties with respect to capitalization of Roivant’s subsidiaries and the authorized capital structure of Roivant being brought down to an “in all material respects” standard for purposes of the “bring-down” closing condition in favor of MAAC; (b) representations and warranties with respect to MAAC’s Trust Account being brought down to a MAAC Material Adverse Effect standard for purposes of the “bring-down” closing condition in favor of Roivant; (c) the definition of Company Material Adverse Effect also including adverse effects on the assets of Roivant and its subsidiaries; (d) the Company Material Adverse Effect carve-out for regulatory or similar events subject to an exception for regulatory or similar events arising out of fraud or wrongdoing by Roivant or its subsidiaries; (e) certain revisions to Roivant’s interim operating covenants, including the addition of covenants restricting (i) taking material actions with respect to related party contracts, (ii) entering into or providing for change of control or similar payments, (iii) material changes to tax elections or similar items and (iv) entering into brokers’ arrangements related to the transactions; and (f) the carve-out to the exclusivity provision for equity or similar issuances of Roivant being qualified by a requirement for any such issuance to be consistent with past valuation practices of Roivant.

On April 2, 2021, Davis Polk provided Kirkland with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, proposed the following material revisions: (a) certain representations and warranties with respect to capitalization of Roivant’s subsidiaries and the authorized capital structure of Roivant being brought down to an “material to Roivant and its subsidiaries, taken as a whole” standard, rather than an “in all material respects” standard, for purposes of the “bring-down” closing condition in favor of MAAC; (b) representations and warranties with respect to MAAC’s Trust Account being brought down to an “in all material respects” standard, rather than MAAC Material Adverse Effect standard, for purposes of the “bring-down” closing condition in favor of Roivant; (c) the exception to the Company Material Adverse Effect carve-out for regulatory or similar event being limited to fraud of Roivant and its subsidiaries, rather than fraud or wrongdoing of the Group Companies; (d) certain exceptions and qualifications to Roivant’s interim operating covenants; and (e) a proposed outside date for completing the Business Combination by December 31, 2021.

Between April 2, 2021 and May 1, 2021, Kirkland, on the one hand, and Davis Polk, on the other hand, exchanged revised drafts of the Business Combination Agreement and the parties came to agreement on the outstanding issues and other matters in the Business Combination Agreement, including, among other things: (a) the overall suite of other representations, warranties and covenants to be provided by each party under the Business Combination Agreement (including the suite of Roivant interim operating covenants); (b) the standard for the “bring-down” at the closing for certain representations and warranties (including those related to certain representations and warranties with respect to Roivant’s capitalization and the Trust Account); (c) the definition of Company Material Adverse Effect and Roivant Material Adverse Effect; (d) the mechanics for determining the post-closing Roivant board of directors; (e) the size, terms and establishment of the 2021 incentive equity plan and employee stock purchase plan; (f) an outside date for completing the Business Combination (by November 30, 2021); and (g) as more fully described below, the value per Roivant Common Share and the exchange ratio based thereon. For further information related to the final resolution of items (a) through (g) and the other material terms of the Business Combination Agreement, please see the section entitled “Business Combination Proposal—The Business Combination Agreement.”

On April 14, 2021, a virtual meeting of the MAAC board of directors was held, with members of MAAC management and representatives of MAAC Sponsor, Kirkland, Sidley, and Ropes & Gray LLP (“Ropes”), special intellectual property counsel to MAAC, present. Members of MAAC management provided the MAAC directors with an update with respect to the transaction process, including an update with respect to the PIPE Financing process and an overview of the business, financial, tax, insurance and accounting due diligence process and findings with respect thereto. Representatives from Kirkland again advised the MAAC board of directors of their fiduciary duties in connection with the potential business combination, and representatives from Kirkland, Sidley and Ropes each provided an overview of its due diligence findings with respect to Roivant.

On April 29, 2021, Mr. Momtazee and Mr. Gline held a call to discuss the proposed business combination, including the status of the PIPE process. Mr. Momtazee and Mr. Gline evaluated whether a transaction at the agreed-upon valuation of $38.50 per Roivant Common Share was preferable to a transaction with a lower valuation that would allow additional selected investors to participate in the PIPE Financing. After discussion regarding the benefits of allowing such additional investors to participate in the PIPE Financing, Mr. Momtazee and Mr. Gline agreed to reduce the value per outstanding Roivant Common Share from $38.50 per share to $29.26 per share (or from a fixed exchange ratio of 3.85 to 2.9262 per Roivant Common Share), which would, based on the December 31, 2020 Roivant capitalization, pro forma for the acquisition of Silicon Therapeutics, equate to an approximately $7.3 billion pro forma equity value. The parties also agreed to adjust the vesting terms applicable to the portion of the MAAC Class B Shares held by MAAC Sponsor, with the parties agreeing that (a) twenty percent of the Roivant Common Shares issued to MAAC Sponsor in respect of its MAAC Class B Shares would vest based on a $15.00 per share trigger price within five years of the closing of the Business Combination and (b) ten percent of the Roivant Common Shares issued to MAAC Sponsor in respect of its MAAC Class B Shares would vest based on a $20.00 per share trigger price within 5 years of the closing of the Business Combination.

Between April 29, 2021 and May 1, 2021, the final investment allocations of the PIPE Investors that executed and delivered Subscription Agreements were determined and PIPE Investors delivered executed signature pages to the Subscription Agreements, which contemplated a $200 million PIPE Financing.

On April 30, 2021, a virtual meeting of the MAAC board of directors was held, with members of MAAC management and representatives of MAAC Sponsor, Kirkland, Sidley and Ropes present. At the meeting, members of MAAC management and the MAAC board of directors discussed the strategic rationale for the proposed Business Combination (including the potential benefits and the risks related thereto) and the valuation of the combined company as implied by the terms of the Business Combination, including the PIPE Financing (see “Certain Financial Analysis” for more information). Representatives from Kirkland also provided the MAAC board of directors with an overview of the material terms of the Business Combination Agreement, the other key transaction documents and an overview of directors’ fiduciary duties in connection with approving the Business Combination. Representatives of Kirkland also held, prior to the making of a motion to adopt and approve the transaction, an executive session with MAAC’s independent directors only in which the independent directors and Kirkland discussed certain aspects of the transaction and Kirkland answered certain questions from the independent directors. Based on the factors cited in “—Reasons for the Business Combination”, the MAAC board of directors then unanimously adopted and approved, among other resolutions, resolutions (a) that it was fair to and in the best interests of MAAC and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which MAAC is or will be a party and to consummate the transactions contemplated thereby (including the Merger and the PIPE Financing), (b) to adopt and approve the Business Combination Agreement, the ancillary documents to which MAAC is or will be a party and the transactions contemplated thereby (including the Merger and the PIPE Financing), (c) to recommend that the MAAC stockholders vote in favor of the Business Combination Proposal, the Adjournment Proposal, any proposal that either the SEC or Nasdaq indicates is necessary in its comments to the proxy statement/prospectus or in correspondence related hereto, and any proposal reasonably agreed by MAAC and Roivant to be appropriate in connection with the consummation of the Business Combination, and (d) to direct that each of the Business Combination Proposal, the Adjournment Proposal, any proposal that either the SEC or Nasdaq indicates is necessary in its comments to the proxy statement/prospectus or in correspondence related hereto, and any proposal reasonably agreed by MAAC and Roivant to be appropriate in connection with the consummation of the Business Combination to be submitted to the MAAC stockholders for approval.

On April 30, 2021, a virtual meeting of the Roivant board of directors was held, with Roivant management in attendance, to discuss the final negotiated terms of the Business Combination. Following discussions among the Roivant board of directors, the Roivant board of directors (a) unanimously approved the Business Combination Agreement, the ancillary documents to which Roivant is or will be a party and the consummation of the transactions contemplated thereby (including the Roivant Pre-Closing Steps (as defined in the Business Combination Agreement) and the Merger) and (b) recommended, among other things, the entry into the Business Combination Agreement and the ancillary documents to which Roivant is or will be a party and the consummation of the transactions contemplated thereby (including the Roivant Pre-Closing Steps (as defined in the Business Combination Agreement) and the Merger) to the holders of the Roivant Common Shares entitled to vote thereon for their approval.

On May 1, 2021, the parties entered into the Business Combination Agreement and the related ancillary documents. Also, on May 1, 2021, the PIPE Investors executed and delivered the Subscription Agreements.

On May 3, 2021, MAAC and Roivant issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and MAAC filed a Current Report on Form 8-K, which filed as an exhibit (a) the Business Combination Agreement, (b) the Sponsor Support Agreement, (c) the form of Subscription Agreement, (d) the form of Transaction Support Agreement, (e) the form of Lock-Up Agreement, (f) a joint press release, dated May 3, 2021, (g) an investor presentation providing information on Roivant and a summary of certain key terms of the Business Combination and (h) a transcript of the investor presentation.

The MAAC Board of Directors’ Reasons for the Business Combination

The MAAC board of directors, in evaluating the Business Combination, consulted with its management and legal, tax, insurance, accounting and other advisors. In reaching its unanimous resolution (a) that it was fair to and in the best interests of MAAC and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which MAAC is or will be a party and to consummate the transactions contemplated thereby (including the Merger and the PIPE Financing), (b) to adopt and approve the Business Combination Agreement, the ancillary documents to which MAAC is or will be a party and the transactions contemplated thereby (including the Merger and the PIPE Financing), (c) to recommend that the MAAC stockholders vote in favor of the Business Combination Proposal, the Nasdaq Proposal, the Adjournment Proposal, any proposal that either the SEC or Nasdaq indicates is necessary in its comments to the proxy statement/prospectus or in correspondence related hereto, and any proposal reasonably agreed by MAAC and Roivant to be appropriate in connection with the consummation of the Business Combination, and (d) to direct that each of the Business Combination Proposal, the Nasdaq Proposal, the Adjournment Proposal, any proposal that either the SEC or Nasdaq indicates is necessary in its comments to the proxy statement/prospectus or in correspondence related hereto, and any proposal reasonably agreed by MAAC and Roivant to be appropriate in connection with the consummation of the Business Combination be submitted to the MAAC stockholders for approval, the MAAC board of directors considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the MAAC board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The MAAC board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of MAAC board of directors’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of the MAAC board of directors are well qualified to evaluate the Business Combination with Roivant, as each of such directors has decades of operating and acquisition experience as well as relationships in the health care industry.

The MAAC board of directors considered a number of factors pertaining to Roivant and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

A. Satisfies Certain Key MAAC Acquisition Criteria. The MAAC board of directors believes that Roivant meets many of the key acquisition criteria that MAAC established at its initial public offering, namely that Roivant drives innovation, is growth oriented, is led by an outstanding team and has the potential to develop a durable revenue base.

B. Strong Management Team. The MAAC board of directors believes that Roivant has a strong management team, as evidenced by their individual experience and skill sets, as well as their strong track record at Roivant, further discussed below. This management team, led by Roivant’s Chief Executive Officer and Chief Financial Officer, Chief Operating Officer, Chief Investment Officer, Chief Accounting Officer and President of Roivant Health, many of whom have successfully worked together for most of Roivant’s existence, has guided Roivant through a number of significant milestones over recent years, including eight consecutive positive Phase 3 trials and a $3.0 billion upfront transaction with Sumitomo Dainippon Pharma. Together with Roivant’s founder Vivek Ramaswamy, who will continue to serve Roivant as Executive Chairman, this team intends to remain with Roivant and will provide important continuity in advancing Roivant’s strategic and growth goals. James C. Momtazee, the Chief Executive Officer, President and Chairman of MAAC’s board of directors, will join Roivant’s board of directors after completion of the Business Combination. Mr. Momtazee brings over 23 years of broad operational and transaction experience in the healthcare industry that make him well qualified to serve on Roivant’s board of directors.

C. Roivant’s Track Record. Founded in 2014, Roivant is a next-generation “big pharma” company, organized to harness modern technologies and the entrepreneurial spirit of nimble biotechnology companies at scale. The Company has brought over 40 medicines into development, conducted nine international Phase 3 trials, the last eight of which have been successful, and developed two drugs that received FDA approval shortly after their transfer to Sumitomo. Roivant’s return on investment from inception to March 31, 2021, based on the realized return associated with the partnership with Sumitomo Dainippon Pharma and the value of Roivant’s ownership stakes in its public Vants as of April 29, 2021, has far exceeded average research and development returns for select large cap biopharmaceutical companies based on average cost to develop assets and projected revenues.

D. Proprietary Technology Assets. Roivant has differentiated capabilities in computational drug discovery, organized in its small molecule discovery engine. The combination of both machine-learning and physics driven computational drug discovery capabilities may accelerate the hit-to-lead and lead optimization stages of the drug discovery process.

E. Promising Development Pipeline. Roivant has a deep and diversified pipeline of over 30 drug candidates.

F. Recent Targeted Acquisitions. The recent acquisition of Silicon Therapeutics will expand Roivant’s computational physics capabilities, potentially providing distinct advantages in drug discovery.

G. Attractive Entry Valuation. After the close of the Business Combination, Roivant will have an anticipated initial equity value of approximately $7.3 billion assuming that the MAAC Shares are trading at $10.00 per share. The MAAC board of directors reviewed and considered valuations of private and publicly traded companies in similar and adjacent sectors as Roivant and its material Vants. Based on these valuations, the MAAC board of directors conducted a sum of the parts analysis and determined that the anticipated initial market capitalization represents an attractive discount as compared to such comparable private and public companies. For additional information, see “—Certain Financial Analyses.”

H. Post-Closing Economic Interest in Roivant. If the Business Combination were consummated, MAAC stockholders (other than MAAC stockholders that redeem their MAAC Class A Shares) would have a continuing economic interest in Roivant and as a result would have a continuing opportunity to benefit from the success of Roivant following the consummation of the Business Combination.

I. Due Diligence. The MAAC board of directors reviewed and discussed in detail the results of the due diligence examination of Roivant conducted by MAAC’s officers and MAAC’s legal, tax, insurance, accounting and other advisors which included virtual meetings with the management team and advisors of Roivant regarding Roivant’s business and business plan, operations, prospects and other material matters, as well as financial, legal, intellectual property, regulatory, cyber, insurance, tax and accounting due diligence.

J. Support of Key Shareholders. The fact that (i) key Roivant shareholders representing approximately 90% of the currently issued and outstanding Roivant Common Shares entered into Transaction Support Agreements, demonstrating their support for the Business Combination, and (ii) certain Roivant shareholders and their affiliates committed to invest an aggregate of over $100 million in the PIPE Financing, demonstrating their continued conviction in Roivant’s business and prospects for growth following the Business Combination.

K. Roivant Shareholder and Sponsor Lock-Up. Certain Roivant shareholders and the MAAC Sponsor have agreed to subject 75% of their holdings to an extended lock-up, further demonstrating their conviction in Roivant’s long-term success. For additional information, see “The Business Combination Proposal—Related Agreements.”

L. Financial Condition. The MAAC board of directors reviewed certain factors related to Roivant’s financial condition, such as Roivant’s historical financial results, outlook and business and financial plans. The MAAC board of directors took note of the fact that Roivant had over $2.0 billion of consolidated cash and cash equivalents on its balance sheet as of December 31, 2020, and that the Business Combination is expected to provide up to approximately $611 million of gross proceeds to Roivant, assuming no redemptions by the MAAC shareholders of their MAAC Class A Shares. In reviewing these factors, the MAAC board of directors concluded that Roivant will be well-capitalized with sufficient funding to advance its development plans.

M. Other Alternatives. The MAAC board of directors’ belief that, after a thorough review of other business combination opportunities reasonably available to MAAC, based upon the process utilized to diligence, evaluate and analyze other potential business combination targets, that the Business Combination represents the best potential business combination for MAAC.

N. Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s-length negotiations between MAAC and Roivant, as well as feedback on valuation from the investors who participated in the PIPE Financing.

The MAAC board of directors also considered a variety of uncertainties and risks and other potentially negative factors related to Roivant’s business and prospects and related to the Business Combination including, but not limited to, the following:

A. Roivant Business Plan Execution. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

B. Liquidation of MAAC. The risks and costs to MAAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in MAAC being unable to effect a business combination by October 9, 2022 and force MAAC to liquidate.

C. Redemption Risk. The potential that a significant number of MAAC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to MAAC’s Pre-Closing Certificate of Incorporation, and that Roivant’s obligation to consummate the Business Combination is conditioned on there being at least $210 million remaining in MAAC’s trust account to be released to MAAC on the closing date after giving effect to any such redemptions.

D. Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits MAAC from soliciting other business combination proposals, which restricts MAAC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

E. Stockholder Vote. The risk that MAAC’s stockholders may fail to provide the votes necessary to effect the Business Combination.

F. Macroeconomic Risks. The risk that the future financial performance of Roivant may not meet the MAAC board of directors’ expectations due to factors in Roivant’s control or out of its control, including economic cycles or other macroeconomic factors.

G. Limitations of Review. The MAAC board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the MAAC Stockholders is fair to MAAC or its stockholders from a financial point of view.

H. Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within MAAC’s or Roivant’s control, including approval by MAAC stockholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.

I. Post-Business Combination Corporate Governance. The fact that the board of directors of Roivant will be classified and that all Roivant directors will not be elected annually.

J. Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

K. Fees and Expenses. The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

In addition to considering the factors described above, the MAAC board of directors also considered other factors including, without limitation:

A. Interests of Certain Persons. The MAAC Sponsor, each member of the MAAC board of directors, MAAC’s officers and certain of MAAC’s advisors directly or indirectly own MAAC Class B Shares and warrants to purchase MAAC Class A Shares and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our business combination. The MAAC board of directors reviewed and considered this during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the MAAC board of directors, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

B. Other Risks. The various risks associated with the Business Combination, the business of Roivant, and the business of MAAC, as described in the section entitled “Risk Factors” of this proxy statement/ prospectus.

The MAAC board of directors concluded that the potential benefits expected to be received by MAAC and its stockholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the MAAC board of directors unanimously resolved that (a) that it was fair to and in the best interests of MAAC and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which MAAC is or will be a party and to consummate the transactions contemplated thereby (including the Merger and the PIPE Financing), (b) to adopt and approve the Business Combination Agreement, the ancillary documents to which MAAC is or will be a party and the transactions contemplated thereby (including the Merger and the PIPE Financing), (c) to recommend that the MAAC stockholders vote in favor of the Business Combination Proposal, the Nasdaq Proposal, the Adjournment Proposal, any proposal that either the SEC or Nasdaq indicates is necessary in its comments to the proxy statement/prospectus or in correspondence related hereto, and any proposal reasonably agreed by MAAC and Roivant to be appropriate in connection with the consummation of the Business Combination, and (d) to direct that each of the Business Combination Proposal, the Nasdaq Proposal, the Adjournment Proposal, any proposal that either the SEC or Nasdaq indicates is necessary in its comments to the proxy statement/prospectus or in correspondence related hereto, and any proposal reasonably agreed by MAAC and Roivant to be appropriate in connection with the consummation of the Business Combination to be submitted to the MAAC stockholders for approval.

Summary of MAAC Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed by MAAC’s management in connection with the valuation of Roivant. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by MAAC nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the Board. MAAC may have deemed various assumptions more or less probable than other assumptions, so the valuations resulting from any particular portion of the analyses summarized below should not be taken to be MAAC’s view of the actual value of Roivant. Some of the summaries of the financial analyses set forth below include information presented in tabular format. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying MAAC’s financial analyses and the Board’s recommendation.

In performing analyses, MAAC’s management made numerous material assumptions with respect to, among other things, timing of clinical trials, patient enrollment, timing of receipt of regulatory approvals that may be needed, characterization of the product candidates, the timing of, and amounts of, any royalty payments, milestone payments or other payments due to third parties by Roivant, the entry by Roivant into license or collaboration agreements, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of MAAC, Roivant or any other parties to the Business Combination. None of Roivant, MAAC, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Roivant do not purport to be appraisals or reflect the prices at which Roivant shares may actually be valued. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 29, 2021 and is not necessarily indicative of current market conditions. For companies reviewed in the precedent transaction analysis, selected valuation figures were sourced from certain financial databases and other publicly available information.

General Approach

In performing its financial analysis, MAAC’s management reviewed certain quantitative and qualitative financial and operating information of Roivant and deployed a number of different valuation methodologies, as discussed below, selected based on the experience and the professional judgment of MAAC’s management. On this basis, MAAC’s management determined a range of equity values that could reasonably be ascribed to Roivant and which would represent an attractive investment opportunity for MAAC. Upon that determination, the mandate for MAAC was to achieve a transaction value that was less than that assessment of value and which attempted to maximize shareholder value for MAAC, but which was also acceptable to Roivant. The range of values developed through the process described below was greater than the approximately $7.3 billion pro forma equity value agreed upon in the Business Combination Agreement and validated by the PIPE Financing.

Sum of the Parts

MAAC’s management utilized a sum of the parts approach in its evaluation of Roivant that focused on certain more advanced or material Vants, taking into account the following:

•

the value of Roivant’s ownership stake in the public Vants (Arbutus, Immunovant and Sio Gene Therapies) and certain other public companies (Poxel and Myovant Sciences (in the case of Myovant, with respect to Roivant’s right to receive certain Myovant shares pursuant to the Share Return Agreement, dated as of December 27 2019, by and between Roivant and Sumitomo Dainippon Pharma Co., Ltd., as further described in Roivant’s Schedule 13D filing on December 31, 2019)), as of April 29, 2021; and

•	the value of Roivant’s ownership stake in certain material private Vants (Dermavant, Aruvant, the targeted protein degrader platform and the computational small molecule discovery engine).

Given the large number and range of Roivant’s clinical and pre-clinical programs, MAAC’s management did not assign a specific value to each private Vant. Instead, MAAC’s management reviewed the market values of companies that are comparable to each of the material private Vants as an indicator of the range of potential market values for each of these Vants. MAAC’s management determined that the sum of (x) the market values for the investments in the public Vants and other public companies and (y) the comparable company market values for each private Vant was in excess of the pro forma equity value of approximately $7.3 billion (which includes approximately $2.3 billion of net cash and cash equivalents held by Roivant at December 31, 2020) ultimately agreed upon in the Business Combination Agreement and validated in the PIPE Financing. MAAC’s management thus concluded that it was an attractive valuation for MAAC’s stockholders.

This analysis did not take into account any potential additional value of certain other private Vants where there were not comparable publicly traded companies or precedent transactions, however, MAAC’s management believed that such private Vants represented additional value, further bolstering their conclusion regarding Roivant’s equity value.

Interests in Publicly Traded Vants

With respect to the Vants that are publicly traded and the other investments in public companies, MAAC’s management evaluated the value of Roivant’s ownership stake in each such company. As of April 29, 2021, the market value of such investments was approximately $1.2 billion.

Interests in Material Private Vants

With respect to the material private Vants, MAAC’s management reviewed the market capitalizations of comparable publicly traded companies and, with respect to Dermavant, performed a selected precedent transaction analysis for two comparators (Otezla and Anacor Pharmaceuticals), in each case selected based on the experience and the professional judgment of MAAC’s management. While more companies could have been included, MAAC management selected the companies below based on the targeted disease of the Vant’s development program, comparable stage of drug development, comparable drug mechanism of action, comparable target indications or comparable technologies. In particular, MAAC selected publicly traded companies that are oriented towards (a) atopic dermatitis and plaque psoriasis treatment, (b) sickle cell gene therapy, (c) targeted protein degrader platforms, and (d) computational small molecule discovery engines, in each case that MAAC deemed relevant for analysis.

None of the selected companies has characteristics identical to Roivant or any one of the Vants. Companies were selected because they have a combination of comparable stage of drug development, comparable drug mechanism of action, comparable target indications or comparable technologies to the assets at one or more of the material private Vants. An analysis of selected publicly traded companies and precedent transaction values is not purely quantitative; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the valuations of the companies reviewed. MAAC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company and precedent transaction analysis. Accordingly, MAAC also made qualitative judgments, based on the experience and professional judgment of its management team and advisors, concerning differences between the operational, business and/or financial characteristics of Roivant and the Vants and the selected companies to provide a context in which to consider the results of the quantitative analysis.

MAAC reviewed the market capitalization as of April 29, 2021 of the selected comparable companies and the enterprise value of the companies that it analyzed on the basis of precedent transactions (demarcated with a *) as shown below:

Dermavant—Atopic Dermatitis and Plaque Psoriasis Treatment

Company	Stage(s) of Comparable Program(s)	Market Cap ($BN)
Arcutis Biotherapeutics	Clinical Stage	$1.5

		Enterprise Value ($BN)
Otezla*	On Market	$13.0
Anacor Pharmaceuticals*	On Market and Clinical Stage	$5.2

*	Precedent transaction analysis

Aruvant—Sickle Cell Gene Therapy

Company	Stage(s) of Comparable Program(s)	Market Cap ($BN)
CRISPR Therapeutics	Clinical Stage	$10.0
Intellia Therapeutics	Clinical Stage	$5.8
bluebird bio	On Market and Clinical Stage	$2.0
Sangamo Therapeutics	Clinical Stage	$1.8

Targeted Protein Degradation Platform

Company	Stage(s) of Comparable Program(s)	Market Cap ($BN)
Arvinas	Pre-Clinical and Clinical Stage	$3.4
Kymera Therapeutics	Pre-Clinical	$2.0
Nurix Therapeutics	Pre-Clinical	$1.5
C4 Therapeutics	Pre-Clinical	$1.5

Silicon Therapeutics / VantAI—Small Molecule Discovery Engine

Company	Stage(s) of Comparable Program(s)	Market Cap ($BN)
Schrödinger	Discovery	$5.4
Relay Therapeutics	Clinical Stage and Discovery	$3.0

Historical Equity Financings of Roivant

In addition to the sum of the parts analysis described above, MAAC’s management derived an implied equity value of Roivant based on the previous equity financings of Roivant, taking into account various financial and operational developments since the latest such financing.

From September to December 2018, several large institutional asset managers and existing Roivant shareholders subscribed for approximately $200 million in Roivant Common Shares at a price of $32.25 per share. On October 31, 2019, Sumitomo agreed to subscribe for $1.0 billion in Roivant Common Shares at a price of $37.10 per share. Sumitomo’s subscription closed on December 27, 2019.

From October 31, 2019 through April 29, 2021, the market value of Roivant’s ownership interests in the publicly traded Vants increased by an amount in excess of $500 million.

During the same period, Roivant:

•	received positive Phase 3 trial results in the PSOARING 1 and PSOARING 2 trials and positive data in the PSOARING 3 long-term open-label study, each at Dermavant;

•

implemented improvements to the manufacturing process of ARU-1801 at Aruvant and observed that the first patient treated under this new manufacturing process had the highest levels of fetal hemoglobin achieved to date and experienced no VOEs at twelve months; and

•	launched its small molecule discovery engine and targeted protein degradation platform, including through the acquisitions of Silicon Therapeutics and Oncopia Therapeutics.

Notwithstanding achieving such milestones, each of which MAAC’s management concluded was indicative of Roivant’s increasing value, as well as various other achievements and developments across the various Vants since its most recent equity financing transactions, the valuation implied by such prior equity financing transactions was greater than the approximately $7.3 billion pro forma equity value ultimately agreed upon in the Business Combination Agreement and validated by the PIPE Financing.

Satisfaction of 80% Test

It is a requirement under MAAC’s existing organizational documents and Nasdaq listing requirements that the business or assets acquired in MAAC’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for the initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $396.4 million (excluding the deferred underwriting amount) and 80% thereof represents approximately $317.1 million. In reaching its conclusion that the business combination meets the 80% asset test, MAAC’s board of directors looked at the enterprise value of Roivant of approximately $7.3 billion (calculated on a debt and cash free basis). In determining whether the enterprise value described above represents the fair market value of Roivant, MAAC’s board of directors considered all of the factors described above in this section and the fact that the purchase price for Roivant was the result of an arm’s-length negotiation. As a result, MAAC’s board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of MAAC’s management team and the board of directors, MAAC’s board of directors believes that the members of its management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. MAAC’s board of directors did not seek or obtain an opinion of an outside financial advisor as to whether the 80% asset test has been met.

Interests of Certain MAAC Persons in the Business Combination

When considering the recommendation of the MAAC board of directors to vote in favor of the Business Combination, you should be aware that, aside from their interests as stockholders, the MAAC Sponsor and the holders of the Founder Shares have other interests in the Business Combination that are different from, or in addition to, those of other MAAC stockholders generally. The MAAC board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business

Combination and in recommending to MAAC stockholders that they approve the Business Combination. MAAC stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•

MAAC’s directors and officers and the MAAC Sponsor have waived their right to redeem any Founder Shares and MAAC Class A Shares held by them (if any) in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the MAAC Sponsor paid an aggregate of $25,000 for the Founder Shares, which will convert into 10,267,956 MAAC Class A Shares held by the MAAC Sponsor and the MAAC Independent Directors in accordance with the terms of MAAC’s amended and restated certificate of incorporation and such securities will have a significantly higher value at the time of the Business Combination when such shares convert into shares in the combined company, as described further below:

	Shares of Class A Stock(1)	Value of Class A Stock(3)
MAAC Sponsor(2)	10,167,956	$101,679,560
George Barrett	50,000	500,000
Stephen Oesterle	50,000	500,000

(1)

Interests shown consist solely of Founder Shares, classified as Class B common stock. Such shares will automatically convert into Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment pursuant to the MAAC Sponsor Exchange Ratio. Share amounts are subject to the terms and conditions set forth in the Sponsor Support Agreement.

(2)

Patient Square Capital LLC is the record holder of the shares reported herein. James C. Momtazee is the managing member of Patient Square Capital LLC and has voting and dispositive power over such securities.

(3)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.

•

the fact that the MAAC Sponsor and MAAC’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if we fail to complete an initial business combination by October 9, 2022;

•

the fact that the MAAC Sponsor, in which certain of MAAC’s officers and directors hold a direct or indirect interest, purchased an aggregate of 10,214,365 warrants in a private placement from MAAC for an aggregate purchase price of $10,214,365 (or $1.00 per warrant), each of such private placement warrants is exercisable commencing on the later of 12 months from the closing of MAAC’s initial public offering and 30 days following the Closing for one MAAC Class A Share at $11.50 per share; if we do not consummate an initial business combination by October 9, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the private placement warrants held by the MAAC Sponsor will be worthless; the warrants held by the MAAC Sponsor had an aggregate market value of approximately $13,278,674.50 based upon the closing price of $1.30 per warrant on Nasdaq on August 5, 2021;

•

James C. Momtazee, Chairman, Chief Executive Officer and President of MAAC, is expected to be a director of Roivant after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the Roivant board of directors determines to pay to him and any applicable compensation as described under section “Executive Compensation—Director Compensation”;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the MAAC Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than MAAC’s independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of MAAC’s initial public offering against certain liabilities, including liabilities under the Securities Act; and

•

the fact that the MAAC Sponsor and MAAC’s officers and directors will lose their entire investment in us, which investment amount totaled $10,239,365, and will not be reimbursed for any out-of-pocket expenses, which totaled $23,418 as of June 17, 2021, if the Business Combination, or an initial business combination, is not consummated by October 9, 2022.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding MAAC or its securities, the MAAC Sponsor, MAAC’s directors and officers, Roivant and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of MAAC Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on MAAC Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. MAAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of MAAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal—Interests of Certain MAAC Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming that no MAAC Class A Shares are redeemed in connection with the Business Combination.

Sources		Uses
	(in millions)		(in millions)
Cash in the Trust Account	$411	Cash to Roivant’s balance sheet	$577

Sources		Uses
	(in millions)		(in millions)
PIPE Financing proceeds	$220	Transaction expenses(1)	$54
Total Sources	$631	Total Uses	$631

(1)

Transaction expenses includes fees and expenses incurred by both Roivant and MAAC in connection with the Business Combination, including deferred underwriting fees, fees related to the PIPE Financing and advisory, legal and other fees.

Board of Directors of Roivant Following the Business Combination

Following the Closing, it is expected that the Roivant Board will consist of nine directors determined by Roivant (upon reasonable prior consultation with MAAC) prior to the Effective Time, with one director, James C. Momtazee, being designated by MAAC, and the other directors being determined by Roivant (upon reasonable prior consultation with MAAC). See “Management After The Business Combination—Executive Officers and Directors.”

Information about the current MAAC directors and executive officers can be found in the section entitled “Where You Can Find Additional Information.”

Redemption Rights

Redemption Rights for Public Stockholders upon Completion of MAAC’s Initial Business Combination

MAAC is providing the MAAC stockholders with the opportunity to redeem all or a portion of their MAAC Class A Shares prior to the consummation of the transactions contemplated by the Business Combination Agreement at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement, including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay its taxes, if any divided by the number of then outstanding MAAC Class A Share, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per MAAC Class A Share. The per-share amount MAAC will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions MAAC will pay to the underwriters of its initial public offering. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of MAAC’s initial Business Combination with respect to the MAAC Warrants. The MAAC Sponsor, MAAC’s directors and each member of MAAC’s management team have entered into a letter agreement with MAAC, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any MAAC Class A Shares in connection with (i) the completion of the Business Combination and (ii) a stockholder vote to approve an amendment to MAAC’s amended and restated Certificate of Incorporation that would affect the substance or timing of MAAC’s obligation to allow redemption in connection with MAAC’s initial business combination or to redeem 100% of the MAAC Class A Shares if MAAC has not completed an initial business combination within 24 months from the closing of MAAC’s initial public offering.

Limitations on Redemptions

MAAC’s amended and restated Certificate of Incorporation provides that in no event will MAAC redeem its MAAC Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that MAAC is not subject to the SEC’s “penny stock” rules). However, the proposed Business Combination may require: (i) cash consideration to be paid to the target or its owners; (ii) cash to be transferred to the target for working capital or other general corporate purposes; or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed Business Combination. In the event the aggregate cash consideration

MAAC would be required to pay for all MAAC Class A Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to MAAC, MAAC will not complete the Business Combination or redeem any shares, and all MAAC Class A Shares submitted for redemption will be returned to the holders thereof.

Redemption of Public Shares and Liquidation If No Initial Business Combination

The MAAC Sponsor, MAAC’s officers and directors have agreed that MAAC has only 24 months from the closing of MAAC’s initial public offering to complete MAAC’s initial business combination. If MAAC has not completed an initial business combination within 24-months from the closing of MAAC’s initial public offering, MAAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the MAAC Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding MAAC Class A Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MAAC’s remaining stockholders and MAAC’s board of directors, liquidate and dissolve, subject in each case, to MAAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the MAAC Warrants, which will expire worthless if MAAC does not complete an initial business combination within 24 months from the closing of MAAC’s initial public offering.

The MAAC Sponsor, directors and each member of its management team have entered into a letter agreement with MAAC, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if MAAC does not complete an initial business combination within 24 months from the closing of MAAC’s initial public offering. However, if MAAC’s Sponsor, director or members of MAAC’s management team acquire MAAC Class A Shares in or after MAAC’s initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such MAAC Class A Shares if MAAC does not complete an initial business combination within 24 months from the closing of MAAC’s initial public offering.

MAAC’s Sponsor, executive officers and directors have agreed, pursuant to a written agreement with MAAC, that they will not propose any amendment to MAAC’s amended and restated Certificate of Incorporation that would affect the substance or timing of MAAC’s obligation to allow redemption in connection with MAAC’s initial business combination or to redeem 100% of the MAAC Class A Shares if MAAC does not complete an initial business combination within 24 months from the closing of MAAC’s initial public offering, unless MAAC provides its stockholders with the opportunity to redeem their MAAC Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to MAAC to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding MAAC Class A Shares. However, MAAC may not redeem the MAAC Class A Shares in an amount that would cause MAAC’s net tangible assets to be less than $5,000,001 (so that MAAC is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of MAAC Class A Shares such that MAAC cannot satisfy the net tangible asset requirement, MAAC would not proceed with the amendment or the related redemption of the MAAC Class A Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by MAAC’s Sponsor, any executive officer, director, or any other person. MAAC expects that all costs and expenses associated with implementing MAAC’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,700,000 of proceeds held outside the Trust Account as of March 31, 2021 plus up to $100,000 of funds from the Trust Account available to MAAC to pay dissolution expenses, although MAAC cannot assure you that there will be sufficient funds for such purpose.

If MAAC were to expend all of the net proceeds of its initial public offering and the sale of the Private Placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon MAAC’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of MAAC’s creditors which would have higher priority than the claims of MAAC’s Public Stockholders. MAAC cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the Delaware General Corporation Law (“DGCL”), MAAC’s plan of dissolution must provide for all claims against MAAC to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before MAAC makes any distribution of MAAC’s remaining assets to MAAC’s stockholders. While MAAC intends to pay such amounts, if any, MAAC cannot assure you that MAAC will have funds sufficient to pay or provide for all creditors’ claims.

Although MAAC will seek to have all vendors, service providers (other than MAAC’s independent auditors), prospective target businesses and other entities with which MAAC does business execute agreements with MAAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MAAC’s Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against MAAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MAAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to MAAC than any alternative. Examples of possible instances where MAAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MAAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the MAAC Sponsor has agreed that it will be liable to MAAC if and to the extent any claims by a third party for services rendered or products sold to MAAC (other than MAAC’s independent registered public accounting firm), or a prospective target business with which MAAC has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay MAAC’s taxes, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under MAAC’s indemnity of the underwriters of MAAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the MAAC Sponsor will not be responsible to the extent of any liability for such third party claims. However, MAAC has not asked the MAAC Sponsor to reserve for such indemnification obligations, nor has MAAC independently verified whether MAAC’s Sponsor has sufficient funds to satisfy its indemnity obligations and MAAC believes that the MAAC Sponsor’s only assets are securities of MAAC’s company. Therefore, MAAC cannot assure you that the MAAC Sponsor would be able to satisfy those obligations. None of MAAC’s officers or directors will indemnify MAAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per MAAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay MAAC’s taxes, if any, and MAAC’s Sponsor asserts that it is unable to satisfy its indemnification obligations or that they have no indemnification obligations related to a particular claim, MAAC’s independent directors would determine whether to take legal action against the MAAC Sponsor to enforce its indemnification obligations. While MAAC currently expects that MAAC’s independent directors would take legal action on MAAC’s behalf against the MAAC Sponsor to enforce its indemnification obligations to MAAC, it is possible that MAAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, MAAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

MAAC will seek to reduce the possibility that the MAAC Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than MAAC’s independent auditors), prospective target businesses or other entities with which MAAC does business execute agreements with MAAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. MAAC’s Sponsor will also not be liable as to any claims under MAAC’s indemnity of the underwriters of MAAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. MAAC will have access to up to approximately $1,700,000 from the proceeds held outside the Trust Account as of March 31, 2021 with which to pay any such potential claims (including costs and expenses incurred in connection with MAAC’s liquidation, currently estimated to be no more than approximately $100,000). In the event that MAAC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such stockholder.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to MAAC’s stockholders upon the redemption of the MAAC Class A Shares in the event MAAC does not complete MAAC’s initial business combination within 24 months from the closing of the initial public offering may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to MAAC’s Public Stockholders upon the redemption of the MAAC Class A Shares in the event MAAC does not complete MAAC’s initial business combination within 24 months from the closing of the initial public offering, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If MAAC does not complete MAAC’s initial business combination within 24 months from the closing of MAAC’s initial public offering, MAAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the MAAC Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account that may be released to MAAC to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding MAAC Class A Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MAAC’s remaining stockholders and MAAC’s board of directors, dissolve and liquidate, subject in each case to MAAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is MAAC’s intention to redeem the MAAC Class A Shares as soon as reasonably possible following MAAC’s 24th month and, therefore, MAAC does not intend to comply with those procedures. As such, MAAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of MAAC’s stockholders may extend well beyond the third anniversary of such date.

Because MAAC will not be complying with Section 280, Section 281(b) of the DGCL requires MAAC to adopt a plan, based on facts known to MAAC at such time that will provide for MAAC’s payment of all existing and pending claims or claims that may be potentially brought against MAAC within the subsequent 10 years. However, because MAAC is a blank check company, rather than an operating company, and MAAC’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from MAAC’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in MAAC’s underwriting agreement, MAAC will seek to have all vendors, service providers, prospective target businesses or other entities with which MAAC does business execute agreements with MAAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against MAAC are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, MAAC’s Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under MAAC’s indemnity of the underwriters of MAAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, MAAC’s Sponsor will not be responsible to the extent of any liability for such third-party claims.

If MAAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against MAAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in MAAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of MAAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, MAAC cannot assure you MAAC will be able to return $10.00 per share to MAAC’s Public Stockholders. Additionally, if MAAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against MAAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by MAAC’s stockholders.

Furthermore, MAAC’s board of directors may be viewed as having breached its fiduciary duty to MAAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and MAAC’s company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. MAAC cannot assure you that claims will not be brought against MAAC for these reasons.

MAAC’s Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the MAAC Class A Shares if MAAC does not complete an initial business combination within 24 months from the closing of MAAC’s initial public offering, (ii) in connection with a stockholder vote to amend MAAC’s amended and restated Certificate of Incorporation (A) to modify the substance or timing of MAAC’s obligation to allow redemption in connection with MAAC’s initial business combination or to redeem

100% of MAAC Class A Shares if MAAC does not complete an initial business combination within 24 months from the closing of MAAC’s initial public offering or (B) with respect to any other provisions relating to the rights of holders of MAAC Class A Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public Stockholders who redeem their MAAC Class A Shares in connection with a stockholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if MAAC has not completed an initial business combination within 24 months from the closing of MAAC’s initial public offering, with respect to such MAAC Class A Shares so redeemed. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event MAAC seeks stockholder approval in connection with MAAC’s initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to MAAC for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of MAAC’s amended and restated Certificate of Incorporation, like all provisions of MAAC’s amended and restated Certificate of Incorporation, may be amended with a stockholder vote.

Appraisal Rights

Appraisal rights are not available to MAAC stockholders in connection with the Business Combination.

Vote Required for Approval

Approval of the Business Combination Proposal requires that the initial Business Combination be approved by the affirmative vote of the holders of a majority of MAAC Shares outstanding as of the date of the stockholder meeting held to consider such initial Business Combination. Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Business Combination Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, are not considered as entitled to vote on the Business Combination Proposal and therefore will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement.

The MAAC Sponsor and MAAC’s directors and officers have agreed to vote any shares of MAAC common stock held by them as of the record date in favor of the Business Combination Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, MAAC intends to effect the issuance of up to 22,000,000 MAAC Class A Shares in the PIPE Financing. We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a)(1), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement for the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Based on Schedule 13Gs filed with the SEC, certain stockholders of MAAC to whom securities will be issued in the PIPE Financing and in the Business Combination may be considered substantial shareholders of MAAC under Nasdaq Listing Rule 5635(e)(3).

Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the Business Combination Agreement.

Vote Required for Approval

The affirmative vote of a majority of MAAC Shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote at the meeting is required to approve the Nasdaq Proposal. Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote

“AGAINST” the Nasdaq Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, are not considered as entitled to vote on the Nasdaq Proposal and therefore will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement.

The MAAC Sponsor and MAAC’s directors and officers have agreed to vote any shares of MAAC common stock held by them as of the record date in favor of the Nasdaq Proposal.

Recommendation of the MAAC Board of Directors

THE MAAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow MAAC’s board of directors to adjourn the MAAC Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the MAAC Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, or holders of MAAC Class A Shares have elected to redeem an amount of MAAC Class A Shares such that (i) MAAC would have less than $5,000,001 of net tangible assets or (ii) the aggregate cash proceeds from the Trust Account not being equal to or greater than $210,000,000 (unless waived by Roivant). In no event will MAAC’s board of directors adjourn the MAAC Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its existing charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by MAAC’s stockholders, MAAC’s board of directors may not be able to adjourn the MAAC Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, or holders of MAAC Class A Shares have elected to redeem an amount of MAAC Class A Shares such that (i) MAAC would have less than $5,000,001 of net tangible assets or (ii) the aggregate cash proceeds from the Trust Account not being equal to or greater than $210,000,000 (unless waived by Roivant), and may be unable to consummate the Business Combination. If MAAC does not consummate the Business Combination and fails to complete an initial business combination by October 9, 2022 (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The affirmative vote of a majority of MAAC Shares present in person or represented by proxy at the MAAC Special Meeting and entitled to vote at the meeting is required to approve the Adjournment Proposal. Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, are not considered as entitled to vote on the Adjournment Proposal and therefore will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The MAAC Sponsor and MAAC’s directors and officers have agreed to vote any MAAC Shares held by them as of the record date in favor of the Adjournment Proposal.

Recommendation of the MAAC Board of Directors

MAAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of the Combined Company as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations of the Combined Company for the year ended March 31, 2021 are based on the historical financial statements of MAAC and Roivant after giving effect to the Business Combination and PIPE Financing, as outlined below. MAAC and Roivant are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021 gives pro forma effect to the Business Combination and PIPE Financing as if they had occurred on April 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination and PIPE Financing as if they were completed on March 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of Roivant as of and for the year ended March 31, 2021; and the audited historical financial statements of MAAC for the period from July 6, 2020 (inception) through December 31, 2020, and the unaudited historical financial statements of MAAC as of and for the three months ended March 31, 2021 and the notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MAAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Roivant.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

On May 1, 2021, MAAC entered into the Business Combination Agreement with Roivant and Merger Sub, under which Merger Sub will merge with and into MAAC, with MAAC surviving the Business Combination as a wholly owned subsidiary of Roivant.

The unaudited pro forma condensed combined financial information contained herein assumes that MAAC’s stockholders approve the proposed Business Combination. MAAC’s stockholders may elect to redeem their MAAC Class A Shares for cash even if they approve the proposed Business Combination. MAAC cannot predict how many of its public stockholders will exercise their right to have their MAAC Class A Shares redeemed for cash. As a result, the Combined Company has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Combined Company equity between holders of the common stock. As described in greater detail in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”, the first scenario, or “no redemption scenario”, assumes that none of MAAC’s public stockholders will exercise their right to have their MAAC Class A Shares redeemed for cash, and the second scenario, or “maximum redemption scenario”, assumes that holders of the maximum number of MAAC Class A Shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their MAAC Class A Shares redeemed for cash. The actual results will likely be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Roivant is considered the accounting acquirer, as further discussed in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

			No redemptions scenario			Maximum redemptions scenario
	Roivant (Historical)	MAAC (Historical)	Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$2,055,044	$1,463	$579,190	(a),(b)	$2,635,697	$378,399	(a),(b)	$2,434,906
Restricted cash	77,701	—	—		77,701	—		77,701
Other current assets	54,250	237	—		54,487	—		54,487
Due from underwriters	—	—	—		—	—		—

Total current assets	2,186,995	1,700	579,190		2,767,885	378,399		2,567,094

Property and equipment, net	14,749	—	—		14,749	—		14,749
Operating lease right-of-use assets	62,279	—	—		62,279	—		62,279
Restricted cash, net of current portion	8,931	—	—		8,931	—		8,931
Cash and Marketable Securities held in Trust Account	—	410,791	(410,791)	(c)	—	(410,791)	(c)	—
Investments measured at fair value	188,978	—	—		188,978	—		188,978
Long-term investment	100,563	—	—		100,563	—		100,563
Other assets	27,197	—	(2,329)	(b)	24,868	(2,329)	(b)	24,868

Total Assets	$2,589,692	$412,491	$166,070		$3,168,253	$(34,721)		$2,967,462

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Accounts payable	$20,550	$113	$—		$20,663	$—		$20,663
Accrued expenses	76,936	4,021	—		80,957	—		80,957
Operating lease liabilities	12,313	—	—		12,313	—		12,313
Deferred consideration liability	100,000	—	—		100,000	—		100,000
Other current liabilities	9,162	69	—		9,231	—		9,231

Total Current Liabilities	218,961	4,203	—		223,164	—		223,164

Liability instruments measured at fair value	67,893	26,138	20,207	(d)	114,238	15,269	(d)	109,300
Operating lease liability, noncurrent	62,384	—	—		62,384	—		62,384
Deferred underwriting commissions	—	14,375	(14,375)	(b)	—	(14,375)	(b)	—
Long term debt	170,280	—	—		170,280	—		170,280
Other liabilities	8,169	—	—		8,169	—		8,169

Total Liabilities	527,687	44,716	5,832		578,235	894		573,297

Class A common stock subject to possible redemption	—	362,775	(362,775)	(e)	—	(362,775)	(e)	—
Redeemable noncontrolling interest	22,491	—	—		22,491	—		22,491

Shareholders’ Equity:
Preferred stock	—	—	—		—	—		—
Class A common stock	—	—	—	(e)	—	—	(e)	—
Class B common stock	—	1	(1)	(e)	—	(1)	(e)	—
Additional paid-in capital	3,814,805	—	836,300	(e)	4,651,105	641,350	(e)	4,456,155
Subscription receivable	(100,000)	—	—		(100,000)	—		(100,000)
Retained earnings (accumulated deficit)	(1,918,462)	4,999	(313,286)	(e)	(2,226,749)	(314,189)	(e)	(2,227,652)
Accumulated other comprehensive (loss) income	1,445	—	—		1,445	—		1,445
Noncontrolling interests	241,726	—	—		241,726	—		241,726

Total Shareholders’ Equity (Deficit)	2,039,514	5,000	523,013		2,567,527	327,160		2,371,674

Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$2,589,692	$412,491	$166,070		$3,168,253	$(34,721)		$2,967,462

See accompanying notes to unaudited pro forma condensed combined financial information.

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2021

(in thousands, except share and per share amounts)

			No redemptions scenario				Maximum redemptions scenario
	(A) Roivant (Historical)	(B) MAAC (Historical)	Transaction Accounting Adjustments	Note 3		Pro Forma	Transaction Accounting Adjustments	Note 3		Pro Forma
Revenue, net	$23,795	$—	$—			$23,795	$—			$23,795
Operating expenses:
Cost of revenues	2,057	—	—			2,057	—			2,057
Research and development	832,758	—	38,719	(f)		871,477	38,719	(f)		871,477
General and administrative	259,878	4,411	432,474	(f)		696,763	432,474	(f)		696,763
Administrative expenses—related party	—	58	—			58	—			58

Total operating expenses	1,094,693	4,469	471,193			1,570,355	471,193			1,570,355
Loss from operations	(1,070,898)	(4,469)	(471,193)			(1,546,560)	(471,193)			(1,546,560)
Change in fair value of investments	(95,533)	—	—			(95,533)	—			(95,533)
Change in fair value of debt and liability instruments	29,845	(19,372)	—			10,473	—			10,473
Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity	(115,364)	—	—			(115,364)	—			(115,364)
Financing costs—derivative warrant liability	—	6,800	—			6,800	—			6,800

Unrealized gain on marketable securities held in trust account	—	(6)	6	(g)		—	6	(g)		—
Other (income) expense	8,701	(172)	3,078	(g),(h)		11,607	3,981	(g),(h)		12,510

Net Income (Loss) from continuing operations before income	(898,547)	8,281	(474,277)			(1,364,543)	(475,180)			(1,365,446)
Income tax expense	1,686	36	(36)	(g)		1,686	(36)	(g)		1,686

Income (loss) from continuing operations, net of tax	(900,233)	8,245	(474,241)			(1,366,229)	(475,144)			(1,367,132)
Net loss attributable to noncontrolling interests	(90,999)	—	—			(90,999)	—			(90,999)

Net Income (loss) from continuing operations attributable to Roivant Sciences Ltd.	$(809,234)	$8,245	$(474,241)			$(1,275,230)	$(475,144)			$(1,276,133)

Earnings per Share
Weighted average shares outstanding, basic and diluted	215,312,273					725,529,015				703,696,863
Basic and diluted net loss per share	(3.76)			(i	)	(1.76)		(i	)	(1.81)

See accompanying notes to unaudited pro forma condensed combined financial information.

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

Note 1—Description of the Business Combination

On May 1, 2021, MAAC entered into a Business Combination Agreement with Roivant and Merger Sub and was subsequently amended on June 9, 2021 to reflect the execution of the lock-up agreements entered into by the MAAC Independent Directors and Roivant.

The Business Combination Agreement provides for, among other things, the following transactions: (i) Roivant’s bye-laws will be amended and restated, each outstanding share of Roivant will be subdivided (and in the case of certain non-voting shares of Roivant, converted) into Roivant Common Shares based on a fixed exchange ratio of 2.9262:1 (the “Roivant Exchange Ratio”), and each outstanding equity award of Roivant will be subdivided and adjusted into comparable equity awards of Roivant, based on the Roivant Exchange Ratio (the steps contemplated by this clause (i), collectively, the “Pre-Closing Steps”); and (ii) Merger Sub will merge with and into MAAC, with MAAC surviving the Merger.

At the Effective Time (a) each outstanding MAAC Class A Share and MAAC Class B Share (other than treasury shares and any shares held by the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee) will be automatically canceled and extinguished and converted into one Roivant Common Share, (b) each outstanding MAAC Class B Share held by the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee will be automatically canceled and extinguished and converted into a number of Roivant Common Shares based on the MAAC Sponsor Exchange Ratio, with a portion of such Roivant Common Shares issued to the MAAC Sponsor, any affiliate of the MAAC Sponsor or any MAAC Independent Director or its transferee by virtue of the Merger being subject to the vesting and other terms and conditions set forth in the Sponsor Support Agreement (as more fully described below), and (c) each outstanding warrant to purchase MAAC Class A Shares will be converted automatically into the right to acquire Roivant Common Shares on the terms and subject to the conditions set forth in the MAAC Warrant Agreement. The MAAC Sponsor Exchange Ratio is 1.0, subject to reduction in an amount equal to one-half of the percentage of MAAC Class A Shares redeemed in connection with the Business Combination (i.e., if 10% of MAAC Class A Shares are so redeemed, then the MAAC Sponsor Exchange Ratio will be equal to 0.95), provided that in no event will the MAAC Sponsor Exchange Ratio be less than 0.75.

Pursuant to the Sponsor Support Agreement entered into concurrently with the execution of the Business Combination Agreement, (a) twenty percent of the Roivant Common Shares issued to the MAAC Sponsor in respect of its shares of MAAC Class B common stock will be subject to the vesting conditions described below and the other restrictions set forth in the Sponsor Support Agreement (the “$15 Earn-Out Shares”) and (b) ten percent of the Roivant Common Shares issued to the MAAC Sponsor in respect of its shares of MAAC Class B common stock will be subject to the vesting conditions described below and the other restrictions set forth in the Sponsor Support Agreement (the “$20 Earn-Out Shares” and, together with the $15 Earn-Out Shares, the “Earn-Out Shares”). The remaining seventy percent of the number of Roivant Common Shares issued to the MAAC Sponsor in respect of its shares of MAAC Class B common stock will not be subject to the vesting conditions described above (the “Retained Shares”).

The $15 Earn-Out Shares will vest if the closing price of the Roivant Common Shares is greater than or equal to $15.00 over any twenty out of thirty trading day period during the five year period following the Closing, and the $20 Earn-Out Shares will vest if the closing price of the Roivant Common Shares is greater than or equal to $20.00 over any twenty out of thirty trading day period during the five year period following the Closing. The five year vesting period described in the preceding sentence will, if a definitive purchase agreement with respect to a Sale (as defined in the Sponsor Support Agreement) is entered into on or prior to the end of such period, be extended to the earlier of one day after the consummation of such Sale and the termination of such definitive transaction agreement, and if a Sale occurs during such five year (or, as applicable, longer) vesting period, then all of the Earn-Out Shares unvested as of such time will automatically vest immediately prior to the consummation of such Sale. If any Earn-Out Shares have not vested on or prior to the end of the five year (or, as applicable, longer) vesting period, then such Earn-Out Shares will be forfeited.

On June 9, 2021, MAAC, the MAAC Sponsor, Roivant and the MAAC Insiders entered into Amendment No. 1 to the Sponsor Support Agreement (“SSA Amendment”) pursuant to which the Sponsor Support Agreement was revised to reflect the MAAC Independent Directors and Roivant entering into respective Lock-Up Agreements. In particular, among other things, the SSA Amendment revised the Sponsor Support Agreement to subject the Roivant Common Shares issued to each MAAC Independent Director in respect of his or her MAAC Class B Shares to the same vesting conditions applicable to the Roivant Common Shares issued to the MAAC Sponsor. Specifically, (a) twenty percent of the Roivant Common Shares issued to each MAAC Independent Director will be treated as $15 Earn-Out Shares (as defined in the Sponsor Support Agreement) and (b) ten percent of the Roivant Common Shares issued to each MAAC Independent Director will be treated as $20 Earn-Out Shares (as defined in the Sponsor Support Agreement).

Note 2—Basis of Presentation

The historical financial information of MAAC and Roivant has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination and PIPE Financing in accordance with U.S. GAAP.

The Business Combination is a capital transaction in substance whereby MAAC will be treated as the acquired company for financial reporting purposes. This determination was primarily based on the following:

•	Roivant stockholders will own the majority of the issued and outstanding common shares of the Combined Company.

•	The current executive officers of Roivant will manage the Combined Company.

•	The majority of the board of directors of the Combined Company will be comprised of the current members of the board of directors of Roivant.

•	Roivant’s operations will be the operations of the Combined Company.

Accordingly, because MAAC does not represent a business for accounting purposes and its primary asset represents cash and cash equivalents, the Business Combination will be treated similar to an equity contribution in exchange for the issuance of Roivant Common Shares. The net assets of MAAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of MAAC Class A Shares into cash:

•	Assuming No Redemptions: This presentation of the no redemption scenario assumes that no MAAC stockholders exercise redemption rights with respect to their MAAC Class A Shares.

•

Assuming Maximum Redemptions: This presentation assumes that the maximum possible number of MAAC’s public stockholders exercise redemption rights with respect to their MAAC Class A Shares. This scenario assumes that 20,075,542 MAAC Class A Shares are redeemed for an aggregate redemption payment of approximately $200.8 million. The maximum redemption scenario is based on the maximum number of redemptions that may occur, but which would still provide the minimum proceeds consisting of Trust Account funds of $210 million to be contributed at Closing of the Business Combination.

Roivant and MAAC have different fiscal years. As Roivant’s fiscal year ends on March 31 and MAAC’s fiscal year ends on December 31, the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2021 combines the historical results of Roivant for its fiscal year ended March 31, 2021 and the historical results of MAAC for the period ended March 31, 2021, derived by combining MAAC’s unaudited condensed statement of operations for the three months ended March 31, 2021 and MAAC’s audited statement of operations for the period from July 6, 2020 (inception) through December 31, 2020.

Note 3—Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021.

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

3(a)	Cash and cash equivalents. Represents the impact of the Business Combination and PIPE Financing on the cash and cash equivalents balance of the Combined Company.

The table below reflects the pro forma adjustments related to cash and cash equivalents under the no redemption scenario and the maximum redemption scenario (in thousands):

	Note	No redemption scenario	Maximum redemption scenario
Cash balance of Roivant prior to Business Combination		$2,055,044	$2,055,044
Cash balance of MAAC prior to Business Combination		1,463	1,463

Total pre Business Combination		2,056,507	2,056,507
MAAC Cash and Marketable Securities in Trust	(1)	410,791	410,791
PIPE	(2)	220,000	220,000
Payment to redeeming MAAC Class A stockholders	(3)	—	(200,791)
Payment of deferred underwriting commissions	(4)	(14,375)	(14,375)
Payment of estimated transaction costs	(5)	(37,226)	(37,226)

Total Business Combination adjustments		579,190	378,399

Post Business Combination cash and cash equivalents		$2,635,697	$2,434,906

(1)	Represents the amount of the restricted cash and marketable securities held in the Trust Account upon consummation of the Business Combination at Closing (see Note 3(c) Trust Account).
(2)

Represents the issuance, in a private placement to be consummated concurrently with the Closing, to third-party PIPE Investors of up to 22,000,000 ordinary shares assuming a stock price of $10.00 per share (see Note 3(e)(5) Impact on equity).

(3)

Represents the amount paid to MAAC public stockholders who are assumed to exercise redemption rights under the maximum redemption scenario, including accrued interest (see Note 3(e)(10) Impact on equity).

(4)	Represents payment of deferred underwriting fees payable by MAAC (see Note 3(b)(1) Transaction costs).
(5)	Represents payment of other transaction costs (see Note 3(b)(2) Transaction costs).

3(b) Transaction costs.

(1)

Payment of deferred underwriting commissions incurred by MAAC in the amount of $14.4 million (See Note 3(a)(4) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in deferred underwriting fee payable.

(2)

Represents the recognition of $39.5 million of incremental transaction costs. Of the $39.5 million, $2.3 million was capitalized within other assets on Roivant’s balance sheet as of March 31, 2021. An additional $37.2 million of incremental transaction expenses are estimated to be incurred through the Business Combination and PIPE Financing (see Note 3(a)(5) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects costs allocated to the Earn-Out Shares and warrants, which will be liability classified subsequent to the Business Combination, as a reduction of cash and other assets, with a corresponding charge to accumulated deficit. The remaining costs are reflected as a reduction of cash and other assets, with a corresponding decrease in additional paid-in capital (see Note 3(e)(8) Impact on equity).

3(c)

Trust Account. Represents release of the restricted cash and marketable securities held in the Trust Account upon consummation of the Business Combination to fund the Closing of the Business Combination (See Note 3(a)(1) Cash and cash equivalents).

3(d)

Earn-Out Shares. Represents recognition of the preliminary estimated fair values of the Earn-Out Shares as derivatives that will not qualify for equity classification. These amounts are classified as liabilities in the unaudited pro forma condensed combined balance sheet. The preliminary estimated fair values of the Earn-Out Shares were determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes based on certain underlying assumptions such as stock price, volatility and risk-free interest rates. These assumptions reflect the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Closing. Following the Business Combination, these liabilities will be remeasured to fair value at each reporting date and subsequent changes in the fair value will be recognized in the Combined Company’s consolidated statement of operations. See Note 1 “Description of the Business Combination” for more information.

3(e)

Impact on equity. The following table represents the impact of the Business Combination and PIPE Financing on the number of MAAC Class A Shares and represents the total equity section assuming no redemptions by MAAC’s stockholders:

(in thousands, except share amounts)

		Roivant/Combined Company Common Shares		MAAC Common Stock										Roivant/Combined Company Temporary Equity	MAAC Temporary Equity
				Class A		Class B									Class A Common Stock
	Note 3	Shares	Par Value	Shares	Amount	Shares	Amount	Additional paid-in capital	Subscription receivable	Accumulated deficit	Accumulated other comprehensive loss	Noncontrolling interests	Total stockholders’ equity	Redeemable non- controlling interest	Shares	Amount
Roivant equity as of March 31, 2021—pre Business Combination		222,669,799	$—	—	$—	—	$—	$3,814,805	$(100,000)	$(1,918,462)	$1,445	$241,726	$2,039,514	$22,491	—	$—
MAAC equity as of March 31, 2021—pre Business Combination		—	—	4,794,336	—	10,267,956	1	—	—	4,999	—	—	5,000	—	36,277,487	362,775

Total equity balance pre Business Combination		222,669,799	—	4,794,336	—	10,267,956	1	3,814,805	(100,000)	(1,913,463)	1,445	241,726	2,044,514	22,491	36,277,487	362,775

Subdivision of Roivant shares	(1)	651,576,366	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Transaction Accounting Adjustments:
Reclassification of MAAC Class A common stock to Roivant Common Shares	(2)	36,277,487	—	—	—	—	—	362,775	—	—	—	—	362,775	—	(36,277,487)	(362,775)
Reclassification of MAAC Class A common stock to Roivant Common Shares	(2)	4,794,336	—	(4,794,336)	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of MAAC Class B common stock to Roivant Common Shares	(3)	10,267,956	—	—	—	(10,267,956)	(1)	1	—	—	—	—	—	—	—	—
Reclassification to MAAC Sponsor Earn-Out Shares	(4)	(3,080,386)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
PIPE Investment	(5)	22,000,000	—	—	—	—	—	220,000	—	—	—	—	220,000	—	—	—
Recognition of Earn-Out Shares as a liability	(6)	—	—	—	—	—	—	(20,207)	—	—	—	—	(20,207)	—	—	—
Liquidity vesting of certain stock-based awards at Close of the Business Combination	(7)	2,502,960	—	—	—	—	—	305,381	—	(305,381)	—	—	—	—	—	—
Payment of incremental transaction costs	(8)	—	—	—	—	—	—	(36,649)	—	(2,906)	—	—	(39,555)	—	—	—
Elimination of the historical accumulated deficit of MAAC	(9)	—	—	—	—	—	—	4,999	—	(4,999)	—	—	—	—	—	—

Total Transaction Accounting Adjustments		72,762,353	—	(4,794,336)	—	(10,267,956)	(1)	836,300	—	(313,286)	—	—	523,013	—	(36,277,487)	(362,775)

Post-Business Combination		724,338,719	$—	—	$—	—	$—	$4,651,105	$(100,000)	$(2,226,749)	$1,445	$241,726	$2,567,527	$22,491	—	$—

In case of maximum redemption by MAAC’s stockholders, the following table represents the impact of the Business Combination and PIPE Financing on the number of MAAC Class A Shares and represents the total equity section:

(in thousands, except share amounts)

		Roivant/Combined Company Common Shares		MAAC Common Stock										Roivant/Combined Company Temporary Equity	MAAC Temporary Equity
				Class A		Class B									Class A Common Stock
	Note 3	Shares	Par Value	Shares	Amount	Shares	Amount	Additional paid-in capital	Subscription receivable	Accumulated deficit	Accumulated other comprehensive loss	Noncontrolling interests	Total stockholders’ equity	Redeemable non- controlling interest	Shares	Amount
Roivant equity as of March 31, 2021—pre Business Combination		222,669,799	$—	—	$—	—	$—	$3,814,805	$(100,000)	$(1,918,462)	$1,445	$241,726	$2,039,514	$22,491	—	$—
MAAC equity as of March 31, 2021 —pre Business Combination		—	—	4,794,336	—	10,267,956	1	—	—	4,999	—	—	5,000	—	36,277,487	362,775

Total equity balance pre Business Combination		222,669,799	—	4,794,336	—	10,267,956	1	3,814,805	(100,000)	(1,913,463)	1,445	241,726	2,044,514	22,491	36,277,487	362,775
Subdivision of Roivant shares	(1)	651,576,366	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Transaction Accounting Adjustments:
Reclassification of MAAC Class A common stock to Roivant Common Shares	(2)	36,277,487	—	—	—	—	—	362,775	—	—	—	—	362,775	—	(36,277,487)	(362,775)
Reclassification of MAAC Class A common stock to Roivant Common Shares	(2)	4,794,336	—	(4,794,336)	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of MAAC Class B common stock to Roivant Common Shares	(3)	10,267,956	—	—	—	(10,267,956)	(1)	1	—	—	—	—	—	—	—	—
Reclassification to MAAC Sponsor Earn-Out Shares	(4)	(2,327,553)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
PIPE Investment	(5)	22,000,000	—	—	—	—	—	220,000	—	—	—	—	220,000	—	—	—
Redemption of MAAC Class A common stock	(10)	(20,075,542)	—	—	—	—	—	(200,791)	—	—	—	—	(200,791)	—	—	—
Forfeited MAAC Class B common stock	(11)	(2,509,443)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Recognition of Earn-Out Shares as a liability	(6)	—	—	—	—	—	—	(15,269)	—	—	—	—	(15,269)	—	—	—
Liquidity vesting of certain stock-based awards at Close of the Business Combination	(7)	2,502,960	—	—	—	—	—	305,381	—	(305,381)	—	—	—	—	—	—
Payment of incremental transaction costs	(8)	—	—	—	—	—	—	(35,746)	—	(3,809)	—	—	(39,555)	—	—	—
Elimination of the historical accumulated deficit of MAAC	(9)	—	—	—	—	—	—	4,999	—	(4,999)	—	—	—	—	—	—

Total Transaction Accounting Adjustments		50,930,201	—	(4,794,336)	—	(10,267,956)	(1)	641,350	—	(314,189)	—	—	327,160	—	(36,277,487)	(362,775)

Post-Business Combination		702,506,567	$—	—	$—	—	$—	$4,456,155	$(100,000)	$(2,227,652)	$1,445	$241,726	$2,371,674	$22,491	—	$—

(1)	Represents the subdivision of pre-Closing Roivant Common Shares using the 2.9262:1 Roivant Exchange Ratio.
(2)	Represents the conversion of all MAAC Class A Shares of capital stock into post-Closing Roivant Common Shares.
(3)	Represents the conversion of all MAAC Class B Shares of capital stock into post-Closing Roivant Common Shares.
(4)	Represents the conversion of a portion of the MAAC Class B Shares into Earn-Out Shares (See Note 1 – Description of the Business Combination).
(5)

Represents the issuance, in a private placement to be consummated concurrently with the Closing, to third-party PIPE Investors of up to 22,000,000 ordinary shares assuming a stock price of $10.00 per share (see Note 3(a)(2) Cash and cash equivalents).

(6)	Represents the recognition of the preliminary estimated fair value of the Earn-Out Shares as a liability (see Note 3(d) Earn-Out Shares).
(7)

Represents the estimated catch-up expense related to prior service for certain Roivant share-based compensation awards, which contain a performance condition tied to achievement of a liquidity event (see Note 3(f) Share-based compensation).

(8)	Represents payment of estimated other transaction costs (see Note 3(b)(2) Transaction costs).
(9)	Represents the elimination of the historical accumulated deficit of MAAC.
(10)	Represents the redemption of MAAC Class A Shares under the maximum redemption scenario (see Note 3(a)(3) Cash and cash equivalents).
(11)

Represents the forfeiture of Retained Shares and Earn-Out Shares each equal to one-half of the percentage of MAAC Class A Shares redeemed under the maximum redemption scenario based on the MAAC Sponsor Exchange Ratio, but provided that in no event will the MAAC Sponsor Exchange Ratio be less than 0.75 (See Note 1 – Description of the Business Combination).

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended March 31, 2021

The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2021 is derived from the following historical financial information:

(A)	The audited consolidated statement of operations of Roivant for the year ended March 31, 2021.

(B)

The combination of the audited statement of operations of MAAC for the period from July 6, 2020 (inception) through December 31, 2020 and the unaudited condensed statement of operations of MAAC for the three months ended March 31, 2021. See Note 2 – Basis of Presentation for more information.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021 are as follows:

3(f) Share-based compensation. Certain Roivant restricted stock units, performance options, and capped value appreciation rights (“CVARs”) granted in the years prior to the Business Combination are subject to (i) service-vesting conditions and (ii) a performance condition tied to the achievement of a liquidity event. Historically, Roivant did not record share-based compensation expense related to these awards as the liquidity event requirement had not been met and was deemed not probable of being met. Upon consummation of the Business Combination, the liquidity event requirement is expected to be met, resulting in the recognition of a one-time catch-up expense relating to cumulative service rendered between the grant date of the respective awards and completion of the Business Combination. As such, this adjustment reflects, using the accelerated attribution method, the estimated catch-up expense and estimated expense to be recognized in the period following the Business Combination related to these awards, assuming that the Business Combination had been consummated on April 1, 2020. Any remaining expense will be recognized over the awards’ applicable requisite service period. For the year ended March 31, 2021, pro forma share-based compensation expense reflects an estimated total of $471.2 million, consisting of an estimated $305.4 million of catch-up expense relating to prior service and an estimated $165.8 million of expense to be recognized in the twelve months following the Closing. Of this amount, $432.5 million is presented in general and administrative expenses and $38.7 million is presented in research and development expenses. The income tax effects, to be reflected at the statutory tax rate for pro forma financial presentation purposes, have been offset by a valuation allowance as the Combined Company expects to incur continuing losses.

3(g) Interest income and unrealized gain. Represents an adjustment to eliminate interest income and unrealized gains/losses on marketable securities held in the Trust Account as of the beginning of the period. The associated income tax expense was eliminated as a result of the elimination of the Trust Account income.

3(h) Transaction costs allocated to Earn-Out Shares and warrants. Represents incremental expenses allocated to the Earnout Shares and warrants, which will be liability classified subsequent to the Business Combination. These costs are reflected in the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021 within other (income) expense.

3(i) Net loss per share. Represents pro forma net loss per share based on pro forma net loss and, for the year ended March 31, 2021, pro forma weighted-average shares outstanding of 725,529,015 and 703,696,863 for the no redemption scenario and maximum redemption scenario, respectively, after giving effect to the pro forma adjustments for such periods. There is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential common shares of the Combined Company outstanding would have been anti-dilutive.

BUSINESS OF MAAC

References to the “Company,” “Montes Archimedes Acquisition Corp.,” “our,” “us” or “we” in the following section refer to Montes Archimedes Acquisition Corp.

Overview

MAAC is a blank check company incorporated in July 2020 as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses.

MAAC is an early stage and emerging growth company and, as such, MAAC is subject to all of the risks associated with early stage and emerging growth companies.

Initial Public Offering and Private Placement

As of March 31, 2021, we had not commenced any operations. All of our activity through March 31, 2021 related to our formation, the initial public offering, and identifying a target company for a Business Combination. We will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from our initial public offering.

On October 9, 2020, we consummated our initial public offering of 40,000,000 MAAC Units. The MAAC Units sold in the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $400,000,000. We granted the underwriters a 45-day option to purchase up to an additional 6,000,000 MAAC Units at the initial public offering price to cover over-allotments, if any. Citigroup Global Markets Inc. and Jefferies LLC acted as the book-running managers in the offering. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-248802). The Securities and Exchange Commission declared the registration statement effective on October 6, 2020. On November 10, 2020, the underwriters exercised the Over-Allotment option in part, and the closing of the issuance and sale of the additional 1,071,823 MAAC Units (the “Over-Allotment Option Units”) and the additional private placement warrants (as defined below), which resulted in total gross proceeds of $10,932,595 and net proceeds of $10,356,918.

Simultaneous with the consummation of the initial public offering, we consummated the Private Placement (as defined below) of an aggregate of 10,000,000 warrants at a price of $1.00 per Private Placement Warrant (as defined below), generating total proceeds of $10,000,000. In addition, on November 12, 2020, following the exercise of the Over-Allotment option in part, we consummated the additional sale of 214,365 private placement warrants (the “additional private placement warrants”). The issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The private placement warrants are substantially similar to the warrants underlying the MAAC Units sold in the initial public offering, except that the private placement warrants, if held by the MAAC Sponsor or its permitted transferees, (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption under certain redemption scenarios and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the company’s initial Business Combination. If the private placement warrants are held by holders other than the MAAC Sponsor or its permitted transferees, the private placement warrants will be redeemable by us under all redemption scenarios and exercisable by holders on the same basis as the Public Warrants. The private placement warrants have been issued pursuant to, and are governed by the MAAC Warrant Agreement.

Effecting a Business Combination

General

We are not presently engaged in, and we will not engage in, any substantive business activities until we complete the Business Combination with Roivant and Merger Sub or another target business.

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The MAAC Board determined that this test was met in connection with the proposed Business Combination with Roivant.

Liquidation if No Business Combination

Our Sponsor, officers and directors have agreed that we have a period of 24 months from the closing of our initial public offering to complete our initial Business Combination. If we have not completed an initial Business Combination within 24 months from the closing of our initial public offering, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the MAAC Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding MAAC Class A Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we do not complete an initial Business Combination within 24 months from the closing of our initial public offering.

Our Sponsor, officers and directors and each member of our management team have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we do not complete an initial Business Combination within 24 months from the closing of our initial public offering. However, if our Sponsor, director or members of our management team acquire MAAC Class A Shares in or after our initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such MAAC Class A Shares if we do not complete an initial Business Combination within 24 months from the closing of our initial public offering.

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated Certificate of Incorporation that would affect the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of the MAAC Class A Shares if we do not complete an initial Business Combination within 24 months from the closing of our initial public offering, unless we provide our Public Stockholders with the opportunity to redeem their MAAC Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding MAAC Class A Shares. However, we may not redeem the MAAC Class A Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of MAAC Class A Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of the MAAC Class A Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director, or any other person. We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,700,000 of proceeds held outside the Trust Account as of March 31, 2021 plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per MAAC Class A Share and (ii) the actual amount per MAAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per MAAC Class A Share and (ii) the actual amount per MAAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes, if any, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that they have no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,700,000 from the proceeds held outside the Trust Account as of March 31, 2021 with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such stockholder.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of the MAAC Class A Shares in the event we do not complete our initial Business Combination within 24 months from the closing of the initial public offering may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of the MAAC Class A Shares in the event we do not complete our initial Business Combination within 24 months from the closing of the initial public offering, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we do not complete our initial Business Combination within 24 months from the closing of our initial public offering, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the MAAC Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account that may be released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding MAAC Class A Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the MAAC Class A Shares as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per MAAC Class A Share or (ii) such lesser amount per MAAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our stockholders.

Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the MAAC Class A Shares if we do not complete an initial Business Combination within 24 months from the closing of our initial public offering, (ii) in connection with a stockholder vote to amend our amended and restated Certificate of Incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of the MAAC Class A Shares if we do not complete an initial Business Combination within 24 months from the closing of our initial public offering or (B) with respect to any other provisions relating to the rights of holders of MAAC Class A

Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial Business Combination. Public Stockholders who redeem their MAAC Class A Shares in connection with a stockholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if we have not completed an initial Business Combination within 24 months from the closing of our initial public offering, with respect to such MAAC Class A Shares so redeemed. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial Business Combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of our amended and restated Certificate of Incorporation, like all provisions of our amended and restated Certificate of Incorporation, may be amended with a stockholder vote.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial Business Combination and the stage of the Business Combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial Business Combination.

Facilities

We maintain our executive offices at 724 Oak Grove Ave, Suite 130, Menlo Park, CA 94025. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our Sponsor for office space, utilities, secretarial and administrative support services. We consider our current office space adequate for our current operations.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Periodic Reporting and Audited Financial Statements

MAAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission.

Directors and Executive Officers

MAAC’s current directors and executive officers are as follows:

Name	Age	Position
James C. Momtazee	49	Chief Executive Officer and President, Chairman of the Board of Directors and Director
Maria C. Walker	56	Chief Financial Officer
George Barrett	65	Director
Stephen Oesterle	70	Director

Our Founder James C. Momtazee has over 23 years of investment and acquisition experience. He has served as the Chief Executive Officer and President of our Company and Chairman of the Board of Directors

since July 2020. Mr. Momtazee initially joined KKR & Co., Inc. (“KKR”), in 1996. He helped form KKR’s health care industry group in 2001 and was promoted to KKR’s Head of the Heath Care Team for the Americas Private Equity platform in January 2009. He was a member of KKR’s Americas Private Equity Investment Committee and was Chairman of the Health Care Strategic Growth and the Health Care Royalty & Income Investment Committees. During the period between 2001 and 2019, KKR was one of the most active investors on Wall Street, committing over $50 billion in capital across the health care sector. The largest of these investments was its $33 billion acquisition of HCA, Inc. in 2006, which at the time, was the largest cash buyout in history. During this same period, KKR made several other notable investments across the health care sector, including: Jazz Pharmaceuticals plc in 2004; PRA Health Sciences, Inc. in 2013; and BridgeBio Pharma, Inc. in 2016. Mr. Momtazee currently serves on the Board of Directors of BridgeBio, Apollo Therapeutics, Kriya Therapeutics and the Medical Device Manufacturers Association and has previously served on the Board of Directors of multiple other health care companies, including PRA Health Sciences, Inc. (lead independent director), Envision Healthcare, Heartland Dental, Ajax Health, Global Medical Response, BrightSpring Health Services, Covenant Surgical Partners, Entellus Medical, Inc. (acquired by Stryker Corporation), EchoNous, Spirox, Inc., Arbor Pharmaceuticals, Lake Region Medical, HCA Healthcare, Jazz Pharmaceuticals, and Alliance Imaging. We believe that Mr. Momtazee’s broad operational and transactional experience make him well qualified to serve on our board of directors. Four of the companies where Mr. Momtazee had his longest serving Board of Directors roles are summarized below:

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Jazz Pharmaceuticals plc: Jazz is a biopharmaceutical company focused on developing and commercializing products to treat various unmet medical needs, including narcolepsy, hematology and oncology. Mr. Momtazee served on the company’s Board of Directors from February 2004 until January 2014. During that period of time, Jazz went public through an IPO, raising approximately $108 million and placing a valuation of approximately $434 million on the company, and completed four transactions, including the acquisitions of Azur Pharma in 2011 and EUSA Pharma in 2012, the divestiture of its Women’s Health business in 2012 and the acquisition of Gentium in 2013.

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HCA Holdings, Inc.: HCA is an acute care and health care services company that currently operates 179 hospitals with over 44,000 beds across 20 states and Europe. Mr. Momtazee served on the company’s Board of Directors from November 2006, coinciding with HCA’s take private transaction, until February 2014. During that period of time, HCA went public through an IPO, raising $4.4 billion and placing a valuation of approximately $17.1 billion on the company, which at the time, represented the largest IPO of a Sponsor-backed company in history.

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PRA Health Sciences, Inc.: PRA Health is a global contract research organization (CRO) that provides outsourced clinical development services to the biotechnology and pharmaceutical industries. In September 2013, Mr. Momtazee joined PRA Health Sciences’ Board of Directors and is currently Lead Independent Director. During this period of time, PRA Health went public through an IPO, raising approximately $351 million and placing a valuation of $1.1 billion on the company, and completed four acquisitions, including CRI Worldwide in 2013, Symphony Health Solutions in 2017, Parallel6 in 2017 and Care Innovations in 2020.

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BridgeBio Pharma, Inc.: BridgeBio is a clinical biotechnology company focused on developing therapies for Mendelian disease and cancers with clear genetic drivers. The company has a diversified pipeline of more than 20 assets that has been gradually built through internal development, licensing deals and acquisitions. In March 2016, Mr. Momtazee joined BridgeBio’s Board of Directors, coinciding with a Series B investment from private investors in BridgeBio, and is currently still a member. During this period of time, BridgeBio went public through an IPO, raising approximately $401 million and placing a valuation of approximately $2.1 billion on the company.

Our Founder Maria C. Walker has over 30 years of operational and investment experience. She has served as the Chief Financial Officer of our Company since July 2020. Most recently, Ms. Walker co-founded, and served as Chief Executive Officer of, Recuerdo Therapeutics, a biotechnology startup that focused on the postponement of Alzheimer’s disease. Prior to her time with Recuerdo, Ms. Walker spent the majority of her career with KPMG where, over two separate periods between 1993 to 2000 and 2008 to 2018, she advanced to the role of senior partner and served as global lead partner of private equity leading a global, cross-functional team of 70+ partners advising a bulge bracket private equity firm. During the time period between 2000 and 2005, Ms. Walker served as the Administrative Partner, Chief Operating Officer and Chief Financial Officer for Forward Ventures, and between 2005 and 2008, she served as the Chief Financial Officer of Lightspeed Venture Partners, where she was a key member of the team establishing units in India, China and Israel. At KPMG and as an investment executive, Ms. Walker advised over a dozen public companies on operations, financial reporting, debt and equity offerings, mergers and acquisitions, take public and take private transactions. Ms. Walker currently serves on the Board of Directors of ForgeRock, Inc., a private cyber security company where she also serves as the audit committee Chairman, the Boys and Girls Club of Greater Tarrant County, and StepUp. Ms. Walker has previously served on the Board of Directors of the KPMG Foundation Board of Trustees and MedicineNet (acquired by WebMD).

George Barrett is a director since October 2020 and the former Chairman of the Board of Directors and Chief Executive Officer of Cardinal Health, Inc., a role he held from August 2009 through end of 2017, when he became Executive Chairman of the Board of Directors until November 2018. He helped transform Cardinal Health into a global, integrated health care company, delivering 189% total shareholder return during his eight-year CEO tenure from August 2009 to December 2017. Prior to joining Cardinal Health, Mr. Barrett spent a decade at global pharmaceutical manufacturer Teva Pharmaceutical Industries Ltd., most recently as President and Chief Executive Officer of its North American business and corporate executive vice president for Global Pharmaceuticals. Mr. Barrett serves on the boards of Target Corporation, health care-focused artificial intelligence company Olive, Digital Diagnostics, Inc., National Resilience, Inc., and InStride, a public benefit corporation that provides workforce education. Additionally, Barrett serves on the boards of Nationwide Children’s Hospital, and a National Academy of Medicine’s President’s Advisory Council. He is vice chair of the board of trustees of The Conference Board, and a former director of the Federal Reserve Bank of Cleveland. Barrett earned his bachelor’s degree from Brown University, and his MBA from New York University. Barrett is an Adjunct Assistant Professor at Columbia University Mailman School of Public Health, a trustee emeritus of Brown University, and a frequent lecturer at other leading American universities on the topics of leadership and health care. We believe that Mr. Barrett’s broad operational and transactional experience make him well qualified to serve on our board of directors.

Dr. Stephen Oesterle is a director since October 2020 and currently serves as a consultant to several private equity and venture capital groups and numerous public operating companies in the health care industry. Previously, Dr. Oesterle served as Medtronic’s Senior Vice President for Medicine and Technology and was a member of the Medtronic Executive Committee for 14 years. By forging relationships with global technology partners and technical universities, he oversaw long term internal technology investments while participating in strategic corporate investments in emerging private companies. He also served as a member of the Business Development and Strategy Committee that approved all corporate acquisitions. During his tenure at Medtronic Dr. Oesterle served on more than 20 boards as a director or observer and built a strong and enduring profile for Medtronic in the global venture capital and private equity communities. Prior to joining Medtronic, he was an associate professor at Harvard Medical School and practicing interventional cardiologist. Dr. Oesterle currently serves on the boards of three public companies, Baxter (NYSE: BAX), Peijia Medical (HKG: 9996), and Siglon Therapeutics (Nasdaq: SGTX) in addition to the board of certain private companies. Dr. Oesterle graduated summa cum laude from Harvard and received his medical degree from Yale; he completed his internship and residency at Massachusetts General Hospital. Following medical school, he completed a fellowship in Interventional Cardiology at Stanford and then served on the faculty at Stanford and Harvard Medical School and directed the Invasive Cardiology Services at Massachusetts General Hospital and Stanford. We believe that Dr. Oesterle’s broad operational and transactional experience make him well qualified to serve on our board of directors.

Number, Terms of Office and Election of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders)

serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Stephen Oesterle, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of George Barrett, will expire at our second annual meeting of the stockholders. The term of office of the third class of directors, consisting of James C. Momtazee, will expire at our third annual meeting of stockholders.

Prior to the completion of an initial Business Combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial Business Combination, holders of a majority of our Founder Shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to nominate persons to the offices set forth in our amended and restated Certificate of Incorporation as it deems appropriate. Our amended and restated Certificate of Incorporation provides that our officers may consist of one or more chairman of the board of directors, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent, subject to applicable phase-in rules. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that George Barrett, and Stephen Oesterle are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of our board of directors. The audit committee is not fully independent but complies with Nasdaq listing standards, specifically applicable phase-in rules, and applicable SEC rules. Our board of directors has determined that both George Barrett and Stephen Oesterle are independent under Nasdaq listing standards and applicable rules. George Barrett serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that George Barrett qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	reviewing and approving the annual audit plan for the Company;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

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establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	monitoring our environmental sustainability and governance practices;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	approving audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing with management our policies and practices with respect to risk assessment and risk management;

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reviewing any material transaction between our Chief Financial Officer that has been approved in accordance with our Code of Ethics for our officers, and providing prior written approval of any material transaction between us and our President; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3 (a)(58)(A) of the Exchange Act.

Compensation Committee

We have established a compensation committee of our board of directors. The members of our compensation committee are George Barrett and Dr. Stephen Oesterle, with Dr. Stephen Oesterle serving as chairman.

Under the Nasdaq listing standards and applicable SEC rules and subject to applicable phase in rules, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that George Barrett and Dr. Stephen Oesterle are independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving corporate goals and objectives relevant to our President’s compensation, evaluating our President’s performance in light of those goals and objectives, and setting our President’s compensation level based on this evaluation;

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setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of the Company’s common stock under Section 16(a) of the Exchange Act (the “Section 16 Officers”), as designated by our board of directors;

•	making recommendations to the board with respect to incentive compensation programs and equity-based plans that are subject to board approval;

•	approving any employment or severance agreements with our Section 16 Officers;

•	granting any awards under equity compensation plans and annual bonus plans to our President and the Section 16 Officers;

•	approving the compensation of our directors; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Corporate Governance and Nominating Committee

We have established a corporate governance and nominating committee of our board of directors. The members of our corporate governance and nominating committee are George Barrett and Dr. Stephen Oesterle, and Dr. Stephen Oesterle serves as chairman of the corporate governance and nominating committee. Under the Nasdaq listing standards, we are required to have a corporate governance and nominating committee composed entirely of independent directors, subject to applicable phase-in rules. Our board of directors has determined that both George Barrett and Dr. Stephen Oesterle are independent.

The primary function of the corporate governance and nominating committee include:

•	identifying individuals qualified to become members of the board of directors and making recommendations to the board of directors regarding nominees for election;

•	reviewing the independence of each director and making a recommendation to the board of directors with respect to each director’s independence;

•	developing and recommending to the board of directors the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	making recommendations to the board of directors with respect to the membership of the audit, compensation and corporate governance and nominating committees;

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overseeing the evaluation of the performance of the board of directors and its committees on a continuing basis, including an annual self- evaluation of the performance of the corporate governance and nominating committee;

•	considering the adequacy of our governance structures and policies, including as they relate to our environmental sustainability and governance practices;

•	considering director nominees recommended by stockholders; and

•	reviewing our overall corporate governance and reporting to the board of directors on its findings and any recommendations.

Code of Ethics and How to Obtain the Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon written request to our principal executive offices. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of our Sponsor, pursuant to which such officer or director is or will be required to present a Business Combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a Business Combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Delaware law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial Business Combination.

Potential investors should also be aware of the following other potential conflicts of interest:

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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a Business Combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial Business Combination. Each of our executive officers and directors is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers and directors are not obligated to contribute any specific number of hours per week to our affairs.

•	Our Sponsor subscribed for Founder Shares and purchased private placement warrants in a transaction that closed simultaneously with the closing of our initial public offering.

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Our Sponsor and each member of our management team have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and MAAC Class A Shares in connection with (i) the completion of our initial Business Combination and (ii) a stockholder vote to approve an amendment to our amended and restated Certificate of Incorporation that would affect the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of the MAAC Class A Shares if we have not completed an initial business combination within 24 months from the closing of our initial public offering. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we do not complete our initial Business Combination within the prescribed time frame. If we do not complete our initial Business Combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial Business Combination or (B) subsequent to our initial Business Combination, (x) if the last reported sale price of MAAC Class A Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property. The private placement warrants will not be transferable until 30 days following the completion of our initial Business Combination. Because each of our executive officers and directors own common stock or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial Business Combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular Business Combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial Business Combination.

Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial Business Combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated Certificate of Incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated Certificate of Incorporation. Our amended and restated bye-laws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of MAAC Class A Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we complete an initial Business Combination.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MAAC

References to the “Company,” “Montes Archimedes Acquisition Corp.,” “our,” “us” or “we” refer to Montes Archimedes Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in Delaware on July 6, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor is Patient Square Capital LLC (the “Sponsor”). On October 9, 2020, we consummated our initial public offering of 40,000,000 MAAC Units at $10.00 per Unit, generating gross proceeds of $400.0 million, and incurring offering costs of approximately $22.1 million (net of reimbursement of offering costs of $520,000 from the underwriters), inclusive of $14.0 million in deferred underwriting commissions.

Simultaneously with the closing of the initial public offering, we consummated the private placement (“Private Placement”) of 10,000,000 warrants (each, a “private placement warrant” and collectively, the “private placement warrants”) at a price of $1.00 per Private Placement Warrant to the MAAC Sponsor, generating proceeds of $10.0 million. The underwriters exercised the over-allotment option in part and on November 12, 2020 purchased an additional 1,071,823 MAAC Units (the “Over-Allotment Units”), generating gross proceeds of approximately $10.7 million, and incurred additional offering costs of approximately $576,000 in underwriting fees (net of reimbursement of offering costs of approximately $14,000 from the underwriters and inclusive of approximately $0.4 million in deferred underwriting fees) (the “Over-Allotment”). Simultaneously with the closing of the Over-allotment on November 12, 2020, we consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 214,365 private placement warrants by our Sponsor, generating gross proceeds to us of approximately $214,000.

Upon the closing of the initial public offering, the Private Placement and part of the Over-Allotment option, $410.7 million ($10.00 per Unit) of the net proceeds of the initial public offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete a business combination within 24 months from the closing of the initial public offering, or October 9, 2022 (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the MAAC Class A Shares sold in the initial public offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding MAAC Class A Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination

On May 1, 2021, we entered into the Business Combination Agreement with Roivant and Merger Sub, which was subsequently amended on June 9, 2021 to reflect the execution of the lock-up agreements entered into by MAAC’s independent directors and Roivant. In connection with the Business Combination, we also entered into the Subscription Agreements, Sponsor Support Agreement, and the Transaction Support Agreements, as further described in “The Business Combination Proposal—Related Agreements.”

Results of Operations

Our entire activity from July 6, 2020 (inception) through December 31, 2020, was in preparation for an Initial Public Offering, and since our Initial Public Offering, our activity has been limited to the search for a prospective initial Business Combination. We will not generate any operating revenues until the closing and completion of our initial Business Combination.

For the three months ended March 31, 2021, we had a net income of approximately $19 million, which consisted of approximately $23 million gain from change in fair value of warrant liabilities, an approximately $93,000 gain on investment (net), dividends and interest held in Trust Account, which were partially offset by approximately $3.9 million in general and administrative expenses (including $3.5 million related to due diligence), approximately $30,000 in general and administrative expenses for costs incurred with our Sponsor, an approximately of $20,000 in income tax expense, and approximately $49,000 of franchise tax expense.

For the period from July 6, 2020 (inception) through December 31, 2020, we had a net loss of approximately $10.8 million, which consisted of approximately $3.6 million loss from changes in fair value of derivative warrant liabilities, approximately $6.8 million of financing cost - derivative warrant liabilities, approximately $0.3 million of general and administrative expenses, approximately $28,000 general and administrative expense - related party, franchise tax expense of approximately $89,000, income tax expense of approximately $17,000 offset by approximately $85,000 of interest income and unrealized gain on marketable securities held in the Trust Account. The $6.8 million in financing cost - derivative liability is primarily related to the non-cash financing cost recognized as a result of the fair value of the private placement warrants being in excess of the amount paid by the MAAC Sponsor.

As a result of the restatement described in Note 2 of the notes to the financial statements included herein, we allocated approximately $1.7 million of offering costs to the warrant liabilities and recognized $5.1 million related to the excess fair value of the private placement warrants over the proceeds received as a financing cost. Both of these charges have been presented as financing cost - derivative warrant liability on the statement of operations. In addition, we classify the warrants issued in connection with our Initial Public Offering and Private Placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For the periods from July 6, 2020 (inception) through December 31, 2020, the change in fair value of warrants was an increase of approximately $3.6 million.

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $1.5 million in cash and a working capital deficit of approximately $2.4 million (not taking into account approximately $69,000 of taxes that may be paid using interest income from the Trust Account).

Our liquidity needs up to March 31, 2021 had been satisfied through the payment of $25,000 from our Sponsor to cover for certain expenses on behalf of us in exchange for the issuance of the Founder Shares, a loan of $200,000 pursuant to the Note issued to our Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. We fully repaid the Note to our Sponsor on October 9, 2020. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor may, but is not obligated to, provide us Working Capital Loans. To date, there are no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet our needs through the consummation of the Business Combination. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

Registration and Stockholder Rights

The holders of the Founder Shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any MAAC Class A Shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to the registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $8.0 million in the aggregate, paid upon the closing of the initial public offering. In addition, $0.35 per unit, or $14.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement. The underwriters agreed to make a payment to us in an amount of 0.13% of the gross proceeds of the initial public offering, or $520,000, to reimburse certain offering expenses. We received such reimbursement on October 27, 2020.

Upon closing of the Over-allotment on November 12, 2020, the underwriters received approximately $214,000 in fees paid upfront and eligible for an additional deferred underwriting commissions of approximately $375,000. In addition, the underwriters agreed to make an additional payment to us in an amount of 0.13% of the gross proceeds of the Over-allotment, or approximately $14,000, to reimburse certain offering expenses. As of December 31, 2020, approximately $5,000 is included as a receivable for such reimbursements on the accompanying balance sheet.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

MAAC Class A Shares Subject to Possible Redemption

We account for MAAC Class A Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” MAAC Class A Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable MAAC Class A Shares (including MAAC Class A Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, MAAC Class A Shares are classified as stockholders’ equity. MAAC Class A Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021, 36,277,487 MAAC Class A Shares subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the accompanying balance sheets.

Net Income Per Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of MAAC Shares outstanding during the period. We have not considered the effect of the warrants sold in the initial public offering and Private Placement to purchase an aggregate of 30,750,276 MAAC Class A Shares in the calculation of diluted earnings per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

We apply the two-class method in calculating income (loss) per common share. Net income (loss) per common share, basic and diluted for MAAC Class A Shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of MAAC Class A Shares subject to possible redemption outstanding since original issuance.

Net income (loss) per common share, basic and diluted for non-redeemable common stock is calculated by dividing net income (loss) less income attributable to MAAC Class A Shares subject to possible redemption by the weighted average number of shares of non-redeemable common stock outstanding for the period presented.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 20,535,912 MAAC Warrants to investors in our initial public offering and issued 10,214,365 private placement warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the public placement warrants (if not market observed) and private placement warrants is estimated using a Binomial Lattice in a risk-neutral framework. Our future stock price is modeled assuming a Geometric Brownian Motion in a risk-neutral framework. For each modeled future price, the warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. The value of the warrants is calculated as the probability-weighted present value over all future modeled payoffs.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF ROIVANT

References to “Roivant,” “the Company,” “we,” “us” or “our” in the following section refer to Roivant Sciences Ltd. and its subsidiaries, unless the context otherwise requires.

Overview

We are building the next-generation “big pharma” company, organized to harness modern technologies and the entrepreneurial spirit of nimble biotechnology companies at scale. Our mission is to improve the delivery of healthcare to patients by treating every inefficiency as an opportunity.

We are a diverse team of experienced drug developers, scientists, physicians, company builders, data scientists and engineers, biopharma investors, physicists and business development professionals dedicated to improving the lives of patients. At Roivant, we combine our team’s extensive experience and multi-disciplinary expertise with innovative technologies to identify and advance potentially transformative medicines.

We deploy a hypothesis-driven approach to identify novel or clinically-validated targets and biological pathways in areas of high unmet medical need. We then seek to acquire, in-license or discover promising drug candidates against those targets or pathways. Our small molecule discovery engine is powered by a unique combination of leading computational physics and machine learning (“ML”) capabilities for in silico drug design.

We develop drug candidates in subsidiary companies we call “Vants” with a distinct approach to sourcing talent, aligning incentives and deploying technology. Each of our Vant teams is built with deep relevant expertise to promote successful execution of our development strategy. Our Vants continue to benefit from the support of the Roivant platform and technologies that are built to address inefficiencies in the drug discovery, development and commercialization process.

Our agile Vant model has allowed us to rapidly add capabilities in diverse therapeutic areas, including immunology, dermatology, hematology and oncology, and modalities, including biologics, topicals, gene therapies and bifunctional small molecules. We currently have 16 Vants and, together, we are advancing a deep and diversified pipeline of over 30 drug candidates. The Vant model also enables a modular approach to the monetization of therapies we advance through development, allowing us to pursue commercialization of some products independently, while selectively establishing partnerships for other Vants or divesting of the Vants entirely.

Since our founding in 2014, we have:

•	conducted nine international Phase 3 trials, the last eight of which have been successful;

•	consummated a $3 billion upfront partnership with Sumitomo (see “—Platform Recognition”);

•	developed three drugs that received FDA approval shortly after their transfer to Sumitomo;

•	launched and taken public multiple Vants, resulting in an aggregate ownership stake of $732 million in public Vants as of July 30, 2021, based on a $289 million aggregate investment in those Vants;

•	built a pipeline of over 30 drug candidates ranging from early discovery to registration; and

•	created innovative software tools to optimize each stage of the drug discovery, development and commercialization process.

The following table summarizes our Vants:

Vants

	Roivant Ownership
Vant	Basic	Diluted	Description	Lead Program / Mechanism	Modality	Indication(s) / Phase	Upcoming Milestones
Dermavant	100%	85%	Developing treatments for unmet needs in immuno-dermatology	Tapinarof / Therapeutic aryl hydrocarbon receptor modulating agent	Topical	• Psoriasis / Phase 3 complete • Atopic dermatitis / Phase 2b complete	• Mid-22: FDA approval decision on Tapinarof for psoriasis • 2H’21: Tapinarof Phase 3 initiation in atopic dermatitis

Immunovant	58%*	53%*	Developing an anti-FcRn monoclonal antibody for IgG-mediated autoimmune diseases	IMVT-1401 / Anti-FcRn monoclonal antibody	Biologic	• Myasthenia gravis, thyroid eye disease, and warm autoimmune hemolytic anemia / Phase 2

•  Late ‘21/early ‘22: IMVT-1401 Phase 3 initiation in myasthenia gravis

•  Late ‘21/early ‘22: IMVT-1401 Phase 2a restart in warm autoimmune hemolytic anemia

•  1H’22: Two new indications for IMVT-1401 to be announced

Aruvant	88%	80%	Developing transformative gene therapies for severe blood disorders	ARU-1801 / Ex vivo lentiviral gene therapy delivering a novel, highly potent variant of fetal hemoglobin (HbF)	Gene therapy	• Sickle cell disease / Phase 1/2	• 2H’21: First patient dosed with ARU-1801 manufacturing process III • 2H’21: Clinical data from additional ARU-1801 Phase 1/2 patients • 2H’22: ARU-1801 Phase 3 initiation

Proteovant	60%	60%	Developing heterobifunctional protein degraders for oncology, neurology, and immunology	AR Degrader	Small Molecule	• Prostate cancer / Preclinical	• 2022: AR degrader Phase 1 initiation

Lysovant	100%	99%	Developing a novel endolysin for hard-to-treat Staph aureus infection	LSVT-1701 / Endolysin	Biologic	• Staph aureus bacteremia and infective endocarditis / Phase 1	• 1H’22: LSVT-1701 MAD initiation

Kinevant	88%	88%	Developing an anti-GM-CSF monoclonal antibody for autoimmune diseases	Namilumab / Anti-GM-CSF monoclonal antibody	Biologic	• Sarcoidosis / Phase 1	• 1H’22: Namilumab Phase 2 initiation

	Roivant Ownership
Vant	Basic	Diluted	Description	Lead Program / Mechanism	Modality	Indication(s) / Phase	Upcoming Milestones

Affivant	100%	100%	Developing bispecific antibodies for oncology indications with unmet medical need	AFM32 / Bispecific antibody	Biologic	• Solid Tumors / Preclinical	• 1H’23: File IND

Cytovant	72%	68%	Developing cellular medicines uniquely suited to Asian patients	CVT-TCR-01 / TCR-T targeting NY-ESO-1	Cell therapy	• Oncologic malignancies / Preclinical	• 2H’21: Initiation of CMC activities

Arbutus	33%*	29%*	Developing a potential cure for chronic HBV infection	AB-729 / RNAi inhibiting HBV replication	RNA therapy	• Hepatitis B / Phase 2	• 2H’21: Initiation of two additional combination Phase 2 trials

Sio Gene Therapies	27%*	25%*	Developing gene therapies for neurodegenerative diseases	AXO-AAV-GM1 In vivo AAV9 gene therapy	Gene therapy	• GM1 gangliosidosis / Phase 1/2	• 2H’21: 12-month topline data from low-dose cohort

Genevant	83%	69%	Advancing delivery of nucleic acid therapeutics	—	—	—	—

Silicon Therapeutics	100%	100%	Advancing a physics-driven approach for computational drug design; part of small molecule discovery engine	—	—	—	—

VantAI	100%	100%	Advancing a machine-learning approach for computational design and optimization of protein degraders; part of small molecule discovery engine	—	—	—	—

Lokavant	90%	85%	Optimizing trial operations with an end-to-end risk monitoring solution	—	—	—	—

Datavant**	52%	48%	Connecting patient-level health data through privacy-first, HIPAA-compliant tokens	—	—	—	—

Alyvant	97%	95%	Leveraging data and artificial intelligence to connect patients to therapies	—	—	—	—

Note: Excludes early-stage pipeline of protein degraders and inhibitors being developed through our small molecule discovery engine. All drugs in current pipeline are investigational and subject to health authority approval.

Ownership figures as of March 31, 2021. Arbutus Basic and Fully Diluted ownership includes the conversion of preferred shares held by Roivant into common shares. Roivant ownership in Cytovant includes both direct and indirect ownership. Roivant ownership in Kinevant refers to ownership of Pharmavant 3, which holds the rights to namilumab.

* Denotes entities that are publicly traded.

** In June 2021, Datavant entered into a definitive merger agreement to combine with Ciox Health. The transaction closed on July 27, 2021. The implied enterprise value of the combined company at the conversion price cap of the new preferred equity investment made concurrently with closing of the merger was $7.0 billion. This enterprise value implies an equity value of $6.1 billion (after netting out approximately $900 million of debt and other adjustments). No assurance can be given that the implied enterprise or equity value is an accurate reflection of the value of the combined business at closing or in the future. At closing of the merger and assuming a $7.0 billion enterprise value, Roivant’s ongoing, fully diluted equity ownership in the combined entity was approximately 12% (without giving effect to certain liquidation preferences held by the preferred equity shareholders). For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Roivant—Recent Developments—Datavant.”

The following table summarizes our development-stage product candidate pipeline.

                                  Development Pipeline

Product Candidate	Indication	Vant	Modality	Phase
Tapinarof	Psoriasis	Dermavant	Topical	Registration
Tapinarof	Atopic Dermatitis	Dermavant	Topical	Phase 2
Cerdulatinib	Vitiligo	Dermavant	Topical	Phase 2
IMVT-1401	Myasthenia Gravis	Immunovant	Biologic	Phase 2
IMVT-1401	Warm Autoimmune Hemolytic Anemia	Immunovant	Biologic	Phase 2
IMVT-1401	Thyroid Eye Disease	Immunovant	Biologic	Phase 2
ARU-1801	Sickle Cell Disease	Aruvant	Gene Therapy	Phase 2
Gimsilumab	COVID-19 Associated ARDS	Kinevant	Biologic	Phase 2
Namilumab	Sarcoidosis	Kinevant	Biologic	Phase 1
LSVT-1701	Staph Aureus Bacteremia	Lysovant	Biologic	Phase 1
Cerdulatinib	Atopic Dermatitis	Dermavant	Topical	Phase 1
DMVT-504	Hyperhidrosis	Dermavant	Small Molecule	Phase 1
DMVT-503	Acne	Dermavant	Topical	Preclinical
ARU-2801	Hypophosphatasia	Aruvant	Gene Therapy	Preclinical
AFM32	Solid Tumors	Affivant	Biologic	Preclinical
CVT-TCR-01	Oncologic Malignancies	Cytovant	Cell Therapy	Preclinical

Note: All drugs in current pipeline are investigational and subject to health authority approval.

As part of our mission to redefine “big pharma,” we aim to develop transformative medicines faster for diseases for which there are no approved therapies or the current standard of care treatment has significant limitations or drawbacks. We believe we are uniquely positioned to accomplish this by:

•	Relentlessly pursuing opportunities to in-license or acquire drugs that we believe can deliver successful outcomes on accelerated timelines;

•	Designing creative deal structures to balance risk and the potential for future value creation;

•	Using our computational drug discovery technologies to design and identify compounds with the greatest probability of success early in the discovery process;

•

Creating nimble, entrepreneurial Vants that operate similar to independent biotechnology companies where each management team, comprised of world-class drug developers and clinical operators, is solely focused on their respective Vant’s mission;

•	Incentivizing employees with equity in their Vants, which encourages focus and calculated risk-taking;

•	Providing operational support from our centralized functions to accelerate Vant formation and operational maturation;

•	Developing proprietary computational technologies that leverage our unique position at the intersection of biopharma and technology;

•	Providing Vants with access to our team of scientific experts, physicians and technologists to help optimize their clinical development and commercial strategies; and

•	Leveraging our business development engine and vast network of industry relationships for the identification of value-creating collaborations and synergistic partnerships.

As a result, the return on our investment from inception to March 31, 2021, based on our realized return associated with our partnership with Sumitomo Dainippon Pharma (the “Sumitomo Transaction”) and the value of our ownership stakes in our public Vants as of June 30, 2021, has far exceeded average R&D returns for select large cap biopharmaceutical companies based on average cost to develop assets and projected revenues. See “Platform Recognition” for additional information.

Through continued investment in our model, we believe we are well-positioned to advance our current pipeline through regulatory approval and commercialization, expand our pipeline through novel drug discovery and in-licensing and acquisition transactions, and execute on our vision of transforming the delivery of healthcare to patients.

Our Process

Discover

We focus on developing potentially transformative medicines that address areas of significant unmet medical need. We take a hypothesis-driven approach, focusing on compelling pathways, targets and drug classes that we believe lack established leaders, and we proactively pursue or discover drugs that align with our hypotheses. We focus on building diversification and varied risk profiles into our pipeline and are agnostic to therapeutic area, stage of development and drug modality. We leverage internally developed technologies as well as a multi-disciplinary team with diverse backgrounds to evaluate the universe of targets and biological pathways that we deem compelling. Once we have built conviction around a specific target or biological pathway, we look for assets to in-license or acquire, and/or design novel drugs through our small molecule discovery engine.

Our ability to rapidly identify and execute in-licensing opportunities is underpinned by our diverse business development team, which consists of former investment professionals and experienced R&D and data scientists. A suite of tools that we built in-house supports our business development team by bringing a computationally driven approach to the identification of in-licensing opportunities as well as supporting our R&D decision-making across all stages of the drug discovery and development process. Our track record in R&D and our ability to implement creative deal structures ensures that we are a favored development partner and are able to acquire assets on attractive terms with shared risk and aligned incentives. We have been successful in-licensing drugs from global pharmaceutical companies, small biotech startups and academic centers around the world, and we are proud of our deep network of academic and industry partners. Our goal is to add multiple potentially category-creating or category-leading drugs to our pipeline each year through this in-licensing strategy, a pace which is consistent with our track record over the past several years.

As a complement to our in-licensing strategy, we also apply our hypothesis-driven approach to our small molecule discovery engine, ensuring we direct our efforts toward high value pathways, targets and drug classes. Our discovery engine is defined by the distinctive combination of capabilities in computational physics and ML. Through the acquisition of Silicon Therapeutics, we have world-leading capabilities in computational physics for drug design. Silicon Therapeutics has built an advanced computational physics platform integrated with a proprietary supercomputing cluster and a wet-lab facility equipped for generating a broad range of experimental data. We have also built a ML platform, VantAI, tailored to the in silico design and optimization of novel protein degraders. We believe the unique combination of both computational physics and ML capabilities will position us as the leader in computational drug discovery and establish a sustainable source of future small molecule drug candidates.

Our discovery engine has broad capabilities across multiple categories of small molecules and an initial special focus on targeted protein degradation, a therapeutic approach with broad potential applicability to diseases associated with protein overactivity and with no incumbent leader. Our capabilities in targeted protein degradation include a long-term partnership with a leading academic lab, the ability to optimize our degraders using both computational physics and ML and our well-established clinical development capabilities. Based on promising early-stage preclinical data for our first computationally-designed degrader candidates, we believe that our computational approach can generate candidates that achieve real-world degradation against relevant targets.

We anticipate that our discovery engine will expand our clinical-stage pipeline by generating candidates to advance through the launch of potential new Vants, or to integrate with existing Vants if there is appropriate therapeutic area overlap, in either case taking advantage of Roivant’s established clinical development capabilities.

Develop

We believe the Vant model accelerates successful execution due to three key factors: nimble teams, incentive alignment and robust governance. We build Vant teams with deep, relevant expertise to promote successful execution of development strategy. By keeping Vant teams focused and generally small, we strive to eliminate excessive bureaucracy, thereby facilitating rapid decision-making and ultimately accelerating outcomes. Vants are built as entrepreneurial biotech companies, where each Vant leader is compensated with significant upside potential in the form of Vant equity. By aligning employee incentives with successful Vant outcomes, we encourage Vant leaders to take calculated risks and implement strategies that we believe differentiate the speed and creativity of development capabilities from legacy large pharmaceutical companies, where drug developers may face asymmetric downside in the event of failure and where upside equity, if granted, is diluted by many diverse projects. Vants are also supported through a robust governance structure that is centralized at Roivant. Our governance team ensures accountability for execution at Vants and allows us to capture synergies through shared technology and certain future shared commercial functions, while at the same time providing access to a broad range of Roivant resources when Vants face critical strategic questions.

Commercialize or monetize

The Vant model is designed to maximize the value of each drug that we successfully develop and generate returns for shareholders through the independent commercialization of products, partnerships with pharmaceutical and biotechnology companies or the selective sale of Vants. Our primary objective is to launch commercial products ourselves, but we may sell or partner Vants or specific drugs based on the facts and circumstances, including, without limitation, the strategic rationale and financial return potential.

Our Technologies

Our platform leverages technologies that are designed to optimize each stage of the drug discovery, development and commercialization process.

1.	Roivant retains a license to DrugOme, which is owned by Sumitomo and managed by Sumitovant.

Our small molecule discovery engine powers in silico drug discovery through the combination of two distinct approaches to computational drug design: the physics approach and the ML approach. The physics approach applies quantum mechanics and statistical thermodynamics to model the behavior of and interactions between molecules in a biological system. This includes molecular dynamics simulations, which predict how potential drug molecules bind to and modulate therapeutic protein targets. ML approaches for drug design, meanwhile, use pattern-recognition algorithms to discern mathematical relationships from empirical observations of small molecules and extrapolate to predict chemical, biological and physical properties of novel compounds. ML techniques are very efficient in terms of computing power consumed compared to physics-based approaches and can be scaled to large datasets without the need for extensive computational resources. To effectively build a leadership position in computational drug discovery, we deliberately built and assembled capabilities in both computational physics and ML, creating a combined platform that we believe to be significantly differentiated from others.

The key components of our small molecule discovery engine include:

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A quantum mechanics-based molecular dynamics software platform to predict the interactions, energies and conformational behavior of targets and generate novel drug candidates. We can simulate hundreds of molecules per day and make predictions for drug design, enabling the optimization of properties such as binding affinity, selectivity, membrane permeability and solubility. We also have a suite of molecular dynamics and simulation tools to generate additional insights regarding individual atomic contributions to binding properties and conformational dynamics.

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A supercomputing cluster composed of over 500 graphics processing units (“GPUs”). Our supercomputing cluster allows us to run molecular simulations at biologically meaningful timescales predicting not only affinity but also how biomolecules will respond at an atomic level to perturbations such as mutation, phosphorylation, protonation, or the addition or removal of a ligand and functionally important structural changes in proteins.

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A suite of degrader-specific ML tools. We have developed a novel protein contact-first workflow that utilizes information about known protein-protein interactions to build new degraders that can effectively stabilize target-E3 interfaces; a degron knowledge graph, which we believe to be industry-leading, to map the ubiquitin proteasome system; and a unique model, based on millions of carefully curated protein stability datapoints, to predict degradation. See “Roivant’s Targeted Protein Degradation Platform” for further detail.

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A wet lab fully equipped for synthetic chemistry, crystallography, biophysics, biochemistry and biology. Our in-house laboratories are tightly integrated with our computational physics platform to directly augment simulations with biophysical data as well as validate simulation predictions. Certain experimental techniques enable more accurate and efficient simulations on targets where we lack crystal structures. Combined with homology modeling and X-ray crystallography, this allows for the simultaneous design of chemical matter against a target while refining atomistic structural models and solving high-resolution crystal structures.

Our computational physics capabilities, which we obtained through the acquisition of Silicon Therapeutics, allow us to predict how molecules will interact by using principles of quantum physics to computationally model the forces and energies of the atomic and sub-atomic particles that comprise the molecule system. Based on internal and published benchmarks, we believe that the speed and accuracy of binding free energy calculations made by our programs are on par with the best commercially available tool, Schrödinger’s FEP+, and superior to open-source methods. Further, we believe our ability to rapidly validate and constrain simulations with experimental data generated in-house creates a sustainable advantage compared to competitors. These capabilities power in silico assays that allow us to potentially predict binding affinity of a ligand and protein, predict conformational dynamics of a protein as it shifts from active to inactive state, and identify binding sites on a protein.

VantAI combines cutting-edge ML techniques with deep systems biology expertise to power the discovery of novel protein degraders. VantAI’s distinctive degrader platform includes a novel “protein contact-first” workflow that uses graph representations of known protein-protein interactions to design new degraders that can effectively stabilize target-E3 interfaces; an industry-leading ubiquitin proteasome system map allowing for the identification of degron motifs; and complex models for protein degradation and prediction of key chemical properties, trained on over five years of proprietary degrader-specific experimental data and millions of carefully curated protein stability datapoints. Our VantAI-designed degrader candidates have produced promising early-stage preclinical data that suggests our computational approach can generate candidates that achieve real-world degradation against multiple relevant targets. The use of VantAI’s computational technology on compounds for the inducement of protein degradation will be dedicated exclusively to Proteovant until at least early 2026, other than certain pre-specified work on designated targets being conducted for third parties.

We believe that our small molecule discovery engine may allow us to replace experimental assays with in silico assays, resulting in decreased time and costs, ultimately accelerating the hit-to-lead and lead optimization stages of the drug discovery process. Further, we expect to increase our likelihood of identifying novel binding pockets on previously “undruggable” targets. We plan to direct our expanding capabilities in computational drug discovery towards targets selected with the same “investment lens” we use for our in-licensing strategy, and we expect it to produce candidates for continued clinical development within our existing clinical trial infrastructure.

The hypothesis generation for both our internal discovery engine and in-licensing strategies is supported by a tool we developed in-house called DrugOme, which we sold as part of the Sumitomo Transaction but retain a perpetual license to. DrugOme is a comprehensive map of targets and drug candidates in development that enables differentiated analysis of development strategies and potential business development opportunities. DrugOme employs natural language processing to extract, ingest and harmonize data across diverse structured and unstructured sources to construct a centralized database that captures available data regarding clinical trials, company financials, prescriptions and intellectual property. This database informs R&D decision-making across all stages of the drug discovery and development process. DrugOme supports our business development by rapidly defining the competitive and therapeutic landscape for a specific asset, predicting clinical trial costs, identifying trends in treatment patterns, optimizing clinical trial site and investigator selection and providing other customized analyses. We believe our computational approach to identifying assets for in-licensing and the creative drug development strategies that accompany those assets are key advantages unique to the Roivant platform.

As we have developed drugs in clinical trials, we have built technologies to improve the process of running such trials. We have aggregated many of these at our subsidiary Lokavant. Lokavant’s software integrates real-time data from ongoing clinical trials and monitors risks related to time, cost and quality. Its proprietary data model serves as a “common language” for trial operational data and ensures that all trial data sources are ingested, harmonized and aggregated into a central database, allowing the trial sponsor to access operational trial data in near-real time. This approach is a substantial departure from traditional operations which typically share different types of trial data asynchronously and on multi-week delays. Algorithms trained on a proprietary dataset of operational metadata from over 1,300 trials are designed to identify the most important risks with sufficient time to empower researchers to implement interventions to mitigate those risks and deliver trial results on budget and on time. In addition to being deployed in Roivant trials, Parexel, a leading global contract research organization (“CRO”), is using Lokavant’s software as its remote monitoring platform, and we intend to grow Lokavant’s customer base with other CROs and trial sponsors.

In designing development and commercialization strategies for our pipeline of drugs, we also identified significant shortcomings with commercially available patient data. Today, healthcare data is siloed across multiple fragmented data sources, limiting the ability to generate a comprehensive understanding of patient health. Datavant, a company which we founded and in which we maintain a non-controlling interest, is working to address this problem. Datavant recently merged with Ciox Health, LLC (as described below). The combined company seeks to power every exchange of health data, unlocking a massive ecosystem of companies using linked, longitudinal data to improve patient outcomes. Datavant linking technology enables the advanced use of real-world evidence, patient finding, outcomes research, and commercial analytics. Datavant’s customers and partners include Janssen/J&J and other top 20 pharmaceutical companies, ZS, Medidata, Cigna, Parexel, Symphony Health, Komodo Health and the NIH. We can also use Datavant’s technology to better understand the real-world health outcomes of subjects who participate in our trials beyond the duration of the trials themselves.

In June 2021, Datavant entered into a definitive merger agreement with CIOX Health, LLC. (“Ciox Health”), a leader in clinical data exchange. The transaction closed on July 27, 2021. The combined entity, named Datavant, is the nation’s largest health data ecosystem, enabling patients, providers, payers, health data analytics companies, patient-facing applications, government agencies, and life science companies to securely exchange their patient-level data. The implied enterprise value of the combined company at the conversion price cap of the new preferred equity investment made concurrently with closing of the merger was $7.0 billion. This enterprise value implies an equity value of $6.1 billion (after netting out approximately $900 million of debt and other adjustments). No assurance can be given that the implied enterprise or equity value is an accurate reflection of the value of the combined business at closing or in the future. At closing of the merger and assuming a $7.0 billion enterprise value, the ongoing, fully diluted equity ownership in the combined entity of the former Datavant shareholders was approximately 24% including Roivant ownership of approximately 12% (without giving effect to certain liquidation preferences held by the new preferred equity shareholders). At closing of the merger, former Datavant shareholders also received approximately $557 million in cash of which Roivant received approximately $320 million in cash.

We have begun to build technology to support our transition from a development-stage biopharmaceutical company into a commercial one. Alyvant is an early-stage technology product for physician and patient segmentation, targeting and engagement. Alyvant generates dynamic call plans uniquely prioritized on likelihood to prescribe by integrating patient and payor data with physician behavioral characteristics and presents those call plans through a salesforce app that drives adherence to call plans and reprioritizes physician outreach based on feedback from the field. In a 2019 pilot co-promotion of three products, Alyvant increased total prescriptions by 223% compared to the same period in the prior year and generated a >2x increase in the number of activated prescribers. As we deliver products to market, we expect to expand the suite of technology tools available to accelerate and optimize commercialization.

We will continue to execute against our goal of building the next-generation pharmaceutical company by fully integrating modern technologies at each stage of the drug discovery, development and commercialization process. We believe that there is significant opportunity to address inefficiencies within these processes, and we expect to build technologies where we find commercially available tools nonexistent or insufficient for our needs.

Roivant’s Targeted Protein Degradation Platform

Protein degraders

Protein degraders are a novel class of small molecules that target and destroy cellular proteins, rather than inhibiting them. Degraders are small molecules engineered to induce the degradation of specific disease-causing proteins through the ubiquitin-proteasome system (“UPS”), which ordinarily tags and degrades proteins that have been misfolded or have already fulfilled their biological function. In heterobifunctional degraders, the protein ligand domain, commonly referred to as a “warhead,” targets the specific protein of interest. At the other end of the complex, the ligase ligand recruits a specific E3 ubiquitin ligase. Both ends of the complex are connected by a linker that orients the target protein and E3 ligase in a cooperative ternary complex, driving ubiquitination. Similar to heterobifunctional degraders, molecular-glue-type degraders are small molecules that induce a novel interaction between a substrate receptor of an E3 ubiquitin ligase and a target protein leading to proteolysis of the target via UPS.

We believe degraders represent a promising new approach to drug previously “undruggable” targets and transform the treatment of diseases with significant unmet medical need. Degraders open a new set of opportunities for small molecule drug development, with multiple distinct potential advantages over inhibitors:

•	Not bound by “active site” requirements, allowing degraders to target historically “undruggable” proteins, including transcription factors and scaffolding proteins that lack a catalytic pocket

•	Achieve efficacy at lower doses to decrease dose-limiting toxicities (which have similar but not identical function to the target protein)

•	Efficacy in tumors that are resistant to inhibitors, as a function of protein depletion

Our degrader strategy

We believe we are positioned for leadership in the field of targeted protein degradation given our long-term partnership with a leading academic lab, our degrader-specific ML capabilities, and our well-established clinical development capabilities.

We have access to leading medicinal chemistry capabilities via our long-term partnership with the lab of Dr. Shaomeng Wang, a world-renowned scientist focused on the discovery of protein degraders, at the University of Michigan. Over 15 years, Dr. Wang and his team have developed an initial pipeline of degraders for over 10 targets and have over 50 U.S. patents and hundreds of international patents related to degrader technology. Through our acquisition of Oncopia Therapeutics, which was co-founded by Dr. Wang, we obtained Oncopia’s pipeline, ongoing work on new targets, broad patent estate and deep knowledge and experience in the degrader space.

We expect to initiate a Phase 1 trial for our first degrader candidate in 2022 and rapidly build upon the early pipeline of degraders.

Our medicinal chemistry and degrader biology expertise are complemented by our degrader-specific ML capabilities. VantAI, through its focus on the in silico design and optimization of targeted protein degraders, has developed a number of powerful and distinctive tools, including:

•	A novel protein contact-first workflow that utilizes information about known protein-protein interactions to build new degraders that can effectively stabilize target-E3 interfaces

•

A degron knowledge graph, which we believe to be industry-leading, that maps the ubiquitin proteasome system and enables the analysis of interactions between E3 ligases and degrons, the protein components that bind to E3 ligases and regulate degradation

•	A unique model for predicting degradation based on millions of carefully curated protein stability datapoints

These techniques may enable quick and effective generation of degrader candidates and facilitate drugging targets with little or no structural information and recruiting novel E3 ligases with no known ligands. We believe that degrader drug development will uniquely benefit from the application of computational approaches because of the combinatorial nature of target binder, linker, and E3 ligase, as well as the ability to bind to the protein of interest outside the active site. Computational techniques can also help predict protein surface conformation changes in the identification of novel molecular glues. Our first VantAI-designed degraders have generated early-stage preclinical data that suggests our computational approach can generate candidates that achieve real-world degradation against multiple relevant targets.

We expect to face competition within a growing class of degrader-focused companies. We believe that our computational capabilities provide critical differentiation in an area that is uniquely suited to the application of computational techniques. The combinatorial nature and modularity of degrader structures allows for computational techniques to provide meaningful acceleration in the identification, design and optimization of protein degraders. To our knowledge, no competitor has a computational platform as advanced or robust as the capabilities we have built through our small molecule discovery engine. Today, our preclinical and clinical development organizations, initial pipeline, and long-term access to a leading academic lab are integrated with our computational capabilities. Further, VantAI algorithms have incorporated over five years of real-world laboratory data generated by Dr. Wang’s lab, in turn informing the identification of targets and discovery of novel degraders to further evaluate in the lab and ultimately advance into the clinic.

Unique Features of the Roivant Platform

Our model allows each Vant to rapidly scale given full access to shared technologies that address inefficiencies in the drug discovery, development and commercialization process.

All trademarks are property of their respective owners. Altavant, Enzyvant, Myovant, Spirovant and Urovant were transferred to Sumitovant, a wholly-owned subsidiary of Sumitomo, in December 2019.

We aim to redefine “big pharma” by rapidly developing and commercializing transformative medicines in areas of high unmet medical need where there are no approved therapies or there are significant limitations associated with current standards of care. We believe our platform is uniquely positioned to accomplish this by:

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Leveraging complementary approaches to identify or discover promising drug candidates: We assembled our current late-stage product candidate pipeline by relentlessly pursuing opportunities to in-license or acquire programs where we believe we can deliver successful outcomes on accelerated timelines. In addition, our computational drug discovery engine allows us to design, optimize and validate our own novel product candidates, providing us with another avenue to pursue compelling targets or pathways and further expand our pipeline.

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Creating nimble, entrepreneurial Vants: Vants generally operate similar to independent biotechnology companies where each management team is focused on their respective mission and are economically incentivized to maximize value through Vant-specific equity grants. Each of our Vant teams is built with deep relevant expertise to ensure successful execution of their specific development strategy. The Vant model is designed to facilitate rapid decision making and calculated risk taking, by empowering, aligning and incentivizing Vant teams around the specific outcomes of their product candidates.

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Developing and deploying proprietary technologies: We believe we are able to develop transformative medicines faster by building and applying computational tools to drug discovery, development and commercialization. We occupy a unique position at the intersection of biopharma and technology, having built our capabilities in parallel, optimizing each for synergy with the other, in contrast to big pharma who have added software tools to legacy workflows or technology startups that lack experience developing drugs. Vants have access to, and are supported by, these technologies.

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Allocating capital to maximize R&D efficiency: We apply an objective, rigorous decision framework across the drug development process designed to ensure resources and capital are continuously directed towards programs we believe have a higher probability of success and away from those that fail to meet our internal hurdles. We centralize capital allocation decisions at the Roivant level, while distributing operational decisions to the Vants, allowing us to strategically deploy capital in high growth areas, regardless of potentially competing operational priorities.

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Maintaining a diversified pipeline with various risk profiles: We have built a pipeline of over 30 drugs across different therapeutic areas, phases of development, modalities and geographies. This approach limits our exposure to several concentrated scientific and biological risks and allows us to pursue multiple innovative hypotheses across our portfolio as we seek to develop therapies for patient populations with high unmet need.

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Designing creative “win-win” deal structures: We structure our partnerships to balance risk and the potential for future value creation. We ensure that a significant proportion of near-term expenses go toward development, allowing us to stage our investment and align incentives as well as limit losses in the event of a setback. Our scale and track record of developing product candidates assures partners that we are uniquely capable of maximizing value for patients and investors.

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Providing operating leverage through centralized support functions: Our model allows us to accelerate Vant formation and maturation by centralizing and sharing certain support functions across various Vants. Vants also benefit from access to our vast network of scientific experts, physicians and technologists to help optimize their clinical development and plans for commercialization.

Platform Recognition

In December 2019, we entered into a $3 billion upfront partnership with Sumitomo. There were four key components of this transaction:

•	Sumitomo acquired 100% of Roivant’s ownership interest in five Vants: Urovant, Myovant, Enzyvant, Altavant and Spirovant.

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Sumitomo acquired options to purchase Roivant’s ownership interest in six additional Vants (the “Option Vants”), in each case at a purchase price calculated by reference to a specified multiple. In June 2021, Sumitomo and Roivant completed a transaction which included the termination of Sumitomo’s outstanding options to acquire Roivant’s ownership interest in the Option Vants. See the section titled “Recent Events—Option Vants Transaction” for additional information.

•	Roivant and Sumitomo agreed to share access to two technology platforms: DrugOme and Digital Innovation, an approach to integrating technologists into business operations.

•	Sumitomo acquired 26,952,143 shares of Roivant at a per share price of $37.10.

ROI for Sumitomo Transaction and Publicly-Listed Vants

	Total Investment ($M)		Value ($M)		Return Multiple
Sumitomo Transaction	$433	[1]	$1,868	[2]	4.3x
Public Vants	$289	[3]	$732	[4]	2.5x

1.	Includes aggregate Roivant investments in tech assets and in the five transferred Vants from Vant inception to transaction close.
2.

Includes aggregate proceeds received at closing of the Sumitomo transaction, excluding (i) any potential future proceeds from the exercise of Sumitomo’s options to acquire Roivant’s ownership interest in the Option Vants, (ii) a $1 billion allocation of the proceeds received by Roivant to Sumitomo’s purchase of Roivant equity and (iii) $99.1 million liability related to the Option Vants. Excludes investment in Sinovant and any proceeds received from the termination of Sumitomo’s options to purchase Roivant’s ownership interest in certain Vants.

3.

Includes cash capital contributions, purchases of equity securities, items paid on behalf of the Vant and allocations for unreimbursed services provided by Roivant employees to Arbutus, Immunovant and Sio Gene Therapies as of March 31, 2021. Excludes subsequent $200 million common equity investment by Roivant in Immunovant, which was made on August 2, 2021.

4.

Based the market values of Roivant’s ownership interest in Arbutus, Immunovant and Sio Gene Therapies as of July 30, 2021. Values Arbutus preferred stock as common stock. Excludes value of shares received in subsequent common equity investment by Roivant in Immunovant, which was made on August 2, 2021.

Our Growth Strategies

We believe we are on our way to building the next generation “big pharma” company by leveraging our unique platform to transform the delivery of healthcare to patients. To support this goal and mission, we are executing on 5 key pillars of growth:

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Deliver successes across our current pipeline: Our current pipeline is comprised of multiple potentially transformative drug candidates across all stages of development, modalities and therapeutic areas. Our ability to successfully develop promising drug candidates has been evidenced through 3 FDA approvals from Vants sold to Sumitomo. We will continue to advance our diverse pipeline through to late-stage development and ultimately, if successful, regulatory approval, expanding our track record of pipeline successes to date.

We have a robust calendar of potential near-term catalysts, including:

All catalyst timings are based on current expectations but may be subject to change. All trademarks are property of their respective owners.

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Expand our pipeline through acquisitions or in-licensing transactions: We intend to continue to expand our existing pipeline through acquiring or in-licensing additional transformative drug candidates. Our goal is to add multiple potentially category-creating or category-leading drugs to our pipeline each year on average via this in-licensing strategy, a pace which is consistent with our track record over the past several years. We will continue to manage our pipeline like a portfolio and build diversified risk profiles across therapeutic area, target, modality and stage of development.

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Expand our pipeline through drug discovery: In parallel with our in-licensing strategy, we intend to expand our pipeline through computational discovery of novel drug candidates. Thus far, we have focused our discovery efforts towards novel protein degraders. We plan to initiate a Phase 1 trial for our first degrader candidate in 2022 and rapidly build upon our early pipeline of degraders. We expect that the significant investments we have made in our small molecule discovery engine will allow us to generate novel drug candidates internally and initiate multiple IND-enabling studies each year starting in 2022.

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Power our entire platform by technology: We have built leading capabilities in computational drug discovery with our distinctive combination of ML and computational physics platforms. Our investment in computational discovery bolsters our existing technology platform that seeks to address inefficiencies across each stage of the drug discovery, development and commercialization process. We expect to continue to make strategic investments in technology to power the entire Roivant platform, ultimately accelerating the delivery of transformative medicines to patients.

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Commercialize medicines independently where optimal: While the Roivant platform ensures flexibility on our path to value creation from each asset, we believe independently commercializing our drug candidates will unlock maximal value over the long run. Our plan for building commercial capabilities will be informed by the identification of specific, targeted opportunities to create additional value across Vants. We are presently evaluating which commercial functions to potentially build in-house and centralize across the Vants. Based on our current pipeline, we expect to market our first drug, tapinarof, in 2022.

Our Management Team

We are led by a management team of leaders with diverse backgrounds, bringing together an expansive set of capabilities across healthcare investing, clinical development, technology, medicine, venture capital, operations, finance and data science. We believe we are well-positioned to redefine what it means to be a large pharmaceutical company today based on our ability to leverage experience from within and beyond the world of pharmaceuticals.

Our management team is led by our Chief Executive Officer, Matthew Gline, with strategic guidance from our Founder and Executive Chairman, Vivek Ramaswamy. Our Chief Operating Officer, Eric Venker, M.D., Pharm.D., oversees the operations of the Roivant platform and provides oversight to our Vants as a board member. Our Chief Investment Officer, Mayukh Sukhatme, M.D., is responsible for generating hypotheses for potential new drugs, ultimately guiding target selection for our small molecule discovery engine and overseeing the evaluation of new assets to bring into our pipeline through our in-licensing strategy. As President, Roivant Health, Benjamin Zimmer leads the launch, growth and oversight of Roivant’s technology platform Vants. Our Chief Computational Scientist, Woody Sherman, Ph.D., manages our computational physics platform. Our Vant Chair, Frank Torti, M.D., serves as chair of the board for certain of our Vants and, in that capacity, is responsible for ensuring successful execution of Vant strategy. We created the role of Vant Chair to establish clear accountability for our Vant CEOs, ensuring each Vant maintains the freedom to deploy their relevant expertise while maintaining connectivity to the Roivant platform.

We build impressive teams across all levels of the organization. We hire and develop world-class talent from diverse backgrounds in biopharma, academia, technology and finance to ensure we have all of the capabilities to design and deliver creative solutions.

Our team is united by our core values:

•	Create value: We maximize value for patients and for shareholders.

•	Be contrarian: We question convention, others, and ourselves.

•	Climb the wall: If an obstacle arises, we focus on finding the best solution to overcome that obstacle.

•	Sweat the details: We are thorough, we follow facts not stories, and we accept and learn from mistakes.

•	Evolve or die: “It’s working now” is never satisfactory.

Our Vants and Pipeline

The following table summarizes our Vants.

	Roivant Ownership
Vant	Basic	Diluted		Description	Lead Program / Mechanism	Modality	Indication(s) / Phase	Upcoming Milestones
Dermavant	100%	85%		Developing treatments for unmet needs in immuno-dermatology	Tapinarof / Therapeutic aryl hydrocarbon receptor modulating agent	Topical	• Psoriasis / Phase 3 complete • Atopic dermatitis / Phase 2b complete	• Mid-22: FDA approval decision on Tapinarof for psoriasis • 2H’21: Tapinarof Phase 3 initiation in atopic dermatitis

Immunovant	58%*	53%	*	Developing an anti-FcRn monoclonal antibody for IgG-mediated autoimmune diseases	IMVT-1401 / Anti-FcRn monoclonal antibody	Biologic	• Myasthenia gravis, thyroid eye disease, and warm autoimmune hemolytic anemia / Phase 2

•  Late ‘21/early ‘22: IMVT-1401 Phase 3 initiation in myasthenia gravis

•  Late ‘21/early ‘22: IMVT-1401 Phase 2a restart in warm autoimmune hemolytic anemia

•  1H’22: Two new indications for IMVT-1401 to be announced

Aruvant	88%	80%		Developing transformative gene therapies for severe blood disorders	ARU-1801 / Ex vivo lentiviral gene therapy delivering a novel, highly potent variant of fetal hemoglobin (HbF)	Gene therapy	• Sickle cell disease / Phase 1/2	• 2H’21: First patient dosed with ARU-1801 manufacturing process III • 2H’21: Clinical data from additional ARU-1801 Phase 1/2 patients • 2H’22: ARU-1801 Phase 3 initiation

Proteovant	60%	60%		Developing heterobifunctional protein degraders for oncology, neurology, and immunology	AR Degrader	Small Molecule	• Prostate cancer / Preclinical	• 2022: AR degrader Phase 1 initiation

Lysovant	100%	99%		Developing a novel endolysin for hard-to-treat Staph aureus infection	LSVT-1701 / Endolysin	Biologic	• Staph aureus bacteremia and infective endocarditis / Phase 1	• 1H’22: LSVT-1701 MAD initiation

Kinevant	88%	88%		Developing an anti-GM-CSF monoclonal antibody for autoimmune diseases	Namilumab / Anti-GM-CSF monoclonal antibody	Biologic	• Sarcoidosis / Phase 1	• 1H’22: Namilumab Phase 2 initiation

	Roivant Ownership
Vant	Basic		Diluted		Description	Lead Program / Mechanism	Modality	Indication(s) / Phase	Upcoming Milestones

Affivant	100%		100%		Developing bispecific antibodies for oncology indications with unmet medical need	AFM32 / Bispecific antibody	Biologic	• Solid Tumors / Preclinical	• 1H’23: File IND

Cytovant	72%		68%		Developing cellular medicines uniquely suited to Asian patients	CVT-TCR-01 / TCR-T targeting NY-ESO-1	Cell therapy	• Oncologic malignancies / Preclinical	• 2H’21: Initiation of CMC activities

Arbutus	33%	*	29%	*	Developing a potential cure for chronic HBV infection	AB-729 / RNAi inhibiting HBV replication	RNA therapy	• Hepatitis B / Phase 2	• 2H’21: Initiation of two additional combination Phase 2 trials

Sio Gene Therapies	27%	*	25%	*	Developing gene therapies for neurodegenerative diseases	AXO-AAV-GM1 In vivo AAV9 gene therapy	Gene therapy	• GM1 gangliosidosis / Phase 1/2	• 2H’21: 12-month topline data from low-dose cohort

Genevant	83%		69%		Advancing delivery of nucleic acid therapeutics

Silicon Therapeutics	100%		100%		Advancing a physics-driven approach for computational drug design; part of small molecule discovery engine

VantAI	100%		100%		Advancing a machine-learning approach for computational design and optimization of protein degraders; part of small molecule discovery engine

Lokavant	90%		85%		Optimizing trial operations with an end-to-end risk monitoring solution

Datavant**	52%		48%		Connecting patient-level health data through privacy-first, HIPAA-compliant tokens

Alyvant	97%		95%		Leveraging data and artificial intelligence to connect patients to therapies

Note:

Excludes early-stage pipeline of protein degraders and inhibitors being developed through our small molecule discovery engine. All drugs in current pipeline are investigational and subject to health authority approval.

Ownership figures as of March 31, 2021. Arbutus Basic and Fully Diluted ownership includes the conversion of preferred shares held by Roivant into common shares. Roivant ownership in Cytovant includes both direct and indirect ownership. Roivant ownership in Kinevant refers to ownership of Pharmavant 3, which holds the rights to namilumab.

* Denotes entities that are publicly traded.

** In June 2021, Datavant entered into a definitive merger agreement to combine with Ciox Health. The transaction closed on July 27, 2021. The implied enterprise value of the combined company at the conversion price cap of the new preferred equity investment made concurrently with closing of the merger was $7.0 billion. This enterprise value implies an equity value of $6.1 billion (after netting out approximately $900 million of debt and other adjustments). No assurance can be given that the implied enterprise or equity value is an accurate reflection of the value of the combined business at closing or in the future. At closing of the merger and assuming a $7.0 billion enterprise value, Roivant’s ongoing, fully diluted equity ownership in the combined entity was approximately 12% (without giving effect to certain liquidation preferences held by the new preferred equity shareholders). For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Roivant—Recent Developments—Datavant.”

The following table summarizes our development-stage product candidate pipeline.

                                  Development Pipeline

Product Candidate	Indication	Vant	Modality	Phase
Tapinarof	Psoriasis	Dermavant	Topical	Registration
Tapinarof	Atopic Dermatitis	Dermavant	Topical	Phase 2
Cerdulatinib	Vitiligo	Dermavant	Topical	Phase 2
IMVT-1401	Myasthenia Gravis	Immunovant	Biologic	Phase 2
IMVT-1401	Warm Autoimmune Hemolytic Anemia	Immunovant	Biologic	Phase 2
IMVT-1401	Thyroid Eye Disease	Immunovant	Biologic	Phase 2
ARU-1801	Sickle Cell Disease	Aruvant	Gene Therapy	Phase 2
Gimsilumab	COVID-19 Associated ARDS	Kinevant	Biologic	Phase 2
Namilumab	Sarcoidosis	Kinevant	Biologic	Phase 1
LSVT-1701	Staph Aureus Bacteremia	Lysovant	Biologic	Phase 1
Cerdulatinib	Atopic Dermatitis	Dermavant	Topical	Phase 1
DMVT-504	Hyperhidrosis	Dermavant	Small Molecule	Phase 1
DMVT-503	Acne	Dermavant	Topical	Preclinical
ARU-2801	Hypophosphatasia	Aruvant	Gene Therapy	Preclinical
AFM32	Solid Tumors	Affivant	Biologic	Preclinical
CVT-TCR-01	Oncologic Malignancies	Cytovant	Cell Therapy	Preclinical

Note: All drugs in current pipeline are investigational and subject to health authority approval.

The following table summarizes the pipeline of our small molecule discovery engine.

Discovery Pipeline

Proteovant logo indicates that Proteovant, which is 60% owned by Roivant, has rights to a program for that target or has initiated discovery projects for that project. Roivant logo indicates other 100% Roivant owned entities have rights to a program for that target or have initiated discovery projects for that target. Degraders designated in purple text. Inhibitors designated in green text.

Dermavant Overview

•	Overview:

•	Dermavant is developing tapinarof for the treatment of psoriasis and atopic dermatitis, alongside an earlier-stage development pipeline focused on multiple unmet medical needs in immuno-dermatology.

•	Lead program:

•	Tapinarof is a novel, once daily, steroid-free topical cream for the treatment of plaque psoriasis and atopic dermatitis.

•	Tapinarof is a therapeutic aryl hydrocarbon receptor (AhR) modulating agent (TAMA) that directly targets the AhR, a key regulator of skin homeostasis and inflammation.

•	Disease overview:

•	Plaque psoriasis is a chronic, inflammatory disease with skin lesions characterized by red patches and plaques with silvery scales.

•	Atopic dermatitis, the most common type of eczema, is a chronic condition characterized by dry, itchy skin.

•	Psoriasis and atopic dermatitis affect approximately 8 million and 26 million people in the United States, respectively.

•	Limitations of current treatment:

•	Topical corticosteroids (TCS) are the most common first-line therapy but use typically cannot exceed four weeks due to risk of significant side effects.

•

While oral and biologic therapies have become increasingly available, they are often limited to moderate-to-severe psoriasis and atopic dermatitis patients that comprise the smallest percentage of the affected populations.

•	Clinical data:

•	We recently completed two pivotal Phase 3 clinical trials, PSOARING 1 and PSOARING 2, for the use of tapinarof in treating mild, moderate, and severe plaque psoriasis in adults.

•	In both pivotal Phase 3 trials, which enrolled over 500 patients each, tapinarof met its primary endpoint and secondary endpoints with clinically meaningful and statistically significant responses.

•

An interim analysis from our long-term open-label PSOARING 3 study provides supportive evidence of tapinarof’s increased therapeutic effect beyond the 12-week double blind treatment periods, suggesting treatment durability over time, as well as supportive evidence of a remittive effect, measured by time until disease worsening following treatment discontinuation.

•	Development plan and upcoming milestones:

•	We have submitted an NDA to the FDA for tapinarof cream for the treatment of adults with plaque psoriasis and are expecting a decision on tapinarof’s approval in mid-2022.

•

If approved, tapinarof would be the first novel topical therapy approved by the FDA for plaque psoriasis in over 20 years, potentially offering a favorable mix of treatment effect, safety, durability of therapy, and remittive effect.

•	We anticipate initiating pivotal Phase 3 clinical trials in atopic dermatitis in the second half of 2021.

•	Roivant ownership:

•	As of March 31, 2021, we own 100% of the issued and outstanding common shares of Dermavant and 85% on a Fully Diluted basis.

•	Pipeline:

Tapinarof for the Treatment of Psoriasis and Atopic Dermatitis

Tapinarof is a novel, once daily, cosmetically elegant, steroid-free topical cream TAMA. Tapinarof directly targets the AhR, a key regulator of skin homeostasis and inflammation, to help reduce Th17 and Th2 cytokines, two pro-inflammatory pathways implicated in plaque psoriasis and atopic dermatitis, increase antioxidant activity, and promote skin barrier restoration. Tapinarof cream is designed to be easy to apply, non-greasy and odorless, which we believe makes it cosmetically elegant. To date, over 2,200 subjects have been enrolled in 18 clinical trials of tapinarof and predecessor formulations of tapinarof cream.

Psoriasis and atopic dermatitis

Psoriasis and atopic dermatitis (“AD”) affect hundreds of millions of people globally each year, impacting their quality of life, including their physical health, psychological state, and overall well-being. While topical therapies are the foundation of treatment, many patients fail to achieve their desired outcome due to subpar efficacy, tolerability and safety concerns, application site restrictions and limits on duration of therapy.

Psoriasis is a chronic, inflammatory disease with skin lesions characterized by red patches and plaques with silvery scale that affects an estimated 8 million people in the United States. Its most common form, psoriasis vulgaris or plaque psoriasis, constitutes approximately 80 to 90% of all cases of psoriasis. Psoriasis severity is typically classified by body surface area (“BSA”) involvement: mild (less than 3% BSA), moderate (3% to 10% BSA) and severe (greater than 10% BSA). Based on this guideline, approximately 80% of patients with psoriasis in the United States have mild to moderate disease, which is most often amenable to topical treatment. Common signs and symptoms of psoriasis include itching and burning, which can be very intense and frequent. Other symptoms can include cracking and bleeding of the skin. Psoriasis can cause significant social and emotional distress.

Atopic dermatitis is the most common type of eczema, affecting more than 9.6 million children and about 16.5 million adults in the United States. It is a chronic condition characterized by dry, itchy skin that often turns into a red rash. Atopic dermatitis can come and go for years or throughout life and can overlap with other types of eczema. Atopic dermatitis has a complex pathophysiology involving genetic, immunologic and environmental factors, culminating in skin barrier dysfunction and immune system dysregulation. The condition occurs most frequently in children (15 to 30% worldwide). Approximately 60% of those who develop atopic dermatitis show symptoms in the first year of life and up to 90% show symptoms by five years of age. While more prevalent in infancy and adolescence, one in ten people will develop atopic dermatitis. Approximately 89% of adult patients have mild to moderate atopic dermatitis, while 11% have severe atopic dermatitis. Atopic dermatitis is associated with several comorbidities, including asthma, allergies depression, and sleep disruption, and could negatively impact quality of life.

While topical therapies are the foundation of treatment, many patients fail to achieve their desired outcome due to subpar efficacy, tolerability and safety concerns, application site restrictions and limits on duration of therapy. Topical corticosteroids (“TCS”) are commonly used as the first-line therapy for the treatment of inflammatory skin conditions, such as psoriasis and atopic dermatitis. They are broadly available in generic form and carry FDA class labeling that restrict their duration of use, typically to no more than four weeks, and their location of use, prohibiting use in sensitive skin areas such as the face, groin, or axillae (armpit). While many people experience improvement with TCS, the continual long-term use of TCS has the potential to cause significant side effects including skin atrophy. As a result, healthcare professionals and patients are limited to intermittent treatment cycles of TCS therapy, leading to frequent disease flares and recurrence of disease, providing an inadequate solution for chronic conditions in immuno-dermatology. Topical calcineurin inhibitors (“TCI”) are an additional non-steroidal option for the topical treatment of atopic dermatitis, but their use is limited by safety concerns, including boxed warnings of malignancy reported in patients treated with TCIs. Oral and biologic therapies have become increasingly available but are often limited to moderate-to-severe psoriasis and atopic dermatitis patients which comprise the smallest percentage of the affected populations. While biologics have proven to be very effective, their use has also been limited by concerns with systemic side effects, high cost, and reimbursement and access restrictions. Oral therapies are functionally limited to moderate-to-severe psoriasis patients. Oral therapies also have significant side effects and have not achieved the same level of efficacy as biologics. Given the limitations associated with TCS, other topicals, orals, and biologics therapies, patients with inflammatory skin conditions often report dissatisfaction with their current treatment options.

Psoriasis and atopic dermatitis represent two of the largest markets in immuno-dermatology and are expected to reach total sales of approximately $25 billion in the U.S. and $37 billion globally by 2027. Topical treatments serve as the foundation of dermatologic treatment, representing 83% of all U.S. prescriptions written by dermatologists in 2020. Additionally, we believe that tapinarof has the potential to be prescribed alongside biologics and oral therapies. Annual U.S. prescriptions for both psoriasis and atopic dermatitis are outlined below:

	TCS	Vitamin D / Combos / Retinoids	Biologics	Otezla	Other Oral
Annual Scripts for PsO (2020)	~2.35M	~508K	~1.05M	~258K	~241K

	TCS	TCI	Eucrisa	Dupixent
Annual Scripts for AD (2020)	~16.4M	~996K	~352K	~344K

Source: EvaluatePharma

Tapinarof for the Treatment of Psoriasis

Clinical data

We recently completed two pivotal Phase 3 clinical trials, PSOARING 1 and PSOARING 2, evaluating the use of tapinarof in treating mild, moderate and severe plaque psoriasis in adults. In both of these trials, which enrolled over 500 patients each, tapinarof met its primary endpoint and all secondary endpoints with clinically meaningful and statistically significant responses as well as favorable safety and tolerability findings. At week 12, 35.4% and 40.2% of patients treated with tapinarof in PSOARING 1 and PSOARING 2, respectively, achieved the primary efficacy endpoint of a Physician Global Assessment (PGA) score of clear (0) or almost clear (1) with a minimum 2-grade improvement from baseline as compared to 6.0% and 6.3% of patients treated with vehicle cream (p<0.0001; p<0.0001). When this endpoint was evaluated over time, rapid onset of activity was observed with separation emerging by the first evaluation trial visit (week 2) and statistically significant differences between tapinarof and vehicle cream at week 4 and continuing at all measured time points thereafter.

Tapinarof met all secondary endpoints with statistical significance in PSOARING 1 and PSOARING 2, including a key secondary endpoint, the proportion of subjects with ≥75% improvement in Psoriasis Area and Severity Index (PASI75). In PSOARING 1 and 2, 36.1% & 47.6% of patients achieved PASI75 at Week 12 with tapinarof 1% cream QD vs 10.2% & 6.9% for vehicle, respectively. The PASI assessment is a more quantitative assessment of disease activity relative to the PGA and provides additional insight into a drug’s impact on disease modification. Similar to what was observed with PGA, evaluating reduction in the burden of disease via a PASI assessment confirms rapid onset of action with separation of tapinarof from vehicle cream control at week 2, and statistically significant differences were noted as early as week 4 and each evaluation thereafter.

Additionally, tapinarof was observed to be well-tolerated, consistent with previous trials, and had low discontinuation rates due to adverse events (“AEs”), no treatment related serious adverse events (“SAEs”), and minimal severe application site reactions.

Tapinarof was observed to be well-tolerated in both trials, with AEs generally mild to moderate in nature and the majority consisting of localized skin reactions. Overall trial discontinuations due to adverse events were 5.6% in PSOARING 1 and 5.8% in PSOARING 2. Trial discontinuation rates due to folliculitis were 1.8% in

PSOARING 1 and 0.9% in PSOARING 2. No tapinarof-related severe adverse events were observed, and over 90% of eligible patients enrolled in the long-term extension study. To date, over 2,200 subjects have been enrolled in 18 clinical trials of tapinarof and predecessor formulations of tapinarof cream.

*

Patients with PGA of 2 (mild) and PGA of 4 (severe) limited to ~10% each of the total randomized population;~80% of the total randomized population with PGA of 3 (moderate); †Patients electing not to participate in LTE had follow-up visit 4 weeks after completion of treatment period. BSA, body surface area; LTE, long-term extension; PASI75, ≥ 75% improvement in Psoriasis Area and Severity Index; PASI90, ≥ 90% improvement in Psoriasis Area and Severity Index; PGA, Physician Global Assessment; QD, once daily. 1. Clinicaltrials.gov; NCT03956355. 2. Clinicaltrials.gov; NCT03983980. 3. Clinicaltrials.gov; NCT04053387.

The below figure shows rapid and complete clearance of plaque psoriasis in a patient achieving the defined trial endpoint. At baseline, this patient’s PGA score was 3, indicative of moderate disease, and the PASI score was 17.6. The baseline image demonstrates classic plaque psoriasis with well demarcated erythematous scaling plaques. At week 4, the PGA had decreased from 3 to 2 and the PASI from 17.6 to 4, the latter having passed the threshold 75% reduction in PASI (PASI75). The target plaques on the forearm are completely resolved. At week

12, both the PGA and PASI scores were 0, indicating complete clearance of disease. PGA and PASI are global efficacy assessments.

In February 2021, we reported data from the planned interim analysis of our long-term open-label study, PSOARING 3. While the PSOARING 3 long-term open-label study remains ongoing, we conducted the preplanned interim analysis once at least 100 subjects had received tapinarof for 52 weeks, and a further 300 subjects had received tapinarof for 26 weeks. The interim analysis showed that, as of a cutoff date of November 25, 2020, 57.3% of subjects who entered the PSOARING 3 study with a PGA score of ≥ 2 achieved a PGA score of 0 or 1 at least once during the study. Although PSOARING 3 was not a vehicle-controlled study unlike the prior two PSOARING studies, we believe these interim data provide supportive evidence regarding tapinarof’s potential therapeutic effect beyond the 12-week double blind treatment periods utilized in PSOARING 1 and PSOARING 2. In addition, 299 out of 763 subjects (39.2%) included in the interim analysis achieved complete disease clearance (PGA score of 0) at least once during the study. We observed no evidence of tachyphylaxis as of the cutoff date, which we believe suggests treatment durability over time.

At the time of the interim analysis of PSOARING 3 open-label study results, we completed an integrated summary of efficacy (ISE) that included data from PSOARING 1, PSOARING 2 and the PSOARING 3 interim analysis summary. In the integrated analysis, we identified a PGA response of clear (0) or almost clear (1), plus at least a 2-grade improvement from baseline, at any time point, in 57% of subjects, PASI75, at any time point, in 63.5% of subjects, and PASI90, at any time point, in 44.2% of subjects, providing evidence of improvement beyond the 12 week double-blind treatment period.

In our pivotal Phase 3 clinical trials, we observed that tapinarof’s treatment effect did not decline with continued use over the duration of the trials, which we refer to as durability on therapy. Additionally, in our interim data analysis for our open-label, single-arm PSOARING 3 long-term study, we observed continued improvement in efficacy assessments, including PGA and PASI scores beyond twelve weeks.

Relatedly, in our clinical trials we have also observed, including in early interim data from our PSOARING 3 long-term open-label study, that some patients treated with tapinarof maintained clinically meaningful disease clearance for an extended period of time after therapy had been discontinued. In PSOARING 3, subjects discontinued applying tapinarof when they achieved complete clearance of their disease (PGA=0). These subjects were then followed, and the time to first worsening (defined as PGA ≥ 2) was utilized to determine the maintenance of clinical benefit off therapy, and we refer to maintenance of clear/almost clear (PGA 0/1) while off therapy as remittive effect. At the completion of the Week 12 visit of the PSOARING 1 and PSOARING 2 trials, subjects were offered enrollment in the PSOARING 3 long-term open-label study. Subjects with a PGA ≥ 1 began treatment with tapinarof cream applied QD until they achieved a PGA score of 0. Treatment was discontinued when a subject achieved a PGA score of 0 and re-initiated for subsequent worsening disease (PGA ≥ 2).

In the PSOARING 3 interim analysis, for subjects entering PSOARING 3 with a PGA score of 0 (78/763), the median time to disease worsening (defined as a PGA score of ≥ 2) following treatment discontinuation was approximately 115 days as of November 25, 2020.

Development plan

We have submitted an NDA to the FDA for tapinarof cream for the treatment of adults with plaque psoriasis and are expecting a decision on tapinarof’s approval in mid-2022. Tapinarof has the potential to be the first novel topical therapy approved by the FDA for plaque psoriasis in over 20 years.

Tapinarof for the Treatment of Atopic Dermatitis

Clinical data

In 2017, GSK completed a multicenter randomized, double-blind, vehicle cream-controlled Phase 2b clinical trial of tapinarof for the treatment of atopic dermatitis in 247 adult (aged 18 to 65 years) and adolescent (aged 12 to 17 years) patients. Patients were randomized equally to six treatment groups: tapinarof cream 0.5%, tapinarof cream 1% or vehicle cream, each applied to atopic dermatitis lesions either QD or BID. The primary endpoint was the percentage of patients who achieved a minimum two-point improvement in IGA score and resulted in an assessment of “clear” or “almost clear” skin at week 12. These cases were considered a “treatment success.” Secondary endpoints included the percentage of patients with at least 75% improvement in Eczema Area and Severity Index (EASI) from baseline. Efficacy was evaluated in the intent to treat (ITT) population.

Overall, the percentage of patients achieving treatment success at week 12 was much higher than vehicle cream for both tapinarof concentrations, with a robust dose response. Treatment success at week 12 was higher for both tapinarof concentrations when compared with vehicle cream. 53% of patients who applied tapinarof cream 1% BID and 46% of those who applied it QD were considered a treatment success at week 12. This compares favorably to the 24% and 28% levels for vehicle cream BID and QD, respectively. At week 12, 60% and 51% of patients treated with tapinarof cream 1% BID and QD, respectively, achieved EASI75. The treatment effect across adults and adolescents was observed to be consistent. Patient-reported outcome data was collected during the Phase 2b clinical trial, including data on reduction in severity of pruritus. At week 12, most patients treated with tapinarof cream 1% (78% of patients treated BID and 87% of patients treated QD) reported “moderately improved” to “very improved” pruritus, compared to patients treated with vehicle cream (47% of patients treated BID and 64% of patients treated QD).

IGA score 0 or 1 and ≥2-grade improvement at Week 8

Primary Endpoint was at 12 Weeks: Assessed in ITT Population (NRI Analysis)

IGA response: IGA score of 0 or 1 and a ≥2-grade improvement from baseline.

*	Difference versus vehicle cream is statistically significant at p=0.05 level (the 95% confidence interval excludes 0).

Tapinarof was observed to be well-tolerated in this Phase 2b trial for atopic dermatitis, with the majority of AEs reported as mild or moderate in intensity. In the trial, TEAEs were considered treatment-related in 10% to 19% of dosed patients across the treatment arms. The most commonly reported TEAEs were folliculitis, application-site pain and atopic dermatitis. TEAEs led to permanent discontinuation of trial treatment in 4% of dosed patients (seven patients from treatment groups total) compared to 7% of patients receiving vehicle cream (six patients total). Only one patient (tapinarof 1% BID) experienced a SAE of anxiety and hyperactive disorder, which was not considered to be related to treatment.

Development plan

We are currently planning for development of tapinarof for the treatment of atopic dermatitis and anticipate initiating pivotal Phase 3 clinical trials for the treatment of atopic dermatitis in the second half of 2021.

Potential Benefits of Tapinarof—Limitations of Current Treatments

Tapinarof’s potential in psoriasis

While TCS, especially high potency TCS, are the most commonly prescribed first line topical agents for plaque psoriasis treatment, continual and long-term TCS treatment carries the risk of a variety of significant side effects, as well as the inability to utilize them in sensitive skin areas (e.g., areas such as the face, groin, or axillae), and is associated with HPA axis suppression, skin atrophy (thinning), striae (stretch marks), and telangiectasia (spider veins), among other side effects. Furthermore, some of these side effects are irreversible, persisting even after therapy is discontinued. Consequently, high-potency TCS are not recommended for chronic use, and physicians generally will not prescribe them for treatment on the face or in the intertriginous regions where skin opposes skin, such as skin folds. For example, the label for clobetasol propionate, the most commonly used high-potency steroid, limits use to two consecutive weeks, and use on the face or intertriginous regions is contraindicated. Facial psoriasis affects 33%-50% of psoriasis patients, and between 21%-30% of people living with psoriasis develop intertriginous psoriasis.

Oral and biologic therapies are also available but are only indicated for a small percentage of the affected population, are expensive and often face access and reimbursement restrictions. While highly efficacious, biologic therapies may require frequent injections and regular physician appointments, have potential systemic toxicities and often require laboratory monitoring. As a result, use of biologics remains limited to patients with significant disease burden. Patients on biologics often continue to use TCS on resistant patches and plaques. Oral therapies have not yet achieved the same level of efficacy as biologics, but also have potential systemic side-effects, often requiring dose titration to mitigate adverse reactions. Systemic exposure to PDE4 inhibitors has been linked to depression and suicidal ideation. For example, the FDA labeling for both Otezla, the leading branded oral PDE4 inhibitor, and roflumilast, recommends advising patients to be alert for the emergence or worsening of suicidal thoughts or other mood changes, and indicates that instances of suicidal ideation and behavior were observed in clinical trials. In addition, Otezla requires dosing twice daily (BID), which can compromise adherence to the treatment regimen. Despite inferior efficacy compared to biologics, oral therapies comprise significant market share. According to EvaluatePharma, Otezla is forecasted to generate over $1.9 billion in worldwide sales in psoriasis and psoriatic arthritis in 2020, indicating a need for more convenient treatment options with efficacy across the disease spectrum of mild to severe. In two Phase 3 trials in psoriasis patients, 20% and 22% of patients on oral Otezla achieved a PGA response at week 16, vs. 4% and 4% for placebo, respectively.

We believe tapinarof’s differentiated clinical profile has five key attributes that will position it favorably over current standard of care treatments in psoriasis, including TCS therapies, if approved.

We have commissioned robust qualitative and quantitative prescriber, payor and patient third party market research, involving more than 510 clinicians, 56 patients, and 58 payors. Based on this market research, we believe that an unmet need exists in psoriasis for a safe and conveniently administered non-steroidal topical therapy that can be applied without interruption or long-term safety concerns and has potential efficacy similar to that of TCS and some systemically administered products. If approved, such a treatment could provide a significant improvement for those patients who do not receive adequate relief from current topical therapies or who have reservations about the safety and cost of oral medications or biologics or are unable to access these therapies. Our market research indicates that payors perceive tapinarof as a novel therapy that, if approved, could provide the potential to arrest the increasing cost trend of the psoriasis category, based on a survey of 15 payors.

If approved, tapinarof could give national payors the opportunity to reduce spend in the overall psoriasis therapeutic class while allowing physicians and patients access to a potentially highly potent, safe, and tolerable treatment option for plaque psoriasis before moving to more costly oral and biologic therapies. TCS, due to their FDA label safety limitations, do not allow payors the versatility to aggressively manage a chronic condition in a manner that can effectively control the psoriasis therapeutic category cost trend.

Based the clinically meaningful and statistically significant reduction in psoriasis symptoms tapinarof demonstrated in both Phase 3 trials, coupled with safety data, we believe tapinarof could be used broadly without restriction on skin application sites, or duration of use if approved. We believe the Phase 3 data we have generated and the data observed in the interim analysis of our open-label, long-term extension study support the chronic use of tapinarof, potentially in place of other topical and oral treatments, for the treatment of mild, moderate and severe plaque psoriasis, if approved.

Tapinarof’s potential in atopic dermatitis

TCS, especially low-to-mid potency TCS, represent the standard-of-care for atopic dermatitis treatment. Although they are used commonly, TCS pose a specific concern in pediatric patients due to the risk of systemic absorption, HPA axis suppression, skin thinning and other potential side effects. The increased body surface area to mass ratio in children results in increased absorption and systemic exposure. The American Academy of Dermatology guidelines suggest limiting long-term use of TCS in children to avoid the risk of systemic side effects. As such, 86% of U.S. patients report dissatisfaction with current treatment options for atopic dermatitis according to the National Eczema Association. There is also considerable concern among many parents about treating their children with steroids, which can be an obstacle to treatment for physicians. Due to these risks and patient dissatisfaction, health care providers are less likely to use them long-term in children and also in sensitive skin areas such as the face or diaper/groin area. In addition, topical PDE4 inhibitors developed to treat atopic dermatitis have been associated with side effects including application site burning and stinging. Topical calcineurin inhibitors are an additional non-steroidal option for the topical treatment of atopic dermatitis; however, their use has been limited by safety including boxed warnings of malignancy (e.g., skin and lymphoma) having been reported in patients treated with topical calcineurin inhibitors.

Patients whose disease flares despite topical treatments may be prescribed systemic agents such as oral corticosteroids or oral cyclosporine to rapidly relieve severe signs and symptoms of the disease. While these are effective as temporary treatments of flare-ups, extended use has been associated with many potential side effects or adverse events. Systemic steroids, such as prednisone, can lead to symptom relief, but their use is not recommended to induce stable remission due to numerous side effects associated with steroids and the propensity of severe disease flares upon abrupt treatment cessation. Cyclosporine is also generally not recommended for use lasting longer than one to two years, as it has been associated with renal toxicity, hirsutism, nausea and lymphoma. Based on data from the 2014 Adelphi U.S. AD Disease Specific Program, over 58% of adults with moderate-to-severe atopic dermatitis have disease which physicians consider to be inadequately controlled by these therapeutic modalities. While biologic therapies are more efficacious, as is the case in psoriasis, use of therapies such as the recently approved Dupixent is limited to patients with significant disease burden as they are expensive, necessitate frequent injections, entail regular physician appointments, have potential systemic toxicities and often require laboratory monitoring.

We believe tapinarof has the potential to fill the need for a long-term treatment option for atopic dermatitis. We also believe that tapinarof has the potential to offer significant clinical advancement to address the incessant flare cycle experienced by atopic dermatitis patients that is the result of the short-term use limitation of standard-of-care TCS.

Since acquiring tapinarof in 2018, we have expanded our intellectual property with multiple patents, which are expected to expire beginning in 2036.

Tapinarof sales and marketing

If tapinarof is approved by the FDA for the treatment of mild, moderate or severe plaque psoriasis, we intend to commercialize it in the United States by building a highly specialized commercial sales organization focused on high value dermatology healthcare providers and their patients and implementing a “best-in-class” payor reimbursement and patient point of sale access strategy, which we believe will ensure broad patient access at launch.

As psoriasis patients are predominantly managed by dermatologists, we intend to deploy a specialty sales team focused on a core target base of top-decile dermatologists who write more than 80% of all commercial prescriptions in the psoriasis market. We believe a scientifically oriented, customer-focused team of approximately 60 to 75 sales representatives will allow us to reach the approximately 5,000 highest value dermatology healthcare providers. For markets outside of the U.S., we may opportunistically seek strategic collaborations to maximize the commercial opportunities for tapinarof.

If tapinarof or topical cerdulatinib are approved by the FDA for the treatment of atopic dermatitis, we plan to expand our psoriasis sales team to be able to reach additional specialists who see a significant amount of atopic dermatitis patients, such as pediatric dermatologists and allergists. Based on our commercial team’s experience developing and launching dermatology products in U.S., we believe we can effectively reach the psoriasis and atopic dermatitis core target base with a highly specialized sales team of 120 to 130 total sales representatives.

Earlier-Stage Pipeline

Beyond tapinarof, Dermavant’s pipeline consists of three novel product candidates targeting an array of significant unmet medical needs in the field of dermatology.

Cerdulatinib (DMVT-502)

We are evaluating topical cerdulatinib as a differentiated dual inhibitor of the JAK and Syk pathways. Given its unique mechanism of action, we believe that topical cerdulatinib, if approved, could provide a differentiated treatment option for vitiligo, a condition for which there are no FDA approved treatments that suppress vitiligo disease activity, as well as other inflammatory skin conditions that have already been validated for JAK inhibition, such as atopic dermatitis. We initiated a Phase 2a clinical trial of topical cerdulatinib for the treatment of vitiligo in 2019 and received top-line results in the first half of 2021 that met the primary endpoints of safety and tolerability.

Vitiligo is an inflammatory skin condition characterized by skin depigmentation resulting from the loss of skin melanocytes. It usually involves the face, digits, arms, inguinal area, anogenital area, umbilicus and nipples, and can also affect the hair. Affected patches of skin are sharply demarcated and noticeable, particularly among patients with a darker natural skin color. Vitiligo is the most common skin depigmentation (color loss) disorder, affecting up to 1% of people of all ages, sexes, and ethnicities, worldwide. Vitiligo can severely impact patients’ quality of life and psychological well-being due to its appearance and visibility, which can each persist for the duration of a patient’s life.

Based on preclinical data observed to date, we believe topical cerdulatinib’s dual JAK/Syk inhibition has the potential to be a powerful combination for the treatment of vitiligo. In a mouse model of vitiligo, the effect of topical cerdulatinib (dosed orally QD) on epidermal depigmentation and melanocyte-specific immunity was evaluated versus placebo over a five-week span. We observed a significant decrease in vitiligo scores compared with vehicle gel at doses of 30 mg/kg (p=0.0003) and 60 mg/kg (p=0.0001). The drug prevented epidermal depigmentation in the mice and was associated with a significant reduction of melanocyte-specific T cells in skin tissues. Topical administration has the potential to avoid systemic toxicities that are often associated with oral JAK inhibitors.

Given topical cerdulatinib’s unique dual JAK/Syk inhibitor mechanism of action, we believe it also has the potential to offer particular advantages for the treatment of atopic dermatitis. In a preclinical mouse model of atopic dermatitis, contact sensitization is experimentally induced via the application of dinitrochlorobenzene. Syk knockout mice are resistant to this chemically-induced contact dermatitis. By blocking Syk activity, topical cerdulatinib may suppress the role that exogenous contact antigens play in the activity and flares associated with atopic dermatitis. Inhibiting both pathways simultaneously has the potential to not only control inflammatory disease activity but also to reduce flare frequency.

We conducted a Phase 1 trial to investigate the safety, tolerability and PK profile of topical cerdulatinib over a 14-day trial period in healthy volunteers and adults with atopic dermatitis. The results showed reductions in atopic dermatitis disease activity and evidence of drug-target engagement via biomarkers. Measures of epidermal hyperplasia showed improvements from treatment with topical cerdulatinib. Gene expression of immune markers was also reduced, which correlated with improvement in clinical response. Topical cerdulatinib gel 0.37% was generally observed to be well-tolerated among patients in this trial, with no serious AEs reported or trial discontinuations.

DMVT-504

DMVT-504 is an investigational oral candidate that we are developing for the treatment of primary focal hyperhidrosis (PFH). DMVT-504 combines an immediate-release muscarinic antagonist, oxybutynin, with a delayed-release muscarinic agonist, pilocarpine, designed to mitigate dry mouth typically observed with anticholinergic therapies for better long-term tolerability.

Primary focal hyperhidrosis is a condition characterized by excessive sweating—beyond what is physiologically required by the body or what is expected given the local environment and temperature. The most common focal areas affected by the disease are the underarms, palms of hands, soles of feet, and face. Approximately 80% of patients experience symptoms in multiple areas of the body, with 70% of patients reporting excessive sweating in multiple areas. Hyperhidrosis results in substantial impairments for patients; excessive sweating, which can range from mild to “dripping,” can severely limit social interactions, work productivity and physical activity. Hyperhidrosis has an estimated prevalence in the United States of 4.8%, representing approximately 15.3 million people, half of whom are reportedly undiagnosed.

In a Phase 2a proof-of-concept clinical trial conducted by TheraVida, Inc. (TheraVida) in patients with PFH, THVD-102 (a predecessor formulation of DMVT-504) significantly reduced Hyperhidrosis Disease Severity Score (HDSS) compared with placebo (p=0.04) and was also able to provide a statistically significant reduction (p=0.027) in dry mouth symptoms. In connection with additional formulation work, we have completed a Phase 1 clinical trial to investigate the safety, tolerability and PK profile of multiple formulations of DMVT-504. All formulations of DMVT-504 assessed in the study were observed to be generally well-tolerated, and mean PK results showed a relationship between formulation and delayed-release characteristics.

Given the site-specific nature of treating hyperhidrosis, we believe patients would benefit from an oral therapy that provides a non-invasive treatment approach with a simple dosing regimen, efficacy across multiple focal sites of excessive sweating, and limited side effects commonly associated with oral and biologic anti-cholinergic therapies.

DMVT-503

In addition to its clinical pipeline, Dermavant is developing DMVT-503, a topical DGAT1 inhibitor, as a treatment for acne vulgaris. We are conducting a pre-clinical mouse model study to explore the potential for DMVT-503 to induce dose-dependent atrophy of sebum-producing sebaceous glands, a similar effect to and potential biomarker of isotretinoin efficacy.

Immunovant Overview

•	Overview:

•	Immunovant is developing IMVT-1401 for the treatment of Myasthenia Gravis (“MG”), Warm Autoimmune Hemolytic Anemia (“WAIHA”) and Thyroid Eye Disease (“TED”).

•	Lead program:

•	IMVT-1401 is a novel, fully human monoclonal antibody that selectively binds to and inhibits the neonatal fragment crystallizable receptor (“FcRn”).

•	Designed to be a fixed-dose, self-administered subcutaneous (“SC”) injection on a convenient weekly, or less frequent, dosing schedule.

•

In nonclinical studies and in clinical trials conducted to date, IMVT-1401 has been observed to reduce immunoglobulin G (“IgG”) antibody levels. High levels of pathogenic IgG antibodies drive a variety of autoimmune diseases and, as a result, we believe IMVT-1401 has the potential for broad application in related disease areas.

•	Disease overview:

•	Advanced IgG-mediated autoimmune diseases had an aggregate prevalence of approximately 758,000 patients in 2020 in the United States and Europe.

•	MG is a rare autoimmune disorder characterized by weakness of muscles including ocular, head, oropharyngeal, limb and respiratory muscles and affected an estimated 66,000 people in the U.S. in 2020.

•

WAIHA is a rare hematologic disease in which autoantibodies mediate hemolysis, or the destruction of red blood cells (“RBCs”), affecting approximately 42,000 patients in the U.S. and 67,000 patients in Europe.

•

TED is most commonly caused by IgG autoantibodies that active cell types present in tissues surrounding the eye and can ultimately be sight-threatening and has an estimated annual incidence of 16 in 100,000 women and 2.9 in 100,000 men in North America and Europe.

•	Limitations of current treatments:

•	Early-stage disease: corticosteroids and immunosuppressants

•	Later-stage disease: intravenous immunoglobulin (“IVIg”), or plasma exchange

•	Approaches are limited by delayed onset of action, waning therapeutic benefit over time and unfavorable safety profiles

•	Clinical data:

•

In February 2021, we voluntarily paused dosing in our clinical trials for IMVT-1401 due to elevated total cholesterol and low-density lipoprotein (“LDL”) levels observed in some trial subjects treated with IMVT-1401 and informed regulatory authorities and trial subjects and investigators of this voluntary pause of dosing in our studies that were ongoing at that time. Following a program-wide data review from February 2021 through May 2021 suggesting that lipid elevations are predictable, manageable, and appear to be driven by reductions in albumin, we plan to resume clinical development of IMVT-1401 in MG and WAIHA. We are likely to design another Phase 2 trial in TED or another thyroid-related disease as their next study in this therapeutic area.

•

Statistically significant improvements on the Myasthenia Gravis Activities of Daily Living (“MG-ADL”) scale and Myasthenia Gravis Composite (“MGC”) scale in ASCEND MG Phase 2a trial of IMVT-1401 in patients with MG.

•

In the ASCEND GO-2 Phase 2b trial in TED, treatment with IMVT-1401 reduced both IgG and disease specific pathogenic IgG over the 12-week treatment period. However, the efficacy results, based on approximately half the anticipated number of subjects who had reached the week 13 primary efficacy analysis at the time of the termination of the trial, were inconclusive.

•	Development plan and upcoming milestones:

•	Contingent upon FDA feedback, we plan to initiate a pivotal trial in MG late in the calendar year 2021 or early part of calendar year 2022.

•	Contingent upon FDA feedback, we plan to re-initiate our Phase 2a trial in WAIHA late in the calendary year 2021 or early part of calendar year 2022.

•

We are likely to design another Phase 2 trial in TED or another thyroid-related disease as the next study in this therapeutic area and initiate discussions with regulatory authorities before the end of calendar year 2021.

•	We plan to announce two new indications and submit INDs and our trial designs to the FDA by May 2022.

•	Roivant ownership:

•

As of March 31, 2021, we owned 58% of the issued and outstanding shares of Immunovant common stock and 53% on a Fully Diluted basis. On August 2, 2021, we entered into a Share Purchase Agrement with Immunovant and purchased 17,021,276 additional shares of Immunovant common stock for an aggregate purchase price of $200,000,000, in cash, representing a per share price of $11.75. Following such purchase, we own approximately 64% of the issued and outstanding shares of Immunovant common stock.

•	Pipeline:

IMVT-1401

IMVT-1401 is a novel, fully human monoclonal antibody that selectively binds to and inhibits FcRn. In nonclinical studies and in clinical trials conducted to date, IMVT-1401 has been observed to reduce IgG antibody levels. High levels of pathogenic IgG antibodies drive a variety of autoimmune diseases and, as a result, we believe IMVT-1401 has the potential for broad application in these disease areas.

In addition to generating clinically meaningful IgG reductions, IMVT-1401 has been designed from inception to be a fixed-dose, self-administered SC injection on a convenient weekly, or less frequent, dosing schedule. We believe that IMVT-1401, if developed and approved for commercial sale, would be differentiated from currently available, more invasive treatments for advanced IgG-mediated autoimmune diseases. The patent family directed to the composition of matter of IMVT-1401 has a natural projected expiration date in 2035 in the U.S. and in foreign jurisdictions.

Mechanism of action

The neonatal fragment crystallizable receptor, or FcRn plays a pivotal role in preventing the degradation of IgG antibodies. The physiologic function of FcRn is to modulate the catabolism of IgG antibodies. FcRn intercepts IgG, which would otherwise be degraded in lysosomes. The FcRn-IgG complex is then recycled to the cell surface and free IgG is released back into circulation. Anti-FcRn antibodies bind to FcRn, thereby preventing it from recycling IgG antibodies back to circulation. As a result, IgG is increasingly delivered to lysosomes for degradation. The inhibition of FcRn, such as through use of an anti-FcRn antibody, has been shown to reduce levels of pathogenic IgG antibodies, suggesting utility in the many autoimmune diseases associated with high levels of such IgG antibodies.

Autoimmune Diseases

Autoimmune diseases are conditions where an immune response is inappropriately directed against the body’s own healthy cells and tissues. Many of these diseases are associated with high levels of pathogenic IgG antibodies, which are the most abundant type of antibody produced by the human immune system, accounting for approximately 75% of antibodies in the plasma of healthy people. IgG antibodies are important in the defense against pathogens, such as viruses and bacteria. In many autoimmune diseases, IgG antibodies inappropriately develop against normal proteins found in the body, directing the immune system to attack specific organs or organ systems.

Unfortunately, safe and effective treatment options for patients suffering from autoimmune diseases are inadequate. Currently available treatments are generally limited in early-stage disease to corticosteroids and immunosuppressants, and in later-stage disease to IVIg or plasma exchange. These approaches often fail to address patients’ needs since they are limited by delayed onset of action, waning therapeutic benefit over time and unfavorable safety profiles.

Europe includes all E.U. countries, the U.K. and Switzerland. MG: Myasthenia Gravis; WAIHA: Warm Autoimmune Hemolytic Anemia; TED: Thyroid Eye Disease; ITP: Idiopathic Thrombocytopenic Purpura; PV: Pemphigus Vulgaris; CIDP: Chronic Inflammatory Demyelinating Polyneuropathy; BP: Bullous Pemphigoid; NMO: Neuromyelitis Optica; PF: Pemphigus Foliaceus; GBS: Guillain-Barré Syndrome; PMN: PLA2R+ Membranous Nephropathy.

As a result of the rational design of IMVT-1401, we believe that IMVT-1401, if approved for use, could provide the following benefits:

•

Subcutaneous delivery. Based on pharmacokinetics (“PK”) and pharmacodynamics (“PD”) and clinical data, we believe that we will be able to obtain therapeutically relevant levels of IgG reduction using 2-mL or lesser volume SC injections. The current formulation is concentrated at 170 mg/mL.

•

Simple dosing schedule. We are developing IMVT-1401 as a fixed-dose subcutaneously administered regimen without the need for preceding intravenous induction doses or lengthy SC infusions. If approved, we intend to market IMVT-1401 as a fixed-dose pre-filled syringe or auto-injector, which would allow for convenient self-administration, eliminating the need for frequent and costly clinic visits, and reduce complexity and errors associated with calculating individual doses.

•	Low immunogenicity risk. IMVT-1401 is a fully human monoclonal antibody, and therefore contains only amino acid sequences native to humans, hypothesizing a lower risk of immunogenicity development.

•

Low effector function. IMVT-1401 has been engineered to prevent activation of other components of the immune system, and, as a result, unintended immune response to IMVT-1401 is not expected. Specifically, well-characterized and validated mutations introduced into the fragment crystallizable domain of IMVT-1401 have reduced its ability to cause antibody-dependent cell-mediated cytotoxicity (“ADCC”) and complement-dependent cytotoxicity (“CDC”).

Recent Developments in Our Clinical Programs

In February 2021, we voluntarily paused dosing in our clinical trials for IMVT-1401 due to elevated total cholesterol and LDL levels observed in some trial subjects treated with IMVT-1401. We have informed regulatory authorities and trial subjects and investigators of this voluntary pause of dosing in our studies that were ongoing at that time, ASCEND GO-2, a Phase 2b trial in Thyroid Eye Disease and ASCEND-WAIHA, a Phase 2 trial in Warm Autoimmune Hemolytic Anemia.

Program-Wide Review

In order to better characterize the observed lipid findings, we conducted from February 2021 through May 2021 a program-wide data review (including both clinical and nonclinical data) with input from external scientific and medical experts.

In our ASCEND GO-2 trial, lipid parameters were assessed at baseline, at week 12, and at week 20 following eight weeks off drug. Based on preliminary, unblinded data, median LDL cholesterol at week 12 was increased by approximately 12 mg/dL in the 255 mg dose group (corresponding to an increase from baseline of approximately 15%), by approximately 33 mg/dL in the 340 mg dose group (corresponding to an increase from baseline of approximately 37%), by approximately 62 mg/dL in the 680mg dose group (corresponding to an increase from baseline of approximately 52%) and did not increase in the control group. The data analysis indicates a dose-dependent increase in lipids. Average high-density lipoprotein (“HDL”) and triglyceride levels also increased but to a much lesser degree. We also observed correlated decreases in albumin levels and the rate and extent of albumin reductions were dose-dependent. Subjects receiving the 255 mg weekly dose (“QW”) experienced the smallest reductions in albumin through week 12, with a median reduction of about 16% from baseline, while subjects receiving the 340 mg or 680 mg QW dose experienced median reductions of albumin of 26% or 40%, respectively. At week 20, both lipids and albumin returned to baseline.

In our open label ASCEND WAIHA trial, only two subjects completed 12 weeks of dosing prior to the program-wide pause in dosing, with three additional subjects partially completing the dosing period. Pre-specified and post-hoc lipid test results from these five subjects were analyzed along with post-hoc lipid test results performed on frozen samples from ASCEND MG subjects (where available) and post-hoc lipid test results from our Phase 1 Injection Site study. LDL elevations observed in the ASCEND WAIHA and ASCEND MG subject populations and in healthy subjects in the Phase 1 Injection Site Study also appeared to be dose-dependent and were generally consistent in magnitude with the elevations observed in ASCEND GO-2 subjects.

No major adverse cardiovascular events have been reported to date in IMVT-1401 clinical trials.

Integrated Safety Assessment and Regulatory Interactions

It is our intent to resume development across multiple indications for IMVT-1401. We are in the process of drafting multiple study protocols and updating our program-wide safety strategy for discussions with regulatory agencies. The elements of our development program will include extensive PK and PD modeling to select dosing regimens for IMVT-1401 which optimize reductions in total IgG levels while minimizing the impact on albumin and LDL levels, particularly for clinical studies containing long-term treatment extensions. These protocols will likely include protocol-directed guidelines for the management of any observed lipid abnormalities. While increases in LDL over an 8 to 12 week treatment duration would not be expected to pose a safety concern for patients, the risk-benefit profile of long-term administration of IMVT-1401 will need to incorporate any unfavorable effects on lipid profiles. Discussions with regulatory agencies, including the FDA, are expected to commence during the second half of the calendar year 2021.

Phase 1 Clinical Trials of IMVT-1401 in Healthy Volunteers

We have completed a multi-part, placebo-controlled Phase 1 clinical trial involving 99 healthy volunteers in Australia and Canada, administering IMVT-1401 both as an intravenous infusion and as a SC injection. In this trial, 77 subjects received at least one dose of IMVT-1401 and 22 subjects received placebo.

Program-Wide Data Review

Pharmacokinetics and Pharmacodynamics

The PK and PD (including serum concentrations of total IgG, albumin, and lipids) of IMVT-1401 were evaluated in healthy subjects in our Phase 1 clinical trial and Phase 1 Injection Site Study, and in patients with MG, TED and WAIHA in our ASCEND MG, ASCEND GO-1, ASCEND GO-2 and ASCEND WAIHA trials. To date, single doses of IMVT-1401 ranged from 100 mg to 1530 mg IV and 1.5 mg/kg to 765 mg SC and were administered to healthy subjects. Multiple doses of 255 mg, 340 mg and 680 mg SC QW have been studied in healthy subjects (up to 4 weeks of dosing) and patients with TED, MG or WAIHA (up to 12 weeks of dosing).

Pharmacokinetics

IMVT-1401 exhibited a non-linear PK profile which was typical of that characterized by target-mediated drug disposition (“TMDD”). The elimination of IMVT-1401 can be divided into three phases according to the concentrations. The first phase shows linear elimination; when drug concentrations are high enough to saturate targets, drug elimination is governed by linear non-target-related routes, together with a fixed rate of target-mediated elimination, which is negligible in this phase. At the second phase, the drug concentrations become lower, the targets are not all saturated and both non-target-mediated and target-mediated elimination routes are important, resulting in nonlinear PK. At the last phase, the drug concentrations are so low that targets are not saturated, the target mediated elimination becomes the main route of elimination, and the PK becomes linear again. The drug concentrations achieved after 680 mg SC QW dose were mainly in the linear elimination phase of the PK profile, may maintain target saturation during the dosing intervals for most of the subjects. However, the drug concentrations achieved after the 340 mg or 255 mg SC QW dose may not always maintain target saturation during the dosing intervals for majority of the subjects.

Pharmacodynamics

Currently, ASCEND GO-2 in TED is the largest study (total of 65 subjects, including 18 subjects on placebo) which evaluated placebo and 3-dose levels of IMVT-1401 at 255 mg, 340 mg and 680 mg administered SC weekly for 12 weeks (“QW*12”). The preliminary PD results of total IgG by time and treatment group is presented in the below figure. The baseline serum levels of total IgG, albumin, LDL, and HDL were comparable across all treatment groups. After active treatment, the levels of total IgG and albumin started to decrease, but the levels of LDL and HDL started to increase; both the rate and extent of reductions in total IgG and albumin or elevations of LDL and HDL were dose dependent. After 255 mg, 340 mg or 680 mg QW*12, the median Emax of total IgG reduction was 62%, 69% or 80%, respectively. For Groups 255 mg and 340 mg, total IgG levels continued to decrease as of week 12 (the last injection). For Group 680 mg, total IgG reached maximum reduction around week 7, and maintained in a plateau-like manner between weeks 7 to 12. The median Emax of albumin reduction was 16%, 26% or 40% for the 255 mg, 340 mg or 680 mg QW*12 doses, respectively. For Groups 340 mg and 680 mg, albumin levels continued to decrease as of week 12 (the last injection). For Group 255 mg, albumin reduction reached maximum around week 8, and maintained in a plateau-like manner between weeks 8 to 12. After 255 mg, 340 mg or 680 mg QW*12, the median elevation at Week 12 was 15%, 37% or 52%, respectively for LDL, and 14%, 10% or 25%, respectively for HDL. For all three active dose groups, the levels of total IgG, albumin, LDL and HDL returned to baseline within 8 weeks after the last dose of the 12-week treatment.

Mean (±SD) Percentage Change from Baseline of Serum Concentrations of Total IgG in Subjects in ASCEND GO-2 (Preliminary Results)

The relationships of the PD effects in total LDL vs. albumin indicate that the time course and extent of LDL elevations were highly correlated with albumin reductions. The reductions in both IgG and albumin were also highly correlated, with a coefficient of determination of R2 = 0.793. It was also noted that the lipid elevations were not correlated with changes in thyroid hormone levels (no correlations to changes in T3, T4 or TSH was observed).

Within the dose range studied, the rate and extent of total IgG reductions, albumin reductions and lipid elevations were dose dependent across different populations and the shoulder region of the dose-response curve for total IgG reductions was covered and observed. However, the shoulder region of the dose-response curve for albumin reductions or lipid elevations was not clearly observed. The extent of PD response was much larger in reductions of total IgG than reductions of albumin or elevations of lipids.

Comprehensive understanding of the PK and PD characteristics of IMVT-1401 has enabled creation of robust mathematical models to support the selection of future dosing regimens. The discordance between the PK/PD response relationship for IgG and that of albumin or LDL suggests options for dosing regimens that provide potentially effective reductions in total IgG (and pathologic autoantibodies) while minimizing effects on albumin and LDL levels. Optimized dosing regimens, if shown to be effective, could improve the risk/benefit profile of IMVT-1401 while the ease of administration of our current formulation could enhance the overall patient experience.

Safety data

We conducted, from February 2021 through May 2021, a program-wide data review, including safety data review, with input from external scientific and medical experts. The safety data review for each of the studies is described below.

In our multi-part, placebo-controlled Phase 1 clinical trial, IMVT-1401 was observed to be generally well-tolerated with no Grade 3 or Grade 4 treatment-emergent AEs and no discontinuations due to AEs. The most commonly reported AEs were mild erythema and swelling at the injection site, which typically resolved within hours and had a similar incidence between subjects receiving IMVT-1401 and placebo. These reactions at the injection site were not considered dose-related and did not increase with multiple administrations of IMVT-1401 in the multiple-dose cohorts. As previously disclosed, two serious AEs were reported, both of which were assessed as unrelated to IMVT-1401 by the study investigator. There were no treatment-related serious AEs reported.

A summary of the most commonly reported AEs, defined as the AE reported occurred in more than one subject, is set forth in the table below:

Most Common Adverse Events Reported in Phase 1 Clinical Trial of IMVT-1401

	Single Ascending Dose
	Intravenous Infusion						Subcutaneous Injection							Multiple Ascending Dose Subcutaneous Injection
Number of Subjects	0.1 MG/KG N=4	100 MG N=6	340 MG N=6	765 MG N=6	1530 MG N=6	Placebo N=8	0.5 MG/KG N=3	1.5 MG/KG N=6	5 MG/KG N=6	340 MG N=6	500 MG N=6	765 MG N=6	Placebo N=10	340 MG N=8	680 MG N=8	Placebo N=4
MedDRA Preferred Term
Abdominal pain									1					1
Abdominal pain upper													2	1
Abnormal sensation in eye					1					1
Back pain						2					1		1	1
Constipation						1								1
Cough											1		2
Diarrhea														2
Dizziness						1							1			1
Dry skin													1		1
Erythema							1								1
Fatigue	1			1	1	1	1			1			1
Headache	1	1	1	1	1			1	1	4	1		1	2
Injection site erythema									5	1	5	6	7	8	7	4
Injection site pain											1			2		1
Injection site swelling									3		2	4	3	7	6	2
Insomnia									1					4
Myalgia														1	1
Nasal congestion									1		1		1	1
Nausea									1	1			1		1	1
Ocular hyperaemia															2
Oropharyngeal pain	1			1	2				1		1		1	2
Pain in extremity						1							1
Procedural complication								1		1
Procedural dizziness					2						1
Pyrexia			1	1					1
Rash					2				2				2		1
Rhinorrhoea									1				2
Sinusitis			1										1
Somnolence		1							1
Upper respiratory tract infection	1	1	1				3		1	1				1
Vision blurred					1					1

In November 2018, one serious AE (malpighian carcinoma) occurred in a 51-year-old subject who had received a single 765 mg subcutaneous administration of IMVT-1401. Fifty-five days after study drug administration, the subject presented to his personal physician with a left-sided neck mass. Biopsy results determined the mass to be a poorly differentiated malpighian carcinoma, which was assessed as unrelated to IMVT-1401 by the study investigator. In February 2019, a 25-year-old subject who received a single dose 1530 mg of IMVT-1401 by intravenous infusion presented five days later with uncomplicated acute appendicitis and the presence of an appendiceal stone. The subject underwent laparoscopic appendectomy and recovered with an uneventful post-operative course. The event was considered unrelated to study drug by the study investigator.

Dose-dependent and reversible albumin reductions were observed in the single-ascending and multiple-ascending dose cohorts. In the 680 mg multiple-ascending dose cohort, most subjects appeared to reach nadir before administration of the final dose. Mean reduction in albumin levels at day 28 were 20% in the 340 mg multiple-dose cohort, and 31% in the 680 mg multiple-dose cohort. For subjects in the 340 mg and 680 mg cohorts, the mean albumin levels at day 28 were 37.5 g/L and 32.4 g/L, respectively (normal range 36-51 g/L). These reductions were not associated with any AEs or clinical symptoms and did not lead to any study discontinuations.

Our Phase 1 Injection Site study, a randomized, double-blinded, placebo-controlled, crossover study to characterize the PK, PD, safety and tolerability of IMVT-1401 was administered as single subcutaneous doses in three different injection sites in healthy participants (N = 21). In this trial, IMVT-1401 was generally well tolerated with no serious AEs reported and there were no discontinuations due to AEs. All AEs were assessed to be unrelated to IMVT-1401 by the study investigator. Mild headache was reported in 33% of the overall group as compared with 25% of the placebo group.

In our ASCEND GO-1 clinical trial, where seven participants completed the treatment period of the study and five of those participants completed the follow-up, off treatment period (the two discontinuations were not related to the study), the safety and tolerability profile observed was consistent with the Phase 1 clinical trials. In this trial, no serious AEs were observed and there were no discontinuations due to AEs. IMVT-1401 was generally well-tolerated, with the reported AEs, ranging from mild to moderate, being increase in weight, cough, fatigue, palpitations, light-headedness, and low blood pressure. One participant had a pre-existing condition of hypertension with borderline low platelets at baseline and a low platelet count after week 18.

In our ASCEND MG clinical trial, which included five participants in the 340 mg dose group, six participants in the 680 mg dose group and six participants in the placebo group, two serious AEs were reported but determined to be unrelated to IMVT-1401 by the study investigator.

In our ASCEND GO-2 clinical trial, five out of 18 participants in the 680 mg dose group reported peripheral edema with no such events noted in the other treatment groups. The events were Grade 1 or 2 (on a scale of 1 to 5), were limited in duration, and did not require permanent discontinuation of study drug. There were no reported cardiac events and injection site erythema was more common in the treated groups as compared with the placebo group. In the 255 mg dose group, one AE, optic neuropathy, was considered serious due to hospitalization, but was ultimately determined to be unrelated to the study and the participant later recovered. Triglycerides were elevated in the 340 mg and 680 mg dose groups with two participants reporting levels above 300 mg/dL and <400 mg/dL. No other serious AEs were reported.

The ASCEND WAIHA study is an ongoing, open-label trial that has been evaluated with interim results. To date, one of the five trial subjects discontinued therapy after three 680 mg SC QW doses due to a serious AE (Immune thrombocytopenia). In January 2021, a 59-year-old subject presented for the scheduled week 4 study visit and reported gingival bleeding. The week 4 dose was not administered and laboratory results revealed decreases in platelet count. Platelet count was already at a decreased level at the time of enrollment. The subject received multiple platelet transfusions over the following few weeks. In February 2021, the AE was considered as resolved and no further transfusions were needed at that time. The study investigator considered the event related to aggravation of underlying disease activity (hemolytic anemia with immune thrombocytopenia) since the subject had decreased platelet counts at initial diagnosis; however, the study investigator stated that the investigational product’s role in causing or aggravating thrombocytopenia cannot be ruled out. The adverse event was determined to be possibly related to study drug.

As previously disclosed, lipid levels were not measured contemporaneously during these Phase 1, ASCEND MG and ASCEND GO-1 clinical trials of IMVT-1401. See “Recent Developments in Our Clinical Programs” for further discussion about lipid and albumin changes noted in our clinical trials.

Across all the clinical trial groups to date, we believe the safety profile of IMVT-1401 at the doses studied over a treatment interval of at least 12 weeks is acceptable and supports further development of these dosing regimens. As discussed in “Recent Developments in Our Clinical Programs,” dose-dependent decreases in albumin levels have been observed with IMVT-1401; however, these decreases were generally asymptomatic except for the potentially expected AE of peripheral edema which was observed only in the 680 mg dose group and resolved without permanent discontinuation of IMVT-1401. Dose-related increases in LDL and total cholesterol have also been observed with IMVT-1401. While increases in LDL of this magnitude over a 12-week treatment duration would not be expected to pose a safety concern for patients, the risk-benefit profile of long-term administration of IMVT-1401 will need to incorporate any unfavorable effects on lipid profiles. Future study designs which include long-term treatment extensions will employ extensive PK/PD modeling to select dosing regimens that optimize reductions in total IgG while minimizing effects on albumin and LDL. These protocols will likely include protocol-directed guidelines for the management of any observed lipid abnormalities. The indications that we are pursuing with IMVT-1401 are associated with substantial morbidity and currently available treatments (e.g., high dose intravenous methylprednisolone) associated with significant side effects. Therefore, we believe that, if IMVT-1401 is found to be effective in these diseases, the safety profile observed to date should result in a favorable risk-benefit profile for IMVT-1401.

No major adverse cardiovascular events have been reported to date in IMVT clinical trials.

Immunogenicity Data

The development of anti-drug antibodies (“ADA”) to IMVT-1401 was assessed across all dosed cohorts following single (IV and SC formulations) and multiple (SC formulation) administrations of IMVT-1401. Preliminary data show a similar frequency of treatment-emergent ADA development among subjects who received at least one administration of IMVT-1401 or placebo (8% and 6%, respectively). The antibody titers were low (≤ 1:16) consistent with the high sensitivity of the ADA assay. No subjects in either the 340 mg or 680 mg multiple ascending dose cohorts developed ADAs with treatment. ADAs will continue to be monitored throughout the development program.

IMVT-1401 for the Treatment of Myasthenia Gravis

MG overview and limitations of current treatments

Myasthenia Gravis is a rare autoimmune disorder, characterized by weakness of muscles including ocular, head, oropharyngeal, limb and respiratory muscles. The prevalence of MG is estimated to be one in 5,000, with up to 66,000 cases expected in the United States. Existing therapies are associated with significant side effects and an unmet medical need persists. Approximately 10% of MG patients are refractory to current treatments, while up to 80% fail to achieve complete stable remission.

Very early-stage MG is symptomatically treated with acetylcholinesterase inhibitors such as pyridostigmine, which block the breakdown of acetylcholine at the neuromuscular junction, thereby increasing its concentration and capacity to activate the muscle. As the disease progresses, patients are typically treated with immunosuppressive agents such as glucocorticoids, azathioprine, mycophenolate mofetil and cyclosporine. As

MG becomes more advanced, patients can be treated during exacerbations with IVIg, which provides therapeutic benefit through multiple potential mechanisms including the saturation of FcRn. However, IVIg requires recurrent, burdensome infusions to obtain significant reductions in symptoms, and the large volumes of intravenous fluid associated with the administration of IVIg can lead to significant side effects, including pulmonary edema and renal complications and treatment can be complicated by events associated with intravascular thrombosis.

Physicians direct patients with more advanced chronic disease and patients in times of crisis to therapies that reduce levels of circulating IgG antibodies. One method of reducing IgG levels is to take blood from a patient and physically remove the patient’s plasma before returning the red blood cells as well as outside obtained albumin or plasma to the patient in a process called plasma exchange. This is a slow process that typically takes several hours and often requires multiple treatment sequences due to limited daily tolerance (a reported mean of 6 treatments in MG) over a number of days in order to achieve a significant reduction in IgG antibody levels. A variant of this procedure is immunoadsorption in which bacterial proteins are used to selectively remove IgG antibodies from serum. The table below sets forth an overview of these treatments for MG. The most recent agent approved for MG is eculizumab, a complement C5 inhibitor, the use of which is limited to patients refractory to available therapy with anti-AChR-positive MG. Anti-MuSK antibodies have a low propensity to activate complement proteins, thus C5 inhibition may not be therapeutically relevant in anti-MuSK-positive patients. Studies indicating that patients with MuSK-positive disease are more likely to become treatment refractory thus presenting an additional unmet need.

Clinical data

In August 2020, we reported topline results from an interim analysis of 15 participants in our ASCEND MG trial. Results from the six-week treatment period included three arms: 340 mg IMVT-1401 weekly (N=5), 680 mg IMVT-1401 weekly (N=5), and placebo (N=5). Initially, the trial had a target enrollment of 21 subjects, however, after taking into consideration the impact of COVID-19 as well as recent data from other anti-FcRn programs that have supported this mechanism in MG, we elected to unblind and report the study with 15 subjects enrolled.

As evaluated in a pre-specified, pooled analysis of 15 subjects who completed Day 42, IMVT-1401-treated subjects (N=10) showed a mean 3.8-point improvement on the MG Activities of Daily Living, or MG-ADL, scale vs. a mean decline of +0.6 for placebo, a result that was statistically significant (p=0.039). IMVT-1401-treated subjects also showed a statistically significant improvement on the MG Composite, or MGC, scale, with an average improvement of 8.0 points vs. a mean decline of +1.4 for placebo (p=0.009).

MG-ADL responder rates, defined as the percentage of subjects showing a ≥ 2-point improvement, were 60% for IMVT-1401-treated subjects vs. 20% for placebo. MG-ADL deep responder rates, defined in the study as the percentage of subjects showing a ≥ 6-point improvement, were 40% for IMVT-1401-treated subjects vs. 0% for placebo. MGC deep responder rates, defined in the study as the percentage of subjects showing a ≥ 10-point improvement, were 40% for IMVT-1401-treated subjects vs. 0% for placebo.

Consistent with previously reported Phase 1 results, IMVT-1401 was observed to be generally well-tolerated with no SAEs, no withdrawals due to AEs, and no imbalance in headaches; as previously disclosed, lipid levels were not measured contemporaneously during the Phase 1 and ASCEND MG Phase 2a clinical trials of IMVT-1401. Mean reductions in total serum IgG from baseline to Day 42 for the 340 mg and 680 mg cohorts were 59% and 76%, respectively.

After the interim analysis, two additional participants enrolled and were randomized. The ASCEND MG trial is now completed.

Development plan

Before the voluntary pause of dosing, we had a favorable end of Phase 2 meeting with the FDA on the design of our Phase 3 registrational program in MG and we are planning on advancing our clinical trials for this indication. Based on our integrated safety analysis, we plan to meet with the FDA to propose further development to evaluate additional dosing levels and regimens as well as to include additional safety monitoring and considerations such as lipid and albumin monitoring and incorporating an independent safety monitoring committee. Contingent upon FDA feedback, we plan to initiate a pivotal study in MG late in the calendar year 2021 or early part of the calendar year 2022.

IMVT-1401 for the Treatment of Warm Autoimmune Hemolytic Anemia

WAIHA overview and limitations of current treatments

WAIHA is a rare hematologic disease in which autoantibodies mediate hemolysis, or the destruction of RBCs. The clinical presentation is variable and most commonly includes non-specific symptoms of anemia such as fatigue, weakness, skin paleness and shortness of breath. Symptoms typically develop chronically over several weeks to months, however, rapid progression over a span of days has also been observed. In severe cases, hemoglobin levels are unable to meet the body’s oxygen demand, which can lead to heart attacks, heart failure and even death. Though the exact causes of WAIHA are unknown, roughly half of cases occur in patients with an underlying lymphoproliferative or autoimmune disease, most commonly chronic lymphocytic leukemia, rheumatoid arthritis or systemic lupus erythematosus.

In WAIHA, autoantibodies react with surface proteins on RBCs at temperatures at or above 37 degrees Celsius, or normal body temperature. These antibodies are of the IgG subtype in the majority of patients. WAIHA is differentiated from cold autoimmune hemolytic anemia, or cold agglutinin disease, which shares a similar clinical presentation but is triggered by autoantibodies that react at temperatures below 37 degrees Celsius. In WAIHA, antibody-coated RBCs are removed from circulation primarily in the spleen, where they are destroyed by macrophages. Studies have suggested the severity of WAIHA correlates with the amount and potency of autoantibodies present. The laboratory evaluation of WAIHA begins with a peripheral blood analysis revealing evidence of extravascular hemolysis (spherocytes, low haptoglobin, elevated bilirubin and elevated LDH). In over 97% of cases, patients have a positive direct antiglobulin test, which detects the presence of IgG or complement proteins bound to the surface of RBCs.

The annual incidence of WAIHA in the United States and Europe is estimated at one to three in 100,000 persons. Based on published estimates, we believe that there are approximately 42,000 patients in the United States and 67,000 patients in Europe living with WAIHA. The disease may be more common in females, with some sources suggesting a 2:1 female predominance. Peak incidence occurs during the sixth and seventh decades of life, however, WAIHA can occur in children as well.

High doses of corticosteroids (>1 mg/kg of prednisone) are typically the first-line treatment option for WAIHA and lead to initial disease control in approximately 70-85% of cases. Once initial disease control is achieved, doses of steroids are tapered. However, only 33% of patients maintain sustained disease control once steroids are discontinued and, as a result, the majority of patients will require either long-term steroid treatment or additional therapies.

There are few studies to guide which treatment options to use in patients failing corticosteroids. Until recently, splenectomy had been a common second-line treatment option for patients not responding adequately to corticosteroids. The therapeutic benefit of splenectomy is thought to be twofold: first, it eliminates the major site of RBC destruction in WAIHA; second, removal of the spleen reduces the total lymphoid tissue capable of producing autoantibodies. However, because of the lack of reliable predictors of the outcome, morbidity and potential operative complications of splenectomy, rituximab has become the default second-line option despite not being approved for use in WAIHA. In case studies looking at patients with relapsed disease after treatment with steroids, single-agent rituximab led to responses in 65% to 90% of patients. In such a course of treatment, maximal therapeutic effect is not immediate.

Patients with persistent disease despite use of corticosteroids and rituximab may be offered a course of other immunosuppressive drugs, such as cyclophosphamide, mycophenolate mofetil or azathioprine sirolimus. IVIg is not routinely used alone for the treatment of WAIHA, however, small case series have suggested some evidence for a therapeutic effect in patients suffering from life-threatening complications of the disease. In these reports, IVIg has been given at high doses (greater than or equal to 1 g/kg per day), and the results have been inconsistent, requiring repeated courses of treatment in at least one case. RBC transfusions are indicated in patients who require immediate stabilization. Such patients are monitored closely for evidence of a transfusion reaction. In contrast to other treatment modalities that lead to nonspecific suppression of the immune system, IMVT-1401 may offer a more targeted approach for reducing levels of the causative IgG species responsible for most cases of WAIHA. We believe this could provide a favorable therapeutic window and avoid the significant side effects associated with less targeted immunosuppression.

Development plan

In November 2019, we submitted our IND to the FDA for WAIHA and, in December 2019, our IND was cleared for Phase 2 trial initiation. The ASCEND WAIHA trial will explore the potential of IMVT-1401 to increase hemoglobin levels and assess the safety and tolerability of IMVT-1401 in this population. Subjects in this trial will be treated with one of two doses of IMVT-1401 (680 mg or 340 mg) administered weekly by subcutaneous injection for 12 weeks. The primary endpoint of this trial is the proportion of responders, defined as subjects achieving a hemoglobin level of at least 10 g/dL and at least a 2 g/dL increase from baseline. Secondary endpoints include change from baseline in other hematologic and chemistry parameters, time to response, patient reported outcome measures, total IgG antibodies and IgG antibodies by subclasses.

The ASCEND WAIHA trial is an open label design, so the program-wide pause in dosing resulted in this trial being suspended. During the fall of 2021, we plan to commence discussions with the FDA on re-initiating this study, incorporating safety considerations and risk management as well as additional dosing regimens. We anticipate re-initiating this study based on a favorable outcome from these meetings late in the calendar year 2021 or early part of the calendar year 2022.

IMVT-1401 for the Treatment of Thyroid Eye Disease

TED overview and limitations of current treatments

TED is an autoimmune inflammatory disorder that affects the muscles and other tissues around the eyes and can ultimately be sight-threatening. TED has an estimated annual incidence of 16 in 100,000 women and 2.9 in 100,000 men in North America and Europe. The natural history of TED begins with an inflammatory phase lasting between six and 24 months. Treatment of patients with immunosuppressive therapies during this active inflammatory phase can lead to reduction in symptoms and can alter the course of the disease. However, once the initial inflammatory phase is over, immunosuppressive therapies are ineffective and levels of fibrosis that have developed as the result of acute inflammation are only reversible by surgery. We estimate that 15,000 to 20,000 patients in the United States have active inflammatory TED and are eligible for treatment. There are few treatment options currently available for TED patients. As a first option, patients with active TED are treated with immunosuppressive therapy such as high doses of corticosteroids, typically administered intravenously or orally. Corticosteroids are not effective in all patients, and approximately one-third of patients will relapse. This therapy is associated with an increased risk of acute and severe organ damage, bone thinning, weight gain, diabetes, hypertension, osteoporosis and depression. In January 2020, the FDA approved Horizon Therapeutics’ Tepezza (teprotumumab), an anti-IGF-1R antibody, for the treatment of TED. Orbital radiation therapy may reduce the infiltration of lymphocytes and can be used in conjunction with corticosteroids or immunosuppressive therapy. Similar to these anti-inflammatory and immunosuppressive drugs, radiation therapy is most effective in the active stage of TED. Patients with moderate-to-severe active TED which is still in the active stage and who do not respond adequately to corticosteroids can be treated with cyclosporine or mycophenolate mofetil, two broad immunosuppressive drugs. These powerful drugs are associated with numerous general immunosuppressive side effects as well as inherent toxicities, such as hypertension, kidney disease, and gastrointestinal toxicity. Small case studies have identified Roche’s Rituxan (rituximab) as an alternate way of inducing immunosuppression in patients with TED. However, rituximab is associated with the potential for serious side effects, such as infusion-related reactions. Surgery is considered to be a treatment option in patients with a high Clinical Activity Score (“CAS”), a measure of disease activity in TED patients, who have been treated with corticosteroids or immunosuppressive therapy but continue to have progressive disease. The goal of surgery is to reduce the pressure causing proptosis, reduced eye movement and loss of visual acuity. Due to its invasive nature, surgery is typically reserved for inactive disease.

We believe that a therapy for TED focused on addressing the cause of the disease, namely the presence of autoimmune antibodies, represents an attractive approach that has the potential to avoid many of the serious side effects of current therapies. Because the mode of action of IMVT-1401 is independent of the antigen recognized by the autoimmune antibodies, we believe that IMVT-1401 can address TED that arises through any IgG autoantibody mechanism whether it be anti-TSHR, anti-IGF1R, or any other IgG autoantibodies.

Clinical data

In March 2020, we announced initial results from our ASCEND GO-1 trial, an open label single-arm Phase 2a clinical trial of IMVT-1401 in Canada in patients with TED. Subjects recruited for this trial have moderate-to-severe active TED with confirmed autoantibodies to TSHR. A total of seven subjects were dosed weekly with SC injections for six weeks. Subjects received a 680 mg dose for the first two administrations of the study followed by a 340 mg dose for the final four administrations. The primary endpoints of this trial were safety and tolerability of IMVT-1401 over the six-week treatment period, as well as the change from baseline in levels of anti-TSHR antibodies, total IgG antibodies and IgG antibodies by subclasses. Secondary clinical endpoints included mean changes in proptosis, or protrusion of the eyeball, the proptosis responder rate, defined as the percentage of subjects with a greater than or equal to 2 mm reduction in proptosis in the study eye without deterioration in the fellow eye, PK and anti-drug antibodies.

Trial Design of ASCEND GO-1 Trial

All seven subjects completed the six-week treatment phase of the trial and entered the 12-week follow-up phase. Mean reduction in total IgG levels from baseline to end of treatment was 65%. As evaluated at the end of treatment, four of seven subjects (57%) improved by ≥2 points on the CAS. Of six subjects with baseline diplopia, four subjects (67%) demonstrated improvement in diplopia. Three of seven subjects (43%) were proptosis responders. The safety and tolerability profile observed was consistent with the prior Phase 1 trial of IMVT-1401 in 99 healthy volunteers; as previously disclosed, lipid levels were not measured contemporaneously during the Phase 1 and ASCEND GO-1 Phase 2a clinical trials of IMVT-1401. Mean albumin reduction from baseline to end of treatment was 24%. All AEs were mild or moderate and there were no headaches reported.

In October 2019, we initiated dosing in our ASCEND GO-2 trial, a randomized, masked, placebo-controlled Phase 2b clinical trial in 77 subjects with moderate-to-severe active TED with confirmed autoantibodies to TSHR. The ASCEND GO-2 trial explored the potential of IMVT-1401 to improve proptosis and assesses the safety and tolerability of IMVT-1401 in this population. Subjects in this trial were treated with one of three doses of IMVT-1401 (680 mg, 340 mg or 255 mg) or placebo administered weekly by subcutaneous injection for 12 weeks. The primary endpoints of this trial were the proptosis responder rate measured at week 13, defined as the percentage of subjects with a greater than or equal to 2 mm reduction in proptosis in the study eye without deterioration in the fellow eye, and safety and tolerability. Secondary endpoints included the proptosis responder rate measured at weeks 2, 3, 4, 5, 6, 8, 10, 12, 14, 16 and 20, the proportion of subjects with a CAS of 0 or 1, the mean change from baseline in proptosis, CAS, diplopia, ophthalmic improvement and GO-QOL and PK, PD, defined as anti-TSHR antibodies and total IgG and IgG antibodies by subclasses, and anti-drug antibodies. Exploratory endpoints included assessment of CT-measured muscle volume, fat volume, total orbital volume and proptosis, as well as multiple biomarkers including gene expression profiles, pro-inflammatory markers and receptor occupancy.

Trial Design of ASCEND GO-2 Trial

Our voluntary pause in dosing resulted in unblinding the ASCEND GO-2 trial. As a result, following the last patient last visit of the post-treatment follow-up period, the ASCEND GO-2 trial was terminated. Treatment with IMVT-1401 reduced both IgG and disease specific pathogenic IgG over the 12-week treatment period. However, the efficacy results, based on approximately half the anticipated number of subjects who had reached the week 13 primary efficacy analysis at the time of the termination of the trial, were inconclusive. The primary endpoint of the proportion of proptosis responders was not met, and although not tested statistically, post hoc evaluation of other endpoints measured (CAS and diplopia scores) indicated the desired magnitude of treatment effect likely would not have been achieved. However, levels of IgG were reduced across IMVT-1401 dosing groups, and analysis of the receptor occupancy data suggest binding of IMVT-1401 to the Fc receptor.

Development plan

Additional exploratory work on other disease biomarkers is under evaluation. Further discussions with external experts are ongoing to determine whether a specific population can be identified to optimize the clinical performance of IMVT1401. Based on these analyses, we are likely to design another Phase 2 trial in TED or another thyroid-related disease as our next study in this therapeutic area and initiate discussions with regulatory authorities before the end of the calendar year 2021.

Aruvant Overview

•	Overview:

•	Aruvant is developing ARU-1801 as a one-time, potentially curative gene therapy for the treatment of sickle cell disease (“SCD”).

•	Lead program:

•

ARU-1801 is an ex vivo lentiviral gene therapy that contains a proprietary [g]-globin gene for a novel, highly potent variant of fetal hemoglobin (“HbF”) and has been observed in preliminary clinical studies to engraft with only reduced intensity conditioning (“RIC”).

•	Disease overview:

•	SCD results from a defect in the gene that encodes beta-globin, a component of hemoglobin, the protein that carries oxygen in the blood.

•

The abnormal beta sickle globin can cause red blood cells to sickle, leading to obstruction of small blood vessels, resulting in pain crises, progressive damage to bones, joints and major organs, and mortality in the mid-40s.

•	SCD is predominantly concentrated among individuals of African, Middle Eastern, South American and South Asian descent.

•	An estimated 100,000 people in the U.S. and 125,000 people in the E.U. suffer from SCD, with approximately 100,000 of these patients experiencing severe disease.

•	Limitations of current treatments:

•	Common treatment for patients with SCD is the oral cytotoxic agent hydroxyurea which is required to be taken daily.

•

For patients experiencing a vaso-occlusive crisis, only palliative therapy is currently available; treatment typically consists of hydration, oxygenation and analgesia for pain often requiring intravenous or oral opioids.

•

One potentially curative treatment available for patients with sickle cell disease is allogeneic hematopoietic stem cell transplant, in which a patient’s own bone marrow is replaced by that of a healthy donor. According to an analysis of data from the National Marrow Donor Program, fewer than 20% of sickle cell patients have a matched donor. Additionally, allogeneic transplant comes with the risk of graft rejection and graft versus host disease.

•	Other gene therapies are in development as a potential cure; however, unlike ARU-1801, they require the use of myeloablative chemotherapy.

•	Clinical data:

•

All three study participants for whom sufficient follow-up has been completed have realized clinically meaningful reductions in disease burden, as seen with significant reductions in hospitalized VOEs and total VOEs.

•

These patients have experienced durable engraftment and improvement in SCD burden without the use of myeloablative chemotherapy. Patient 3 has experienced potentially curative levels of HbF and has had complete resolution of vaso-occlusive events out to 12 months post-treatment.

•	Development plan and upcoming milestones:

•	We are currently conducting the MOMENTUM Phase 1/2 study of ARU-1801 in patients with severe sickle cell disease.

•	We expect to initiate a pivotal trial in the second half of 2022.

•	Roivant ownership:

•	As of March 31, 2021, we own 88% of the issued and outstanding common shares of Aruvant and 80% on a Fully Diluted basis.

•	Pipeline:

ARU-1801

ARU-1801 is an ex vivo gene therapy with the ability to engraft with only reduced intensity conditioning (“RIC”). ARU-1801 uses a self-inactivating lentiviral vector that contains a proprietary g-globin gene for a novel, highly potent variant of fetal hemoglobin (HbF): HbFG16D.

HbF is a more potent anti-sickling globin compared to adult hemoglobin (“HbA”), with mechanistic and clinical benefits observed in SCD, which makes it suitable for the treatment of SCD. HbF disrupts both axial and lateral contacts that cause polymerization of sickle hemoglobin (“HbS”) polymers, and has an approximately 1.5 times higher affinity for oxygen than HbA.

The clinical benefits of increasing HbF have been well-described in scientific literature. HbF levels greater than 8.6% improve survival by approximately 16 years in patients with SCD. HbF levels greater than 20% reduce hospitalizations by two to four-fold for vaso-occlusive events and acute chest syndrome. Further, HbF levels greater than 30% result in asymptomatic disease and patients do not develop sickle cell complications, as demonstrated in patients with SCD who also inherit Hereditary Persistence of Fetal Hemoglobin.

ARU-1801 originated in the laboratory of Punam Malik, MD, director of the Cincinnati Comprehensive Sickle Cell Center at Cincinnati Children’s Hospital Medical Center (“Cincinnati Children’s”). Dr. Malik previously served as the director of the Cincinnati Children’s Translational Core Services, which developed and manufactured viral vectors for multiple clinical trials. A leading expert in lentiviral gene therapy, stem cell biology and clinical care of hemoglobinopathies, Dr. Malik remains a key scientific advisor to Aruvant.

Potential benefits of ARU-1801

There are several unique attributes of ARU-1801 that we believe enable the use of reduced intensity conditioning for engraftment, and potential clinical efficacy at lower vector copy number (“VCN”).

•

Proprietary G16D modification drives higher HbF payload per vector copy. A proprietary G16D point mutation that changes glycine (G) at position 16 to aspartic acid (D) drives higher HbF payload per vector copy. [g]-globinG16D has a higher affinity for a-globin and is thus more likely to form HbF, as compared to unmodified [g]-globin. In well- established SCD mouse models, vector encoding [g]-globinG16D led to 1.5x to 2x more HbF per vector than vector encoding unmodified [g]-globin.

•

High HbFG16D payload may have a more potent clinical anti-sickling effect than endogenous HbF. HbFG16D may have a more potent anti-sickling effect than endogenous HbF. In preclinical studies, a lower percentage of reticulocytes indicates less sickling and hemolysis. At the same level percentage of HbF, highlighted below, HbFG16D is superior to endogenous HbF at reducing reticulocyte count.

Hemolysis in SCD mice

•

Our proprietary stemness enhancer facilitates engraftment. Our cellular manufacturing process leverages a proprietary stemness enhancer to facilitate the transduction and engraftment of more true stem cells. Stemness enhancers allow for a higher chance of engraftment for a given VCN compared to engraftment without a stemness enhancer, as illustrated below.

•

Ability to engraft using only reduced intensity conditioning. In preliminary clinical studies, ARU-1801 demonstrated engraftment and the ability to deliver potentially curative treatment without fully myeloablative chemotherapy.

We believe that the RIC regimen used for ARU-1801, melphalan 140mg/m2, may provide significant clinical benefits compared to the higher intensity myeloablative busulfan-based regimen used by the other investigational SCD gene therapy candidates, including:

•	reduced duration of neutropenia and thrombocytopenia;

•	potential for outpatient administration, which would significantly reduce resource utilization in the health care setting;

•

reduced intensity conditioning with melphalan for autologous transplants has required a median hospital stay between zero and five days within 30 days of infusion, which represents a significant improvement in both patient experience and reduction in health care cost compared to myeloablative conditioning regimens that require a median hospital stay of 44 days; and

•	reduced likelihood to result in infertility, with a risk of ovarian failure around 30-40% compared to 70-80% with myeloablative regimens.

High-intensity myeloablative conditioning regimens have been associated with increased risk of malignancy. The reduced intensity conditioning melphalan-based conditioning regimens for autologous transplants in the setting of multiple myeloma have been associated with a 0.2% risk of AML and a 1-1.4% combined risk of AML and other secondary hematologic malignancies.

ARU-1801 with reduced intensity conditioning (melphalan 140mg/m2) has the potential to provide benefit to patients, providers and payors

Table reflects combination of gene therapy protocols, reported results from gene therapy trials, and literature on the use of these conditioning agents in other settings.

*Dose adjusted to a targeted AUC for busulfan of 4200 µM*min. 1. bluebird bio ASGCT 2020. Resolution of Sickle Cell Disease (SCD) Manifestations in Patients Treated with LentiGlobin Gene Therapy: Updated Results of Phase 1/2 HGB-206 Group C Study. 2. Based on data from 3 ARU-1801 patients. 3. Busulfan label; seizure prophylaxis required but not with phenytoin due to PK interaction with busulfan. 4. ALKERAN label. 5. Estimated based on Kaplan-Meier plot in post-pubescent female children based on time to elevated FSH level with up to 8 years follow up (Panasuik et al. BJH 2015). 6. ZYNTEGLO EPAR. 7. Boston Medical Center. B Freeman et al. (2014) Bone Marrow Transplantation and Guru Murthy GS et al. (2019) Biol. Blood Marrow Transplant; outpatient autologous HSCT are already performed for multiple myeloma and AL amyloidosis 8. Rescue cell collection required per bluebird bio protocol. 9. Based on Aruvant protocol.

ARU-1801 for the Treatment of SCD

Sickle cell disease and limitations of current treatments

SCD results from a defect in the gene that encodes beta-globin, a component of hemoglobin, the protein that carries oxygen in the blood. A proportion of sickled cells rising relative to non-sickled cells can obstruct small blood vessels and reduce blood flow to bones, joints and major organs. This obstruction can cause intense pain and lasting tissue damage. Patients can suffer additional complications such as stroke and frequent infections because of inadequate oxygen delivery to the brain and spleen. Over time repeated tissue damage leads to a loss of vital organ function and a vastly reduced life expectancy; mean age of death in the US for patients with sickle cell disease is 44 years. SCD is predominantly concentrated among individuals of African, Middle Eastern, South American and South Asian descent. An estimated 100,000 people in the U.S. and 125,000 people in the E.U. suffer from SCD, with approximately 100,000 patients experiencing severe disease. Based on a survey of over

100 physicians conducted in 2020, we believe approximately 15% of those patients, or approximately 35,000 in the U.S. and E.U., meet the inclusion/exclusion criteria for SCD gene therapy trials. Market research suggests that use of busulfan conditioning is a major barrier to adoption, restricting patient groups eligible or willing to receive treatment. The same survey of physicians suggests that of the patients who meet the inclusion/exclusion criteria for SCD gene therapy, 49% would be eligible for myeloablative gene therapy, versus 70% that would be eligible for gene therapy with a reduced intensity conditioning regimen.

The oral cytotoxic agent hydroxyurea is a mainstay in the overall management of individuals with SCD since it reduces the incidence of vaso-occlusive crises, decreases hospitalization rates, and prolongs survival. However, its use is significantly limited by its side effect profile, variable patient response and long-term toxicity. For patients experiencing a vaso-occlusive crisis, only palliative therapy is currently available; treatment typically consists of hydration, oxygenation and analgesia for pain, usually using intravenous or oral opioids.

In November 2019, the FDA approved ADAKVEO to reduce the frequency of vaso-occlusive crises in adults and pediatric patients aged 16 years and older with SCD. In November 2019, the FDA also approved Oxbryta for the treatment of SCD in adults and pediatric patients aged 12 years and older. Oxbryta is a once-daily oral therapy that inhibits sickle hemoglobin polymerization.

One curative treatment available for some patients with SCD is allogeneic hematopoietic stem cell transplant (“HSCT”), in which a patient’s own bone marrow is replaced by that of a healthy donor. However, it requires identification of a suitable donor and carries significant morbidity and mortality risks, including an approximately 7% mortality rate. Ideal sibling matches are only available to approximately 14% of patients. Furthermore, according to the Center for International Blood and Marrow Transplant Research, only 737 HSCTs were performed for the treatment of SCD in the U.S. between 2013 and 2017, highlighting the need to bring alternative curative therapies to the remainder of the estimated 100,000 patients in the U.S. as well as the millions of patients worldwide.

Clinical data

We are currently conducting the MOMENTUM Phase 1/2 study of ARU-1801 in patients with severe SCD. Eligible patients include those between the age of 18-45 that have failed hydroxyurea and are not candidates for allogeneic transplant. After enrollment, patients are transfused to reduce HbS below 30%, stem cells are collected, and patients receive RIC consisting of a single dose of melphalan 140 mg/m2. ARU-1801 is manufactured in a two-day period and administered via intravenous infusion.

To date, we have collected data on three patients. Patient 1 and Patient 2 were treated in July 2017 and November 2017, respectively, under our first manufacturing process (“Process I”). Since our first two patients were dosed, we have completed several improvements to our cell collection methods and transduction conditions as part of our transition to new manufacturing process (“Process II”). Below are the results from all three patients.

ARU-1801: Hemoglobin Levels over Time

ARU-1801 has demonstrated durable engraftment through 36 months and potentially curative HbF levels, without the use of myeloablative chemotherapy. Patient 1 has demonstrated durable engraftment through 36 months, with high, stable levels of anti-sickling hemoglobin and HbFG16D. Patient 2 has demonstrated durable total anti-sickling Hb levels through 30 months. Patient 3, the first patient treated under Process II, has achieved the highest levels of HbFG16D, total HbF and total anti-sickling globins, which already exceed the 30% threshold required for complete symptom resolution. At 12 months post-dosing, Patient 3 has 38% total HbF expression and 96% F cells, a pancellular distribution of HbF.

In addition to the durable engraftment and potentially curative HbF levels observed, all patients have realized clinically meaningful reductions in disease burden, as seen with significant reductions in hospitalized VOEs and total VOEs.

ARU-1801: Reduction in VOEs

Our process improvements have resulted in a significantly improved drug product profile, with improvement across multiple metrics. Patient 1 had maintained a consistent peripheral VCN of approximately 0.2 out to 36 months, as of August 2020. Patient 3, the first patient dosed with Process II, has plateaued at a peripheral VCN of 0.7 and has demonstrated the strongest engraftment through 12 months.

Durable Engraftment Post Treatment

A comparison of all three patients at post-treatment highlights the improvements observed with Process II. At 12 months, Patient 3 achieved the highest levels of HbFG16D and total HbF, both as a percentage and in absolute levels, and achieved pancellular distribution of HbF. At 12 months, HbF was detected in 96% of Patient 3’s blood cells.

Process II Results in Significantly Improved Drug Product Profile

*	Vector copy number; Hb electrophoresis monitored monthly in Year 1. F-cells and F-retics are collected at 6 months and 12 months post-infusion; DP = drug product, PB = peripheral blood.

ARU-1801 was generally well tolerated, with no ARU-1801 or chemotherapy related serious adverse events reported to date.

Adverse Events

	Patient 1	Patient 2	Patient 3

ARU-1801 Related
Infusion AEs	None	None	None
Late AEs	None to date (at 36 months)	None to date (at 36 months)	None to date (at 12 months)
Vector insertion	Polyclonal engraftment with no evidence of clonal expansion

Chemotherapy Related
Serious	None	None	None
Non-serious	Cytopenias, mucositis, nausea, vomiting, cellulitis, elevated RFT and LFTs, alopecia	Cytopenias, mucositis, c-line infection, elevated LFTs	Cytopenias, mucositis, nausea, vomiting, febrile neutropenia, alopecia

There are also several CMC process improvements scheduled for the second half of 2021 to prepare for commercial supply, as shown below.

Development plan

We are continuing to screen additional patients who may be eligible for ARU-1801 and gathering follow-up data on our patients dosed to date, and we expect to share new patient and follow-up data from five total patients by year-end 2021. We also continue to evolve our manufacturing process to improve product VCNs in preparation for our pivotal trial of ARU-1801 in SCD, which we expect to initiate in the second half of 2022.

ARU-2801

We are also developing ARU-2801, a preclinical adeno-associated virus (“AAV”) gene therapy designed to deliver potentially curative efficacy without chronic administration for patients with hypophosphatasia (“HPP”). This devastating, ultra-orphan disorder can result in multi-organ damage and high mortality when left untreated. HPP is caused by mutations in the gene encoding the tissue non-specific alkaline phosphatase (“TNS-ALP”) enzyme and is wide-ranging in severity. This genetic and chronic disease is most often characterized by limited hydroxyapatite formation resulting in limited bone mineralization that can lead to destruction and deformity of bones, profound muscle weakness, seizures, respiratory failure and premature death. There are five types of HPP, including perinatal, infantile, childhood, adult and odontohypophosphatasia. There is currently an approved chronic therapy available for perinatal, infantile and juvenile-onset HPP, the enzyme replacement therapy Strensiq. Chronic administration, injection site reactions, and poor durability of Strensiq leave high unmet need that we believe ARU-2801 could potentially address.

Preclinical research shows that treatment of HPP disease model mice with ARU-2801 results in sustained elevation of TNS-ALP at levels that ameliorated disease symptoms. In a murine model of HPP, ARU-2801 resulted in durable, high levels of ALP and survival to 18 months, as shown below. There was no evidence of ectopic calcifications at these therapeutic doses.

High ALP levels in HPP murine model (Akp2-/-)

Durable 18-month OS of 70% in HPP murine model (Akp2-/-)

Investigational new drug application-enabling studies are currently underway.

Discovery Pipeline

Proteovant logo indicates that Proteovant, which is 60% owned by Roivant, has rights to a program for that target or has initiated discovery projects for that project. Roivant logo indicates other 100% Roivant owned entities have rights to a program for that target or have initiated discovery projects for that target. Degraders designated in purple text. Inhibitors designated in green text.

AR Degrader

Our lead degrader candidate, ARD-1671, is an orally-administered androgen receptor (“AR”) protein degrader currently undergoing IND-enabling studies. ARD-1671 is designed to shut down the AR pathway by targeting and degrading the AR protein, the primary driver of prostate cancer. Based on its in vitro potency and selectivity, as well as its encouraging safety and tolerability demonstrated to date in canine and rat non-GLP dose range finding studies described below, we believe ARD-1671 has the potential to provide meaningful clinical benefit to prostate cancer patients.

Prostate cancer overview

Prostate cancer is the second most common form of cancer in men, with nearly 200,000 annual new cases in the US alone. Additionally, with over 30,000 annual U.S. deaths, prostate cancer is the second most common cause of cancer death in the US. Prostate cancer occurs more frequently in older men and is associated with various other risk factors, including a family history of prostate, breast, or ovarian cancer, high-fat diets or obesity, smoking and maintenance of a sedentary lifestyle. While prostate cancer can be slow-growing, such that some men die of other causes before their cancer, many patients experience metastases to other parts of the body. Prostate cancer that continues to progress following androgen deprivation therapy (“ADT”) is considered to be castration-resistant. It is estimated that over 40,000 cases of metastatic castration-resistant prostate cancer (“mCRPC”) occur annually in the US, with over 20% of all prostate cancer deaths occurring in men with mCRPC.

The AR signaling axis is critical to the development, function and homeostasis of the normal prostate. After binding androgen, cytoplasmic AR translocates to the nucleus, where it activates transcription of target genes. The AR also plays a role in prostate carcinogenesis and progression to androgen-resistant disease and is expressed in nearly all primary prostate cancers.

Limitations of current treatments

The current prostate cancer treatment paradigm involves the use of AR-targeted therapies throughout the progression of the disease. For more advanced forms of prostate cancer, ADT is one of the primary treatment options. Among the most common ADTs are AR antagonists such as Xtandi (enzalutamide), which functions by blocking AR, and androgen synthesis inhibitors, including Zytiga (abiraterone acetate). While these treatments have been successful in improving patient outcomes, resistance remains a major concern. At least 10% of patients whose disease has spread beyond the prostate on first-line ADT do not experience suppression of prostate-specific antigen (“PSA”), an AR-regulated gene. Additionally, while dramatic initial responses to ADT are often observed, these responses are often not sustained, with median duration of response of up to 18 months, and virtually all patients treated with ADTs ultimately progressing to castration resistance. For patients who do not respond, chemotherapy is often chosen as the next line of treatment, although its use is often postponed due to its severe side effects.

Of patients with mCRPC, including those whose cancer progresses following treatment with androgen receptor signaling inhibitors, between 40% and 50% have alterations involving the AR, suggesting that their tumors may still be driven by AR signaling. Furthermore, progressive disease experienced by patients while undergoing treatment with Xtandi or Zytiga is often accompanied by increase in serum PSA, further suggesting continued AR-driven cellular proliferation. We believe that AR degraders have the potential to improve the response rates and durability achieved with existing AR antagonists and inhibitors by degrading the AR, thereby fully shutting down the AR pathway, both in refractory and earlier-line prostate cancer patients.

Preclinical data

In preclinical testing, ARD-1671 has demonstrated high potency and selectivity and has produced encouraging tolerability data in toxicology studies completed to date.

ARD-1671 has shown in vitro activity in wild type AR as well as multiple clinically relevant AR cell lines with known mutations. The table below shows the DC50, or the concentration at which half-maximal degradation is achieved at 24 hours, of ARD-1671 in four different cell lines: vertebral cancer of the prostate (“VCaP”), which exhibits wild-type AR; and three cell lines exhibiting mutant AR: lymph node cancer of the prostate (“LNCaP”), 22RV1 and MDA-PCa-2b. Each of these cell lines are well defined populations of cells that have been immortalized from human prostate cancer patients.

Cell Line	AR Variant	DC50 (nM)
VCaP	Wild type	0.05
LNCaP	T878A	0.082
22RV1	H875Y	0.9
MDA-PCa-2b	L702H/T878A	6

The western blots below demonstrate ARD-1671’s degradation ability in each of these cell lines. As the concentration of ARD-1671 increases to the right across each blot, the presence of AR, as indicated by the size and opacity of each band, decreases.

In a head-to-head study with an intact VCaP xenograft model in severe combined immunodeficient (“SCID”) mice, which has high AR expression and in which enzalutamide is inactive, ARD-1671 demonstrated tumor growth inhibition (64%) compared to enzlutamide (-1%) on treatment day 25.

Antitumor Activity in VCaP

Xenograft Tumor Model

In a 21-day non-GLP dose range finding canine study, maximal prostate weight reduction was achieved at the lowest dose of 1 mg/kg, consistent with the expected pharmacodynamic effect. No significant adverse events were observed at dose levels up to 10 mg/kg. In a 21-day non-GLP dose range finding rat study, no significant adverse events were observed at dose levels up to 300 mg/kg and prostate weight reduction was also attained. These results indicate that ARD-1671 may have a wide therapeutic window, which is currently being assessed in GLP toxicology studies.

Development plan

Our lead AR candidate ARD-1671 is in IND enabling development. We intend to pursue the development of our AR program in refractory prostate cancer and to explore its potential in early-line settings, such as mCRPC or non-metastatic castration-resistant prostate cancer, as well as in a combination therapy. We expect to initiate a Phase 1 study for our AR program in 2022.

STAT3 Degrader

We are developing signal transducer and activator of transcription 3 (“STAT3”) degraders for the treatment of STAT3-driven hematologic malignancies and immuno-oncology indications. Due to potency and selectivity challenges, STAT3 has traditionally been considered to lack an easily druggable pocket. We believe that preclinical data we have generated to date suggest the potential of STAT3 degraders to overcome these challenges.

STAT3-Implicated diseases

STAT3 is a transcription factor that regulates many biological processes and has been implicated as a direct driver of multiple tumor types. STAT3 controls, among other processes, differentiation, survival, proliferation and angiogenesis, typically in response to growth factors and cytokines. Activation of STAT3 normally involves Janus kinase (JAK)-mediated phosphorylation and dimerization of STAT3 following binding of IL-6 to its receptor. Aberrant constitutive activation of STAT3 has been observed in many different cancers and has been associated with poor prognosis and tumor progression. STAT3 activation is also reported as a mechanism of resistance to inhibitors of the receptor tyrosine kinases EGFR and ALK.

STAT3 contributes to an immunosuppressive microenvironment (“TME”), suggesting STAT3 degraders have significant potential as immune-oncology agents. Phosphorylated STAT3 (“pSTAT3”) acts to negatively regulate neutrophils, natural killer, effector T and dendritic cells. STAT3 also promotes myeloid-derived suppressor cells (“MDSCs”) and regulatory T cells and has been shown to mediate the up-regulation of immunosuppressive factors such as IL-10 and TGF-ß. Additionally, a STAT3 antisense oligonucleotide inhibitor demonstrated early evidence of clinical activity in lymphoma and lung cancer.

Given the broad activity of STAT3, we believe a STAT3 degrader has significant potential in numerous solid tumors and hematologic malignancies, including non-Hodgkin lymphoma, multiple myeloma, and breast, lung, hepatocellular and head and neck cancer.

Limitations of current STAT3 approaches

Due to STAT3’s lack of an easily druggable pocket, previous attempts to target STAT3 have been largely unsuccessful. One common approach, inhibition of dimerization with small molecules targeting the SH2 domain of STAT3, has been limited by the transcriptional activity of monomeric STAT3 and by specificity challenges due to the high homology of SH2 domains across STAT proteins. Another common approach, attempting to regulate STAT3 via inhibition of JAK, which is upstream of STAT3, has demonstrated significant off-target effects and STAT3 activation and homodimerization can occur independently of JAK. A third common approach, the use of STAT3 antisense oligonucleotides, has been limited by low cell penetration due to large size, low bioavailability and poor pharmacokinetics, and short half-life in vivo. We believe that the degrader modality has the potential to address many of the historical challenges associated with STAT3 targeting.

Preclinical data

Our STAT3 degrader discovery program has identified a lead compound, SD-436, that potently and rapidly degrades the target with high specificity with respect to degradation of other STAT proteins. SD-436 exhibits promising potency against wild type STAT3 in human peripheral blood mononuclear cells (“PBMCs”) as well as a mutated STAT3 protein (K658R) in the Pfeiffer cell line, with degradation achieved at low nM concentrations. Furthermore, in an unbiased proteomics analysis in which megakaryoblastic leukemia cell line MOLM-16 cells were treated with SD-436, STAT3 was the only protein observed to be degraded with statistical significance among the approximately 5,000 proteins analyzed, indicating SD-436’s high specificity.

In a leukemia xenograft tumor model with an activated STAT3 pathway, IV administration of SD-436 resulted in deep reductions in tumor volume. The lowest dose tested, 5 mg/kg weekly, achieved rapid and complete tumor regression.

Effect of IV SD-436 on Tumor Volume in MOLM16 Xenograft Model

Development plan

We plan to explore the potential use of a STAT3 degrader as monotherapy, combination therapy, or, in sequence with chemotherapy or radiation, in tumors that are driven by the STAT3 pathway. In addition, we are exploring the potential for the STAT3 degrader as a potentially important immuno-oncology program both alone and in combination studies.

Additional Discovery Programs

In addition to AR and STAT3, we are pursuing numerous additional targets with strong scientific rationale and potentially attractive market opportunities. We do not expect to ultimately advance programs for all of these targets into clinical development. We are also discovering drug candidates for additional undisclosed targets and plan to continue to add new discovery programs over time.

Target & MoA	Opportunity Profile	Potential Indications/Patient Populations

BRD4 Degrader	• Specific degrader of BRD4, an epigenetic reader and transcriptional regulator • Aim to significantly improve efficacy compared to BETi by fully abrogating BRD4 function	• Myelofibrosis (treatment-naïve and Jakafi-experienced) • Other hematologic malignancies

CBP/P300 Degrader	• CBP/P300 control expression of oncogenic factors (e.g., AR, c-Myc) in prostate cancer • Synthetic lethality target (LOF mutations) with precision medicine approach	• AR+ prostate cancer (including AR mutants and splice variant subsets), tumors with CBP or P300 LOF (e.g., DLBCL, FL, NSCLC, bladder cancer)

SHP2 Degrader	• Difficult-to-drug protein tyrosine phosphatase and central node downstream of RTKs • Precision medicine and I/O opportunities with mono and combination therapy	• Broad potential application across a variety of solid tumors • Combination opportunities with EGFR inhibitors, KRAS inhibitors and anti-PD1s

SMARCA2/4 Degrader	• Synthetic lethality target in multiple tumor types (e.g., SMARCA4 LOF)	• SMARCA4-mutated NSCLC (~10% of NSCLC overall) • Tumor agonistic indication: SMARCA4-mutated solid tumors

KRAS G12D Degrader	• Historically undruggable oncogene variant G12D • Most frequently mutated oncogene in human cancers	• KRAS G12D mutant tumors • Highest rates in PDAC, CRC, endometrial and lung cancer

mHTT Degrader	• Neurodegenerative disease target characterized by CAG repeats and toxic mHTT protein aggregation; no approved therapies known to reduce level of toxic mHTT	• Huntington’s disease

NLRP3 Degrader	• Inflammasome; innate immune pathway target; central regulator of IL-1ß and IL-18 cytokine secretion • Drives inflammation across a broad range of chronic disorders	• Autoimmune and inflammatory diseases such as Cryoporin-associated periodic syndromes (CAPS), gout, SLE, IBD, Behcet’s, and asthma

Target & MoA	Opportunity Profile	Potential Indications/Patient Populations

ADAR1 Inhibitor	• Intracellular innate immune checkpoint target and biomarker defined tumor cell dependency • Potential to overcome PD1/PDL1 resistance	• Type I IFN-high solid tumors including lung, colon, breast, ovarian

WRN Inhibitor	• Synthetic lethal target required in tumors with DNA damage repair deficiency	• MSI colorectal and gastric cancers • PARP inhibitor combinations

JAK2-617F Inhibitor	• Potential for precision medicine approach • Selective for mutants of blood neoplasm driver	• V617F driven myeloproliferative neoplasms: polycythemia vera, essential thrombocythemia, primary myelofibrosis and AML

CRAF Inhibitor	• Synthetic lethal target required in KRAS and NRAS mutant tumors • CRAF mutant tumors	• NRAS mutant melanoma • KRASG12X (non G12C) tumors: lung, colon, many other GIs • CRAF mutant GI cancers: gastric, colon, lung and other

HIF2A Degrader	• Synthetic lethal target required specifically in tumors with “Achilles’ heel” mutation	• VHL mutant RCC • Pheochromocytoma

Genevant Overview

•	Overview:

•

Genevant is a technology-focused nucleic acid delivery and development company with a lipid nanoparticle (“LNP”) platform, an expansive intellectual property portfolio and deep scientific expertise, currently focused on partnering with other pharmaceutical or biotechnology companies to enable the development of nucleic acid therapeutics for unmet medical needs.

•	Delivery platforms:

•	Genevant has two delivery platforms: LNP and ligand conjugate.

•	LNP platform:

•	Proven technology as demonstrated by head-to-head in vivo ionizable lipid study assessing LNP potency and immune stimulation

•

Clinically validated for hepatocyte and vaccine use and under development for other traditionally hard-to-reach tissues and cell types, including lung, eye, central nervous system, and hepatic stellate and immune cells

•	Over 600 issued patents and pending patent applications

•	Ligand conjugate platform:

•	Novel GalNAc ligands with demonstrated ability to deliver to the liver in preclinical studies

•	In preclinical head-to-head testing, demonstrated equal or better preclinical potency, assessed by duration and magnitude of knockdown, compared to a current industry benchmark

•	Applying delivery expertise to design of novel extrahepatic ligands to expand therapeutic reach

•	Collaboration-based business model:

•	Genevant uses its expertise in the delivery of nucleic acid therapeutics to develop optimal delivery systems for its collaborators’ identified payloads or target tissues.

•

Genevant collaboration-based business model is to seek some or all of upfront payments, R&D reimbursements, and milestones and royalties (or profit share) upon success, while also retaining certain rights in the delivery-related intellectual property developed in the context of the collaboration for potential use in other non-exclusive out-licenses.

•	Some current collaboration partners include BioNTech, Takeda, Sarepta and Gritstone.

•	Clinical data:

•	Genevant LNP technology has been in clinical testing in over a dozen distinct product candidates, representing hundreds of subjects of clinical experience.

•	Genevant LNP technology is included in the first siRNA-LNP product to receive FDA-approval, Alnylam’s Onpattro (patisiran).

•	Roivant ownership:

•	As of March 31, 2021, we own 83% of the issued and outstanding common shares of Genevant and 69% on a Fully-Diluted basis.

Nucleic Acid Therapeutics

Nucleic acid therapeutics represent an attractive, novel modality that we believe may overcome challenges associated with traditional small molecule drug development in the treatment of genetically defined disease. The vast majority of human proteins are considered “undruggable” by small molecules based on their protein structure. Nucleic acid therapeutics circumvent the question of whether or not a target is undruggable by impacting protein expression itself.

The field of nucleic acid therapeutics has gained significant momentum in recent years, with FDA approval of Alnylam’s Onpattro and Givlaari (givosiran), and emergency use authorization of multiple mRNA COVID-19 vaccines. There is a substantial pipeline of nucleic acid therapeutics in clinical development that further underscores the transformative potential of nucleic acid therapeutics in the near term. However, nucleic acid therapeutics remain challenged by obstacles in the delivery of nucleic acids to specific cell types. RNA molecules cannot passively cross most cell membranes given their large size and negative charge, and therefore must be administered in conjunction with a delivery technology to ensure transport to target cell types.

We work with two proprietary technologies, an LNP delivery system and a ligand conjugate delivery system, to improve the likelihood of clinical success of nucleic acid therapeutics. The intellectual property with respect to each of these technologies was licensed from Arbutus Biopharma in 2018.

We have continued to advance our platforms, expanding into novel tissue types by leveraging the scientific expertise of several members of the technical team that originally developed or advanced the technologies at Arbutus and its predecessors.

Lipid Nanoparticle Platform

Our LNP technology platform is designed to deliver nucleic acids, including mRNA, siRNA, antisense and gene editing constructs.

Some key features of our LNP technology are:

1.

Multi-component formulations that contain specialized lipids optimized for potency and tolerability, are capable of encapsulating a broad range of nucleic acid payloads, and have limited constraints on nucleic acid composition, structure or size

2.	A manufacturing process developed and scaled to produce stable uniform dispersion of colloidal nanoparticles with particle size appropriate for parenteral or intramuscular administration

3.	Efficient intracellular delivery of nucleic acids to cell cytoplasm via engineered active endosomal escape mechanism

In a head-to-head study comparing multiple LNP formulations varying only the key ionizable lipid, a newer Genevant formulation outperformed third party formulations. In particular, our formulation showed superior potency and avoidance of immune stimulation relative to others, including when compared with the LNP utilized in the first FDA-approved RNA-LNP therapeutic, Alnylam’s Onpattro (“MC3” in figure below).

Genevant LNP Outperformed Third Party LNPs in Head-to-Head Study

*Key lipid of first FDA-approved RNAi-LNP (Alnylam’s Onpattro)

In addition, Genevant LNP technology has entered the clinic in more than a dozen distinct product candidates, representing hundreds of subjects of clinical experience.

Substantial clinical experience with Genevant LNP technology

With this track record of success, we are now also focusing our LNP capabilities on historically challenging cell and tissue types, including hepatic stellate cells and the lung.

We have demonstrated our ability to deliver nucleic acid therapeutics to challenging targets through our efforts to access hepatic stellate cells (“HSCs”) in preclinical studies. Historically, attempts to address certain diseases have been limited by the inability to access specific cell types outside of the hepatocyte. The activation of HSCs is well established as a central driver of fibrosis, and thus technologies that target activated HSCs may be key to address certain liver diseases.

In preclinical studies, delivery of RNAis to HSCs via Genevant’s LNP technology demonstrated selective knockdown of an HSC target with minimal activity in hepatocytes, as shown below. Additional preclinical studies support our ability to design LNPs to deliver nucleic acids to the lung, and we believe that our scientific expertise will allow us to direct LNPs toward additional cell and tissue types, such as the central nervous system and eye.

LNP delivery of siRNA to HSCs demonstrated selective knockdown of target mRNA in mice with minimal activity in hepatocytes

Ligand Conjugate Platform

In addition to our LNP platform, we also have a proprietary RNAi ligand conjugate platform. Novel ligands can successfully deliver siRNA and certain other oligonucleotides to the liver, and our delivery expertise enables the design of novel ligands potentially to expand therapeutic reach to hepatic stellate cells. Our ligand conjugate technology has demonstrated equal or better preclinical potency, assessed by duration and magnitude of knockdown compared to current industry benchmark. We currently have multiple patents pending with respect to our ligand conjugate platform.

We are developing a next-generation ligand conjugate (“RNAi 2.0”) platform. Our RNAi 2.0 platform has demonstrated superior strength and duration of knockdown compared to legacy ligand conjugates (“RNAi 1.0”) in a head-to-head nonclinical study in nonhuman primates. In addition, our RNAi 2.0 platform:

•	Contains intrinsic endosomolytic properties

•	Has demonstrated marked in vivo enhancement in potency

•	Has maintained a subcutaneous dosing regimen and would be dosed subcutaneously in clinical trials

•	Remains compatible with other ligand types

Next Generation RNAi 2.0 Conjugate Platform Shows Improved Potency, Magnitude and Duration of Knockdown

Strategy

Genevant seeks to partner with other pharmaceutical or biotechnology companies in the development of RNA therapeutics, crafting mutually beneficial collaborations that allow collaboration partners to access innovative technologies while providing Genevant the opportunity to leverage our expertise to expand the technology and corresponding therapeutic reach.

This provides the following benefits to collaborators:

•	Access to validated technology to deliver nucleic acid therapeutics to hepatocytes or for vaccine applications

•	Potential to deliver RNA payloads to historically challenging-to-reach tissue or cell types, as well as nucleic acid design capabilities

•	No need to build internal delivery expertise or build intellectual property estate from scratch in an increasingly complex field

This provides the following benefits to Genevant:

•	Opportunity to expand core delivery technology and capabilities, maintaining leadership position in nucleic acid delivery

•	Typically, certain rights to delivery-related intellectual property developed in the context of collaboration and ability to exploit through other nonexclusive out-licenses

•	Opportunity to generate revenue through deal structures including some combination of upfront payments, R&D reimbursements and additional milestones and royalties upon successful outcomes

To date, Genevant has partnered with leading companies with a shared vision of advancing innovative nucleic acid medicines to transform the lives of patients. Our collaborations currently include:

•	Gritstone—Non-exclusive access to Genevant’s LNP technology for use in Gritstone’s self-amplifying RNA COVID-19 vaccine program

•	Gritstone—Exclusive access to LNP technology for use with self-amplifying RNA for an unspecified indication

•

Sarepta—Research collaboration and option agreement for the delivery of LNP-gene editing therapeutics for specified neuromuscular diseases; Genevant will design and collaborate with Sarepta in the development of muscle targeted LNPs to be applied to gene editing targets in multiple indications, including Duchenne muscular dystrophy

•	BioNTech—Co-development in up to five rare diseases with high unmet medical need, and exclusive access to LNP technology for use with BioNTech’s mRNA for a specified number of oncology targets

•	Takeda—Exclusive access to LNP technology to develop nucleic acid therapeutics directed to specified targets in hepatic stellate cells to treat liver fibrosis

•	ST Pharm—Non-exclusive access to Genevant’s LNP technology for use in specified territories in an mRNA COVID-19 vaccine

Potential Benefits of Genevant’s Delivery Platforms

•

Robust and expansive patent estate. Over 600 issued patents and pending patent applications for our LNP platform, including coverage of individual lipid structure, particle composition, particle morphology, manufacturing and mRNA-LNP formulations. As we continue to develop these technologies, we expect to have the opportunity to expand intellectual property protection further, to enhance protection and support additional licensing opportunities.

•

Experienced leadership team. Our leadership team has deep technical expertise in nucleic acid drug development and a track record of executing successfully in innovative areas. We believe this positions Genevant to expand delivery to historically challenging tissues and cell types, thereby creating potential opportunities for creative collaboration.

•

Manufacturing know-how. Since inception, we have made strategic investments in expanding our manufacturing know-how. Our manufacturing process is rapid and reproducible, has intellectual property protection and is capable of commercial scale.

Expansive Patent Portfolio

Our LNP platform is protected with a robust patent portfolio, covering a wide range of aspects required for successful nucleic acid delivery.

Our patents are directed to:

•	Structures and individual lipid compositions, including cationic and PEG-lipids

•	Particle compositions, including commonly used, most active ranges of lipid ratios for nucleic acid-containing particles

•	Nucleic acid-containing particles with certain structural characteristics

•	mRNA-containing LNP formulations

•	Various aspects of our manufacturing process

Lysovant Overview

•	Overview:

•

Lysovant is developing LSVT-1701, a novel endolysin, for the treatment of Staph aureus bacteremia (“SAB”) to potentially address significant unmet medical need in the treatment of serious bacterial infections.

•	Lead program:

•	LSVT-1701: Novel bacteriophage-derived biologic candidate with potent, selective and rapid bactericidal anti-staphylococcal activity including multi-resistant strains via cell wall hydrolysis.

•	Disease overview:

•

Staph aureus is a major cause of infections in the United States and can be serious or fatal by causing bacteremia or sepsis when the bacteria enter the bloodstream. Unless promptly treated, SAB can metastasize to deep tissues and significantly increase the risk of mortality. The most common complications include infective endocarditis (“IE”), vertebral osteomyelitis and pulmonary infections.

•

In the United States, there are an estimated 226,000 patients with SAB and 50,000 with IE per year. The incidence of SAB is increasing due to the growth of invasive procedures, expansion of implanted medical devices and rise in number of immunocompromised patients.

•	Limitations of current treatments:

•

Current standard of care antibiotics for SAB are vancomycin and daptomycin for MRSA, and beta-lactam antibiotics for MSSA, and there has been no innovation for decades. Current antibiotic treatments take days to suppress the bacteria in hospitalized SAB patients. There exists significant unmet need for rapid bactericidal antibiotics for complicated SAB and IE, as patients require more effective treatments to reduce the high mortality of these diseases.

•	Clinical data:

•	Results from Phase 1/2a clinical trials suggest that LSVT-1701 is generally well-tolerated with an adequate safety profile on top of standard of care antibiotics.

•	Development plan and upcoming milestones:

•	We anticipate initiating a Multiple Ascending Dose (MAD) study of LSVT-1701 in patients with complicated SAB including IE in the first half of 2022.

•	Roivant ownership:

•	As of March 31, 2021, we own 100% of the issued and outstanding common shares of Lysovant and 99% on a Fully-Diluted basis.

•	Pipeline:

LSVT-1701

LSVT-1701 is a selective and efficient bactericide due to its unique endolysin mechanism. Where other antibiotics and treatments inhibit the synthesis or function of the bacteria’s cell wall, nucleic acid, membrane, and protein, LSVT-1701 directly cleaves the bacteria’s cell wall leading to rapid bacterial lysis.

We believe LSVT-1701 may be the most effective lysin due to its use of two catalytic domains, called amidase and endopeptidase. These domains provide peptidoglycan (cell wall) hydrolysis. While the amidase cuts between the sugar stands and stem peptides, the endopeptidase cleaves the bonds between the stem peptide and the pentaglycine bridge. As shown below, this novel endolysin mechanism potentially allows for more rapid bactericidal effect. Additionally, endolysin target binding sites are highly conserved and essential to S. aureus bacteria viability. We believe this may contribute to lower propensity for resistance.

LSVT-1701 Mechanism of Action

LSVT-1701 for the Treatment of Staph aureus Bacteremia

Staph aureus bacteremia and limitations of current treatments

Staph aureus is a major cause of infections in the United States and can be serious or fatal by causing bacteremia or sepsis when the bacteria enter the bloodstream. Other complications from infection include infective endocarditis, where the infection reaches heart valves and may cause heart failure or stroke, and osteomyelitis, where the bone becomes infected. Common strains of Staph aureus are either methicillin-resistant (“MRSA”) or methicillin-susceptible (“MSSA”).

In the United States, there are an estimated 226,000 patients with S. aureus bacteremia and 50,000 with infective endocarditis per year. Of all SAB cases, around 45% are caused by MRSA and 55% by MSSA. Complicated bacteremia due to sepsis, comorbidities or dialysis accounts for approximately 32% of SAB cases per year and refractory bacteremia accounts for approximately 28% of SAB cases per year. In addition to being a leading cause of infections, SAB is also a major cost driver to U.S. hospitals and results in high mortality rates. Average 30-day mortality of S. aureus infections is around 20% with current antibiotic treatment. Complicated bacteremia is associated with higher mortality rates of up to 30%. MRSA and MSSA bacteremia is associated with long hospital stays and high ICU utilization, particularly for complicated bacteremia and IE. Cost of care for SAB across MRSA and MSSA is around $7.4 billion annually, with sepsis due to the bacteria accounting for 79% of this annual cost. These burdens are in part due to rising resistance of infections to current standard of care antibiotics. Consequently, there is a great need for new therapies efficacious for both hard-to-treat MRSA and MSSA.

We believe that if approved for commercial sale, LSVT-1701 would be differentiated from both current standard of care and emerging endolysin treatments for SAB and IE. Endolysins have been clinically validated as a novel class of bacterial treatment by results from ContraFect’s Phase 2 trial of exebacase, which showed efficacy in MRSA but not MSSA and in right-sided infective endocarditis compared to standard of care antibiotics alone. While exebacase’s endolysin mechanism only cleaves at one site in the cell wall, LSVT-1701 cleaves at two, potentially increasing its bactericidal capability. Based on preclinical and clinical trials, we believe that if approved, LSVT-1701 can also be given in multiple doses and at higher dosing levels compared to exebacase, which cannot be dosed twice and has a compound-specific dose-limiting toxicology signal (vasculitis). If approved, we believe that LSVT-1701 could be an attractive treatment on top of standard of care for populations with high medical needs, such as those with complicated MRSA and MSSA bacteremia, and left-sided infective endocarditis.

As a result of the novel endolysin mechanism of LSVT-1701, we believe that LSVT-1701, if approved for use, could provide the following potential benefits:

•	Rapid antibacterial activity. Where current antibiotic treatments take a long time to suppress the bacteria, LSVT-1701 has the potential to provide rapid and highly effective lytic action.

•	Species specificity. Anti-staphylococcal endolysins provide pathogen-targeted bacteriolysis and preserve normal flora

•	Low propensity for resistance. Target binding sites are highly conserved and essential to bacteria viability.

•	Synergy with standard of care. LSVT-1701 has the potential to be used to treat antibiotic-resistant bacteria and administered concurrently with antibiotics.

•	Effective against biofilms. In animal models, LSVT-1701 eradicated and cleared biofilm where standard of care is ineffective.

•	Effective against all strains. In vitro susceptibility data demonstrate an activity profile for both MRSA and MSSA, and multi-resistant clinical isolates.

Clinical data

Phase 1

In February 2019, iNtRON Biotechnology completed Phase 1 studies evaluating the safety, pharmocokinetics and pharmacodynamics of LSVT-1701. In these double-blind, placebo-controlled studies, 51 healthy subjects were given single or multiple ascending doses. All adverse events reported were mild or moderate and included chills or rigors, infusion site reaction, pyrexia, headache, myalgia and fatigue. These adverse events appeared dose-dependently but were not frequency-dependent. There were no reported severe adverse events reported.

Phase 2a

In November 2019, Lysovant completed a randomized, placebo-controlled Phase 2a clinical trial evaluating the safety of LSVT-1701 in S. aureus bacteremia. In this trial, 12 subjects with persistent MRSA or MSSA bacteremia received a single IV dose of LSVT-1701 3 mg/kg in addition to standard of care antibiotics. 13 subjects received placebo, alongside standard of care antibiotics. LSVT-1701 was generally well-tolerated, with similar proportion of subjects reporting adverse events in both placebo and LSVT-1701 arms. Additionally, there was also no evidence of cytokine storm or anaphylaxis. The safety profile observed potentially allows for higher dosing in future trials.

Preclinical data

In a non-neutropenic murine bacteremia (i.e., MSSA sepsis) model, postantibiotic effect (“PAE”) occurred after 48 hours. PAE occurs when bacterial growth is successfully suppressed after drug administration. There were no dose-limiting toxicities like vascular lesions or immunogenicity following administration of multiple doses, which suggests safety and tolerability within the model. In a rabbit infectious endocarditis model, a multi-dose regimen of LSVT-1701 demonstrated complete sterilization of tissues. The data also suggest the ability to dissolve bacterial vegetations, as LSVT-1701 achieved complete experimental sterilization on top of daptomycin, whereas the daptomycin antibiotic regimen alone and exebacase on top of daptomycin did not (not a head-to-head study). In vitro, LSVT-1701 has demonstrated a narrow and well-defined minimum inhibitory concentration (MIC) range (MIC90 2 ug/ml) across a diverse collection of current clinical S. aureus isolates including MRSA, MSSA, vancomycin-intermediate S. aureus (VISA), and glycopeptide-intermediate S. aureus (GISA). LSVT-1701 also exhibited a comparable MIC range in 82 coagulase negative staphylococci (CoNS) isolates. MIC measures the lowest concentration of drug necessary to prevent visible bacterial growth, and a narrower MIC range suggests that LSVT-1701 is an efficient bactericide against multi-resistant clinical isolates. LSVT-1701 was also not adversely affected by decreased susceptibility or resistance to various antibiotics, further confirming its bactericidal activity.

Development plan

LSVT-1701 is being developed for the treatment of SAB and IE, and we plan to initiate a Multiple Ascending Dose (MAD) study in the first half of 2022.

Kinevant Overview

•	Overview:

•	Kinevant is focused on developing namilumab for pulmonary sarcoidosis and other autoimmune diseases.

•	Lead program:

•	Namilumab: Fully human anti-GM-CSF monoclonal antibody with broad potential in autoimmune diseases.

•	Disease overview:

•	Sarcoidosis is a multisystem autoimmune disease that affects approximately 200,000 people in the United States, with 95% of cases presenting with pulmonary involvement.

•	Limitations of current treatments:

•

Corticosteroids are the most widely used treatment for sarcoidosis, but they carry significant side effects when used longer-term. Second- and third-line treatment options, including immunosuppressive therapies and biologics, are limited by slow onset, safety risk, inconsistent effectiveness, and reimbursement challenges, leaving significant unmet medical need that could be met by a novel biologic.

•	Clinical data:

•	Early clinical data in pharmacokinetic/pharmacodynamic (PK/PD) and subsequent Phase 2 studies showed namilumab to be well tolerated with a single subcutaneous injection given up to every four weeks.

•	Development plan and upcoming milestones:

•	We plan to initiate a Phase 2 trial to test for the safety and efficacy of namilumab in pulmonary sarcoidosis in the first half of 2022.

•	Roivant ownership:

•

As of March 31, 2021, we own 88% of the issued and outstanding common shares of Pharmavant 3 (which we refer to here as Kinevant), and 88% on a Fully-Diluted basis. As of March 31, 2021, we own 100% of the issued and outstanding common shares of the entity that owns the rights to gimsilumab, and 99% on a Fully-Diluted basis.

•	Pipeline:

Namilumab

Namilumab is a fully human monoclonal antibody that neutralizes granulocyte-macrophage colony-stimulating factor (“GM-CSF”) activity by preventing it from binding to high-affinity cell surface receptors, neutralizing the otherwise pathogenic cytokine in conditions such as pulmonary sarcoidosis.

GM-CSF provides key functions as a pro-inflammatory cytokine and growth factor. Following antigen stimulation or activation by cytokines, GM-CSF can be secreted by a variety of cell types, including activated B and T cells. GM-CSF is pro-inflammatory as it activates macrophages and other cells to drive inflammation and tissue damage. GM-CSF also acts as a growth factor; for example, recombinant GM-CSF is used for the treatment of low white blood cell counts in cancer patients undergoing chemotherapy to increase white blood cells and mobilize them into peripheral blood.

GM-CSF’s Role in Sarcoid Pathogenesis

Due to its targeting of a common pro-inflammatory cytokine, we intend to evaluate the development of namilumab for the treatment of a number of potential autoimmune indications. GM-CSF administration has been found to drive disease progression in a variety of preclinical models, including inflammatory arthritis, multiple sclerosis, interstitial lung disease, nephritis, myocarditis, and giant cell arteritis, among others, suggesting broad utility of the anti-GM-CSF mechanism. Macrophages have been implicated in the progression of fibrosis in lung injury, which indicates a potential role of anti-GM-CSF as an antifibrotic. Numerous other cytokine inhibitors, including those targeting TNF-α, IL-6, IL-23, and IL-17, have been successfully clinically validated across a broad range of indications, which we believe suggests potentially broad and flexible application of namilumab. Targeting GM-CSF has been clinically validated in two other autoimmune diseases, rheumatoid arthritis and giant cell arteritis, where Phase 2 trials have shown anti-GM-CSFs to be generally well tolerated and to have demonstrated the potential for symptom resolution. Additionally, namilumab is being developed with potentially the least frequent dosing schedule of other subcutaneous anti-GM-CSFs in Phase 2 or Phase 3 clinical trials, with a single dose every four weeks after an initial loading period, and has been studied in approximately 300 patients to date. Based on the anti-GM-CSF development landscape, we believe that namilumab has potential for pulmonary sarcoidosis and multiple avenues for expansion across both clinically validated indications and indications with no known anti-GM-CSF development. The three other anti-GM-CSFs currently in Phase 2 or Phase 3 clinical trials are GlaxoSmithKline’s otilimab, which is subcutaneous, dosed weekly, and currently undergoing Phase 3 trials in rheumatoid arthritis and a Phase 2 trial in COVID-19; Kiniksa’s mavrilumab, which is subcutaneous, dosed every two weeks, and last completed a positive Phase 2 trial in giant cell arteritis and is undergoing a Phase 3 trial in COVID-19 pneumonia and hyperinflammation; and Humanigen’s lenzilumab, which is intravenous, dosed every four weeks, and reported positive topline results in a Phase 3 trial in COVID-19 pneumonia.

Namilumab for the Treatment of Sarcoidosis

Sarcoidosis overview and limitations of current treatments

Sarcoidosis is a multi-organ autoimmune disease characterized by the presence of granulomas believed to form via an exaggerated immune response to unidentified antigens. Sarcoidosis primarily affects the lungs and lymphatic system, though sarcoidosis may damage any organ. Granulomas are compact, centrally organized collections of macrophages and epithelioid cells encircled by lymphocytes and form during a normal immune response to trap foreign pathogens, restrict inflammation, and protect the surrounding tissue. The hallmark of sarcoidosis is the presence of CD4+ T cells that interact with antigen-presenting cells to initiate the formation, maintenance, and accumulation of granulomas.

Sarcoidosis affects approximately 200,000 patients in the United States alone and can present itself acutely or subacutely with lymph node enlargement, shortness of breath, dry cough, skin, joint or eye lesions, or abnormalities on chest x-ray or CT. Approximately 95% of sarcoidosis patients have lung involvement, and around 20 to 30% of patients develop permanent lung damage from the disease. An estimated 54% of pulmonary sarcoidosis patients are diagnosed, and approximately 90% of these patients receive some form of treatment. The annual incidence of sarcoidosis in African-Americans is threefold that of Caucasian Americans. Some studies report a slight predominance of sarcoidosis among females compared to males, while others show no gender predilection. Age at onset ranges from 20s to over the age of 50. Corticosteroids are the most widely used treatment for sarcoidosis, but they carry significant side effects when used longer-term, and relapses are common when attempting to taper. There are multiple second- and third-line treatment options, including immunosuppressive therapies such as methotrexate and azathioprine as well as biologics such as TNF inhibitors, but their use is limited by slow onset, safety risk, inconsistent effectiveness, and reimbursement challenges. There remains significant unmet medical need for patients who are not well-controlled by steroids or immunosuppressants (patients may remain symptomatic or may not be able to tolerate effective doses) that could be met by a novel biologic. Market research with HCPs and third-party analysis of claims data suggest that approximately 25% of diagnosed and treated pulmonary sarcoidosis would be eligible for treatment with second-line or later therapy.

The granulomatous response is believed to begin when an antigen chronically stimulates and activates antigen-presenting cells, including alveolar macrophages. Macrophages process and present the antigen, leading to the activation of CD4+ helper T cells, which form and maintain the granuloma by the production of pro-inflammatory cytokines such as TNF-α, GM-CSF, and IL-12 that in turn recruit inflammatory cells such as peripheral blood monocytes. The activated immune environment of the granuloma may lead to significant damage to the surrounding tissue, and the development of advanced fibrosis permanently alters organ structure and function.

GM-CSF, a key pathogenic cytokine, has been critically implicated in multiple parts of the granulomatous response. GM-CSF is involved in the activation and fusion of alveolar macrophages into multinucleated giant cells, the priming and maintenance of T cell activation and the interactions between lymphoid and myeloid cells that promote granuloma formation. Further, GM-CSF production appears to amplify cellular immunity mediated by helper T cells (Th1, Th2, and Th17) that are also believed to be critical during the granulomatous response and thereby driving the local immune response. In patients with sarcoidosis, GM-CSF has been shown to be increased in serum and broncho-alveolar fluid and correlated with disease activity.

Clinical data

In a Phase 1 study of healthy volunteers with a single subcutaneous injection, namliumab was observed to be generally well-tolerated. In a Phase 2 trial in patients with moderate to severe rheumatoid arthritis (RA)

conducted by Takeda, namilumab demonstrated decreased disease activity compared to placebo. In this trial, patients were given a subcutaneous injection of either 20, 80, or 150 mg of namilumab four times over a ten-week period. Results showed a dose-dependent response to treatment, with a statistically significant difference for the 150 mg dose in the 28-joint Disease Activity Score, C-reactive protein version (DAS28-CRP), the primary endpoint, at week 12. Compared to placebo, namilumab also increased patients’ ACR score, which measures RA signs and symptom improvement. Over the 12-week study period, 14 of 27 (52%) subjects receiving placebo and 45 of 81 (56%) receiving namilumab experienced a treatment-emergent adverse event (TEAE). The most common TEAEs, shown in the table below, were nasopharyngitis, dyspnoea, bronchitis, and headache. One serious adverse event, a myocardial infarction, was reported in the 150 mg arm. The patient, a 63-year old smoker, was withdrawn from the trial and recovered after cardiac catheterization. Although we believe namilumab has significant potential in RA, we believe we can deliver greater value to patients if we pursue development in sarcoidosis first, where the unmet medical need is greater.

Preferred term	Placebo (N = 27)	Namilumab
		20 mg (N = 28)	80 mg (N = 25)	150 mg (N = 28)
Nasopharyngitis	5(18.5)	5(17.9)	1(4.0)	4(14.3)
Dyspnoea	0	1(3.6)	2(8.0)	3(10.7)
Bronchitis	2(7.4)	1(3.6)	1(4.0)	1(3.6)
Headache	1(3.7)	1(3.6)	3(12.0)	0
Upper respiratory tract infection	0	0	2(8.0)	1(3.6)
Rheumatoid arthritis	0	2(7.1)	2(8.0)	0
Hypertension	0	0	0	2(7.1)
Laryngitis	0	0	2(8.0)	0
Menorrhagia	0	2(7.1)	0	0
Urticaria	0	2(7.1)	0	0

Values are n (%). TEAE treatment-emergent adverse event

Development plan

We plan to initiate a Phase 2 trial to test the safety and efficacy of namilumab in pulmonary sarcoidosis in the first half of 2022. We believe the anti-GM-CSF mechanism has potential for broad application due to the numerous disease functions of GM-CSF, giving the opportunity to expand autoimmune disease indications.

Affivant Overview

•	Overview:

•

Affivant is focused on the future development and commercialization of AFM32 and other bispecific antibodies through its licensing and strategic collaboration agreement with Affimed to develop and commercialize novel innate cell engagers for multiple cancer targets.

•	Lead program:

•	AFM32 is a preclinical immune-engaging bispecific antibody licensed from Affimed with potential applicability to several solid tumor indications.

•	Preclinical data:

•	In a head-to-head preclinical study, AFM32’s potency exceeded that of a monoclonal antibody (“mAb”) that has been clinically validated against the same tumor target.

•	AFM32’s potency also exceeded the potency of antibody-drug conjugate (“ADC”) agents that have been clinically validated against the same tumor target, as reported in published preclinical studies.

•	Development plan and upcoming milestones:

•	We expect to file an IND for AFM32 in the first half of 2023.

•	Roivant ownership:

•	As of March 31, 2021, we own 100% of the issued and outstanding common shares of Affivant and 100% on a Fully-Diluted basis.

•	Pipeline:

Bispecific Innate Cell Engagers and Affimed’s ROCK Platform

Bispecific innate cell engagers (“ICE”) are a novel class of drugs that activate the innate immune system and trigger a concerted anti-tumoral immune response. These bispecific antibodies consist of tumor-associated antigen binding domains, which cause high affinity and high specificity binding to the tumor surface, and immune cell binding domains, which bind and activate specific immune cell subsets able to kill the tumor cell. The Fc region of the antibody links the two domains together and improves pharmaceutical properties. The cross-linking of tumor and immune cells acts as a bridge that increases their proximity and creates a spatial stimulus, enabling the immune cell to kill the tumor cell.

Affimed’s Redirected Optimized Cell Killing (“ROCK”) platform technology generates diverse, tetravalent, bispecific antibodies known as ICE, which can be customized to target specific binding domains on hematologic and solid tumor cells. The immune cell binding domain of ICE includes a high affinity CD16A-directed domain that binds to CD16A receptors on natural killer (“NK”) cells with a unique epitope. CD16A is sufficient to fully activate cell killing by NK cells and macrophages, differentiating ICE from other platforms that can engage NK cells. In addition, there is no dilution or sink effect through neutrophils (CD16B+) as the molecules are highly selective for CD16A. These ICE antibodies are superior to mAbs and Fc-enhanced mAbs in their ability to bind with high affinity to CD16A with minimal serum IgG competition. The ROCK platform has generated clinical proof of concept through clinical trials of AFM13 in patients with peripheral T-cell lymphoma, where AFM13 was well-tolerated and demonstrated tumor shrinkage or slowing of tumor growth. Our goal is to develop CD16A NK antibodies with the potential for targeted immune activation and tumor destruction, along with a safety profile more like traditional antibody-based products.

AFM32

AFM32 is an ICE program currently in the preclinical stage of development. AFM32’s Fc region is fused to two high affinity CD16A binding single chain variable regions to maximize NK cell and macrophage engagement. The biological target of AFM32’s tumor-associated antigen binding domain has been clinically validated via other targeted agents (mAb and ADC), including both evidence of single agent activity and a generally well-tolerated safety profile of the corresponding mAb in published studies. We believe AFM32 has potential applicability across several highly prevalent solid tumor types, providing the optionality to pursue multiple large-market indications.

Preclinical data

In a head-to-head preclinical study, AFM32 potency, as measured by target cell killing, exceeded that of a mAb, and in preclinical studies, AFM32’s potency exceeded the potency (as reported in published preclinical studies) of ADC agents that have been clinically validated against the same tumor target. Furthermore, based on preclinical and clinical experiences with other ICE antibodies in separate studies, we believe that the tolerability of AFM32 has the potential to be superior to that observed to date with antibody-drug conjugates in published literature.

Development plan

Pursuant to a collaboration and licensing agreement between Affivant and Affimed, Affimed is conducting a significant portion of the AFM32 preclinical work for the collaboration under the governance of a Joint Steering Committee controlled by Affivant. Pursuant to the agreement Affivant will be responsible for submitting any IND or equivalent for AFM32, and will be responsible for all future clinical development and commercialization worldwide, with Affimed retaining an option for co-promotion. We also have the option to license from Affimed additional ICE molecules directed against targets that are not (a) currently licensed or optioned to third parties or (b) directed against targets included in Affimed’s current pipeline.

Cytovant Overview

•	Overview:

•	Cytovant’s mission is to discover, develop and commercialize cell therapies that are uniquely suited to Asian patients.

•	Lead program:

•

CVT-TCR-01: TCR-T therapeutic targeting NY-ESO-1, an intracellular cancer testis antigen whose expression is nearly exclusive to malignant tissue, being developed in Asia for the treatment of soft tissue sarcoma and other tumors with high disease burden in the region.

•	Disease overview:

•

NY-ESO-1 is expressed in many tumor types associated with substantial unmet need in Asia, including soft tissue sarcoma, ovarian cancer, esophageal cancer and lung cancer. In 2020, the estimated incidences of colorectal, lung and esophageal cancer in China were 38.4, 56.3 and 22.4 cases per 100,000 individuals; these tumors are associated with NY-ESO-1 positivity rates of 17%, 19% and 21%, respectively.

•	Limitations of current treatments:

•

The current treatment options for soft tissue sarcoma leave significant unmet need, as chemotherapy for systemic treatment has an overall survival of approximately 12 months, and up to 40% of patients who receive surgery and radiotherapy eventually recur at distant sites.

•	Preclinical data:

•

CVT-TCR-01 has demonstrated strong activity against NY-ESO-1-positive cell lines in preclinical experiments and has further demonstrated highly specific on-target activity by sparing cell lines that are NY-ESO-1-negative. Moreover, in preclinical experiments, CVT-TCR-01 has been shown to induce strong proinflammatory cytokine secretion upon exposure to NY-ESO-1 positive cell lines, further supporting its antitumor activity.

•	Development plan and upcoming milestones:

•	We expect to initiate CMC activities for CVT-TCR-01 in the second half of 2021.

•	Roivant ownership:

•	As of March 31, 2021, we own 72% of the issued and outstanding common shares of Cytovant and 68% on a Fully-Diluted basis, in each case including both direct and indirect ownership in Cytovant.

•	Pipeline:

Cytovant holds development and commercialization rights for Greater China (includes People’s Republic of China, Hong Kong, Taiwan, and Macau), Japan, and the Republic of Korea.

TCR-T Background

As part of normal immune surveillance, the body identifies diseased cells through the T-cell receptor (“TCR”), which binds and recognizes the HLA peptide complex. The HLA peptide complex is comprised of short fragments of cellular proteins bound to HLA; this complex is then trafficked to the cell surface for presentation to T cells. When a T cell binds to a specific HLA peptide complex on a diseased cell, that cell is targeted for destruction. Importantly, peptide fragments that are bound to HLA are derived from intracellular, extracellular and transmembrane proteins, meaning that TCRs can target the entire array of cellular proteins. Notably, HLA types vary substantially across global populations, with markedly different HLA types commonly observed in Asian populations relative to Caucasian populations. For example, two high-frequency alleles in Southern Chinese people, HLA-A*02:07 (20%) and HLA-A*02:03 (10%), are not addressed by any current TCR-based therapy. The ability of a specific TCR to bind and recognize an HLA peptide complex is limited to matched HLA types; thus, a TCR that recognizes an HLA peptide complex found in Caucasian patients may not recognize an HLA peptide complex found in Asian patients.

The ability of T cells to recognize and kill diseased cells via the TCR can be manipulated to target specific cells, including cancerous cells. This constitutes the basis of TCR-T therapeutics, in which affinity- or specificity-enhanced T cell receptors are genetically engineered into a patient’s own T cells and then used as a direct anti-cancer treatment. This technology affords several advantages compared to other forms of adoptive cell therapy (“ACT”), including chimeric antigen receptor T-cells (“CAR-T”). Two key advantages include:

•

Greater range of target antigens: Unlike CAR-T, which relies upon antibody fragment binding to cell surface proteins for cell recognition and destruction, TCR-T can recognize intracellular antigens as well. As most cancerous cells express cancer-specific intracellular antigens, this widens the range of addressable targets for TCR-T relative to CAR-T.

•

Specificity for malignant tissue: To date, all approved CAR-T products are specific to targets expressed on both healthy and diseased tissue. By contrast, TCR-T targets can be specific exclusively or nearly exclusively to malignant tissue, potentially limiting off-target toxicities.

Because TCR-T therapeutics must be specific to both an antigen (which discriminates specific tumor types) and an HLA type (which discriminates specific addressable populations), we believe that Cytovant’s focus on the unique medical needs of Asian patients will give the company an advantage relative to organizations that lack an explicit focus on Asian markets. Similarly, because of the complexity of cell therapy manufacturing as well as China’s comprehensive regulatory regime regarding human tissue, we believe that Cytovant’s local focus and the team’s on-the-ground manufacturing experience represent a key competitive advantage over global competitors.

The cell therapy landscape in China is saturated with CAR-T treatments, primarily for hematologic oncology. Cytovant’s TCR-T approach will face fewer TCR-T competitors and may better enable solid tumor targeting, a larger market opportunity than blood cancers.

Development-Stage Cellular Therapeutics in China

Clarivate Analytics as of January 2021

CVT-TCR-01

CVT-TCR-01 is a preclinical TCR-T therapeutic candidate being developed to target cancer testis antigen NY-ESO-1 presented by HLA-A*02. NY-ESO-1 has several characteristics that make it well-suited to

ACT-based immunotherapeutic approaches. First, NY-ESO-1 is an oncofetal protein expressed primarily in malignant tissue; in particular, it is highly expressed in soft tissue sarcoma, ovarian cancer, esophageal cancer and lung cancer, among other common tumors. Second, NY-ESO-1 is highly immunogenic and its expression is associated with decreased survival. Finally, because NY-ESO-1 is expressed only intracellularly, we believe it is a suitable target for a TCR-T-based approach.

NY-ESO-1 positive cancers and limitations of current treatments

NY-ESO-1 positive cancers represent a substantial health burden in East Asia. The estimated incidences of colorectal, lung and esophageal cancer in China are 38.4, 56.3 and 22.4 cases per 100,000 individuals; these tumors are associated with NY-ESO-1 positivity rates of 17%, 19% and 21%, respectively. Among certain less common tumors, NY-ESO-1 positivity increases significantly, with 35% of bladder cancers, 43% of ovarian cancers and more than 80% of soft tissue sarcomas expressing the antigen. The estimated incidences of these tumor types in China are 5.9, 7.8 and 3.2 cases per 100,000 individuals. In aggregate, these six tumor types represent a prevalent population of more than 3,000,000 patients in China alone, of which we estimate more than 600,000 are likely to be NY-ESO-1 positive.

NY-ESO-1 is Highly Expressed Across Many Fatal Cancers in Asia

While local control of soft tissue sarcoma is achievable through surgery and radiotherapy, up to 40% of patients eventually recur at distant sites, of whom over 90% ultimately die of this malignancy. For patients with locally advanced or metastatic sarcoma, conventional chemotherapy with doxorubicin and/or ifosfamide used sequentially or in combination represents the backbone of systemic treatment, for which overall survival is approximately 12 months. The high mortality and limited development of novel treatment options leaves significant unmet need for patients suffering from soft tissue sarcoma.

Preclinical data

In preclinical testing, CVT-TCR-01 demonstrated specific and potent killing of NY-ESO-1-positive cell lines as assessed by IFN-g release. Moreover, CVT-TCR-01 was shown to spare NY-ESO-1 negative cell lines, indicating the candidate’s specificity for NY-ESO-1. In subsequent cytotoxicity assays, CVT-TCR-01’s activity was shown to be dependent on both NY-ESO-1 and HLA-A2 expression, consistent with CVT-TCR-01’s specificity for NY-ESO-1 presented by HLA-A2. Finally, cytokine release assays indicated that CVT-TCR-01 induces strongly proinflammatory Th1-type cytokine secretion upon exposure to NY-ESO-1 positive cell lines, further supporting CVT-TCR-01’s antitumor activity. Additionally, preliminary clinical results from NY-ESO-1 directed TCR therapy demonstrate promising overall response rates in a wide variety of tumor types, including synovial sarcoma, multiple myeloma and myxoid round cell liposarcoma.

CVT-TCR-01 Shows Comparable Cytotoxic Activity in Three Donors

CVT-TCR-01 Transduced Effector Cells Secrete Th1-Type Cytokines

There are multiple competing cellular therapeutics targeting NY-ESO-1 in development both globally and in Asia specifically. Among global programs, the most advanced is letetresgene autoleucel, which GlaxoSmithKline is currently developing in multiple solid tumor types in several Phase 1 and 2 studies. Prior studies of letetresgene autoleucel demonstrated strong antitumor activity in patients with NY-ESO-1-positive soft tissue sarcoma, in which overall response rates of up to 50% were observed. Among Asia- and China-specific programs, competing NY-ESO-1-targeting TCR-Ts include TAEST-16001, which is being developed by Xiangxue Life Sciences; TBI-1301, which is being developed by Takara Bio and Otsuka Pharmaceutical Co.; and a program in development by Shenzhen Binde Bio.

Development plan

Cytovant is developing CVT-TCR-01 for the treatment of tumors with high disease burden in Asia. We expect to initiate CMC activities for CVT-TCR-01 in the second half of 2021.

Arbutus Overview

•	Overview:

•

Arbutus is a clinical-stage biopharmaceutical company primarily focused on advancing a Hepatitis B virus (“HBV”) product pipeline that includes RNA interference (“RNAi”) therapeutics, oral capsid inhibitors, oral compounds that inhibit PD-L1 and oral HBV RNA destabilizers.

•	Lead programs:

•	AB-729: Subcutaneously-delivered RNAi therapeutic targeted to hepatocytes using Arbutus’s proprietary covalently conjugated GalNAc delivery technology that inhibits viral replication.

•	AB-836: Proprietary next-generation oral capsid inhibitor that suppresses HBV DNA replication.

•	Disease overview:

•

Hepatitis B is a potentially life-threatening liver infection caused by HBV. HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. The World Health Organization estimates that over 250 million people worldwide suffer from chronic HBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from chronic HBV infection. Approximately 900,000 people die every year from complications related to chronic HBV infection despite the availability of effective vaccines and current treatment options.

•	Limitations of current treatments:

•

Current treatment options include nucleos(t)ide analogs (“NA”) and pegylated interferon regimens. However, fewer than 5% of patients are functionally cured by these current treatment options after a finite treatment duration. With such low cure rates, most patients with chronic HBV infection are required to take NA therapy daily for the rest of their lives.

•	Clinical data:

•

Preliminary data from ongoing single- and multi-dose Phase 1a/1b clinical trials for AB-729 demonstrate robust hepatitis B surface antigen (HBsAg) reductions in multiple patient cohorts. AB-729 has been observed to be well-tolerated after single and repeat doses based on results to date. These data support dosing intervals of up to 8 weeks.

•	Repeat dosing of AB-729 60 mg every 8 weeks results in comparable mean HBsAg declines relative to 60 mg every 4 weeks at week 44 (-1.87 log10 IU/mL vs -1.81 log10 IU/mL, p=0.8).

•

In HBV DNA positive chronic hepatitis B subjects, a single 90 mg AB-729 dose resulted in robust mean HBsAg (-1.02 log10 IU/mL) and HBV DNA (-1.53 log10 IU/mL) declines at week 12, as well as decreases in HBV RNA and core-related antigen.

•	Development plan and upcoming milestones:

•	Arbutus expects to report data from the 90 mg every 12 weeks cohort and 90 mg every 8 weeks cohort in HBV DNA positive subjects, in the second half of 2021.

•

Arbutus announced plans to evaluate a triple combination of AB-729, Antios Therapeutics’s proprietary active site polymerase inhibitor nucleuotide ATI-2173, and Viread (tenofovir disoproxil fumarate) in a single cohort in the ongoing Antios Phase 2a ANTT201 clinical trial. The multi-center, double-blinded, placebo-controlled, multiple-dose cohort will evaluate the safety, pharmacokinetics, immunogenicity, and antiviral activity of this triple combination and is expected to initiate in the second half of 2021.

•

Arbutus expects to initiate a Phase 2a trial evaluating a combination of AB-729 and Vaccitech’s VTP-300, an immunotherapeutic designed to elicit an HBV specific immune response, in subjects with chronic HBV infection in the second half of 2021.

•

Arbutus received authorization from the FDA to proceed with its IND application for AB-729 in a Phase 2a clinical trial. The Phase 2a proof-of-concept clinical trial will evaluate the safety and efficacy of AB-729 in combination with ongoing NA therapy and short courses of Peg-IFNa-2a in subjects with chronic HBV infection.

•	Arbutus expects to provide initial data from the Phase 1a/1b clinical trial of AB-836 in the second half of 2021.

•	Roivant ownership:

•

As of March 31, 2021, we own 33% of the issued and outstanding common shares of Arbutus and 29% on a Fully-Diluted basis, in each case including the conversion of preferred shares held by Roivant into common shares.

Sio Gene Therapies Overview

•	Overview:

•

Sio Gene Therapies is a clinical-stage company focused on developing gene therapies for neurodegenerative diseases, with a pipeline of innovative product candidates for the treatment of GM1 gangliosidosis, GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease) and Parkinson’s disease.

•	Lead programs:

•

AXO-AAV-GM1: Investigational gene therapy currently being developed as a potential one-time disease modifying treatment for GM1 gangliosidosis, a rare disease caused by loss-of-function mutations in the GLB1 gene. The program utilizes an adeno-associated virus (AAV) vector to deliver a functional copy of the GLB1 gene with the goals of restoring ß-gal enzyme activity in the CNS and reducing GM1 ganglioside accumulation, to ultimately improve neurological function and extend survival.

•

AXO-AAV-GM2: Investigational gene therapy currently being developed as a potential one-time disease modifying treatment for GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease). The AXO-AAV-GM2 program utilizes AAV dual vectors to deliver functional copies of both the HEXA gene and the HEXB gene, with the goal of restoring normal Hex A enzyme function in the central nervous system.

•

AXO-Lenti-PD: In vivo lentiviral gene therapy investigational product candidate currently being developed as a potential one-time treatment of Parkinson’s disease. AXO-Lenti-PD delivers a construct of three genes that encode the critical enzymes required for the biochemical synthesis of dopamine from endogenous tyrosine.

•	Disease overview:

•

GM1 gangliosidosis is a rare, inherited neurodegenerative lysosomal storage disorder characterized by the accumulation of GM1 ganglioside with an estimated incidence of approximately one in 100,000 live births worldwide.

•

GM2 gangliosidosis, also known as Tay-Sachs or Sandhoff diseases, is a rare, inherited neurodegenerative lysosomal storage disorder characterized by buildup of GM2 ganglioside in lysosomes with an estimated incidence of approximately one in 150,000 live births worldwide.

•

Parkinson’s disease is a chronic neurodegenerative disorder that primarily results in progressive and debilitating motor symptoms. It is estimated that up to 1 million people in the U.S. and 7 to 10 million people worldwide suffer from Parkinson’s disease.

•	Limitations of current treatments:

•	AXO-AAV-GM1: GM1 gangliosidosis is uniformly fatal, and there are no disease-modifying treatment options. Management is limited to symptomatic treatment and palliative care.

•	AXO-AAV-GM2: There are no disease-modifying treatment options for either Tay-Sachs disease or Sandhoff disease, and management is limited to symptomatic treatment and palliative care.

•

AXO-Lenti-PD: The treatment of Parkinson’s disease is limited to symptomatic treatments, as no therapies have proven effective in altering the course of the disease or addressing the underlying pathophysiological processes. One-time gene therapy has the potential to reduce reliance on levodopa-based therapies, reduce troublesome side effects such as dyskinesia, and slow the course of disease progression.

•	Clinical data:

•

AXO-AAV-GM1: Six-month follow-up data from ongoing Phase 1/2 trial have shown AXO-AAV-GM1 to be generally well-tolerated, with all five children dosed demonstrating signs of clinical disease stability, with serum ß-galactosidase enzyme activity restored to an average of 38% of normal reference levels in the low-dose cohort. Additionally, 18-49% reductions from baseline in accumulated substrate, GM1 ganglioside, were observed in the cerebrospinal fluid in 4 out of 5 children in the low-dose cohort at six months.

•

AXO-AAV-GM2: Clinically meaningful improvement in motor skills and disease stabilization were observed in two infants with Tay-Sachs disease following administration under expanded access protocol. An IND was cleared by FDA in November 2020 and the first patient was dosed in January 2021.

•

AXO-Lenti-PD: Preliminary data from ongoing Phase 2 trial have shown AXO-Lenti-PD to be generally well-tolerated and to demonstrate dose-dependent improvements in motor function. To date, 21 patients have received gene therapy in dose-escalation studies spanning 5 dose cohorts.

•	Development plan and upcoming milestones:

•	AXO-AAV-GM1: Sio expects to report 12-month safety, biomarker and efficacy from the low-dose cohort of its ongoing Phase 1/2 trial in the second half of 2021.

•	AXO-AAV-GM2: Sio expects to continue patient identification, screening and enrollment in Stage 1 of its ongoing Phase 1/2 trial throughout 2021.

•	AXO-Lenti-PD: Sio and its manufacturing partner, Oxford Biomedica, are currently working on the development of a suspension-based manufacturing process at scale.

•	Roivant ownership:

•	As of March 31, 2021, we own 27% of the issued and outstanding shares of Sio common stock and 25% on a Fully-Diluted basis.

Asset Acquisition and License Agreements; Other Vant Agreements

Immunovant

License Agreement with HanAll Biopharma Co., Ltd.

In December 2017, our wholly owned subsidiary, Roivant Sciences GmbH (“RSG”), entered into a license agreement with HanAll Biopharma Co., Ltd. (“HanAll”) (the “HanAll Agreement”). Under the HanAll Agreement, RSG received (i) the non-exclusive right to manufacture and (ii) the exclusive, royalty-bearing right to develop, import and use the antibody referred to as IMVT-1401 and certain back-up and next-generation antibodies, and products containing such antibodies, and to commercialize such products, in the United States, Canada, Mexico, the E.U., the U.K., Switzerland, the Middle East, North Africa and Latin America (the “HanAll Licensed Territory”), for all human and animal uses. RSG also received the right to grant a sublicense, with prior written notice to HanAll of such sublicense, to: (i) a third party in any country in the HanAll Licensed Territory outside of the United States and E.U.; (ii) an affiliate of RSG in any country in the HanAll Licensed Territory; and (iii) a third party in the United States and E.U. only after submission of a biologics license application in the United States or a Marketing Authorization Application in the E.U. Pursuant to the HanAll Agreement, RSG granted to HanAll an exclusive, royalty-free license under certain RSG patents, know-how and other intellectual property relating to such antibodies and products to develop, manufacture and commercialize such antibodies and products for use outside of the HanAll Licensed Territory.

In December 2018, Immunovant Sciences GmbH, (“ISG”) obtained and assumed all rights, title, interest and obligations under the HanAll Agreement from RSG, including all rights to IMVT-1401 in the HanAll Licensed

Territory, for an aggregate purchase price of $37.8 million plus Swiss value-added tax of $2.9 million. HanAll and RSG have agreed that neither they nor certain of their affiliates will clinically develop or commercialize certain competitive products in the HanAll Licensed Territory.

Under the HanAll Agreement, the parties may choose to collaborate on a research program directed to the research and development of next generation FcRn inhibitors in accordance with an agreed plan and budget. ISG is obligated to reimburse HanAll for half of such research and development expenses incurred by HanAll, up to an aggregate reimbursement amount of $20.0 million.

Pursuant to the HanAll Agreement, RSG made an upfront payment of $30.0 million to HanAll in December 2017. In May 2019, ISG achieved its first development and regulatory milestone, which resulted in a $10.0 million milestone payment that ISG subsequently paid to HanAll in August 2019. ISG will be responsible for future contingent payments and royalties, including up to a maximum of $442.5 million upon the achievement of certain development, regulatory and sales milestone events. ISG is also obligated to pay HanAll tiered royalties ranging from the mid-single digits to mid-teens on net sales of licensed products, subject to standard offsets and reductions as set forth in the HanAll Agreement. These royalty obligations apply on a product-by-product and country-by-country basis and end upon the latest of (i) the date on which the last valid claim of the licensed patents that cover such licensed product in such country expires, (ii) the date on which the data or market exclusivity for such licensed product in such country expires or (iii) 11 years after the first commercial sale of such licensed product in such country. The HanAll Agreement will expire on a product-by-product basis on the expiration of the last royalty term with respect to a given licensed product, unless earlier terminated. ISG may terminate the HanAll Agreement in its entirety without cause upon 180 days’ written notice following 30 days of discussion. Either party may terminate the HanAll Agreement upon 60 days’ written notice for uncured material breach (or 30 days in the case of non-payment), or immediately upon written notice if the other party files a voluntary petition, is subject to a substantiated involuntary petition or for certain other solvency events. HanAll may terminate the HanAll Agreement if ISG or its affiliates challenge the validity or enforceability of any of the licensed patents.

Proteovant

Michigan Research Agreement

In January 2018, our subsidiary Oncopia Therapeutics, Inc. (“Oncopia”) entered into a research agreement with the Regents of the University of Michigan (the “University of Michigan”) (the “Michigan Research Agreement”). Pursuant to the Michigan Research Agreement, Oncopia and the University of Michigan are collaborating to discover and optimize small molecule protein degraders. Any intellectual property developed under the Michigan Research Agreement that is directed to certain targets will be licensed by the University of Michigan to Oncopia pursuant to the Michigan License Agreement, as described below. Pursuant to the Michigan Research Agreement, Oncopia is obligated to provide a low eight-digit amount in funding between 2021 and 2023. Unless earlier terminated based on customary termination rights or extended by mutual agreement, the Research Agreement continues until December 2023.

Michigan License Agreement

In November 2020, Oncopia entered into an amended and restated patent license agreement with the University of Michigan (the “Michigan License Agreement”), pursuant to which the University of Michigan granted Oncopia an exclusive, worldwide, sublicensable license under certain patents related to certain existing small molecule protein degraders and certain future small molecule protein degraders that may be developed under the Michigan Research Agreement to make, use and commercialize certain products covered by such patents. Such license grant is subject to, among other things, certain rights required to be granted under prior research or sponsorship agreements.

Under the Michigan License Agreement, Oncopia is obligated to pay the University of Michigan a low-to-mid single-digit royalty on net sales of each licensed product. Oncopia’s royalty obligations apply on product-by-product, country-by-country basis and end upon the expiration of the last-to-expire valid claim of the licensed patents under the University of Michigan Agreement which covers such licensed product in such country. The patents and pending patent applications, if granted, currently licensed under the Michigan License Agreement are expected to expire as early as 2037, and as late as 2042, without giving effect to any potential patent term extensions or patent term adjustments. Oncopia is obligated to pay the University of Michigan minimum annual royalties in the low five-digit range from March 2021 until the first commercial sale of a licensed product, at which time such minimum annual royalties will increase to a low six-digit amount. Oncopia may also be obligated to pay up to a maximum of a high seven-digit amount in development and commercial milestone payments on a per product basis. Unless earlier terminated based on customary termination rights, the term of the Michigan License Agreement will continue until the expiration of the last-to-expire valid claim of the licensed patents.

Dermavant

Agreements Relating to Tapinarof

In July 2018, our subsidiary Dermavant Sciences GmbH (“DSG”) acquired the worldwide rights (other than for China) with respect to certain intellectual property rights retained by Welichem Biotech Inc. (“Welichem”) to tapinarof and related compounds from Glaxo Group Limited and GlaxoSmithKline Intellectual Property Development Ltd. (collectively, “GSK”) pursuant to an asset purchase agreement (the “GSK Agreement”). GSK previously acquired rights to a predecessor formulation of tapinarof from Welichem pursuant to an asset purchase agreement between GSK and Welichem entered into in May 2012 (the “Welichem Agreement”). Under the GSK Agreement, DSG made an upfront payment of £150.0 million (approximately $191 million) to GSK.

DSG is also obligated to pay GSK £100.0 million (approximately $133 million) within 70 days following the receipt of marketing approval of tapinarof in the United States. The GSK Agreement does not require DSG to pay any royalties on sales of tapinarof following commercialization or make any commercial milestone payments, except for milestones owed to Welichem as described below.

In addition, under the GSK Agreement, DSG assumed all obligations under the Welichem Agreement, including payment of up to C$80.0 million (approximately $61 million) in potential development milestone payments and up to C$100.0 million (approximately $76 million) in potential commercial milestone payments. Following the commencement of the two pivotal Phase 3 clinical trials of tapinarof for the treatment of psoriasis in May 2019, on June 5, 2019, DSG paid to Welichem a milestone payment of C$30.0 million (approximately $23 million). In the future DSG may seek to enter into a royalty financing or similar transaction to fund its milestone payments.

In August 2018, in connection with the GSK Agreement, DSG and GlaxoSmithKline Trading Services Limited (“GSK Trading”) entered into a clinical manufacturing and supply agreement for tapinarof pursuant to which DSG obtained an existing supply of tapinarof drug product and drug substance as well as additional supply of tapinarof drug product for clinical trials on a cost plus basis. As required under the GSK Agreement, in April 2019, DSG and GSK Trading also entered into a commercial manufacturing and supply agreement (the “Commercial Supply Agreement”) pursuant to which DSG will obtain tapinarof drug product and drug substance from GSK Trading. Under the Commercial Supply Agreement, GSK Trading will provide development services to prepare for the manufacture and supply of tapinarof at commercial scale. DSG will obtain commercial supply of tapinarof on a cost plus basis under the commercial supply agreement. As required under the GSK Agreement, DSG entered into a letter agreement with GSK whereby GSK has agreed to make certain planned capital improvements, including design work, the purchase and modification of additional equipment items, and the reconfiguration of the existing production modules at GSK’s manufacturing site in Cork, Ireland with DSG agreeing to reimburse GSK an anticipated aggregate capital expenditure amount, which is not expected to exceed approximately €11.4 million (approximately $13 million). DSG is not required to reimburse GSK for any actual amounts incurred in excess of 110% of the anticipated aggregate capital expenditure amount and the letter agreement will terminate at the later of (i) the completion of the Planned Capital Improvements and (ii) reimbursement by DSG of GSK’s actual capital expenditures related to such planned capital improvements.

Collaboration and License Agreement with Japan Tobacco Inc.

In January 2020, DSG entered into a collaboration and license agreement with Japan Tobacco Inc. (“Japan Tobacco”) (the “Japan Tobacco Agreement”). Pursuant to the Japan Tobacco Agreement, DSG granted Japan Tobacco exclusive rights to develop, register and market tapinarof in Japan for the treatment of dermatological diseases and conditions, including psoriasis and atopic dermatitis. In connection with the Japan Tobacco Agreement, Japan Tobacco has signed an exclusive license with its subsidiary, Torii, for co-development and commercialization of tapinarof in Japan.

Under the Japan Tobacco Agreement, in January 2020, DSG received an upfront payment of $60.0 million and may receive up to an additional $53.0 million upon the achievement of certain development milestones for tapinarof in psoriasis and atopic dermatitis. In addition, DSG will be entitled to tiered purchase prices specified in the Japan Tobacco Agreement in consideration of DSG’s commercial supply of tapinarof to Japan Tobacco under the terms of a separate commercial supply agreement to be negotiated by the parties. DSG also has the right to receive royalties, to be negotiated by the parties and consistent with the purchase prices, based on product sales of tapinarof in the indications to the extent that DSG is no longer responsible for supplying tapinarof to Japan Tobacco.

The Japan Tobacco Agreement will remain in effect until expiration of the obligation to pay royalties, unless terminated in accordance with the following: (1) for any reason by Japan Tobacco upon written notice to DSG, which notice must be provided (x) at least 90 days in advance, if the termination is prior to regulatory approval of tapinarof in Japan for any dermatological disease or condition, and (y) at least 180 days in advance, if the termination is subsequent to regulatory approval of tapinarof in Japan for any dermatological disease or condition; (2) by either party upon written notice for the other party’s material breach if such party fails to cure such breach within the specified cure period; or (3) by DSG if Japan Tobacco or its affiliates or sublicenses participate in a challenge to certain of our patents.

Dermavant Financing Agreements—Dermavant Revenue Interest Purchase and Sale Agreement

In May 2021, DSG, as seller, entered into a Revenue Interest Purchase and Sale Agreement (the “RIPSA”) with XYQ Luxco S.À R.L. (“XYQ Luxco”), NovaQuest Co-Investment Fund XVII, L.P., an affiliate of NovaQuest Capital Management, LLC, and MAM Tapir Lender, LLC, an affiliate of Marathon Asset Management, L.P. (collectively, the “Purchasers”), together with U.S. Bank National Association, as collateral agent.

Following satisfaction of the funding conditions set forth in the RIPSA, including receipt of marketing approval from the FDA for tapinarof, the Purchasers are obligated to pay DSG a total of $160.0 million in accordance with the terms and conditions set forth in the RIPSA (the “Purchase Price”). In consideration therefor, each of the Purchasers will have the right to receive a low single-digit to high single-digit tiered percentage of quarterly revenues based on the achievement of specified net sales thresholds for tapinarof in the U.S., up to a cap set at a multiple of the Purchase Price paid to DSG by the Purchasers. Payments of such quarterly revenues to the Purchasers under the RIPSA are secured by a security interest in certain tapinarof-related assets, including intellectual property rights and certain other assets that are owned by, licensed to or otherwise controlled by DSG related to the development and commercialization of tapinarof.

The RIPSA contains certain representations and warranties and covenants applicable to DSL and its subsidiaries. The RIPSA also contains certain Events of Default (as defined in the RIPSA) such as the breach of payment and other obligations, bankruptcy-related events and cross-defaults with respect to other related documents and agreements creating indebtedness. The occurrence of an Event of Default following the Purchasers’ funding of the Purchase Price triggers DSG’s obligation to pay an Event of Default Fee (as defined in the RIPSA) of $160.0 million, less revenue payments previously paid, as liquidated damages. In addition, the occurrence of a change of control of DSG prior to the Purchasers funding the Purchase Price triggers DSG’s right, but not the obligation, to terminate the RIPSA by payment of the Pre-Funding Change of Control Option Price (as defined in the RIPSA) to all of the Purchasers, which varies based on the date of termination and certain milestones with respect to tapinarof.

Dermavant Financing Agreements—Dermavant Credit Agreement with XYQ Luxco

In May 2021, our subsidiaries Dermavant Sciences Ltd. (“DSL”), Dermavant Holdings Limited, Dermavant Sciences IRL Limited and DSG, as borrowers (the “Borrowers”), and certain other subsidiaries of DSL, as initial guarantors, entered into a credit agreement (the “Credit Agreement”) with XYQ Luxco, as lender, and U.S. Bank National Association, as collateral agent. The Credit Agreement provides for a term loan of $40.0 million (the “Term Loan”), the proceeds of which were used by the Borrowers to repay in full and terminate an existing credit facility with Hercules Capital Inc., with the remaining proceeds to be used for working capital and other general corporate purposes.

The Term Loan bears interest at a fixed interest rate of 10.0% per annum, with interest paid quarterly in arrears until maturity in May 2026, at which time the principal amount is due. The Borrowers have the option to prepay the Term Loan in whole or in part, subject to (i) until May 2023, a prepayment premium of 5.0% of the principal amount being repaid (plus the present value of all future scheduled interest on the principal being prepaid that would accrue through May 2023 calculated based on a discount rate equal to the treasury rate plus 100 basis points, except in the event the prepayment is due to a change of control), (ii) from May 2023 to May 2024, a prepayment premium of 5.0% of the principal amount being repaid, and (iii) from May 2024 to May 2025, a prepayment premium of 2.5% of the principal amount being repaid. From May 2025 through maturity, the Term Loan may be prepaid in whole or part without a prepayment premium. Optional and mandatory prepayment of the Term Loan, as well as other forms of prepayment, repayment, applications or reductions, will also require that DSL pays an Exit Fee (as defined in the Credit Agreement), calculated based on the amount so prepaid, repaid, applied or reduced.

The Borrowers’ obligations under the Credit Agreement are unconditionally guaranteed by the initial guarantors and secured by first priority security interests in substantially all of the tangible and intangible assets of the Borrowers and guarantors, including certain intellectual property rights, bank accounts, any and all insurance receivables, intercompany receivables and/or trade receivables and certain quotas and/or participation rights.

The Credit Agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings, including a covenant against the occurrence of a “change in control” (subject to the Borrowers’ right to prepay the Term Loan), financial reporting obligations and certain limitations on indebtedness, liens (including on intellectual property and other assets), investments, distributions (including dividends), collateral, transfers, mergers or acquisitions, taxes, corporate changes and deposit accounts.

The Credit Agreement contains a minimum cash covenant that requires the initial Borrowers and the guarantors thereunder to maintain a minimum cash balance of $10.0 million until the earlier of (a) a Qualified IPO (as defined in the Credit Agreement), (b) an Ultimate Parent Spinout (as defined in the Credit Agreement), and (c) the date that XYQ Luxco, in its capacity as a purchaser under the RIPSA, has received cumulative payments from DSG under the RIPSA in an aggregate amount equal to its pro rata portion of the funding amount thereunder. The Credit Agreement also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to, the failure to make payments of interest, premium, fees, indemnity or principal under the Term Loan, the failure to comply with certain covenants and agreements specified in the Credit Agreement, defaults in respect of certain other indebtedness and certain events relating to bankruptcy or insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the Term Loan may become due and payable immediately. Upon the occurrence of an event of default, a default interest rate of an additional 2% per year may be applied to the outstanding principal balance, and the lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Credit Agreement. Upon the occurrence of certain bankruptcy and insolvency events, the obligations under the Credit Agreement would automatically become due and payable.

On the closing date of the Term Loan and in accordance with the Credit Agreement, DSL issued to XYQ Luxco a warrant to purchase an aggregate of 1,199,072 common shares of DSL. The warrant is exercisable at any time until the earlier of (x) seven years from the date of issuance and (y) three years from the closing of an underwritten initial public offering of DSL’s common shares pursuant to an effective registration statement. The warrant includes customary registration rights and customary anti-dilution provisions for the common shares underlying the warrant in respect of certain corporate events (including share splits, share combinations, share dividends and other recapitalization transactions).

Genevant

Cross-License Agreement with Arbutus Biopharma Corporation

In April 2018, our subsidiary, Genevant Sciences Ltd (“Genevant”), entered into a cross-license agreement with our affiliate, Arbutus Biopharma Corporation (“Arbutus”), which the parties amended twice in June 2018 (as amended, the “Arbutus Cross-License Agreement”). Pursuant to the Arbutus Cross-License Agreement Arbutus granted Genevant an exclusive, sublicensable, worldwide, transferable, irrevocable and perpetual license under certain patents and know-how relating to Arbutus’s lipid nanoparticle and GaINAc technology for RNA-based applications other than hepatitis B virus (“HBV”), and certain other excluded fields. The license is subject to certain rights which have previously licensed by Arbutus to other third parties. Under the Arbutus Cross-License Agreement, Genevant granted back to Arbutus an exclusive, sublicensable, worldwide, irrevocable, perpetual, royalty-free license under the intellectual property licensed under the Arbutus Cross-License Agreement and certain intellectual property acquired by Genevant after the effective date of the Arbutus Cross-License Agreement for applications involving the treatment and prevention of HBV.

Genevant is obligated to pay Arbutus tiered low single-digit percentage royalties on sales of products covered by the licensed patents. If Genevant sublicenses intellectual property licensed from Arbutus or collaborates with any third party to develop, manufacture or commercialize any products covered by the intellectual property licensed by Arbutus, it will be required to pay Arbutus the lesser of (i) up to 20% of the Royalty-Related Receipts (as defined in the Arbutus Cross-License Agreement) received by Genevant from such sublicensees or collaborators and (ii) tiered low single-digit royalties on net sales by sublicensees. Genevant’s royalty obligations apply on product-by-product, country-by-country basis and end on the date on which the last valid claim of the licensed patents in such country that covers such licensed product expires. The patents and pending patent applications, if granted, currently licensed under the Arbutus Cross-License Agreement are expected to expire as early as 2023, and as late as 2039, without giving effect to any potential patent term extensions or patent term adjustments. Unless earlier terminated based on customary termination rights, the Arbutus Cross-License Agreement will continue until the expiration of Genevant’s royalty obligations.

Aruvant

License Agreement with Cincinnati Children’s Hospital Medical Center

In November 2018, our subsidiary Aruvant Sciences Ltd. (“Aruvant”), through its wholly owned subsidiary Aruvant Sciences GmbH (“ASG”), entered into a license agreement with Cincinnati Children’s Hospital Medical Center (“CCHMC”), pursuant to which CCHMC granted ASG (i) an exclusive, royalty-bearing, worldwide license for the use of certain patents, know-how and data relating to certain gene therapies for sickle cell anemia and certain other hemoglobinopathies, including ARU-1801, and for related manufacturing processes, and (ii) a non-exclusive, royalty-bearing, worldwide license for the use of relevant future CCHMC’s patents and general manufacturing know-how (the “CCHMC License Agreement”). The license is subject to, among other things, a non-exclusive license previously granted by CCHMC to another party.

In consideration for entering into the CCHMC License Agreement, Aruvant issued nine million common shares to CCHMC. Aruvant is obligated to issue additional shares to CCHMC upon the earliest of (i) immediately prior to a change of control event, (ii) immediately following Aruvant’s issuance, in the aggregate, of equity securities, convertible or exchangeable securities, or other securities in exchange for cash equal to or in excess of $150.0 million or (iii) immediately prior to the effectiveness of a registration statement in connection with an initial public offering by Aruvant. When such a triggering event occurs, Aruvant must issue CCHMC additional shares equal to the difference between 12% of Aruvant’s fully-diluted share capital, less the closing shares.

ASG has paid CCHMC approximately $25.0 million in upfront licensing fees and is obligated to pay up to $30.0 million in the aggregate in sales, development and regulatory milestones for the first licensed product to reach certain specified milestones. Additionally, ASG is obligated to pay to CCHMC a low to mid single-digit royalty on net sales of licensed products subject to certain potential downward adjustments for third-party licenses, expiration of certain patent claims or the entry into the market of a competing generic product. ASG’s royalty obligations continue on product-by-product and country-by-country basis until the latest to occur of (i) the date on which the last valid claim of the licensed patents covering such licensed product in such country expires, (ii) the ten-year anniversary of the first commercial sale of such licensed product in such country or (iii) the expiration of regulatory exclusivity for such licensed product in such country. Unless earlier terminated based on customary termination rights, the CCHMC License Agreement will continue on a product-by-product basis until the expiration of the royalty term for such licensed product. In the event of termination, the license granted to ASG under the agreement will terminate and, in the case of ASG’s termination for convenience or CCHMC termination for ASG’s material breach or bankruptcy, ASG will be deemed to grant CCHMC a non-exclusive, worldwide, perpetual license under ASG’s patents and know-how that relate to the licensed products and any patents for jointly developed inventions to develop and commercialize any product. Such license is royalty-free in the case of termination for ASG’s material breach or bankruptcy, and will be royalty-bearing on terms to be negotiated in good faith in the case of termination by ASG for convenience.

Lysovant

License Agreement with iNtRON Biotechnology, Inc.

In November 2018, our subsidiary, Lysovant Sciences GmbH (“LSG”), entered into a license agreement with iNtRON Biotechnology, Inc. (“iNtRON”), which the parties amended in March 2019 and August 2019 (the “iNtRON License Agreement”). Pursuant to the iNtRON License Agreement, iNtRON granted LSG an exclusive, worldwide, sublicensable, royalty-bearing license under certain patents and know-how to develop and commercialize certain antimicrobial bacteriophage-derived endolysins for any use other than uses involving topical administration. iNtRON also granted LSG an exclusive option during a specified exclusivity period extending until the expiration of a certain evaluation period to obtain an exclusive license to develop, manufacture and commercialize products containing certain other endolysins. LSG granted iNtRON a non-exclusive, worldwide, sublicensable, royalty-free, license under certain patents and know-how to develop and commercialize products containing the endolysins licensed under the iNtRON License Agreement formulated for topical administration.

LSG paid iNtRON an upfront fee of $10.0 million and is obligated to pay an option exercise fee to iNtRON upon each exercise of its option to obtain a license to additional endolysins. LSG may also be obligated up pay up to a maximum of $42.5 million in development and regulatory milestone payments (with respect to the originally licensed endolysin), up to a maximum of $37.5 million in development and regulatory milestone payments (with respect to each of any new endolysins) and a maximum of $940.0 million in commercial milestone payments. LSG may also be obligated to pay a tiered low-to-mid teens percentage royalty, subject to certain customary reductions, on net sales of products covered by licensed patents. LSG’s royalty obligations apply on product-by-product, country-by-country basis and end upon the latest of (i) the date on which the last valid claim of the licensed patents that covers such licensed product in such country expires, (ii) ten years after the first commercial sale of such licensed product in such country and (iii) the date on which the regulatory exclusivity for such licensed product in such country expires. Unless earlier terminated based on customary termination rights, the iNtRON License Agreement will continue in effect on a product-by-product basis until the expiration of all royalty obligations.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for current and future products and product candidates, technologies and know-how; to operate without infringing, misappropriating or otherwise violating the proprietary rights of others; and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing or in-licensing U.S. and foreign patents and patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We may also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position.

The patent positions of companies like us are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the fields of genetic therapy, cell therapy, biologics or pharmaceutical products generally has emerged in the United States or in Europe, among other countries. Changes in the patent laws and rules, either by legislation, judicial decisions, or regulatory interpretation in other countries may diminish our ability to protect our inventions and enforce our intellectual property rights, and more generally could affect the value of our intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell, importing or otherwise commercializing any of our patented inventions, either directly or indirectly, will depend in part on our success in obtaining, defending and enforcing patent claims that cover our technology, inventions, and improvements. We cannot be sure that any patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidates and technology. Moreover, our issued patents and those that may issue in the future may not guarantee us the right to practice our technology in relation to the commercialization of our product candidates or technology. The area of patents and other intellectual property rights in biotechnology is an evolving one with many risks and uncertainties, which may prevent us from commercializing our current and future products and product candidates and practicing our proprietary technology.

Our issued patents and those that may issue in the future may be challenged, narrowed, circumvented or invalidated, which could limit our ability to stop competitors from marketing related products or technologies or limit the length of the term of patent protection that we may have for our current and future products and product candidates and technologies. In addition, the rights granted under any issued patents may not provide us with complete protection or competitive advantages against competitors or other third parties with similar technology. Furthermore, our competitors may independently develop similar technologies that achieve similar outcomes but with different approaches. For these reasons, we may have competition for our product candidates. Moreover, the time required for development, testing and regulatory review of our product candidates may shorten the length of effective patent protection following commercialization. For this and other risks related to our proprietary technology, inventions, improvements, platforms and product candidates, please see the section entitled “Risk Factors—Risks Related to Roivant’s Business and Industry—Risks Related to Our Intellectual Property.”

Patents and Patent Applications

ARU-1801

As of May 1, 2021, ASG has licensed rights to six patent families containing at least 18 issued patents and 21 pending patent applications in numerous foreign jurisdictions, including the European Union and Japan, with claims relating to a mutant human g-Globin gene and lentiviral vectors. These patents and pending applications, if issued, are expected to expire as early as 2035, in each case without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

Tapinarof

As of May 1, 2021, DSG is the exclusive owner of patent families that include six issued U.S. patents and at least 10 pending U.S. patent applications, as well as more than 20 issued patents and at least 50 pending patent applications in numerous foreign jurisdictions, including the European Union and Japan, relating to tapinarof, the synthesis of tapinarof, intermediates made in the synthesis, the drug substance crystal form, topical formulations of tapinarof and uses thereof in certain diseases and disorders.

One of these patent families is directed to the topical formulation of tapinarof, and its use to treat plaque psoriasis, that Dermavant has evaluated in Phase 3 clinical trials, as well as its use to treat atopic dermatitis which has been evaluated in Phase 2b clinical trials, which includes a patent that was issued in the United States and has a natural expiration date in 2036, without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. This formulation patent includes 113 claims directed to topical, homogeneous, oil-in-water micro-emulsions containing tapinarof, an oil phase, a surfactant and other specific ingredients. DSG also owns an issued patent in the United States covering methods of using the patented formulations to treat inflammatory diseases, including psoriasis and atopic dermatitis. Like the formulation patent, the method-of-use patent has a natural expiration date in 2036 in the United States, without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. The foreign counterpart formulation and method-of-use applications are pending, and if patents issue from these applications, they will also have a natural expiration date in 2036, without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

DSG also owns a drug substance (“DS”) patent in the United States covering the high purity crystal form of tapinarof, as DS, the DS synthesis and several novel intermediates that are formed in the synthesis. This DS patent has a natural expiration date in 2038, without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. DSG has also filed foreign counterpart DS applications that are still pending in foreign jurisdictions and, if patents issue from these applications, they will similarly have a natural expiration date in 2038, without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

Genevant

As of May 1, 2021, we own or co-own 16 patent families containing at least 43 issued patents and at least 42 pending patent applications in the U.S., European Union and numerous other jurisdictions with claims relating to lipid nanoparticle delivery technology and polymers. These patents and pending applications, if issued, are expected to expire between 2024 and 2039, in each case without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.

As of May 1, 2021, we have licensed 40 patent families containing at least 405 issued patents and at least 237 pending patent applications in the U.S., European Union and numerous other jurisdictions with claims relating to delivery systems. These patents and pending applications, if issued, are expected to expire between 2021 and 2031, in each case without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.

IMVT-1401

As of May 1, 2021, ISG exclusively licenses from HanAll in certain territories one patent family containing patent applications pending in the United States and numerous foreign jurisdictions, including the European

Union, with claims relating to IMVT-1401, and certain back-up and next generation antibodies, and products containing such antibodies. This patent family includes patent applications that disclose the antibody, pharmaceutical composition of IMVT-1401, methods of treating autoimmune disease using the same, polynucleotide encoding the antibody, expression vector including such polynucleotide, host cell transfected with such recombinant expression vector, methods of manufacturing the antibody and methods of detecting FcRn in vivo or in vitro using the antibody. This patent family additionally includes an issued U.S. patent with claims directed to an isolated anti-FcRn antibody or antigen-binding fragment thereof, and a pharmaceutical composition comprising such antibody or antigen-binding fragment thereof and a second issued U.S. patent with claims directed to an isolated anti-FcRn antibody or antigen-binding fragment thereof, a pharmaceutical composition comprising such antibody or antigen-binding fragment thereof as well as methods of treating various autoimmune diseases using the antibody, polynucleotides and expression vectors encoding the antibody, host cells capable of expressing the antibody and methods of producing the antibody. These patents and pending applications, if issued, are expected to expire as early as 2035, in each case without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. For information regarding ISG’s license agreement with HanAll, please see “—Asset Acquisitions and License Arrangements.”

Additionally, as of May 1, 2021, ISG owns an additional patent family that includes an internationally filed patent application and patent application pending in Argentina. This patent family is directed to methods of treating thyroid eye disease using anti-FcRn antibodies, and any patent issued from this patent family is expected to expire in 2039, exclusive of any patent term adjustment or extension.

LSVT-1701

As of May 1, 2021, we have licensed rights to six patent families containing at least 47 issued patents and at least 33 pending patent applications in numerous jurisdictions, including the U.S. and European Union, with claims relating to LSVT-1701, formulations thereof and methods of treatment. These patents and pending applications, if issued, are expected to expire as early as 2027, in each case without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

Targeted Protein Degradation Platform

As of May 1, 2021, we have licensed rights to 21 patent families containing three issued U.S. patents, one issued European patent, one issued South African patent and at least 66 pending patent applications in the U.S., European Union and a number of other jurisdictions. These patents and pending applications, if issued, are expected to expire as early as 2037, without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

We cannot predict whether the patent applications we pursue or license will issue as patents in any particular jurisdiction. Even if our pending patent applications are granted as issued patents, those patents, as well as any patents we license from third parties now or in the future, may be challenged, circumvented or invalidated by third parties. While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to the products or technologies may provide sufficient basis for a competitor or other third party to avoid infringing our patent claims. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our products or product candidates. Consequently, we may not obtain or maintain adequate patent protection for any of our products or product candidates.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. A U.S. patent also may be accorded patent term adjustment, or PTA, under certain circumstances to compensate for delays in obtaining the patent from the USPTO. In some instances, such a PTA may result in a U.S. patent term extending beyond 20 years from the earliest date of filing a non-provisional patent application related to the U.S. patent. In addition, in the United States, the term of a U.S. patent that covers an FDA-approved drug may also be eligible for PTE, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a PTE of up to five years beyond the expiration of the patent. The length of the PTE is related to the length of time the drug is under regulatory review. PTE cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and certain other jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval, we expect to apply for PTEs on patents covering products eligible for PTE. We plan to seek PTEs for any of our issued patents in any jurisdiction where these are available; however, there is no guarantee that the applicable authorities, including the USPTO in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions. The actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies for our products or processes, or to obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products may have an adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. For more information, please see “Risk Factors—Risks Related to Roivant’s Business and Industry—Risks Related to Our Intellectual Property.”

Trade Secrets

In addition to our reliance on patent protection for our inventions, product candidates and research programs, we also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality and invention assignment agreements with our commercial partners, collaborators, employees and consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with an employee or a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors or other third parties. As a result, we may not be able to meaningfully protect our trade secrets. For more information regarding the risks related to our intellectual property, see “Risk Factors—Risks Related to Roivant’s Business and Industry—Risks Related to Our Intellectual Property.”

Government Regulation

Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, manufacture, testing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products, including gene therapies, as well as diagnostics, and any future product candidates. Generally, before a new drug, biologic or diagnostic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved, authorized, or cleared by the applicable regulatory authority.

U.S. Government Regulation of Drug and Biological Products

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act (the “FDCA”) and its implementing regulations and biologics under the FDCA and the Public Health Service Act (the “PHSA”), and their implementing regulations. Both drugs and biologics also are subject to other federal, state and local statutes and regulations, such as those related to competition. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative actions or judicial sanctions. These actions and sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitled or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, debarment from producing or marketing drug products or biologics, disqualification from conducting research, and civil or criminal fines or penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, the market acceptance of our products and our reputation.

Our product candidates must be approved by the FDA through either an NDA or a Biologics License Application (a “BLA”), process before they may be legally marketed in the United States. The process generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice (“GLP”), requirements;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an Institutional Review Boar (“IRB”), or independent ethics committee at each clinical trial site before each human trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, Good Clinical Practices (“GCP”), requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	submission to the FDA of an NDA or BLA;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to accept the filing for review;

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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with Current Good Manufacturing Practices (“cGMP”), requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity;

•	potential FDA inspection of the clinical trial sites that generated the data in support of the NDA or BLA;

•	payment of user fees for FDA review of the NDA or BLA; and

•	FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and the regulatory scheme for drugs and biologics is evolving and subject to change at any time. We cannot be certain that any approvals for our product candidates will be granted on a timely basis, or at all.

Preclinical Studies

Before testing any drug, biological or gene therapy candidate in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess safety and in some cases to establish a rationale for therapeutic use. In the U.S., the conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP regulations for safety/toxicology studies.

In the U.S., an IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans, and must become effective before human clinical trials may begin. Some long-term preclinical testing, such as animal tests of reproductive AEs and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time, the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence. Additionally, the review of information in an IND submission may prompt FDA to, among other things, scrutinize existing INDs or marketed products and could generate requests for information or clinical holds on other product candidates or programs.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. In the U.S., each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about certain clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website.

In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules had historically been subject to review by the NIH Recombinant DNA Advisory Committee (the “RAC”), of the NIH Office of Biotechnology Activities (the “OBA”), pursuant to the NIH Guideline. On August 17, 2018, the NIH issued a notice in the Federal Register and issued a public statement proposing changes to the oversight framework for gene therapy trials, including changes to the applicable NIH Guidelines to modify the roles and responsibilities of the RAC with respect to human clinical trials of gene therapy products, and requesting public comment on its proposed modifications. During the public comment period, which closed October 16, 2018, the NIH announced that it will no longer accept new human gene transfer protocols for review as a part of the protocol registration process or convene the RAC to review individual clinical protocols. In April 2019, NIH announced the updated guidelines, which reflect these proposed changes, and clarify that these trials will remain subject to the FDA’s oversight and other clinical trial regulations, and oversight at the local level will continue as set forth in the NIH Guidelines. Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an Institutional Biosafety Committee (an “IBC”), a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA or BLA. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, and may overlap.

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Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the product candidate.

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Phase 2 clinical trials involve studies in disease-affected patients to evaluate proof of concept and/or determine the dose required to produce the desired benefits. At the same time, safety and further PK and PD information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

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Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product labeling.

In August 2018, the FDA released a draft guidance entitled “Expansion Cohorts: Use in First-In-Human Clinical Trials to Expedite Development of Oncology Drugs and Biologics,” which outlines how drug developers can utilize an adaptive trial design commonly referred to as a seamless trial design in early stages of oncology drug development, i.e., the first-in-human clinical trial, to compress the traditional three phases of trials into one continuous trial called an expansion cohort trial. Information to support the design of individual expansion cohorts are included in IND applications and assessed by FDA. Expansion cohort trials can potentially bring efficiency to drug development and reduce developmental costs and time.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators 15 days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected AEs, findings from other studies or animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Phase 1, Phase 2, Phase 3 and other types of clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biologic has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check points based on access to certain data from the trial. Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidates do not undergo unacceptable deterioration over their shelf life.

FDA Review Process

Following completion of the clinical trials, data are analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA or BLA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. The NDA or BLA is a request for approval to market the drug or biologic for one or more specified indications and must contain proof of safety and efficacy for a drug or safety, purity and potency for a biologic. The application may include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the United States.

Under the Prescription Drug User Fee Act (the “PDUFA”), as amended, each NDA or BLA must be accompanied by a user fee. FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews all submitted NDAs and BLAs before it accepts them for filing, and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification. During the COVID-19 pandemic, because of travel and other restrictions, the FDA has significantly curtailed its inspection program. The reduction in pre-approval inspections has resulted in delays to some product approvals. There may be delays to product approvals in the future based on continuing problems with respect to the FDA’s ability to conduct inspections and then, even after a resumption of the FDA’s normal inspection program, a possible backlog in applications under review by the agency.

The FDA has developed the Oncology Center of Excellence RTOR pilot program to facilitate a more efficient review process for certain oncology product candidates. Although this program allows FDA to begin reviewing clinical data prior to submission of a complete NDA or BLA, the program is not intended to change the PDUFA review timelines.

Before approving an NDA or BLA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug or biologic with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The Complete Response Letter may require the applicant to obtain additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) and/or to complete other significant and time-consuming requirements related to clinical trials, or to conduct additional preclinical studies or manufacturing activities. If a Complete Response Letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if our product is determined to be contained within the scope of the competitor’s product for the same indication or disease. If we pursue marketing approval for an indication broader than the orphan drug designation we have received, we may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.

Rare Pediatric Disease Designation and Priority Review Vouchers

Under the FDCA, as amended, the FDA incentivizes the development of drugs and biologics that meet the definition of a “rare pediatric disease,” defined to mean a serious or life-threatening disease in which the serious of life-threatening manifestations primarily affect individuals aged from birth to 18 years and the disease affects fewer than 200,000 individuals in the United States or affects more than 200,000 in the United States and for which there is no reasonable expectation that the cost of developing and making in the United States a drug for such disease or condition will be received from sales in the United States of such drug. The sponsor of a product candidate for a rare pediatric disease may be eligible for a voucher that can be used to obtain a priority review for a subsequent human drug or biologic application after the date of approval of the rare pediatric disease drug product, referred to as a priority review voucher (a “PRV”). A sponsor may request rare pediatric disease designation from the FDA prior to the submission of its NDA or BLA. A rare pediatric disease designation does not guarantee that a sponsor will receive a PRV upon approval of its NDA or BLA. Moreover, a sponsor who chooses not to submit a rare pediatric disease designation request may nonetheless receive a PRV upon approval of their marketing application if they request such a voucher in their original marketing application and meet all of the eligibility criteria. If a PRV is received, it may be sold or transferred an unlimited number of times. Congress has extended the PRV program through September 30, 2024, with the potential for PRVs to be granted through September 30, 2026.

Expedited Development and Review Programs

A sponsor may seek to develop and obtain approval of its product candidates under programs designed to accelerate the development, FDA review and approval of new drugs and biologics that meet certain criteria. For example, the FDA has a fast-track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. For a fast track-designated product, the FDA may consider sections of the NDA or BLA for review on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application. The sponsor can request the FDA to designate the product for fast-track status any time before receiving NDA or BLA approval, but ideally no later than the pre-NDA or pre-BLA meeting.

A product submitted to the FDA for marketing, including under a fast-track program, may be eligible for other types of FDA programs intended to expedite development or review, such as priority review and accelerated approval. Priority review means that, for a new molecular entity or original BLA, the FDA sets a target date for FDA action on the marketing application at six months after accepting the application for filing as opposed to ten months. A product is eligible for priority review if it is designed to treat a serious or life-threatening disease condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biologic designated for priority review in an effort to facilitate the review. If criteria are not met for priority review, the application for a new molecular entity or original BLA is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

A product may also be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and demonstrates an effect on either a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”), that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the disease or condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biologic receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. FDA may withdraw approval of a drug or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product.

Additionally, a drug or biologic may be eligible for designation as a breakthrough therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application, which may include holding meetings with the sponsor and the review team throughout the development of the therapy; providing timely advice to, and interactive communication with, the sponsor regarding the development of the drug to ensure that the development program to gather the nonclinical and clinical data necessary for approval is as efficient as practicable; involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review; assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and considering alternative clinical trial designs when scientifically appropriate, which may result in smaller trials or more efficient trials that require less time to complete and may minimize the number of patients exposed to a potentially less efficacious treatment. Breakthrough therapy designation comes with all of the benefits of fast-track designation, which means that the sponsor may file sections of the BLA for review on a rolling basis if certain conditions are satisfied, including an agreement with the FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review.

As part of the 21st Century Cures Act, Congress amended the FDCA to facilitate an efficient development program for, and expedite review of regenerative medicine advanced therapies (“RMATs”), which include cell and gene therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products. RMATs do not include those human cells, tissues, and cellular and tissue-based products regulated solely under section 361 of the PHSA and 21 CFR Part 1271. This program is intended to facilitate efficient development and expedite review of regenerative medicine therapies, which are intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition and qualify for RMAT designation. A drug sponsor may request that the FDA designate a drug as a RMAT concurrently with or at any time after submission of an IND. The FDA has 60 calendar days to determine whether the drug meets the criteria, including whether there is preliminary clinical evidence indicating that the drug has the potential to address unmet medical needs for a serious or life-threatening disease or condition. A BLA for a regenerative medicine therapy that has received RMAT designation may be eligible for priority review or accelerated approval through use of surrogate or intermediate endpoints reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites. Benefits of RMAT designation also include early interactions with FDA to discuss any potential surrogate or intermediate endpoint to be used to support accelerated approval. A regenerative medicine therapy with RMAT designation that is granted accelerated approval and is subject to post-approval requirements may fulfill such requirements through the submission of clinical evidence from clinical studies, patient registries, or other sources of real-world evidence, such as electronic health records; the collection of larger confirmatory data sets; or post-approval monitoring of all patients treated with such therapy prior to its approval.

The FDA has also announced the availability of the RTOR pilot program for oncology product candidates that are likely to demonstrate substantial improvements over available therapy, which may include drugs previously granted breakthrough therapy designation for the same or other indications and candidates meeting other criteria for other expedited programs, such as fast track and priority review. Submissions for RTOR consideration should also have straightforward study designs and endpoints that can be easily interpreted (such as overall survival or progression free survival). Acceptance into the RTOR pilot does not guarantee or influence approvability of the application, which is subject to the usual benefit-risk evaluation by FDA reviewers, but the program allows FDA to review data earlier, before an applicant formally submits a complete application. The RTOR pilot program does not affect FDA’s PDUFA timelines.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, priority review, accelerated approval, breakthrough therapy and RMAT designation do not change the standards for approval.

Pediatric Information and Pediatric Exclusivity

Under the Pediatric Research Equity Act (the “PREA”), certain NDAs and BLAs and certain supplements to an NDA or BLA must contain data to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The Food and Drug Administration Safety and Innovation Act (the “FDASIA”), amended the FDCA to require that a sponsor who is planning to submit a marketing application for a drug that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan (“PSP”), within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs.

A drug or biologic product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Post-Marketing Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping activities, reporting of adverse experiences and certain problems in the manufacturing process, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug or biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA/BLA or NDA/BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may also place other conditions on approvals including the requirement for a REMS, to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS. The FDA will not approve the NDA or BLA without an approved REMS, if required. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP regulations. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved drugs or biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA or BLA, including recall.

Once an approval is granted, the FDA may issue enforcement letters or withdraw the approval of the product if compliance with regulatory requirements and standards is not maintained or if problems occur after the drug or biologic reaches the market. Corrective action could delay drug or biologic distribution and require significant time and financial expenditures. Later discovery of previously unknown problems with a drug or biologic, including AEs of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the drug or biologic, suspension of the approval, complete withdrawal of the drug from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of drug or biologic approvals;

•	drug or biologic seizure or detention, or refusal to permit the import or export of drugs; or

•	injunctions or the imposition of civil or criminal penalties; or

•	debarment from producing or marketing drug products or biologics.

Regulation of Companion Diagnostics

Success of certain product candidates may depend, in part, on the development and commercialization of a companion diagnostic. A companion diagnostic is a medical device, often an in vitro device, which provides information that is essential for the safe and effective use of a corresponding drug or biological product. Companion diagnostics can identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics are generally regulated as medical devices by the FDA. In the United States, the FDCA and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption or FDA exercise of enforcement discretion applies, diagnostic tests generally require marketing clearance through the premarket notification process (“510(k) clearance”) or premarket approval from the FDA prior to commercialization.

To obtain 510(k) clearance for a medical device, or for certain modifications to devices that have received 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or to a preamendment device that was in commercial distribution before May 28, 1976, or a predicate device, for which the FDA has not yet called for the submission of a PMA. In making a determination that the device is substantially equivalent to a predicate device, the FDA compares the proposed device to the predicate device or predicate devices and assesses whether the subject device is comparable to the predicate device or predicate devices with respect to intended use, technology, design and other features which could affect safety and effectiveness. If the FDA determines that the subject device is substantially equivalent to the predicate device or predicate devices, the subject device may be cleared for marketing. The 510(k) premarket notification pathway generally takes from three to twelve months from the date the application is completed, but can take significantly longer.

PMA applications must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a premarket approval application, or “PMA”, typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will typically conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the Quality System Regulation (the “QSR”), which requires manufacturers to follow design, testing, control, corrective and preventative action, documentation, and other quality assurance procedures. The FDA’s review of an initial PMA application is required by statute to take between six to ten months, although the process typically takes longer, and may require several years to complete. If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing. Once cleared or approved, the companion diagnostic device must adhere to post-marketing requirements including the requirements of FDA’s quality system regulation, adverse event reporting, recalls and corrections along with product marketing requirements and limitations. Like drug and biologic makers, companion diagnostic makers are subject to unannounced FDA inspections at any time during which the FDA is able to conduct an inspection of the product(s) and the company’s facilities for compliance with its authorities.

FDA has taken the position that developers of companion diagnostic tests associated with novel therapeutic products should seek clearance or approval at the same time that the therapeutic developer seeks approval. FDA has recognized that contemporaneous clearance or approval of a companion diagnostic with a therapeutic is not always possible, though FDA has indicated that coordination of contemporaneous clearances/approvals is a policy goal. In October 2018, FDA issued a safety alert warning against the use of unapproved or uncleared genetic tests to predict patient response to specific medications. While FDA has historically exercised enforcement discretion against laboratory developed tests—tests which are developed and performed in a single Clinical Laboratory Improvement Amendments (CLIA) certified laboratory—the 2018 alert and a subsequent 2019 Warning Letter against Inova Genomics Laboratory suggest that FDA may prioritize for enforcement certain uncleared or unapproved tests marketed as companion diagnostic tests. Subsequently, FDA has attempted to encourage collaboration between in vitro diagnostic test developers and therapeutic developers and to clarify FDA expectations as to companion diagnostic labeling, particularly through guidance in the oncology area. In March 2020, the Verifying Accurate Leading-edge IVCT Development Act of 2020 (the “VALID Act”) was introduced in the U.S. House of Representatives. Among other things, the VALID Act would classify all companion diagnostic tests as high-complexity tests requiring FDA premarket review and would formalize and arguably expand FDA’s regulatory authority over diagnostic testing. Though passage of the VALID Act is unlikely this year, strong bipartisan support remains for some kind of diagnostic testing legislative reform in the near term.

Biosimilars and Exclusivity

Certain of our product candidates, including IMVT-1401 and ARU-1801, are regulated as biologics. An abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product was created by the Biologics Price Competition and Innovation Act of 2009 (the “BPCI Act”), as part of the Affordable Care Act (the “ACA”). This amendment to the PHSA, in part, attempts to minimize duplicative testing. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch. Complexities associated with the larger, and often more complex, structure of biological products as compared to small molecule drugs, as well as the processes by which such products are manufactured, pose significant hurdles to implementation that are still being worked out by the FDA.

A reference biological product is granted four and twelve year exclusivity periods from the time of first licensure of the product. The FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product, and the FDA will not approve an application for a biosimilar or interchangeable product based on the reference biological product until twelve years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity, or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, including the Centers for Medicare and Medicaid Services (the “CMS”), the Office of Inspector General and Office for Civil Rights, other divisions of the Department of HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments.

Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our current and future arrangements with healthcare providers and physicians and any future arrangements with third party payers, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute any drugs for which we obtain marketing approval. In the United States, these laws include: the federal Anti-Kickback Statute, the False Claims Act, and HIPAA.

The Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration, directly or indirectly, in cash or in kind, that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by imprisonment, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it. Moreover, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

Drug manufacturers can be held liable under the federal civil False Claims Act, which imposes civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities (including manufacturers) for, among other things, knowingly presenting, or causing to be presented to federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Penalties for a False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties for each separate false claim, the potential for exclusion from participation in federal healthcare programs and, although the federal False Claims Act is a civil statute, conduct that results in a False Claims Act violation may also implicate various federal criminal statutes. The government may deem manufacturers to have “caused” the submission of false or fraudulent claims by, for example, providing certain billing or coding information to customers or promoting a product off-label. Claims which include items or services resulting from a violation of the federal Anti-Kickback Statute are false or fraudulent claims for purposes of the False Claims Act. Our future marketing and activities relating to federal, state, and commercial reimbursement for our products, and the sale and marketing of our product candidates, are subject to scrutiny under this law.

HIPAA created federal criminal statutes that prohibit among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

We are subject to data privacy and security regulations administered and enforced by the federal government as well as statutes and regulations adopted in the states in which we conduct our business. At the federal level, the data privacy and security regulations implementing HIPAA, as amended by the Health Information and Technology for Economic and Clinical Health Act, mandate, among other things, compliance with standards relating to the privacy and security of individually identifiable health information, which requires, among other things, the adoption of administrative, physical and technical safeguards to protect such information. Civil and criminal penalties may be imposed on entities subject to HIPAA, both by the HHS Office for Civil Rights and by state attorneys general, who have the authority to file civil actions for damages or injunctions in federal courts to enforce the HIPAA privacy and security regulations and to seek attorney’s fees and costs associated with pursuing such actions. In addition, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and criminal penalties. Further, the states are rapidly expanding their data privacy and security laws and we may be subject to a variety of different restrictions and requirements under such laws.

Additionally, the federal Physician Payments Sunshine Act (the “Sunshine Act”), within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, physicians, certain other healthcare professionals, and teaching hospitals and to report annually certain ownership and investment interests held by physicians, certain other healthcare professionals, and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not preempted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

Similar federal, state and foreign fraud and abuse laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services. Such laws are generally broad and are enforced by various state agencies and private actions. Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant federal government compliance guidance, and require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, individual imprisonment, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from the business.

Current and Future Legislation

In the United States and some foreign jurisdictions, there have been, and likely will continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare, and containing or lowering the cost of healthcare.

For example, in March 2010, the ACA was enacted in the United States. The ACA includes measures that have significantly changed, and are expected to continue to significantly change, the way healthcare is financed by both governmental and private insurers. Among the changes made by the ACA to preexisting law of importance to the pharmaceutical industry are that the ACA:

•

made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs to 23.1% of average manufacturer price (“AMP”), and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP.

•

imposed a requirement on manufacturers of branded drugs to provide a 70% (increased pursuant to the Bipartisan Budget Act of 2018, effective as of 2019) point-of-sale discount off the negotiated price of branded drugs dispensed to Medicare Part D beneficiaries in the coverage gap (i.e., “donut hole”) as a condition for a manufacturer’s outpatient drugs being covered under Medicare Part D.

•	extended a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations.

•	expanded the entities eligible for discounts under the 340B Drug Discount Program.

•	established a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected.

•

imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs, apportioned among these entities according to their market share in certain government healthcare programs.

•

established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products. The ACA established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. Various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court; the Trump Administration issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices; and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. The United States Supreme Court is expected to rule on a legal challenge to the constitutionality of the ACA in 2021. The implementation of the ACA is ongoing, and the law may continue to exert significant pressure on pharmaceutical pricing and our profitability.

Moreover, in May 2018, the Trump administration released its “Blueprint to Lower Drug Prices and Reduce Out-of-Pocket Costs,” or the Blueprint, and former President Trump also issued a number of Executive Orders in 2020 that were aimed at lowering the prices of prescription drugs. Some rules enacted under the Trump Administration have been stayed as a result of pending litigation or are under review by the Biden Administration. For example, a rule enacted under the Trump Administration known as the “Most Favored Nations” rule would set Medicare Part B reimbursement at an amount no higher than the lowest price that a drug manufacturer receives on a particular product in an index of foreign countries. This rule currently is the subject of litigation, and it is unclear whether it will be implemented by the Biden Administration. Other initiatives under the Trump administration have taken effect. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy, a form of drug utilization management, for Part B drugs beginning January 1, 2020.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013, following passage of the Bipartisan Budget Act of 2013, and will remain in effect through 2029 unless additional congressional action is taken. Pursuant to the CARES Act and subsequent legislation, these reductions were suspended from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic. As the legislation currently stands, the reductions will go back into effect as of January 2022 and remain in effect through 2030 unless additional Congressional action is take, The American Rescue Plan Act of 2021 eliminates the Medicaid unit rebate cap effective as of January 1, 2024, and the removal of this rebate cap could significantly impact our Medicaid rebate liability beginning in 2024.

Specifically, there have been several recent U.S. Congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, Senator Tammy Baldwin and three cosponsors have introduced legislation that would require transparency in any price increases for prescription drugs. Senator Bernie Sanders also introduced the three drug pricing bills, including the Medicare Drug Price Negotiation Act, which would direct the Secretary HHS to negotiate lower prices for prescription drugs under Medicare Part D. H.R. 3, which was passed by the House of Representatives in 2020, also contains a provision requiring the federal government to negotiate the pricing for certain prescription drugs, and manufacturers also would face fines if their drug prices increase faster than the rate of inflation. We cannot predict whether these or other drug pricing initiatives will be adopted in the future. Further federal, state and foreign legislative and regulatory developments are likely, and we expect ongoing initiatives to increase pressure on drug pricing. The Biden administration has indicated that lowering prescription drug prices is a priority. Reforms could have an adverse effect on anticipated revenues from product candidates and may affect our overall financial condition and ability to develop product candidates.

Packaging and Distribution in the United States

If our products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Other U.S. Environmental, Health and Safety Laws and Regulations

We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.

Marketing exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

European Union Drug Development

In the European Union and European Economic Area, our future products also may be subject to extensive regulatory requirements. As in the United States, medicinal products can be marketed only if a marketing authorization from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of preclinical and clinical research in the European Union and European Economic Area are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC (the “Directive”), has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU Member States have transposed and applied the provisions of the Directive differently into their national laws. This has led to significant variations in the Member State regimes. Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU countries where the trial is to be conducted by two distinct bodies: the National Competent Authority (the “NCA”), and one or more Ethics Committees (“ECs”). Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

The EU clinical trials legislation currently is undergoing a transition process mainly aimed at harmonizing and streamlining clinical trial authorization, simplifying adverse-event reporting procedures, improving the supervision of clinical trials and increasing their transparency. In April 2014, the EU adopted a new Clinical Trials Regulation (EU) No 536/2014 (the “Regulation”), which is set to replace the current Directive. Specifically, the new Regulation, which will be directly applicable in all Member States without the need for EU Member States to transpose it into national law, aims at simplifying and streamlining the approval of clinical trials in the EU. For instance, the new Regulation provides for a streamlined application procedure via a single entry point and strictly defined deadlines for the assessment of clinical trial applications. It is expected that the new Regulation will apply following confirmation of full functionality of the Clinical Trials Information System, the centralized EU portal and database for clinical trials foreseen by the Regulation, through an independent audit; the System is expected to go live in December 2021.

European Union Drug Marketing

Much like the federal Anti-Kickback Statue prohibition in the United States, the provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the European Union and European Economic Area. The provision of benefits or advantages to induce or reward improper performance generally is governed by the national anti-bribery laws of the European Union Member States, and the Bribery Act 2010 in the UK, as well as the industry Codes of Practice that are based on the European Federation of Pharmaceutical Industries and Associations (EFPIA) Code of Practice. Infringement of these laws could result in substantial fines and imprisonment. EU Directive 2001/83/EC, which is the EU Directive governing medicinal products for human use, further provides that, where medicinal products are being promoted to persons qualified to prescribe or supply them, no gifts, pecuniary advantages or benefits in kind may be supplied, offered or promised to such persons unless they are inexpensive and relevant to the practice of medicine or pharmacy. This provision has been transposed into the Human Medicines Regulations 2012 and so remains applicable in the UK despite its departure from the EU.

Payments made to physicians in EU Member States and Member States of the European Economic Area must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

European Union Drug Review and Approval

In the European Economic Area (the “EEA”), which is comprised of the Member States of the European Union plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a marketing authorization (“MA”). There are two types of marketing authorizations.

•	The centralized MA is issued by the European Commission through the centralized procedure, based on the opinion of the Committee for Medicinal Products for Human Use (the “CHMP”), of the EMA,

and is valid throughout the entire territory of the EEA. The centralized procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicinal products (gene-therapy, somatic cell-therapy or tissue-engineered medicines) and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EEA.

Under the centralized procedure the maximum timeframe for the evaluation of a marketing authorization application (a “MAA”), by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of a MAA considerably beyond 210 days. Where the CHMP gives a positive opinion, it provides the opinion together with supporting documentation to the European Commission, who make the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of a MAA under the accelerated assessment procedure is 150 days, excluding clock stops, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.

•

National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the centralized procedure. If a product is to be authorized in more than one Member State, the assessment procedure is coordinated at EU-level. Where a product has already been authorized for marketing in a Member State of the EEA, the national MA can be recognized in another Member States through the mutual recognition procedure. If the product has not received a national MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State (the “RMS”). The competent authority of the RMS coordinates the preparation of a draft assessment report, a draft summary of the product characteristics (the “SmPC”), and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Concerned Member States) for their final approval. If the Concerned Member States raise no objections, based on a potential serious risk to public health, to the assessment, SmPC, labeling, or packaging circulated by the RMS, the coordinated procedures is closed, and the product is subsequently granted a national MA in all the Member States (i.e., in the RMS and the Concerned Member States).

Under the above-described procedures, during the assessment of the documents submitted in the MAA and before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Now that the United Kingdom (which comprises Great Britain and Northern Ireland) has left the European Union, Great Britain will no longer be covered by centralized MAs (under the Northern Irish Protocol of the Withdrawal Agreement, centralized MAs will continue to apply in Northern Ireland). All medicinal products with a valid centralized MA as of December 31, 2020, were automatically converted to Great Britain MAs on January, 1 2021 (unless the MA holder opted out of this procedure). For a period of two years from January 1, 2021, the Medicines and Healthcare products Regulatory Agency (the “MHRA”), the UK medicines regulator, may rely on a decision taken by the European Commission on the approval of a new MA in the centralized procedure, in order to more quickly grant a new Great Britain MA. A separate application will, however, still be required. The MHRA also has the power to have regard to MAs approved in EEA Member States through decentralized or mutual recognition procedures with a view to more quickly granting a MA in the United Kingdom or Great Britain.

European Union New Chemical Entity Exclusivity

In the EEA, innovative medicinal products, approved on the basis of a full dossier of preclinical and clinical data as part of the MAA, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. The data exclusivity, if granted, prevents generic or biosimilar applicants from referencing the innovator’s pre-clinical and clinical trial data contained in the dossier of the reference innovative product when applying for a generic or biosimilar MA in the EEA, for a period of eight years from the date of authorization of the reference product. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization application can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity. The overall ten-year period can be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are determined to bring a significant clinical benefit in comparison with currently approved therapies. Even if an innovative medicinal product gains the prescribed period of data exclusivity, however, another company may market another version of the product if such company obtained a MA based on a marketing authorization application with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials (i.e. without cross-referencing to the data within the reference innovative product).

European Union Orphan Designation and Exclusivity

In the EEA, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions and either (i) such condition affects not more than five in 10,000 persons in the EEA, or (ii) it is unlikely that the development of the medicine would generate sufficient return to justify the necessary investment in its development. In either case, the applicant must also demonstrate that no satisfactory method of diagnosis, prevention or treatment has been authorized (or, if a method exists, the product would be a significant benefit to those affected compared to the product available).

In the EEA, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers. In addition, if the criteria for orphan designation are found to be maintained at the time of authorization of the product, ten years of market exclusivity is granted following grant of an orphan marketing authorization. During this market exclusivity period, neither the EMA nor the European Commission nor any of the competent authorities in the EEA Members States can accept an application or grant a marketing authorization for a “similar medicinal product” for the same indication. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. This orphan exclusivity period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Market exclusivity may also be broken, so a similar product may be authorized for the same indication, in very select cases, such as if (i) it is established that a similar medicinal product is safer, more effective or otherwise clinically superior to the authorized product; (ii) the marketing authorization holder consents to the grant of the similar product; or (iii) the marketing authorization holder cannot supply enough orphan medicinal product. Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

From January 1, 2021, a separate process for orphan drug designation will apply in Great Britain. There will be no pre-marketing authorization orphan designation (as there is in the EEA) and the application for orphan designation will be reviewed by the MHRA at the time of the marketing authorization application. The criteria are the same as in the EEA, save that they apply to Great Britain only (e.g., there must be no satisfactory method of diagnosis, prevention or treatment of the condition concerned in Great Britain).

European Pediatric Investigation Plan

In the EEA, MAAs for new medicinal products have to include the results of studies conducted in the pediatric population, in compliance with a pediatric investigation plan (a “PIP”), agreed with the EMA’s Pediatric Committee (a “PDCO”). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which marketing authorization is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when this data is not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. If a marketing authorization is obtained and trial results are included in the product information, even when negative, and the product is approved in all Member States, non-orphan products are eligible for six months’ supplementary protection certificate extension. In the case of orphan medicinal products, a two-year extension of the orphan market exclusivity may be available. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

Brexit and the Regulatory Framework in the United Kingdom

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union (commonly referred to as Brexit). Thereafter, on March 29, 2017, the country formally notified the European Union of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. The United Kingdom formally left the European Union on January 31, 2020. A transition period began on February 1, 2020, during which EU pharmaceutical law remained applicable in the United Kingdom. However this ended on December 31, 2020. On December 30, 2020, the United Kingdom and European Union signed the Trade and Cooperation Agreement, which includes an agreement on free trade between the two parties. Since the regulatory framework in the United Kingdom covering the quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorizations, commercial sales, and distribution of pharmaceutical products is derived from EU Directives and Regulations, Brexit could materially impact the future regulatory regime which applies to products and the approval of product candidates in the United Kingdom, as the UK legislation now has the potential to diverge from EU legislation. It remains to be seen how Brexit will impact regulatory requirements for medicinal products and devices in the United Kingdom in the long term. The MHRA has recently published detailed guidance for industry and organizations to follow now the transition period is over, which will be updated as the United Kingdom’s regulatory position on medicinal products and medical devices evolves over time.

European Data Collection

The collection and use of personal data, including health data, in the EEA is governed by the General Data Protection Regulation (the “GDPR”), which became effective May 25, 2018. The GDPR applies to any company established in the EEA and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the European Union or EEA or the monitoring of the behavior of data subjects in the European Union or EEA. The GDPR enhances data protection obligations for data controllers of personal data, including stringent requirements relating to the consent of data subjects, expanded disclosures about how personal data is used, requirements to conduct privacy impact assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification and “privacy by design” requirements, and creates direct obligations on service providers acting as data processors. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection, like the United States. Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA Member States may result in fines up to €20 million or 4% of a company’s global annual revenues for the preceding financial year, whichever is higher. Moreover, the GDPR grants data subjects the right to claim material and non-material damages resulting from infringement of the GDPR. Given the breadth and depth of changes in data protection obligations, maintaining compliance with the GDPR will require significant time, resources and expense, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect our business, financial condition, results of operations and prospects.

In addition, further to the United Kingdom’s exit from the European Union on January 31, 2020, the GDPR ceased to apply in the United Kingdom at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the United Kingdom’s European Union (Withdrawal) Act 2018 incorporated the GDPR (as it existed on December 31, 2020 but subject to certain UK specific amendments) into UK law, referred to as the UK GDPR. The UK GDPR and the UK Data Protection Act 2018 set out the United Kingdom’s data protection regime, which is independent from but aligned to the European Union’s data protection regime. Non-compliance with the UK GDPR may result in monetary penalties of up to £17.5 million or 4% of worldwide revenue, whichever is higher. With respect to transfers of personal data from the EEA to the United Kingdom, on June 28, 2021 the European Commission issued an adequacy decision in respect of the UK’s data protection framework, enabling data transfers from EU member states to the UK to continue without requiring organizations to put in place contractual or other measures in order to lawfully transfer personal data between the territories. While it is intended to last for at least four years, the European Commission may unilaterally revoke the adequacy decision at any point, and if this occurs it could lead to additional costs and increase our overall risk exposure.

Rest of the World Regulation

For other countries outside of the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Additionally, the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and

Additional Laws and Regulations Governing International Operations

If we further expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The U.S. Foreign Corrupt Practices Act (the “FCPA”), prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Further, other anti-corruption laws, such as the UK Bribery Act, are broader and can regulate payments to non-governmental entities.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our presence outside of the United States, it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Coverage and Reimbursement

Successful commercialization of new drug products depends in part on the extent to which reimbursement for those drug products will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drug products they will pay for and establish reimbursement levels. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford a drug product. Sales of drug products depend substantially, both domestically and abroad, on the extent to which the costs of drugs products are covered or paid for by the federal or national government as well as commercial managed care organizations, pharmacy benefit managers, and similar healthcare management organizations.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular drug products. In many countries, the prices of drug products are subject to varying price control mechanisms as part of national health systems. In general, the prices of drug products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for drug products, but monitor and control company profits. Accordingly, in markets outside the United States, the acquisition costs and reimbursement for drug products may lower than within the United States.

In the United States, the decisions about reimbursement for new drug products under the Medicare program are made by CMS, an agency within HHS. CMS determines coverage standards for products reimbursed by Medicare, and private payors often adopt coverage standards established by CMS for the commercial marketplace. However, no uniform policy of coverage and reimbursement for drug products exists among third-party payors and coverage and reimbursement levels for drug products can differ significantly from payor to payor.

Third-party payors may limit coverage to specific products on an approved list or formulary, which might not include all of the FDA-approved products for a particular indication. Also, third-party payors may refuse to include a particular branded drug on their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or another alternative is available. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Further, due to the COVID-19 pandemic, millions of individuals have lost or are expected to lose employer-based insurance coverage, which may adversely affect our ability to successfully commercialize our products.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “MMA”), established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under

Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for drugs for which we obtain marketing approval. Any negotiated prices for any of our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs, a manufacturer must enter into agreements with the Secretary of HHS to participate in the Medicaid Drug Rebate Program and the 340B drug discount program. Under the Medicaid Drug Rebate Program, manufacturers are obligated to pay rebates to the State Medicaid Programs on each unit of the manufacturer’s drugs that are dispensed to Medicaid beneficiaries—both with regard to Medicaid Fee for Service and Medicaid Managed Care. Additionally, under the 340B drug discount program, manufacturers extend discounts to entities eligible to participate in the 340B program, including various hospital providers. The required 340B discount on a given product is calculated based on the average manufacturer price (the “AMP”), and Medicaid rebate amounts reported and paid by the manufacturer under the Medicaid Drug Rebate Program. As of 2010, the ACA expanded the types of entities eligible to receive discounted 340B pricing, although under current law these newly eligible entities (with the exception of children’s hospitals) will not be eligible to receive discounted 340B pricing on drugs that receive an orphan designation by the FDA. As 340B drug pricing is determined based on AMP and Medicaid rebate data, revisions to the statute and regulations governing the Medicaid Drug Rebate Program may cause the required 340B discount to increase. Additional legislation surrounding the 340B program, including which providers are eligible for the program, may be enacted in the future. These developments could affect our profitability.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. The plan for the research was published in 2012 by the Department of HHS, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures are made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of our drug candidates, if any such drug or the condition that they are intended to treat are the subject of a trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s drug could adversely affect the sales of our drug candidate. If third-party payors do not consider our drugs to be cost-effective compared to other available therapies, they may not cover our drugs after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our drugs on a profitable basis.

These laws, and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

Outside of the United States, the pricing of pharmaceutical products and medical devices is subject to governmental control in many countries. For example, in the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost effectiveness of a particular therapy to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. Other countries may allow companies to fix their own prices for products, but monitor and control product volumes or the amount of profit made on those profits, and issue guidance to physicians to limit prescriptions. Efforts to control prices and utilization of pharmaceutical products and medical devices will likely continue as countries attempt to manage healthcare expenditures.

Human Capital Management

As of March 31, 2021, we and our subsidiaries had approximately 620 full-time employees.

Our human capital objectives include sourcing, recruiting, retaining, incentivizing and developing our existing and future employees. We seek to create nimble, entrepreneurial Vants that operate similar to independent biotechnology companies where each management team, comprised of world-class drug developers and clinical operators, is solely focused on their respective Vant’s mission. Our and our Vants’ equity incentive plans are designed to attract, retain and motivate selected employees, consultants and directors through the granting of share-based compensation awards to encourage focus and calculated risk-taking. In connection with becoming a public company, we expect to hire additional personnel and to implement procedures and processes to address public company regulatory requirements and customary practices.

Corporate and Other Information

We were registered as an exempted limited company in Bermuda in 2014, under the name Valor Biotechnology Ltd. In November 2014 we changed our name to Roivant Sciences Ltd. Our principal executive offices are located at Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom. Our telephone number is +44 207 400 3347.

Our web page address is https://roivant.com. Our investor relations website will be located at https://investor.roivant.com/. We will make available free of charge on our investor relations website under “SEC Filings” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, our directors’ and officers’ Section 16 Reports and any amendments to those reports after filing or furnishing such materials to the SEC. References to our website address do not constitute incorporation by reference of the information contained on the website, and the information contained on the website is not part of this document or any other document that we file with or furnish to the SEC.

We are an “emerging growth company” (an “EGC”), as defined in the Jumpstart Our Business Startups Act of 2012. As an EGC, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation.

Legal Proceedings

We consider it in the ordinary course of our business that our patents may become subject to inter partes review and opposition proceedings. Three U.S. patents (U.S. Patent Nos. 8,058,069, 9,364,435 and 9,404,127) relating to lipid nanoparticle molar ratios and the aggregation of lipid nanoparticles that Genevant exclusively licenses from Arbutus were the subject of inter partes review proceedings brought by Moderna before the PTAB. The PTAB upheld all claims of U.S. Patent No. 8,058,069, invalidated some of the claims of U.S. Patent No. 9,364,435 and invalidated all claims of U.S. Patent No. 9,404,127. The PTAB’s decisions with respect to U.S. Patent Nos. 8,058,069 and 9,364,435 are currently on appeal at the United States Court of Appeals for the Federal Circuit.

The Federal Circuit vacated and remanded the PTAB’s decision on U.S. Patent No. 9,494,127, and the PTAB’s decision with respect to U.S. Patent No. 9,494,127 patent is currently held in administrative abeyance, pending a review following a recent Supreme Court ruling in an unrelated case. Additionally, one European patent (EU patent no. EP2279254) relating to lipid nanoparticle molar ratios that Genevant exclusively licenses from Arbutus is the subject of an opposition proceeding brought by Merck Sharp & Dohme Corporation and Moderna at the European Patent Office Opposition Division. There can be no assurance that these patents will be found to be valid or sufficiently broad to protect our technology or to provide us with a competitive advantage. For more information on risks associated with the inter partes review proceedings and the pending European patent opposition proceeding, see “Risk Factors—Risks Related to Roivant’s Business and Industry—Risks Related to Our Intellectual Property.”

From time to time, we may be subject to other legal proceedings, investigations and claims incidental to the conduct of our business. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROIVANT

The following discussion and analysis of Roivant’s financial condition and results of operations should be read in conjunction with Roivant’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Roivant’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Our fiscal year ends on March 31 and our fiscal quarters end on June 30, September 30 and December 31.

For purposes of this subsection only, “Roivant,” “the Company,” “we,” “us” or “our” refer to Roivant Sciences Ltd. and its subsidiaries, unless the context otherwise requires.

Overview

We are building the next-generation “big pharma” company, organized to harness modern technologies and the entrepreneurial spirit of nimble biotechnology companies at scale. Our mission is to improve the delivery of healthcare to patients by treating every inefficiency as an opportunity.

We are a diverse team of experienced drug developers, scientists, physicians, company builders, data scientists and engineers, biopharma investors, physicists and business development professionals dedicated to improving the lives of patients. At Roivant, we combine our team’s extensive experience and multi-disciplinary expertise with innovative technologies to identify and advance potentially transformative medicines.

We deploy a hypothesis-driven approach to identify novel or clinically-validated targets and biological pathways in areas of high unmet medical need. We then seek to acquire, in-license or discover promising drug candidates against those targets or pathways. Our small molecule discovery engine is powered by a unique combination of leading computational physics and machine learning (“ML”) capabilities for in silico drug design.

We develop drug candidates in subsidiary companies we call “Vants” with a distinct approach to sourcing talent, aligning incentives and deploying technology. Each of our Vant teams is built with deep relevant expertise to promote successful execution of our development strategy. Our Vants continue to benefit from the support of our platform and technologies that are built to address inefficiencies in the drug discovery, development and commercialization process.

Our agile Vant model has allowed us to rapidly add capabilities in diverse therapeutic areas, including immunology, dermatology, hematology and oncology, and modalities, including biologics, topicals, gene therapies and bifunctional small molecules. The Vant model also enables a modular approach to the monetization of therapies we advance through development, allowing us to pursue commercialization of some products independently, while selectively establishing partnerships for other Vants or divesting of the Vants entirely.

Since our inception in 2014, we have focused substantially all of our efforts and financial resources on acquiring and developing our product candidates and expanding our platform and technologies. For the years ended March 31, 2021 and 2020, we incurred losses from continuing operations of $900.2 million and $568.1 million, respectively. As of March 31, 2021, we had cash and cash equivalents of approximately $2.1 billion and our accumulated deficit was approximately $1.9 billion. We have not generated any revenues to date from the sale of our product candidates. Our revenue, primarily generated through license agreements as well as from subscription and service-based fees, has not been significant to date. Our operations to date have been financed primarily through the sale of equity securities, sale of subsidiary interests, debt financings and revenue generated from licensing and collaboration arrangements.

Business Combination and Public Company Costs

On May 1, 2021, we entered into the Business Combination Agreement with MAAC and Merger Sub. Pursuant to the Business Combination Agreement, and assuming a favorable vote of the MAAC stockholders at the MAAC Special Meeting and satisfaction or waiver of all other closing conditions, Merger Sub will merge with and into MAAC, with MAAC surviving the merger as our wholly owned subsidiary.

For financial accounting and reporting purposes, MAAC will be treated as the acquired company. Accordingly, because MAAC does not represent a business for accounting purposes and its primary asset represents cash and cash equivalents, the Business Combination will be treated as an equity contribution in exchange for the issuance of Roivant shares. The net assets of MAAC will be stated at historical cost, with no goodwill or other intangible assets recorded. We will be deemed both the accounting predecessor and the successor SEC registrant, which means that our financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC.

The most significant change in our future reported financial position is expected to be an estimated increase in cash (as compared to our consolidated balance sheet at March 31, 2021) of between approximately $378.4 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $579.2 million, assuming no stockholder redemptions and, in each case, after deducting estimated expenses. See “Unaudited Pro Forma Condensed Combined Financial Information.”

In connection with becoming a public company, we expect to hire additional personnel and to implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, hiring of new personnel and fees to outside consultants, and costs related to implementation of an appropriate internal control framework, insurance, and investor relations.

Recent Developments

Option Vants Transaction

On May 1, 2021, we entered into an Asset Purchase Agreement with Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”) and its subsidiary Sumitomo Pharmaceuticals (Suzhou) Co., Ltd. (“SPC”) (the “Asset Purchase Agreement”). The transactions contemplated by the Asset Purchase Agreement closed in June 2021. Pursuant to the Asset Purchase Agreement: (i) Sumitomo terminated all of its existing options to acquire our equity interests in Genevant Sciences Ltd. (“Genevant”), Lysovant Sciences Ltd. (“Lysovant”), Metavant Sciences Ltd. (“Metavant”), Roivant Asia Cell Therapy Holdings Ltd. (“Cytovant Parent”), and Sinovant Sciences HK Limited (“Sinovant”); (ii) we transferred and assigned to SPC all of our intellectual property, development and commercialization rights for (a) lefamulin in Mainland China, Taiwan, Hong Kong, and Macau (collectively, “Greater China”), (b) vibegron in Mainland China, (c) rodatristat ethyl in Greater China and South Korea, and (d) RVT-802 in Greater China and South Korea; (iii) we will receive a $5.0 million cash payment; and (iv) Sumitomo entered into an agreement with us to pursue future collaborations with Genevant.

Dermavant

On May 14, 2021, Dermavant Sciences Ltd. (“Dermavant”) entered into a $160.0 million revenue interest purchase and sale agreement (the “RIPSA”) for its investigational product tapinarof with three institutional investors. Under the terms of the RIPSA, the participants purchased a capped single-digit revenue interest in net sales of tapinarof for all dermatological indications in the United States in exchange for $160.0 million in committed funding to be paid to Dermavant, subject to approval of tapinarof by the FDA.

Dermavant and certain of its subsidiaries concurrently entered into a $40.0 million senior secured credit facility (the “Credit Facility”) with one of the institutional investors. The Credit Facility has a five-year maturity and bears an interest rate of 10% per annum. In connection with the funding of the Credit Facility, Dermavant issued to the institutional investor a warrant to purchase 1,199,072 common shares of Dermavant at an exercise price of $0.01 per common share. The proceeds from the Credit Facility were used to repay all amounts outstanding under the loan and security agreement with Hercules Capital, Inc. (“Hercules”), with the remainder of net proceeds used for working capital and general corporate purposes.

Datavant

In June 2021, Datavant Holdings, Inc. (“Datavant”) and CIOX Health, LLC entered into a definitive agreement to merge the two companies. The merger closed on July 27, 2021. At closing, Roivant received approximately $320 million in cash.

Impact of COVID-19

We have been actively monitoring the impact of the COVID-19 pandemic on our employees and our business. Based on guidance issued by federal, state and local authorities, we transitioned to a remote work model for our employees in March 2020 and our workforce continues to primarily work remotely.

The COVID-19 pandemic has had a variable impact on our clinical trials by disrupting certain study sites. In the conduct of our business activities, we continue to take actions designed to protect the safety and well-being of our patients and employees. Although some of our clinical development timelines have been impacted by delays related to the COVID-19 pandemic, we have not experienced material financial impacts on our business and operations as a result of the COVID-19 pandemic. However, the impact on our future results will largely depend on future developments related to COVID-19, which are highly uncertain and cannot be predicted with confidence, such as the emergence of new variants, the ultimate duration and spread of the outbreak, the continuing impact of the COVID-19 pandemic on financial markets and the global economy, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain, treat, and prevent the disease, including the availability and effectiveness of vaccines.

For additional information about risks and uncertainties related to the COVID-19 pandemic that may impact our business, financial condition and results of operations, see the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Components of Results of Operations

Revenue, net

We have not generated any revenues to date from the sale of our product candidates and do not anticipate generating any revenues from the sale of product candidates unless and until we successfully complete development and obtain regulatory approval to market our product candidates. Our revenue to date primarily includes the recognition of upfront payments received in connection with license agreements. Revenue is also generated by subscription and service-based fees. Our revenue recognized from inception to date has not been significant.

Cost of revenues

Our cost of revenues primarily relates to subscription and service-based revenue recognized for the use of technology developed and consists primarily of employee, hosting, and third-party data costs. Our cost of revenues has not been significant to date.

Research and development expenses

Research and development expenses consist mainly of costs incurred in connection with the discovery and development of our product candidates. Research and development expenses primarily include the following:

•	Program-specific costs, including:

○

direct third-party costs, which include expenses incurred under agreements with contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), the cost of consultants who assist with the development of our product candidates on a program-specific basis, investigator grants, sponsored research, manufacturing costs in connection with producing materials for use in conducting nonclinical and clinical studies, and any other third-party expenses directly attributable to the development of our product candidates; and

○	payments made in connection with asset acquisitions and license agreements upon the achievement of development milestones.

•	Consideration for the purchase of in-process research and development (“IPR&D”) through asset acquisitions and license agreements, including:

○	cash upfront payments;

○	shares and other liability instruments issued; and

○	fair value of future contingent consideration payments.

•	Unallocated internal costs, including:

○	employee-related expenses, such as salaries, share-based compensation, and benefits, for research and development personnel; and

○	other expenses, including consulting costs, that are not allocated to a specific program.

Research and development activities, including asset acquisitions and license agreements, will continue to be central to our business model. We anticipate that our research and development expenses will increase for the foreseeable future as we advance our product candidates through pre-clinical studies and clinical trials, as well as acquire new product candidates. Research and development expenses will also be driven by the number of small molecules from our discovery engine that we advance through preclinical studies and clinical trials. In addition, we expect our research and development expenses to increase in the future, including as a result of our small molecule discovery engine through which we utilize our computational platform for in silico design of novel drug candidates. We expect higher employee-related expenses, including higher share-based compensation expenses, as well as higher consulting costs as we hire additional resources to support increasing development activity.

The duration, costs and timing of pre-clinical studies and clinical trials of our product candidates will depend on a variety of factors that include, but are not limited to, the following:

•

the scope, rate of progress, expense and results of our preclinical development activities, any future clinical trials of our product candidates, and other research and development activities that we may conduct;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	the uncertainties in clinical trial design and patient enrollment or drop out or discontinuation rates;

•	the number of doses that patients receive;

•	the countries in which the trials are conducted;

•	our ability to secure and leverage adequate CRO support for the conduct of clinical trials;

•	our ability to establish an appropriate safety and efficacy profile for our product candidates;

•	the timing, receipt and terms of any approvals from applicable regulatory authorities;

•	the potential additional safety monitoring or other studies requested by regulatory agencies;

•	the significant and changing government regulation and regulatory guidance;

•

our ability to establish clinical and commercial manufacturing capabilities, or make arrangements with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to make product successfully;

•	the impact of any business interruptions to our operations due to the COVID-19 pandemic; and

•	our ability to maintain a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates.

In addition, the probability of success for our product candidates will depend on numerous factors, including competition, manufacturing capability and commercial viability.

General and administrative expenses

General and administrative expenses consist primarily of employee-related expenses for general and administrative personnel, including those responsible for the identification and acquisition or in-license of new drug candidates as well as for overseeing Vant operations and facilitating the use of our platform and technologies at Vants. General and administrative expenses also consist of legal and accounting fees, consulting services and other operating costs relating to corporate matters and daily operations. General and administrative expenses also include costs incurred relating to the identification, acquisition or in-license and technology transfer of promising drug candidates along with costs incurred relating to the integration of new technologies.

We anticipate that our general and administrative expenses will increase in the future to support our continued research and development activities, potential commercialization efforts, and increased costs associated with being a public company. These increases will likely include additional costs related to the hiring of new personnel, including higher share-based compensation expenses, and fees to outside consultants, as well as other expenses. As a public company, we anticipate incurring expenses related to maintaining compliance with the rules and regulations promulgated by the SEC, the applicable Nasdaq listing rules and the requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). If any of our current or future product candidates receives regulatory approval in the U.S. or another jurisdiction, we expect that we would incur significantly increased expenses associated with building a sales and marketing team.

Change in fair value of investments

Change in fair value of investments includes the unrealized (gain) loss on equity investments in publicly-traded companies, including Sio Gene Therapies Inc. (“Sio”) and Arbutus Biopharma Corporation (“Arbutus”). We have elected the fair value option to account for these investments.

Change in fair value of debt and liability instruments

Change in fair value of debt and liability instruments primarily includes the unrealized loss (gain) relating to the measurement and recognition of fair value on a recurring basis of certain liabilities, including debt issued by Dermavant to NovaQuest Co-Investment Fund VIII, L.P. (the “NovaQuest Facility”), and other liability instruments, including options granted to Sumitomo to purchase our ownership interests in certain subsidiaries (the “Sumitomo Options”) under the Sumitomo Transaction Agreement (as defined below). In May 2021, we entered into an Asset Purchase Agreement with Sumitomo pursuant to which Sumitomo will terminate all of its existing options to acquire our equity interests in certain subsidiaries. See “Recent Developments—Option Vants Transaction” above for additional information.

Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity

Gain on deconsolidation of subsidiary resulted from the determination that we no longer had a controlling financial interest in Sio as of February 2020 and Datavant as of April 2020. Gain on consolidation of unconsolidated entity resulted from the remeasurement of our previously held interest in Genevant following the consolidation of Genevant as of July 2020.

Other expense, net

Other expense, net consists of losses from our equity method investment, interest income on our cash and cash equivalents, interest expense resulting from interest accrued on long-term debt and the amortization of debt discount and issuance costs, and other miscellaneous expense.

Income tax expense

Income tax expense is recorded for the jurisdictions in which we do business. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when, after consideration of all positive and negative evidence, it is not more likely than not that our deferred tax assets will be realizable. When uncertain tax positions exist, we recognize the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances.

Income from discontinued operations, net of tax

Income from discontinued operations, net of tax represents the gain on sale of business that resulted from the completion of transactions contemplated by a transaction agreement entered into with Sumitomo on October 31, 2019 (the “Sumitomo Transaction Agreement”) that closed on December 27, 2019 (the “Sumitomo Transaction”), partially offset by the financial results of the Vants for which we transferred our ownership interest to Sumitomo.

Net loss attributable to noncontrolling interests

Net loss attributable to noncontrolling interests consists of the portion of net loss of those consolidated entities that is not allocated to us. Changes in the amount of net loss attributable to noncontrolling interests are directly impacted by the net loss of our consolidated entities and changes in ownership percentages.

Results of Operations

Comparison of the years ended March 31, 2021 and 2020

The following table sets forth our results of operations for the years ended March 31, 2021 and 2020:

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Revenue, net	$23,795	$67,689	$(43,894)
Operating expenses:
Cost of revenues	2,057	1,131	926
Research and development	832,758	263,217	569,541
General and administrative	259,878	335,766	(75,888)

Total operating expenses	1,094,693	600,114	494,579

Loss from operations	(1,070,898)	(532,425)	(538,473)

Change in fair value of investments	(95,533)	136,005	(231,538)
Change in fair value of debt and liability instruments	29,845	(13,722)	43,567
Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity	(115,364)	(107,344)	(8,020)
Other expense, net	8,701	13,622	(4,921)

Loss from continuing operations before income taxes	(898,547)	(560,986)	(337,561)
Income tax expense	1,686	7,124	(5,438)

Loss from continuing operations, net of tax	(900,233)	(568,110)	(332,123)
Income from discontinued operations, net of tax	—	1,578,426	(1,578,426)

Net (loss) income	(900,233)	1,010,316	(1,910,549)

Net loss attributable to noncontrolling interests	(90,999)	(190,193)	99,194

Net (loss) income attributable to Roivant Sciences Ltd.	$(809,234)	$1,200,509	$(2,009,743)

Variance analysis for years ended March 31, 2021 and 2020

Revenue, net

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Revenue, net	$23,795	$67,689	$(43,894)

Revenue, net decreased by $43.9 million to $23.8 million for the year ended March 31, 2021 compared to $67.7 million for the year ended March 31, 2020. The decrease was primarily driven by a nonrefundable, upfront payment of $60.0 million received by Dermavant during the year ended March 31, 2020 from Japan Tobacco Inc., parent company of Torii Pharmaceutical Co., Ltd., for the exclusive rights to develop, register, and market tapinarof in Japan, partially offset by $19.8 million of revenue generated by Genevant during the year ended March 31, 2021 following consolidation in July 2020. Revenue generated by subscription and service-based fees was not significant in either period presented.

Cost of revenues

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Cost of revenues	$2,057	$1,131	$926

Cost of revenues increased by $0.9 million to $2.1 million for the year ended March 31, 2021 compared to $1.1 million for the year ended March 31, 2020. Cost of revenues was not significant in either period presented and reflects cost of revenues generated by subscription and service-based fees.

Research and development expenses

For the years ended March 31, 2021 and 2020, our research and development expenses consisted of the following:

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Program-specific costs:
IMVT-1401 (Immunovant)	$49,236	$39,230	$10,006
Tapinarof (Dermavant)	34,002	69,394	(35,392)
ARU-1801 (Aruvant)	24,347	11,064	13,283
Gimsilumab (Kinevant)	21,969	7,288	14,681
RVT-1601 (Respivant)	6,784	16,935	(10,151)
AXO-LENTI-PD (Sio)	—	21,219	(21,219)
Other program-specific costs	29,790	32,402	(2,612)

Total program-specific costs	166,128	197,532	(31,404)

Consideration for the purchase of IPR&D through asset acquisitions and license agreements	591,916	10,250	581,666
Unallocated internal costs:			—
Share-based compensation	22,637	7,738	14,899
Personnel-related expenses	45,646	33,865	11,781
Other expenses	6,431	13,832	(7,401)

Total research and development expenses	$832,758	$263,217	$569,541

Research and development expenses increased by $569.5 million to $832.8 million for the year ended March 31, 2021 compared to $263.2 million for the year ended March 31, 2020 primarily due to an increase of $581.7 million in consideration for the purchase of IPR&D through asset acquisitions and license agreements, partially offset by a decrease in program-specific costs of $31.4 million.

The increase of $581.7 million in consideration for the purchase of IPR&D was primarily due to multiple asset acquisitions and license agreements entered into during the year ended March 31, 2021, including consideration of $399.6 million attributed to IPR&D relating to the acquisition of the business of Silicon Therapeutics, LLC (“SiTX”); consideration of $116.5 million relating to the stock purchase agreement to acquire Oncopia Therapeutics, Inc. (“Oncopia”); $41.4 million attributed to IPR&D as part of the consolidation of Genevant, which was previously accounted for as an equity method investment; and consideration relating to the licensing and strategic collaboration agreement with Affimed N.V. (“Affimed”), pursuant to which Affimed received consideration that included $40.0 million in upfront cash and pre-paid research and development funding and $20.0 million of our common shares. During the year ended March 31, 2020, we made a one-time upfront payment of $10.0 million related to our multi-program license and collaboration agreement with Medigene AG.

The decrease of $31.4 million in program-specific costs was mainly due to a decrease of $35.4 million relating to Dermavant’s tapinarof program primarily as a result of the completion of two pivotal Phase 3 clinical trials, PSOARING 1 AND PSOARING 2, and a one-time milestone payment of C$30.0 million (approximately $23 million) made upon the achievement of a development milestone during the year ended March 31, 2020; decrease of $21.2 million relating to Sio’s AXO-LENTI-PD program as a result of the deconsolidation of Sio in

February 2020; and decrease of $10.2 million for Respivant Sciences Ltd.’s (“Respivant”) RVT-1601 program as a result of its termination. These decreases were partially offset by increases of $14.7 million for Kinevant Sciences Ltd.’s (“Kinevant”) gimsilumab program, including $3.0 million resulting from the achievement of development milestones, $13.3 million for Aruvant Sciences Ltd.’s (“Aruvant”) ARU-1801 program, and $10.0 million for Immunovant, Inc.’s (“Immunovant”) IMVT-1401 program. These increases in program-specific costs were primarily due to increases in clinical development costs.

General and administrative expenses

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
General and administrative	$259,878	$335,766	$(75,888)

General and administrative expenses decreased by $75.9 million to $259.9 million for the year ended March 31, 2021 compared to $335.8 million for the year ended March 31, 2020. The decrease was primarily due to decreases in personnel-related expenses of $38.5 million and professional and transaction fees of $27.9 million. The decrease in personnel-related expenses is partially driven by the deconsolidation of Sio in February 2020 and Datavant in April 2020.

Change in fair value of investments

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Change in fair value of investments	$(95,533)	$136,005	$(231,538)

Change in fair value of investments was an unrealized gain of $95.5 million and unrealized loss of $136.0 million for the years ended March 31, 2021 and 2020, respectively. The change of $231.5 million was primarily driven by changes in the share prices of Arbutus and Sio.

Change in fair value of debt and liability instruments

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Change in fair value of debt and liability instruments	$29,845	$(13,722)	$43,567

Change in fair value of debt and liability instruments was an unrealized loss of $29.8 million and unrealized gain of $13.7 million for the years ended March 31, 2021 and 2020, respectively. Change in fair value of debt and liability instruments for the year ended March 31, 2021 primarily consisted of an unrealized loss of $61.0 million relating to the NovaQuest Facility, partially offset by an unrealized gain of $33.5 million relating to the Sumitomo Options. Change in fair value of debt and liability instruments for the year ended March 31, 2020 primarily consisted of an unrealized gain of $9.9 million relating to the NovaQuest Facility and an unrealized gain of $3.2 million relating to the Sumitomo Options. Changes in the fair value of the NovaQuest Facility primarily resulted from updates to the estimated timing of amounts payable to NovaQuest and discount rates.

Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity	$(115,364)	$(107,344)	$(8,020)

Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity was $115.4 million and $107.3 million for the years ended March 31, 2021 and 2020, respectively. Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity for the year ended March 31, 2021 primarily related to a gain of $86.5 million on the deconsolidation of Datavant in April 2020 and a gain of $28.8 million resulting from the remeasurement of our previously held interest in Genevant upon its consolidation in July 2020. Gain on deconsolidation of subsidiary was $107.3 million for the year ended March 31, 2020 due to the deconsolidation Sio in February 2020.

Other expense, net

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Other expense, net	$8,701	$13,622	$(4,921)

Other expense, net was $8.7 million and $13.6 million for the years ended March 31, 2021 and 2020, respectively. The change in other expense, net was primarily driven by reduced losses from our equity method investment in Genevant of $17.6 million incurred through July 2020 until we consolidated Genevant and lower interest expense of $4.9 million, partially offset by lower interest income of $16.6 million for the year ended March 31, 2021 as compared to the year ended March 31, 2020.

Income tax expense

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Income tax expense	$1,686	$7,124	$(5,438)

Income tax expense decreased by $5.4 million to $1.7 million for the year ended March 31, 2021, compared to $7.1 million for the year ended March 31, 2020. Income tax expense was not significant in either period presented and reflects the income tax expense computed in jurisdictions in which we operate.

Income from discontinued operations, net of tax

	Years Ended March 31,
	2021	2020	Change
	(in thousands)
Income from discontinued operations, net of tax	$—	$1,578,426	$(1,578,426)

Income from discontinued operations, net of tax was $1,578.4 million for the year ended March 31, 2020 and consisted of a $1,985.9 million gain on sale of business resulting from the Sumitomo Transaction, partially offset by the net losses of the entities for which we transferred our entire ownership interest to Sumitomo. Refer to Note 5, “Sumitomo Transaction Agreement” of our consolidated financial statements included elsewhere in this prospectus for additional information.

Liquidity and Capital Resources

Overview

For the years ended March 31, 2021 and 2020, we incurred losses from continuing operations of $900.2 million and $568.1 million, respectively. As of March 31, 2021, we had cash and cash equivalents of approximately $2.1 billion and our accumulated deficit was approximately $1.9 billion. We have not generated any revenues to date from the sale of our product candidates. Our revenue, primarily generated through license agreements as well as from subscription and service-based fees, has not been significant to date. Our operations to date have been financed primarily through the sale of equity securities, sale of subsidiary interests, debt financings and revenue generated from licensing and collaboration arrangements.

Sources of Liquidity

RSL Equity Financing Transactions

Since inception, we have completed multiple equity financing transactions, including the following financing transaction completed during the year ended March 31, 2020.

In December 2019, in connection with the Sumitomo Transaction, we raised net proceeds of approximately $999.2 million in connection with the sale of our common shares to Sumitomo.

Sumitomo Transaction

In December 2019, we closed the Sumitomo Transaction, including the transfer of our ownership interest in five Vants – Myovant Sciences Ltd., Urovant Sciences Ltd., Enzyvant Therapeutics Ltd., Altavant Sciences Ltd., and Spirovant Sciences Ltd. – to Sumitovant Biopharma Ltd. (“Sumitovant”), a wholly-owned subsidiary of Sumitomo. In addition, in connection with the Sumitomo Transaction, we (i) granted Sumitomo options to purchase all, or in the case of Dermavant, 75%, of our ownership interests in six other subsidiaries (Dermavant, Genevant, Lysovant, Metavant, Cytovant Parent, and Sinovant), and (ii) provided Sumitomo and Sumitovant with certain rights over and access to our proprietary technology platforms, DrugOme and Digital Innovation. In exchange for these components of the Sumitomo Transaction, we received approximately $1.9 billion in cash, which was in addition to the $999.2 million from the sale of our common shares to Sumitomo as discussed above.

In June 2021, we completed a transaction with Sumitomo pursuant to which Sumitomo terminated its existing options to acquire our equity interests in certain of our subsidiaries.

Consolidated Vant Equity Financing Transactions

Since inception, we have completed multiple Vant equity financing transactions, including the following financing transactions completed during the years ended March 31, 2021 and 2020:

Immunovant

During the years ended March 31, 2021 and 2020, Immunovant issued shares of common stock for an aggregate net proceeds of $384.9 million (including an aggregate of $27.5 million of shares of common stock purchased by us) in private financings, underwritten public offerings, and warrant exercises.

Additionally, in December 2019, Immunovant Sciences Ltd. (“ISL”) completed a business combination with Health Sciences Acquisition Corporation (“HSAC”), a special purpose acquisition company, pursuant to which HSAC acquired 100% of the outstanding shares of ISL (the “HSAC Transaction”). Following the HSAC Transaction, ISL became a wholly owned subsidiary of HSAC, which was renamed “Immunovant, Inc.” HSAC was treated as the “acquired” company for accounting purposes. Immunovant received $111.0 million in cash as a result of the HSAC Transaction, consisting of the funds held in HSAC’s trust account. The proceeds included $5.1 million related to common shares purchased by us.

Proteovant

In December 2020, following Proteovant Sciences, Inc’s (“Proteovant”) acquisition of Oncopia in November 2020, SK, Inc. (formerly known as SK Holdings Co., Ltd.) (“SK”) entered into a subscription agreement (the “Subscription Agreement”) pursuant to which SK agreed to make a $200.0 million equity investment in Proteovant, representing an ownership interest of 40.0% on the closing date. In January 2021, in accordance with the terms of the Subscription Agreement, SK made the first payment of $100.0 million to Proteovant. A second $100.0 million payment is expected to be made by SK to Proteovant on or about July 12, 2021, the date six months from the closing date.

Consolidated Vant Debt Financings

Since inception, we have completed multiple Vant debt financings, including the following debt financing completed during the year ended March 31, 2020:

Dermavant

In May 2019, Dermavant entered into a loan and security agreement (the “Hercules Loan Agreement”) with Hercules, pursuant to which Dermavant borrowed an aggregate of $20.0 million. In May 2021, all amounts outstanding under the Hercules Loan Agreement were repaid using the proceeds from the $40.0 million senior secured credit facility entered into by Dermavant in May 2021, and Dermavant terminated the Hercules Loan Agreement. See “Recent Developments—Dermavant” above for additional information.

Funding Requirements

We expect to continue to incur significant and increasing operating losses at least for the foreseeable future. We do not expect to generate product revenue until we successfully complete development and obtain regulatory approval for any of our current or future product candidates, which may never occur. Our operating results, including our net losses, may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our planned clinical trials, our expenditures on other research and development activities and our pre-commercialization efforts. We anticipate that our expenses will increase substantially as we:

•	fund preclinical studies and clinical trials for our product candidates, which we are pursuing or may choose to pursue in the future;

•	fund the manufacturing of drug substance and drug product of our products candidates in development;

•	seek to identify, acquire, develop and commercialize additional product candidates;

•	integrate acquired technologies into a comprehensive regulatory and product development strategy;

•	maintain, expand and protect our intellectual property portfolio;

•	hire scientific, clinical, quality control and administrative personnel;

•	add operational, financial and management information systems and personnel, including personnel to support our drug development efforts;

•	achieve milestones under our agreements with third parties that will require us to make substantial payments to those parties;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials;

•

ultimately establish a sales, marketing and distribution infrastructure and scale up external manufacturing capabilities to commercialize any drug candidates for which we may obtain regulatory approval; and

•	begin to operate as a public company.

We expect to continue to finance our cash needs through a combination of our cash on hand and future equity offerings, debt financings, sales of subsidiaries, and collaborations, strategic alliances or marketing, distribution, licensing or similar arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common shareholder. Any agreements for future debt or preferred equity financings, if available, may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution, licensing or similar arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates, grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves or potentially discontinue operations.

Cash Flows

The following table sets forth a summary of our cash flows for the years ended March 31, 2021 and 2020:

	Years Ended March 31,
	2021	2020
	(in thousands)
Net cash used in operating activities	$(552,138)	$(758,750)
Net cash (used in) provided by investing activities	$(31,702)	$1,694,790
Net cash provided by financing activities	$456,264	$214,081

The cash flows from discontinued operations have not been segregated and are included in the statements of cash flows for the year ended March 31, 2020. Refer to Note 6, “Discontinued Operations” of our financial statements included elsewhere in this prospectus for further information regarding our discontinued operations.

Operating Activities

Cash flow from operating activities represents the cash receipts and disbursements related to all of our activities other than investing and financing activities. Cash flow from operating activities is derived from adjusting our net loss (income) for non-cash items and changes in working capital.

For the year ended March 31, 2021, cash used in operating activities decreased by $206.6 million to $552.1 million compared to the year ended March 31, 2020. This decrease was primarily driven by the reduction in cash required to fund the operations of Vants sold to Sumitomo in December 2019, partially offset by an increase in upfront cash consideration for IPR&D relating to asset acquisitions and license agreements.

Investing Activities

Cash flow from investing activities includes cash used for acquisitions, net of cash acquired; dispositions, net of cash disposed; capital expenditures; and purchases of equity securities and other investments. Cash flow from investing activities also includes cash provided by sale of business.

For the year ended March 31, 2021, cash flow from investing activities changed by $1,726.5 million to net cash used in investing activities of $31.7 million from net cash provided by investing activities of $1,694.8 million for the year ended March 31, 2020. This change in cash flow from investing activities is primarily attributed to proceeds from the sale of business, net of cash disposed, in December 2019, resulting from the Sumitomo Transaction.

Financing Activities

For the year ended March 31, 2021, cash provided by financing activities increased by $242.2 million to $456.3 million compared to the year ended March 31, 2020. This change was primarily driven by higher net proceeds from the issuance of subsidiary equity, resulting from the issuance of Immunovant common stock upon completing two underwritten public offerings and warrant exercises and the issuance of Proteovant common stock to SK, during the year ended March 31, 2021 as compared to net proceeds from the issuance of subsidiary equity during the year ended March 31, 2020. During the year ended March 31, 2020, proceeds were also generated from the issuance of our common shares and the Sumitomo Options pursuant to the Sumitomo Transaction as well as from subsidiary debt financings. However, these proceeds were largely offset by cash used to repurchase certain of our common shares and equity awards along with cash used to purchase subsidiary equity and repay certain subsidiary long-term debt and convertible debt during the year ended March 31, 2020.

Outlook

We expect our existing cash and cash equivalents will be sufficient to fund our committed operating expenses and capital expenditure requirements for at least the next twelve months based on current operating plans and financial forecasts. However, we have based this estimate on assumptions that may prove to be wrong, which may require us to use our capital resources sooner than expected. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Contractual Obligations and Commitments

We have certain payment obligations under various asset acquisition and license agreements. Under these agreements we are required to make milestone payments upon successful completion and achievement of certain development, regulatory and commercial milestones. The payment obligations under the asset acquisition and license agreements are contingent upon future events such as our achievement of specified development, regulatory and commercial milestones, and we will be required to make milestone payments and royalty payments in connection with the sale of products developed under these agreements. The achievement and timing of these future milestone payments are not probable or reasonably estimable, and therefore such amounts have not been included on our consolidated balance sheet as of March 31, 2021.

We enter into agreements in the normal course of business with CROs and other vendors for clinical trials and with vendors for preclinical studies and other services and products for operating purposes, which are generally cancelable upon written notice.

Our contractual obligations also include operating lease liabilities, primarily relating to real estate leases. Refer to Note 13, “Leases” of our audited financial statements included elsewhere in this prospectus for further information regarding our leases.

Loan and Security Agreement between Dermavant and Hercules

In May 2019, Dermavant entered into the Hercules Loan Agreement with Hercules as agent and lender, under which Dermavant, borrowed an aggregate of $20.0 million (the “2019 Term Loan”). The 2019 Term Loan was fully drawn in May 2019. In May 2021, Dermavant repaid all amounts outstanding under the Hercules Loan Agreement using the proceeds from the $40.0 million Credit Facility entered into by Dermavant and certain of its subsidiaries in May 2021, and Dermavant terminated the Hercules Loan Agreement. See “Recent Developments—Dermavant” above and “Dermavant Senior Secured Credit Facility” below for additional information.

Funding Agreement between Dermavant and NovaQuest

In July 2018, as a result of Dermavant’s acquisition of tapinarof from GlaxoSmithKline Intellectual Property Development Ltd. and Glaxo Group Limited (collectively “GSK”), Dermavant entered into the

NovaQuest Facility, pursuant to which Dermavant is required to make milestone and other quarterly interest payments to NovaQuest Co-Investment Fund VIII, L.P. (“NovaQuest”) upon the achievement of certain regulatory and commercial milestones for tapinarof in either psoriasis or atopic dermatitis in the United States, the European Union and Japan. These obligations terminate upon marketing approval revocation or withdrawal of tapinarof for health and safety reasons by either (x) the U.S. Food and Drug Administration (the “FDA”) or (y) Dermavant, Dermavant’s affiliates, or any sublicensee. The aggregate maximum amount of regulatory milestone payments Dermavant could be required to make under the NovaQuest Facility is $440.6 million and the maximum aggregate amount of commercial milestone payments Dermavant could be required to make under the NovaQuest Facility is $141.0 million. In some circumstances, Dermavant may be able to offset certain of the regulatory milestone payments with up to $88.1 million of the commercial milestone payments. Dermavant is also required to make significant payments to NovaQuest if development of tapinarof is terminated or if Dermavant terminates development of tapinarof for one indication and receives approval for the other. NovaQuest is not obligated to refund to Dermavant any payments previously made under the NovaQuest Facility.

Dermavant Senior Secured Credit Facility

In May 2021, DSL, Dermavant Holdings Limited, Dermavant Sciences IRL Limited and DSG, as borrowers and certain other subsidiaries of DSL, as initial guarantors, entered into a $40.0 million senior secured credit facility (the “Credit Facility”) with XYQ Luxco, as lender, and U.S. Bank National Association, as collateral agent. The Credit Facility has a five-year maturity and bears an interest rate of 10.0% per annum. Interest is payable quarterly in arrears on the last day of each calendar quarter through the maturity date. A lump sum principal payment is due on the maturity date. See “Recent Developments—Dermavant” above for additional information.

Acquisition of Silicon Therapeutics

In March 2021, we completed the acquisition of the business of SiTX for consideration of approximately $450.0 million, with additional cash payments payable subject to the satisfaction of certain regulatory and commercial milestones. A remaining balance of approximately $100.0 million is payable to former SiTX equity holders on the earlier of (x) approximately 30 to 60 days following the public listing of our common shares, in either cash or our common shares (at our election), and (y) 12 months following the closing of the acquisition, in cash. For accounting purposes, the fair value of consideration transferred was $402.4 million.

Palantir Master Subscription Agreement

In May 2021, we entered into a master subscription agreement with Palantir Technologies Inc. (“Palantir”) for access to Palantir’s proprietary software for a five-year period. The remaining minimum payments for this software subscription are $39.0 million.

Off-Balance Sheet Arrangements

We did not have any material off-balance sheet arrangements, as defined under SEC rules, during the periods presented.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The process of preparing financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expense during the period. Any references to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (the “ASC”), and Accounting Standards Updates (“ASU”), issued by the Financial Accounting Standards Board (the “FASB”). The consolidated financial statements include the accounts of Roivant and our subsidiaries in which we have a controlling financial interest, most often through a majority voting interest.

While our significant accounting policies are described in more detail in Note 2, “Summary of Significant Accounting Policies” in our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the discovery and development of our product candidates. We expense research and development costs as incurred.

We accrue expense for preclinical studies and clinical trial activities performed by vendors based upon estimates of the proportion of work completed. We determine such estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with our internal personnel and external service providers as to the progress or stage of completion and the agreed-upon fee to be paid for such services. However, actual costs and timing of preclinical studies and clinical trials are highly uncertain, subject to risks, and may change depending upon a number of factors, including our clinical development plan.

We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the accrual is adjusted accordingly. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

We evaluate license agreements and asset acquisitions for IPR&D projects to determine if it meets the definition of a business and thus should be accounted for as a business combination. If the IPR&D does not meet the definition of a business and the assets have not reached technological feasibility and therefore have no alternative future use, we expense payments made under such license agreements as research and development expense.

Share-Based Compensation

We recognize compensation costs related to share-based awards granted to employees, directors, and consultants based on the estimated fair value of the awards on the date of grant. The grant date fair value of the stock-based awards is recognized over the requisite service period, which is generally the vesting period of the respective awards. We may grant awards with graded-vesting features. When such awards have only service vesting requirements, we elected to record share-based compensation expense on a straight-line basis. If awards with graded-vesting features contain performance or market conditions, then we record share-based compensation expense using the accelerated attribution method.

We estimate the fair value of stock options using the Black-Scholes option-pricing model, which requires assumptions, including the fair value of our common shares prior to our initial public offering, volatility, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options, and our expected dividend yield. Certain assumptions used in our Black-Scholes option-pricing model represent management’s best estimates and involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future.

These subjective assumptions are estimated as follows:

Fair value of common share—As a privately held company, we estimate the fair value of the shares of common stock underlying our share-based awards on each grant date. To determine the fair value of our common shares underlying option grants, we considered, among other things, valuations of our common share prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The estimation of the fair value of the common shares considered factors including the following:

•	the prices of our common shares sold to investors in arm’s length transactions;

•	the estimated present value of our future cash flows;

•	our business, financial condition and results of operations;

•	our forecasted operating performance;

•	the illiquid nature of our common shares;

•	industry information such as market size and growth;

•	market capitalization of comparable companies and the estimated value of transactions such companies have engaged in; and

•	macroeconomic conditions.

We apply similar methodology to estimate the fair value of the shares of common stock underlying share-based awards at our privately held Vants. Once our common shares are publicly traded, we will determine the fair value of each common share underlying share-based awards based on the closing price of our common shares as reported by the Nasdaq on the date of grant and therefore it will not be necessary to determine the fair value of the new stock-based award pursuant to the methodology described above.

Expected term—We have generally elected to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).

Expected volatility—As a privately held company, we do not have any trading history for our common share; accordingly, the expected volatility was estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty. We apply similar methodology to estimate the expected volatility at our privately held Vants.

Risk-free interest rate—The risk-free rate assumption is based on the U.S. Treasury instruments with maturities similar to the expected term of our stock options at the time of the grant.

Expected dividend yield—We have not issued any dividends in our history and do not expect to issue dividends over the life of the options; therefore, we have estimated the dividend yield to be zero.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2, “Summary of Significant Accounting Policies” in our consolidated financial statements included elsewhere in this prospectus.

JOBS Act

In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Quantitative and Qualitative Disclosures about Market Risk

Under SEC rules and regulations, because we are considered to be a “smaller reporting company,” we are not required to provide the information required by this item in this report.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public company reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We have also taken advantage of the ability to provide reduced disclosure of financial information in this prospectus, such as being permitted to include only two years of audited financial information and two years of selected financial information in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure. We may take advantage of these exemptions until we are no longer an emerging growth company. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. However, because we have taken advantage of certain reduced reporting requirements, the information contained herein may be different from the information you receive from other public companies in which you hold shares.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of Roivant Common Shares pursuant to an effective registration statement or (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), and (2) the date on which (x) we are deemed to be a large accelerated filer, which means the market value of Roivant Common Shares that are held by non-affiliates exceeds $700 million as of the prior September 30th, or (y) the date on which we have issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common shares held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common shares held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies more difficult.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Roivant and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.

Executive Officers and Directors

MAAC and Roivant anticipate that the current executive officers and directors of Roivant, as of June 30, 2021, will remain as the executive officers and directors of Roivant following the Business Combination and one additional director from the Board will join the Roivant board of directors at such time. The following persons are expected to serve as Roivant’s executive officers and directors following the Business Combination. The executive officers of Roivant are employees of Roivant Sciences Inc., a wholly owned subsidiary of Roivant, and provide services pursuant to an inter-company agreement. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Executive Officers
Matthew Gline	37	Chief Executive Officer and Director
Eric Venker	34	President and Chief Operating Officer
Mayukh Sukhatme	45	President and Chief Investment Officer
Benjamin Zimmer	35	President, Roivant Health
Rakhi Kumar	41	Chief Accounting Officer

Directors
Vivek Ramaswamy	35	Founder and Executive Chairman
Andrew Lo	61	Director
Patrick Machado	57	Director
Keith Manchester	52	Director
Ilan Oren	37	Director
Daniel Gold	53	Director
Masayo Tada	76	Director
James C. Momtazee	49	Director

Executive Officers

Matthew Gline has served as our Chief Executive Officer since January 2021 and is expected to be appointed as a Director of Roivant at the closing of the Business Combination. Mr. Gline joined Roivant in March 2016 and previously served as Chief Financial Officer, from September 2017 through his appointment as Chief Executive Officer, and as Senior VP, Finance and Business Operations. Prior to joining Roivant, Mr. Gline was a Vice President at Goldman Sachs, Fixed Income Digital Structuring, from 2014 to 2016, and co-founded Fourthree, a risk analytics technology and consulting company, from 2012 to 2014. Mr. Gline earned his A.B. in Physics from Harvard College. Our board of directors believes that Mr. Gline’s experience in various roles at our company and his prior professional experience qualify him to serve as a member of our board of directors.

Eric Venker has served as our President and Chief Operating Officer since January 2021 and, prior to that role, as Chief Operating Officer, from November 2018. From October 2017 to October 2018, Dr. Venker served as Chief of Staff to our Chief Executive Officer, and from 2014 to 2015, as an Analyst at Roivant. From 2015 to 2017, Dr. Venker was a physician at New York Presbyterian Hospital/Columbia University Medical Center, where he trained in internal medicine, and also served as Chair of the Housestaff Quality Council leading operational initiatives to improve efficiencies. From 2011 to 2015, Dr. Venker was a Clinical Pharmacist at Yale-New Haven Hospital. Dr. Venker also serves on the boards of directors of Immunovant, Arbutus Biopharma, Sio Gene Therapies and several private biopharmaceutical companies. He received his Pharm.D. from St. Louis College of Pharmacy and his M.D. from Yale School of Medicine.

Mayukh Sukhatme has served as our President and Chief Investment Officer since January 2021, overseeing the creation and support of biopharmaceutical companies in the Roivant family. Dr. Sukhatme joined Roivant in 2015 and previously served as President of Roivant Pharma and as our Chief Business Officer. From 2000 to 2015, Dr. Sukhatme was a healthcare-focused analyst and portfolio manager for several large institutional investment firms, including both public markets and venture capital firms. His principal focus was on development-stage biotechnology and pharmaceutical companies, where he led diligence and investment decisions on numerous companies and pharmaceutical compounds across a wide variety of therapeutic areas. Dr. Sukhatme earned his M.D. from Harvard Medical School and his B.S. in Biology and B.S. in Literature from MIT.

Benjamin Zimmer has served as President, Roivant Health since 2018, where he leads the launch, growth and oversight of Roivant’s technology platform Vants. Mr. Zimmer joined Roivant in 2015, was a member of the founding team and has held multiple leadership roles across the organization, including serving as Roivant’s Chief Operating Officer, from 2017 to 2018, and as Head of Public Affairs, from 2016 to 2017. Mr. Zimmer began his career as a business analyst at McKinsey & Company. Mr. Zimmer earned an A.B. magna cum laude in history and economics from Harvard College and a J.D. from Yale Law School.

Rakhi Kumar has served as our Chief Accounting Officer since August 2018, leading the accounting and financial operations and related internal controls functions. Ms. Kumar joined Roivant in September 2015, and previously served as Vice President, Finance and External Reporting. Prior to joining Roivant, Ms. Kumar was responsible for external reporting, corporate and technical accounting at The Medicines Company from 2013 to 2015. Earlier in her career, Ms. Kumar was in the assurance services at Ernst and Young. Ms. Kumar also serves as a director and as chair of the audit committee for NeuroPace (Nasdaq: NPCE), a medical device company. She is a licensed Certified Public Accountant and a Chartered Professional Accountant in Ontario, Canada. She received her M.S. in Accounting and Taxation from the University of Hartford.

Directors

Vivek Ramaswamy is our Founder and following the closing of the Business Combination will serve as Chair of our board of directors. He has served as our Executive Chairman since January 2021 and, prior to taking that role, as Chief Executive Officer, from May 2014. Mr. Ramaswamy previously served as a member of the investment team at QVT Financial, from 2007 to 2014. Mr. Ramaswamy was previously as a director of Myovant Sciences, Axovant Sciences and Arbutus Biopharma. Mr. Ramaswamy received his A.B. in Biology from Harvard College and his J.D. from Yale Law School, where he was a Paul & Daisy Soros Fellow. Our board of directors believes that Mr. Ramaswamy’s status as our Founder and Executive Chairman, and his extensive prior experience in the biopharmaceutical industry qualify him to serve as a member of our board of directors.

Andrew Lo has served as Director of Roivant since 2016. He is a Charles E. and Susan T. Harris Professor at MIT Sloan School of Management since 1988, Founder and Chairman of QLS Advisors since 2019, Member of Thalēs Advisory Board since 2019, Chairman Emeritus and Senior Advisor of AlphaSimplex Group since 2018 and member of the Competitive Market Advisory Counsel of the Chicago Mercantile Exchange since 2013. Dr. Lo has served as Director of BridgeBio Pharma since 2020 and advisor of the same company from 2015 to 2020. Our board of directors believes that Dr. Lo’s extensive experience as director and advisor of various companies, including in the biopharmaceutical industry, qualifies him to serve as a member of our board of directors.

Patrick Machado has served as Director of Roivant since 2017. He is a co-founder of Medivation, Inc., a biopharmaceutical company, and has served on its Board of Directors since April 2014. Prior to his retirement in April 2014, Mr. Machado served as Medivation’s Chief Financial Officer since its inception in September 2003 and as its Chief Business Officer since December 2009 through its acquisition by Pfizer in 2016. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately-held medical device company, as Vice President, Chief Financial Officer and General Counsel from 1998 to 2000, and as Senior Vice President and

Chief Financial Officer from 2000 to 2001. From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation, to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University. Our board of directors believes that Mr. Machado’s extensive experience as director and officer in the biopharmaceutical industry qualifies him to serve as a member of our board of directors.

Keith Manchester has served as Director of Roivant since 2014. He serves as a Partner and the Head of Life Sciences at QVT Financial, New York, USA, an investment firm, where he has been employed since 2005. He focuses on investments in both publicly traded and privately owned life science companies. Prior to joining QVT, Dr. Manchester was Vice President of Business Development from 2002 to 2004 and Director of Business Development from 2000 to 2002 at Applied Molecular Evolution, a biotechnology company. From 1999 to 2000, Dr. Manchester was an associate at Vestar Capital Partners, a private equity firm. From 1997 to 1999, Dr. Manchester was an investment banker in the healthcare group at Goldman, Sachs & Co. He received his A.B. from Harvard College and his M.D. from Harvard Medical School. Dr. Manchester serves as a director for the following companies: Roivant Sciences Ltd., Roivant Sciences, Inc., Arbutus Biopharma Corporation, and Kriya Therapeutics. Dr. Manchester also sits on the Supervisory Board of Medigene AG. Our board of directors believes that Dr. Manchester’s extensive experience investing in the life sciences industry qualifies him to serve as a member of our board of directors.

Ilan Oren has served as Director of Roivant since 2014. He has served as Co-Chief Executive Officer of Dexcel Pharma, a privately-owned Israeli group of pharmaceutical companies, since November 2019. Prior to serving as Co-CEO, Ilan served as Vice President for the group and led corporate and business development activities, including formation of strategic ventures, product partnerships, product portfolio selection, product acquisitions, strategic investments, and mergers and acquisitions. He holds an A.B. in Economics from Harvard College. Our board of directors believes that Mr. Oren’s extensive experience as an high-level executive in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Daniel Gold has served as Director of Roivant since 2020. Mr. Gold serves as the CEO, managing partner and founder of QVT Financial LP, an asset management company with offices in New York and New Delhi. QVT Financial, through its managed and affiliated multi-strategy funds, is an experienced global investor in multiple industries, including biotech, financial, shipping and offshore industries. Mr. Gold founded QVT Financial LP in 2003. Mr. Gold holds an A.B. in Physics from Harvard College. Mr. Gold also currently serves on the board of public companies MP Materials, Okeanis Eco Tankers Corp. and Awilco Drilling PLC, in addition to various private companies. Our board of directors believes that Mr. Gold’s extensive experience investing in the life sciences industry qualifies him to serve as a member of our board of directors.

Masayo Tada has served as Director of Roivant since 2019. He has served as Chairman of the Board of Sumitomo Dainippon Pharma Co., Ltd. since April 2018 and Director since April 2021, having previously served as Representative Director from April 2018 to April 2021. Prior to serving as Chairman of the Board and Representative Director, he served as President and CEO of Sumitomo Dainippon Pharma Co., Ltd. since June 2008, as well as other positions in said company since 1968. Our board of directors believes that Mr. Tada’s extensive experience as a director and high-level executive in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

James C. Momtazee is expected to be appointed as a Director of Roivant in connection with the consummation of the Business Combination. He has held various positions at KKR & Co., Inc. (“KKR”) since 1996. He helped form KKR’s health care industry group in 2001 and was promoted to KKR’s Head of the Heath Care Team for the Americas Private Equity platform in January 2009. He was a member of KKR’s Americas Private Equity Investment Committee and was Chairman of the Health Care Strategic Growth and the Health Care Royalty & Income Investment Committees. During the period between 2001 and 2019, KKR was one of the most active investors on Wall Street, committing over $50 billion in capital across the health care sector. The largest of these investments was its $33 billion acquisition of HCA, Inc. in 2006, which at the time, was the largest cash buyout in history. During this same period, KKR made several other notable investments across the health care sector, including: Jazz Pharmaceuticals plc in 2004, PRA Health Sciences, Inc. in 2013, and BridgeBio Pharma, Inc. in 2016. Mr. Momtazee currently serves on the Board of Directors of BridgeBio, Apollo Therapeutics, Kriya Therapeutics and the Medical Device Manufacturers Association and has previously served on the Board of Directors of multiple other health care companies, including PRA Health Sciences, Inc. (lead independent director), Envision Healthcare, Heartland Dental, Ajax Health, Global Medical Response, BrightSpring Health Services, Covenant Surgical Partners, Entellus Medical, Inc. (acquired by Stryker Corporation), EchoNous, Spirox, Inc., Arbor Pharmaceuticals, Lake Region Medical, HCA Healthcare, Jazz Pharmaceuticals, and Alliance Imaging. Our board of directors believes that Mr. Momtazee’s extensive experience investing in the biopharmaceutical industry qualifies him to serve as a member of our board of directors.

Family Relationships

There are no family relationships between our board of directors and our executive officers.

Board of Directors

Our business and affairs will be managed under the direction of our board of directors. Following the consummation of the Business Combination, our board of directors is expected to initially consist of nine members, with Vivek Ramaswamy serving as Chair. Our amended and restated bye-laws provide for a classified board of directors divided into three classes serving staggered three-year terms as follows:

•	Class I directors are expected to be Mr. Machado, Dr. Manchester and Mr. Gline, and they will serve until our annual meeting of shareholders in 2022;

•	Class II directors are expected to be Mr. Gold, Dr. Lo and Mr. Ramaswamy, and they will serve until our annual meeting of shareholders in 2023; and

•	Class III directors are expected to be Mr. Tada, Mr. Oren and Mr. Momtazee, and they will serve until our annual meeting of shareholders in 2024;

At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. Our amended and restated bye-laws provide that the authorized number of directors (being no less than 5 directors and no more than 15 directors) may be changed only by resolution approved by a majority of our board of directors.

Director Independence

Our board of directors has undertaken a review of the independence of the directors and has considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that each of Mr. Machado, Dr. Manchester, Mr. Gold, Dr. Lo, Mr. Oren and Mr. Momtazee, representing six of the nine individuals expected to serve as members of our board of directors following the Business Combination, are independent, as that term is defined under the applicable rules and regulations of the SEC and the Nasdaq listing rules. We plan to comply with the corporate governance requirements of the SEC and the Nasdaq listing rules.

We intend to comply with the requirements of Rule 10A-3 of the Exchange Act and the Nasdaq listing rules, which rules require that our audit committee be composed of at least three members. Under Rule 10A-3 of the Exchange Act, we are permitted to phase in our compliance with the independent audit committee requirements set forth in Rule 10A-3 of the Exchange Act as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing.

Committees of the Board of Directors

Effective upon the consummation of the business combination, our board of directors will establish an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. From time to time, the board may establish other committees to facilitate the management of our business.

Audit Committee

The members of our audit committee are expected to be Mr. Momtazee, Mr. Machado and Mr. Oren. Mr. Momtazee is expected to be the chair of our audit committee. The composition of our audit committee will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee will be financially literate. In addition, our board of directors has determined that Mr. Momtazee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation will not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee will be directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The members of our compensation committee are expected to be Mr. Gold, Mr. Machado and Mr. Oren. Mr. Gold is expected to be the chair of our compensation committee. Each member of this committee will be a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our compensation committee will be responsible for, among other things:

•	reviewing and approving the compensation of our Principal Executive Officer, each of our other executive officers and Mr. Ramaswamy;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Nominating and Governance Committee

The members of our nominating and governance committee are expected to be Dr. Lo, Dr. Manchester and Mr. Momtazee. Dr. Lo is expected to be the chair of our nominating and governance committee. Dr. Lo, Dr. Manchester and Mr. Momtazee will meet the requirements for independence under the current Nasdaq listing standards. Our nominating and governance committee will be responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	developing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors, executive officers and other senior financial officers;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), that will be applicable following the closing of the transaction to all of our employees, executive officers and directors. The Code of Conduct will be available on our website at www.roivant.com. The nominating and corporate governance committee of our board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We intend to disclose any amendments to the Code of Conduct, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation

None of our directors who will serve as a member of our compensation committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

See “Executive Compensation” for information regarding compensation paid to our directors.

EXECUTIVE COMPENSATION

MAAC

The following disclosure concerns the compensation of MAAC’s officers and directors for the three months ended March 31, 2021 (i.e., before the Business Combination).

None of our executive officers or directors have received any cash compensation for services rendered to us. In addition, the MAAC Sponsor, our executive officers and directors, and any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the MAAC Sponsor, our executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and completing an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by MAAC to the MAAC Sponsor, MAAC’s executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

Roivant

This discussion may contain forward-looking statements that are based on Roivant’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-business combination basis.

Roivant’s named executive officers (“NEOs”) for Roivant’s fiscal year ended March 31, 2021 (“Fiscal 2020”), each of whom is an employee of Roivant Sciences, Inc. (“RSI”), a wholly owned subsidiary of Roivant, are as follows:

•	Matthew Gline, Chief Executive Officer and Chief Financial Officer;

•	Eric Venker, President and Chief Operating Officer;

•	Benjamin Zimmer, President of Roivant Health; and

•	Vivek Ramaswamy, Founder, Executive Chair and former Chief Executive Officer.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to the NEOs in respect of Fiscal 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Matthew Gline Chief Executive Officer and Chief Financial Officer (4)	2020	$350,000	$455,000	—	$7,497,000	—	$8,550	$8,310,550
Eric Venker President and Chief Operating Officer	2020	$275,000	$455,000	$5,734,500	$3,748,500	—	$83,550	$10,296,550

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Benjamin Zimmer President of Roivant Health	2020	$350,000	$455,000	—	$5,247,900	—	—	$6,052,900
Vivek Ramaswamy Founder, Executive Chairman and Former Chief Executive Officer(4)	2020	$350,000	—	—	—	—	$11,800	$361,800

(1)

The amounts reported in this column reflect the annual cash discretionary performance bonus paid to each of the NEOs in respect of Fiscal 2020, which were earned and paid based on an assessment by the board of directors of Roivant (the “Roivant Board”) of overall company and individual performance for Fiscal 2020.

(2)

The amounts reported in this column represent the aggregate grant date fair value of the awards of restricted stock units (“RSUs”) and nonqualified stock options granted to each of the NEOs during Fiscal 2020 under the Roivant Sciences Ltd. Amended and Restated 2015 Equity Incentive Plan (“2015 EIP”) and as described in further detail below. The grant date fair value was calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts reported for any awards subject to performance conditions were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating such grant date fair value are set forth in the notes to Roivant’s audited consolidated financial statements included elsewhere in this prospectus. Amounts reported do not reflect the actual economic value that may be realized by the applicable NEO.

The grant date fair value of the RSUs granted to Dr. Venker in Fiscal 2020, if the maximum level of the applicable performance conditions were achieved, is $5,734,500.

The following are the grant date fair values of the stock options granted to the NEOs in Fiscal 2020, if the maximum level of the applicable performance conditions were achieved: Mr. Gline ($7,497,000), Dr. Venker ($3,748,500) and Mr. Zimmer ($5,247,900).

(3)	The amounts reported for Fiscal 2020 in this column reflect the following:

(a)	For Mr. Gline, reflects company matching contributions under RSI’s 401(k) plan ($8,550);

(b)

For Dr. Venker, reflects (i) company matching contributions under RSI’s 401(k) plan ($8,550) and (ii) fees received by Dr. Venker in Fiscal 2020 for his service on the board of directors of certain private company affiliates of Roivant ($75,000); and

(c)	For Mr. Ramaswamy, reflects company matching contributions under RSI’s 401(k) plan ($11,800).

(4)

Effective January 26, 2021, Mr. Ramaswamy ceased serving as Roivant’s Chief Executive Officer and transitioned to his current role as Executive Chairman. In addition, effective as of such date, Mr. Gline, Roivant’s then-current Chief Financial Officer, was appointed to also serve as Chief Executive Officer.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards for the NEOs as of the end of Fiscal 2020. Upon the consummation of the Business Combination, each outstanding equity award reflected in the table below will be equitably adjusted in accordance with the terms of the business combination agreement and the 2015 EIP. For additional details regarding the treatment of outstanding equity awards held by the NEOs in connection with the Business Combination, see “Treatment of Equity Awards in Connection with the Business Combination” below.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

	Option Awards							Stock Awards
Name	Grant Date	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Matthew Gline	4/20/2016	80,000	—		$11.87		4/19/2026	—		—
	5/21/2018	49,856	29,152	(1)	$23.36		5/20/2028	—		—
	5/20/2019	—	—		—		—	250,000	(2)	9,625,000	(2)
	3/26/2020		466,035	(3)	$37.10		3/31/2026	—		—
	3/26/2020		776,725	(3)	$37.10		3/31/2026	—		—
	3/26/2020		466,035	(4)	$18.70	(5)	3/31/2026	—		—
	3/26/2020		776,725	(4)	$33.63	(5)	3/31/2026	—		—
	5/20/2020	—	300,000	(1)	$38.23		5/19/2030	—		—
Eric Venker	11/20/2017	74,400	14,564	(1)	$21.80		11/19/2027	—		—
	5/21/2018	12,510	11,652	(1)	$23.36		5/20/2028	—		—
	5/20/2019	45,840	54,160	(1)	$32.07		5/19/2029	—		—
	3/26/2020	—	403,897	(3)	$46.38		3/31/2026	—		—
	5/20/2020	—	150,000	(1)	$38.23		5/19/2030	—		—
	5/20/2020	—	—		—		—	150,000	(2)	5,775,000	(2)
Benjamin Zimmer	12/30/2015	405	—		$14.96		12/29/2025	—		—
	5/20/2016	1,512	—		$11.60		5/19/2026	—		—
	5/20/2019	229,170	270,830	(1)	$32.07		5/19/2029	—		—
	5/20/2019	—	—		—		—	250,000	(2)	9,625,000	(2)
	3/26/2020	—	62,138	(3)	$37.10		3/31/2026	—		—
	3/26/2020	—	144,545	(3)	$40.31		3/31/2026	—		—
	3/26/2020	—	62,138	(4)	$33.63	(5)	3/31/2026	—		—
	5/20/2020	—	210,000	(1)	$38.23		5/19/2030	—		—
Vivek Ramaswamy	3/26/2020	—	4,126,118	(3)	$37.10		3/31/2026	—		—
	3/26/2020	—	3,343,002	(3)	$37.10		3/31/2026	—		—
	3/26/2020	—	599,380	(3)	$40.31		3/31/2026	—		—
	3/26/2020	—	2,021,411	(3)	$46.38		3/31/2026	—		—
	3/26/2020	—	3,343,002	(4)	$18.70	(5)	3/31/2026	—		—
	3/26/2020	—	4,126,118	(4)	$33.63	(5)	3/31/2026	—		—

(1)

Reflects the grant of nonqualified stock options to purchase Roivant Common Shares outstanding under the 2015 EIP that vest and become exercisable as follows: (i) 25% of the stock options vest and become exercisable on the first anniversary of the vesting commencement date and (ii) the remaining 75% vest in 36 successive equal monthly installments thereafter, in each case, subject to the holder’s continuous service through the applicable vesting date. For stock options held by Messrs. Gline and Venker that were granted in 2017 or 2018, immediately prior to (and contingent upon) the occurrence of a “change in control” (as defined in the 2015 EIP), the stock options will become fully vested. For stock options held by the NEOs that were granted after 2018, in the event the NEO’s employment is involuntarily terminated without “cause” (as defined in the 2015 EIP and the applicable award agreement) within 12 months following the consummation of a “change in control,” the stock options will become fully vested.

(2)

Reflects the grant of RSUs outstanding under the 2015 EIP that vest upon the satisfaction of both a “service requirement” and a “liquidity event requirement.” The service requirement applicable to the RSUs is satisfied as follows: (i) 25% of the RSUs satisfy the service requirement on the first anniversary of the vesting commencement date and (ii) the remaining 75% of the RSUs satisfy the service requirement in 36 successive equal monthly installments thereafter, in each case, subject to the holder’s continuous service through the applicable vesting date. The liquidity event requirement will be satisfied upon the first to occur of a “change in control” or “initial public offering” of Roivant (as defined in the 2015 EIP and the applicable award agreement) prior to the expiration date of the RSUs, which is eight years from the grant date. If the liquidity event requirement is not satisfied before the expiration date, the RSUs will be forfeited. The number of RSUs reflected in the table above assumes full attainment of the liquidity event requirement. The market value of the RSUs reflected in the table above is based on a share price of $38.50 per share, the fair market value of Roivant Common Shares as of March 31, 2021. In the event the NEO’s employment is involuntarily terminated for any reason other than for “cause” within 12 months following the consummation of a “change in control,” the RSUs will become fully vested.
(3)

Reflects the grant of nonqualified performance-based stock options to purchase Roivant Common Shares outstanding under the 2015 EIP (“Performance Options”) that vest and become exercisable upon the satisfaction of both a “service requirement” and a “liquidity event requirement.” The service requirement applicable to the Performance Options is satisfied as follows: (i) 25% of the Performance Options satisfy the service requirement on December 27, 2020 and (ii) the remaining 75% of the Performance Options satisfy the service requirement in 36 successive equal monthly installments thereafter, in each case, subject to the holder’s continuous service through the applicable vesting date. The liquidity event requirement will be satisfied upon the first to occur of a “change in control” or “public listing” of Roivant (as defined in the 2015 EIP and the applicable award agreement) prior to the expiration date of the Performance Options. If the liquidity event requirement is not satisfied before the expiration date, the Performance Options will be forfeited. The number of Performance Options reflected in the table above assumes full attainment of the liquidity event requirement.

(4)

Reflects the grant of capped value appreciation rights (“CVARs”) with respect to Roivant Common Shares outstanding under the 2015 EIP that vest upon the satisfaction of both a “service requirement” and a “liquidity event requirement.” The service requirement applicable to the CVARs is satisfied as follows: (i) 25% of the CVARs satisfy the service requirement on December 27, 2020 and (ii) the remaining 75% of the CVARs satisfy the service requirement in 36 successive equal monthly installments thereafter, in each case, subject to the holder’s continuous service through the applicable vesting date. The liquidity event requirement will be satisfied upon the first to occur of a “change in control” or “public listing” of Roivant (as defined in the 2015 EIP and the applicable award agreement) prior to the expiration date of the CVARs. If the liquidity event requirement is not satisfied before the expiration date, the CVARs will be forfeited. Upon vesting, the CVARs will entitle the holder to a payment equal to the product of (i) the number of vested CVARs multiplied by (ii) the excess (if any) of (A) the fair market value of a Roivant Common Share as of the relevant date of determination (capped at $37.10 per share) over (B) the applicable hurdle price (as described in the footnote 5 below) (the “CVAR Amount”). However, for CVARs with a hurdle price of $18.70 per share, no CVAR Amount will be payable in respect of vested CVARs if the fair market value of a Roivant Common Share is less than $26.90 per share as of the relevant date of determination (the “knock-in condition”); instead, such CVARs will remain outstanding unless and until the knock-in condition is satisfied as of any applicable measurement date thereafter before the expiration date of the CVARs. Once payable, the CVARs will be settled in a number of Roivant Common Shares determined by dividing (i) the applicable CVAR Amount by (ii) the fair market value of a Roivant Common Share as of the applicable payment date. The number of CVARs reflected in the table above assumes full attainment of the liquidity event requirement.

(5)	This amount reflects the per share hurdle price applicable to this award of CVARs.

Employment Arrangements

Matthew Gline

Mr. Gline is party to an employment agreement with RSI, dated May 14, 2021, which provides for at-will employment and no specified term of employment. Pursuant to Mr. Gline’s employment agreement, Mr. Gline’s annual base salary is $725,000, which is subject to adjustment at the discretion of the Roivant Board or the compensation committee thereof. In addition, Mr. Gline is eligible to receive a discretionary annual performance bonus, with a target annual bonus equal to 100% of his annual base salary. The actual amount of any annual bonus will be based on an assessment by the compensation committee of the Roivant Board of Mr. Gline’s performance, as well as business conditions at the company. Mr. Gline will also be eligible to receive discretionary periodic or annual equity incentive awards, based on Mr. Gline’s performance and business conditions at the company, as determined in the sole discretion of the compensation committee of the Roivant Board. Mr. Gline is also entitled to participate in the employee benefit plans and programs (including any medical, dental, vision, life and disability insurance benefit plans and 401(k) plan) as provided by RSI to similarly situated full-time employees from time to time.

Pursuant to Mr. Gline’s employment agreement, in the event Mr. Gline’s employment is terminated by RSI without “cause” (other than due to Mr. Gline’s death or “disability”) or Mr. Gline resigns for “good reason” (each as defined in Mr. Gline’s employment agreement), then, subject to Mr. Gline’s timely execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, Mr. Gline will be entitled to receive (i) continued payment of his base salary for 12 months following the date of his termination, payable in accordance with RSI’s customary payroll procedures, (ii) an amount equal to his target annual bonus for the year of termination, payable in 12 equal monthly installments following the date of his termination and (iii) monthly reimbursement of COBRA premiums (less active employee rates) for 12 months following the date of his termination (or, if earlier, until the date Mr. Gline becomes eligible for coverage under a subsequent employer’s group health insurance plan).

Pursuant to Mr. Gline’s employment agreement, in the event of a termination of Mr. Gline’s employment due to his death or disability, to the extent not already provided under the applicable award agreements and subject to the execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, all service-based vesting conditions with respect to 50% of Mr. Gline’s then-outstanding equity awards granted prior to March 31, 2021 will be immediately waived, and will thereafter otherwise remain subject to the other existing terms and conditions of such awards (including the achievement of any applicable performance-based vesting conditions and any liquidity event vesting conditions, as the case may be). In addition, pursuant to the terms of Mr. Gline’s outstanding Performance Options and CVARs granted prior to March 31, 2021, in the event Mr. Gline’s employment is terminated by RSI without cause, due to Mr. Gline’s death or disability or Mr. Gline resigns for any reason (with or without good reason), subject to Mr. Gline’s timely execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, all service-based vesting conditions with respect to 50% of Mr. Gline’s then-outstanding Performance Options and CVARs will be immediately waived, and will thereafter otherwise remain subject to the other existing terms and conditions of such awards (including the achievement of any applicable performance-based vesting conditions and any liquidity event vesting conditions, as the case may be).

Eric Venker

Dr. Venker is party to an employment agreement with RSI, dated May 14, 2021, which provides for at-will employment and no specified term of employment. Pursuant to Dr. Venker’s employment agreement, Dr. Venker’s annual base salary is $620,000, which is subject to adjustment at the discretion of the compensation committee of the Roivant Board. In addition, Dr. Venker is entitled to receive quarterly board fees in the amount of $3,125 per fiscal quarter (or such other amount as may be determined by Roivant) in respect of each private company affiliate of Roivant based in the United Kingdom for which Dr. Venker serves as a member of the board of directors. Dr. Venker’s annual base salary is reduced by the aggregate annual amount of such board fees payable to Dr. Venker. Dr. Venker is also eligible to receive a discretionary annual performance bonus, with a target annual bonus equal to 55% of his annual base salary (without giving effect to any reductions in such base salary for board fees). The actual amount of any annual bonus will be based on an assessment by the compensation committee of the Roivant Board of Dr. Venker’s performance, as well as business conditions at the company. Dr. Venker will also be eligible to receive discretionary periodic or annual equity incentive awards, based on Dr. Venker’s performance and business conditions at the company, as determined in the sole discretion of the compensation committee of the Roivant Board. Dr. Venker is also entitled to participate in the employee benefit plans and programs (including any medical, dental, vision, life and disability insurance benefit plans and 401(k) plan) as provided by RSI to similarly situated full-time employees from time to time.

Pursuant to Dr. Venker’s employment agreement, in the event Dr. Venker’s employment is terminated by RSI without “cause” (other than due to Dr. Venker’s death or “disability”) or Dr. Venker resigns for “good reason” (each as defined in Dr. Venker’s employment agreement), then, subject to Dr. Venker’s timely execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, Dr. Venker will be entitled to receive (i) continued payment of his base salary (without giving effect to any reductions in such base salary for board fees) for 12 months following the date of his termination, payable in accordance with RSI’s customary payroll procedures, (ii) an amount equal to his target annual bonus for the year of termination, payable in 12 equal monthly installments following the date of his termination and (iii) monthly reimbursement of COBRA premiums (less active employee rates) for 12 months following the date of his termination (or, if earlier, until the date Dr. Venker becomes eligible for coverage under a subsequent employer’s group health insurance plan).

In addition, in the event of a termination of Dr. Venker’s employment due to his death or disability, subject to the execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, all service-based vesting conditions with respect to 50% of Dr. Venker’s then-outstanding equity awards granted prior to March 31, 2021 will be immediately waived, and will thereafter otherwise remain subject to the other existing terms and conditions of such awards (including the achievement of any applicable performance-based vesting conditions and any liquidity event vesting conditions, as the case may be).

Benjamin Zimmer

Mr. Zimmer is party to an employment agreement with RSI, dated May 14, 2021, which provides for at-will employment and no specified term of employment. Pursuant to Mr. Zimmer’s employment agreement, Mr. Zimmer’s annual base salary is $350,000, which is subject to adjustment at the discretion of the compensation committee of the Roivant Board. In addition, Mr. Zimmer is eligible to receive a discretionary annual performance bonus, with a target annual bonus equal to 100% of his annual base salary. The actual amount of any annual bonus will be based on an assessment by the compensation committee of the Roivant Board of Mr. Zimmer’s performance, as well as business conditions at the company. Mr. Zimmer will also be eligible to receive discretionary periodic or annual equity incentive awards, based on Mr. Zimmer’s performance and business conditions at the company, as determined in the sole discretion of the compensation committee of the Roivant Board. Mr. Zimmer is also entitled to participate in the employee benefit plans and programs (including any medical, dental, vision, life and disability insurance benefit plans and 401(k) plan) as provided by RSI to similarly situated full-time employees from time to time.

Pursuant to Mr. Zimmer’s employment agreement, in the event Mr. Zimmer’s employment is terminated by RSI without “cause” (other than due to Mr. Zimmer’s death or “disability”) or Mr. Zimmer resigns for “good reason” (each as defined in Mr. Zimmer’s employment agreement), then, subject to Mr. Zimmer’s timely execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, Mr. Zimmer will be entitled to receive (i) continued payment of his base salary for 12 months following the date of his termination, payable in accordance with RSI’s customary payroll procedures, (ii) an amount equal to his target annual bonus for the year of termination, payable in 12 equal monthly installments following the date of his termination and (iii) monthly reimbursement of COBRA premiums (less active employee rates) for 12 months following the date of his termination (or, if earlier, until the date Mr. Zimmer becomes eligible for coverage under a subsequent employer’s group health insurance plan).

In addition, in the event of a termination of Mr. Zimmer’s employment due to his death or disability, subject to the execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, all service-based vesting conditions with respect to 50% of Mr. Zimmer’s then-outstanding equity awards granted prior to March 31, 2021 will be immediately waived, and will thereafter otherwise remain subject to the other existing terms and conditions of such awards (including the achievement of any applicable performance-based vesting conditions and any liquidity event vesting conditions, as the case may be).

Vivek Ramaswamy

Mr. Ramaswamy is party to an employment agreement with RSI, dated May 14, 2021, which provides for at-will employment and no specified term of employment. Pursuant to Mr. Ramaswamy’s employment agreement, Mr. Ramaswamy’s annual base salary is $350,000, which is subject to increase at the discretion of the Roivant Board. In addition, Mr. Ramaswamy is entitled to receive an annual bonus for each fiscal year of employment, with a target annual bonus equal to 100% of his annual base salary. Mr. Ramaswamy is also entitled to participate in the employee benefit plans and programs provided by RSI to its employees from time to time.

Pursuant to Mr. Ramaswamy’s employment agreement, in the event Mr. Ramaswamy’s employment is terminated by RSI without “cause” or Mr. Ramaswamy resigns for “good reason” (each as defined in Mr. Ramaswamy’s employment agreement), then, subject to Mr. Ramaswamy’s timely execution and non-revocation of a release of claims, Mr. Ramaswamy will be entitled to receive (i) continued payment of his base salary for two years following the date of his termination, payable in accordance with RSI’s customary payroll procedures, (ii) a lump sum payment equal to the average of his target annual bonus for the three years prior to the termination date and (iii) monthly payment (or reimbursement) of COBRA premiums (less active employee rates) for 18 months following the date of his termination (or, if earlier, until the date Mr. Ramaswamy becomes eligible for coverage under a subsequent employer’s group health insurance plan).

In addition, with respect to equity awards granted to Mr. Ramaswamy prior to March 31, 2021, subject to his timely execution and non-revocation of a release of claims, (i) in the event Mr. Ramaswamy’s employment is terminated by RSI without cause, by Mr. Ramaswamy for good reason or by mutual agreement between him and RSI, then all service-based vesting conditions with respect to 100% of such awards then outstanding will be immediately waived and (ii) in the event Mr. Ramaswamy’s employment is terminated due to his death or disability, then all service-based vesting conditions with respect to 50% of such awards then outstanding will be immediately waived, in each case provided that all such awards will thereafter otherwise remain subject to the other existing terms and conditions of such awards (including the achievement of any applicable performance-based vesting conditions and any liquidity event vesting conditions, as the case may be).

Restrictive Covenants

The employment agreements for each of the NEOs provide for customary non-competition and non-solicitation covenants that apply during the term of the NEO’s employment and at least 12 months thereafter. In addition, the employment agreements contain standard confidentiality and non-disparagement provisions that apply during the term of the NEO’s employment and perpetually thereafter.

Benefit Plans

Roivant’s NEOs participate in employee benefit programs available to its employees generally, including health, dental and vision insurance and a tax-qualified 401(k) plan maintained by RSI. Neither Roivant nor its subsidiaries maintained any executive-specific benefit or perquisite programs in Fiscal 2020.

Under RSI’s 401(k) plan, eligible employees (including the NEOs) are able to defer up to 90% of their eligible compensation subject to applicable annual limits under the Internal Revenue Code. All participants are 100% vested in their deferrals when contributed. Currently, RSI provides matching contributions for employees’ pre-tax contributions on a dollar-for-dollar basis up to $8,550 annually per employee. These matching contributions generally become vested after two years of service by an employee.

Equity Incentive Compensation Plans

Amended and Restated 2015 Equity Incentive Plan

Roivant maintains the Amended and Restated Roivant Sciences Ltd. 2015 Equity Incentive Plan (the “2015 EIP”), which provides for the discretionary grant of equity awards to eligible participants. Effective as of, and contingent on the consummation of the Business Combination, the 2015 EIP will be terminated and no further awards will be granted under the 2015 EIP. Any awards outstanding under the 2015 EIP as of such time will remain subject to the terms of the 2015 EIP and the applicable award agreement, subject to adjustment at the closing of the Business Combination as described in more detail below. There are currently awards of nonqualified stock options (including Performance Options), RSUs and CVARs outstanding under the 2015 EIP. The following sets forth a summary of certain material features of the 2015 EIP, and is qualified in its entirety by the text of the 2015 EIP, a form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Purpose

The 2015 EIP is intended to help Roivant secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Roivant and its affiliates and provide a means by which the eligible recipients may benefit from increases in value of Roivant’s shares.

Administration

The 2015 EIP is administered by the Roivant Board, which may delegate its duties and responsibilities to one or more committees of its directors (referred to collectively as the “plan administrator”).

The Roivant Board has the authority to, among other things and subject to the limitations imposed under the 2015 EIP, stock exchange rules and other applicable law, determine the eligible participants to be granted awards and the terms and conditions of such awards; construe and interpret the 2015 EIP and awards granted thereunder and to establish, amend and revoke rules for the administration of the 2015 EIP and awards granted thereunder; settle all controversies regarding the 2021 EIP and awards granted under it; accelerate, in whole or in part, the time at which an award may be exercised or vest; approve forms of award agreements for use under the 2015 EIP; amend the terms of any one or more awards; effect, with the consent of any adversely affected participant, the reduction of the exercise price of any outstanding award, the cancellation of any outstanding award and the grant in substitution therefor of a new award, cash and/or other valuable consideration, or any other action that is treated as a repricing under generally accepted accounting principles; and exercise such powers and perform such acts as the Roivant Board deems necessary or expedient to promote the best interests of Roivant.

To the extent permitted by applicable law, the Roivant Board may also delegate its authority under the 2015 EIP to one or more officers to designate employees to be recipients of awards and to determine the number of shares to be granted pursuant to awards, subject to specified limits.

Eligibility

Employees, consultants and directors of Roivant and certain of its affiliates are eligible to receive awards under the 2015 EIP to the extent the Roivant Board determines that the grant of such award furthers the purpose of the 2015 EIP (as described above).

Awards

The 2015 EIP provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock awards.

As of March 31, 2021, there were 12,503,608 Roivant Common Shares underlying outstanding awards under the 2015 EIP. Upon the consummation of the Business Combination, any awards outstanding under the 2015 EIP as of such time will remain subject to the terms of the 2015 EIP and the applicable award agreement, subject to adjustment at the closing of the Business Combination as described in more detail below and no further awards will be granted under the 2015 EIP.

Capitalization Adjustments

In the event there is a specified type of change in Roivant’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, appropriate adjustments will be made to the class and maximum number of shares reserved for issuance under the 2015 EIP, the class and maximum number of shares that may be issued upon the exercise of incentive stock options, and the class and number of shares and exercise price, strike price, knock-in price measure, threshold, target or maximum price measure or other price measure, if applicable, of all outstanding awards.

Change in Control

The 2015 EIP provides that, in the event of a change in control of Roivant (as described below), the Roivant Board may take one or more of the following actions with respect to outstanding awards, contingent upon the closing or completion of the change in control:

•	arrange for the assumption, continuation or substitution of the award by the successor or acquiring corporation (or its parent);

•	arrange for lapse of, or the assignment to the successor or acquiring corporation (or its parent) of, any reacquisition or repurchase rights held by Roivant;

•	accelerate the vesting (in whole or in part) of the award and provide for its termination prior to the effective time of the change in control;

•	cancel the award prior to the effective time of the change in control in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the award; or

•

make a payment, in such form as determined by the Roivant, equal to the excess, if any, of the value of the property that would have been received if such award was exercised immediately prior to the effective time of the change in control over any exercise price payable (which may be $0 if the value of the property is equal to or less than the exercise price), which such payments may be delayed to the same extent that payment of consideration to Roivant shareholders in connection with the change in control is delayed as a result of escrows, earn outs, holdbacks or any other contingencies).

The Roivant Board is not obligated to treat all awards or portions of awards in the same manner. The Roivant Board may take different actions with respect to the vested and unvested portions of an award.

A “change in control” is generally defined under the 2015 EIP to include the following:

•

a transaction or series of related transactions in which a person, or a group of related persons, acquires from Roivant shares representing a majority of the voting power or economic interests of Roivant;

•

a merger, amalgamation or scheme of arrangement in which Roivant is a constituent party and Roivant issues shares pursuant to such transaction, except in circumstances where, Roivant shares outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority of the voting power of the surviving or amalgamated corporation or Roivant (or, if such surviving or amalgamated corporation or Roivant is a wholly owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving or amalgamated corporation or Roivant);

•

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Roivant or any subsidiary of Roivant of all or substantially all the assets of Roivant and its subsidiaries taken as a whole; or

•

the sale or disposition (whether by merger, amalgamation, scheme of arrangement or otherwise) of one or more subsidiaries of Roivant if substantially all of the assets of Roivant and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Roivant.

Plan Amendment, Suspension or Termination

The Roivant Board has the authority to amend, suspend, or terminate the 2015 EIP at any time; provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No awards may be granted under the 2015 EIP while the 2015 EIP is suspended or after it is terminated.

2021 Equity Incentive Plan

Prior to consummation of the Business Combination, the Roivant Board is expected to approve and adopt, subject to Roivant shareholder approval, the Roivant Sciences Ltd. 2021 Equity Incentive Plan (the “2021 EIP”), effective as of and contingent on the consummation of the Business Combination. The following sets forth a summary of certain material features of the 2021 EIP, and is qualified in its entirety by the text of the 2021 EIP, a form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Purpose

The 2021 EIP is intended to help Roivant secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Roivant and its affiliates and provide a means by which the eligible recipients may benefit from increases in value of Roivant’s shares.

Administration

The 2021 EIP is administered by the Roivant Board, which may delegate its duties and responsibilities to one or more committees of its directors (referred to collectively as the “plan administrator”).

The Roivant Board has the authority to, among other things and subject to the limitations imposed under the 2021 EIP, stock exchange rules and other applicable law: determine the eligible participants to be granted awards and the terms and conditions of such awards; construe and interpret the 2021 EIP and awards granted thereunder; settle all controversies regarding the 2021 EIP and awards granted under it; accelerate, in whole or in part, the time at which an award may be exercised or vest; approve forms of award agreements for use under the 2021 EIP; amend the terms of any one or more awards; effect, with the consent of any adversely affected participant, the reduction of the exercise price of any outstanding award, the cancellation of any outstanding award and the grant in substitution therefor of a new award, cash and/or other valuable consideration, or any other action that is treated as a repricing under generally accepted accounting principles; and exercise such powers, perform such acts and make any other determinations as the Roivant Board deems necessary, expedient or desirable to promote the best interests of Roivant and for due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

To the extent permitted by applicable law, the Roivant Board may also delegate its authority under the 2021 EIP to one or more officers to designate employees to be recipients of awards and to determine the number of shares to be granted pursuant to awards, subject to specified limits.

Authorized Shares

Subject to certain adjustments as described below, the aggregate number of Roivant Common Shares that initially may be issued under the 2021 EIP will be equal to 10% of the aggregate outstanding Roivant Common Shares as of the consummation of the Business Transaction. In addition, on the first day of each fiscal year of Roivant following the effective date of the 2021 EIP and prior to the termination of the 2021 EIP, the number of

Roivant Common Shares reserved for issuance under the 2021 EIP will automatically increase by an amount equal to the lesser of (i) 5% of the Roivant Common Shares outstanding as of the last day of the immediately preceding fiscal year and (ii) such number of Roivant Common Shares as determined by the Roivant Board in its discretion. The maximum number of Roivant Common Shares that may be issued pursuant to the exercise of incentive stock options under the 2021 EIP will be equal to the initial share reserve under the 2021 EIP as described above.

The maximum number of Roivant Common Shares subject to any awards granted under the 2021 EIP during any fiscal year to any non-employee director, taken together with any cash fees paid by Roivant to such director during such fiscal year, will not exceed $750,000 (or $1,000,000 for such director’s first fiscal year of service on the Roivant Board) in total value.

Roivant Common Shares subject to awards granted under the 2021 EIP that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of Roivant Common Shares available for issuance under the 2021 EIP. Additionally, Roivant Common Shares issued pursuant to awards under the 2021 EIP that are repurchased by Roivant or are forfeited, as well as Roivant Common Shares reacquired by Roivant as consideration for the exercise or purchase price of an award or to satisfy tax withholding obligations related to an award, will become available for future grant under the 2021 EIP.

Eligibility

Employees, consultants and directors of Roivant and certain of its affiliates (including individuals who has accepted an offer of employment or service from Roivant and certain of its affiliates) are eligible to receive awards under the 2021 EIP to the extent the Roivant Board determines that the grant of such award furthers the purpose of the 2021 EIP (as described above).

Awards

The 2021 EIP provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock awards.

Capitalization Adjustments

In the event there is a specified type of change in Roivant’s capital structure, such as a merger, consolidation, amalgamation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, appropriate adjustments will be made to the class and maximum number of shares reserved for issuance under the 2021 EIP, the class and maximum number of shares that may be issued upon the exercise of incentive stock options, and the class and number of shares and exercise price, strike price, knock-in price measure, threshold, target or maximum price measure or other price measure, if applicable, of all outstanding awards.

Change in Control

The 2021 EIP provides that in the event of a change in control of Roivant (as described below), the Roivant Board may take one or more of the following actions with respect to outstanding awards upon the closing of the change in control:

•	arrange for the assumption, continuation or substitution of the award by the successor or acquiring corporation (or its parent);

•	arrange for the assignment of any reacquisition or repurchase rights held by Roivant to the successor or acquiring corporation (or its parent);

•	accelerate the vesting of the award and provide for its termination prior to the effective time of the change in control;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by Roivant;

•	determine the level of attainment of any performance conditions applicable to the award;

•	cancel the award prior to the effective time of the change in control in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the award; or

•

cancel the award in exchange for a payment, in such form as determined by the Roivant Board, equal to the excess, if any, of the value of the property that would have been received if such award was exercised immediately prior to the effective time of the change in control over any exercise price payable (which may be $0 if the value of the property is equal to or less than the exercise price), which such payments may be delayed to the same extent that payment of consideration to Roivant shareholders in connection with the change in control is delayed as a result of escrows, earn outs, holdbacks or any other contingencies).

The Roivant Board is not obligated to treat all awards or portions of awards in the same manner. The Roivant Board may take different actions with respect to the vested and unvested portions of an award.

A “change in control” is generally defined under the 2021 EIP to include the following:

•	any person, entity or group is (or becomes during any 12-month period) the beneficial owner of 50% or more of the total voting power of Roivant shares;

•

a change in the composition of the Roivant Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Roivant Board (“Existing Board”) cease for any reason to constitute a majority of the Roivant Board (with any individuals whose appointment to the Roivant Board was approved by a vote of at least a majority of the members of the Existing Board being considered a member of the Existing Board);

•

the consummation of a merger, amalgamation or consolidation of Roivant with any another corporation or entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements, except in circumstances where, immediately following such transaction, the voting securities of Roivant continue to represent 50% or more of the total voting power and total fair market value of the surviving entity or its parent; or

•

the sale or disposition by Roivant of all or substantially all of its assets in which any person, entity or group acquires (or has acquiring during a 12-month period) more than 50% of the total gross fair market value of all of the assets of Roivant.

Clawback

Awards granted under the 2021 EIP Plan are subject to recoupment in accordance with any clawback policy that Roivant is required to adopt pursuant to the listing standards of any national securities exchange or association on which Roivant’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Roivant Board may impose such other clawback, recovery or recoupment provisions in an award agreement as the Roivant Board determines necessary or appropriate.

Effective Date

The 2021 EIP will become effective upon the consummation of the Business Combination, subject to approval of the Roivant Board and Roivant’s shareholders.

Plan Amendment, Suspension or Termination

The Roivant Board has the authority to amend, suspend, or terminate the 2021 EIP at any time; provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Unless terminated sooner by the Roivant Board, the 2021 EIP will automatically terminate on the day before the tenth anniversary of the effective date of the 2021 EIP. No awards may be granted under the 2021 EIP while the 2021 EIP is suspended or after it is terminated.

Treatment of Equity Awards in Connection with the Business Combination

In connection with the Business Combination, equity incentive awards then-outstanding under the 2015 EIP will be equitably adjusted in accordance with the terms of the 2015 EIP and the business combination agreement. Specifically, on the date of the consummation of the Business Combination and prior to such consummation:

•

each outstanding Roivant option, whether vested or unvested, will be adjusted as follows: (i) the number of post-closing Roivant Common Shares subject to such Roivant option will be equal to the product of (a) the number of Roivant Common Shares subject to the Roivant option before such adjustment, multiplied by (b) the “exchange ratio,” rounded down to the nearest whole share, and (ii) the per share exercise price of such Roivant option will equal the quotient of (x) the per share exercise price at which the Roivant option was exercisable before such adjustment, divided by (y) the exchange ratio, rounded up to the nearest whole cent. Following such adjustment, the Roivant options will otherwise remain subject to the same terms and conditions (including the applicable vesting, expiration and forfeiture provisions) as applied before such adjustment.

•

each outstanding and vested Roivant RSU will be adjusted by multiplying (i) the number of Roivant Common Shares that were subject to the vested Roivant RSU before the adjustment by (ii) the exchange ratio, minus (iii) that number of post-closing Roivant Common Shares with a fair market value equal to all required withholding taxes due upon settlement of such vested Roivant RSU, which such vested Roivant RSUs will be settled (including as to timing) in accordance with the terms of the 2015 EIP and the applicable award agreement thereunder.

•

each outstanding unvested Roivant RSU will be adjusted as follows: the number of post-closing Roivant Common Shares subject to such unvested Roivant RSU will be equal to the product of (i) the number of Roivant Common Shares that were subject to the unvested Roivant RSU before the adjustment multiplied by (ii) the exchange ratio, rounded down to the nearest whole share. Following such adjustment, the unvested Roivant RSUs will otherwise remain subject to the same terms and conditions (including the applicable vesting, expiration and forfeiture provisions) as applied before such adjustment.

•

each outstanding Roivant CVAR, whether vested or unvested, will be adjusted as follows: (i) the number of post-closing Roivant Common Shares subject to such CVAR will be equal to the product of (a) the number of Roivant Common Shares that were subject to the Roivant CVAR before the adjustment, multiplied by (b) the exchange ratio, rounded down to the nearest whole share, and (ii) the per share hurdle price, “knock-in” price and value cap price, as applicable, of such CVAR will be equal to the quotient of (x) the per share hurdle price, “knock-in” price and value cap price, as applicable, applicable to the Roivant CVAR before the adjustment, divided by (y) the exchange ratio, rounded up to the nearest whole cent. Following such adjustment, the Roivant CVARs will otherwise remain subject to the same terms and conditions (including the applicable vesting, expiration and forfeiture provisions) as applied before such adjustment.

DIRECTOR COMPENSATION

Fiscal 2020 Director Compensation Table

The following table sets forth information regarding the annual cash retainer paid to directors of the Roivant Board in respect of Fiscal 2020. Roivant did not grant equity incentive compensation to directors in respect of Fiscal 2020.

During Fiscal 2020, only Messrs. Ramaswamy, Lo and Machado were provided compensation for their services on the Roivant Board. During Fiscal 2020, Mr. Ramaswamy served as both an executive officer and a director of Roivant and his compensation for his service as executive officer is set forth above in “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Vivek Ramaswamy	$150,000	—	$150,000
Andrew Lo	$200,000	—	$200,000
Patrick Machado	$75,000	—	$75,000

(1)

Mr. Ramaswamy’s equity incentive awards as of March 31, 2021 are set forth above in “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.” As of March 31, 2021, each of Messrs. Lo and Machado held the following Roivant equity incentive awards granted under the 2015 EIP:

(a)

Dr. Lo holds 236,000 stock options granted on October 20, 2016 with an exercise price of $15.17 per share, all of which were vested and exercisable. Following this grant of stock options, Dr. Lo has not been eligible to receive any other equity compensation for his services on the Roivant Board.

(b)

Mr. Machado holds (i) 58,153 stock options granted on October 20, 2016 with an exercise price of $15.17 per share, all of which were vested and exercisable, (ii) 37,500 stock options granted on December 20, 2017 with an exercise price of $21.72 per share, all of which were vested and exercisable, (iii) 37,500 stock options granted on January 22, 2019 with an exercise price of $32.72 per share, of which 29,172 were vested and exercisable and the remaining will vest and become exercisable in equal monthly installments through the period ending on November 30, 2021, and (iv) 37,500 stock options granted on January 20, 2020 with an exercise price of $37.10 per share, of which 16,668 were vested and exercisable and the remaining will vest and become exercisable in equal monthly installments through the period ending on November 30, 2022.

Annual cash retainers payable to directors are calculated based upon the prorated number of quarterly periods each non-employee director served in their respective capacity as a board and/or committee member in a given fiscal year. Except for Dr. Lo, who is not eligible to receive any expense reimbursement in connection with his service on the Roivant Board, directors are also eligible to be reimbursed for actual expenses incurred in attending meetings of the Roivant Board and any of its committees.

Post-Business Combination Director Compensation Program

Following the consummation of the Business Combination, Roivant intends to develop a non-employee director compensation program that is designed to align compensation with Roivant’s business objectives and the creation of shareholder value, while enabling Roivant to attract, retain, incentivize and reward directors who contribute to the long-term success of Roivant.

Emerging Growth Company Status

As an emerging growth company, Roivant will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of Roivant’s chief executive officer to the median of the annual total compensation of all of Roivant’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of MAAC Class A Shares and MAAC Class B Shares at June 25, 2021 and (ii) the expected beneficial ownership of Roivant Common Shares immediately following the consummation of the Business Combination and related transactions (including the PIPE Financing), assuming that no MAAC Class A Shares are redeemed and, alternatively, that the maximum number of MAAC Class A Shares are redeemed, in each case, by:

•

each person who (i) is known to be the beneficial owner of more than 5% of MAAC’s outstanding common stock or (ii) is expected to be the beneficial owner of more than 5% of Roivant Common Shares following the Business Combination;

•	each of the current named executive officers and directors of MAAC, and all directors and executive officers of MAAC as a group; and

•	each person who is expected to be a named executive officer or director of Roivant, and all directors and executive officers of Roivant as a group, in each case following the Business Combination.

Beneficial ownership is determined according to the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

The beneficial ownership of MAAC Shares pre-Business Combination is based on 51,339,779 issued and outstanding MAAC Shares, which includes an aggregate of 41,071,823 MAAC Class A Shares and 10,267,956 MAAC Class B Shares. Immediately prior to the Effective Time, each MAAC Class B Share will automatically be converted into one MAAC Class A Share.

The expected beneficial ownership of the Roivant Common Shares immediately following consummation of the Business Combination and the related transactions assumes two redemption scenarios as follows:

•	Assuming no redemptions: this presentation assumes that no MAAC Class A Shares are redeemed and the PIPE Financing is fully subscribed.

•

Assuming maximum redemptions: this presentation assumes that all 41,071,823 MAAC Class A Shares are redeemed, the PIPE Financing is fully subscribed and the minimum cash condition is not satisfied and is waived by Roivant.

Unless otherwise indicated in the footnotes to the following table and subject to applicable community property laws, we believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to all MAAC Shares beneficially owned, or Roivant Common Shares to be beneficially owned, by them. Additionally, the following table does not reflect record or beneficial ownership of any (i) Roivant Common Shares issuable upon exercise of public warrants or private placement warrants and (ii) certain equity incentive awards that are subject to vesting conditions that have not yet been satisfied, as such securities are not exercisable or convertible within 60 days of June 25, 2021. However, shares that a person has the right to acquire within 60 days of June 25, 2021 are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise noted below, the address for persons or entities listed in the table is c/o Roivant Sciences Ltd., Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom.

				Post-Business Combination**
	Pre-Business Combination			Assuming No Redemption		Assuming Maximum Redemption
Name of Beneficial Owner	Number of MAAC Class A Shares Beneficially Owned	Number of MAAC Class B Shares Beneficially Owned(1)	Percentage of Outstanding MAAC Shares(1)	Number of Roivant Common Shares Beneficially Owned	Percentage of Total Voting Power	Number of Roivant Common Shares Beneficially Owned		Percentage of Total Voting Power
MAAC Officers, Directors and 5% Holders Pre-Business Combination
Patient Square Capital LLC(2)(11)	—	10,167,956	19.8%	10,167,956	1.4%	7,682,953	(12)	1.1%
BlueCrest Capital Management Limited(3)	3,000,000	—	5.8%	3,000,000	*	3,000,000		*
Integrated Core Strategies (US) LLC(4)	3,350,000	—	6.5%	3,350,000	*	3,350,000		*
Citadel Advisors LLC(5)	2,081,541	—	4.0%	2,081,541	*	2,081,541
James C. Momtazee(2)(11)	—	10,167,956	19.8%	10,167,956	1.4%	7,682,953	(12)	1.1%
George Barrett(11)	—	50,000	*	50,000	*	37,780	(12)	*
Dr. Stephen Oesterle(11)	—	50,000	*	50,000	*	37,780	(12)	*
Maria C. Walker	—	—	—	—	—	—		—
All directors and executive officers of MAAC as a group pre-Business Combination (four individuals)(2)	—	10,267,956	20.0%	10,267,956	1.4	7,758,513		1.1%
Roivant Officers, Directors and 5% Holders Post-Business Combination
SVF Investments(6)	—	—	—	101,875,586	14.1%	101,875,586		14.5%
QVT Entities(7)	—	—	—	129,660,460	17.9%	129,660,460		18.5%
Dexxon Holdings(8)	—	—	—	98,809,158	13.6%	98,809,158		14.1%
Viking Global Entities(9)	—	—	—	88,238,700	12.2%	88,238,700		12.6%
Sumitomo Chemical Co., Ltd.(10)	—	—	—	86,367,360	11.9%	86,367,360		12.3%
Vivek Ramaswamy	—	—	—	58,409,209	8.1%	58,409,209		8.3%
Andrew Lo	—	—	—	690,583	*	690,583		*
Patrick Machado	—	—	—	438,429	*	438,429		*
Keith Manchester	—	—	—	—	—	—		—
Ilan Oren	—	—	—	—	—	—		—
Daniel Gold	—	—	—	—	—	—		—
Masayo Tada	—	—	—	—	—	—		—
Matthew Gline	—	—	—	684,807	*	684,807		*
Eric Venker	—	—	—	598,802	*	598,802		*

				Post-Business Combination**
	Pre-Business Combination			Assuming No Redemption		Assuming Maximum Redemption
Name of Beneficial Owner	Number of MAAC Class A Shares Beneficially Owned	Number of MAAC Class B Shares Beneficially Owned(1)	Percentage of Outstanding MAAC Shares(1)	Number of Roivant Common Shares Beneficially Owned	Percentage of Total Voting Power	Number of Roivant Common Shares Beneficially Owned	Percentage of Total Voting Power
Benjamin Zimmer	—	—	—	1,190,572	*	1,190,572	*
All directors and executive officers of Roivant as a group post-Business Combination (thirteen individuals)	—	—	—	77,703,231	10.7%	75,218,228	10.6%

*	Less than one percent.
**

The information set forth in the table above and in the corresponding notes below reflects the Roivant Exchange Ratio of 2.9262:1. The amounts reported in the table above do not reflect certain equity incentive awards held by our executive officers which are subject to performance-based vesting conditions and/or for which the number of Roivant shares underlying such awards cannot be determined until a future payment date. For information regarding these equity incentive awards held by Roivant’s NEOs, please see “Executive Compensation—Outstanding Equity Awards at 2020 Fiscal Year End.”

(1)	Represents percentage of voting power of the holders of MAAC Class A Shares and MAAC Class B Shares, voting together as a single class.
(2)

Includes MAAC Class B Shares beneficially held by the MAAC Sponsor. James C. Momtazee is the managing member of MAAC Sponsor and the Chief Executive Officer and a Director of MAAC. This information is based solely on the Schedule 13G filed jointly by the MAAC Sponsor and Mr. Momtazee with the SEC on February 11, 2021. The principal address of the MAAC Sponsor is 724 Oak Grove Ave, Suite 130, Menlo Park, CA 94025.

(3)

Based solely on the Schedule 13G filed jointly by BlueCrest Capital Management Limited (the “Investment Manager”) and Michael Platt (“Mr. Platt”) with the SEC on February 26, 2021, Investment Manager, which serves as investment manager to Millais Limited, a Cayman Islands exempted company (the “Fund”), and Michael Platt, who serves as principal, director, and control person of the Investment Manager, may be deemed the beneficial owner of 500,000 MAAC Class A Shares and 2,500,000 MAAC Class A Shares underlying MAAC Units held for the account of the Fund. The address of the Investment Manager and Mr. Platt is Ground Floor, Harbour Reach, La Rue de Carteret, St. Helier, Jersey, Channel Islands, JE2 4HR.

(4)

Based solely on the Schedule 13G/A filed jointly by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), ICS Opportunities, Ltd. (“ICS Opportunities”), Millennium International Management LP (“Millennium International Management”), Millennium Management LLC (“Millennium Management”), Millennium Group Management LP (“Millennium Group Management”), and Israel A. Englander (“Mr. Englander”), with the SEC on January 22, 2021 (i) Integrated Core Strategies, a Delaware limited liability company, beneficially owned 2,050,000 MAAC Class A Shares as a result of holding 1,900,000 MAAC Class A Shares and 150,000 MAAC Units; and (ii) ICS Opportunities, an exempted company organized under the laws of the Cayman Islands, beneficially owned 1,300,000 MAAC Class A Shares as a result of holding 1,300,000 MAAC Units, which together with the MAAC Class A Shares beneficially owned by Integrated Core Strategies represented 3,350,000 MAAC Class A Shares. Millennium International Management, a Delaware limited partnership, is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management, a Delaware limited liability company, is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management, a Delaware limited liability company, is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Mr. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. The business address of each of Integrated Core Strategies, ICS Opportunities, Millennium International Management, Millennium Management, Millennium Group Management, and Mr. Englander is 666 Fifth Avenue, New York, NY 10103.
(5)

Based solely on the Schedule 13G filed jointly by Citadel Advisors LLC, a Delaware limited liability company (“Citadel Advisors”), Citadel Advisors Holdings LP, a Delaware limited partnership (“CAH”), Citadel GP LLC, a Delaware limited liability company (“CGP”), Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”), CALC IV LP, a Delaware limited partnership (“CALC4”), Citadel Securities GP LLC, a Delaware limited liability company (“CSGP”) and Kenneth Griffin (“Mr. Griffin”), with the SEC on May 17, 2021: (i) each of Citadel Advisors, CAH and CGP beneficially owned 2,050,006 MAAC Class A Shares; (ii) each of Citadel Securities, CALC4 and CSGP beneficially owned 31,535 MAAC Class A Shares; and (iii) Mr. Griffin beneficially owned 2,081,541 MAAC Class A Shares. Citadel Advisors is the portfolio manager for Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. The business address of each of Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP and Mr. Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(6)

Consists of Roivant Common Shares held by SVF Investments (UK) Limited (“SVF Investments”). SVF Investment is a wholly owned subsidiary of SVF Holdings (UK) LLP (“SVF Holdings”). SoftBank Vision Fund L.P. (“SoftBank Vision Fund”) is the managing member of SVF Holdings. SVF GP (Jersey) Limited is the general partner of Softbank Vision Fund. Includes 2,500,000 Roivant Common Shares issuable to SB Northstar LP, an affiliate of SVF Holdings, in connection with the PIPE Financing. The principal address of SVF Investments is 69 Grosvenor Street, London, United Kingdom W1K 3JP.

(7)

Consists of Roivant Common Shares held by QVT Financial Investment Cayman Ltd., QVT Roiv Hldgs Offshore Ltd., QVT Roiv Hldgs Onshore Ltd., QVT Deferred Compensation Holdings Ltd., QVT P&E Roiv Hldgs Ltd. and Fourth Avenue Capital Partners LP (together, the “QVT Entities”). Fourth Avenue Capital Partners GP LLC may be deemed to share beneficial ownership of the Roivant Common Shares held by Fourth Avenue Capital Partners LP. Each of QVT Financial LP and QVT Financial GP LLC may be deemed to share beneficial ownership of the Roivant Common Shares held by the QVT Entities. The Managing Members of QVT Financial GP LLC and Fourth Avenue Capital Partners GP LLC are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu, each of whom disclaims beneficial ownership of the securities held by the QVT Entities except to the extent of any pecuniary interest. The principal business address for the QVT Entities, QVT Financial LP, QVT Financial GP LLC, Fourth Avenue Capital Partners GP LLC and the Managing Members is 888 Seventh Avenue, 27th Floor, New York, NY 10106.

(8)

Consists of Roivant Common Shares held by Dexxon Holdings Ltd. (“Dexxon Holdings”) and Dexcel Pharma Technologies Ltd. (“Dexcel Pharma”). Dan Oren is the sole shareholder and sole director of Dexxon Holdings and the ultimate (indirect) sole shareholder and the Executive Chairman of Dexcel Pharma. As such, each of Dexxon Holdings, Dexcel Pharma and Dan Oren may be deemed to share beneficial ownership of the Roivant Common Shares. The principal business address of Dexxon Holdings and Dan Oren is 1 Dexcel Street, Or Akiva, 3060000, Israel. The principal business address of Dexcel Pharma is 21 Nahum Haftzadi Street, Jerusalem, 9548402.

(9)

Consists of Roivant Common Shares held by Viking Global Equities Master Ltd. (“VGEM”), Viking Global Equities II LP (“VGEII”), Viking Long Fund Master Ltd. (“VLFM”) and Viking Global Opportunities Illiquid Investments Sub-Master LP (“Opportunities Fund,” and together with all of the preceding entities, the “Viking Global Entities”). VGEM has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, Viking Global Performance LLC (“VGP”), and by Viking Global Investors LP (“VGI”), which provides managerial services to VGEM. VGEII has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, which provides managerial services to VGEII. VLFM has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, Viking Long Fund GP LLC (“VLFGP”), and by VGI, which provides managerial services to VLFM. Opportunities Fund has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Opportunities GP”), and by VGI, which provides managerial services to Opportunities Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI), VGP, VLFGP and Viking Global Opportunities GP LLC (the sole member of Opportunities GP) have shared authority to direct the voting and disposition of investments beneficially owned by VGI, VGP, VLFGP and Opportunities GP. Includes an aggregate of 1,000,000 Roivant Common Shares issuable to affiliates of the Viking Global Entities in connection with the PIPE Financing. The business address of each of the Viking Global Entities is 55 Railroad Avenue, Greenwich, Connecticut 06830.
(10)

Consists of Roivant Common Shares held by Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo Dainippon Pharma”), which is a majority-owned subsidiary of Sumitomo Chemical Co., Ltd. (“Sumitomo Chemical”). Includes 7,500,000 Roivant Common Shares issuable to Sumitomo Dainippon Pharma in connection with the PIPE Financing. The principal business address of Sumitomo Chemical is 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260 Japan. The principal business address of Sumitomo Dainippon Pharma is 6-8 Doshomachi 2-chome, Chuo-ku, Osaka 541-0045 Japan.

(11)	An aggregate of 30% of the MAAC Class B Shares held by the holders are subject to those certain earn-out provisions in the Sponsor Support Agreement.
(12)	Reflects the reduction in the MAAC Sponsor Exchange Ratio from 1.0 to 0.76.

CERTAIN MAAC RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MAAC Related Person Transactions

Founder Shares

On July 23, 2020, an affiliate of our Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 14,375,000 MAAC Class B Shares, with such shares subsequently transferred to our Sponsor. On October 6, 2020, our Sponsor surrendered 2,875,000 MAAC Class B Shares to the Company for no consideration, resulting in a decrease of the Founder Shares from 14,375,000 shares to 11,500,000 shares. All shares and associated amounts have been retroactively restated to reflect the share surrender. The initial stockholders agreed to forfeit up to 1,500,000 Founder Shares to the extent that the Over-Allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding MAAC Shares after our initial public offering. The underwriters exercised their Over-Allotment option in part on November 12, 2020; and the remaining over-allotment expired unexercised on November 20, 2020 resulting in a forfeiture of 1,232,044 MAAC Class B Shares.

Our Sponsor, directors, and officers have entered into certain lockup agreements which restrict their ability to take certain actions with respect to covered securities that they may own at the time of the effective date of the Business Combination. These restrictions are more fully explained in “The Business Combination Proposal—Related Agreements.”

If any of our officers or directors becomes aware of a Business Combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Private Placement Warrants

Simultaneously with the closing of our initial public offering, the Company consummated the Private Placement of 10,000,000 private placement warrants at a price of $1.00 per Private Placement warrant to the MAAC Sponsor, generating proceeds of $10.0 million. Simultaneously with the closing of the Over-Allotment on November 12, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 214,365 private placement warrants by the MAAC Sponsor, generating gross proceeds to the Company of approximately $214,000.

Each whole Private Placement Warrant is exercisable for one whole MAAC Class A Shares at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the private placement warrants to the MAAC Sponsor was added to the proceeds from our initial public offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the MAAC Sponsor or its permitted transferees.

The MAAC Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell the private placement warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On July 23, 2020, the MAAC Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to our initial public offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of our initial public offering. The Company borrowed $200,000 under the Note and fully repaid this amount on October 9, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the MAAC Sponsor or an affiliate of the MAAC Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. To date, the Company had no borrowings under the Working Capital Loans.

After our initial Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Administrative Services Agreement

Commencing October 7, 2020 through the earlier of consummation of the initial Business Combination and the liquidation, the Company has agreed to pay the MAAC Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services. For the three months ended March 31, 2021, the Company incurred $30,000 for such services.

Registration Rights

We entered into a registration and stockholders rights agreement pursuant to which our Sponsor is entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the MAAC Class A Shares issuable upon exercise of the foregoing and upon conversion of the Founder Shares, and, upon completion of our initial Business Combination, to nominate individuals for election to our board of directors, as long as our Sponsor holds any securities covered by the registration and stockholder rights agreement

Policy for Approval of Related Party Transactions

The audit committee of our board of directors adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Lock-Up Agreements

On May 1, 2021 and June 9, 2021, Roivant, on the one hand, and the MAAC Sponsor, both of the MAAC Independent Directors and certain Roivant equityholders, on the other hand, entered into lock-up agreements substantially in the form attached to this proxy statement/prospectus as Annex F (the “Lock-Up Agreements”), pursuant to which, among other things, the MAAC Sponsor, MAAC Independent Directors and such Roivant equityholders have agreed not to, subject to, and conditioned upon the effectiveness of, the Closing, effect any sale or distribution of the Roivant Common Shares (including those underlying incentive equity awards or Roivant Warrants) held by the MAAC Sponsor, MAAC Independent Directors or such equityholders as of immediately following the Closing during the applicable lock-up period, subject to customary exceptions. The lock-up period applicable to Roivant Common Shares held by the MAAC Sponsor and MAAC Independent Directors as of immediately following the Closing will be (i) with respect to 25% of the Roivant Common Shares held by the MAAC Sponsor, six months following the Closing, (ii) with respect to an additional 25% of the Roivant Common Shares held by the MAAC Sponsor, the earlier of twelve months following the achievement of certain price-based vesting restrictions or six years from the Closing and (iii) with respect to 50% of the Roivant Common Shares held by the MAAC Sponsor, thirty-six months following the Closing. The Roivant warrants and the Roivant Common Shares underlying warrants held by the MAAC Sponsor as of immediately following the Closing will be subject to a corresponding lock-up period for (a) with respect to 25% of such warrants held by the MAAC Sponsor, six months from the Closing, (b) with respect to an additional 25% of such warrants held by the MAAC Sponsor, twelve months from Closing and (c) with respect to 50% of such warrants held by the MAAC Sponsor, thirty-six months from the Closing. The lock-up period applicable to Roivant Common Shares (including those underlying incentive equity awards) held by certain Roivant equityholders as of immediately following the Closing will be (x) with respect to 25% of the Roivant Common Shares (including those underlying incentive equity awards) held by such Roivant equityholders, six months following the Closing, (y) with respect to an additional 25% of the Roivant Common Shares (including those underlying incentive equity awards) held by such Roivant equityholders, twelve months following the Closing and (z) with respect to 50% of the Roivant Common Shares (including those underlying incentive equity awards) held by such Roivant equityholders, thirty-six months following the Closing.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, MAAC, the MAAC Sponsor, Roivant and each of James C. Momtazee, George Barrett, Stephen Oesterle and Maria C. Walker, each of whom is a member of MAAC’s board of directors and/or management (collectively, the “MAAC Insiders”), entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things: (i) the MAAC Sponsor and the MAAC Insiders have each reaffirmed his, her or its obligations in existing arrangements with MAAC to vote in favor of each of the proposals to be voted upon at the meeting of MAAC stockholders in connection with the Business Combination, including approval of the Business Combination Agreement and the transactions contemplated thereby; (ii) the MAAC Sponsor has waived any adjustment to the conversion ratio set forth in the governing documents of MAAC or any other anti-dilution or similar protection with respect to the MAAC Class B Shares that may result from the transactions contemplated by the Business Combination; (iii) subject to, and conditioned upon, the occurrence of and effective as of, the effective time of the Merger, the MAAC Sponsor and the MAAC Insiders have each agreed to terminate certain existing arrangements with MAAC, including existing registration rights and the existing lock-up obligations with respect to his, her or its MAAC Shares; (iv) the MAAC Sponsor and the MAAC Insiders that hold Roivant Common Shares immediately following the effective time of the Merger will be granted the right to include his, her or its Roivant Common Shares in a resale registration statement to be filed in connection with the transactions contemplated by the Subscription Agreements following the effective time of the Merger; (v) the MAAC Sponsor, Roivant and MAAC have each agreed to certain covenants related to the expiration or termination of the waiting period under the HSR Act with respect to the issuance of Roivant Common Shares to the MAAC Sponsor in connection with the Business Combination; and (vi) subject to, and conditioned upon the occurrence of, and effective as of immediately after, the effective time of the Merger, (a) twenty percent of the Roivant Common Shares issued to the MAAC Sponsor in respect of its MAAC Class B Shares will be subject to the vesting conditions described below and the other restrictions set forth in the Sponsor Support Agreement (the “$15 Earn-Out Shares”) and (b) ten percent of the Roivant Common Shares issued to the MAAC Sponsor in respect of its MAAC Class B Shares will be subject to the vesting conditions described below and the other restrictions set forth in the Sponsor Support Agreement (the “$20 Earn-Out Shares” and, together with the $15 Earn-Out Shares, the “Earn-Out Shares”).

The $15 Earn-Out Shares will vest if the closing price of the Roivant Common Shares is greater than or equal to $15.00 over any twenty out of thirty trading day period during the five year period following the Closing, and the $20 Earn-Out Shares will vest if the closing price of the Roivant Common Shares is greater than or equal to $20.00 over any twenty out of thirty trading day period during the five year period following the Closing. The five year vesting period described in the preceding sentence will, if a definitive purchase agreement with respect to a Sale (as defined in the Sponsor Support Agreement) is entered into on or prior to the end of such period, be extended to the earlier of one day after the consummation of such Sale and the termination of such definitive transaction agreement, and if a Sale occurs during such five year (or, as applicable, longer) vesting period, then all of the Earn-Out Shares unvested as of such time will automatically vest immediately prior to the consummation of such Sale. If any Earn-Out Shares have not vested on or prior to the end of the five year (or, as applicable, longer) vesting period, then such Earn-Out Shares will be forfeited.

On June 9, 2021, MAAC, the MAAC Sponsor, Roivant and the MAAC Insiders entered into Amendment No. 1 to the Sponsor Support Agreement (“SSA Amendment”) pursuant to which the Sponsor Support Agreement was revised to reflect the MAAC Independent Directors and Roivant entering into respective Lock-Up Agreements. In particular, among other things, the SSA Amendment revised the Sponsor Support Agreement to subject the Roivant Common Shares issued to each MAAC Independent Director in respect of his or her shares of MAAC Class B common stock to the same vesting conditions applicable to the Roivant Common Shares issued to the MAAC Sponsor. Specifically, (a) twenty percent of the Roivant Common Shares issued to each MAAC Independent Director will be treated as $15 Earn-Out Shares (as defined in the Sponsor Support Agreement) and (b) ten percent of the Roivant Common Shares issued to each MAAC Independent Director will be treated as $20 Earn-Out Shares (as defined in the Sponsor Support Agreement).

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. Our board of directors has determined that George Barrett and Dr. Stephen Oesterle are “independent directors” as defined in the Nasdaq listing standards. Our independent directors conduct regularly scheduled sessions at which only independent directors are present.

Indemnification of Directors and Officers

The amended and restated Certificate of Incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the amended and restated Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. There is no pending litigation or proceeding naming any of MAAC’s respective directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN ROIVANT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Roivant and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.

The following is a description of transactions occurring during our last three fiscal years or currently proposed, to which (i) Roivant Sciences Ltd. has been a participant, (ii) the amount involved exceeded or will exceed $120,000 and (iii) any of Roivant’s directors, executive officers or holders of more than 5% of Roivant’s share capital, or any members of their immediate family (collectively “Roivant Related Parties”), had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation—Director Compensation” and “Executive Compensation—Post-Business Combination Director Compensation Program.”

Transactions with Sumitomo Dainippon Pharma Co., Ltd.

On October 31, 2019, we entered into a transaction agreement with Sumitomo (the “Sumitomo Transaction Agreement”), which closed on December 27, 2019 (the “Sumitomo Closing Date”). Pursuant to the Sumitomo Transaction Agreement, we transferred our entire ownership interest in Myovant, Urovant, Enzyvant, Altavant and Spirovant (collectively “Sumitovant Vants”) to a newly formed, wholly-owned entity (“Sumitovant”). Our ownership interest in Sumitovant was then transferred to Sumitomo, such that following the Sumitomo Closing Date, Sumitovant and its subsidiaries, including the Sumitovant Vants, were each directly or indirectly owned by Sumitomo.

Additionally, in connection with the Sumitomo Transaction Agreement, we (i) granted Sumitomo options to purchase all, or in the case of Dermavant, 75%, of our ownership interests in six other subsidiaries (Dermavant, Genevant, Lysovant, Metavant, Cytovant and Sinovant (collectively the “Option Vants”)), (ii) provided Sumitomo and Sumitovant with certain rights over and access to our proprietary technology platforms, DrugOme and Digital Innovation, and (iii) transferred 26,952,143 of our common shares to Sumitomo. On the Sumitomo Closing Date, the Company received approximately $3.0 billion in cash, resulting in a gain of $2.0 billion after taking into account all of the components of the transaction.

Concurrently with the Sumitomo Transaction Agreement, (i) Roivant, Sumitomo and Sumitovant entered into a transition services agreement, whereby each of the parties thereto agreed to provide certain services to one another at cost for a period of time following the Sumitomo Closing Date and (ii) Roivant and Sumitomo entered into a strategic cooperation agreement relating to certain ongoing technology-related collaborations between the parties. Pursuant to the terms of the transition services agreement and strategic cooperation agreement, we billed Sumitovant $1.4 million and $0.2 million, net of amounts billed by Sumitovant to RSL, respectively, during the years ended March 31, 2021 and 2020 for costs incurred on behalf of Sumitovant.

Additionally, on the Sumitomo Closing Date, Sumitomo deposited $75.0 million of the consideration payable pursuant to the Sumitomo Transaction Agreement in a segregated escrow account for the purpose of fulfilling our indemnification obligations that may become due to Sumitomo. Upon the expiration of the escrow period, being 18 months from the Sumitomo Closing Date, any remaining escrow funds will be disbursed to us.

On the Sumitomo Closing Date, we also entered into an agreement with Sumitomo, pursuant to which we granted Sumitomo a right of first refusal with respect to potential transfers of Roivant’s ownership interest in common shares of Sio Gene Therapies (formerly Axovant Gene Therapies) (the “ROFR”). Among other things, such agreement provides that Roivant must promptly deliver notice to Sumitomo if it desires to transfer equity interests of Sio Gene Therapies and provide Sumitomo with an opportunity to make a matching offer for the subject shares in accordance with the terms and conditions set forth therein. The ROFR terminates on October 31, 2024. The ROFR also includes certain notification rights in favor of Sumitomo, in the event Roivant takes certain specified corporate actions.

In connection with the foregoing transactions with Sumitomo, our board of directors approved an exchange and offer to repurchase equity securities for up to $1.0 billion of the proceeds received from Sumitomo. See “—Equity Exchange and Offer to Purchase.”

During the years ended March 31, 2021 and 2020, we paid Sumitomo a $1.0 million access fee pursuant to the strategic cooperation agreement.

In May 2021, we entered into an Asset Purchase Agreement with Sumitomo and its subsidiary Sumitomo Pharmaceuticals (Suzhou) Co., Ltd. (“SPC”) (the “Asset Purchase Agreement”). The transactions contemplated by the Asset Purchase Agreement closed in June 2021. Pursuant to the Asset Purchase Agreement: (i) Sumitomo terminated all of its existing options to acquire our equity interests in the Option Vants; (ii) we transferred and assigned to SPC all of our intellectual property, development, regulatory and commercialization rights to (a) lefamulin in Mainland China, Taiwan, Hong Kong, and Macau (collectively “Greater China”), (b) vibegron in Mainland China, (c) rodatristat ethyl in Greater China and South Korea, and (d) RVT-802 in Greater China and South Korea; (iii) we will receive a $5 million cash payment; and (iv) Sumitomo entered into an agreement with us in respect of certain future collaborations with Genevant.

Equity Exchange and Offer to Purchase

In February 2020, we commenced (i) an offer to purchase our common shares from our eligible shareholders (including certain of our eligible employees and former employees) at a price per share of $37.10, (ii) an offer to surrender for cash performance options and capped value appreciation rights (“CVARs”) issued in exchange for certain performance restricted stock units (“pRSUs”) held by certain of our eligible employees and former employees, whereby such holder’s eligible pRSUs were exchanged at a rate of approximately 0.7 performance options per eligible pRSU and, if applicable, approximately 0.7 CVARs per eligible pRSU (the “Exchange”) and, immediately thereafter, 11.23% of such performance options and CVARs were surrendered to us for cash and (iii) an offer to purchase outstanding options from certain of our eligible employees and former employees, the maximum aggregate repurchase value being equal to the lesser of (a) the fair market value of approximately 11.23% of the eligible holder’s outstanding vested and unvested unexercised options held as of December 27, 2019 and (b) the fair market value of 100% of the eligible holder’s outstanding options that were vested and exercisable as of December 27, 2019 (subject to certain adjustments). The foregoing transactions are referred to herein as the “2020 Equity Exchange and Offer to Purchase.” We additionally entered into an agreement with our Founder to repurchase a portion of his common stock held and exchange his Performance RSUs for performance options and capped value appreciation rights.

In total, in the 2020 Equity Exchange and Offer to Purchase, including participation by certain Roivant Related Parties, we purchased 25,625,933 Roivant Common Shares, exchanged 18,016,310 primarily for pRSUs for performance options and CVARs, received 631,527 surrendered performance options, received 518,893 surrendered CVARs and purchased 895,923 options in connection with the various offers to exchange and purchase, for an aggregate purchase price of approximately $1.0 billion.

2018 Equity Financing

From September through December 2018, Roivant completed an equity financing in which certain Roivant Related Parties participated:

•	the Viking Global Entities (as defined herein) and certain of their affiliates purchased 155,038 Roivant Common Shares for an aggregate purchase price of $4,999,975.

•	Dexxon Holdings Ltd. purchased 775,194 Roivant Common Shares for an aggregate purchase price of $25,000,006.

•	SVF Investments (as defined herein) purchased 1,085,271 Roivant Common Shares for an aggregate purchase price of $34,999,989.

•	the QVT Entities (as defined herein) and certain of their affiliates purchased 62,015 Roivant Common Shares for an aggregate purchase price of $1,999,983.

Certain Employment and Compensatory Arrangements

Brett Venker, currently Director, Compensation and Data, is the brother of Eric Venker, Roivant’s President and Chief Operating Officer. During the fiscal year ended March 31, 2019, Brett Venker earned total cash compensation, consisting of salary and bonus, of $205,048 and was granted incentive equity awards with an aggregate grant date fair value, as computed in accordance with FASB ASC 718, of $1,025,505. During the fiscal year ended March 31, 2020, Dr. Venker earned total cash compensation, consisting of salary and bonus, of $338,273 and was granted incentive equity awards with an aggregate grant date fair value, as computed in accordance with FASB ASC 718, of $64,140. During the fiscal year ended March 31, 2021, Dr. Venker earned total cash compensation, consisting of salary and bonus, of $360,634 and was granted incentive equity awards with an aggregate grant date fair value, as computed in accordance with FASB ASC 718, of $400,039.

Other Transactions

We have granted and intend to continue to grant equity awards to our executive officers and certain of our directors. For a description of these equity awards, see the sections titled “Executive Compensation—Director Compensation” and “Executive Compensation—Post-Business Combination Director Compensation Program.”

Indemnification Agreements

In connection with this offering, we will enter into indemnification agreements with each of our directors and executive officers. These indemnification agreements will provide the directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Bermuda law. See the section titled “Description of Securities—Indemnification of Directors and Officers” for additional information regarding indemnification under Bermuda law and our amended and restated bye-laws.

Related Person Transaction Policy

We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the consummation of the Business Combination. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of Roivant’s voting securities, and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct that we expect to adopt prior to the closing of this offering, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

Post-Business Combination Arrangements

In connection with the business combination, certain agreements with certain Roivant Related Parties were entered into or will be entered into pursuant to the merger agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the business combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

•	shareholder support agreements (see the section titled “The Business Combination—Related Agreements—Support Agreements”);

•	sponsor support agreement (see the section titled “The Business Combination—Related Agreements—Sponsor Support Agreement”);

•	PIPE subscription agreements (see the sections titled “The Business Combination Proposal—Related Agreements—Subscription Agreements” and “Beneficial Ownership of Securities”);

•	our amended and restated registration rights agreement (see the section titled “The Business Combination Proposal—Related Agreements—Restated Registration Rights Agreement”); and

•

lock-up agreements with the MAAC Sponsor and certain Roivant equityholders and our amended and restated bye-laws which include lock-up restrictions applicable to other Roivant equityholders (see the section titled “Roivant Common Shares Eligible For Future Sale—Lock-up-Periods and Registration Rights—Roivant, the MAAC Sponsor and Certain Roivant Equityholders Lock-ups” and “—Bye-laws Lock-up”).

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Business Combination

Roivant’s corporate affairs are governed by its memorandum of association and bye-laws and by the laws of Bermuda. The provisions of the Companies Act, which apply to Roivant, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware, including MAAC, and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to Roivant’s amended and restated bye-laws to be adopted upon closing of the Merger) and Bermuda common law applicable to Roivant and its shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware, including MAAC, and their stockholders.

	Bermuda	Delaware
Shareholder Meetings

•  May be called by the principal executive officer, the chairman of the board of directors, any two directors or a director and the secretary or the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

•  May be held in or outside Bermuda.

•  Notice:

•  Shareholders must be given at least five days’ advance notice of a general meeting, but the unintentional failure to give notice to any person does not invalidate the proceedings at a meeting.

•  Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.

•  Our bye-laws provide that at least 14 days’ notice of an annual general meeting

•  May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

•  May be held in or outside of Delaware.

•  Notice:

•  Written notice shall be given not less than ten nor more than 60 days before the meeting.

•  Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given, which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

	Bermuda	Delaware
and 10 days’ notice of a special general meeting must be given to each shareholder entitled to vote at such meeting.

Shareholders’ Voting Rights

•  Shareholders may act by written consent to elect directors. Shareholders may not act by written consent to remove a director or auditor.

•  Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

•  The voting rights of shareholders are regulated by a company’s bye-laws and, in certain circumstances, by the Companies Act. The bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.

•  Roivant’s bye-laws provide that the quorum required for a general meeting of shareholders is two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding voting shares.

•  The bye-laws may provide for cumulative voting, although Roivant’s bye-laws do not.

•  Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent to elect directors.

•  Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

•  Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.

•  When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

•  The certificate of incorporation may provide for cumulative voting.

•  Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

•  Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the

	Bermuda	Delaware

•  The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

•  Any company that is the wholly owned subsidiary of a holding company, or one or more companies which are wholly owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders provided that the approval of the board of directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.

•  Any mortgage, charge or pledge of a company’s property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.

outstanding stock of a corporation entitled to vote.

•  Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

•  Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Directors	• The board of directors must consist of at least one director. • The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the board of directors and/or the

•  The board of directors must consist of at least one member.

•  Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a

	Bermuda	Delaware

shareholders in accordance with the company’s bye-laws.

•  Removal:

•  Under Roivant’s bye-laws, the members entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with the bye-laws, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares entitled to vote for the election of directors, remove a director only with cause. “Cause” for these purposes means (i) a conviction for a criminal offence involving dishonesty or (ii) engaging in conduct which brings the director or Roivant into disrepute and which results in material financial detriment to Roivant.

change in the number shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

•  Removal:

•  Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors unless the certificate of incorporation otherwise provides.

•  In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

•  In the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

Duties of Directors

•  The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Roivant’s bye-laws provide that Roivant’s business is to be managed and conducted by

•  Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care

Bermuda	Delaware

Roivant’s board of directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•  a duty to act in good faith in the best interests of the company;

•  a duty not to make a personal profit from opportunities that arise from the office of director;

•  a duty to avoid conflicts of interest; and

•  a duty to exercise powers for the purpose for which such powers were intended.

•  The Companies Act imposes a duty on directors and officers of a Bermuda company:

•  to act honestly and in good faith with a view to the best interests of the company; and

•  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

•  The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the stockholders generally.

•  In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

	Bermuda	Delaware
company itself, not to the company’s individual shareholders, creditors or any class thereof. Roivant’s shareholders may not have a direct cause of action against Roivant’s directors.
Takeovers

•  An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•  By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•  By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the

•  Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

•  Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock, unless the corporation opts out of the statutory provision in its certificate of incorporation.

Bermuda	Delaware

acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•  Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining

	Bermuda	Delaware

shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Dissenters’ Rights of Appraisal

•  A dissenting shareholder (that did not vote in favor of the amalgamation or merger) of a Bermuda exempted company is entitled to apply to the Bermuda Court within one month of the notice of the shareholder meeting to approve the amalgamation or merger for an appraisal of the fair value of his or her shares.

•  With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

•  The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Dissolution

•  Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting will be convened primarily for the purposes of passing a resolution that the company be

•  Under Delaware law, a corporation may voluntarily dissolve (1) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (2) if all stockholders entitled to vote thereon consent in writing to such dissolution.

	Bermuda	Delaware
wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Shareholders’ Derivative Actions

•  Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

•  In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

DESCRIPTION OF SECURITIES

Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Roivant and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.

The following description of our share capital and provisions of our memorandum of association and amended and restated bye-laws are summaries. You should also refer to the memorandum of association and the amended and restated bye-laws, which are filed as exhibits to the registration statement of which this proxy statement/prospectus is part.

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 48931. We were incorporated on 7 April 2014 under the name Valor Biotechnology Ltd. We changed our name to Roivant Sciences Ltd. on 5 November 2014. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.

The objects of our business are unrestricted, and Roivant Sciences Ltd. has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity. Prior to the consummation of the Business Combination, our shareholders will approve certain amendments to our bye-laws that will become effective upon the closing of this offering. The following description assumes that such amendments have become effective.

There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company that have occurred during the last or current financial years.

Share Capital

Immediately following the closing of the Business Combination and after giving effect to the subdivision of Roivant Common Shares, our authorized share capital will consist of 7,000,000,000 Roivant Common Shares, $0.000000007 par value per common share. As of March 31, 2021, we had 222,669,799 Roivant Common Shares issued and outstanding. All of the issued Roivant Common Shares prior to the closing of this offering are fully paid. Pursuant to our amended and restated bye-laws, subject to the requirements of Nasdaq, and to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares provided Roivant Common Shares remain listed on an appointed stock exchange, which includes Nasdaq.

Common Shares

Holders of Roivant Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of Roivant Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Roivant Common Shares. Unless a different majority is required by law or by our amended and restated bye-laws, resolutions to be approved by holders of Roivant Common Shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of Roivant Common Shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our amended and restated bye-laws, our board of directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights, rights to elect or appoint directors and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of our company.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (2) that the realizable value of its assets would thereby be less than its liabilities. Under our amended and restated bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. We do not anticipate paying cash dividends in the foreseeable future.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 66 2/3% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least one person holding or representing a majority of the issued shares of the relevant class is present. Our amended and restated bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to Roivant Common Shares will not be deemed to vary the rights attached to Roivant Common Shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of Shares

Our board of directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share on the basis that it is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require or unless all applicable consents, authorizations and permissions of any governmental agency or body in Bermuda have been obtained. Subject to these restrictions, a holder of Roivant Common Shares may transfer the title to all or any of his or her Roivant Common Shares by completing an instrument of transfer in writing in such form as our board of directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which we refer to as the annual general meeting. While Bermuda law permits the shareholders to waive the requirement to hold an annual general meeting by resolution (either for a specific year or a period of time or indefinitely), our amended and restated bye-laws provide that, notwithstanding, an annual general meeting shall be held in each year.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our amended and restated bye-laws provide that our principal executive officer or the chairperson of our board of directors or any two directors or any director and the secretary or our board of directors may convene an annual general meeting and our principal executive officer or the chairperson of our board of directors or our board of directors may convene a special general meeting. Under our amended and restated bye-laws, at least 14 days’ notice of an annual general meeting or 10 days’ notice of a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (1) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (2) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of all issued and outstanding Roivant Common Shares.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our amended and restated bye-laws will provide that our board of directors shall consist of not less than five (5) Directors and not more than such maximum number of Directors as the Board may from time to time determine, being initially fifteen (15) Directors. Upon the closing of this offering, our board of directors will consist of six directors. Our board of directors will be divided into three classes that are, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms will be staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2022, 2023 and 2024, respectively. At each succeeding annual general meeting, successors to the class of directors whose term expires at the annual general meeting will be elected for a three-year term.

A shareholder holding any percentage of the Roivant Common Shares in issue may propose for election as a director someone who is not an existing director or is not proposed by our board of directors. Where a director is to be elected at an annual general meeting, notice of any such proposal for election must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not less than 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting; provided, that our board of directors has determined that shareholders may nominate persons for election at such special general meeting, that notice must be given not later than seven days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed, only with cause, by the shareholders by the affirmative vote of at least 66 2/3% of the issued and outstanding voting shares entitled to vote for the election of directors, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his or her removal.

Proceedings of Board of Directors

Our amended and restated bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our amended and restated bye-laws or Bermuda law that our directors must retire at a certain age.

The compensation of our directors will be determined by the board of directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in connection with our business or their duties as directors.

A director who discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law may be entitled to be counted in the quorum for such meeting and to vote in respect of any such contract or arrangement in which he or she is interested unless the chairman of the relevant meeting of the Board of Directors determines that such director is disqualified from voting.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Our amended and restated bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our amended and restated bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our amended and restated bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of our shareholders holding at least 66 2/3% of all votes cast on the resolution. The memorandum or association shall not be rescinded, altered or amended without a resolution of our board of directors and a resolution of our shareholders holding at least 66 2/3% of all votes cast on the resolution.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our amended and restated bye-laws provide that the approval of a 66 2/3% of shareholders voting at a meeting to approve the amalgamation or merger agreement shall be sufficient (other than in respect of an amalgamation or merger constituting a “business combination”), and the quorum for such meeting shall be two or more Persons present in person and representing in person or by proxy in excess of 50% of the total voting rights of all issued and outstanding shares of the Company.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Business Combinations

Although the Companies Act does not contain specific provisions regarding “business combinations” between companies organized under the laws of Bermuda and “interested shareholders,” we have included these provisions in our bye-laws. Specifically, our bye-laws contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

•

prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and voting shares outstanding at the time the transaction commenced; or

•

after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder.

For purposes of these provisions, a “business combination” includes recapitalizations, mergers, amalgamations, consolidations, exchanges, asset sales, leases, certain issues or transfers of shares or other securities and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is any person or entity that beneficially owns 15% or more of our issued and outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our amended and restated bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalization of Profits and Reserves

Pursuant to our amended and restated bye-laws, our board of directors may (1) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (2) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Untraced Shareholders

Our amended and restated bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Roivant Warrants

Public Roivant Warrants

Each whole Roivant Warrant entitles the registered holder to purchase one Roivant Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the initial public offering and 30 days after the completion of an initial business combination, provided in each case that Roivant has an effective registration statement under the Securities Act covering the Roivant Common Shares issuable upon exercise of the Roivant Warrants and a current prospectus relating to them is available (or Roivant permits holders to exercise their Roivant Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder of Roivant Warrants may exercise its Roivant Warrants only for a whole number of Roivant Common Shares. This means only a whole Roivant Warrant may be exercised at a given time by a warrant holder. No fractional Roivant Warrants will be issued upon separation of the units and only whole Roivant Warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The Roivant Warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Roivant will not be obligated to deliver any Roivant Common Shares pursuant to the exercise of a Roivant Warrant and will have no obligation to settle such Roivant Warrant exercise unless a registration statement under the Securities Act with respect to the Roivant Common Shares underlying the Roivant Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Roivant Warrant will be exercisable and Roivant will not be obligated to issue a Roivant Common Share upon exercise of a Roivant Warrant unless the Roivant Common Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Roivant Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such Roivant Warrant will not be entitled to exercise such Roivant Warrant and such Roivant Warrant may have no value and expire worthless. In no event will Roivant be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised Roivant Warrants, the purchaser of a unit containing such Roivant Warrant will have paid the full purchase price for the unit solely for the share of Roivant Common Shares underlying such unit.

As soon as practicable, but in no event later than twenty business days after the Closing, Roivant will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Roivant Common Shares issuable upon exercise of the Roivant Warrants. Roivant will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Roivant Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Roivant Common Shares issuable upon exercise of the Roivant Warrants is not effective by the 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when Roivant will have failed to maintain an effective registration statement, exercise Roivant Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if Roivant Common Shares are at the time of any exercise of a Roivant Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Roivant may, at its option, require holders of its public Roivant Warrants who exercise their Roivant Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Roivant elects to do so, Roivant will not be required to file or maintain in effect a registration statement, but Roivant will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such Roivant Warrant for that number of Roivant Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Roivant Common Shares underlying the Roivant Warrants, multiplied the excess of the “fair market value” less the exercise price of the Roivant Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of Roivant Common Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $18.00

Once the Roivant Warrants become exercisable, Roivant may redeem the outstanding Roivant Warrants (except as described herein with respect to the private placement Roivant Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Roivant Common Shares for any 20 trading days within a 30-trading day period ending three business days before Roivant sends to the notice of redemption to the warrant holders (which Roivant refers to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, dividends, reorganizations, recapitalizations and the like).

If and when the Roivant Warrants become redeemable by us, Roivant may exercise its redemption right even if Roivant is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, Roivant will not redeem the Roivant Warrants unless an effective registration statement under the Securities Act covering the Roivant Common Shares issuable upon exercise of the Roivant Warrants is effective and a current prospectus relating to those Roivant Common Shares is available throughout the 30-day redemption period.

Roivant has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Roivant issues a notice of redemption of the Roivant Warrants, each warrant holder will be entitled to exercise his, her or its Roivant Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Roivant Common Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Roivant Warrant exercise price after the redemption notice is issued.

Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $10.00

Once the Roivant Warrants become exercisable, Roivant may redeem the outstanding Roivant Warrants:

•	in whole and not in part;

•

at $0.10 per Roivant Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Roivant Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Roivant Common Shares (as defined below);

•

if, and only if, the Reference Value (as defined above under—”Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like); and

•	if the Reference Value is less than $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) the private placement Roivant Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its Roivant Warrants) as the outstanding public Roivant Warrants, as described above.

The numbers in the table below represent the number of Roivant Common Shares that a warrant holder will receive upon exercise in connection with a redemption by Roivant pursuant to this redemption feature, based on the “fair market value” of Roivant Common Shares on the corresponding redemption date (assuming holders elect to exercise their Roivant Warrants and such Roivant Warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of Roivant Common Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Roivant Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Roivant Warrants, each as set forth in the table below. Roivant provides its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Roivant Common Shares shall include a security other than Roivant Common Shares into which the Roivant Common Shares have been converted or exchanged for in the event Roivant is not the surviving company in an initial business combination. The numbers in the table below will not be adjusted when determining the number of Roivant Common Shares to be issued upon exercise of the Roivant Warrants if Roivant is not the surviving entity following an initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Roivant Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Roivant Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Roivant Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Roivant Common Shares
Redemption Date (period to expiration of Roivant Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Roivant Common Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Roivant Common Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Roivant Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Roivant Warrants, holders may choose to, in connection with this redemption feature, exercise their Roivant Warrants for 0.277 Roivant Common Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Roivant Common Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Roivant Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Roivant Warrants, holders may choose to, in connection with this redemption feature, exercise their Roivant Warrants for 0.298 Roivant Common Shares for each whole warrant. In no event will the Roivant Warrants be exercisable in connection with this redemption feature for more than 0.361 Roivant Common Shares per Roivant Warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of Roivant Warrants for cash (other than the private placement Roivant Warrants) when the trading price for the Roivant Common Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Roivant Warrants to be redeemed when the Roivant Common Shares are trading at or above $10.00 per share, which may be at a time when the trading price of Roivant Common Shares is below the exercise price of the Roivant Warrants. Roivant has established this redemption feature to provide Roivant with the flexibility to redeem the Roivant Warrants without the Roivant Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $18.00.” Holders choosing to exercise their Roivant Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Roivant Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides Roivant with an additional mechanism by which to redeem all of the outstanding Roivant Warrants, and therefore have certainty as to our capital structure as the Roivant Warrants would no longer be outstanding and would have been exercised or redeemed. Roivant will be required to pay the applicable redemption price to warrant holders if Roivant chooses to exercise this redemption right and it will allow Roivant to quickly proceed with a redemption of the Roivant Warrants if Roivant determines it is in our best interest to do so. As such, Roivant would redeem the Roivant Warrants in this manner when Roivant believes it is in our best interest to update our capital structure to remove the Roivant Warrants and pay the redemption price to the warrant holders.

As stated above, Roivant can redeem the Roivant Warrants when the Roivant Common Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it provides certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Roivant Warrants on a cashless basis for the applicable number of shares. If Roivant chooses to redeem the Roivant Warrants when the Roivant Common Shares are trading at a price below the exercise price of the Roivant Warrants, this could result in the warrant holders receiving fewer Roivant Common Shares than they would have received if they had chosen to wait to exercise their Roivant Warrants for Roivant Common Shares if and when such Roivant Common Shares were trading at a price higher than the exercise price of $11.50.

No fractional Roivant Common Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Roivant will round down to the nearest whole number of the number of Roivant Common Shares to be issued to the holder. If, at the time of redemption, the Roivant Warrants are exercisable for a security other than the Roivant Common Shares pursuant to the warrant agreement (for instance, if Roivant is not the surviving company in an initial business combination), the Roivant Warrants may be exercised for such security. At such time as the Roivant Warrants become exercisable for a security other than the Roivant Common Shares, Roivant (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Roivant Warrants.

Redemption Procedures. A holder of a Roivant Warrant may notify Roivant in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Roivant Common Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding Roivant Common Shares is increased by a share subdivisions, share capitalization or dividend payable in Roivant Common Shares, or by a split-up of common shares or other similar event, then, on the effective date of such share subdivision, share capitalization, split-up or similar event, the number of Roivant Common Shares issuable on exercise of each Roivant Warrant will be increased in proportion to such increase in the outstanding shares of common shares. A rights offering to holders of common shares entitling holders to purchase Roivant Common Shares at a price less than the “historical fair market value” (as defined below) will be deemed a dividend of a number of Roivant Common Shares equal to the product of (i) the number of Roivant Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Roivant Common Shares) and (ii) one minus the quotient of (x) the price per Roivant Common Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Roivant Common Shares, in determining the price payable for Roivant Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) ”historical fair market value” means the volume-weighted average price of Roivant Common Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Roivant Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Roivant Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Roivant Common Shares on account of such Roivant Common Shares (or other securities into which the Roivant Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Roivant Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Roivant Common Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Roivant Common Shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Roivant Common Shares in connection with a shareholder vote to amend our amended and restated bye-laws (A) to modify the substance or timing of our obligation to allow redemption in connection with an initial business combination or to redeem 100% of Roivant Common Shares if Roivant does not complete an initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of Roivant Common Shares upon our failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Roivant Common Share in respect of such event.

If the number of outstanding Roivant Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of Roivant Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Roivant

Common Shares issuable on exercise of each Roivant Warrant will be decreased in proportion to such decrease in outstanding Roivant Common Shares.

Whenever the number of Roivant Common Shares purchasable upon the exercise of the Roivant Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Roivant Common Shares purchasable upon the exercise of the Roivant Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Roivant Common Shares so purchasable immediately thereafter.

In addition, if (x) Roivant issues additional Roivant Common Shares or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per Roivant Common Share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any shares held by the MAAC Sponsor or its affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the completion of an initial business combination (net of redemptions), and (z) the volume-weighted average trading price of Roivant Common Shares during the 20 trading day period starting on the trading day prior to Closing (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Roivant Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $18.00” and “Redemption of Roivant Warrants When the Price per Roivant Common Share Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

In case of any reclassification or reorganization of the outstanding Roivant Common Shares (other than those described above or that solely affects the par value of such Roivant Common Shares), or in the case of any merger or consolidation of Roivant with or into another corporation (other than a consolidation or merger in which Roivant is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Roivant Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Roivant as an entirety or substantially as an entirety in connection with which Roivant is dissolved, the holders of the Roivant Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Roivant Warrants and in lieu of the Roivant Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Roivant Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Roivant Warrants would have received if such holder had exercised their Roivant Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Roivant Common Shares in such a transaction is payable in the form of Roivant Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Roivant Warrant properly exercises the Roivant Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Roivant Warrants when an extraordinary transaction occurs during the exercise period of the Roivant Warrants pursuant to which the holders of the Roivant Warrants otherwise do not receive the full potential value of the Roivant Warrants.

The Roivant Warrants are issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, LLC as warrant agent, and us.

The warrant agreement provides that the terms of the Roivant Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Roivant Warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on common shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Roivant Warrants, provided that the approval by the holders of at least 50% of the then-outstanding public Roivant Warrants is required to make any change that adversely affects the interests of the registered holders of public Roivant Warrants. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the Roivant Warrants.

The Roivant Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Roivant Warrants being exercised. The warrant holders do not have the rights or privileges of holders of common shares and any voting rights until they exercise their Roivant Warrants and receive Roivant Common Shares. After the issuance of Roivant Common Shares upon exercise of the Roivant Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Roivant Warrants. If, upon exercise of the Roivant Warrants, a holder would be entitled to receive a fractional interest in a share, Roivant will, upon exercise, round down to the nearest whole number, the number of Roivant Common Shares to be issued to the warrant holder.

Private Roivant Warrants

The private placement Roivant Warrants (including the Roivant Common Shares issuable upon exercise of the Private placement Roivant Warrants) will not be transferable, assignable or salable until 30 days after the completion of an initial business combination (except pursuant to limited exceptions) and they will not be redeemable by Roivant so long as they are held by our sponsor or its permitted transferees (except as otherwise set forth herein). Our sponsor, or its permitted transferees, have the option to exercise the private placement Roivant Warrants on a cashless basis. Except as described below, the private placement Roivant Warrants have terms and provisions that are identical to those of the Roivant Warrants sold as part of the units in the initial public offering. If the private placement Roivant Warrants are held by holders other than our sponsor or its permitted transferees, the private placement Roivant Warrants will be redeemable by Roivant in all redemption scenarios and exercisable by the holders on the same basis as the Roivant Warrants included in the units being sold in the initial public offering.

If holders of the private placement Roivant Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Roivant Warrants for that number of Roivant Common Shares equal to the quotient obtained by dividing (x) the product of the number of Roivant Common Shares underlying the Roivant Warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the Roivant Warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Roivant Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Roivant has agreed that these Roivant Warrants will be exercisable on a cashless basis so long as they are held by our sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with Roivant following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. Roivant expects to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their Roivant Warrants and sell the Roivant Common Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Roivant believes that allowing the holders to exercise such Roivant Warrants on a cashless basis is appropriate.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of Roivant Common Shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the Roivant Common Shares that are the subject of this offering to and between residents and non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes Nasdaq. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of Roivant Common Shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority. We have sought and have obtained a specific permission from the Bermuda Monetary Authority for the issue and transfer of Roivant Common Shares up to the amount of our authorized capital from time to time, and options, warrants, depository receipts, rights, loan notes, debt instruments and our other securities to persons resident and non-resident for exchange control purposes with the need for prior approval of such issue or transfer.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Exchange Controls

The permission of the Bermuda Monetary Authority is required, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of shares (which includes Roivant Common Shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. The Bermuda Monetary Authority, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities of a Bermuda company from or to a non-resident of Bermuda for exchange control purposes for so long as any “Equity Securities” of the company (which would include Roivant Common Shares) are listed on an “Appointed Stock Exchange” (which would include Nasdaq). Certain issues and transfers of Roivant Common Shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority. We have sought and have obtained a specific permission from the Bermuda Monetary Authority for the issue and transfer of Roivant Common Shares up to the amount of our authorized capital from time to time, and options, warrants, depository receipts, rights, loan notes, debt instruments and our other securities to persons resident and non-resident for exchange control purposes with the need for prior approval of such issue or transfer.

Transfer Agent, Warrant Agent and Registrar

A register of holders of Roivant Common Shares will be maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register will be maintained in the United States by American Stock Transfer & Trust Company, LLC, which will also serve as transfer agent and warrant agent. The transfer and warrant agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.

Listing

We intend to apply to list the Roivant Common Shares and the Roivant Warrants on Nasdaq under the trading symbols “ROIV” and “ROIVW,” respectively.

ROIVANT COMMON SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Roivant will have 7,000,000,000 Roivant Common Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 724,916,109 Roivant Common Shares issued and outstanding, assuming no MAAC Shares are redeemed in connection with the Business Combination. All Roivant Common Shares issued in connection with the Business Combination to MAAC stockholders will be freely transferable by persons other than by Roivant’s “affiliates” without restriction or further registration under the Securities Act, except 10,267,956 Roivant Common Shares issued to the MAAC Sponsor and the MAAC Independent Directors, which are subject to the lock-up described below. The remaining 651,576,330 shares held by existing Roivant shareholders are subject to the lock-up restrictions described below and may only be resold pursuant to Rule 144. Sales of substantial amounts of Roivant Common Shares in the public market could adversely affect prevailing market price of Roivant Common Shares.

Lock-up Periods and Registration Rights

Roivant, the MAAC Sponsor and Certain Roivant Equityholders Lock-ups

Concurrently with the signing of the Business Combination Agreement and on June 9, 2021, Roivant, on the one hand, and the MAAC Sponsor, both of the MAAC Independent Directors and certain Roivant equityholders, on the other hand, entered into lock-up agreements substantially in the form attached to this proxy statement/prospectus as Annex F (the “Lock-up Agreements”), pursuant to which, among other things, the MAAC Sponsor, both of the MAAC Independent Directors and such Roivant equityholders have agreed not to, subject to, and conditioned upon the effectiveness of, the Closing, effect any sale or distribution of Roivant Common Shares (including Roivant Common Shares underlying incentive equity awards) held by such equityholders as of immediately following the Closing during the applicable lock-up period, subject to customary exceptions.

The lock-up period applicable to Roivant Common Shares held by the MAAC Sponsor and the MAAC Independent Directors will be (i) with respect to 25% of the Roivant Common Shares held by the MAAC Sponsor and the MAAC Independent Directors, six months following the Closing, (ii) with respect to an additional 25% of the Roivant Common Shares held by the MAAC Sponsor and the MAAC Independent Directors, the earlier of twelve months following the achievement of certain price-based vesting restrictions or six years from the Closing and (iii) with respect to 50% of the Roivant Common Shares held by the MAAC Sponsor and the MAAC Independent Directors, thirty-six months following the Closing. The Roivant warrants and the Roivant Common Shares underlying warrants held by the MAAC Sponsor as of immediately following the Closing will be subject to a corresponding lock-up period for (i) with respect to 25% of such warrants held by the MAAC Sponsor, six months from the Closing, (ii) with respect to an additional 25% of such warrants held by the MAAC Sponsor, twelve months from Closing and (iii) with respect to 50% of such warrants held by the MAAC Sponsor, thirty-six months from the Closing.

The lock-up period applicable to Roivant Common Shares (including Roivant Common Shares underlying incentive equity awards) held by certain Roivant equityholders will be (i) with respect to 25% of the Roivant Common Shares (including those underlying incentive equity awards) held by such Roivant equityholders, six months following the Closing, (ii) with respect to an additional 25% of the Roivant Common Shares (including Roivant Common Shares underlying incentive equity awards) held by such Roivant equityholders, twelve months following the Closing and (iii) with respect to 50% of the Roivant Common Shares (including those underlying incentive equity awards) held by such Roivant equityholders, thirty-six months following the Closing.

Bye-laws Lock-up

In connection with the consummation of the Business Combination, Roivant will adopt the amended and restated bye-laws. The amended and restated bye-laws contain a lock-up provision (the “Bye-laws Lock-up”) which provides that, without the prior consent of the board of directors of Roivant and subject to certain customary exceptions, each holder will not, for a period ending 180 calendar days following the effective time of the Merger, lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any (a) Roivant Common Shares or (b) any securities convertible into or exercisable or exchangeable (directly or indirectly) for Roivant Common Shares (including Roivant Common Shares underlying incentive equity awards), in each case that are outstanding immediately prior to the Effective Time. For the avoidance of doubt, such restriction will not apply to any Roivant Common Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Roivant Common Shares held by or on behalf of any stockholder of MAAC (other than a stockholder of MAAC who is also a Roivant shareholder that did not purchase MAAC Shares directly from MAAC) prior to, or received in connection with, the closing of the transactions contemplated by the Business Combination Agreement, including Roivant Common Shares issuable in connection with the PIPE Financing.

Registration Rights Agreement Lock-up

Concurrently with the signing of the Business Combination Agreement, Roivant and certain Roivant equityholders entered into the Registration Rights Agreement. The Registration Rights Agreement contains a lock-up provision agreements (the “Registration Rights Agreement Lock-up” and, together with the Lock-up Agreements and the Bye-laws Lock-up, the “Lock-ups”), which provides that, without the prior consent of the board of directors of Roivant and subject to certain customary exceptions, each holder will not, for a period ending 180 calendar days following the effective time of the Merger, lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Roivant Common Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Roivant Common Shares (including Roivant Common Shares underlying incentive equity awards), in each case that are outstanding immediately prior to the Effective Time.

PIPE Financing Resale Shelf

Pursuant to the Subscription Agreements relating to the PIPE, Roivant has agreed that, within 30 calendar days after the consummation of the Business Combination, it will file with the SEC (at Roivant’s sole cost and expense) a registration statement registering the resale of Roivant Common Shares issuable in connection with the PIPE Financing (the “Resale Registration Statement”), and Roivant will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to certain conditions.

Registration Rights Agreement Registration Rights

Subject to the lock-up periods described above, certain shareholders are also entitled to registration rights pursuant to the terms of the Registration Rights Agreement. Roivant has agreed to file a registration statement promptly following a request from certain significant shareholders of Roivant to register certain registrable securities under the Securities Act (such request, a “demand registration”), subject to required notice provisions to other shareholders party thereto. Roivant has also agreed to provide customary “piggy-back” registration rights with respect to any valid demand registration request. Subject to certain circumstances, Roivant is also required to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities. The Registration Rights Agreement provides that Roivant will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Roivant Common Shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Roivant at the time of, or at any time during the three months preceding, a sale and (ii) Roivant has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Roivant was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Roivant Common Shares for at least six months but who are affiliates of Roivant at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Roivant Common Shares then outstanding; or

•	the average weekly reported trading volume of Roivant Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Roivant under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Roivant.

APPRAISAL RIGHTS

Neither MAAC stockholders nor MAAC warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at Roivant’s 2022 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and Roivant’s bye-laws.

In addition, Roivant’s bye-laws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a shareholder’s notice must be delivered to Roivant at its offices at Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2022 annual meeting, notice by the shareholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Roivant. Nominations and proposals also must satisfy other requirements set forth in Roivant’s bye-laws. The Chairman of the Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with MAAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Montes Archimedes Acquisition Corp., 724 Oak Grove Ave, Suite 130, Menlo Park, CA 94025. Following the Business Combination, such communications should be sent to Roivant Sciences Ltd., Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Conyers Dill & Pearman Limited have passed upon the validity of the Roivant Common Shares offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Davis Polk & Wardwell LLP have passed upon the validity of the Roivant Warrants under New York law.

EXPERTS

The financial statements of MAAC as of December 31, 2020 and for the period from July 6, 2020 (inception) through December 31, 2020, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon, and have been included in this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Roivant Sciences Ltd. at March 31, 2021 and 2020, and for each of the two years in the period ended March 31, 2021, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless MAAC has received contrary instructions, MAAC may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of MAAC’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. We will promptly provide separate copies upon written or oral request. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of MAAC’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact MAAC at its offices at 724 Oak Grove Ave., Suite 130, Menlo Park, California 94025 to inform MAAC of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

MAAC files reports, proxy statements and other information with the SEC. You can obtain such documents free of charge through the SEC’s website (www.sec.gov). In addition, you can request such documents by writing to MAAC at the following address:

Montes Archimedes Acquisition Corp.

724 Oak Grove Ave, Suite 130

Menlo Park, California 94025

MAAC has supplied all information contained in this proxy statement/prospectus relating to MAAC. Roivant has supplied all information contained in this document relating to Roivant. Information provided by MAAC or Roivant does not constitute any representation, estimate or projection of any other party. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the MAAC Special Meeting, you should contact MAAC’s proxy solicitation agent at the following address and telephone number:

Telephone: (877) 279-2311

Email: info@okapipartners.com

If you are a MAAC stockholders and would like to request documents, please do so by September 21, 2021, in order to receive them before the MAAC Special Meeting. If you request any documents from MAAC, MAAC or its proxy solicitation agent will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement/prospectus of MAAC for the MAAC Special Meeting. MAAC and Roivant have not authorized anyone to provide you with any information or make any representation about the Business Combination, MAAC or Roivant that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. Neither our mailing of this document to MAAC stockholders, nor the issuance of any securities by Roivant in connection with the Business Combination and the transactions related thereto, subsequent to that date will create any implication to the contrary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Montes Archimedes Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Montes Archimedes Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for period from July 6, 2020 (inception) through December 31, 2020, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

March 22, 2021 except for the effects of the restatement discussed in Note 2 and subsequent events discussed in Note 11 as to which the date is May 13, 2021

MONTES ARCHIMEDES ACQUISITION CORP.

BALANCE SHEET

December 31, 2020

(Restated—See Note 2)

Assets:
Current assets:
Cash	$1,696,491
Prepaid expenses	276,093
Due from underwriters	4,877

Total current assets	1,977,461
Cash and Marketable Securities held in Trust Account	410,803,411

Total Assets	$412,780,872

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$207,029
Accrued expenses	240,402
Accrued income tax	16,709
Franchise tax payable	88,583

Total current liabilities	552,723
Derivative warrant liability	49,097,230
Deferred underwriting commissions	14,375,138

Total liabilities	64,025,091

Commitments and Contingencies
Class A common stock, $0.0001 par value; 34,375,578 shares subject to possible redemption at $10.00 per share	343,755,780

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 6,696,245 shares issued and outstanding (excluding 34,375,578 shares subject to possible redemption)	670
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 10,267,956 shares issued and outstanding	1,027
Additional paid-in capital	15,772,622
Accumulated deficit	(10,774,318)

Total stockholders’ equity	5,000,001

Total Liabilities and Stockholders’ Equity	$412,780,872

The accompanying notes are an integral part of these financial statements.

MONTES ARCHIMEDES ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the Period From July 6, 2020 (Inception) Through December 31, 2020

(Restated—See Note 2)

General and administrative expenses	$338,227
Administrative expenses—related party	28,065
Franchise tax expense	88,583
Loss from operations	(454,875)
Other Income:
Change in fair value of derivative warrant liability	(3,587,890)
Financing costs—derivative warrant liability	(6,800,025)
Interest earned on marketable securities held in Trust Account	79,568
Unrealized gain on marketable securities held in Trust Account	5,613
Net loss before taxes	$(10,757,609)
Income tax expense	16,709
Net loss	$(10,774,318)
Weighted average shares outstanding of common stock subject to redemption, basic and diluted	34,386,548
Basic and diluted net income per share, common stock subject to redemption	$—
Weighted average shares outstanding of common stock, basic and diluted	13,324,191
Basic and diluted net loss per share, common stock	$(0.81)

The accompanying notes are an integral part of these financial statements.

MONTES ARCHIMEDES ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Period From July 6, 2020 (Inception) Through December 31, 2020

(Restated—See Note 2)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—July 6, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to initial stockholders	—		11,500,000	1,150	23,850	—	25,000
Sale of units in initial public offering, gross	41,071,823	4,107	—	—	380,526,333	—	380,530,440
Offering costs	—	—	—	—	(21,025,341)	—	(21,025,341)
Common stock subject to possible redemption	(34,375,578)	(3,437)	—	—	(343,752,343)	—	(343,755,780)
Forfeiture of Class B common stock	—	—	(1,232,044)	(123)	123	—	—
Net loss	—	—	—	—	—	(10,774,318)	(10,774,318)

Balance—December 31, 2020	6,696,245	$670	10,267,956	$1,027	$15,772,622	$(10,774,318)	$5,000,001

The accompanying notes are an integral part of these financial statements.

MONTES ARCHIMEDES ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the Period From July 6, 2020 (Inception) Through December 31, 2020

(Restated—See Note 2)

Cash Flows from Operating Activities:
Net loss	$(10,774,318)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of warrant liabilities	3,587,890
Financing cost—derivative warrant liabilities	6,800,025
Interest earned on marketable securities held in Trust Account	(79,568)
Unrealized gain on marketable securities held in Trust Account	(5,613)
Changes in operating assets and liabilities:
Prepaid expenses	(260,093)
Accounts payable	207,029
Accrued expenses	170,402
Accrued income tax	16,709
Franchise tax payable	88,583

Net cash used in operating activities	(248,954)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(410,718,230)
Net cash used in investing activities	(410,718,230)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	200,000
Repayment of note payable to related party	(200,000)
Proceeds received from initial public offering, gross	410,718,230
Proceeds received from private placement	10,214,366
Offering costs paid	(8,797,978)
Reimbursement of offering costs from underwriters	529,057
Net cash provided by financing activities	412,663,675

Net increase in cash	1,696,491
Cash—beginning of the period	—

Cash—end of the period	$1,696,491

Supplemental disclosure of noncash activities:
Forfeiture of Class B common stock	$123
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$9,000
Prepaid expenses paid by Sponsor in exchange for issuance of Class B common stock	$16,000
Offering costs included in accrued expenses	$70,000

The accompanying notes are an integral part of these financial statements.

Note 1—Description of Organization, Business Operations and Basis of Presentation

Montes Archimedes Acquisition Corp, (the “Company”) is a blank check company incorporated in Delaware on July 6, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 6, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and placed in Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Patient Square Capital LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 6, 2020. On October 9, 2020, the Company consummated its Initial Public Offering of 40,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $400.0 million, and incurring offering costs of approximately $22.1 million (net of reimbursement of offering costs of $520,000 from the underwriters), inclusive of $14.0 million in deferred underwriting commissions (Note 6). The underwriters exercised the over-allotment option in part and on November 12, 2020 purchased an additional 1,071,823 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $10.7 million, and incurred additional offering costs of approximately $576,000 in underwriting fees (net of reimbursement of offering costs of approximately $14,000 from the underwriters and inclusive of approximately $375,000 in deferred underwriting fees) (the “Over-Allotment”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.0 million (Note 5). Simultaneously with the closing of the Over-allotment on November 12, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 214,365 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $214,000.

Upon the closing of the Initial Public Offering, the Over-Allotment, and the Private Placement, approximately $410.7 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide holders (the “Public Stockholders”) of the Company’s outstanding shares of Class A common stock sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain stockholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote any Founder Shares (as defined below in Note 5) and any Public Shares held by them in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company. The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 9, 2022, (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period as of December 31, 2020, and the period from July 6, 2020 (inception) through December 31, 2020 (collectively, the “Affected Period”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.7 million in its operating bank account and working capital of approximately $1.5 million (not taking into account approximately $ 105,000 of taxes that may be paid using interest income from the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of $200,000 (see Note 5) to the Company. The Company folly repaid the Note on October 9, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the portion of the proceeds of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 —Restatement of Previously Issued Financial Statements

In May 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase common stock that the Company issued in October 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Period should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Period included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff’) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Public Statement”). In the Public Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet and, based on our application of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”), our statement of operations did not include subsequent non-cash changes in estimated fair value of the Warrants. The views expressed in the Public Statement were not consistent with our historical interpretation of specific provisions within our warrant agreement, dated as of October 6, 2021 (“warrant agreement”), and our application of ASC 815-40 to the warrant agreement. Since issuance on October 9, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements as of December 31, 2020, and for the period from July 6, 2020 (inception) through December 31, 2020 should be restated because of a reclassification of of our outstanding warrants to purchase common stock (the “Warrants”) and, solely as a result of this material weakness, should no longer be relied upon.

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Period is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$412,780,872	$—	$412,780,872

Liabilities and stockholders’ equity
Total current liabilities	$552,723	$—	$552,723
Deferred underwriting commissions	14,375,138	—	14,375,138
Derivative warrant liabilities	—	49,097,230	49,097,230

Total liabilities	14,927,861	49,097,230	64,025,091
Class A common stock, $0.0001 par value; shares subject to possible redemption	392,853,010	(49,097,230)	343,755,780
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock—$0.0001 par value	179	491	670
Class B common stock—$0.0001 par value	1,027	—	1.027
Additional paid-in-capital	5,385,198	10,387,424	15,772,622
Accumulated deficit	(386,403)	(10,387,915)	(10,774,318)

Total stockholders’ equity	5,000,001	—	5,000,001

Total liabilities and stockholders’ equity	$412,780,872	$—	$412,780,872

	Period From July 6, 2020 (Inception) Through December 31, 2020
	As Previously Reported		Restatement Adjustment		As Restated
Statement of Operations
Loss from operations	$(454,875)		$—		$(454,875)
Other (expense) income:
Financing costs—derivative warrant liabilities	—		(6,800,025)		(6,800,025)
Change in fair value of derivative warrant liabilities	—		(3,587,890)		(3,587,890)
Interest earned on marketable securities held in Trust Account	79,568		—		79,568
Unrealized gain on marketable securtities held in Trust Account	5,613		—		5,613

Total other (expense) income	85,181		(10,387,915)		(10,302,734)
Income tax expense	16,709		—		16,709

Net loss	$(386,403)		$(10,387,915)		$(10,774,318)

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	38,896,852		(4,510,304)		34.386,548
Basic and diluted net loss per share, common stock subject to redemption	$—		$—		$—

Weighted average shares outstanding of common stock, basic and diluted	10,985,515		2,338,676		13,324,191

Basic and diluted net loss per share, common stock	$(0.04	) $	(0.77	) $	(0.81)

	Period From July 6, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net cash used in operating activities	(248,954)	—	(248,954)
Net cash used in investing activities	(410,718,230)	—	(410,718,230)
Net cash provided by financing activities	412,663,675	—	412,663,675

Net change in cash	$1,696,491	$—	$1,696,491

In addition, the impact to the balance sheet dated October 9, 2020, filed on Form 8-K on October 16, 2020 related to the impact of accounting for the Public Warrants and Private Placement Warrants as liabilities at fair value resulted in a $44.4 million increase to the derivative warrant liabilities line item at October 9, 2020 and offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item. There was no change to total stockholders’ equity at the reported balance sheet date.

Note 3—Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Cash and Marketable Securities Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of cash and U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act. with a maturity of 185 days or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. and any investments held in Trust Account. As of December 31, 2020. the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of December 31, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of the Public Warrants (if not market observed) and Private Placement Warrants is estimated using a Binomial Lattice in a risk-neutral framework. The future stock price of the Company is modeled assuming a Geometric Brownian Motion in a risk-neutral framework. For each modeled future price, the warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. The value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Shares of Class A common stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 34,375,578 shares of Class A common stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 20,535,912 warrants in connection with the Initial Public Offering (the “Public Warrants”) 10,214,365 warrants in a Private Placement Placement (the “Private Placement Warrants”). These warrants are recognized as derivative liabilities in accordance with ASC 815-40. The excess of the fair value of the Private Placement Warrants over the proceeds received is recognized as a financing cost of the derivative liability. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants (if not market observed) and Private Placement Warrants is estimated using a Binomial Lattice in a risk-neutral framework. The future stock price of the Company is modeled assuming a Geometric Brownian Motion in a risk-neutral framework. For each modeled future price, the Warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. The value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 30,750,277 shares of the Company’s common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per common share for Class A common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per common share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per common share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of Class A common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share:

For the Period from July 6, 2020 (inception) through December 31, 2020
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Income from investments held in trust Account	$71,296
Less: Company’s portion available to be withdrawn to pay taxes	$(71,296)

Net income attributable	$—

Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	34,386,548

Basic and diluted net income per share	$—

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(10,774,318)
Net income allocable to Class A common stock subject to possible redemption	—

Non-redeemable net loss	$(10,774,318)

Denominator: weighted average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	13,324,191

Basic and diluted net loss per share, Non-redeemable common stock	$(0.81)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.

Note 4—Initial Public Offering

On October 9, 2020, the Company consummated its Initial Public Offering of 40,000,000 Units at $ 10.00 per Unit, generating gross proceeds of $400.0 million, and incurring offering costs of approximately $22.1 million (net of reimbursement of offering costs of $520,000 from the underwriters), inclusive of $14.0 million in deferred underwriting commissions. The Underwriters exercised the over-allotment option in part and on November 12, 2020 purchased an additional 1,071,823 Over-Allotment Units, generating gross proceeds of approximately $10.7 million, and incurred additional offering costs of approximately $576,000 in underwriting fees (net of reimbursement of offering costs of approximately $14,000 from the underwriters and inclusive of approximately $375,000 in deferred underwriting fees).

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $ 11.50 per share, subject to adjustment (see Note 7).

Note 5—Related Party Transactions

Founder Shares

On July 23, 2020, an affiliate of the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 14,375,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), with such shares subsequently transferred to the Sponsor. On October 6, 2020, the Sponsor surrendered 2,875,000 shares of Class B common stock to the Company for no consideration, resulting in a decrease of the Founder Shares from 14,375,000 shares to 11,500,000 shares. All shares and associated amounts have been retroactively restated to reflect the share surrender. The initial stockholders agreed to forfeit up to 1,500,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The underwriters partially exercised their over-allotment option in part on November 12, 2020; and the remaining over-allotment expired unexercised on November 20, 2020 resulting in the forfeiture of 1,232,044 share of Class B common stock. At December 31, 2020, there were 10,267,956 shares of Class B common stock outstanding, none subject to forfeiture.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination; (x) if the last reported sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination; or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.0 million. Simultaneously with the closing of the Over-allotment on November 12, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 214,365 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $214,000. The excess of fair value of the Private Placement Warrants of $5.1 million has been recognized as financing costs—derivative warrant liabilities.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $ 11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell the Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On July 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $200,000 under the Note and fully repaid on October 9, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing October 7, 2020 through the earlier of consummation of the initial Business Combination and the liquidation, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services. The Company incurred and paid $28,065 for such services for the period from October 7, 2020 through December 31, 2020.

Note 6—Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to the registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $8.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $14.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters agreed to make a payment to the Company in an amount of 0.13% of the gross proceeds of the Initial Public Offering, or $520,000, to reimburse certain of offering expenses. The Company received such reimbursement on October 27, 2020.

Upon closing of the Over-allotment on November 12, 2020, the underwriters received approximately $214,000 in fees paid upfront and eligible for an additional deferred underwriting commissions of approximately $375,000. In addition, the underwriters agreed to make an addition payment to the Company in an amount of 0.13% of the gross proceeds of the Over-allotment, or approximately $14,000, to reimburse certain of offering expenses. As of December 31, 2020, approximately $5,000 remained unpaid.

Note 7—Derivative Warrant Liabilities

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination or (ii) a notice of redemption described below under “Redemption of warrants when the price per Class A common stock equals or exceeds $10.00”). If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company is not registering the shares of Class A common stock issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption.

The warrants will have an exercise price of $ 11.50 per share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. If (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to the Sponsor or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like.

However, in this case, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Shares of Class A common stock; and

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its warrants) as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume-weighted average price of Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 41,071,823 shares of Class A common stock outstanding, including 34,375,578 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying balance sheet.

Class B Common Stock—The Company is authorized to issue 40,000,000 shares of Class B common stock with a par value of $0.0001 per share. On July 23, 2020, an affiliate of the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 14,375,000 shares of Class B common stock, with such shares subsequently transferred to the Sponsor. On October 6, 2020, the Sponsor surrendered 2,875,000 shares of Class B common stock to the Company for no consideration, resulting in a decrease of the outstanding Class B common stock from 14,375,000 shares to 11,500,000 shares. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of these, an aggregate of up to 1,500,000 shares of Class B common stock that are subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The underwriters partially exercised their over-allotment option on November 12, 2020, and the remaining over-allotment expired unexercised on November 20, 2020 resulting in the forfeiture of 1,232,044 Class B common shares. As of December 31, 2020, 10,267,956 shares of Class B common stock were outstanding with no shares subject to forfeiture.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of our Class A common stock and holders of our Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock on the first business day following the completion of the initial Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of Class A common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the completion of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by Public Stockholders in connection with the initial Business Combination. In no event will the shares of Class B common stock convert into shares of Class A common stock at a rate of less than one to one.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 9—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and Marketable Securities held in Trust Accounting:
U.S. Treasury securities maturing on April 8, 2021	$410,803,122	$—	$—
Cash	$289	—	—

	$410,803,411	$—	$—

Liabilities:

Derivative warrant liabilities	$32,652,100	$—	$16,445,130

Transfers to/from Levels 1. 2. and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement as of December 2020 as the Public Warrants were separately listed and traded beginning in November 2020. The amount transferred to Level 1 was $30.2 million.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants (if not market observed) and Private Placement Warrants is estimated using a Binomial Lattice in a risk-neutral framework. Specifically, the future stock price of the Company is modeled assuming a Geometric Brownian Motion in a risk-neutral framework. For each modeled future price, the Warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. The value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

As of October 9, 2020
Volatility	22.5%
Expected date of Business Combination	Mar-21
Risk-free rate	0.39%
Dividend yield	0.0%

The change in the fair value of the derivative warrant liabilities for the period from July 6, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at July 6, 2020 (inception)	$—
Issuance of Public and Private Placement Warrants	45,509,340
Change in fair value of derivative warrant liabilities	3,587,890

Derivative warrant liabilities at December 31, 2020	$49,097,230

Note 10—Income Taxes

The Company does not currently have taxable income but will generate taxable income in the future primarily consisting of interest income earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The income tax provision (benefit) consists of the following:

For the Period from July 6, 2020 (inception) through December 31, 2020
Current	—
Federal	$16,709
State	—
Deferred
Federal	94,345
State
Valuation on allowance	(94,345)

Income tax provision	$16,709

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax assets:
Start-up/Organization costs	$95,524

Total deferred tax assets	95,524

Valuation allowance	(94,345)

Deferred tax asset, net of allowance	$1,179
Deferred tax liabilities:
Unrealized gain on marketable securities held in the Trust Account	$(1,179)

Total deferred tax liabilities	(1,179)

Net Deferred tax assets/(liabilities), net of valuation allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

For the Period from July 6, 2020 (inception) through December 31, 2020
Statutory Federal income tax rate	21.0%
Change in fair value of derivative warrant liabilities	(7.0)
Financing Cost	(13.3)
Change in Valuation Allowance	(0.9)%
Income Taxes Benefit	(0.2)%

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Note 11—Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through March 22, 2021, the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

MONTES ARCHIMEDES ACQUISITION CORP.

UNAUDITED CONDENSED BALANCE SHEET

MARCH 31, 2021 AND DECEMBER 31, 2020

BALANCE SHEET

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$1,463,385	$1,696,491
Prepaid expenses	236,522	276,093
Due from underwriters	—	4,877

Total current assets	1,699,907	1,977,461
Cash and Marketable Securities held in Trust Account	410,790,995	410,803,411

Total Assets	$412,490,902	$412,780,872

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$113,460	$207,029
Accrued expenses	4,020,875	240,402
Accrued income tax	19,504	16,709
Franchise tax payable	49,315	88,583

Total current liabilities	4,203,154	552,723
Derivative warrant liabilities	26,137,730	49,097,230
Deferred underwriting commissions	14,375,138	14,375,138

Total liabilities	44,716,022	64,025,091

Commitments and Contingencies

Class A common stock, $0.0001 par value; 36,277,487 and 34,375,578 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31,2020, respectively	362,774,870	343,755,780

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 4,794,336 and 6,696,245 shares issued and outstanding (excluding 36,277,487 and 34,375,578 shares subject to possible redemption) as of March 31, 2021 and December 31,2020, respectively	479	670
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 10,267,956 shares issued and outstanding as of March 31, 2021 and December, 2020	1,027	1,027
Additional paid-in capital	—	15,772,622
Retained earnings (accumulated deficit)	4,998,504	(10,774,318)

Total stockholders’ equity	5,000,010	5,000,001

Total Liabilities and Stockholders’ Equity	$412,490,902	$412,780,872

The accompanying notes are an integral part of these unaudited condensed financial statements.

MONTES ARCHIMEDES ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$3,934,458
Administrative expenses—related party	30,000
Franchise tax expense	49,315

Loss from operations	(4,013,773)
Other income (expense):
Change in fair value of derivative warrant liabilities	22,959,500
Interest earned on marketable securities held in Trust Account	92,877

Net income before taxes	19,038,604
Income tax expense	19,504

Net income	$19,019,100

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	34,396,710

Basic and diluted net income per share, common stock subject to redemption	$0.00

Weighted average shares outstanding of common stock, basic and diluted	16,943,069

Basic and diluted net income per share, common stock	$1.12

The accompanying notes are an integral part of these unaudited condensed financial statements.

MONTES ARCHIMEDES ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Common Stock				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	6,696,245	$670	10,267,956	$1,027	$15,772,622	$(10,774,318)	$5,000,001
Class A common stock subject to possible redemption	(1,901,909)	(191)			(15,772,622)	(3,246,278)	(19,019,091)
Net income	—	—	—	—	—	19,019,100	19,019,100

Balance—March 31, 2021 (unaudited)	4,794,336	$479	10,267,956	$1,027	$0	$4,998,504	$5,000,010

The accompanying notes are an integral part of these unaudited condensed financial statements.

MONTES ARCHIMEDES ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net income	$19,019,100
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(92,877)
Change in FV of derivative warrant liabilities	(22,959,500)
Changes in operating assets and liabilities:
Prepaid expenses	39,571
Accounts payable	(93,569)
Accrued expenses	3,780,473
Accrued income tax	2,795
Franchise tax payable	66,024

Net cash used in operating activities	(237,983)

Cash Flows from Financing Activities:
Reimbursement of offering costs from underwriters	4,877

Net cash provided by financing activities	4,877

Net decrease in cash	(233,106)
Cash—beginning of the period	1,696,491

Cash—end of the period	$1,463,385

Supplemental disclosure of noncash activities:
Change in Value of Class A common stock subject to possible redemption	$19,019,091

The accompanying notes are an integral part of these unaudited condensed financial statements.

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Montes Archimedes Acquisition Corp. (the “Company”) was incorporated in Delaware on July 6, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from July 6, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the preparation for the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Patient Square Capital LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 6, 2020. On October 9, 2020, the Company consummated its Initial Public Offering of 40,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $400.0 million, and incurring offering costs of approximately $22.1 million (net of reimbursement of offering costs of $520,000 from the underwriters), inclusive of $14.0 million in deferred underwriting commissions (Note 5). The underwriters exercised the over-allotment option in full and on November 12, 2020 purchased an additional 1,071,823 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $10.7 million, and incurred additional offering costs of approximately $576,000 in underwriting fees (net of reimbursement of offering costs of approximately $14,000 from the underwriters and inclusive of approximately $375,000 in deferred underwriting fees) (the “Over-Allotment”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.0 million (Note 4). Simultaneously with the closing of the Over-allotment on November 12, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 214,365 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $214,000.

Upon the closing of the Initial Public Offering, the Over-Allotment, and the Private Placement, approximately $410.7 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide holders (the “Public Stockholders”) of the Company’s outstanding shares of Class A common stock sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain stockholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote any Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company. The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 9, 2022, (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On May 1, 2021, we entered into a business combination agreement (the “Business Combination Agreement”) with Roivant Sciences Ltd., a Bermuda exempted limited company (“Roivant”), and Rhine Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

The Business Combination Agreement and the transactions contemplated thereby (collectively, the “Transaction”) were approved by the boards of directors of each of MAAC, Roivant and Merger Sub, the requisite shareholders of Roivant and Roivant in its capacity as the sole stockholder of Merger Sub.

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Business Combination Agreement provides for, among other things, the following transactions: (i) Roivant’s bye-laws will be amended and restated, each outstanding share of Roivant will be subdivided (and in the case of certain non-voting shares of Roivant, converted) into common shares of Roivant (the “Roivant Common Shares”) based on a fixed exchange ratio of 2.9262 (the “Roivant Exchange Ratio”), and each outstanding equity award of Roivant will be subdivided and adjusted into comparable equity awards of Roivant, based on the Roivant Exchange Ratio (the steps contemplated by this clause (i), collectively, the “Pre-Closing Steps”); and (ii) Merger Sub will merge with and into MAAC, with MAAC surviving the merger as a wholly-owned subsidiary of Roivant (the “Merger”). At the effective time of the Merger (the “Effective Time”), (a) each outstanding share of MAAC Class A common stock and MAAC Class B common stock (other than treasury shares and any shares held by Patient Square Capital LLC, a Delaware limited liability company (the “MAAC Sponsor”), or its affiliates) will be exchanged for one Roivant Common Share, (b) each outstanding share of MAAC Class B common stock held by the MAAC Sponsor or its affiliates will be exchanged for a number of Roivant Common Shares based on an exchange ratio (the “MAAC Sponsor Exchange Ratio”), with a portion of such Roivant Common Shares issued to the MAAC Sponsor by virtue of the Merger being subject to the vesting and other terms and conditions set forth in the Sponsor Support Agreement (as more fully described in the section entitled “Sponsor Support Agreement” below), and (c) each outstanding warrant to purchase shares of MAAC Class A common stock will be converted into a comparable warrant to purchase Roivant Common Shares on the terms and subject to the conditions set forth in the Warrant Agreement, dated as of October 6, 2020, by and between MAAC and the Continental Stock Transfer & Trust Company. The MAAC Sponsor Exchange Ratio is 1.0, subject to reduction in an amount equal to one-half of the percentage of shares of MAAC Class A common stock redeemed in connection with the Business Combination (i.e., if 10% of the shares of MAAC Class A common stock are so redeemed, then the MAAC Sponsor Exchange Ratio will be equal to 0.95), provided that in no event will the MAAC Sponsor Exchange Ratio be less than 0.75.

The Transaction is expected to close (the “Closing”) in the third quarter of 2021, subject to the required approvals by MAAC’s stockholders and the fulfillment of other closing conditions.

Refer to the Company’s current report on Form 8-K, filed with the SEC on May 01, 2021, for more information.

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $1,463,000 cash and a working capital deficit of approximately $2,434,000.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of $200,000 (see Note 4) to the Company. The Company fully repaid the Note on October 9, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the portion of the proceeds of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). To date, there were no amounts outstanding under any Working Capital Loans.

In connection with our assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of March 31, 2021, we do not have sufficient liquidity to meet our obligations in the next twelve months. However, management has determined that we have access to funds from the Sponsor that are sufficient to fund our working capital needs until the earlier of the consummation of an Business Combination or a minimum one year from the date of issuance of these financial statements.

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021.

Cash and Marketable Securities Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of cash and U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Shares of Class A common stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021, 36,277,487 shares of Class A common stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 30,750,277 shares of the Company’s common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per common share for Class A common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per common share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance.

Net income per common share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income, adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of Class A common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net income per common share:

For the Three Months Ended March 31, 2021
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Income from investments held in Trust Account	$82,038
Less: Company’s portion available to be withdrawn to pay taxes	(60,788)

Net income attributable	$21,250

Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	34,396,710

Basic and diluted net income per share	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net gain	$19,019,100
Less: Net income allocable to Class A common stock subject to possible redemption	(21,250)

Non-redeemable net gain	$18,997,850

Denominator: weighted average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	16,943,069

Basic and diluted net income per share, Non-redeemable common stock	$1.12

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 30,750,277 warrants issued in connection with its Initial Public Offering (20,535,912) and Private Placement (10,214,365) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants (if not market observed) and Private Placement Warrants is estimated using a Binomial Lattice in a risk-neutral framework. Specifically, the future stock price of the Company is modeled assuming a Geometric Brownian Motion in a risk-neutral framework. For each modeled future price, the Warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. The value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs.

Recent Issued Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

Note 3—Initial Public Offering

On October 9, 2020, the Company consummated its Initial Public Offering of 40,000,000 Units at $10.00 per Unit, generating gross proceeds of $400.0 million, and incurring offering costs of approximately $22.1 million (net of reimbursement of offering costs of $520,000 from the underwriters), inclusive of $14.0 million in deferred underwriting commissions. The Underwriters exercised the over-allotment option in full and on November 12, 2020 purchased an additional 1,071,823 Over-Allotment Units, generating gross proceeds of approximately $10.7 million, and incurred additional offering costs of approximately $576,000 in underwriting fees (net of reimbursement of offering costs of approximately $14,000 from the underwriters and inclusive of approximately $375,000 in deferred underwriting fees).

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On July 23, 2020, an affiliate of the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 14,375,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), with such shares subsequently transferred to the Sponsor. On October 6, 2020, the Sponsor surrendered 2,875,000 shares of Class B common stock to the Company for no consideration, resulting in a decrease of the Founder Shares from 14,375,000 shares to 11,500,000 shares. All

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

shares and associated amounts have been retroactively restated to reflect the share surrender. The initial stockholders agreed to forfeit up to 1,500,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The underwriters exercised their Over-Allotment option in part on November 12, 2020; and the remaining over-allotment expired unexercised on November 20, 2020 resulting in a forfeiture of 1,232,044 shares of Class B common stock.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination; (x) if the last reported sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination; or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.0 million. Simultaneously with the closing of the Over-allotment on November 12, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 214,365 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $214,000.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell the Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On July 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of September 30, 2020, the Company borrowed $200,000 under the Note. The Note was fully repaid on October 9, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close,

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that will provide that, commencing on October 7, 2020 through the earlier of consummation of the Business Combination and the liquidation, the Company will pay an affiliate of the Sponsor $10,000 per month for office space and administrative support services. For the three months ended March 31, 2021, the Company incurred approximately $30,000 within General and administrative expenses – related party. As of March 31, 2021 there was $0 in accounts payable – related party outstanding, as reflected in the accompanying unaudited condensed balance sheets.

Note 5—Commitments & Contingencies

Registration and Stockholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to the registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $8.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $14.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters agreed to make a payment to the Company in an amount of 0.13% of the gross proceeds of the Initial Public Offering, or $520,000, to reimburse certain of offering expenses. The Company received such reimbursement on October 27, 2020.

Upon closing of the Over-allotment on November 12, 2020, the underwriters received approximately $214,000 in fees paid upfront and eligible for an additional deferred underwriting commissions of approximately $375,000. In addition, the underwriters agreed to make an addition payment to the Company in an amount of 0.13% of the gross proceeds of the Over-allotment, or approximately $14,000, to reimburse certain of offering expenses. As of March 31, 2021, there was no outstanding balance.

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6—Stockholders’ Equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021, there were 41,071,823 shares of Class A common stock outstanding, including 36,277,487 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying balance sheet.

Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock with a par value of $0.0001 per share. On July 23, 2020, an affiliate of the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 14,375,000 shares of Class B common stock, with such shares subsequently transferred to the Sponsor. On October 6, 2020, the Sponsor surrendered 2,875,000 shares of Class B common stock to the Company for no consideration, resulting in a decrease of the outstanding Class B common stock from 14,375,000 shares to 11,500,000 shares. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of these, an aggregate of up to 1,500,000 shares of Class B common stock that are subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The underwriters partially exercised their over-allotment option on November 12, 2020, and the remaining over-allotment expired unexercised on November 20, 2020 resulting in the forfeiture of 1,232,044 Class B common shares. As of March 31, 2021, 10,267,956 shares of Class B common stock were outstanding with no shares subject to forfeiture.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of our Class A common stock and holders of our Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock on the first business day following the completion of the Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of Class A common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the completion of the Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by Public Stockholders in connection with the initial Business Combination. In no event will the shares of Class B common stock convert into shares of Class A common stock at a rate of less than one to one.

Note 7—Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination or (ii) a notice of redemption described below under “Redemption of warrants when the price per Class A common stock equals or exceeds $10.00”). If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company is not registering the shares of Class A common stock issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants will have an exercise price of $11.50 per share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. If (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to the Sponsor or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

Redemption of warrants when the price per share of our Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like).

However, in this case, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

Redemption of warrants when the price per share of our Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its warrants) as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume-weighted average price of Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of March 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment held in Trust Account
U.S. Treasury securties maturing on April 8, 2021	$410,790,002	$—	$—
Cash	994	—	—
Liabilities:
Derivative warrant liabilities—public warrants	17,455,520	—	—
Derivative warrant liabilities—private warrants	—	—	8,682,210

Total Fair Value	$428,246,515	$—	$8,682,210

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measured as of December 31, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment held in Trust Account
U.S. Treasury securties maturing on April 8, 2021	$410,803,122	$—	$—
Cash	289	—	—
Liabilities:
Derivative warrant liabilities—public warrants	32,652,100	—	—
Derivative warrant liabilities—private warrants	—	—	16,445,130

Total Fair Value	$443,455,511	$—	$16,445,130

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement as of December 2020 as the Public Warrants were separately listed and traded beginning in November 2020. The amount transferred to Level 1 was $30.2 million. There were no transfers between levels for the three months ended March 31, 2021.

The fair value of the Public Warrants (if not market observed) and Private Placement Warrants is estimated using a Binomial Lattice in a risk-neutral framework. Specifically, the future stock price of the Company is modeled

MONTES ARCHIMEDES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

assuming a Geometric Brownian Motion in a risk-neutral framework. For each modeled future price, the Warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. The value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs with changes in fair value recognized in the statement of operations. For the three months ended March 31, 2021, the Company recognized change in the fair value of warrant liabilities of approximately $22,959,500 presented on the accompanying statement of operations.

The change in the fair value of the level 3 derivative warrant liabilities for three months ended March 31, 2021 is summarized as follows:

Derivative warrant liabilities at December 31, 2020	$16,445,130
Change in fair value of derivative warrant liabilities	(7,762,920)

Derivative warrant liabilities at March 31, 2021	$8,682,210

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

As of March 31, 2021
Exercise price	$11.50
Stock Price	$9.78
Volatility	14.9%
Risk-free rate	1.01%
Dividend yield	0.0%

Note 9—Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the balance sheet was available for issuance. Based on this evaluation, the Company identified the following subsequent events for disclosure.

On May 1, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Roivant Sciences Ltd., a Bermuda exempted limited company (“Roivant”), and Rhine Merger Sub, Inc., a Delaware corporation (“Merger Sub”). The Business Combination Agreement and the transactions contemplated thereby (collectively, the “Business Combination”) were approved by the boards of directors of each of MAAC, Roivant and Merger Sub, the requisite shareholders of Roivant and Roivant in its capacity as the sole stockholder of Merger Sub. The Business Combination is expected to close (the “Closing”) in the third quarter of 2021, subject to the required approvals by MAAC’s stockholders and the fulfillment of other closing conditions.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Roivant Sciences Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Roivant Sciences Ltd. (the Company) as of March 31, 2021 and 2020, the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity and redeemable noncontrolling interest and cash flows for each of the two years in the period ended March 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

Iselin, New Jersey

June 30, 2021

ROIVANT SCIENCES LTD.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2021	March 31, 2020
Assets
Current assets:
Cash and cash equivalents	$2,055,044	$2,183,207
Restricted cash	77,701	2,275
Other current assets	54,250	33,763

Total current assets	2,186,995	2,219,245
Property and equipment, net	14,749	8,962
Operating lease right-of-use assets	62,279	64,970
Restricted cash, net of current portion	8,931	83,770
Investments measured at fair value	188,978	93,445
Long-term investment	100,563	—
Other assets	27,197	6,659

Total assets	$2,589,692	$2,477,051

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,550	$10,306
Accrued expenses	76,936	68,621
Operating lease liabilities	12,313	7,839
Deferred consideration liability	100,000	—
Other current liabilities	9,162	5,352

Total current liabilities	218,961	92,118
Liability instruments measured at fair value	67,893	102,373
Operating lease liabilities, noncurrent	62,384	64,452
Long-term debt (includes $150,100 and $89,100 accounted for under the fair value option at March 31, 2021 and 2020, respectively)	170,280	108,592
Other liabilities	8,169	821

Total liabilities	527,687	368,356

Commitments and contingencies (Note 14)
Redeemable noncontrolling interest	22,491	22,491
Shareholders’ equity:
Common shares, par value $0.0000001 per share, 100,000,000,000 shares authorized and 222,669,799 and 214,879,058 shares issued and outstanding at March 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	3,814,805	3,143,739
Subscription receivable	(100,000)	—
Accumulated deficit	(1,918,462)	(1,109,228)
Accumulated other comprehensive income (loss)	1,445	(2,349)

Shareholders’ equity attributable to Roivant Sciences Ltd.	1,797,788	2,032,162
Noncontrolling interests	241,726	54,042

Total shareholders’ equity	2,039,514	2,086,204

Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$2,589,692	$2,477,051

The accompanying notes are an integral part of these consolidated financial statements.

ROIVANT SCIENCES LTD.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Years Ended March 31,
	2021	2020
Revenue, net	$23,795	$67,689
Operating expenses:
Cost of revenues	2,057	1,131
Research and development	832,758	263,217
General and administrative	259,878	335,766

Total operating expenses	1,094,693	600,114

Loss from operations	(1,070,898)	(532,425)

Change in fair value of investments	(95,533)	136,005
Change in fair value of debt and liability instruments	29,845	(13,722)
Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity	(115,364)	(107,344)
Other expense, net	8,701	13,622

Loss from continuing operations before income taxes	(898,547)	(560,986)
Income tax expense	1,686	7,124

Loss from continuing operations, net of tax	(900,233)	(568,110)
Income from discontinued operations, net of tax	—	1,578,426

Net (loss) income	(900,233)	1,010,316

Net loss attributable to noncontrolling interests	(90,999)	(190,193)

Net (loss) income attributable to Roivant Sciences Ltd.	$(809,234)	$1,200,509

Amounts attributable to Roivant Sciences Ltd.:
Loss from continuing operations, net of tax	$(809,234)	$(519,394)
Income from discontinued operations, net of tax	—	1,719,903

Net (loss) income attributable to Roivant Sciences Ltd.	$(809,234)	$1,200,509

Basic and diluted net (loss) income per common share:
Basic and diluted loss from continuing operations	$(3.76)	$(2.72)
Basic and diluted income from discontinued operations	$—	$7.85
Basic and diluted net (loss) income per common share	$(3.76)	$5.13
Basic and diluted weighted average shares outstanding:
Basic	215,312,273	219,036,630
Diluted	215,312,273	219,036,630

The accompanying notes are an integral part of these consolidated financial statements.

ROIVANT SCIENCES LTD.

Consolidated Statements of Comprehensive (Loss) Income

(in thousands)

	Years Ended March 31,
	2021	2020
Net (loss) income	$(900,233)	$1,010,316
Other comprehensive income (loss):
Foreign currency translation adjustment	3,826	(5,536)

Total other comprehensive income (loss)	3,826	(5,536)

Comprehensive (loss) income	(896,407)	1,004,780
Comprehensive loss attributable to noncontrolling interests	(90,967)	(190,862)

Comprehensive (loss) income attributable to Roivant Sciences Ltd.	$(805,440)	$1,195,642

The accompanying notes are an integral part of these consolidated financial statements.

ROIVANT SCIENCES LTD.

Consolidated Statement of Shareholders’ Equity and Redeemable Noncontrolling Interest

(in thousands, except share data)

		Shareholders’ Equity
	Redeemable Noncontrolling Interest	Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interests	Total Shareholders’ Equity
		Shares	Amount
Balance at March 31, 2019	$50,130	213,555,119	$—	$3,024,172	$—	$2,518	$(2,309,737)	$170,216	$887,169

Issuance of subsidiary common shares, net	—	—	—	59,052	—	—	—	58,606	117,658
Issuance of subsidiary common shares to the Company	—	—	—	(9,962)	—	—	—	9,962	—
Purchase of subsidiary common shares	—	—	—	(62,913)	—	—	—	(2,631)	(65,544)
Issuance of subsidiary convertible and redeemable preferred stock, net	27,491	—	—	—	—	—	—	—	—
Purchase of subsidiary convertible and redeemable preferred stock	(55,130)	—	—	(77,777)	—	—	—	—	(77,777)
Issuance of subsidiary warrants	—	—	—	—	—	—	—	907	907
Exercise of subsidiary stock options	—	—	—	875	—	—	—	532	1,407
Issuance of the Company’s common shares, net	—	26,952,143	—	999,193	—	—	—	—	999,193
Repurchase of common shares and other equity instruments	—	(25,625,933)	—	(990,014)	—	—	—	—	(990,014)
Sale of interests in subsidiaries	—	—	—	—	—	—	—	(43,398)	(43,398)
Issuance of equity by subsidiary upon Business Combination and recapitalization	—	—	—	69,379	—	—	—	35,307	104,686
Issuance of equity by subsidiary to the Company upon Business Combination and recapitalization	—	—	—	(2,559)	—	—	—	2,559	—
Conversion of subsidiary convertible promissory notes	—	—	—	21,928	—	—	—	11,159	33,087
Issuance of equity instruments	—	—	—	24,842	—	—	—	—	24,842
Settlement in equity of liability-classified instruments	—	—	—	13,119	—	—	—	—	13,119
Deconsolidation of subsidiary	—	—	—	—	—	—	—	(46,483)	(46,483)
Capital contributions to majority-owned subsidiaries	—	—	—	(4,699)	—	—	—	4,699	—
Share-based compensation	—	(2,271)	—	79,103	—	—	—	43,469	122,572
Foreign currency translation adjustment	—	—	—	—	—	(4,867)	—	(669)	(5,536)
Net income (loss)	—	—	—	—	—	—	1,200,509	(190,193)	1,010,316

Balance at March 31, 2020	$22,491	214,879,058	$—	$3,143,739	$—	$(2,349)	$(1,109,228)	$54,042	$2,086,204

Issuance of the Company’s common shares	—	7,202,917	—	301,744	—	—	—	—	301,744
Issuance of subsidiary common shares, net	—	—	—	324,995	(100,000)	—	—	231,102	456,097
Issuance of subsidiary common shares to the Company	—	—	—	(11,692)	—	—	—	11,692	—
Exercise of subsidiary stock options and vesting of subsidiary restricted stock units	—	—	—	522	—	—	—	385	907
Deconsolidation of subsidiary	—	—	—	—	—	—	—	(3,054)	(3,054)
Consolidation of unconsolidated entity	—	—	—	—	—	—	—	9,178	9,178
Repurchase of equity awards	—	—	—	(113)	—	—	—	—	(113)
Cash contribution to majority-owned subsidiaries	—	—	—	(1,642)	—	—	—	1,642	—
Share-based compensation	—	587,824	—	57,252	—	—	—	27,706	84,958
Foreign currency translation adjustment	—	—	—	—	—	3,794	—	32	3,826
Net loss	—	—	—	—	—	—	(809,234)	(90,999)	(900,233)

Balance at March 31, 2021	$22,491	222,669,799	$—	$3,814,805	$(100,000)	$1,445	$(1,918,462)	$241,726	$2,039,514

The accompanying notes are an integral part of these consolidated financial statements.

ROIVANT SCIENCES LTD.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended March 31,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(900,233)	$1,010,316
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Acquired in-process research and development	351,523	16,405
Unrealized foreign currency translation adjustment	3,826	(5,536)
Share-based compensation	84,958	122,572
Gain on sale of business	—	(1,985,949)
Change in fair value of investments	(95,533)	136,005
Change in fair value of debt and liability instruments	29,845	(13,722)
Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity	(115,364)	(107,344)
Loss from equity method investment	3,750	21,386
Other	13,152	31,821
Changes in assets and liabilities, net of effects from acquisition and divestiture:
Accounts payable	3,752	6,598
Accrued expenses	9,225	14,845
Deferred consideration liability	100,000	—
Operating lease liabilities	(5,497)	(8,419)
Other	(35,542)	2,272

Net cash used in operating activities	(552,138)	(758,750)

Cash flows from investing activities:
Proceeds from sale of business, net of cash disposed	—	1,772,191
Cash disposed upon deconsolidation of subsidiary	(19,085)	(20,049)
Cash acquired upon consolidation of unconsolidated entity	21,439	—
Investments in unconsolidated entities	(28,250)	(36,300)
Purchase of marketable securities	—	(32,076)
Maturity of marketable securities	—	16,440
Acquisitions, net of cash acquired	—	(500)
Purchase of property and equipment	(5,806)	(4,916)

Net cash (used in) provided by investing activities	(31,702)	1,694,790

Cash flows from financing activities:
Proceeds from issuance of the Company’s common shares, net	—	999,193
Repurchase of common stock and equity awards	(113)	(990,014)
Proceeds from issuance of liability instruments	—	101,567
Proceeds from issuance of subsidiary common shares, net	455,756	117,658
Proceeds from issuance of equity by subsidiary upon Business Combination and recapitalization	—	105,930
Purchase of subsidiary common shares	—	(65,544)
Proceeds from issuance of subsidiary convertible and redeemable preferred stock, net	—	28,455
Purchase of subsidiary convertible and redeemable preferred stock	—	(132,907)
Proceeds from subsidiary debt financings, net	—	83,781
Repayment of long-term debt and convertible debt by subsidiary	—	(32,063)
Payment of deferred offering costs	(286)	(3,082)
Payment for debt maintenance fee by subsidiary	—	(300)
Proceeds from exercise of subsidiary stock options	907	1,407

Net cash provided by financing activities	456,264	214,081

Net change in cash, cash equivalents and restricted cash	(127,576)	1,150,121
Cash, cash equivalents and restricted cash at beginning of period	2,269,252	1,119,131

Cash, cash equivalents and restricted cash at end of period	$2,141,676	$2,269,252

The accompanying notes are an integral part of these consolidated financial statements.

ROIVANT SCIENCES LTD.

Consolidated Statements of Cash Flows (Continued)

(in thousands)

	Years Ended March 31,
	2021	2020
Non-cash investing and financing activities:
Operating lease right-of-use assets obtained and exchanged for operating lease liabilities	$5,491	$56,025
Operating lease right-of-use assets and operating lease liabilities, including amounts reclassified from other current liabilities and other liabilities to operating lease liabilities, recognized upon the adoption of ASC 842, Leases, on April 1, 2019	$—	$43,026
Subscription receivable related to issuance of subsidiary common shares	$100,000	$—
Conversion of subsidiary convertible promissory notes to common shares	$—	$32,500
Other	$(960)	$3,601
Supplemental disclosure of cash paid:
Income taxes paid	$4,076	$4,936
Interest paid	$2,017	$12,158

The accompanying notes are an integral part of these consolidated financial statements.

ROIVANT SCIENCES LTD.

Notes to Consolidated Financial Statements

Note 1—Description of Business and Liquidity

(A) Description of Business

Roivant Sciences Ltd., inclusive of its consolidated subsidiaries (the “Company” or “RSL”), aims to improve health by rapidly delivering innovative medicines and technologies to patients. The Company does this by building biotech and healthcare technology companies (“Vants”) and deploying technology to drive greater efficiency in research and development and commercialization. In addition to biopharmaceutical subsidiaries, the Company also builds technology Vants focused on improving the process of developing and commercializing medicines. The Company was founded on April 7, 2014 as a Bermuda exempted limited company.

The Company has determined that it has one operating and reporting segment as it allocates resources and assesses financial performance on a consolidated basis. The Company’s subsidiaries are wholly owned subsidiaries and majority-owned or controlled subsidiaries. Refer to Note 3, “Investments” for further discussion of the Company’s investments in unconsolidated entities.

(B) Liquidity

The Company has incurred significant losses and negative cash flows from operations since its inception. As of March 31, 2021, the Company had cash and cash equivalents of approximately $2.1 billion and its accumulated deficit was approximately $1.9 billion. For the years ended March 31, 2021 and 2020, the Company incurred losses from continuing operations of $900.2 million and $568.1 million, respectively. The Company has historically financed its operations primarily through the sale of equity securities, sale of subsidiary interests, debt financings and revenue generated from licensing and collaboration arrangements. The Company has not generated any revenues to date from the sale of its product candidates and does not anticipate generating any revenues from the sale of its product candidates unless and until it successfully completes development and obtains regulatory approval to market its product candidates. Management expects to incur additional losses in the future to fund its operations and conduct product research and development and recognizes the need to raise additional capital to fully implement its business plan.

The Company intends to raise such additional capital through the issuance of equity securities, debt financings or other sources in order to further implement its business plan. However, if such financing is not available at adequate levels, the Company will need to reevaluate its operating plan and may be required to delay the development of its product candidates or take other steps to conserve capital. The Company expects its existing cash and cash equivalents will be sufficient to fund its committed operating expenses and capital expenditure requirements for at least the next 12 months from the date of issuance of these consolidated financial statements.

Note 2—Summary of Significant Accounting Policies

(A) Basis of Presentation and Principles of Consolidation

The Company’s fiscal year ends on March 31, and its fiscal quarters end on June 30, September 30, and December 31.

The accompanying audited consolidated financial statements and notes thereto have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Any references in these notes to applicable accounting guidance are meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates

(“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of RSL and the subsidiaries in which it has a controlling financial interest, most often through a majority voting interest. All intercompany balances and transactions have been eliminated in consolidation.

For consolidated entities where the Company owns or is exposed to less than 100% of the economics, the Company records net loss attributable to noncontrolling interests in its consolidated statements of operations equal to the percentage of the economic or ownership interest retained in the respective operations by the noncontrolling parties. The Company presents noncontrolling interests as a component of shareholders’ equity on its consolidated balance sheets.

The Company accounts for changes in its ownership interest in its subsidiaries while control is retained as equity transactions. The carrying amount of the noncontrolling interest is adjusted to reflect the change in RSL’s ownership interest in the subsidiary. Any difference between the fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted is recognized within shareholders’ equity attributable to RSL.

Additionally, the Company concluded that the disposition of RSL’s ownership interests in Myovant Sciences Ltd. (“Myovant”), Urovant Sciences Ltd. (“Urovant”), Enzyvant Therapeutics Ltd. (“Enzyvant”), Altavant Sciences Ltd. (“Altavant”), and Spirovant Sciences Ltd. (“Spirovant”) (collectively, the “Sumitovant Vants”), pursuant to the transaction agreement entered into with Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”) on October 31, 2019 (the “Sumitomo Transaction Agreement”) that closed on December 27, 2019 (the “Sumitomo Transaction”), met the requirements to be presented as discontinued operations. As such, results relating to the transferred interests prior to disposition are classified as discontinued operations in prior period consolidated financial statements. See Note 5, “Sumitomo Transaction Agreement” and Note 6, “Discontinued Operations” for further discussion. Certain prior year amounts were reclassified to conform to current year presentation.

In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has irrevocably elected not to avail itself of this extended transition period, and, as a result, the Company will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

(B) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to assets, liabilities, costs, expenses, contingent liabilities, share-based compensation and research and development costs. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Additionally, the Company assessed the impact that the COVID-19 pandemic has had on its operations and financial results as of March 31, 2021 and through the issuance of these consolidated financial statements. The Company’s analysis was informed by the facts and circumstances as they were known to the Company. This assessment considered the impact COVID-19 may have on financial estimates and assumptions that affect the reported amounts of assets and liabilities and expenses.

(C) Risks and Uncertainties

The Company is subject to risks common to companies in the biopharmaceutical industry including, but not limited to, uncertainties related to commercialization of products, regulatory approvals, dependence on key products, dependence on third-party service providers, such as contract research organizations, and protection of intellectual property rights.

(D) Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk include cash and cash equivalents. The Company maintains cash deposits and cash equivalents in highly-rated, federally-insured financial institutions in excess of federally insured limits. The Company has established guidelines relative to diversification and maturities to maintain safety and liquidity. The Company has not experienced any credit losses related to these financial instruments and does not believe that it is exposed to any significant credit risk related to these instruments.

(E) Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents include cash deposits in banks and all highly liquid investments that are readily convertible to cash. The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Restricted cash classified as a current asset consists of the amount held in escrow relating to the Sumitomo Transaction (see Note 5, “Sumitomo Transaction Agreement”) and the legally restricted non-interest bearing deposit account relating to the Company’s corporate credit card program. Restricted cash classified as a long-term asset consists of restricted deposit accounts related to irrevocable standby letters of credit.

Cash as reported in the accompanying consolidated statements of cash flows includes the aggregate amounts of cash, cash equivalents, and restricted cash as presented on the accompanying consolidated balance sheets as follows (in thousands):

	March 31, 2021	March 31, 2020
Cash and cash equivalents	$2,055,044	$2,183,207
Restricted cash	86,632	86,045

Cash, cash equivalents and restricted cash	$2,141,676	$2,269,252

(F) Trade Receivables, Net

The Company monitors the financial performance and creditworthiness of its customers so that it can properly assess and respond to changes in customer credit profiles. The Company reserves against trade receivables for estimated losses that may arise from a customer’s inability to pay and any amounts determined to be uncollectible are written off against the reserve when it is probable that the receivable will not be collected. The reserve amount for estimated losses was de minimis as of March 31, 2021 and 2020. Trade receivables, net is included in “Other current assets” on the accompanying consolidated balance sheets.

(G) Contingencies

The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company continually assesses any litigation or other claims it may confront to determine if an unfavorable outcome would lead to a probable loss or reasonably possible loss which could be estimated. The Company accrues for all contingencies at the earliest date at which the Company deems it probable that a liability has been incurred and the amount of such liability can be reasonably estimated. If the estimate of a probable loss is a range and no amount within the range is more likely than another, the Company accrues the minimum of the range. In the cases where the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the litigation, including an estimable range, if possible.

(H) Property and Equipment

Property and equipment, consisting primarily of computers, equipment, furniture and fixtures, software, and leasehold improvements, is recorded at cost, less accumulated depreciation. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred. Upon disposal, retirement or sale, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation of property and equipment is recorded using the straight-line method over the estimated useful lives of the related assets once the asset has been placed in service. Leasehold improvements are amortized using the straight-line method over the estimated useful life or remaining lease term, whichever is shorter. The following table provides the range of estimated useful lives used for each asset type:

Property and Equipment	Estimated Useful Life
Computers	3 years
Equipment	5 years
Furniture and fixtures	7 years
Software	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Recoverability is measured by comparison of the book values of the assets to the future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets.

(I) Investments

For investments in entities over which the Company has significant influence but do not meet the requirements for consolidation and for which the Company has not elected the fair value option, the Company applies the equity method of accounting with the Company’s share of the underlying income or loss of such entities reported in “Other expense, net” on the consolidated statements of operations. The Company applies the equity method to investments in common stock and to other investments in entities that have risk and reward characteristics that are substantially similar to an investment in the investee’s common stock.

Investments in equity securities may also be accounted for using (i) the fair value option if elected, (ii) fair value through earnings if fair value is readily determinable or (iii) for equity investments without readily determinable fair values, the measurement alternative to measure at cost adjusted for any impairment and observable price changes, as applicable. The election to use the measurement alternative is made for each eligible investment.

The Company has elected the fair value option to account for certain investments over which the Company has significant influence. The Company believes the fair value option best reflects the underlying economics of the investment. See Note 3, “Investments.”

(J) Research and Development Expenses

Research and development (“R&D”) costs are expensed as incurred. Preclinical and clinical study costs are accrued over the service periods specified in the contracts and adjusted as necessary based upon an ongoing review of the level of effort and costs actually incurred. Payments for a product license prior to regulatory approval of the product and payments for milestones achieved prior to regulatory approval of the product are expensed in the period incurred as R&D. Milestone payments made in connection with regulatory approvals are capitalized and amortized to cost of revenue over the remaining useful life of the asset. R&D costs primarily consist of the intellectual property and R&D materials acquired and expenses from third parties who conduct R&D activities on behalf of the Company.

The Company evaluates in-licensed agreements for in-process research and development projects (“IPR&D”) to determine if it meets the definition of a business and thus should be accounted for as a business combination. If the in-licensed agreement for IPR&D does not meet the definition of a business and the assets have not reached technological feasibility and therefore have no alternative future use, the Company expenses payments made under such license agreements as R&D expense in its consolidated statements of operations. The Company initially recognizes contingent consideration in an asset acquisition at fair value. The carrying value of contingent consideration is subsequently adjusted when the contingency is resolved and is paid or becomes payable.

(K) General and Administrative Expenses

General and administrative (“G&A”) expenses consist primarily of employee-related expenses for G&A personnel, including those responsible for the identification and acquisition or in-license of new drug candidates as well as for overseeing Vant operations and facilitating the use of the Company’s platform and technologies at Vants. G&A expenses also consist of legal and accounting fees, consulting services and other operating costs relating to corporate matters and daily operations. G&A expenses include costs incurred relating to the identification, acquisition or in-license and technology transfer of promising drug candidates along with costs incurred relating to the integration of new technologies.

(L) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when, after consideration of all positive and negative evidence, it is not more likely than not that the Company’s deferred tax assets will be realizable. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances.

(M) Share-Based Compensation

Share-based awards to employees, directors, and consultants, including stock options, restricted stock units, performance options and capped value appreciation rights, are measured at fair value on the date of the grant and that fair value is recognized as share-based compensation expense in the Company’s consolidated statements of operations over the requisite service period of the respective award. The estimated fair value of awards that contain performance conditions is expensed when the Company concludes that it is probable that the performance condition will be achieved. The Company may grant awards with graded-vesting features. When such awards have only service vesting requirements, the Company elected to record share-based compensation expense on a straight-line basis. If awards with graded-vesting features contain performance or market conditions, then the Company records share-based compensation expense using the accelerated attribution method.

The Company measures the fair value of its stock options that only have service vesting requirements or performance-based options without market conditions using the Black-Scholes option pricing model. For performance-based awards with market conditions, the Company determines the fair value of the awards as of the grant date using a Monte Carlo simulation model.

Certain assumptions need to be made with respect to utilizing the Black-Scholes option pricing model, including the expected life of the award, volatility of the underlying shares, the risk-free interest rate and the fair value of the Company’s common shares. Since the Company has no option exercise history, it has generally elected to estimate the expected life of an award based upon the “simplified method” with the continued use of this method extended until such time the Company has sufficient exercise history. The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the equity award. The expected share price volatility for the Company’s common shares is estimated by taking the average historical price volatility for industry peers. The Company accounts for pre-vesting award forfeitures when they occur.

As part of the valuation of share-based compensation under the Black-Scholes option pricing model, it is necessary for the Company to estimate the fair value of its common shares for RSL and privately held Vants. Given the absence of a public trading market, and in accordance with the American Institute of Certified Public Accountants’ Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, the Company exercises reasonable judgment and considers numerous objective and subjective factors to determine its best estimate of the fair value of its common shares. The estimation of the fair value of the common shares considers factors including the following: the prices of the Company’s common shares sold to investors in arm’s length transactions, the estimated present value of the Company’s future cash flows; the Company’s business, financial condition and results of operations; the Company’s forecasted operating performance; the illiquid nature of the Company’s common shares; industry information such as market size and growth; market capitalization of comparable companies and the estimated value of transactions such companies have engaged in; and macroeconomic conditions.

(N) Fair Value Measurements

The Company utilizes fair value measurement guidance prescribed by accounting standards to value its financial instruments. The guidance establishes a fair value hierarchy for financial instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. Fair value is defined as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. As a basis for considering market participant assumptions in fair value measurements, the guidance establishes a three-tier fair value hierarchy that distinguishes among the following:

•	Level 1-Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2-Valuations are based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.

•	Level 3-Valuations are based on inputs that are unobservable (supported by little or no market activity) and significant to the overall fair value measurement.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s financial instruments include shares of common stock of Arbutus Biopharma Corporation (“Arbutus”); shares of Arbutus’s Series A participating convertible preferred shares (“Arbutus Preferred Shares”); shares of common stock of Sio Gene Therapies Inc. (“Sio”); liability instruments issued, including options granted to Sumitomo (the “Sumitomo Options”) to purchase all, or 75% in one case, of RSL’s ownership interests in certain subsidiaries under the Sumitomo Transaction Agreement; deferred consideration liability; its investments in other entities; cash and cash equivalents consisting of money market funds; accounts payable; and long-term debt.

The shares of Arbutus and Sio common stock and investments in common stock with a readily determinable fair value are classified as Level 1, and their fair value is determined based upon quoted market prices in an active market. The Arbutus Preferred Shares held by the Company are classified as Level 2 as the fair value of such preferred shares is determined based upon the quoted market price of Arbutus common stock into which such preferred shares are convertible. The liability instruments issued, including the Sumitomo Options, are classified as Level 3 within the fair value hierarchy as the assumptions and estimates used in the valuations are unobservable in the market. Cash, accounts payable, and deferred consideration liability are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature. The deferred consideration liability is based on a fixed monetary amount, and payment is based solely on the passage of time. Money market funds are included in Level 1 of the fair value hierarchy and are valued at the closing price reported by an actively traded exchange. The carrying value of long-term debt issued by Dermavant Sciences Ltd. (together with its wholly owned subsidiaries, “Dermavant”), which is stated at amortized cost, approximates fair value based on current interest rates for similar types of borrowings and therefore is included in Level 2 of the fair value hierarchy. Long-term debt issued by Dermavant for which the fair value option has been elected is included in Level 3 of the fair value hierarchy as the assumptions and estimates used in the valuation are unobservable in the market.

(O) Foreign Currency

Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date and their results of operations are translated using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are denominated in currencies other than their functional currency. Adjustments resulting from the translation of the financial statements of the Company’s foreign functional currency subsidiaries into U.S. dollars are excluded from the determination of net loss and are accumulated in a separate component of shareholders’ equity. Foreign exchange transaction gains and losses are included in “Other expense, net” in the Company’s statements of operations.

(P) Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for its arrangements, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when or as the Company satisfies a performance obligation.

The Company applies significant judgment when evaluating whether contractual obligations represent distinct performance obligations, allocating transaction price to performance obligations within a contract, determining when performance obligations have been met, assessing the recognition and future reversal of variable consideration, and determining and applying appropriate methods of measuring progress for performance obligations satisfied over time. These judgments are discussed in more detail below.

•

Licenses of intellectual property: If the licenses to intellectual property are determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from non-refundable, upfront fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are not distinct from other promises, the Company applies judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, upfront fees. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the related revenue recognition accordingly.

•

Milestone payments: At the inception of each arrangement that includes research, development or regulatory milestone payments, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative standalone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, the Company re-evaluates the probability of achievement of such development milestones and any related constraint, and if necessary, adjusts its estimate of the overall transaction price on a cumulative catch-up basis in earnings in the period of the adjustment.

•

Royalties and commercial milestone payments: For arrangements that include sales-based royalties, including commercial milestone payments based on a pre-specified level of sales, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). Achievement of these royalties and commercial milestones may solely depend upon performance of the licensee.

Revenue is also generated by certain technology-focused Vants from subscription and service-based fees recognized for the use of certain technology developed by these Vants. Subscription revenue is recognized ratably over the contract period.

(Q) Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU No. 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU No. 2016-13 replaces the existing incurred loss impairment model with an expected loss model that requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses on available-for-sale debt securities to be recorded through an allowance for credit losses instead of as a reduction in the amortized cost basis of the securities. ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The adoption of ASU No. 2016-13 on April 1, 2020 did not have a material impact on the Company’s consolidated financial statements.

(R) Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for

Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU No. 2020-06”). ASU No. 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. ASU No. 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for the derivatives scope exception, which will permit more equity contracts to qualify for it. Either a modified retrospective transition method or a fully retrospective transition method is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted no earlier than the fiscal year beginning after December 15, 2020. The adoption of ASU No. 2020-06 is not expected to have a material impact on the Company’s consolidated financial statements.

Note 3—Investments

(A) Investments Measured at Fair Value

Investment in Arbutus

RSL owns 16,013,540 shares of common stock of Arbutus and 1,164,000 Arbutus Preferred Shares that are mandatorily convertible into shares of Arbutus common stock on October 18, 2021 subject to conversion earlier upon a sale, merger or other transaction considered a fundamental change of control of Arbutus. The Arbutus Preferred Shares are non-voting and are convertible into common shares of Arbutus based on the subscription price plus 8.75% per annum, compounded annually, divided by a conversion price of $7.13 per share (which represented a 15% premium to the closing price of $6.20 per share on September 29, 2017). RSL’s investments in Arbutus have been measured using the fair value option. Due to the Company’s significant influence over operating and financial policies, Arbutus is considered a related party of the Company.

After conversion of the Arbutus Preferred Shares into common shares, based on the number of Arbutus’s common shares outstanding on October 2, 2017, the Company would hold 49.90% of Arbutus’s common shares. In addition, the Company agreed to a four-year standstill to not acquire greater than 49.99% of common shares or securities convertible into common shares of Arbutus.

At March 31, 2021 and 2020, the aggregate fair value of the Company’s investment in Arbutus was $129.4 million and $39.2 million, respectively, with the Company recognizing an unrealized gain on its investments in Arbutus of $90.2 million and an unrealized loss of $99.9 million in the accompanying consolidated statements of operations for the years ended March 31, 2021 and 2020, respectively. The fair value of the common stock and preferred shares held by the Company was determined using the closing price of Arbutus’s common stock on March 31, 2021 and 2020 of $3.33 and $1.01, respectively.

Investment in Sio

Following the completion of Sio’s underwritten public offering in February 2020, RSL’s ownership interest fell below 50.0%. As such, the Company no longer has a controlling financial interest in Sio. Accordingly, the Company deconsolidated Sio in February 2020. Due to the Company’s significant influence over operating and financial policies, Sio remains a related party of the Company following deconsolidation. As the Company still has the ability to exercise significant influence over the operating and financial policies of Sio, the Company has determined that its retained interest represents an equity method investment after the date of deconsolidation. Upon deconsolidation, the retained interest was recorded at fair market value based on the closing price of Sio’s common stock. The Company recognized a gain on deconsolidation of $107.3 million in the accompanying consolidated statements of operations for the year ended March 31, 2020. The fair value option was elected to continuously remeasure the investment to fair value each reporting period after the initial measurement.

At March 31, 2021 and 2020, the fair value of the Company’s investment in Sio was $48.5 million and $45.3 million, respectively, with the Company recognizing an unrealized gain on its investment in Sio of

$3.2 million and an unrealized loss of $31.6 million in the accompanying consolidated statements of operations for the years ended March 31, 2021 and 2020, respectively. The fair value of common shares held by the Company was determined using the closing price of Sio’s common stock on March 31, 2021 and 2020 of $2.61 and $2.44, respectively.

Other Investment

The Company holds an additional equity investment that is measured using the fair value option. The fair value of this investment was $11.1 million and $8.9 million as of March 31, 2021 and 2020, respectively.

(B) Investment Accounted for Using Measurement Alternative

Investment in Datavant

In April 2020, Datavant Holdings, Inc. (“Datavant”) completed an initial round of a Series B equity raise by which 13,411,311 Series B preferred shares were issued in April 2020 for gross proceeds of $27.2 million, including 1,065,234 Series B preferred shares issued and sold to RSL for a total purchase price of $2.5 million and 1,800,253 Series B shares issued relating to the conversion of certain liability instruments. As a result of this transaction, along with a restructuring of Datavant’s equity classes, RSL no longer controls Datavant. As such, the Company deconsolidated Datavant as of April 2020. Due to the Company’s significant influence over operating and financial policies, Datavant remains a related party of the Company following deconsolidation. Upon deconsolidation, the Company recorded its investment in Datavant based on the fair value of Datavant preferred shares held of $99.0 million. The Company accounts for its investment in Datavant using the measurement alternative to fair value. The investment will be remeasured upon future observable price changes in orderly transactions or upon impairment, if any. The Company recognized a gain on deconsolidation of $86.5 million in the accompanying consolidated statements of operations for the year ended March 31, 2021. In July 2020, Datavant issued and sold 639,140 Series B preferred shares to RSL at a price consistent with that of the initial round of Datavant’s Series B equity raise. At March 31, 2021, the carrying value of the Company’s investment in Datavant was $100.6 million.

Note 4—Asset Acquisitions and License Agreements

During the years ended March 31, 2021 and 2020, the Company, directly or indirectly through Vants, completed the following key asset acquisitions and license agreements. The Company evaluated the below agreements, except the collaboration and license agreement entered into between Dermavant and Japan Tobacco Inc. that is evaluated separately below, and determined that the acquired assets did not meet the definition of a business as substantially all the fair value of the assets acquired were concentrated in a single asset or group of similar assets and/or the acquired assets were not capable of producing outputs due to the lack of an assembled workforce and early stage of development and thus, each transaction was accounted for as an asset acquisition.

The Company then evaluated whether each in-process research and development asset had an alternative future use and concluded it did not. As a result, the Company recorded the consideration attributable to in-process research and development under the below agreements as research and development expense in the accompanying consolidated statements of operations for the years ended March 31, 2021 and 2020.

Dermavant

In August 2018, Dermavant acquired the worldwide rights (other than with respect to certain rights in China) to tapinarof, an investigational therapeutic aryl hydrocarbon receptor modulating agent for the treatment of psoriasis and atopic dermatitis, from GlaxoSmithKline Intellectual Property Development Ltd. and Glaxo Group Limited (collectively “GSK”) pursuant to an asset purchase agreement (the “GSK Agreement”). GSK previously acquired rights to a predecessor formulation of tapinarof from Welichem Biotech Inc. (“Welichem”) pursuant to an asset purchase agreement between GSK and Welichem entered into in May 2012 (the “Welichem Agreement”). Under the GSK Agreement, Dermavant made an upfront payment of £150.0 million (approximately $191 million) and agreed to a contingent payment of £100.0 million (approximately $133 million) upon the first approval of an NDA by the FDA for a product that contains tapinarof. Dermavant assumed responsibility for all obligations under the Welichem Agreement, including payment of up to C$180.0 million (approximately $137 million) in potential development and commercial milestones. The purchase was funded in part by a $117.5 million borrowing from NovaQuest Co-Investment Fund VIII, L.P. (“NovaQuest”), an affiliate of NovaQuest Capital Management, LLC, as described in Note 8, “Long-Term Debt.” In connection with the GSK Agreement, Dermavant and GSK have entered into a clinical manufacturing and supply agreement for tapinarof pursuant to which Dermavant will obtain supply of tapinarof for clinical trials on a cost-plus basis. In May 2019, Dermavant achieved a development and regulatory milestone under the GSK Agreement, which resulted in a C$30.0 million (approximately $23 million) milestone payment that Dermavant subsequently paid to Welichem in August 2019. The milestone payment was recorded as research and development expense in the accompanying consolidated statements of operations for the year ended March 31, 2020.

In January 2020, Dermavant entered into a collaboration and license agreement with Japan Tobacco Inc. (“JT”) for exclusive rights to develop, register, and market tapinarof in Japan for the treatment of dermatological diseases and conditions, including psoriasis and atopic dermatitis. In conjunction with this agreement, JT executed an exclusive license agreement with its subsidiary, Torii Pharmaceutical Co., Ltd., for co-development and commercialization of tapinarof in Japan. Under the terms of the license agreement, Dermavant received a nonrefundable, upfront payment of $60.0 million in January 2020 and may receive up to $53.0 million upon the achievement of certain development milestones for tapinarof for the treatment of psoriasis and atopic dermatitis. In addition, Dermavant will have the right to receive royalties based on product sales of tapinarof in the indications.

The Company evaluated the collaboration and license agreement and concluded that JT is a customer. The Company’s performance obligations under the agreement are the following: (i) an exclusive license to JT of the right to develop, register and market tapinarof in Japan and (ii) the associated transfer to JT of technology and know-how related to the license. The Company determined that the monetary value of participation in the Joint Steering Committee under the agreement was immaterial in the context of the contract and therefore was disregarded when identifying the performance obligations. The Company determined that the exclusive license is not capable of being distinct from the associated technology transfer because the customer cannot benefit from or utilize the license without the technology and know-how transfer and as such does not have standalone value as JT cannot benefit from the exclusive license without the associated technology and know-how transfer. Accordingly, the Company concluded that these performance obligations should be combined into a single performance obligation.

Based on management’s evaluation, the non-refundable, up-front payment of $60.0 million constituted the amount of consideration to be included in the transaction price. The remaining $53.0 million of consideration related to potential development and regulatory approval milestones constitutes variable consideration and has not been recognized because of the inherent uncertainty of the occurrence of the future events and because it is highly susceptible to factors outside of the Company’s control. Any consideration related to potential royalty payments will be recognized when the related sales occur, since these amounts have been determined to relate predominantly to the license granted to JT and therefore are recognized at the later of when the performance obligations are satisfied or the related sales occur. The Company will re-evaluate the transaction price in each reporting period and as uncertain events are resolved or other changes in circumstances occur. Upon transfer of the technology and know-how related to the license, the Company recognized the $60.0 million non-refundable upfront payment as license revenue in the accompanying consolidated statements of operations for the year ended March 31, 2020.

Genevant

In July 2020, RSL increased its investment in Genevant Sciences Ltd. (“Genevant”) as part of a recapitalization transaction (the “Recapitalization”). Genevant, an entity focused on the discovery, development, and commercialization of a broad range of RNA-based therapeutics enabled by Arbutus’ proprietary lipid nanoparticle and ligand conjugate delivery technologies, was created in April 2018 as part of an agreement between RSL and Arbutus. As part of the initial transaction entered into in April 2018, RSL contributed $38.7 million in cash, including transaction costs, for an equity ownership interest in Genevant. Prior to the Recapitalization, RSL accounted for its investment in Genevant under the equity method of accounting as it had determined that it was not the primary beneficiary of Genevant since it did not have the power to direct its most significant activities. Additionally, RSL made additional investments in the form of promissory notes issued by Genevant amounting to $20.1 million aggregate principal amount outstanding (the “Genevant Outstanding Notes”) prior to the Recapitalization. RSL applied its share of losses relating to its equity method investment in Genevant against the Company’s carrying value of its investment in Genevant’s common shares and against the carrying value of the Genevant Outstanding Notes. The carrying value of RSL’s investment in Genevant was reduced to zero prior to the Recapitalization.

Pursuant to the Recapitalization, the following transactions were completed:

•	Genevant issued 74,272,043 common shares to RSL for an aggregated purchase price of $20.5 million;

•	$15.1 million aggregate principal amount of the Genevant Outstanding Notes were converted into 54,526,549 common shares; and

•	Genevant issued 9,057,566 common shares to Arbutus for an aggregated purchase price of $2.5 million.

Following the Recapitalization, RSL held an 82.9% controlling interest in Genevant.

Concurrent with the Recapitalization, the composition of Genevant’s Board of Directors was restructured to include two directors designated by RSL and one director who is a senior officer of Genevant.

As a result of the Recapitalization and changes to the bye-laws, RSL determined that it controls the most significant activities of Genevant and is the primary beneficiary of Genevant following the Recapitalization. As such, RSL began consolidating Genevant into the Company’s consolidated financial statements from the date of the Recapitalization. The Company evaluated the acquired set of assets and activities and determined that the acquired set did not meet the definition of a business and thus the transaction was not considered a business combination.

The transactions completed as part of the Recapitalization represent an acquisition achieved in stages, which required the remeasurement of RSL’s previously held interest in Genevant. As such, RSL’s investments in Genevant were remeasured to fair value of $28.8 million, also resulting in a gain of $28.8 million in the accompanying consolidated statements of operations for the year ended March 31, 2021. Along with the fair value of noncontrolling interests in Genevant of $9.2 million and cash paid of $20.5 million for common shares of Genevant as part of the Recapitalization, total consideration paid was $58.5 million. Of this amount, $41.4 million was attributed to in-process research and development, which was determined by the Company to have not reached technological feasibility and therefore have no alternative future use. Accordingly, the Company recorded $41.4 million as research and development expense in the accompanying consolidated statements of operations for the year ended March 31, 2021.

Proteovant

In November 2020, Proteovant Sciences, Inc. (formerly known as Pharmavant 5, Inc.) (“ProteoVant”) entered into a stock purchase agreement to acquire Oncopia Therapeutics, Inc. (“Oncopia”), a preclinical biotechnology company developing small molecule protein degraders primarily against certain oncology targets. Upfront proceeds to Oncopia’s shareholders were $105.0 million, prior to certain adjustments in accordance with the terms of the agreement. Proteovant is also obligated to make future development and commercial milestone payments of up to $100.0 million for the first product targeting each of the two specified initial targets, and up to $51.0 million for the first product targeting each of certain specified additional molecular targets. Additionally, the Company’s investments in promissory notes issued by Oncopia for an aggregate principal amount of $11.5 million were settled through either conversion to equity or cancellation.

Oncopia’s intellectual property was developed by the University of Michigan laboratory run by Oncopia’s co-founder (the “Co-Founder”). In connection with Proteovant’s acquisition, Oncopia amended and restated its existing license agreements with the University of Michigan. Under the new license agreement, Oncopia will be obligated to make future development and commercial milestone payments of up to $8.6 million for the first product for each molecular target covered by intellectual property included in the agreement, in addition to paying tiered royalties on net sales ranging from low- to mid-single digits, subject to certain adjustments.

The Co-Founder’s lab at the University of Michigan had been providing on-going discovery and optimization services to Oncopia under a sponsored research agreement (the “SRA”). Immediately after closing the acquisition, Oncopia extended the SRA through at least December 31, 2023, and expanded the potential molecular targets to be pursued under the SRA. As revised, Oncopia is obligated to pay the University of Michigan approximately $15.5 million under the SRA.

Lastly, in connection with the acquisition of Oncopia, the Co-Founder entered into an agreement with the Company to serve as a consultant. In exchange for these services, the Company has agreed to grant the Co-Founder RSL restricted stock units for which the majority will vest upon achievement of development milestones for products directed to targets for which no milestones are payable to Oncopia shareholders and the remaining portion will be subject to time-based service requirements. All of these restricted stock units are subject to a liquidity requirement to vest. The Company will also make a cash payment to the Co-Founder upon achievement of development milestones for each such product.

During the year ended March 31, 2021, the Company recorded $116.5 million, relating to the net upfront cash payment of $101.2 million, settlement of promissory notes receivable, including accrued interest, of $11.9 million, and fair value of future contingent consideration payments of $3.4 million, as research and development expense in the accompanying consolidated statements of operations.

In December 2020, RSL, Proteovant and SK, Inc. (formerly known as SK Holdings Co., Ltd.) (“SK”) entered into a subscription agreement (the “Subscription Agreement”) pursuant to which SK agreed to make a $200.0 million equity investment in Proteovant, representing an ownership interest of 40.0% on the closing date. In January 2021, in accordance with the terms of the Subscription Agreement, SK made the first payment of $100.0 million to Proteovant. A second $100.0 million payment is expected to be made by SK to Proteovant on or about July 12, 2021, the date six months from the closing date. The second $100.0 million payment is classified as a subscription receivable in the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and redeemable noncontrolling interest as of March 31, 2021.

Affivant

In November 2020, RSL and its indirect subsidiary Affivant Sciences GmbH (“Affivant”) entered into a licensing and strategic collaboration agreement with Affimed N.V. (“Affimed”) to develop and commercialize novel innate cell engagers for multiple cancer targets in exchange for consideration that includes $40.0 million in upfront cash and pre-paid R&D funding and $20.0 million of newly issued shares in RSL. Affimed could receive further short-term proceeds in the form of option fees contingent on the commencement of additional programs contemplated under the agreement. Affimed is eligible to receive up to an additional approximately $2.0 billion in milestones over time upon achievement of specified development, regulatory and commercial milestones, as well as tiered royalties on net sales.

Acquisition of Silicon Therapeutics

In March 2021, the Company completed the acquisition of the business of Silicon Therapeutics, LLC (“SiTX”), a physics-driven computational drug discovery company, for total consideration of approximately $450.0 million, with additional cash payments payable subject to the satisfaction of certain regulatory and commercial milestones. This acquisition did not include one of SiTX’s subsidiaries, Silicon SWAT, Inc. Approximately $350.0 million of the consideration was payable primarily in the Company’s common stock at or near closing of the acquisition (the “First Tranche”). At closing of the acquisition, the Company issued 7,316,583 common shares and paid approximately $14.0 million in cash, net of cash received, to SiTX after giving effect to certain transaction adjustments and holdbacks. The remainder of the First Tranche is expected to be paid in a combination of common shares and cash as certain holdbacks are released. Approximately $100.0 million (the “Second Tranche Consideration”) is payable to SiTX on the earlier of (x) approximately 30 to 60 days following the public listing of the Company’s common shares, in either cash or common shares (at the Company’s election), and (y) 12 months following the closing of the acquisition, in cash.

The transaction was accounted for as an asset acquisition as substantially all of the fair value of the assets acquired were concentrated in a single asset, IPR&D related to the computational drug discovery platform that designs and develops small molecule therapeutics. For accounting purposes, the fair value of consideration transferred was $402.4 million, consisting of $281.7 million relating to the fair value of common shares issued upfront and expected to be issued shortly thereafter; $105.1 million relating to the fair value of liabilities due to the sellers, including the Second Tranche Consideration, future contingent consideration payments, and closing consideration to be paid in cash; and cash of $15.6 million paid at closing. Of this amount, $399.6 million was attributed to IPR&D, which was determined to have no alternative future use. Accordingly, the Company recorded $399.6 million as research and development expense in the accompanying consolidated statement of operations for the year ended March 31, 2021.

In connection with the transaction, the vesting of certain outstanding SiTX share-based compensation awards held by employees of SiTX was discretionarily accelerated at closing. As a result, the Company recorded share-based compensation expense of $23.5 million in the accompanying consolidated statements of operations for the year ended March 31, 2021.

In addition, certain share-based compensation awards of SiTX were exchanged with restricted common stock of the Company, subject to certain service-based vesting requirements, with a fair value of $22.6 million. Of this amount, $15.6 million was attributed to precombination service and therefore included in the total fair value of consideration transferred. Refer to Note 11, “Share-Based Compensation,” for additional detail regarding this restricted common stock.

Note 5—Sumitomo Transaction Agreement

On December 27, 2019 (the “Sumitomo Closing Date”), RSL and Sumitomo completed the transactions contemplated by the Sumitomo Transaction Agreement. Pursuant to the Sumitomo Transaction Agreement, RSL transferred its entire ownership interest in Myovant, Urovant, Enzyvant, Altavant, and Spirovant to a newly formed, wholly-owned entity (“Sumitovant”).

RSL’s ownership interest in Sumitovant was then transferred to Sumitomo, such that following the Sumitomo Closing Date, Sumitovant and its subsidiaries, including the Sumitovant Vants, were each directly or indirectly owned by Sumitomo. Additionally, in connection with the Sumitomo Transaction Agreement, RSL (i) granted Sumitomo options to purchase all, or in the case of Dermavant, 75%, of RSL’s ownership interests in six other subsidiaries (Dermavant, Genevant, Lysovant Sciences Ltd. (“Lysovant”), Metavant Sciences Ltd. (“Metavant”), Roivant Asia Cell Therapy Holdings Ltd. (“Cytovant Parent”), and Sinovant Sciences HK Limited (“Sinovant”)), (ii) provided Sumitomo and Sumitovant with certain rights over and access to RSL’s proprietary technology platforms, DrugOme and Digital Innovation, and (iii) transferred 26,952,143 common shares of RSL to Sumitomo. On the Sumitomo Closing Date, the Company received approximately $2.9 billion in cash, resulting in a gain of $2.0 billion after taking into account all of the components of the transaction.

Additionally, on the Sumitomo Closing Date, $75.0 million of the consideration was deposited into a segregated escrow account for the purpose of fulfilling indemnification obligations of RSL that may become due to Sumitomo. Upon the expiration of the escrow period, being 18 months from the Sumitomo Closing Date, any remaining escrow funds will be disbursed to RSL. As of March 31, 2021, the Company does not believe that a reasonably possible loss of the funds in the escrow account exists. As such, the full escrow amount of $75.0 million was recorded by the Company as restricted cash on the accompanying consolidated balance sheets as of March 31, 2021. In connection with the Sumitomo Transaction, RSL’s board of directors approved a repurchase of RSL’s equity securities for up to $1.0 billion of the proceeds received from Sumitomo. Refer to Note 10, “Shareholders’ Equity and Redeemable Noncontrolling Interest” for further detail.

In conjunction with the Sumitomo Transaction, certain employees of the Company became employees of Sumitovant or its subsidiaries. The Company issued certain instruments with an aggregate fair value of $39.1 million to these employees, of which $24.8 million was classified within shareholders’ equity and $14.3 million was classified as a liability. The liability classified awards were subsequently surrendered and exchanged for cash and other newly issued equity as part of the repurchase in March 2020. The remaining instruments vest based on the achievement of time-based, performance or liquidity event requirements. As of March 31, 2021 and 2020, there were 1,865,416 and 1,880,980 outstanding instruments, respectively, held by Sumitovant employees for which aggregate fair value was recorded against the gain on sale of business.

In June 2021, RSL completed a transaction with Sumitomo pursuant to which Sumitomo terminated its existing options to acquire RSL’s equity interests in certain of its subsidiaries. See Note 19, “Subsequent Events” for additional information.

Note 6—Discontinued Operations

As a result of the Sumitomo Transaction Agreement, see Note 5, “Sumitomo Transaction Agreement,” the financial results of the Sumitovant Vants are presented as “Income from discontinued operations, net of tax” in the accompanying consolidated statements of operations for the year ended March 31, 2020. There were no operating results from discontinued operations for the year ended March 31, 2021.

The following table presents components of discontinued operations included in “Income from discontinued operations, net of tax” for the year ended March 31, 2020 (in thousands).

Year Ended March 31, 2020
Operating expenses:
Research and development	$265,452
General and administrative	119,885

Total operating expenses	385,337

Loss from operations	(385,337)

Gain on sale of business	(1,985,949)
Interest income	(2,305)
Interest expense(1)	13,733
Other expense	8,866

Income from discontinued operations before income taxes	1,580,318
Income tax expense	1,892

Income from discontinued operations, net of tax	$1,578,426

Loss from discontinued operations before income taxes attributable to noncontrolling interests	$(141,783)
Income from discontinued operations before income taxes attributable to Roivant Sciences Ltd.	1,722,101

Income from discontinued operations before income taxes	$1,580,318

(1)	Interest expense consists of interest payments related to outstanding debt held by Myovant and Urovant as well as the associated non-cash amortization of debt discounts and issuance costs.

In the accompanying consolidated statements of cash flows, the cash flows from discontinued operations are not separately classified. The significant cash flow items from discontinued operations were as follows (in thousands):

Year Ended March 31, 2020
Gain on sale of business	$(1,985,949)
Share-based compensation	$54,821
Acquired in-process research and development	$16,405

Note 7—Balance Sheet Components

(A) Other Current Assets

Other current assets at March 31, 2021 and 2020 consisted of the following (in thousands):

	March 31, 2021	March 31, 2020
Prepaid expenses	$39,544	$16,344
Receivables for value added tax (VAT) paid	807	5,978
Note receivable	—	5,000
Trade receivables, net	11,222	3,669
Income tax receivable	1,803	632
Other	874	2,140

Total other current assets	$54,250	$33,763

(B) Accrued Expenses

Accrued expenses at March 31, 2021 and 2020 consisted of the following (in thousands):

	March 31, 2021	March 31, 2020
Research and development expenses	$20,755	$21,607
Compensation-related expenses	38,552	29,113
Professional services expenses	10,267	5,135
Other general and administrative expenses	7,362	12,766

Total accrued expenses	$76,936	$68,621

(C) Other Current Liabilities

Other current liabilities at March 31, 2021 and 2020 consisted of the following (in thousands):

	March 31, 2021	March 31, 2020
Deferred revenue	$5,918	$3,621
Income tax payable	207	1,497
Other	3,037	234

Total other current liabilities	$9,162	$5,352

Note 8—Long-Term Debt

(A) Long-Term Debt

Long-term debt, net consists of the following (in thousands):

	March 31, 2021	March 31, 2020
Principal amount	$171,490	$110,490
Less: unamortized debt discount and issuance costs	(1,210)	(1,898)

Total debt, net	170,280	108,592
Less: current portion	—	—

Total long-term debt, net	$170,280	$108,592

Dermavant

In May 2019, Dermavant and certain of its subsidiaries entered into a loan and security agreement (the “Hercules Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), pursuant to which Dermavant borrowed an aggregate of $20.0 million which bears interest at a variable per annum rate at the greater of (i) 9.95% or (ii) the prime rate plus 4.45%. Dermavant is obligated to pay an end of term charge of $1.4 million with the debt maturing 36 months from closing, subject to extension with the achievement of a clinical milestone. Dermavant is obligated to make monthly payments of accrued interest for the first 15 months after closing (the “Interest-only Period”), followed by monthly installments of principal and interest through the maturity date, subject to extension upon certain milestone achievements. In January 2020, the Interest-only Period was extended through June 2021 upon Dermavant’s receipt of net proceeds from equity or debt financings, capital contributions, and proceeds from business development or similar transaction of at least $110.0 million. In July 2020, the clinical milestone was achieved and the term loan maturity was extended to June 1, 2023 and the Interest-only Period was further extended through December 2021. As of March 31, 2021 and March 31, 2020, an aggregate principal amount of $20.0 million and end of term charge of $1.4 million remained outstanding. In May 2021, Dermavant repaid all amounts outstanding under the Hercules Loan Agreement using the proceeds from the $40.0 million Credit Facility entered into by Dermavant and certain of its subsidiaries in May 2021. Refer to Note 19, “Subsequent Events” for additional detail.

In connection with Dermavant’s acquisition of tapinarof from GSK, Dermavant and NovaQuest Co-Investment Fund VIII, L.P. (“NovaQuest”) entered into a funding agreement (the “NovaQuest Agreement”). Pursuant to the NovaQuest Agreement, Dermavant borrowed $100.0 million in August 2018 and $17.5 million in October 2018 in exchange for an obligation to make certain variable future payments calculated as a function of the achievement of regulatory and commercial milestones or events of termination. The aggregate maximum amount of regulatory milestone payments that Dermavant could be required to make under the NovaQuest Agreement is $440.6 million, and the maximum aggregate amount of commercial milestone payments is $141.0 million. In some circumstances, Dermavant may be able to offset certain of the regulatory milestone payments with up to $88.1 million of the commercial milestone payments. At issuance, the Company concluded that certain features of the long-term debt would be considered derivatives that would require bifurcation. In lieu of bifurcating various features in the agreement, the Company has elected the fair value option for this financial instrument and will record the changes in the fair value within the statements of operations at the end of each reporting period. Direct costs and fees related to the debt issued under the NovaQuest Agreement were recognized in earnings. As of March 31, 2021 and 2020, the fair value of the debt was $150.1 million and $89.1 million, respectively. Refer to Note 15, “Fair Value Measurements” for additional details regarding the fair value measurement.

(B) Debt Maturities

Annual maturities, including the end of term charge, of debt outstanding as of March 31, 2021 are as follows (in thousands). Long-term debt held by Dermavant for which the fair value option has been elected is excluded from the below as the repayment terms are variable.

Years Ending March 31,
2022	$3,129
2023	13,306
2024	4,955
2025	—
2026	—
Thereafter	—

Total	$21,390

Note 9—Related Party Transactions

Transition Services Agreement and Strategic Cooperation Agreement with Sumitomo

Concurrently with the Sumitomo Transaction Agreement, (i) RSL, Sumitomo and Sumitovant entered into a transition services agreement, whereby each of the parties thereto agreed to provide certain services to one another at cost for a period of time following the Sumitomo Closing Date and (ii) RSL and Sumitomo entered into a strategic cooperation agreement relating to certain ongoing technology-related collaborations between the parties. Pursuant to the terms of the transition services agreement and strategic cooperation agreement, RSL billed Sumitovant $1.4 million and $0.2 million, net of amounts billed by Sumitovant to RSL, respectively, during the years ended March 31, 2021 and 2020 for costs incurred on behalf of Sumitovant, which were recorded as offsets to the general and administrative expenses initially charged. Additionally, during the years ended March 31, 2021 and 2020, the Company paid Sumitomo a $1.0 million access fee pursuant to the strategic cooperation agreement.

Note 10—Shareholders’ Equity and Redeemable Noncontrolling Interest

(A) Sumitomo Transaction Agreement and Roivant Equity Repurchase

In December 2019, RSL and Sumitomo completed the transactions contemplated by the Sumitomo Transaction Agreement; see Note 5, “Sumitomo Transaction Agreement.” Pursuant to the Sumitomo Transaction Agreement,

RSL issued 26,952,143 common shares to Sumitomo at closing at a price per share of $37.10 for allocated net proceeds of approximately $999.2 million, after offering expenses incurred. In connection with the Sumitomo Closing Date, RSL’s board of directors approved a repurchase of up to $1.0 billion of the Company’s equity securities using the proceeds received from Sumitomo.

In February 2020, the Company launched one-time offers to purchase up to $1.0 billion of issued and outstanding equity securities of the Company (the “Roivant Equity Repurchase”). The offers included (i) an offer to repurchase up to approximately 11.23% of the common stock held by each holder (and its affiliates) of the Company’s common stock as of December 26, 2019, at a price per share of $37.10 representing fair value of the common stock, (ii) an offer to purchase vested stock options whose fair market value (as determined as of December 27, 2019) was less than or equal to the fair market value of approximately 11.23% of the earliest-granted of such holder’s outstanding vested and unvested stock options, at a purchase price equal to such vested option’s fair market value, and (iii) an offer to holders of performance restricted stock units (“pRSUs”) to surrender 100% of their existing pRSUs in exchange for newly issued performance stock options and capped value appreciation rights. The offer to the holders of pRSUs included an offer by the Company to immediately purchase approximately 11.23% of the newly issued performance stock options and capped value appreciation rights for cash. The Company additionally entered into an agreement with the Company’s Founder to repurchase a portion of his common stock held and exchange his pRSUs for performance stock options and capped value appreciation rights. A summary of payments made during the year ended March 31, 2020 relating to the purchase of equity securities by the Company is as follows (in thousands):

Cash Payment
Common stock	$950,722
Other equity instruments	39,292

Total cash paid	$990,014

(B) Consolidated Vant Equity Transactions

Cytovant Sciences HK Limited

In March 2020, Cytovant Sciences HK Limited (“Cytovant”), a subsidiary of the Company, issued and sold 20,085,301 Series A-1 preference shares at a purchase price of $1.17 per share to third party investors for aggregate net proceeds of $22.5 million after deducting offering costs. The preferred stock is convertible into ordinary shares of Cytovant at any time at the option of the investor, or automatically upon a qualified initial public offering (“Qualified IPO”) as defined in the subscription agreement. If a Qualified IPO is not completed within five years of the initial investment, Series A preference shareholders can force a sale or liquidation of Cytovant. The Series A-1 preference shares are classified as redeemable noncontrolling interest in the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and redeemable noncontrolling interest as the Company can be obligated to repurchase the Series A-1 preference shares upon the occurrence of certain contingent events outside the Company’s control. No dividends shall accrue or be payable on the convertible and redeemable preferred stock unless otherwise determined by the board of directors of Cytovant. The Company did not accrete changes in the redemption value as of March 31, 2021 as the Company considers the events leading to a redemption of the convertible and redeemable preferred stock as not probable.

Immunovant

In September 2019, Immunovant Sciences Ltd. (“ISL”) entered into a share exchange agreement (the “Share Exchange Agreement”) with Health Sciences Acquisitions Corporation (“HSAC”), and in December 2019, ISL and HSAC completed the transactions contemplated by the Share Exchange Agreement (the “Business Combination”). At closing, HSAC acquired 100% of the issued and outstanding common shares of ISL in exchange for 42,080,376 shares of HSAC’s common stock issued to HSAC, ISL, and the shareholders of ISL (together, the “Sellers”) and 10,000 shares of HSAC Series A preferred shares issued to RSL. Additionally, as part of its initial public offering in May 2019, HSAC issued common stock warrants, which are classified in equity. Upon completion of the Business Combination, 11,500,000 warrants were outstanding for the purchase of one-half of one share of common stock (an aggregate of 5,750,000 common shares) at a price of $11.50 per whole share. Upon closing, ISL became a wholly owned subsidiary of HSAC and HSAC was renamed “Immunovant, Inc.” The Business Combination was accounted for as a reverse recapitalization and HSAC was treated as the “acquired” company for accounting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of ISL issuing equity for the net assets of HSAC, accompanied by a recapitalization. Immunovant, Inc. received $111.0 million in cash as a result of the Business Combination, consisting of the funds held in HSAC’s trust account. The proceeds included $5.1 million related to common shares purchased by RSL.

The sellers were entitled to receive an additional 20,000,000 shares of Immunovant, Inc.’s common stock (the “Earnout Shares”) if the volume-weighted average price of Immunovant, Inc.’s shares equaled or exceeded the following prices for any 20 trading days within any 30 trading-day period (the “Trading Period”) following the closing of the Business Combination:

(i) during any Trading Period prior to March 31, 2023, 10,000,000 Earnout Shares upon the achievement of a volume-weighted average price of at least $17.50 per share; and

(ii) during any Trading Period prior to March 31, 2025, 10,000,000 Earnout Shares upon the achievement of a volume-weighted average price of at least $31.50 per share.

In May 2020 and September 2020, Immunovant, Inc. achieved the first earnout milestone and second earnout milestone, respectively, under the Share Exchange Agreement and, as a result, all of the 20,000,000 earnout shares of Immunovant, Inc.’s common stock were issued to former stockholders of ISL, including 17,547,938 shares of common stock issued to RSL. In addition, upon the achievement of the first earnout milestone and second earnout milestone and pursuant to the restricted stock agreement entered into between HSAC and Health Sciences Holdings, LLC (the “Sponsor”), all of the 1,800,000 shares of the Sponsor’s restricted shares vested and are no longer subject to forfeiture.

Immediately prior to the closing of the Business Combination, as described above, ISL’s convertible promissory notes were automatically converted into an aggregate of 7,156,495 common shares of ISL, which were then exchanged for an aggregate of 3,499,995 shares of Immunovant, Inc. common stock upon the closing of transactions contemplated by the Share Exchange Agreement. The conversion of ISL’s convertible promissory notes resulted in an increase to equity by $35.6 million, the carrying amount of the convertible promissory notes. The conversion included a convertible promissory note held by RSL for $2.5 million.

In April 2020, Immunovant, Inc. completed an underwritten public offering of 9,613,365 shares of its common stock, including 1,034,483 shares of common stock purchased by RSL, at a price of $14.50 per share for net proceeds to Immunovant, Inc. of approximately $131.0 million, after deducting underwriting discounts and commissions and offering expenses. The proceeds included $15.0 million received from RSL.

In May 2020, Immunovant, Inc.’s 11,500,000 outstanding warrants became exercisable for an aggregate of 5,750,000 shares of Immunovant, Inc.’s common stock at a price of $11.50 per share. An aggregate of 11,438,290 outstanding warrants were exercised for an aggregate of 5,719,145 shares of Immunovant, Inc.’s common stock at a price of $11.50 per share, for net proceeds of approximately $65.8 million. The remaining 61,710 warrants were cancelled.

In September 2020, Immunovant, Inc. completed an underwritten public offering of 6,060,606 shares of its common stock, including 380,000 shares of common stock purchased by RSL, at a price of $33.00 per share for net proceeds to Immunovant, Inc. of approximately $188.1 million, after deducting underwriting discounts and commissions and offering expenses. The proceeds included $12.5 million received from RSL.

Sinovant

Sinovant, a subsidiary of the Company, previously issued and sold preferred stock convertible into ordinary shares of Sinovant at any time at the option of the investors or automatically upon a qualified initial public offering (“Qualified IPO”) as defined in the subscription agreement relating to the sale of the preferred stock. The convertible preferred stock was redeemable at the option of the investor if a Qualified IPO was not completed within five years of the initial investment and was payable in cash equal to the investment amount plus an annualized return of 12%. As such events are not within the control of the Company, the preferred stock was previously classified as redeemable noncontrolling interest in the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and redeemable noncontrolling interest. No dividends accrued or were payable on the convertible preferred stock. In January 2020, Sinovant’s parent company, Roivant China Holdings Ltd. (“RCHL”), purchased all preferred stock of Sinovant held by third parties at a purchase price of $12.26 per preferred share for an aggregate purchase price of $132.9 million. Consideration paid in excess of the carrying value for the repurchase of redeemable noncontrolling interest of $77.8 million is considered a deemed dividend. See Note 18, “Earnings per Common Share” for resulting impact to earnings per share.

Note 11—Share-Based Compensation

(A) RSL 2015 Equity Incentive Plan

As of March 31, 2021, 22,800,000 of the Company’s common shares (the “Share Reserve”) are reserved for issuance under the RSL Amended and Restated 2015 Equity Incentive Plan (the “RSL 2015 EIP”). At March 31, 2021, a total of 10,296,392 common shares are available for future grants under the RSL 2015 EIP. The Company’s employees, directors, and consultants are eligible to receive nonstatutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards under the RSL 2015 EIP.

As of March 31, 2021, an aggregate of 26,558,238 of the Company’s common shares (the “Special Reserve”) were reserved for the granting under RSL 2015 EIP of performance stock options (“Performance Options”) and capped value appreciation rights (“CVARs”) to the Company’s employees, directors and consultants. At March 31, 2021, there are no common shares available for future grant under the Special Reserve.

Stock Options

For the years ended March 31, 2021 and 2020, the Company recorded share-based compensation expense related to stock options issued under the RSL 2015 EIP to employees and directors of approximately $32.3 million and $31.8 million, respectively, and was included in research and development and general and administrative expenses in the accompanying consolidated statements of operations.

At March 31, 2021, total unrecognized compensation expense related to non-vested stock options was approximately $70.8 million and is expected to be recognized over the remaining weighted-average service period of 2.96 years.

The Company estimated the fair value of each stock option on the date of grant using the Black-Scholes closed form option-pricing model applying the weighted average assumptions in the following table.

	Years Ended March 31,
Assumptions	2021	2020
Expected stock price volatility	74.84%	66.47%
Expected risk free interest rate	0.43%	2.27%
Expected term, in years	6.25	6.72
Expected dividend yield	—%	—%

A summary of stock option activity and data under the RSL 2015 EIP for the year ended March 31, 2021 is as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life
Stock options outstanding at March 31, 2020	8,176,814	$24.52	$16.53	7.93
Granted	1,482,604	$38.71	$25.37
Forfeited/Canceled	(270,047)	$29.89	$19.85

Stock options outstanding at March 31, 2021	9,389,371	$26.61	$17.90	7.26

Stock options exercisable at March 31, 2021	5,533,848	$21.52	$14.95	6.49

At March 31, 2021 and 2020, there were 5,533,848 and 4,123,953 vested stock options, respectively. Additional information regarding stock options is set forth below (in thousands, except per share data).

	Years Ended March 31,
	2021	2020
Grant date fair value of stock options vested	$25,711	$33,789
Weighted-average grant date fair value per share of stock options granted	$25.37	$20.63

Restricted Stock Units

Restricted stock units will vest upon the achievement of both time-based service requirements and liquidity requirements on or before the grant expiration date. Restricted stock units expire eight years after the date of grant. During the year ended March 31, 2021, the Company recorded no share-based compensation expense related to these restricted stock units as the liquidity event requirement had not been met and was deemed not probable of being met. At March 31, 2021, there was approximately $83.8 million of unrecognized compensation expense related to non-vested restricted stock units. The Company will recognize the expense upon achievement of both the time-based service requirement and liquidity requirements through the requisite service period.

A summary of restricted stock units under the RSL 2015 EIP is as follows:

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested balance at March 31, 2020	1,008,175	$32.50
Granted	1,454,199	$39.19
Forfeited	(169,636)	$36.36

Non-vested balance at March 31, 2021	2,292,738	$36.53

Performance Options

Performance Options will vest upon the achievement of both time-based service requirements and liquidity requirements on or before the grant expiration date of March 31, 2026. During the year ended March 31, 2021, the Company recorded no share-based compensation expense related to these Performance Options as the liquidity event requirement had not been met and was deemed not probable of being met. At March 31, 2021, there was approximately $337.8 million of unrecognized compensation expense related to non-vested

Performance Options. The Company will recognize the expense upon achievement of both the time-based service requirement and liquidity requirements through the requisite service period.

The Company estimated the fair value of each Performance Option on the date of grant using the Black-Scholes closed form option-pricing model applying the weighted average assumptions in the following table.

Year Ended March 31,
Assumptions	2020
Expected stock price volatility	73.60%
Expected risk free interest rate	0.62%
Expected term	6 years
Expected dividend yield	—%

A summary of Performance Option activity and data under the RSL 2015 EIP for the year ended March 31, 2021 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life
Performance Options outstanding at March 31, 2020	14,518,870	$38.97	$23.78	6.00
Granted	—	$—	$—
Forfeited	(93,207)	$46.38	$22.18

Performance Options outstanding at March 31, 2021	14,425,663	$38.93	$23.42	5.00

No Performance Options were exercisable at March 31, 2021.

CVARs

CVARs will vest upon the achievement of both time-based service requirements and liquidity requirements on or before the grant expiration date of March 31, 2026. At settlement, each CVAR pays in common shares the excess of (a) the lesser of (i) the fair market value of a common share as of the settlement date or (ii) the cap of $37.10, over (b) the hurdle price of either $18.70 or $33.63, as applicable to each grant. During the year ended March 31, 2021, the Company recorded no share-based compensation expense related to these CVARs as the liquidity event requirement had not been met and was deemed not probable of being met. At March 31, 2021, there was approximately $23.0 million of unrecognized compensation expense related to non-vested CVARs. The Company will recognize the expense upon achievement of both the time-based service requirement and liquidity requirements through the requisite service period.

A summary of CVARs under the RSL 2015 EIP is as follows:

	Number of CVARs	Weighted Average Grant Date Fair Value
Non-vested balance at March 31, 2020	11,088,658	$2.07
Granted	—	$—
Forfeited	—	$—

Non-vested balance at March 31, 2021	11,088,658	$2.07

(B) RSL 2015 Restricted Stock Unit Plan

Under the Amended and Restated RSL 2015 Restricted Stock Unit Plan (the “pRSU Plan”), as of March 31, 2021, there are 200,000 of the Company’s common shares reserved for issuance in connection with pRSUs that may be granted to employees, officers, directors and consultants of the Company under the pRSU Plan. The pRSUs expire eight years after the date of grant. At March 31, 2021, none of the Company’s common shares were reserved for future grants under this plan.

As part of the Roivant Equity Repurchase, 17,044,465 existing pRSUs were surrendered and exchanged for newly issued Performance Options and CVARs issued under an amended and restated RSL 2015 EIP (see above), of which approximately 11.23% were then immediately purchased by the Company, during the year ended March 31, 2020. Refer to Note 10, “Shareholders’ Equity and Redeemable Noncontrolling Interest” for additional detail regarding the Roivant Equity Repurchase.

A summary of pRSU activity under the pRSU Plan is as follows:

	Number of pRSUs	Weighted Average Grant Date Fair Value
Non-vested balance at March 31, 2020	266,845	$13.92
Granted	—	$—
Forfeited	(66,845)	$13.92

Non-vested balance at March 31, 2021	200,000	$13.92

These pRSUs will vest to the extent certain performance criteria are achieved and certain liquidity conditions are satisfied within specified years of the grant date, provided that the recipient has provided continued service through such date. As of March 31, 2021, the performance conditions had not been met and were deemed not probable of being met. During the year ended March 31, 2021, the Company recorded no share-based compensation expense related to these pRSUs. During the year ended March 31, 2020, the Company recorded $12.3 million of share-based compensation expense relating to cash payments made for the purchase of a portion of the Performance Options and CVARs issued in replacement of pRSUs. At March 31, 2021, there was approximately $2.8 million of unrecognized compensation expense related to non-vested pRSUs. The Company will recognize the expense upon achievement of the performance and liquidity conditions through the requisite service period.

(C) RSL Restricted Common Stock

A summary of RSL restricted common stock activity as of March 31, 2021 is as follows:

	Number of Restricted Common Stock	Weighted Average Grant Date Fair Value
Non-vested balance at March 31, 2020	—	$—
Granted	587,824	$38.50
Vested	—	$—
Forfeited	—	$—

Non-vested balance at March 31, 2021	587,824	$38.50

For the year ended March 31, 2021, the Company recorded share-based compensation expense of $0.1 million in relation to the RSL restricted common stock. At March 31, 2021, total unrecognized compensation expense related to non-vested restricted common stock was approximately $6.9 million and is expected to be recognized over the remaining weighted-average service period of 3.39 years. $15.6 million of the fair value associated with these restricted common stock was attributed to precombination service. Refer to Note 4, “Asset Acquisitions and License Agreements.”

(D) Subsidiary Equity Incentive Plans

Certain wholly owned and majority-owned or controlled subsidiaries of RSL adopt their own equity incentive plan (“EIP”). Each EIP is generally structured so that the applicable subsidiary, and its affiliates’ employees, directors, officers and consultants are eligible to receive non-qualified and incentive stock options, stock appreciation rights, restricted share awards, restricted stock unit awards, and other share awards under their respective EIP. Standard option grants have time-based vesting requirements, generally vesting over a period of four years with a contractual term of ten years. Such time-based stock options use the Black-Scholes option pricing model. The grant date fair value of awards subject to market conditions is estimated using a Monte Carlo valuation model. For the years ended March 31, 2021 and 2020, the Company recorded share-based compensation expense of $29.1 million and $22.1 million, respectively, in relation to subsidiary EIPs.

(E) Share-Based Compensation Expense

Share-based compensation expense from continuing operations was as follows (in thousands):

	Years Ended March 31,
	2021	2020
Share-based compensation expense recognized as:
R&D expenses	$22,637	$7,738
G&A expenses	62,321	60,013

Total	$84,958	$67,751

The classification of share-based compensation expense between R&D and G&A expenses in the accompanying consolidated statements of operations is consistent with the classification of grantee’s salary expense.

Note 12—Income Taxes

The loss before income taxes and the related expense/(benefit) are as follows (in thousands):

	Years Ended March 31,
	2021	2020
Loss before income taxes:
United States	$(212,921)	$(69,264)
Switzerland	(424,494)	(355,422)
Bermuda	(227,471)	(105,604)
Other(1)	(33,661)	(30,696)

Total loss before income taxes	$(898,547)	$(560,986)

(1)	Primarily Greater China and United Kingdom activity

	Years Ended March 31,
	2021	2020
Current taxes:
United States	$1,365	$6,327
Switzerland	—	—
Bermuda	—	—
Other(1)	321	797

Total current tax expense	$1,686	$7,124

Deferred taxes:
United States	$—	$—
Switzerland	—	—
Bermuda	—	—
Other(1)	—	—

Total deferred tax benefit	$—	$—

Total income tax expense	$1,686	$7,124

(1)	Primarily Greater China, United States state and local and United Kingdom activity

A reconciliation of income tax provision/(benefit) computed at the Bermuda statutory rate to income tax expense reflected in the consolidated financial statements is as follows (in thousands, except percentages):

	Year Ended March 31, 2021		Year Ended March 31, 2020
Income tax benefit at Bermuda statutory rate	$—	—%	$—	—%
Foreign rate differential(1)	(150,778)	16.78%	(74,922)	13.36%
Permanent disallowed IPR&D	111,432	(12.40)%	—	—%
Nondeductible changes in the fair value of investments and loss from equity method investment	(22,472)	2.50%	20,840	(3.72)%
Nontaxable (loss) gain on deconsolidation of business	(16,438)	1.83%	29,041	(5.18)%
Permanent adjustments	2,923	(0.33)%	(20,395)	3.64%
R&D tax credits	(10,555)	1.17%	(5,990)	1.07%
Rate changes	2,443	(0.27)%	(29,238)	5.21%
Valuation allowance	85,046	(9.46)%	87,677	(15.63)%
Other	85	(0.01)%	111	(0.02)%

Total income tax expense	$1,686	(0.19)%	$7,124	(1.27)%

(1)	Primarily related to operations in Switzerland, the United Kingdom, and other jurisdictions with statutory tax rates different than the Bermuda rate.

The Company’s effective tax rates were (0.19)% and (1.27)% for the years ended March 31, 2021 and 2020, respectively, driven by the Company’s jurisdictional earnings by location and a valuation allowance that eliminates the Company’s global net deferred tax assets.

Deferred taxes reflect the tax effects of the differences between the amounts recorded as assets and liabilities for financial reporting purposes and the comparable amounts recorded for income tax purposes. Significant components of the deferred tax assets (liabilities) at March 31, 2021 and 2020 are as follows (in thousands):

	March 31, 2021	March 31, 2020
Deferred tax assets
Research tax credits	$19,063	$6,303
Intangible assets	50,564	43,626
Net operating loss	202,906	116,619
Share-based compensation	26,623	18,413
Lease liabilities	16,638	17,194
Other	7,303	7,060

Subtotal	323,097	209,215
Valuation allowance	(303,287)	(187,831)

Deferred tax liabilities
Depreciation	(1,214)	(1,833)
Right-of-use assets	(13,908)	(15,409)
Other	(4,688)	(4,142)

Total deferred tax assets (liabilities)	$—	$—

The Company has Federal net operating losses in Switzerland, the United States, the United Kingdom and other jurisdictions in the amount of $1,181.1 million, $122.2 million, $28.6 million, and $75.8 million, respectively. The Switzerland net operating losses will expire in varying amounts between March 31, 2025 and March 31, 2028. The United States net operating losses can be carried forward indefinitely with utilization limited to 80% of future taxable income for tax years beginning on or after January 1, 2021, while the United Kingdom and other net operating losses can be carried forward indefinitely as well, with an annual limitation on utilization. The Company has generated net operating losses from United States state and local jurisdictions in the amount of $69.7 million which will expire in varying amounts between March 31, 2035 and March 31, 2041. The Company has generated $19.1 million of research tax credit carryforwards primarily in the United States, which will expire in varying amounts between March 31, 2035 and March 31, 2041.

The Company assesses the realizability of the deferred tax assets at each balance sheet date based on available positive and negative evidence in order to determine the amount which is more likely than not to be realized and record a valuation allowance as necessary. Due to the Company’s cumulative loss position which provides significant negative evidence difficult to overcome, the Company has recorded a valuation allowance of $303.3 million as of March 31, 2021, representing the portion of the deferred tax asset that is not more likely than not to be realized. The amount of the deferred tax asset considered realizable could be adjusted for future factors that would impact the assessment of the objective and subjective evidence of the Company. For the period April 1, 2020 through March 31, 2021, the valuation allowance increased by $115.5 million primarily as a result of corresponding increases in our global net operating losses, as well as our Research Tax Credits. For the period April 1, 2019 through March 31, 2020, the valuation allowance decreased by $168.0 million primarily as a result of the Sumitomo Transaction and the deconsolidation of Sio. The Company will continue to assess the realizability of deferred tax assets at each balance sheet date in order to determine the amount, if any, required for a valuation allowance.

There are outside basis differences related to the Company’s investment in subsidiaries for which no deferred taxes have been recorded as these would not be subject to tax on repatriation as Bermuda has no tax regime for Bermuda exempted limited companies, and the United Kingdom tax regime relating to company distributions and sales generally provides for exemption from tax for most overseas profits, subject to certain exceptions.

The Company is subject to tax and is required to file United States, United Kingdom, and Switzerland federal income tax returns, as well as income tax returns in various state, local, and foreign jurisdictions. The Company is subject to tax examinations for tax years ended March 31, 2018 and forward in major taxing jurisdictions. Tax audits and examinations can involve complex issues, interpretations and judgments. The resolution of matters may span multiple years particularly if subject to litigation or negotiation. The Company believes it has appropriately recorded its tax position using reasonable estimates and assumptions, however, the potential tax benefits may impact the results of operations or cash flows in the period of resolution, settlement or when the statutes of limitations expire. There are no unrecognized tax benefits recorded as of March 31, 2021 and 2020.

Note 13—Leases

The Company’s operating leases consist primarily of real estate leases, including those entered into by certain wholly owned and majority-owned or controlled subsidiaries of RSL. The Company determines if an agreement is or contains a lease at inception. Leases with an initial term of 12 months or less are not recorded on the balance sheet. For real estate leases, the Company elected the expedient to account for lease and non-lease components as a single component.

Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and liabilities are based on the estimated present value of fixed lease payments over the expected lease term and are recognized at the lease commencement date.

As most of the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate in determining the present value of fixed lease payments based on information available at the lease commencement date. The Company’s incremental borrowing rates are determined based on the term of the lease, the economic environment of the lease, and the effect of collateralization. Certain leases include one or more renewal options, generally for the same period as the initial term of the lease. The exercise of lease renewal options is generally at the Company’s sole discretion and, as such, the Company typically determines that exercise of these renewal options is not reasonably certain. As a result, the Company does not include the renewal option period in the expected lease term and the associated lease payments are not included in the measurement of the ROU asset and lease liability. Certain leases also contain termination options with an associated penalty. Generally, the Company is reasonably certain not to exercise these options and as such, they are not included in the determination of the expected lease term. The Company recognizes operating lease expense on a straight-line basis over the lease term.

Leases generally provide for payments of nonlease components, such as common area maintenance, real estate taxes and other costs associated with the leased property. For lease agreements entered into or modified after April 1, 2019, the Company accounts for lease components and nonlease components together as a single lease component and, as such, includes fixed payments of nonlease components in the measurement of the ROU assets and lease liabilities. Variable lease payments, such as periodic adjustments for inflation, reimbursement of real estate taxes, any variable common area maintenance and any other variable costs associated with the leased property are expensed as incurred as variable lease costs and are not recorded on the balance sheet.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictions or covenants.

The components of operating lease expense for the Company were as follows (in thousands):

	Years Ended March 31,
	2021	2020
Operating lease cost	$11,931	$11,515
Short-term lease cost	237	872
Variable lease cost	704	379

Total operating lease cost	$12,872	$12,766

Information related to the Company’s operating lease ROU assets and operating lease liabilities was as follows (in thousands, except periods and percentages):

	During the Year Ended March 31,
	2021	2020
Cash paid for operating lease liabilities	$8,830	$8,108
Operating lease ROU assets obtained in exchange for operating lease liabilities	$5,491	$56,025

	March 31, 2021	March 31, 2020
Weighted average remaining lease term (in years)	9.6	10.2
Weighted average discount rate	7.1%	7.1%

As of March 31, 2021, maturities of operating lease liabilities were as follows (in thousands):

Years Ending March 31,
2022	$13,386
2023	11,814
2024	11,718
2025	9,734
2026	8,617
Thereafter	51,674

Total lease payments	106,943
Less: present value adjustment	(29,348)
Less: tenant improvement allowance	(2,898)

Total	$74,697

Note 14—Commitments and Contingencies

(A) Significant Agreements

The Company, primarily through its subsidiaries has entered into commitments under various asset acquisition and license agreements including those described in Note 4, “Asset Acquisitions and License Agreements.” Additionally, the Company through its subsidiaries enters into agreements with contract service providers to assist in the performance of its R&D activities. Expenditures to contract research organizations and contract manufacturing organizations represent significant costs in the clinical development of its product candidates. Subject to required notice periods and certain obligations under binding purchase orders, the Company can elect to discontinue the work under these agreements at any time. The Company expects to enter into additional collaborative research, contract research, manufacturing, and supplier agreements in the future, which may require upfront payments and long-term commitments of capital resources.

(B) Loss Contingencies

The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company accrues for loss contingencies when available information indicates that it is probable that a liability has been incurred and the amount of such loss can be reasonably estimated, and if the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the litigation or claim, including an estimable range, if possible. The Company is currently not involved in any legal proceedings with a probable and estimable material loss.

(C) Intellectual Property Agreements

As of March 31, 2021, the Company did not have any ongoing material financial commitments, other than pursuant to various asset acquisition and license agreements including those described in Note 4, “Asset Acquisitions and License Agreements.”

(D) COVID-19 Pandemic

The Company has been actively monitoring the impact of the COVID-19 pandemic on its employees and business. Based on guidance issued by federal, state and local authorities, the Company transitioned to a remote work model for its employees in March 2020 and its workforce continues to primarily work remotely.

The COVID-19 pandemic has had a variable impact on clinical trials by disrupting certain study sites. In the conduct of business activities, the Company continues to take actions designed to protect the safety and well-being of its patients and employees. Although some of the Company’s clinical development timelines have been impacted by delays related to the COVID-19 pandemic, the Company has not experienced material financial impacts on its business and operations as a result of the COVID-19 pandemic. However, the impact on the Company’s future results will largely depend on future developments related to COVID-19, which are highly uncertain and cannot be predicted with confidence, such as the emergence of new variants, the ultimate duration and spread of the outbreak, the continuing impact of the COVID-19 pandemic on financial markets and the global economy, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain, treat, and prevent the disease, including the availability and effectiveness of vaccines.

Note 15—Fair Value Measurements

Recurring Fair Value Measurements

The following table sets forth the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and 2020, by level, within the fair value hierarchy (in thousands):

	As of March 31, 2021				As of March 31, 2020
	Level 1	Level 2	Level 3	Balance as of March 31, 2021	Level 1	Level 2	Level 3	Balance as of March 31, 2020
Assets:
Money market funds	$1,420,597	$—	$—	$1,420,597	$1,874,662	$—	$—	$1,874,662
Investment in Sio common shares	48,487	—	—	48,487	45,329	—	—	45,329
Investment in Arbutus common shares	53,325	—	—	53,325	16,174	—	—	16,174
Investment in Arbutus convertible preferred shares	—	76,037	—	76,037	—	23,062	—	23,062
Other investments	11,129	—	—	11,129	8,880	—	—	8,880

Total assets at fair value	$1,533,538	$76,037	$—	$1,609,575	$1,945,045	$23,062	$—	$1,968,107

Liabilities:
Debt held by Dermavant with NovaQuest	$—	$—	$150,100	$150,100	$—	$—	$89,100	$89,100
Liability instruments measured at fair value	—	—	67,893	67,893	—	—	102,373	102,373

Total liabilities at fair value	$—	$—	$217,993	$217,993	$—	$—	$191,473	$191,473

There were no transfers of assets between Level 1 and Level 2 of the fair value measurement hierarchy that occurred during the years ended March 31, 2021 and 2020.

Level 3 Disclosures

The Company measures its Level 3 liabilities, including debt issued by Dermavant to NovaQuest and the Sumitomo Options, at fair value based on significant inputs not observable in the market, which causes them to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the Level 3 liabilities uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assesses these assumptions and estimates on an ongoing basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value related to updated assumptions and estimates are recorded within the statements of operations at the end of each reporting period.

The fair value of Level 3 liabilities may change significantly as additional data are obtained, impacting the Company’s assumptions regarding probabilities of potential scenarios used to estimate fair value. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The changes in fair value of the Level 3 liabilities during the years ended March 31, 2021 and 2020 were as follows (in thousands):

Balance at March 31, 2019	$103,628
Issuance of liability instruments measured at fair value	101,567
Changes in fair value of debt and liability instruments, included in net loss	(13,722)

Balance at March 31, 2020	191,473
Changes in fair value of debt and liability instruments, included in net loss	29,845
Liability instruments disposed due to deconsolidation of subsidiary	(3,325)

Balance at March 31, 2021	$217,993

Debt issued by Dermavant to NovaQuest

The fair value of the debt instrument as of March 31, 2021 and 2020 represents the fair value of amounts payable to NovaQuest using a Monte Carlo simulation model under the income approach determined by using probability assessments of the expected future payments through 2032 and applying discount rates ranging from 6% to 17%. The future payments are based on significant inputs that are not observable in the market which are subject to remeasurement at each reporting date. The estimates of fair value may not be indicative of the amounts that could ultimately be paid by Dermavant to NovaQuest.

Sumitomo Options

The fair value of the options to acquire the Company’s interest in Dermavant, Genevant, Lysovant, Metavant, Cytovant Parent, and Sinovant (collectively, the “Option Vants”) granted to Sumitomo under the Sumitomo Transaction Agreement as of March 31, 2021 and 2020 was calculated using significant unobservable inputs including the following:

	Range or Point Estimate Used
Input	As of March 31, 2021	As of March 31, 2020
Time to expiration (in years)	3.59	0.49 - 4.59
Risk-free rate	0.52%	0.15% - 0.35%
Volatility	89.0% - 95.0%	91.0% - 110.0%

As of March 31, 2021 and 2020, the fair value of the Sumitomo Options was $62.4 million and $95.9 million, respectively. Sumitomo Options are included in “Liability instruments measured at fair value” in the accompanying consolidated balance sheets.

In June 2021, the Company completed a transaction with Sumitomo pursuant to which Sumitomo terminated all of its existing options to acquire the Company’s equity interests in certain subsidiaries. See Note 19, “Subsequent Events” for additional information.

Note 16—Defined Contribution Plan

The Company and certain of its subsidiaries sponsor defined contribution plans pursuant to Section 401(k) of the U.S. Internal Revenue Code. Employee contributions are voluntary and subject to the maximum allowable under federal tax regulations. For the years ended March 31, 2021 and 2020, the Company recorded total expense for employer matching contributions of $1.7 million and $1.7 million, respectively.

Note 17—Other Expense, Net

Other expense, net from continuing operations was as follows (in thousands):

	Years Ended March 31,
	2021	2020
Loss from equity method investment	$3,750	$21,386
Interest income	(1,418)	(17,990)
Interest expense	2,809	7,683
Other expense	3,560	2,543

Total	$8,701	$13,622

Note 18—Earnings per Common Share

The computations of the numerator to derive the basic and diluted earnings per share amounts presented on the face of the accompanying consolidated statements of operations are as follows (in thousands):

	Years Ended March 31,
	2021	2020
Loss from continuing operations, net of tax	$(900,233)	$(568,110)
Net loss from continuing operations, net of tax, attributable to noncontrolling interest	(90,999)	(48,716)

Loss from continuing operations, net of tax, attributable to Roivant Sciences Ltd.	(809,234)	(519,394)
Deemed dividend on repurchase of redeemable noncontrolling interest relating to subsidiary convertible and redeemable preferred stock(1)	—	(77,777)

Basic and diluted loss from continuing operations, net of tax, attributable to Roivant Sciences Ltd.	$(809,234)	$(597,171)

Income from discontinued operations, net of tax	$—	$1,578,426
Net loss from discontinued operations, net of tax, attributable to noncontrolling interest	—	(141,477)

Net income from discontinued operations, net of tax, attributable to Roivant Sciences Ltd.	$—	$1,719,903

Basic and diluted income from discontinued operations, net of tax	$—	$1,719,903

Basic and diluted net (loss) income attributable to Roivant Sciences	$(809,234)	$1,122,732

(1)

Consideration paid in excess of carrying value for the repurchase of redeemable noncontrolling interest relating to subsidiary convertible and redeemable preferred stock of $77.8 million is considered a deemed dividend and, for purposes of calculating net loss per share, increases the loss from continuing operations, net of tax, attributable to Roivant Sciences Ltd. for the year ended March 31, 2020. See Note 10, “Shareholders’ Equity and Redeemable Noncontrolling Interest.”

Basic net (loss) income per common share is computed by dividing net (loss) income attributable to Roivant Sciences Ltd. by the weighted-average number of common stock outstanding during the period. Diluted net (loss) income per common share is computed by dividing the net income (loss) attributable to Roivant Sciences Ltd. by the diluted weighted-average number of common stock outstanding during the period.

For periods of loss from continuing operations, diluted loss per share is calculated similar to basic loss per share as the effect of including all potentially dilutive common share equivalents is anti-dilutive. All outstanding common stock equivalents have been excluded from the computation of diluted loss per share because their effect was anti-dilutive due to the loss from continuing operations. Refer to Note 11, “Share-Based Compensation” and Note 5, “Sumitomo Transaction Agreement” for additional detail regarding outstanding common stock equivalents.

Note 19—Subsequent Events

The Company has evaluated subsequent events for appropriate disclosures through June 30, 2021, the date that the consolidated financial statements were available to be issued. All subsequent events requiring recognition as of March 31, 2021 have been incorporated in these financial statements.

Option Vants Transaction

On May 1, 2021, the Company entered into an Asset Purchase Agreement with Sumitomo and its subsidiary Sumitomo Pharmaceuticals (Suzhou) Co., Ltd. (“SPC”) (the “Asset Purchase Agreement”). The transactions contemplated by the Asset Purchase Agreement closed in June 2021. Pursuant to the Asset Purchase Agreement: (i) Sumitomo terminated all of its existing options to acquire the Company’s equity interests in the Option Vants; (ii) the Company transferred and assigned to SPC all of its intellectual property, development and commercialization rights for (a) lefamulin in Mainland China, Taiwan, Hong Kong, and Macau (collectively “Greater China”), (b) vibegron in Mainland China, (c) rodatristat ethyl in Greater China and South Korea and (d) RVT-802 in Greater China and South Korea; (iii) we will receive a $5.0 million cash payment; and (iv) Sumitomo entered into an agreement with the Company to pursue future collaborations with Genevant.

Dermavant

On May 14, 2021, Dermavant entered into a $160.0 million revenue interest purchase and sale agreement (the “RIPSA”) for its investigational product tapinarof with three institutional investors. Under the terms of the RIPSA, the participants purchased a capped single-digit revenue interest in net sales of tapinarof for all dermatological indications in the United States in exchange for $160.0 million in committed funding to be paid to Dermavant, subject to approval of tapinarof by the FDA.

Dermavant concurrently entered into a $40.0 million senior secured credit facility (the “Credit Facility”) with one of the institutional investors. The Credit Facility has a five-year maturity and bears an interest rate of 10% per annum. In connection with the funding of the Credit Facility, Dermavant issued to the institutional investor a warrant to purchase 1,199,072 common shares of Dermavant at an exercise price of $0.01 per common share.

The proceeds from the Credit Facility were used to repay all amounts outstanding under the loan and security agreement with Hercules, with the remainder of net proceeds used for working capital and general corporate purposes. The Company reclassified $3.1 million on the consolidated balance sheets as of March 31, 2021 from current to long-term given that Dermavant had the intent and ability to refinance the short-term obligation on a long-term basis after March 31, 2021 and before the financial statements were issued.

Datavant

In June 2021, Datavant and CIOX Health, LLC entered into a definitive agreement to merge the two companies.

The merger closed on July 27, 2021. At closing, Roivant received approximately $320 million in cash.

ANNEX A – BUSINESS COMBINATION AGREEMENT

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

MONTES ARCHIMEDES ACQUISITION CORP.,

RHINE MERGER SUB, INC.,

AND

ROIVANT SCIENCES LTD.

DATED AS OF MAY 1, 2021

A-i

A-ii

ANNEXES AND EXHIBITS

Annex A	PIPE Investors

Exhibit A	Form of PIPE Subscription Agreement
Exhibit B	Form of Transaction Support Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Company Post-Closing Bye-laws
Exhibit F	Company Shareholder Written Consent
Exhibit G	Form of Roivant Sciences Ltd. 2021 Equity Incentive Plan
Exhibit H	Company Post-Closing Employee Stock Purchase Plan Term Sheet

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of May 1, 2021, is made by and among Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), and Rhine Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company (“Merger Sub”). MAAC, the Company and Merger Sub shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) MAAC is a blank check company incorporated as a Delaware corporation on July 6, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a direct wholly owned Subsidiary of the Company formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of MAAC, MAAC is required to provide an opportunity for the holders of MAAC Class A Shares to have their outstanding MAAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the MAAC Shareholder Approval;

WHEREAS, as of the date of this Agreement, Patient Square Capital LLC, a Delaware limited liability company (the “MAAC Sponsor”), owns 10,167,956 MAAC Class B Shares and 10,214,365 MAAC Warrants;

WHEREAS, concurrently with the execution of this Agreement, the MAAC Sponsor, MAAC and the Company are entering into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which (i) the MAAC Sponsor has agreed to, among other things, (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) subject to, and conditioned upon the occurrence of and effective as of immediately prior to, the Effective Time, waive any adjustment to the conversion ratio set forth in the Governing Documents of MAAC or any other anti-dilution or similar protection, in each case, with respect to the MAAC Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise), and (c) subject to, and conditioned upon the occurrence of and effective as of immediately after, the Effective Time, subject a number Company Post-Closing Common Shares determined pursuant to the Sponsor Support Agreement to vesting requirements that are tied to the share price of the Company Post-Closing Common Shares following the Effective Time, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement and (ii) the MAAC Sponsor will, subject to, and conditioned upon the occurrence of and effective as of, the Effective Time, be granted certain registration rights with respect to its Company Post-Closing Common Shares;

WHEREAS, prior to the Closing Date or on the Closing Date prior to the Effective Time and prior to the consummation of the matters described in the following recital, the Company Non-Voting Common Shares shall be converted and redesignated into Company Voting Common Shares, in accordance with the Company Bye-Laws, on a one-for-one basis (the “Non-Voting Share Conversion”), subject to the expiration or termination of any applicable waiting period under the HSR Act with respect to the Non-Voting Share Conversion;

WHEREAS, on the Closing Date prior to the Effective Time, the Company shall (a) cause each Company Pre-Closing Common Share to be divided into a number of Company Post-Closing Common Shares equal to the Exchange Ratio and (b) amend and restate the Company Bye-Laws, in each case, on the terms and subject to the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A hereto (collectively, the “PIPE Investors”) is entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date immediately prior to the

Effective Time, and MAAC has agreed to issue and sell to each such PIPE Investor on the Closing Date immediately prior to the Effective Time, the number of MAAC Class A Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;

WHEREAS, on the Closing Date, promptly following the Company Pre-Closing Steps and at the Effective Time, Merger Sub will merge with and into MAAC, with MAAC continuing as the surviving corporation in the merger and, after giving effect to such merger, (a) MAAC will be a wholly owned Subsidiary of the Company, (b) each MAAC Class A Share and each MAAC Class B Share not held by the MAAC Sponsor or its Affiliates, in each case, issued and outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, each MAAC Class A Share issued to the PIPE Investors pursuant to the PIPE Subscription Agreements (but excluding, for the avoidance of doubt, (i) any MAAC Class A Shares and MAAC Class B Shares held by MAAC as treasury stock or by the MAAC Sponsor or its Affiliates and (ii) any MAAC Class A Shares redeemed in a MAAC Shareholder Redemption)), will be automatically converted as of the Effective Time into one Company Post-Closing Common Share, and (c) each MAAC Class B Share held by the MAAC Sponsor and its Affiliates issued and outstanding as of immediately prior to the Effective Time will be automatically converted as of the Effective Time into the number of Company Post-Closing Common Shares equal to the Sponsor Exchange Ratio, in each case, on the terms and subject to the conditions set forth in this Agreement and the applicable Ancillary Documents;

WHEREAS, concurrently with the execution of this Agreement, the Significant Company Shareholders will duly execute and deliver to MAAC and the Company a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Transaction Support Agreements”), pursuant to which, in the case of each such Transaction Support Agreement, each such Significant Company Shareholder will agree to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by this Agreement and the Ancillary Documents, including the Company Pre-Closing Steps and (ii) take, or cause to be taken, any actions necessary or advisable to cause certain existing Company agreements to be terminated effective as of the Closing;

WHEREAS, concurrently with the execution of this Agreement, the Significant Company Shareholders are entering into the Third Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which, among other things, certain Company Shareholders will, subject to, and conditioned upon and effective as of, the Effective Time, be granted certain registration rights with respect to their respective Company Post-Closing Common Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, each of the Company, certain Company Shareholders and the MAAC Sponsor are entering into a lock-up agreement, substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of, the Effective Time, such Company Shareholders and the MAAC Sponsor will agree not to effect any sale or distribution of all or a portion of, as applicable, the Equity Securities of the Company held by any of them during the applicable lock-up periods described therein;

WHEREAS, the board of directors of MAAC (the “MAAC Board”) has (a) determined that it is in the best interests of MAAC and its stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which MAAC is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) approved this Agreement, the Ancillary Documents to which MAAC is or will be a party and the consummation of the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, approval and adoption of this Agreement, the Ancillary Documents to which MAAC is or will be a party and the consummation of the transactions contemplated by hereby or thereby (including the Merger) by the holders of MAAC Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, concurrently with the execution hereof, the Company is delivering to MAAC the Company Shareholder Written Consent duly executed by the Significant Company Shareholders;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) unanimously approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby (including the Company Pre-Closing Steps and the Merger), (b) recommended, among other things, the entry into this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby (including the Company Pre-Closing Steps and the Merger) to the holders of the Company Pre-Closing Common Shares entitled to vote thereon for their approval and (c) given reasonable advance written notice of the Company Pre-Closing Steps and the Merger in accordance with the Company Bye-Laws to the Company Shareholders (including the “Lot Large Shareholders” (as defined therein)); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (c) the exchange of MAAC Class A Shares or MAAC Class B Shares for Company Post-Closing Common Shares pursuant to Section 2.1(b)(vii), other than with respect to any Pre-Closing MAAC Shareholders who are U.S. persons and who will be “five-percent transferee shareholders” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, qualifies for an exception to Section 367(a)(1) of the Code (clauses (a) through (c), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional MAAC SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted CVAR Award” has the meaning set forth in Section 2.4(d).

“Adjusted Option” has the meaning set forth in Section 2.4(a).

“Adjusted RSU Award” has the meaning set forth in Section 2.4(c).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided that no

Public Group Company shall be deemed to be an Affiliate of any Private Group Company for purposes hereof. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Trust Account Proceeds” means the aggregate cash proceeds that are or would be (assuming that the Closing occurs) released to MAAC (or any designees thereof) from the Trust Account on the Closing Date in connection with the transactions contemplated hereby (for the avoidance of doubt, (i) after giving effect to the MAAC Shareholder Redemption and (ii) excluding the proceeds of the PIPE Financing).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means the Registration Rights Agreement, the Lock-Up Agreement, the Sponsor Support Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements, the Certificate of Merger and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby (including those entered into in connection with the Company Pre-Closing Steps).

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Hamilton, Bermuda, London, England, New York, New York and San Francisco, California are open for the general transaction of business; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).

“Certificates” has the meaning set forth in Section 2.1(b)(vii).

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Companies Act” means the Bermuda Companies Act, 1981.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases the Company or all or substantially all of the assets, Equity Securities or businesses of the Company and its controlled Affiliates on a consolidated basis (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, (i) none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal and (ii) the Company’s or one of its Affiliates’ acquisition of Equity Securities of a Public Group Company that are not already owned by the Company or any issuance of Equity Securities of the Company in connection therewith shall not constitute a Company Acquisition Proposal.

“Company Additional Capitalization Representations” means the representations and warranties set forth in the first two sentences of Section 3.2(a) and Section 3.2(c) (Capitalization of the Group Companies).

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Bye-Laws” means the eighth amended and restated bye-laws of the Company, adopted on June 17, 2020.

“Company Common Shares” means (a) prior to the consummation of the Company Pre-Closing Steps, the Company Pre-Closing Common Shares, and (b) from and after the consummation of the Company Pre-Closing Steps, means the Company Post-Closing Common Shares. Any reference to the Company Common Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Company CVAR Award” means, as of any determination time, each capped value appreciation right with respect to Company Common Shares that is outstanding and granted under a Company Equity Plan.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company Designee” has the meaning set forth in Section 5.16(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to MAAC by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, each Company RSU Award, each Company Restricted Common Share, each Company CVAR Award and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of the Company under any Company Equity Plan or otherwise that is outstanding as of such time of determination.

“Company Equity Plan” means each of (a) the Roivant Sciences Ltd. Amended and Restated 2015 Equity Incentive Plan, (b) the Roivant Sciences Ltd. Amended and Restated 2015 Restricted Stock Unit Plan and (c) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company.

“Company Equityholders” means, collectively, the Company Shareholders and the holders of Company Equity Awards as of any determination time prior to the Effective Time.

“Company Expenses” means, as of any determination time and without duplication, the aggregate amount of fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of, and that are due and payable by (and not otherwise expressly allocated to MAAC pursuant to the terms of this Agreement or any Ancillary Document) any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of any Group Company, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document and (c) fifty percent (50%) of the expenses incurred in connection with the filing of the Registration Statement / Proxy Statement with the SEC and the printing and mailing of the Registration Statement / Proxy Statement to holders of MAAC Shares. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any MAAC Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by MAAC pursuant to this Agreement or any Ancillary Document.

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(d) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.18 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Private Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that are licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company or Merger Sub to consummate the transactions contemplated by this Agreement to occur on the Closing Date (including the Company Pre-Closing Steps and the Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in

Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, or (ix) any regulatory, preclinical, clinical, pricing or reimbursement changes, effects, developments or occurrences arising after the date hereof and relating to or affecting any Company Product (including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any Company Product, (B) any negative regulatory actions, requests, recommendations or decisions of any Governmental Entity relating to any Company Product or the manufacture thereof, or any other regulatory or preclinical or clinical development relating to any Company Product, (C) any preclinical or clinical studies, trials, tests, results or adverse events, or announcements of any of the foregoing, with respect to any Company Product, (D) any delay, hold or termination of any preclinical or clinical study, trial or test or any delay, hold or termination of any planned application for investigational new drug application or application for marketing approval with respect to any Company Product, (E) any preclinical or clinical studies, trials, tests, results or adverse events, or announcements of any of the foregoing, with respect to any product or product candidate competitive with or related to any Company Product, (F) FDA approval (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product or product candidate competitive with or related to any Company Product or (G) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Entities or representatives of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any Company Product or any products or product candidates of any competitors of the Company), in each case, as applicable and solely to the extent not resulting from or arising out of any fraud or intentional and material violation of any applicable Public Health Law or Order by any Group Company; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to MAAC, (y) any MAAC Shareholder Redemption, in and of itself, or (z) any failure, in and of itself, by a PIPE Investor to fulfill its obligations under a PIPE Subscription Agreement constitute a Company Material Adverse Effect.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, equityholder, successor, heir or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Non-Voting Common Shares” means non-voting common shares, par value $0.0000001 per share, of the Company.

“Company Option” means, as of any determination time, each option to purchase Company Common Shares (including, for the avoidance of doubt, each option subject to any performance-based or liquidity-based vesting conditions) that is outstanding and unexercised and granted under a Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by any of the Group Companies.

“Company Post-Closing Bye-Laws” has the meaning set forth in Section 2.1(a).

“Company Post-Closing Common Shares” means common shares of the Company, with a par value equal to the par value of the Company Pre-Closing Common Shares divided by the Exchange Ratio.

“Company Post-Closing Employee Stock Purchase Plan” has the meaning set forth in Section 5.18.

“Company Post-Closing Incentive Equity Plan” has the meaning set forth in Section 5.18.

“Company Pre-Closing Common Shares” means, collectively, the Company Non-Voting Common Shares and the Company Voting Common Shares.

“Company Pre-Closing Steps” has the meaning set forth in Section 2.1(a).

“Company Product” means each product candidate, product or platform that is being or has been researched, tested, developed, manufactured, distributed, sold, promoted, advertised or marketed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Group Company.

“Company Related Party” has the meaning set forth in Section 3.20.

“Company Related Party Transactions” has the meaning set forth in Section 3.20.

“Company Restricted Common Shares” means restricted Company Common Shares outstanding and granted under a Company Equity Plan or otherwise.

“Company RSU Award” means, as of any determination time, each restricted stock unit award with respect to Company Common Shares outstanding and granted under a Company Equity Plan.

“Company Shareholder Written Consent” has the meaning set forth in Section 5.13.

“Company Shareholders” means, collectively, the holders of Company Common Shares as of any determination time prior to the Effective Time.

“Company Shareholders Agreements” means, collectively, (a) the Sixth Amended and Restated Shareholders Agreement, dated June 17, 2020, by and among the Company and the Company Shareholders party thereto, (b) the Second Amended and Restated Registration Rights Agreement, dated September 6, 2017, by and among the Company and the Company Shareholders party thereto, and (c) the Agreement Regarding 2018 Equity Raise, dated as of September 26, 2018, by and among the Company and the Company Shareholders party thereto.

“Company Voting Common Shares” means common shares, par value $0.0000001 per share, of the Company (including, for the avoidance of doubt, the Company Restricted Common Shares).

“Company Warrant” has the meaning set forth in Section 2.1(b)(viii).

“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated October 26, 2020, between Roivant Sciences, Inc. and MAAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, grant, clearance, permission or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Datavant” has the meaning set forth in the definition of “Subsidiary.”

“Designated Individuals” means the individuals listed on Section 1.1 of the Company Disclosure Schedules.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Disclosed Subscription Agreements” has the meaning set forth in Section 4.20.

“Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy or Contract that any Private Group Company maintains, sponsors or contributes to, or under or with respect to which any Private Group Company has any Liability, other than (i) any plan, program, policy or Contract sponsored, maintained or entered into by a Public Group Company or (ii) any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws and Orders relating to export, re-export, transfer and import controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and Laws administered by the U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 2.9262.

“FDA” means the U.S. Food and Drug Administration.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Foreign and Domestic Approval Laws” has the meaning set forth in Section 3.5(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Private Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly made by such Party in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party to induce it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, entering into this Agreement, and (e) another Party suffering damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Bermuda exempted company are its certificate of incorporation, memorandum of association and bye-laws.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Intellectual Property Rights” means all intellectual property rights created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential proprietary information, including inventions and formulae, whether patentable or not; (e) intellectual property rights in or to Software; and (f) any other intellectual property or proprietary rights protectable or arising under any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, Order, regulation or other legally binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in the definition of “Real Property Leases.”

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking. Notwithstanding the foregoing or anything to the contrary herein, Liability shall not include any Company Expenses or MAAC Expenses.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“MAAC” has the meaning set forth in the introductory paragraph to this Agreement.

“MAAC Acquisition Proposal” means any transaction or series of related transactions constituting a “Business Combination” (as defined in MAAC’s Governing Documents). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a MAAC Acquisition Proposal.

“MAAC Board” has the meaning set forth in the recitals to this Agreement.

“MAAC Board Recommendation” has the meaning set forth in Section 5.8.

“MAAC Class A Shares” means shares of Class A common stock, par value $0.0001 per share, of MAAC.

“MAAC Class B Shares” means shares of Class B common stock, par value $0.0001 per share, of MAAC.

“MAAC D&O Persons” has the meaning set forth in Section 5.14(a).

“MAAC Designee” has the meaning set forth in Section 5.16(b).

“MAAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by MAAC on the date of this Agreement.

“MAAC Expenses” means, as of any determination time and without duplication, the aggregate amount of fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of, and that are due and payable by (and not otherwise expressly allocated to the Company or any Company Equityholder pursuant to the terms of this Agreement or any Ancillary Document) MAAC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of MAAC (including with respect to the PIPE Financing), (b) any other fees, expenses, commissions or other amounts that are expressly allocated to MAAC pursuant to this Agreement or any Ancillary Document and (c) fifty percent (50%) of the expenses incurred in connection with the filing of the Registration Statement / Proxy Statement with the SEC and the printing and mailing of the Registration Statement / Proxy Statement to holders of MAAC Shares. Notwithstanding the foregoing or anything to the contrary herein, MAAC Expenses shall not include any Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by the Company, Merger Sub or any Company Equityholder pursuant to this Agreement or any Ancillary Document.

“MAAC Financial Statements” means all of the financial statements of MAAC included in the MAAC SEC Reports.

“MAAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of MAAC), Section 4.8 (Trust Account) and Section 4.9 (No MAAC Material Adverse Effect).

“MAAC Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate with any other change, event, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of MAAC, taken as a whole, or (b) the ability of MAAC to consummate the transactions contemplated by this Agreement to occur on the Closing Date (including the Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a MAAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which MAAC operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of MAAC with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by MAAC to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing or (ix) any change, event, development, effect or occurrence that is generally applicable to “SPACs”; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (ix) may be taken into account in determining whether a MAAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had a disproportionate adverse effect on MAAC relative to other “SPACs,” and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to any of the Group Companies, (y) any MAAC Shareholder Redemption, in and of itself, or (z) any failure, in and of itself, by a PIPE Investor to fulfill its obligations under a PIPE Subscription Agreement constitute a MAAC Material Adverse Effect.

“MAAC Non-Party Affiliates” means, collectively, MAAC, the MAAC Sponsor and each of their respective former, current or future Affiliates and Representatives and any former, current or future equityholders, successors, heirs or permitted assigns of any of the foregoing.

“MAAC Related Party” has the meaning set forth in Section 4.11.

“MAAC Related Party Transactions” has the meaning set forth in Section 4.11.

“MAAC SEC Reports” has the meaning set forth in Section 4.7.

“MAAC Shareholder Approval” means, collectively, the Required MAAC Shareholder Approval and the Other MAAC Shareholder Approval.

“MAAC Shareholder Redemption” means the right of the holders of MAAC Class A Shares to redeem all or a portion of their MAAC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of MAAC, which shall be effected solely out of the Trust Account.

“MAAC Shareholders Meeting” has the meaning set forth in Section 5.8.

“MAAC Shares” means, collectively, the MAAC Class A Shares and the MAAC Class B Shares.

“MAAC Sponsor” has the meaning set forth in the recitals to this Agreement.

“MAAC Sponsor Consent” means that certain letter agreement, dated as of the date hereof, by and between MAAC and the MAAC Sponsor, pursuant to which the MAAC Sponsor consented to the entry by MAAC into this Agreement.

“MAAC Sponsor Specified Provisions” has the meaning set forth in Section 8.3.

“MAAC Warrant Agreement” means the Warrant Agreement, dated as of October 6, 2020, by and between MAAC and the Continental Stock Transfer & Trust Company.

“MAAC Warrants” means each warrant (or fraction of a warrant) to purchase one MAAC Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the MAAC Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the MAAC Sponsor).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in Section 2.1(b).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Shareholder Approval” has the meaning set forth in Section 5.9.

“Merger Sub Shareholder Approval Deadline” has the meaning set forth in Section 5.9.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Non-Voting Share Conversion” has the meaning set forth in the recitals to this Agreement.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other MAAC Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of MAAC Shares entitled to vote thereon, whether in person or by proxy at the MAAC Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of MAAC and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, consents, exemptions, licenses, qualifications, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP; (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP; (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property; (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property; (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable; (f) grants by any

Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business; (g) Liens arising under the Governing Documents of the Group Companies or the Company Shareholders Agreements; (h) Liens in favor of any Group Company and (i) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity (including a Governmental Entity), whether or not a legal entity.

“Personal Data” means any data or information that (a) can, alone or when combined with other information, identify a natural person, or (b) is otherwise considered “personally identifiable information,” “personal information,” or “personal data” as those terms are defined under applicable Laws relating to data privacy or data protection.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing MAAC Shareholders” means the holders of MAAC Shares as of any determination time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.21(a).

“Privacy and Security Requirements” means any of the following to the extent relating to the collection, processing, use, protection, security, transfer, distribution, or disposition of Personal Data or otherwise relating to data-related notifications: (a) all applicable Laws; (b) each Private Group Company’s own external-facing privacy policies; (c) any other industry standard to which any Private Group Company is bound; and (d) applicable provisions of Contracts to which any Private Group Company is a party.

“Private Group Companies” means, collectively, the Company and its Subsidiaries, other than the Public Group Companies.

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint (including a qui tam complaint), charge, subpoena, civil investigative demand, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving or on behalf of any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18(a).

“Public Group Companies” means, collectively, each Subsidiary of the Company whose common stock (or similar Equity Securities) is listed on a U.S. national securities exchange and each of their respective Subsidiaries.

“Public Group Company SEC Reports” has the meaning set forth in Section 3.26(a).

“Public Health Laws” means all applicable Laws relating to the research, development, pre-clinical testing, clinical testing, manufacture, production, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug, biological product or medical device (including any ingredient or component of the foregoing products), including (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), (b) the Public Health Service Act (42 U.S.C. § 201 et seq.), and the regulations administered, issued, or promulgated by FDA thereunder, (c) the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act), and any other foreign, federal, and state Laws relating to governmental healthcare programs, (d) foreign, federal, and state criminal or civil healthcare Laws related to fraud and abuse, false claims and anti-kickback Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a- 7(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. §1320a-7b(a)), criminal Laws relating to healthcare fraud and abuse, including 18 U.S.C. §§ 286, 287 and 1001, Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalties law (42 U.S.C. § 1320a-7a)), (e) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, (f) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. §1320d et seq.), as amended by the Health Information and Technology for Economic and Clinical Health Act of 2009, and any comparable foreign and state Laws related to privacy, data protection and information security, and (g) each similar applicable federal, state or foreign Law.

“Public Software” means any Software that contains, includes or incorporates any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form, (b) be licensed for purposes of making derivative works, or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Private Group Company leases, sub-leases or otherwise occupies any real property leased, subleased, licensed, or similarly used or occupied by any of the Private Group Companies (the “Leased Real Property”).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement of the Company on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of the Company to be used as a proxy statement of MAAC.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required MAAC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of MAAC Shares entitled to vote thereon, whether in person or by proxy at the MAAC Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of MAAC and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal and the Nasdaq Proposal.

“Sanctioned Person” means a Person (a) named on any Sanctions- or Ex-Im Laws-related list of designated or blocked Persons maintained by a Governmental Entity, (b) located, organized or resident in a country or territory which is itself the subject of or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria), or (c) an entity owned, directly or indirectly, or controlled by one or more of the foregoing.

“Sanctions” means any Law or Order imposing or relating to economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the MAAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Significant Company Shareholders” means the Large Lot Shareholders (as defined in the Company Bye-Laws) and Vivek Ramaswamy.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (b) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor Exchange Ratio” shall have the meaning set forth in the Sponsor Support Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and, for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation); provided that Datavant Holdings, Inc. and each of its Subsidiaries (collectively, “Datavant”) shall not be deemed a Subsidiary of the Company. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes, charges, imposts, fees, levies or assessments of any kind whatsoever, in each case in the nature of a tax, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Tax Authority with respect thereto, and including any Liability for any of the aforementioned as transferee or successor.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes that are filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Payment” means (a) when used in reference to any Group Company, any success, change of control, retention, transaction bonus or other similar payment or amount to any current or former officer, director or employee of any Group Company or any other Company Related Party that would (either alone or when combined with one or more additional circumstances, matters or events) become payable as a result of or in connection with the transactions contemplated by this Agreement or the Ancillary Documents or (b) when used in reference to MAAC, any success, change of control, retention, transaction bonus or other similar payment or amount to any current or former officer, director or employee of MAAC or any other MAAC Related Party that would (either alone or when combined with one or more additional circumstances, matters or events) become payable as a result of or in connection with the transactions contemplated by this Agreement or the Ancillary Documents.

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transfer Agent” has the meaning set forth in Section 2.5.

“Transfer Agent Agreement” has the meaning set forth in Section 2.5.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unvested Company CVAR Award” means each Company CVAR Award outstanding as of immediately prior to the Company Pre-Closing Steps that is not a Vested Company CVAR Award.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Company Pre-Closing Steps that is not a Vested Company Option.

“Unvested Company RSU Award” means each Company RSU Award outstanding as of immediately prior to the Company Pre-Closing Steps that is not a Vested Company RSU Award.

“Vested Company CVAR Award” means each Company CVAR Award outstanding as of immediately prior to the Company Pre-Closing Steps that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Company Pre-Closing Steps that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby.

“Vested Company RSU Award” means each Company RSU Award outstanding as of immediately prior to the Company Pre-Closing Steps that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as well as similar foreign, state or local Laws.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Company Pre-Closing Steps and Share Conversion. On the Closing Date prior to the Effective Time, the Company shall cause (i) a subdivision of the Company Pre-Closing Common Shares to be consummated such that each Company Pre-Closing Common Share shall be divided into a number of Company Post-Closing Common Shares equal to the Exchange Ratio and the par value of each Company Post-Closing Common Share shall be equal to the then-current par value divided by the Exchange Ratio, (ii) the Company Bye-Laws to be amended and restated to be in substantially the form attached hereto as Exhibit E (the “Company Post-Closing Bye-Laws”) and (iii) the transactions set forth in Section 2.4 to occur (the transactions described in the foregoing clauses (i) through (iii), collectively, the “Company Pre-Closing Steps”). The Company shall also cause the Non-Voting Share Conversion to occur prior to the Effective Time, subject to the expiration or termination of any applicable waiting period under the HSR Act with respect to the Non-Voting Share Conversion. In the event that any applicable waiting period under the HSR Act with respect to the Non-Voting Share Conversion has not expired or been terminated as of the date of satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing), then the Parties shall appropriately modify the Company Post-Closing Bye-Laws that will become effective on the Closing Date immediately prior to the Effective Time in accordance herewith to provide for a separate class of common shares of the Company that are identical to the Company Post-Closing Common Shares, except that they are not entitled to voting rights, with such modified Company Post-Closing Bye-Laws being in a form mutually agreed to by MAAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the Non-Voting Share Conversion shall not be a condition to any Party’s obligation to consummate the Closing.

(b) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the consummation of the Company Pre-Closing Steps,

Merger Sub shall merge with and into MAAC (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and MAAC shall continue as the surviving corporation of the Merger (the “Surviving Company”).

(ii) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause a certificate of merger relating to the Merger, in a form reasonably satisfactory to the Company and MAAC (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the Company and MAAC and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, in the Certificate of Merger and in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of MAAC and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of MAAC and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, by virtue of the Merger, the certificate of incorporation of MAAC shall be amended and restated to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with its terms as provided therein and by the DGCL, except that the name of the Surviving Company reflected therein shall be a name that is determined by the Company prior to the Closing (which name does not reference “Montes Archimedes”). At the Effective Time, the bylaws of MAAC shall be amended to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Company until thereafter amended in accordance with their terms as provided therein, the Governing Documents of the Surviving Company and the DGCL, except that the name of the Surviving Company reflected therein shall be a name that is determined by the Company prior to the Closing (which name does not reference “Montes Archimedes”).

(v) At the Effective Time, the persons serving as the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company from and after the Effective Time until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Surviving Company, or as otherwise provided by the DGCL.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, (A) each (x) MAAC Class A Share and (y) each MAAC Class B Share that is not held by the MAAC Sponsor or any of its Affiliates (other than the MAAC Class A Shares and MAAC Class B Shares canceled and extinguished pursuant to Section 2.1(b)(ix)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one Company Post-Closing Common Share and (B) each MAAC Class B Share issued and outstanding and held by the MAAC Sponsor or any of its Affiliates as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the number of Company Post-Closing Common Shares equal to the Sponsor Exchange Ratio; provided that for the avoidance of doubt, a number of Company Post-Closing Common Shares owned by the MAAC Sponsor or any of its Affiliates, determined pursuant to the Sponsor Support Agreement, shall become subject to the vesting and other terms and conditions set forth in the Sponsor Support Agreement at the Effective Time. As of the Effective Time, all MAAC Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent the number of Company Post-Closing Common Shares into which such MAAC Shares were converted pursuant to this Agreement. From and after the Effective Time, each Pre-Closing MAAC Shareholder’s certificate(s) (the “Certificates”), if any, evidencing ownership of MAAC Shares and MAAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such MAAC Shares, except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, each MAAC Warrant that is outstanding immediately prior to the Effective Time shall, by its terms, convert automatically into the right to acquire Company Post-Closing Common Shares on the terms and subject conditions set forth in the MAAC Warrant Agreement as in effect immediately prior to the Effective Time (each, a “Company Warrant”); provided that, for the avoidance of doubt, each Company Warrant shall, from and after the Effective Time, (x) represent the right to acquire the number of Company Post-Closing Common Shares equal to the number of MAAC Shares subject to the underlying MAAC Warrant immediately prior to the Effective Time, and (y) have an exercise price of $11.50 per whole warrant to purchase one Company Post-Closing Common Share.

(ix) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each MAAC Share held immediately prior to the Effective Time by MAAC as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as MAAC and the Company may agree in writing (the date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”).

Section 2.3 Fractional Shares. Notwithstanding the foregoing or anything to the contrary herein, no fractional Company Post-Closing Common Shares shall be issued in connection with the transactions contemplated hereby. Except with respect to Company Equity Awards, all fractional Company Post-Closing Common Shares that each Company Equityholder will have a right to receive in connection with the Company Pre-Closing Steps, as well as all fractional Company Post-Closing Common Shares that the MAAC Sponsor and its Affiliates as holders of MAAC Class B Shares will have a right to receive in connection with the Merger, shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share.

Section 2.4 Treatment of Company Equity Awards.

(a) On the Closing Date prior to the Closing (and as part of, for the avoidance of doubt, the Company Pre-Closing Steps), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall be adjusted in accordance with the applicable Company Equity Plan into an option to purchase Company Post-Closing Common Shares (each, an “Adjusted Option”) in an amount and at an exercise price determined pursuant to this Section 2.4(a). Each Adjusted Option shall: (i) be exercisable for, and represent the right to purchase, a number of Company Post-Closing Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of Company Pre-Closing Common Shares subject to the corresponding Company Option immediately prior to the consummation of the Company Pre-Closing Steps, by (B) the Exchange Ratio, and (ii) have an exercise price per Company Post-Closing Common Share (rounded up to the nearest whole cent) subject to such Adjusted Option equal to the quotient obtained by dividing (A) the exercise price per Company Pre-Closing Common Share applicable to the corresponding Company Option immediately prior to the consummation of the Company Pre-Closing Steps, by (B) the Exchange Ratio. Such conversion shall occur in a manner intended to comply with (x) the requirements of Section 409A of the Code and (y) in the case of any Adjusted Option that is an Incentive Stock Option, the requirements of Section 424 of the Code. Except as otherwise set forth in this Section 2.4(a), each Adjusted Option shall continue to have, and be subject to, the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) as applied to the corresponding Company Option immediately prior to such adjustment. For the avoidance of doubt, the rounding of any shares pursuant to this Section 2.4(a) shall be determined on an award-by-award basis.

(b) On the Closing Date prior to the Closing (and as part of, for the avoidance of doubt, the Company Pre-Closing Steps), each Vested Company RSU Award shall be adjusted in accordance with the applicable Company Equity Plan into a number of Company Post-Closing Common Shares (rounded down to the nearest whole share) equal to (i) the product obtained by multiplying (A) the number of Company Pre-Closing Common Shares subject to the corresponding Vested Company RSU Award immediately prior to the consummation of the Company Pre-Closing Steps, by (B) the Exchange Ratio, minus (ii) that number of Company Post-Closing Common Shares with a fair market value equal to all required withholding taxes due upon settlement of such Vested Company RSU Award, as determined in accordance with the applicable Company Equity Plan and award (or similar) agreement. For the avoidance of doubt, the rounding of any shares pursuant to this Section 2.4(b) shall be determined on an award-by-award basis.

(c) On the Closing Date prior to the Closing (and as part of, for the avoidance of doubt, the Company Pre-Closing Steps), each Unvested Company RSU Award shall be adjusted in accordance with the applicable Company Equity Plan into a restricted stock unit award (each, an “Adjusted RSU Award”) with respect to a number of Company Post-Closing Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of Company Pre-Closing Common Shares subject to the corresponding Unvested Company RSU Award immediately prior to the consummation of the Company Pre-Closing Steps, by (B) the Exchange Ratio. Except as otherwise set forth in this Section 2.4(c), each Adjusted RSU Award shall continue to have, and be subject to, the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) as applied to the corresponding Unvested Company RSU Award immediately prior to such adjustment. For the avoidance of doubt, the rounding of any shares pursuant to this Section 2.4(c) shall be determined on an award-by-award basis.

(d) On the Closing Date prior to the Closing (and as part of, for the avoidance of doubt, the Company Pre-Closing Steps), each Company CVAR Award (whether a Vested Company CVAR Award or an Unvested Company CVAR Award) shall be adjusted in accordance with the applicable Company Equity Plan into a capped value appreciation right with respect to Company Post-Closing Common Shares (each, an “Adjusted CVAR Award”) in an amount and at a hurdle price determined pursuant to this Section 2.4(d). Each Adjusted CVAR Award shall (i) be with respect to a number of Company Post-Closing Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of Company Pre-Closing Common Shares subject to the corresponding Company CVAR Award immediately prior to the consummation of the Company Pre-Closing Steps, by (B) the Exchange Ratio, and (ii) have a (A) hurdle price per Company Post-Closing Common Share, (B) a “knock-in” price per Company Post-Closing Common Share (if applicable) and (C) value cap price per Company Post-Closing Common Share (in each case, rounded up to the nearest whole cent) subject to such Adjusted CVAR Award equal to the quotient obtained by dividing (A) the hurdle price per Company Pre-Closing Common Share, “knock-in” price per Company Pre-Closing Common Share (if applicable) and value cap price per Company Pre-Closing Common Share applicable to the corresponding Company CVAR Award immediately prior to the consummation of the Company Pre-Closing Steps, respectively, by (B) the Exchange Ratio. Except as otherwise set forth in this Section 2.4(d), each Adjusted CVAR Award shall continue to have, and be subject to, the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) as applied to the corresponding Company CVAR Award immediately prior to such adjustment. For the avoidance of doubt, the rounding of any shares pursuant to this Section 2.4(d) shall be determined on an award-by-award basis.

(e) After giving effect to this Section 2.4, and upon the approval of the Company Post-Closing Incentive Equity Plan in accordance with Section 5.18 of this Agreement, effective as of the Closing, no further grants or issuances shall be made under any of the Company Equity Plans (other than, for the avoidance of doubt, (x) issuances pursuant to awards outstanding as of the Closing Date under the Company Equity Plans (as adjusted pursuant to this Section 2.4) and (y) grants or issuances pursuant to the Company Post-Closing Incentive Equity Plan and the Company Post-Closing Employee Stock Purchase Plan).

(f) Prior to the Closing, the Company shall take, or cause to be taken, all necessary actions under the Company Equity Plans, under the underlying grant, award or similar agreement and otherwise to give effect to the provisions of this Section 2.4.

Section 2.5 Transfer Agent Matters. At least three (3) Business Days prior to the effectiveness of the Registration Statement / Proxy Statement, the Company shall appoint a transfer agent (the “Transfer Agent”) and, if required by the Transfer Agent, enter into a transfer agent agreement with the Transfer Agent (the “Transfer Agent Agreement”) in a form and substance that is reasonably acceptable to MAAC (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to MAAC and any Transfer Agent Agreement in substantially the same form as the transfer agent agreement between MAAC and Continental Stock Transfer & Trust Company as of the date hereof shall be deemed to be acceptable to MAAC). The Company and MAAC shall each take, or cause to be taken, all necessary or reasonably advisable actions in order to appropriately reflect the Company Post-Closing Common Shares issued pursuant to, or as a result of, the transactions contemplated by this Agreement and the Ancillary Documents and outstanding immediately after the Effective Time, including taking any necessary or reasonably advisable actions vis-à-vis MAAC’s existing transfer agent or the Transfer Agent, and the Company and MAAC shall each reasonably cooperate with the other and the Transfer Agent in connection with the foregoing.

Section 2.6 Withholding. MAAC, the Company and the Transfer Agent (and their respective Representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so deducted and withheld and duly paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding), as reasonably requested by the relevant Party.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES

Subject to Section 8.8, except (a) as set forth in the Company Disclosure Schedules, or (b) solely in the case of the Public Group Companies, as set forth in any Public Group Company SEC Reports publicly available as of the date hereof (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), the Company and Merger Sub each hereby represents and warrants to MAAC as follows:

Section 3.1 Organization and Qualification.

(a) The Company is an exempted limited company duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of Bermuda. The Company has the requisite exempted company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and the Company Shareholders Agreements have been made available to MAAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreements are in full force and effect, the Company is not in material breach or violation of any provision set forth in its Governing Documents and the Company is not in material breach or violation of the Company Shareholders Agreements.

(c) Each Group Company (other than the Company) is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Each Group Company (other than the Company) has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(d) True and complete copies of the Governing Documents of each Private Group Company (other than the Company) have been made available to MAAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company (other than the Company) are in full force and effect and none of the Group Companies is in material breach or material violation of any provision set forth in its Governing Documents.

(e) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of April 30, 2021 (the “Designated Capitalization Date”) of (i) the aggregate number and class, series or type (as applicable) of all of the Equity Securities of the Company issued and outstanding and (ii) the identity of the Persons that are the owners of one percent (1.0%) or more of the issued and outstanding Company Pre-Closing Common Shares. Except for (x) the aggregate number of Equity Securities of the Company and the Company Equity Awards outstanding as set forth on Section 3.2(a) of the Company Disclosure Schedules, (y) those Equity Securities of the Company issued or granted during the period beginning on the day after the Designated Capitalization Date and ending on the date of this Agreement that would, assuming such issuance or grant occurred during the period from the date of this Agreement until the Closing, be permitted by Section 5.1(b)(v) or Section 5.1(b)(vi) (provided that, for purposes of clause (3) and (4) of Section 5.1(b)(vi), no such issuances or grants are to any Designated Individual or Affiliated Shareholder), and (z) the exercise, vesting, settlement or forfeiture of any Company Equity Awards outstanding as of the Designated Capitalization Date during the period beginning on the day after Designated Capitalization Date and ending on the date of this Agreement, the Company has no outstanding Equity Securities as of the date hereof. All of the Company Pre-Closing Common Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company

Shareholders Agreements or any other Contract to which any Group Company is party or by which any Group Company is otherwise bound and (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person. Other than (A) as set forth above and pursuant to the Governing Documents of the Company or the Company Shareholders Agreement and (B) pursuant to offer letters or similar Contracts with service providers who are not Designated Individuals or Affiliated Shareholders entered into in the ordinary course of business providing for the grant or issuance of Equity Securities, as of the date hereof, the Company has no outstanding purchase rights, subscription rights, conversion rights, exchange rights, calls, puts or rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Governing Documents of the Company and the Company Shareholders Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party or otherwise bound with respect to the voting or transfer of the Equity Securities of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedules sets forth a true and complete statement as of the Designated Capitalization Date of (i) the aggregate number and class, series or type (as applicable) of all of the Equity Securities (other than equity incentive awards) of each Private Group Company (other than the Company) and Datavant issued and outstanding, (ii) the aggregate pool of allocated and unallocated equity incentive awards of each Private Group Company (other than the Company) and Datavant and (iii) the aggregate number and class, series or type (as applicable) of all of the Equity Securities of each Private Group Company (other than the Company) that are owned by another Group Company and the aggregate number and class, series or type (as applicable) of all of the Equity Securities of Datavant that are owned by a Group Company. Except for (x) the aggregate number of Equity Securities of each Private Company Vant (other than the Company) and Datavant outstanding as set forth on Section 3.2(b) of the Company Disclosure Schedules, (y) those Equity Securities of a Private Group Company or Datavant issued or granted during the period beginning on the day after the Designated Capitalization Date and ending on the date of this Agreement that would, assuming such issuance or grant occurred during the period from the date of this Agreement until the Closing, either be permitted by Section 5.1(b)(v) or Section 5.1(b)(vi) (provided that, for purposes of clause (3) and (4) of Section 5.1(b)(vi), no such issuances or grants are to any Designated Individual or Affiliated Shareholder), and (z) the exercise, vesting, settlement or forfeiture of any equity incentive awards outstanding as of the Designated Capitalization Date during the period beginning on the day after Designated Capitalization Date and ending on the date of this Agreement, each Private Group Company (other than the Company) and Datavant has no outstanding Equity Securities as of the date hereof. Other than (A) as set forth above and pursuant to the Governing Documents of the Private Group Companies (other than the Company) and (B) pursuant to offer letters or similar Contracts with service providers who are not Designated Individuals or Affiliated Shareholders entered into in the ordinary course of business providing for the grant or issuance of Equity Securities of a Private Group Company, as of the date hereof, no Private Group Company has any outstanding purchase rights, subscription rights, conversion rights, exchange rights, calls, puts or rights of first refusal or first offer or other Contracts that could require any Private Group Company (other than the Company) to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Private Group Company (other than the Company), in each case other than to another Group Company. Except for the Governing Documents of the applicable Private Group Company or shareholders agreements or similar Contracts to which the applicable Private Group Company is a party and that has, in the case of each such material agreement or Contract, been made available to MAAC, there are no voting trusts, proxies or other Contracts to which a Private Group Company is a party with respect to the voting or transfer of any Equity Securities of any Private Group Company (other than the Company), in each case other than in favor of the Company.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement as of the date hereof of the number and class or series (as applicable) of all of the capital stock of each Public Group Company owned by the Company (whether of record, beneficially, legally or otherwise).

(d) Immediately after the Effective Time, (i) the authorized share capital of the Company will consist of 7,000,000,000 Company Post-Closing Common Shares and (ii) all of the issued and outstanding Company Post-Closing Common Shares (A) will be duly authorized, validly issued, fully paid and nonassessable and (B) will not have been issued in breach or violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person or any Contract to which the Company is a party.

(e) The Equity Securities of the Company have been offered, sold and issued by the Company in compliance with applicable Law, including Securities Laws, in all material respects. Immediately after the Effective Time, all of the issued and outstanding Company Post-Closing Common Shares will have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in all material respects.

(f) Except as set forth on Section 3.2(b) and Section 3.2(c) of the Company Disclosure Schedules or for any changes to the extent permitted by Section 5.1(b) or resulting from the acquisition of Equity Securities of any Person permitted by Section 5.1(b)(ii), none of the Private Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person (other than Merger Sub) or the right to acquire any such Equity Securities, and none of the Private Group Companies are a partner, member or similar participant of or in any partnership, limited liability company or similar business entity.

(g) Section 3.2(g) of the Company Disclosure Schedules sets forth any agreements evidencing indebtedness to third parties for borrowed money of the Private Group Companies as of the date of this Agreement.

(h) Section 3.2(h) of the Company Disclosure Schedules sets forth a list of all Transaction Payments of the Private Group Companies as of the date of this Agreement and, to the knowledge of the Company, of the Public Group Companies and Datavant as of the date of this Agreement.

(i) The Company has made available to MAAC a schedule that sets forth, with respect to each Company Equity Award outstanding as of the Designated Capitalization Date (i) the date of grant and (ii) any applicable exercise, hurdle cap, “knock-in” or similar price (in the case of Company Options and Company CVAR Awards). Each Company Option and Company CVAR Award was granted with an exercise price equal to or greater than the fair market value of the underlying Company Pre-Closing Common Share on the date of grant.

Section 3.3 Authority. The Company and Merger Sub each have the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company or Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company or Merger Sub. This Agreement and each Ancillary Document to which the Company or Merger Sub is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and/or Merger Sub, as applicable, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company and/or Merger Sub, as applicable (assuming that this Agreement and the Ancillary Documents to which the Company and/or Merger Sub is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company and/or Merger Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Shareholder Written Consent and the approval to be obtained by Merger Sub pursuant to Section 5.9 are the only votes or consents of the holders of any class or series of Equity Securities of the Company or Merger Sub required to approve and adopt this Agreement, the Ancillary Documents to which the Company or Merger Sub is or is contemplated to be a party, the performance of the obligations of the Company and Merger Sub hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Merger and the Company Pre-Closing Steps).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to MAAC a true and complete copy of (i) the audited consolidated balance sheet of the Company as of March 31, 2019 and March 31, 2020 and the related audited consolidated statements of operations, comprehensive income (loss), shareholders’ equity and redeemable non-controlling interest and cash flows of the Company for the years then ended and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations, comprehensive income (loss), shareholders’ equity and redeemable non-controlling interest and cash flows of the Company for the period then ended (clauses (i) and (ii), collectively, the “Company Financial Statements”). Each of the Company Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects in accordance with GAAP, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein (except as may be indicated therein and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are, individually or in the aggregate, material)), and (C) in the case of the Company Financial Statements described in clause (i) of the preceding sentence, contain an unqualified report of the Company’s auditors and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement.

(b) The financial statements or similar reports required to be included in the Registration Statement / Proxy Statement (including (i) the audited consolidated balance sheet of the Company as of March 31, 2019 and March 31, 2020 and the related audited consolidated statements of operations, comprehensive income (loss), shareholders’ equity and redeemable non-controlling interest and cash flows of the Company for the years then ended, audited in accordance with the standards of the PCAOB, (ii) the audited consolidated balance sheet of the Company as of March 31, 2021 and the related audited consolidated statements of operations, comprehensive income (loss), shareholders’ equity and redeemable non-controlling interest and cash flows of the Company for the years then ended, audited in accordance with the standards of the PCAOB, and (iii) customary pro forma financial statements) or any other filings to be made by the Company or MAAC with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects in accordance with GAAP, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein (except as may be indicated therein and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of their respective dates of delivery, at the time of filing of the Registration Statement / Proxy Statement (in the case of the Closing Company Financial Statements included in the initial filing of the Registration Statement / Proxy Statement) and at the time of effectiveness of the Registration Statement / Proxy Statement (in the case of all Closing Company Financial Statements).

(c) Except (i) as set forth on or provided for in the Company Financial Statements (and in the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities for a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by any of the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses), (iv) executory obligations under Contracts (excluding any Liabilities for a breach of Contract), (v) that are expressly permitted pursuant to or incurred in accordance with Section 5.1(b) (including as expressly set forth in Section 5.1(b) of the Company Disclosure Schedules) and (vi) for Liabilities that would not have a Company Material Adverse Effect, no Group Company has any Liabilities.

(d) To the knowledge of the Company, the Company has established and maintains a system of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s consolidated assets. The Company maintains and, for all periods covered by the Company Financial Statements and the Closing Company Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the consolidated revenues, expenses, assets and liabilities of the Company in all material respects.

(e) Since January 1, 2019, the Company has not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company or, to the knowledge of the Company, any other Group Company as it pertains to the Company’s consolidated financial reporting, (ii) a “material weakness” in the internal controls over financial reporting of the Company or, to the knowledge of the Company, any other Group Company as it pertains to the Company’s consolidated financial reporting or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Company or, to the knowledge of the Company, any other Group Company as it pertains to the Company’s consolidated financial reporting.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company or Merger Sub with respect to the Company or Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company or Merger Sub is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, if applicable, or under any applicable antitrust or other competition Laws of any non-U.S. jurisdictions or any other merger control or investment laws or laws that provide for review of national security or defense matters (collectively, “Foreign and Domestic Approval Laws”), (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of (A) the Certificate of Merger and (B) any filings required under the Companies Act in connection with the Company Pre-Closing Steps or the Merger, (iv) such filings with and approvals of Nasdaq to permit the Company Post-Closing Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (v) the approval to be obtained by Merger Sub pursuant to Section 5.9 or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company or Merger Sub of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company or Merger Sub of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Except as would not have a Company Material Adverse Effect, each of the Private Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as would not have a Company Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Private Group Company.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Private Group Company or, in the case of Section 3.7(a)(viii)(B), Datavant is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to indebtedness for borrowed money to a third party of any Private Group Company in excess of $25 million or to the placing of a Lien (other than a Permitted Lien) on any assets or properties of any Private Group Company that are material to the business of all of the Private Group Companies, taken as a whole;

(ii) any Contract under which any Private Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property) that is material to the business of all of the Private Group Companies, taken as a whole, owned by any other Person;

(iii) any joint venture, profit-sharing, partnership, co-promotion, commercialization or other similar Contract, in each case, material to the business all of the Private Group Companies, taken as a whole;

(iv) any Contract that is material to the business of all of the Private Group Companies, taken as a whole, and (A) limits or purports to limit the freedom of any Private Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions that are binding on a Private Group Company or (C) contains any other provisions restricting or purporting to restrict the ability of any Private Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer;

(v) any Contract requiring any Private Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) in excess of $10 million;

(vi) any Contract entered into under which any Private Group Company has, directly or indirectly, made or agreed to make any loan, advance or assignment of payment to any Person (other than the Company or a Subsidiary of the Company), individually or in the aggregate, in an amount in excess of $10 million;

(vii) any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(viii) any Contract with any Person (A) pursuant to which any Private Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, that are material to the business of, or that are material in amount to all of, the Private Group Companies, taken as a whole, or (B) under which any Private Group Company or Datavant grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar preferential rights with respect to any Company Product or any Company Owned Intellectual Property that is material to the business of all of the Private Group Companies, taken as a whole;

(ix) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any Designated Individual;

(x) any Contract for the disposition of all or a material portion of the assets or business of any Private Group Company or for the acquisition by any Private Group Company of all or a material portion of the assets or business of any other Person (in each case, whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), in each case under which any Private Group Company has any continuing Liabilities (including any obligation with respect to an “earn out,” purchase price or other contingent or deferred payment obligation) that are material to the business of, or material in amount to, all of the Group Companies, taken as a whole;

(xi) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments by any Private Group Company after the date of this Agreement or (B) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Private Group Company (or MAAC or any of its Affiliates (other than the Group Companies) after the Closing); and

(xii) any other Contract the performance of which requires non-contingent payments either (A) on an annual basis, to or from any Private Group Company in excess of $10 million, or (B) in the aggregate, to or from any Private Group Company in excess of $25 million over the life of the agreement and, in each case, that is not terminable by the applicable Private Group Company without penalty upon less than sixty (60) days’ prior written notice.

(b) Except as would not have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to MAAC true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

Section 3.8 Absence of Changes. During the period beginning on April 1, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except (x) as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (y) for any action taken, or omitted to be taken, by any Group Company to the extent determined to be reasonable and advisable in response to COVID-19, or (z) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Group Companies have conducted their businesses in the ordinary course, and (ii) no Private Group Company has taken any action that would require the consent of MAAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(iv)(A), Section 5.1(b)(xii) or Section 5.1(b)(xv) (to the extent related to any of the foregoing).

Section 3.9 Litigation. There is, and since January 1, 2019 there has been, no Proceeding pending or, to the Company’s knowledge, threatened against any Private Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as would not have a Company Material Adverse Effect, neither the Private Group Companies nor any of their respective properties or assets is subject to any Order. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, there are no Proceedings by a Private Group Company against any other Person.

Section 3.10 Compliance with Applicable Law. Each Private Group Company (a) conducts (and since January 1, 2019 has conducted) its business in accordance with all Laws and Orders applicable to such Private Group Company and (b) as of the date hereof, has not received any written communications or, to the Company’s knowledge, any other communications from or on behalf of a Governmental Entity that alleges that such Private Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, its continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 3.12 Employee Plans.

(a) No Group Company maintains, contributes to, or has any material Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA. No Private Group Company maintains, contributes to, or has any material Liability with respect to or under a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar law. No Group Company has any material Liabilities under Title IV of ERISA by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(b) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Employee Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. Since January 1, 2019, none of the Private Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(c) There are no pending or, to the Company’s knowledge, threatened in writing, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, (i) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA), and (ii) all contributions, distributions, reimbursements and premium payments that are due have been timely made, except, in each case of each of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Private Group Companies under any Employee Benefit Plan or (ii) accelerate the time of payment, funding or vesting or increase the amount or value of, or result in the forfeiture of, any compensation or benefit under any Employee Benefit Plan to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Private Group Companies.

(e) The Private Group Companies have no material obligations to indemnify, reimburse, make-whole or “gross-up” any person for any Tax or related interest or penalties incurred by such person imposed under Section 4999 or 409A of the Code.

(f) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing in all material respects, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of any of the Private Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.13 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Private Group Companies have received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.

(b) There is no Proceeding pending or, to the Company’s knowledge, threatened against any Private Group Company in respect to any Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances that has given rise to any Liability pursuant to Environmental Laws for any Private Group Company.

Section 3.14 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, (i) all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect and (ii) there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings, that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened in writing by any Governmental Entity or any other Person.

(b) Except as would not have a Company Material Adverse Effect, (i) a Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) for all issued Patents owned by the Group Companies, each named inventor on the Patent has assigned their rights to a Group Company. Except as would not have a Company Material Adverse Effect, (x) the applicable Group Company has rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, (y) the Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitute all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted (it being understood that this Section 3.14(b)(y) is not a representation or warranty with respect to any infringement, misappropriation or other violations of third-party Intellectual Property Rights) and (z) the Company Registered Intellectual Property, to the Company’s knowledge, is valid, subsisting and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) Except as would not have a Company Material Adverse Effect, each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company of all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such person’s employment or other engagement with such Group Company.

(d) Except as would not have a Company Material Adverse Effect, (i) each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company, (ii) without limiting the foregoing, to the knowledge of the Company, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless, such disclosure was under a written non-disclosure agreement containing reasonably appropriate limitations on use, reproduction and disclosure and (iii) to the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information owned by a Group Company, or of any written obligations with respect to such.

(e) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as would not have a Company Material Adverse Effect.

(f) To the Company’s knowledge, since January 1, 2019, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other Person, except as would not have a Company Material Adverse Effect.

(g) Except as would not have a Company Material Adverse Effect, there is no Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person or (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property.

(h) Except as would not have a Company Material Adverse Effect, (i) to the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property and (ii) since January 1, 2019, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(i) Except as would not have a Company Material Adverse Effect, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(j) No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software included in the Company Owned Intellectual Property any Public Software, in each case in a manner that (i) requires such Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as would not have a Company Material Adverse Effect.

Section 3.15 Labor Matters.

(a) Since January 1, 2019, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, taken as a whole, (i) none of the Private Group Companies (A) has or has had any Liability for any failure to pay or delinquency in paying any wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums, or (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Private Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Private Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Private Group Company.

(b) Since January 1, 2019, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Private Group Company, and the Private Group Companies have not incurred any material Liability under WARN.

(c) No Private Group Company is a party to or bound by any CBA and no employees of any Private Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Private Group Company or, to the knowledge of the Company, any Public Group Company or Datavant, to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group as a result of the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2019, there has been no actual or, to the Company’s knowledge, threatened in writing material unfair labor practice charges, material labor grievances, material labor arbitrations, material strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against any Private Group Company. To the Company’s knowledge, since January 1, 2019, there have been no actual, pending or threated labor organizing activities with respect to any employees of any Private Group Company.

(d) To the Company’s knowledge, as of the date of this Agreement, there are no unresolved allegations of sexual harassment, or other discrimination or retaliation, against any executive officer or director of the Company (in his or her capacity as such) that, if known to the public, would bring the Company into material disrepute.

(e) No material employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, work schedule change or reduction in hours, or material reduction in salary or wages, or other material workforce changes affecting employees of the Private Group Companies has occurred since the date of the Latest Balance Sheet or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. As of the date of this Agreement, the Private Group Companies have not otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

Section 3.16 Insurance. Except as would not have a Company Material Adverse Effect, all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Private Group Company as of the date of this Agreement, are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to MAAC. As of the date of this Agreement, no claim by any Private Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not have a Company Material Adverse Effect.

Section 3.17 Tax Matters.

(a) The Group Companies have prepared and filed all material Tax Returns required to have been filed by or with respect to such entities, all such Tax Returns are true and complete in all material respects, and the Group Companies have paid all material Taxes required to have been paid by or with respect to such entities regardless of whether shown on any Tax Return.

(b) The Group Companies have timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder, creditor or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case, with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority to a Group Company, which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Liens described in clause (b) of the definition of Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract (other than any customary indemnification provisions contained in any commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file a Tax Return with, that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than any (i) such agreement with another Group Company or (ii) customary commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(l) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment.

(m) The Company believes that it is not, and does not expect to become, a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (“PFIC”).

(n) Notwithstanding anything to the contrary in this Agreement, Section 3.4 (Financial Statements; Undisclosed Liabilities), Section 3.12 (Employee Plans), Section 5.5(a)(i) and this Section 3.17 (Tax Matters) contain the sole representations and warranties of the Group Companies concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 3.17 (Tax Matters)), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of any Group Company in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 3.18 Brokers. Except for J.P. Morgan Securities LLC, SVB Leerink LLC and Goldman Sachs & Co. LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.19 Real and Personal Property.

(a) Owned Real Property. No Private Group Company owns any real property.

(b) Leased Real Property. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Private Group Company party thereto, enforceable in accordance with its terms against such Private Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Private Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease.

(c) Personal Property. Each Private Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and tangible properties of the Private Group Companies reflected in the Financial Statements or thereafter acquired by the Private Group Companies, except for assets disposed of in the ordinary course of business or otherwise as permitted by Section 5.1(b) (including as set forth in Section 5.1(b) of the Company Disclosure Schedules) or in accordance with Section 5.1(b).

Section 3.20 Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth all material Contracts between (a) any Private Group Company or, to the knowledge of the Company, Datavant or any Public Group Company, on the one hand, and (b) any officer, director, executive (including, for the avoidance of doubt, the Designated Individuals), manager, direct or, to the Company’s knowledge, indirect, equityholder of more than one percent (1.0%) of the Company Common Shares (each such direct or indirect equityholder, an “Affiliated Shareholder”), or Affiliate, in each case, of the Company, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts solely between or among the Group Company(ies) and/or Datavant, (ii) with respect to or otherwise related to a Company Related Party’s (A) employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (B) service to any of the Group Companies as a director (or member of a similar governing body) or (C) in the case of an individual, service to any of the Group Companies as an independent third-party consultant or other non-employee service provider (in the case of this clause (C), on an arms’ length basis and terms), and any ordinary course compensation in connection with any of the foregoing in the preceding clauses (A) through (C), (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) (including as set forth in Section 5.1(b) of the Company Disclosure Schedules) or entered into in accordance with Section 5.1(b), (iv) Contracts relating to or entered into in connection with a Company Related Party’s status as an equityholder of such Private Group Company (including the Company Shareholders Agreements and similar Contracts), (v) commercial agreements entered into in the ordinary course of business on an arms’ length basis and terms that are not individually material to the business of the Group Companies, taken as a whole, or (vi) customary director and officer indemnification agreements that have been made available to MAAC. No Company Related Party (A) owns any material interest in any material asset or property used in any Private Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer or lessor, or other material business relation, of any Private Group Company or (C) is a material supplier, vendor, partner, customer or lessor, or other material business relation, of any Private Group Company. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.20) are referred to herein as “Company Related Party Transactions.”

Section 3.21 Data Privacy and Security.

(a) Except as would not have a Company Material Adverse Effect, each Private Group Company has implemented adequate written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) Except as would not have a Company Material Adverse Effect, there is no Proceeding pending or, to the Company’s knowledge, threatened in writing, against any Private Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official,

(ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of a Private Group Company is or was in violation of any Privacy and Security Requirements, nor, to the Company’s knowledge, is there any basis for the foregoing.

(c) Since January 1, 2019, to the Company’s knowledge, (i) there has been no unauthorized access to, or use, disclosure, or Processing of Personal Data in the possession or control of any Private Group Company or any of its contractors with regard to any Personal Data obtained from or on behalf of a Private Group Company, (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems, and (iii) none of the Private Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, except, in each case of clauses (i), (ii) and (iii), as would not have a Company Material Adverse Effect.

(d) Except as would not have a Company Material Adverse Effect, (i) each Private Group Company owns or has licenses to use the Company IT Systems as necessary to operate the business of each Private Group Company as currently conducted, (ii) to the Company’s knowledge, all Company IT Systems are free from any defect, bug, virus or programming, design or documentation error and (iii) since January 1, 2019, there have not been any failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.

(e) To the knowledge of the Company, the consummation of this Agreement and any transfers of Personal Data necessary to give effect to the Agreement will not violate any Privacy and Security Requirement, except as would not have a Company Material Adverse Effect.

Section 3.22 Certain Business Practices. Except as would not have a Company Material Adverse Effect:

(a) None of the Private Group Companies, any of their respective officers, directors, or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, since January 1, 2019, (i) has been a Sanctioned Person, (ii) has transacted any business with or for the direct or knowing indirect benefit of any Sanctioned Person in violation of applicable Sanctions or (iii) has otherwise violated any applicable Sanctions, Ex-Im Laws, or anti-boycott Laws.

(b) None of the Private Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has, since January 1, 2019, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks, or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.

(c) The Private Group Companies have instituted and maintained policies and procedures designed to ensure compliance with the Anti-Corruption Laws, Sanctions, and Ex-Im Laws in each jurisdiction in which any such entity operates.

(d) To the Company’s knowledge, no Private Group Company has, since January 1, 2019, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 3.23 Information Supplied. None of the information of the Group Companies included or incorporated by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing MAAC Shareholders or at the time of the MAAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 3.23, no representation or warranty is made by the Company or Merger Sub with respect to any information or statements included or incorporated by reference in the Registration Statement / Proxy Statement supplied by or on behalf of MAAC for use therein.

Section 3.24 Regulatory Compliance. Except as set forth in Section 3.24 of the Company Disclosure Schedules:

(a) Each Group Company conducts (and since January 1, 2019, has conducted) its business in accordance with all Public Health Laws applicable to such Group Company and is not in violation of any such Public Health Law or Order, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) No Group Company has received, as of the date hereof, any written communication from the FDA or other Governmental Entity, including a warning, untitled or notice of violation letter or Form FDA-483, that alleges that any Group Company or the research, development, or manufacture of any Company Product is not in compliance with any Public Health Laws, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company related to compliance with Public Health Laws, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies do not have, and since January 1, 2019 have not had, any Liabilities for failure to comply with any Public Health Laws, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) All preclinical studies, tests, and research being conducted by or on behalf of any Group Company or with respect to any Company Product are being, and, in each case, at since January 1, 2019 have been, to the extent applicable, conducted in compliance with all applicable Laws, including the good laboratory practice regulations set forth at 21 C.F.R. Part 58, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, all clinical studies, tests, and research being conducted by or on behalf of the Company or with respect to any Company Product are being and, in each case, at all times have been, conducted in compliance with all applicable Laws and with good clinical practice, as defined or recognized by FDA, such as in the guidance document E6(R2) Good Clinical Practice: Integrated Addendum to ICH E6(R1), and applicable provisions of the FDCA and implementing regulations at 21 C.F.R. Parts 50, 54, 56, and 312. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no preclinical or clinical trial conducted by or on behalf of the Company or with respect to any Company Product has been terminated or suspended prior to completion for safety, data integrity, or non-compliance reasons, and neither the FDA nor any other Governmental Entity or regulatory authority, clinical investigator or institutional review board that has or had jurisdiction over or participated in any such clinical trial has initiated or threatened in writing to initiate, any action to terminate, delay, suspend or modify any such ongoing preclinical or clinical trial, or, to the Company’s knowledge, to disqualify, restrict or debar any preclinical or clinical investigator or other person involved in any such preclinical or clinical trial.

(e) To the Company’s knowledge, as of the date hereof, no information, condition or circumstance exists that could reasonably be expected to materially adversely affect the acceptance, or the subsequent approval, of any filing, application or request for approval of any Company Product.

(f) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, since January 1, 2019, none of the Group Companies or, to the Company’s knowledge, any of their respective officers, directors, employees, agents, or suppliers, with respect to any matter relating to the Group Companies or the business of the Group Companies, has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, since January 1, 2019, (i) none of the Group Companies or, to the Company’s knowledge, any of their respective officers, directors or employees are or has been excluded, disqualified, debarred, or suspended, or threatened with exclusion, debarment, or suspension under the FDA’s debarment authority under 21 U.S.C. § 335a or for the award of a contract by any Governmental Entity or for participation in governmental programs such as Medicare or Medicaid, (ii) none of the Group Companies or, to the Company’s knowledge, any of their respective officers, directors or employees are or have been convicted of any crime or engaged in any conduct that could result in debarment or exclusion under 21 U.S.C. § 335a or any similar Public Health Laws, (iii) no claims, actions, proceedings or investigations that could reasonably be expected to result in such a debarment or exclusion are pending or, to the Company’s knowledge, threatened against the Group Companies or, to the Company’s knowledge, any of their respective officers, directors or employees and (iv) no Group Company has undergone, or is currently undergoing, any inspection related to any Company Product or any other Governmental Entity investigation under any Public Health Law.

Section 3.25 Investment Company Act. The Company is not required to register as an “investment company” within the meaning of the Investment Company Act.

Section 3.26 SEC Filings and Matters.

(a) Each Public Group Company has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Public Group Company SEC Reports”). Each of the Public Group Company SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Public Group Company SEC Reports. As of their respective dates of filing, the Public Group Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Public Group Company SEC Reports.

(b) Except as is not required in reliance on exemptions from certain reporting requirements by virtue of any Public Group Company’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or as a “smaller reporting company” within the meaning of the Exchange Act, since the later of January 1, 2019 or its initial public offering, (i) each Public Group Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and (ii) each Public Group Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to it is made known to its principal executive officer and principal financial officer by others within such Public Group Company.

(c) Since the later of January 1, 2019 or the first filing of a registration statement in connection with its initial public offering, none of the Public Group Companies has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d) Since the later of January 1, 2019 or its initial public offering, each of the Public Group Companies has complied in all material respects with all applicable listing and corporate governance rules and regulations of its stock exchange. As of the date of this Agreement, there is no material Proceeding pending or, to the Company’s knowledge, threatened against any Public Group Company by its stock exchange or the SEC with respect to any intention by such entity to deregister the Equity Securities of such Public Group Company or prohibit or terminate the listing of Equity Securities of such Public Group Company on such stock exchange. None of the Public Group Companies has, as of the date hereof, taken any action that is designed to terminate the registration of any of its Equity Securities that are registered under the Exchange Act.

Section 3.27 No Other Representations. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Company and Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of MAAC, any MAAC Non-Party Affiliate or any other Person, either express or implied.

Section 3.28 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EACH OF THE COMPANY AND MERGER SUB, ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES, ACKNOWLEDGES, REPRESENTS, WARRANTS AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS TO WHICH IT OR MERGER SUB, AS APPLICABLE, IS OR WILL BE A PARTY, NONE OF MAAC, ANY MAAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH OF THE COMPANY AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF MAAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MAAC BY THE MANAGEMENT OR ON BEHALF OF MAAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF MAAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MAAC, ANY MAAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO MAAC

Subject to Section 8.8, except (a) as set forth on the MAAC Disclosure Schedules, or (b) with respect to any of the MAAC Fundamental Representations, as set forth in any publicly available MAAC SEC Reports as of the date hereof (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), MAAC hereby represents and warrants to the Company and Merger Sub as follows:

Section 4.1 Organization and Qualification. MAAC is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Governing Documents of MAAC are in full force and effect and MAAC is not in material breach or violation of any provision set forth in its Governing Documents.

Section 4.2 Authority. MAAC has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the MAAC Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which MAAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of MAAC. This Agreement has been and each Ancillary Document to which MAAC is or will be a party will be, upon execution thereof, duly and validly executed and delivered by MAAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of MAAC (assuming this Agreement has been and the Ancillary Documents to which MAAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against MAAC in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The MAAC Shareholder Approval and the MAAC Sponsor Consent are the only votes or consents of the holders of any class or series of Equity Securities of MAAC required to approve and adopt this Agreement, the Ancillary Documents to which MAAC is or is contemplated to be a party, the performance of the MAAC’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Merger).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of MAAC with respect to MAAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act and Foreign and Domestic Approval Laws, if applicable, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the Company Post-Closing Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq or in order to deregister the MAAC Shares following the Closing, (iv) the filing of (A) the Certificate of Merger and (B) any filings required under the Companies Act in connection with the Company Pre-Closing Steps and the Merger, (v) the MAAC Shareholder Approval, (vi) the MAAC Sponsor Consent or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a MAAC Material Adverse Effect.

(b) None of the execution or delivery by MAAC of this Agreement or any Ancillary Document to which it is or will be a party, the performance by MAAC of its obligations hereunder or thereunder or the consummation by MAAC of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of MAAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any material Contract to which MAAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which MAAC or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of MAAC, except in the case of any of clauses (ii) through (iv) above, as would not have a MAAC Material Adverse Effect.

Section 4.4 Brokers. Except for the Persons set forth on Section 4.4 of the MAAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MAAC or any of its Affiliates. True and complete copies of the engagement agreements in effect as of the date hereof with the Persons set forth on Section 4.4 of the MAAC Disclosure Schedules have been provided to the Company prior to the execution of this Agreement.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of MAAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing MAAC Shareholders or at the time of the MAAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by MAAC with respect to any other information or statements included or incorporated by reference in the Registration Statement / Proxy Statement, including any such information or statements that were supplied by or on behalf of the Company or Merger Sub for use therein.

Section 4.6 Capitalization of MAAC.

(a) Section 4.6(a) of the MAAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding MAAC Shares and the number of issued and outstanding MAAC Warrants, in each case, prior to giving effect to the PIPE Financing, the MAAC Shareholder Redemption and the transactions contemplated by the Sponsor Support Agreement. All issued and outstanding MAAC Shares have been duly authorized and validly issued and are fully paid and non-assessable. All outstanding Equity Securities of MAAC (i) were not issued in violation of the Governing Documents of MAAC or in violation of any other Contracts to which MAAC is a party or by which it is otherwise bound, and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of MAAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the MAAC Shares and MAAC Warrants set forth on Section 4.6(a) of the MAAC Disclosure Schedules (assuming that no MAAC Shareholder Redemptions are effected), immediately prior to Closing and before giving effect to the PIPE Financing and the transactions contemplated by the Sponsor Support Agreement, there are no other Equity Securities of MAAC issued and outstanding.

(b) Except as expressly contemplated by the PIPE Subscription Agreements or as issued, granted or entered into, as applicable, in accordance with Section 5.10 there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require MAAC to, and there is no obligation to MAAC to, issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of MAAC.

(c) Other than as set forth on Section 4.6(c) of the MAAC Disclosure Schedule and, except as permitted by Section 5.10(b), MAAC has no Subsidiaries and does not own or hold, directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Security, and MAAC is not a partner, member or similar participant of or in any partnership, limited liability company or similar business entity.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of MAAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of MAAC Shares may vote. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any MAAC’s Equity Securities between MAAC and any other Person. MAAC is not a party to any shareholders agreement or registration rights agreement relating to MAAC Shares or any other Equity Securities of MAAC. There are no securities issued by or to which MAAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, in each case, that have not been or will not be waived on or prior to the Closing Date.

(e) Section 4.6(e) of the MAAC Disclosure Schedules sets forth a list of all indebtedness for borrowed money of MAAC as of the date of this Agreement, including the principal amount of such indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) All outstanding MAAC Equity Securities have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in all material respects.

Section 4.7 SEC Filings. MAAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “MAAC SEC Reports”) and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Additional MAAC SEC Reports”). Each of the MAAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional MAAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the MAAC SEC Reports or the Additional MAAC SEC Reports (for purposes of the Additional MAAC SEC Reports, assuming that all information supplied by or on behalf of Group Companies or the Company Shareholders expressly for inclusion or incorporation by reference therein, if any, is true and correct in all material respects). As of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, the MAAC SEC Reports and the Additional MAAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional MAAC SEC Reports, assuming that all information supplied by or on behalf of Group Companies or the Company Shareholders expressly for inclusion or incorporation by reference therein, if any, is true and correct in all material respects). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the MAAC SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, MAAC has an amount in cash in the Trust Account equal to at least $410,794,357.31. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eight-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 6, 2020 (the “Trust Agreement”), between MAAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the MAAC SEC Reports to be inaccurate in any material respect or, to MAAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing MAAC Shareholders who shall have elected to redeem their MAAC Class A Shares pursuant to the Governing Documents of MAAC or (iii) if MAAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of MAAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, MAAC (in limited amounts to permit MAAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of MAAC) and then the Pre-Closing MAAC Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of MAAC and the Trust Agreement. As of the date of this Agreement, MAAC is not in material default, or delinquent in performance in any material respect in connection with the Trust Agreement, and, to MAAC’s knowledge, as of the date hereof, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 6, 2020, MAAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing MAAC Shareholders who have elected to redeem their MAAC Class A Shares pursuant to the Governing Documents of MAAC, each in accordance with the terms of and as set forth in the Trust Agreement), MAAC shall have no further obligation under either the Trust Agreement or the Governing Documents of MAAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 No MAAC Material Adverse Effect. During the period beginning on July 6, 2020 and ending on the date of this Agreement, no MAAC Material Adverse Effect has occurred.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the MAAC Disclosure Schedules sets forth a list of all material Contracts (other than, for the avoidance of doubt, confidentiality, non-disclosure or other similar agreements) to which MAAC is a party or by which any of its assets is bound as of the date hereof.

(b) Except as would not have a MAAC Material Adverse Effect, each Contract of a type required to be listed on Section 4.10(a) of the MAAC Disclosure Schedules (together with (x) each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.10(a) of the MAAC Disclosure Schedules if entered into prior to the execution and delivery of this Agreement and (y) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), each, a “MAAC Material Contract”), (i) is valid and binding on MAAC and, to MAAC’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against MAAC and, to MAAC’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) MAAC and, to MAAC’s knowledge, the counterparties thereto are not in material breach of, or default under, any MAAC Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any MAAC Material Contract by MAAC or, to MAAC’s knowledge, the counterparties thereto. MAAC has made available to the Company true and complete copies of all MAAC Material Contracts in effect as of the date hereof (it being understood and agreed, for the avoidance of doubt, that each MAAC Material Contract set forth in any MAAC SEC Report that is publicly available as of the date hereof shall be deemed to have been made available to the Company pursuant to this sentence).

Section 4.11 Transactions with Affiliates. Section 4.11 of the MAAC Disclosure Schedules sets forth all Contracts between (a) MAAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the MAAC Sponsor) or Affiliate of MAAC or the MAAC Sponsor or any family member of the same household of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “MAAC Related Party”), other than (i) Contracts with respect to or otherwise related to a MAAC Related Party’s employment with, or the provision of services to, MAAC (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10, (iii) Contracts with respect to a MAAC equityholder’s status as an equityholder of MAAC and (iv) customary director and officer indemnification agreements that have been made available to the Company. No MAAC Related Party (A) owns any interest in any material asset or property used in the business of MAAC or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer or lessor, or other material business relation, of MAAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.11 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.11) are referred to herein as “MAAC Related Party Transactions.”

Section 4.12 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to MAAC’s knowledge, threatened against MAAC that, if adversely decided or resolved, would be material to MAAC. As of the date of this Agreement, neither MAAC nor any of its respective properties or assets is subject to any Order. As of the date of this Agreement, there are (and since July 6, 2020 through the date of this Agreement, there have been no) no material Proceedings by MAAC pending against any other Person.

Section 4.13 Compliance with Applicable Law. (a) MAAC is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws and (b) as of the date hereof, has not received any written communications or, to MAAC’s knowledge, any other communications from or on behalf of a Governmental Entity that alleges that MAAC is not in compliance with any applicable Law or Order, except in each case of clauses (a) and (b), as has not had, and would not reasonably be expected to have, a MAAC Material Adverse Effect.

Section 4.14 MAAC’s Business Activities. Since its incorporation, MAAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except for this Agreement or the Ancillary Documents or as set forth in MAAC’s Governing Documents, there is no Contract binding upon MAAC or to which MAAC is party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Affiliates, any acquisition of property by it or its Affiliates or the conduct of business by it or its Affiliates (including, in each case, following the Closing).

Section 4.15 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of MAAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) MAAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of MAAC’s financial reporting and the preparation of MAAC’s financial statements for external purposes in accordance with GAAP and (ii) MAAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to MAAC is made known to MAAC’s principal executive officer and principal financial officer by others within MAAC.

(b) MAAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by MAAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of MAAC.

(c) Since its initial public offering, MAAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding MAAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to MAAC’s knowledge, threatened against MAAC by Nasdaq or the SEC with respect to any intention by such entity to deregister MAAC Class A Shares or prohibit or terminate the listing of MAAC Class A Shares on Nasdaq. As of the date hereof, MAAC has not taken any action that is designed to terminate the registration of MAAC Class A Shares under the Exchange Act.

(d) The MAAC SEC Reports contain true and complete copies of the applicable MAAC Financial Statements. The MAAC Financial Statements (i) fairly present in all material respects the financial position of MAAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited MAAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) MAAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for MAAC’s and its Subsidiaries’ assets. MAAC maintains and, for all periods covered by the MAAC Financial Statements, has maintained books and records of MAAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of MAAC in all material respects.

(f) Since its incorporation, MAAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of MAAC, (ii) a “material weakness” in the internal controls over financial reporting of MAAC or (iii) fraud, whether or not material, that involves management or other employees of MAAC who have a significant role in the internal controls over financial reporting of MAAC.

Section 4.16 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.16 of the MAAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the MAAC Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing) (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.16 of the MAAC Disclosure Schedules), (c) set forth or disclosed in the MAAC Financial Statements included in the MAAC SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the MAAC SEC Reports and either are incurred in the ordinary course of business or immaterial and incurred in connection with activities that are administrative or ministerial in nature, (e) that are either permitted pursuant to Section 5.10 or incurred in accordance with Section 5.10 or (f) that would not have a MAAC Material Adverse Effect, MAAC does not have any Liabilities.

Section 4.17 Employees. Except as set forth on Section 4.17 of the MAAC Disclosure Schedules, and other than any executive officers or directors as described in the MAAC SEC Reports, as of the date of this Agreement, (a) MAAC has never employed any employees or retained any independent contractors, consultants or other individual service providers and (b) MAAC has never maintained, sponsored, contributed to or had any direct or indirect Liability under, and does not currently maintain, sponsor, contribute to or have any direct or indirect Liability under, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy or Contract. MAAC has no obligations to indemnify, reimburse, make-whole or “gross-up” any person for any Tax or related interest or penalties incurred by such person imposed under Section 4999 or 409A of the Code. To MAAC’s knowledge, as of the date of this Agreement, there are no unresolved allegations of sexual harassment, or other discrimination or retaliation against any executive officer or director of MAAC (in his or her capacity as such) that, if known to the public, would bring MAAC into material disrepute.

Section 4.18 Tax Matters.

(a) MAAC has prepared and filed all material Tax Returns required to have been filed by or with respect to it, all such Tax Returns are true and complete in all material respects, and MAAC has paid all material Taxes required to have been paid by or with respect to it regardless of whether shown on any Tax Return.

(b) MAAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder, creditor or other third-party.

(c) MAAC is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case, with respect to material Taxes.

(d) MAAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority to MAAC, which agreement or ruling would be effective after the Closing Date.

(f) MAAC is not nor has it ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) There are no Liens for material Taxes on any assets of MAAC other than Liens described in clause (b) of the definition of Permitted Liens.

(h) Beginning on the date of its incorporation and though the date of this Agreement, MAAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) MAAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was MAAC) and (ii) does not have any material Liability for the Taxes of any Person (other than MAAC) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract (other than any customary indemnification provisions contained in any commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where MAAC does not file Tax Returns that MAAC is or may be subject to taxation by, or required to file a Tax Return with, that jurisdiction, which claims have not been resolved or withdrawn.

(k) MAAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than any customary commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(l) MAAC is not aware of any fact or circumstance and has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment.

(m) Notwithstanding anything to the contrary in this Agreement, Section 4.15(d) (Internal Controls; Listing; Financial Statements), Section 4.16 (No Undisclosed Liabilities), Section 4.17 (Employees) and Section 4.18 (Tax Matters) contains the sole representations and warranties of MAAC concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 4.18 (Tax Matters)), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of MAAC in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 4.19 Certain Business Practices. Except as would not have a MAAC Material Adverse Effect:

(a) None of MAAC, any of its respective officers, directors or employees or, to MAAC’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, since July 6, 2020, (i) has been a Sanctioned Person, (ii) has transacted any business with or for the direct or knowing indirect benefit of any Sanctioned Person in violation of applicable Sanctions or (iii) has otherwise violated any applicable Sanctions, Ex-Im Laws, or anti-boycott Laws.

(b) None of MAAC, any of its respective officers, directors or employees or, to MAAC’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, since July 6, 2020, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.

(c) To MAAC’s knowledge, MAAC has not, since July 6, 2020, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20 PIPE Financing. MAAC has delivered to the Company a true and complete copy of the fully executed PIPE Subscription Agreements as in effect as of the date hereof (the “Disclosed Subscription Agreements”), each of which is substantially in the form attached hereto as Exhibit A, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 20,000,000 MAAC Shares for $10.00 per share. Each of the PIPE Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor, that each such PIPE Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the PIPE Subscription Agreements has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to MAAC’s knowledge, no such amendment or modification is contemplated as of the date hereof. Except as has not and would not reasonably be expected to cause any of the conditions to a PIPE Investor’s obligation to purchase MAAC Shares under the applicable PIPE Subscription Agreement to not be satisfied, as of the date hereof, MAAC is not in breach of any of the representations or warranties of MAAC or terms or conditions set forth in any of the PIPE Subscription Agreements. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach, default or failure to satisfy any condition precedent to a PIPE Investor’s obligation to purchase MAAC Shares set forth therein (assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and, with respect to each PIPE Investor, the accuracy of the representations and warranties of such PIPE Investor set forth in the applicable PIPE Subscription Agreement). As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 3 in all material respects and, with respect to each PIPE Investor, the representations and warranties of such PIPE Investor in the applicable PIPE Subscription Agreement in all material respects, the performance by the Company of its covenants, agreements and obligations to be performed at or prior to the Closing hereunder in all material respects and, with respect to each PIPE Investor, the performance by such PIPE Investor of its covenants, agreements and obligations under the applicable PIPE Subscription Agreement in all material respects, MAAC (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a material breach or default under any of the PIPE Subscription Agreements, (ii) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of MAAC in any of the PIPE Subscription Agreements inaccurate in any material respect and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the PIPE Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the PIPE Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no PIPE Investor has notified MAAC in writing of its intention to terminate all or any portion of the Subscription Amount (as defined in the PIPE Subscription Agreements) or not provide the financing contemplated thereunder. Other than as set forth in the PIPE Subscription Agreements delivered to the Company in connection with the execution of this Agreement, (A) there are no conditions precedent or contingencies to the obligations of the parties under the PIPE Subscription Agreements to make the full amount of the PIPE Financing available to MAAC on the terms therein, and (B) to the knowledge of MAAC, there are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the PIPE Subscription Agreements or the PIPE Financing, other than those entered into with the placement agents of the PIPE Financing.

Section 4.21 Investigation; No Other Representations. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, MAAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied.

Section 4.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO MAAC, THE MAAC SPONSOR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS TO WHICH IT OR THE MAAC SPONSOR, AS APPLICABLE, IS OR WILL BE A PARTY, NONE OF THE COMPANY, MERGER SUB, ANY COMPANY NON-PARTY AFFILIATE, ANY COMPANY SHAREHOLDER OR ANY OTHER PERSON MAKES, AND MAAC EXPRESSLY DISCLAIMS, ON BEHALF OF ITSELF, THE MAAC SPONSOR AND THEIR RESPECTIVE REPRESENTATIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO MAAC, THE MAAC SPONSOR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY OR ON BEHALF OF THE MANAGEMENT OF THE GROUP COMPANIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY MAAC, THE MAAC SPONSOR, ANY MAAC NON-PARTY AFFILIATE OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY OF THE GROUP COMPANIES OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, MERGER SUB OR ANY COMPANY NON-PARTY AFFILIATE, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY MAAC, THE MAAC SPONSOR, ANY MAAC NON-PARTY AFFILIATE OR ANY OF THEIR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Group Companies.

(a) Subject to Section 5.1(c), from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause the other Private Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by MAAC (such consent not to be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to (i) operate the Private Group Companies in the ordinary course of business in all material respects and (ii) maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Private Group Companies, taken as a whole; provided that taking any action that is permitted by an exception to Section 5.1(b) (including, for the avoidance of doubt, any exceptions in Section 5.1(b) of the Company Disclosure Schedules) shall be deemed to not be a breach of this Section 5.1(a).

(b) Without limiting the generality of the foregoing, and subject to Section 5.1(c), from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall and shall cause the other Private Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by MAAC (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase, redeem or otherwise acquire any outstanding Equity Securities of the Company, other than repurchases, redemptions or other acquisitions of Equity Securities as required by or, in the case of any employees of the Group Companies following termination of his or her employment, permitted by the terms of the Contracts and Company Equity Plans that have been made available to MAAC and that are in effect on the date of this Agreement;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person, or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, except, in the case of this clause (B) for any such transaction that would not be material to the business of all of the Group Companies, taken as a whole;

(iii) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Shareholders Agreements that are material and adverse to the holders of MAAC Shares or that would adversely affect the ability of the Company to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement or any Ancillary Document or any Company Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under the Transaction Support Agreements;

(iv) other than in the ordinary course of business or pursuant to a Contract that is in effect as of the date hereof, (A) sell, assign, abandon, lease, exclusively license or otherwise dispose (other than through an issuance or sale of Equity Securities of a Private Group Company other than the Company) of any assets or properties of the Private Group Companies that are material to the business of all of the Group Companies, taken as a whole or (B) create, subject or incur any Lien (other than any Permitted Liens) on any assets or properties of the Private Group Companies that are material to the business of all of the Group Companies, taken as a whole;

(v) issue or grant any equity incentive awards of any Private Group Company, other than (1) the grant or issuance of any such equity incentive awards by any Private Group Company to any employees, officers, directors or other services providers in the ordinary course of business and consistent with past valuation practices pursuant to any equity incentive plan in effect as of the date hereof up to the maximum number of shares reserved for issuance thereunder as of the date hereof, (2) the issuance by any Private Group Company of any of its Equity Securities upon the exercise or settlement of, as applicable, any equity incentive awards outstanding as of the date of this Agreement (or otherwise permitted to be granted or issued hereunder) in accordance with the terms of the applicable equity incentive plan and the underlying grant, award or similar agreement, (3) the grant or issuance by any Private Group Company of any of its Equity Securities pursuant to offer letters or similar Contracts with service providers entered into in the ordinary course of business and consistent with past valuation practices and (4) the grant or issuance by any Private Group Company of any of its Equity Securities to any employees, officers, directors or other services providers, which grant or issuance is approved by the board of directors (or similar governing body) of such Private Group Company, is consistent with past valuation practices and is made pursuant to any equity incentive plan in effect as of the date hereof up to the maximum number of shares reserved for issuance thereunder as of the date hereof;

(vi) issue or grant any Equity Securities (other than as permitted by Section 5.1(b)(v)) of any Private Group Company, other than (1) in the case of an issuance of Equity Securities of the Company, the issuance of Equity Securities consistent with past valuation practices that represent less than one percent (1.0%) of the issued and outstanding Equity Securities of the Company as of the date hereof, (2) in the case of an issuance of Equity Securities of any Private Group Company other than the Company, if such issuance is to any Person (other than a Company Related Party) and would not be material to the business of, or material in amount to, all of the Group Companies, taken as a whole, (3) Equity Securities issued pursuant to offer letters or similar Contracts in effect as of the date hereof with service providers entered into in the ordinary course of business or pursuant to offer letters or similar Contracts entered into after the date hereof with service providers in the ordinary course of business that are not Designated Individuals or Affiliated Shareholders, (4) Equity Securities granted or issued to any Person as required under any Contract to which the Private Group Companies are party as of the date of this Agreement (on the terms of such Contract as they exist as of the date of this Agreement) and (5) Equity Securities issued to a Group Company;

(vii) incur, create or assume any indebtedness for borrowed money to a third party in excess of $200 million in the aggregate;

(viii) (A) enter into, or amend or modify in any manner that would be adverse to the MAAC Shareholders in any material respect following the Closing (including, for the avoidance of doubt, by reason of any additional payments or consideration that occur prior to the Closing) or that would adversely affect the ability of the Company to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement or any Ancillary Document, any Contract required to be or that, if existing on the date hereof, would be required to be, disclosed on Section 3.20 of the Company Disclosure Schedules or (B) consummate any other transaction or make any other payments that, if reflected in a Contract and existing on the date hereof, would be required to be disclosed on disclosed on Section 3.20 of the Company Disclosure Schedules;

(ix) except (A) as set forth on Section 5.1(b)(ix) of the Company Disclosure Schedules or (B) as approved by the board of directors (or similar governing body) of the applicable Private Group Company in an aggregate amount not to exceed $10 million, enter into or provide for, or amend or modify in a manner that would result in material additional payments or other amounts under (either individually or in the aggregate), any retention, transaction bonus or other similar payments or amounts (other than, for the avoidance of doubt, the grant or issuance of any Equity Securities of any Private Company permitted by Section 5.1(b)(v) or Section 5.1(b)(vi)) to any Person that would (either alone or combined with one or more additional circumstances, matters or events) become payable as a result of the transactions contemplated by this Agreement;

(x) other than in the ordinary course of business, make any loans, advances or capital contributions to, or guarantees for the benefit of, any Person in an amount in excess of $25 million in the aggregate, other than (A) between the Company and any of its Subsidiaries or between any Subsidiaries of the Company and (B) the reimbursement of expenses of employees and other service providers in the ordinary course of business;

(xi) enter into any settlement agreement or similar Contract the performance of which would involve the payment by a Private Group Company in excess of $2 million individually or $10 million in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Private Group Company;

(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of (A) complete or partial liquidation, dissolution or restructuring involving any Private Group Company (other than a Private Group Company with no material operations) or (B) recapitalization, reorganization or similar transaction involving any Private Group Company (other than the Company Pre-Closing Steps);

(xiii) change any Private Group Company’s methods of accounting in any material respect, other than changes required by a change in GAAP or Law or that are made in accordance with PCAOB standards;

(xiv) enter into Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Documents; or

(xv) enter into any Contract to take, or cause to be taken, any of the actions prohibited by this Section 5.1.

(c) Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give MAAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (ii) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of this Section 5.1, (iii) any action taken, or omitted to be taken, by any Group Company to the extent determined by a Group Company to be reasonable and advisable in response to COVID-19 shall not be deemed to constitute a breach of this Section 5.1; provided, however, that (x) in the case of each of clauses (ii) and (iii), the Company shall use reasonable best efforts to give MAAC prior written notice of any such act or omission, to the extent permitted by applicable Law and reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (ii) or (iii) and, in the event that it is permitted by applicable Law but not reasonably practicable for the Company to give the prior written notice described in this clause (x), the Company shall instead give such written notice to MAAC as promptly as practicable after such act or omission (provided, further, however, that any failure by the Company to provide the prior written notice contemplated by this clause (x) that is not in made in bad faith shall not, in and of itself, constitute a breach or default of this clause (x) or a failure to satisfy the condition precedent set forth in Section 6.2(b)) and (y) in no event shall clause (ii) or (iii) be applicable to any act or omission of the type described in Sections 5.1(b)(i) through (vi), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(xii), Section 5.1(b)(xiii), and Section 5.1(b)(xv) (such covenants or agreements, the “Company Specified Interim Operating Covenants”), and (iv) Section 5.21 (and not this Section 5.1) shall govern and control with respect Merger Sub’s activities, businesses and other actions from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms and, in the event that this Section 5.1 conflicts with Section 5.21, then Section 5.21 shall govern and control to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Private Group Companies that may hold Equity Securities of Datavant not to, take any action in furtherance of, approve or consent to any dividend, distribution or other payment by Datavant to any Company Related Party (including, if applicable, by voting its Equity Securities of Datavant against any proposal to make any such dividend, distribution or other payment), except for a dividend, distribution or other payment to the direct holders of Equity Securities of Datavant that is made in accordance with the Datavant Governing Documents and applicable Contracts governing such Equity Securities (in each case, as in effect as of the date hereof) without the prior written consent of MAAC.

Section 5.2 Efforts to Consummate; Transaction Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement or otherwise, and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, or (D) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures, except with MAAC’s and the Company’s prior written consent.

(b) MAAC shall promptly inform the Company of any communication received by MAAC from any Governmental Entity and the Company shall promptly inform MAAC of any communication received by the Company from any Governmental Entity, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, MAAC, on the one hand, and the Company and Merger Sub, on the other hand, shall give counsel for the Company (in the case of MAAC) or MAAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement, unless it consults with, in the case of MAAC, the Company, or, in the case of the Company or Merger Sub, MAAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of MAAC, the Company, or, in the case of the Company or Merger Sub, MAAC, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, MAAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of MAAC, MAAC or any of its Representatives (in their capacity as a Representative of MAAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). MAAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided that in no event shall (x) MAAC or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of MAAC (not to be unreasonably withheld, conditioned or delayed).

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any

Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall use reasonable best efforts to provide, or cause to be provided, to MAAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Private Group Companies (in a manner so as to not interfere with the normal business operations of the Private Group Companies). Notwithstanding the foregoing, none of the Private Group Companies shall be required to provide, or cause to be provided to, MAAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Private Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Private Group Company with respect to confidentiality, non-disclosure or privacy, (D) jeopardize protections afforded to any Private Group Company under the attorney-client privilege or the attorney work product doctrine or (E) in the case of any in-person access, be contrary to, or would not be reasonably practicable in light of, any action taken, or omitted to be taken, by any Group Company to the extent determined to be reasonable and advisable in response to COVID-19 (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Private Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or any Company Non-Party Affiliate, on the one hand, and MAAC, any MAAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties (or would, in light of then existing facts and circumstances, reasonably be expected to be potentially adverse parties) in a litigation or dispute and such information is or would reasonably be expected to be pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, MAAC shall use reasonable best efforts to provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of MAAC (in a manner so as to not interfere with the normal business operations of MAAC). Notwithstanding the foregoing, MAAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which MAAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of MAAC with respect to confidentiality, non-disclosure or privacy, (D) jeopardize protections afforded to MAAC under the attorney-client privilege or the attorney work product doctrine or (E) in the case of any in-person access, be contrary to, or would not be reasonably practicable in light of, any action taken, or omitted to be taken, by MAAC to the extent determined to be reasonable and advisable in response to COVID-19 (provided that, in case of each of clauses (A) through (D), MAAC shall use, and shall cause the other MAAC to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if MAAC or any MAAC Non-Party Affiliate, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties (or would, in light of then existing facts and circumstances, reasonably be expected to be potentially adverse parties) in a litigation or dispute and such information is or would reasonably be expected to be pertinent thereto; provided that MAAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, prior to the Closing, none of the Parties shall, and the Parties shall cause their respective controlled Affiliates and its and their respective officers and directors not to and shall use reasonable best efforts to cause their respective other Representatives not to, issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and MAAC; provided, however, that each Party, the MAAC Sponsor and each of their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case the disclosing Party or its applicable Representatives shall, to the extent reasonably practicable and, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is MAAC or a Representative of MAAC, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company, Merger Sub or a Representative of any of the foregoing, reasonably consult with MAAC in connection therewith and provide MAAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the MAAC Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities; provided that the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and MAAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, MAAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by the MAAC and the Company prior to such filing (such agreement not to be unreasonably withheld, conditioned or delayed by either MAAC or the Company, as applicable). The Company, on the one hand, and MAAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or MAAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by MAAC and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and MAAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or MAAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters, in each case, as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, for the period beginning on the date hereof until and including the Closing Date, each Party shall use commercially reasonable efforts not to take any action that would reasonably be expected to cause the Merger to fail to so qualify; provided that, for the avoidance of doubt, the Parties shall not be required to restructure, or otherwise alter the terms of, the transaction as provided for in this Agreement. The Parties have no plan or intention as of the date hereof and as of the Closing Date to take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For two years following the Closing, (i) the Company shall use commercially reasonable efforts to cause MAAC not to liquidate (including a deemed liquidation for U.S. federal income tax purposes), and (ii) the Company’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) shall use commercially reasonable efforts to use at least fifty percent (50%) of the cash and cash equivalents in the Trust Account (but not taking into account any cash acquired in connection with the PIPE Financing) as of immediately prior to the Closing (and prior to the MAAC Shareholder Redemption) (such cash and cash equivalents, the “Relevant Pre-Redemption Assets”) in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d) (such business, the “Roivant Business”); provided that if, immediately following and as a result of the MAAC Shareholder Redemption, MAAC holds less than fifty percent (50%) but at least one-third of the Relevant Pre-Redemption Assets, then the Company’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) shall use commercially reasonable efforts to use one hundred percent (100%) of the cash and cash equivalents in the Trust Account (but not taking into account any cash acquired in connection with the PIPE Financing) in the Roivant Business; provided, further, that if, immediately following and as a result of the MAAC Shareholder Redemption, MAAC holds less than one-third of the Relevant Pre-Redemption Assets, then there shall be no limitation or requirement imposed on the Company with respect to the use of MAAC’s assets under this clause (ii)); provided, further, that, for purposes of this sentence, use in the Company’s business or use in the Roivant Business shall include, without limitation, retention of Relevant Pre-Redemption Assets for future use in the business operations of members of the Company’s “qualified group”, loans of Relevant Pre-Redemption Assets to other members of the Company’s “qualified group” for current or future use of such Relevant Pre-Redemption Assets in the business operations of such members, and acquisitions of operating assets or controlling interests in operating entities in exchange for Relevant Pre-Redemption Assets, in each case, by any members of the Company’s “qualified group” (including MAAC). Each Party shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless (x) such Party requests that each of Kirkland & Ellis LLP and Davis Polk & Wardwell LLP provides written confirmation to the effect that the Merger is more likely than not to qualify as a reorganization within the meaning of Section 368(a) of the Code and each such law firm fails to provide such confirmation prior to the later of (A) thirty (30) days following such request is made and (B) sixty (60) days prior to the date on which the relevant Tax Return is due (taking into account applicable extensions); provided that the Parties shall provide customary factual representations to such law firm; provided, further, that, for the avoidance of doubt, the Parties shall not be required to restructure, or otherwise alter the terms of, the transaction as provided for in this Agreement; or (y) otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

(ii) MAAC and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted, MAAC and the Company shall deliver to Kirkland & Ellis LLP and/or Davis Polk & Wardwell LLP, as relevant, customary Tax representation letters reasonably satisfactory to such counsel and reasonably acceptable to the Company, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates (other than in the case of the Company, the Public Group Companies) to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the generality of the foregoing, but subject to Section 5.5(a)(i), following the Closing, MAAC shall, and the Company shall cause MAAC to, (i) comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6) and the recordkeeping requirements of Treasury Regulations Section 1.368-3 and (ii) attach to its timely filed U.S. federal income Tax Return for the taxable year in which the Closing occurs, statements meeting the requirements specified in Treasury Regulations Sections 1.367(a)-3(c)(6) and 1.368-3(a).

(c) QEF Election. If the Company provides to any Company Shareholders information that is reasonably required in order for such Company Shareholders to make an election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to the Company for any year that the Company is considered a PFIC, including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g), the Company shall provide the same such information to the Pre-Closing MAAC Shareholders.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Private Group Companies and its and their respective officers and directors not to and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any successor or parent company of the Company), other than in connection with the transactions contemplated by, and in accordance with, this Agreement and the Ancillary Documents; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify MAAC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (excluding the identity of the Persons making such Company Acquisition Proposal) and (B) keep MAAC reasonably informed on a current basis of any material modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, MAAC shall not, and shall cause MAAC Sponsor and its and their respective officers and directors not to and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a MAAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a MAAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a MAAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. MAAC agrees to (A) notify the Company promptly upon receipt of any MAAC Acquisition Proposal by MAAC, and to describe the material terms and conditions of any such MAAC Acquisition Proposal in reasonable detail (excluding the identity of any person or entity making such MAAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any material modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, MAAC or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or MAAC Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, MAAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of MAAC or the Company, as applicable), and the Company shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement of MAAC which will be included therein and which will be used for the MAAC Shareholders Meeting to solicit the adoption and approval of the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the MAAC Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by MAAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of MAAC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements and pro forma financial statements, and any other information with respect to the Group Companies for all periods and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received), or in response to any comments or requests from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to, any comments or requests of the SEC or its staff and, in the case of the Company, provide copies of any written correspondence with the SEC; (c) promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of MAAC or the Company, as applicable) any amendments or supplements to the Registration Statement / Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Company); (d) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (e) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. MAAC, on the one hand, and the Company and Merger Sub, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Non-Party Affiliates and their respective Representatives and, in the case of the Company, the Company Equityholders, that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of MAAC or the Company to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement / Proxy Statement, notwithstanding anything herein to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or MAAC or their respective tax advisors to provide any opinion regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment, unless required by applicable Securities Laws or regulations, including SEC Staff Legal Bulletin No. 19. If any Party becomes aware of any information that is, in the opinion of such Party, required or desirable to be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of MAAC, the Company, or, in the case of the Company or Merger Sub, MAAC, thereof, (ii) the Company and MAAC shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed in the case of either the Company or MAAC) an amendment or supplement to the Registration Statement / Proxy Statement, (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC and (iv) if requested by MAAC, the Parties shall reasonably cooperate in mailing such amendment or supplement to the Pre-Closing MAAC Shareholders. The Company shall as promptly as reasonably practicable advise MAAC of effectiveness of the Registration Statement / Proxy Statement, of its becoming aware of the issuance of any stop order relating thereto or the suspension of the qualification of the Company Common Shares for offering or sale in any jurisdiction, and MAAC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives or, in the case of the Company, the Company Equityholders, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 MAAC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, (A) MAAC shall duly give notice of, and use reasonable best efforts to duly convene and hold, a meeting of its shareholders (the “MAAC Shareholders Meeting”) in accordance with the Governing Documents of MAAC (including by causing the Registration Statement / Proxy Statement to be mailed to the holders of MAAC Shares), for the purposes of obtaining the MAAC Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect a MAAC Shareholder Redemption and (B) use reasonable best efforts to solicit proxies from the holders of MAAC Shares to vote in favor of each of the Transaction Proposals. Except as otherwise required by applicable Law, (i) MAAC shall, through unanimous approval of the MAAC Board, recommend (the “MAAC Board Recommendation”) to its shareholders that such shareholders approve and adopt (A) this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (B) the issuance of MAAC Shares to the PIPE Investors as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (C) each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (D) each other proposal reasonably agreed to by MAAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (E) a proposal for the postponement or adjournment of the MAAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E), collectively, the “Transaction Proposals”), and (ii) MAAC shall include the MAAC Board Recommendation in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, MAAC may postpone or adjourn the MAAC Shareholders Meeting (and MAAC shall adjourn the MAAC Shareholder Meeting if an adjournment is reasonably requested by the Company in writing) (1) to solicit additional proxies because there are not sufficient votes to constitute the MAAC Shareholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that MAAC (or the Company) has reasonably determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing MAAC Shareholders prior to the MAAC Shareholders Meeting or (4) if the holders of MAAC Class A Shares have elected to redeem a number of MAAC Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall MAAC postpone or adjourn the MAAC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently postponed or adjourned meeting or to a date that is beyond the date that is five (5) Business Days prior to the Termination Date. Except as otherwise required by applicable Law, MAAC covenants that none of the MAAC Board, MAAC or any committee of the MAAC Board shall (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the MAAC Board Recommendation or any other recommendation by the MAAC Board or MAAC of the proposals set forth in the Registration Statement / Proxy Statement, (ii) adopt, approve, recommend or declare advisable to the Pre-Closing MAAC Shareholders, or publicly propose to adopt, approve, recommend or declare advisable, any MAAC Acquisition Proposal or (iii) fail to include the MAAC Board Recommendation in the Registration Statement / Proxy Statement.

Section 5.9 Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Merger Sub Shareholder Approval Deadline”), the Company, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) (the “Merger Sub Shareholder Approval”).

Section 5.10 Conduct of Business of MAAC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, MAAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing or the transactions contemplated by the Sponsor Support Agreement), as required by applicable Law, as set forth on Section 5.10 of the MAAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, the MAAC Warrant Agreement or the Governing Documents of MAAC;

(b) create or form any Subsidiary;

(c) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person;

(d) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding of its Equity Securities;

(e) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(f) (i) incur, create or assume any indebtedness for borrowed money (other than working capital loans from the MAAC Sponsor in an amount not to exceed $3 million (it being agreed that no loans from the MAAC Sponsor or any of its Affiliates shall be converted into warrants)) or (ii) guarantee any Liability of any Person;

(g) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, MAAC or any of its Subsidiaries;

(h) issue any Equity Securities or grant any options, warrants or stock appreciation rights with respect to its Equity Securities;

(i) (i) amend, modify or renew any MAAC Related Party Transaction, other than (A) the entry into any Contract with a MAAC Related Party with respect to the incurrence of indebtedness for borrowed money permitted by Section 5.10(f) or (B) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, (ii) enter into any Contract that would constitute a MAAC Related Party Transaction or (iii) make any material payment to any MAAC Related Party;

(j) engage in any activities or business, or incur any Liabilities, other than (i) any activities, businesses or Liabilities that are contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (ii) the engagement in any activities or businesses, or the incurrence of any Liabilities, permitted by another subsection of this Section 5.10 (as modified, for the avoidance of doubt, by Section 5.10 of the MAAC Disclosure Schedules);

(k) enter into, or amend or modify any material term of (in a manner adverse to MAAC), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Section 4.10(a) of the MAAC Disclosure Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on Section 4.10(a) of the MAAC Disclosure Schedules);

(l) enter into any collective bargaining agreement, except as required by Law;

(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving MAAC;

(n) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(o) change any methods of accounting in any material respect, other than changes required by a change in GAAP or Law or that are made in accordance with PCAOB standards;

(p) enter into or amend any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(q) (i) establish, adopt, modify, amend or terminate any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), equity or equity-based, deferred compensation, severance, retention, bonus, incentive, retirement, retiree or post-employment welfare, vacation, and other benefit or compensatory plan, program, policy, arrangement or Contract, (ii) grant or increase (or accelerate the timing of payment or funding of) any compensation or benefits (including, without limitation, any severance or change in control or retention payments) to any employee or independent contractor or (iii) (A) hire any employee or (B) engage any individual independent contractor or consultant for fees (other than, in the case of this clause (B), for purposes related, incidental or attendant to this Agreement or any Ancillary Document, the performance or enforcement of, or compliance with, any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, purposes related, incidental or attendant to compliance with applicable Laws or applicable listing or corporate governance rules or regulations of Nasdaq or purposes related, incidental or attendant to its continuing (or similar) existence);

(r) make any Transaction Payment; or

(s) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of MAAC, and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, MAAC from using the funds held by MAAC outside the Trust Account to pay any MAAC Expenses or Liabilities of MAAC or from otherwise distributing or paying over any funds held by MAAC outside the Trust Account to the MAAC Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Nasdaq Listing; MAAC Public Filings.

(a) The Company shall use its reasonable best efforts (a) to cause the Company Post-Closing Common Shares issuable in accordance with this Agreement (including, for the avoidance of doubt, the Company Post-Closing Common Shares issuable in respect of MAAC Shares converted into Company Post-Closing Common Shares in the Merger) to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (b) to satisfy any applicable initial and continuing listing requirements of Nasdaq, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. MAAC shall, and shall cause its Representatives to, reasonably cooperate with the Company and its Representatives in connection with the foregoing.

(b) From and after the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms, except as set forth on Section 5.11(b) of the MAAC Disclosure Schedules, MAAC shall (except if, in the case of any reports to be filed or furnished in connection with the transactions contemplated by this Agreement or any Ancillary Document, the Company’s breach of its applicable covenants, agreements and obligations hereunder would result in the MAAC’s inability to make such filings) use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, MAAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the holders of MAAC Class A Shares pursuant to the MAAC Shareholder Redemption, (B) pay the amounts due to the underwriters of MAAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to MAAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. From and after the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms, MAAC shall perform all material obligations required to be performed by it under the Trust Agreement.

Section 5.13 Company Shareholder Approval. Substantially concurrently with the execution hereof, the Company has obtained and delivered to MAAC a true and correct copy of an irrevocable written consent (in the form attached hereto as Exhibit F) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Pre-Closing Steps and the Merger) that is duly executed by the Company Shareholders that hold at least the requisite number of issued and outstanding Company Common Shares required to approve and adopt such matters in accordance with the Companies Act, the Company’s Governing Documents and the Company Shareholders Agreements (the “Company Shareholder Written Consent”).

Section 5.14 MAAC Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that, to the maximum extent permitted by applicable Law as if the Company were MAAC, (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of MAAC, as provided in the applicable MAAC Governing Documents or director and officer indemnification agreements, in substantially the form set forth in the MAAC SEC Reports, in either case, solely with respect to any matters occurring at or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) the Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall advance, or caused to be advanced, expenses as provided in the applicable Governing Documents of MAAC as in effect immediately prior to the Effective Time or such indemnification agreements. The indemnification and liability limitation or exculpation provisions of the MAAC Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of MAAC (the “MAAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring at or prior to the Effective Time and relating to the fact that such MAAC D&O Person was a director or officer of MAAC or other person entitled to be so indemnified thereunder at or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The Company shall not have any obligation under this Section 5.14 to any MAAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such MAAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) MAAC shall purchase, or cause to be purchased, at or prior to the Closing, and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered (whether directly, via endorsement or otherwise) by any comparable insurance policies of MAAC in effect as of the date of this Agreement with respect to matters occurring at or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under MAAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that MAAC shall not pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the most recent annual premium paid by MAAC prior to the date of this Agreement and, in such event, MAAC shall purchase or cause to be purchased the maximum coverage available for three-hundred percent (300%) of the most recent annual premium paid by MAAC prior to the date of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, if the term of MAAC’s directors’ and officers’ liability insurance policy in effect as of the date of this Agreement expires on or prior to the Closing Date, then MAAC may renew such policy or obtain, or cause to be obtained, one or more directors’ and officers’ insurance policy(ies) that provides for coverage through October 9, 2022 on terms (with respect to coverage and amount) that are substantially the same as the coverage provided under such MAAC’s directors’ and officers’ liability policy that so expired, and all references in this clause (c) to the directors’ and officers’ liability insurance policies shall also be deemed to refer to such policy as renewed or such new policy(ies).

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, the Company shall use reasonable best efforts to cause the successors or assigns of the Company shall assume all of the obligations set forth in this Section 5.14.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring at or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) the Company will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall cause the applicable Group Companies to advance expenses as provided in the applicable Governing Documents of the Group Companies or such indemnification agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company at or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring at or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company shall purchase the maximum coverage available for three-hundred (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, the Company shall use reasonable best efforts to cause the successors or assigns of the Company shall assume all of the obligations set forth in this Section 5.15.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

Section 5.16 Post-Closing Directors.

(a) The Company shall take, or cause to be taken, all actions within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Company Board shall consist of a number of directors determined by the Company (upon reasonable prior consultation with MAAC) prior to the Effective Time, which shall be divided into three (3) classes, designated Class I, II and III, with each class consisting of an approximately equal number of directors determined by the Company (upon reasonable prior consultation with MAAC) prior to the Effective Time, and (ii) the members of the Company Board are the individuals determined in accordance with Section 5.16(b) and Section 5.16(c); provided that, in any event, (A) at least a majority of such directors that comprise the Company Board shall qualify as “independent directors” under the listing rules of Nasdaq immediately after the Effective Time and (B) no such determination by the Company shall affect the ability of the MAAC Designee to serve on the Board in the class of directors set forth on Section 5.16(b) of the MAAC Disclosure Schedules immediately after the Effective Time or MAAC’s rights under Section 5.16(b) or the Company’s obligations with respect thereto. At or prior to the Closing, the Company will provide the MAAC Designee with and, subject to the entry into the same by the MAAC Designee, will enter into a director indemnification agreement with the MAAC Designee, in form and substance approved by the Company Board and to be offered to all directors serving on the Company Board as of immediately following the Effective Time.

(b) The individual identified on Section 5.16(b) of the MAAC Disclosure Schedules shall be a director on the Company Board immediately after the Effective Time (provided that such individual is willing to serve and is not prohibited by applicable Law or disability from so serving), with such individual being in the class of directors set forth opposite his or her name on Section 5.16(b) of the MAAC Disclosure Schedules (the “MAAC Designee”). The MAAC Designee may be replaced by MAAC prior to the Effective Time with the prior written consent of the Company and, upon such written consent to any such replacement individual, Section 5.16(b) of the MAAC Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the MAAC Designee in lieu of, and to serve in the same class of directors as, the individual so replaced; provided, however, that the Company shall not unreasonably withhold, condition or delay its consent to any individual proposed by MAAC prior to the Effective Time as a replacement if the MAAC Designee (whether the initial or any subsequent MAAC Designee) is no longer able to serve on the Company Board as a result of death or disability.

(c) The individuals identified on Section 5.16(c) of the Company Disclosure Schedules shall be directors on the Company Board immediately after the Effective Time, with each such individual being in the class of directors set forth opposite his or her name on Section 5.16(c) of the Company Disclosure Schedule (each, a “Company Designee”). The Company may replace any Company Designee with any individual after reasonably consulting with MAAC with respect to such replacement Company Designee, by giving MAAC written notice, and, upon the Company so giving written notice of the replacement of such Company Designee and after so reasonably consulting with MAAC with respect thereto, Section 5.16(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by MAAC, in no event shall less than at least a majority of the directors that comprise the Company Board qualify as “independent directors” under the listing rules of Nasdaq immediately after the Effective Time (whether as a result of the replacement of any Company Designee as contemplated by this Section 5.16(c) or otherwise).

Section 5.17 PCAOB Financials.

(a) The Company shall deliver to MAAC, (i) as promptly as reasonably practicable following the date of this Agreement, subject to, in the case of clause (C), Section 5.17(b), (A) the audited consolidated balance sheet of the Company as of March 31, 2019 and March 31, 2020 and the related audited consolidated statements of operations, comprehensive income (loss), shareholders’ equity and redeemable non-controlling interest and cash flows of the Company for the years then ended, audited in accordance with the standards of the PCAOB, (B) the audited consolidated balance sheet of the Company as of March 31, 2021 and the related audited consolidated statements of operations, comprehensive income (loss), shareholders’ equity and redeemable non-controlling interest and cash flows of the Company for the year then ended and (C) customary pro forma financial statements (after giving effect to the transactions contemplated hereby), and (ii) as promptly as reasonably practicable following the date of the relevant financial statement or other applicable period, the other Closing Company Financial Statements. The Company will use reasonable best efforts to promptly obtain the consents of its auditors with respect to the Closing Company Financial Statements as may be required by applicable Law or requested by the SEC. The Closing Company Financial Statements (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) will fairly present in all material respects the financial position, results of operation and cash flows of the Group Companies as at the date thereof and for the period indicated therein, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as their respective dates of delivery, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement (including Regulation S-X or Regulation S-K, as applicable).

(b) MAAC shall use its reasonable best efforts to cooperate with the Company in connection with the preparation of customary pro forma financial statements that are required to be included in the Registration Statement / Proxy Statement. Without limiting the foregoing, MAAC shall (i) reasonably assist the Company in causing to be prepared in a timely manner any financial information or statements (including customary pro forma financial statements) that involve financial information or statements of MAAC and that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 Company Post-Closing Incentive Equity Plan; Company Post-Closing Employee Stock Purchase Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Company Board (a) shall approve and adopt the Roivant Sciences Ltd. Amended and Restated 2021 Equity Incentive Plan, substantially in the form attached hereto as Exhibit G, with any changes or modifications to such form as the Company and MAAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or MAAC, as applicable) (the “Company Post-Closing Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, and (b) may approve and adopt an employee stock purchase plan, with such terms and conditions set forth on Exhibit H and with any changes or modifications thereto as the Company and MAAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or MAAC, as applicable) (the “Company Post-Closing Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

Section 5.19 Company Pre-Closing Steps. The Company shall, and shall cause its Representatives to, reasonably consult with and reasonably cooperate with MAAC and its Representatives in connection with the

Company Pre-Closing Steps and otherwise keep MAAC and its Representatives apprised, in reasonable detail, of the status of the Company Pre-Closing Steps. Without limiting the generality of the foregoing, (a) within a reasonable time prior to the Closing (and in any event ten (10) Business Days prior to the Closing Date), the Company shall provide, or cause to be provided, drafts of all agreements, documents and instruments related to the Company Pre-Closing Steps, and give MAAC and its Representatives a reasonable amount of time to review all such agreements, documents and instruments and shall consider in good faith all comments provided by MAAC and its Representatives and (b) none of the Group Companies shall enter into any agreement, document or instrument related to the Company Pre-Closing Steps that is not in a form and substance reasonably satisfactory to MAAC.

Section 5.20 Company Related Party Transactions. The Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all of the agreements set forth on Section 5.20 of the Company Disclosure Schedules without any further Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, MAAC and its Affiliates).

Section 5.21 Conduct of Business of Merger Sub. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Merger Sub shall not take any action, engage in any activities or business, or incur any Liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (d) those that are consented to in writing by MAAC.

Section 5.22 Notice of Certain Events. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Party shall use reasonable best efforts to promptly (after having knowledge thereof) notify the other Parties of (i) any written notice or other communication received by such Party or any of its Representatives (in their capacity as such) from any Governmental Entity of the type that would, if received prior to the execution and delivery of this Agreement, have been required to have been disclosed pursuant to any section or subsection of Article 3 or Article 4, as applicable, and (ii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, as the case may be, would reasonably be expected to cause any condition to the other Parties’ obligations to consummate the transactions contemplated hereby set forth in Article 6 not to be satisfied at any time from the date of this Agreement to the Effective Time; provided, however, that any failure by a Party to provide such notice that is not in made in bad faith shall not, in and of itself, constitute a breach or default of this Section 5.22 or a failure to satisfy the condition precedent set forth in Section 6.2(b) or Section 6.3(b), as applicable.

Section 5.23 PIPE Subscription Agreements.

(a) MAAC shall use its reasonable best efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements, in each case, on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the PIPE Subscription Agreements; provided, however, that (a) MAAC shall be deemed to have satisfied its obligations under this sentence if the PIPE Financing contemplated by any underlying PIPE Subscription Agreement has been funded or will be funded on its terms substantially concurrently with the occurrence of the Closing and (b) for the avoidance of doubt, any breach, or failure to perform or comply with, any provision of a PIPE Subscription Agreement by a PIPE Investor shall not, in and of itself, be deemed to be a breach of, or failure to perform or comply with, this sentence. The Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with MAAC and its Representatives in connection with the matters specified in this Section 5.23. If reasonably requested by the Company, MAAC shall, to the extent it has such rights under the applicable PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement under a PIPE Subscription Agreement by a PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may (in MAAC’s sole discretion) be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing, (ii) subject to, and condition upon, the Closing occurring substantially concurrent funding of the PIPE Financing, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached and (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.

(b) MAAC shall not amend, modify or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company; provided that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent of the Company, so long as MAAC has provided to the Company no less than two (2) Business Days written notice of such amendment, modification or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces the amount of the PIPE Financing available under such PIPE Subscription Agreement or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing under such PIPE Subscription Agreement.

(c) MAAC shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) prior to delivering any written notice to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such written notice to the Company for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following the Company’s reasonable request, deliver the Closing Notice (as defined in the PIPE Subscription Agreements) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article 6 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by MAAC and the Company of the following conditions:

(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity, in each case (x) in the United States or any other jurisdiction in which the Group Companies conduct material operations or (y) that is otherwise material, in each case, preventing the consummation of the transactions contemplated by this Agreement, shall be in effect;

(b) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the Required MAAC Shareholder Approval shall have been duly obtained;

(d) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and the Company shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Company Post-Closing Common Shares (including the Company Post-Closing Common Shares to be issued hereunder and under the Ancillary Documents) shall have been approved for listing on Nasdaq; and

(e) after giving effect to the transactions contemplated hereby (including the PIPE Financing), the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2 Other Conditions to the Obligations of MAAC. The obligations of MAAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by MAAC of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of such earlier date), (ii) the representation and warranty set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) (provided, however, that this clause (ii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing as of the Closing Date), (iii) the Company Additional Capitalization Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) as of such earlier date), except where the failure of such representations and warranties to be true and correct would not be material to the Group Companies, taken as a whole, and (iv) the representations and warranties of the Company and Merger Sub set forth in Article 3 (other than the Company Fundamental Representations and the Company Additional Capitalization Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect;

(b) the Company and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company and Merger Sub under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) as of immediately after the Effective Time, the Company Board shall include the MAAC Designee, as determined pursuant to Section 5.16(b);

(e) the Company Pre-Closing Steps shall have been consummated on the Closing Date prior to the Effective Time in accordance with the applicable terms of this Agreement;

(f) the waiting period under the HSR Act with respect to the Notification and Report Form to be filed by the MAAC Sponsor as an acquiring person (as that term is defined by 16 C.F.R. 801.2) in connection with the transactions contemplated by this Agreement shall have expired or been terminated; and

(g) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to MAAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to MAAC.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the MAAC Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) (provided, however, that the representation and warranty set forth in Section 4.9 shall be deemed to be true and correct in all material respects as of the Closing Date for purposes of this clause (i) if no MAAC Material Adverse Effect is continuing as of the Closing Date), and (ii) the representations and warranties of MAAC (other than the MAAC Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “MAAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “MAAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a MAAC Material Adverse Effect;

(b) MAAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no MAAC Material Adverse Effect has occurred that is continuing;

(d) the Aggregate Trust Account Proceeds shall be equal to or greater than $210,000,000;

(e) the MAAC Sponsor shall have complied in all material respects with its covenants and agreements required to be performed or complied with by it under the Sponsor Support Agreement at or prior to the Closing;

(f) at or prior to the Closing, MAAC shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of MAAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in MAAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of MAAC and the Company;

(b) by MAAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company or Merger Sub has failed to perform any covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not (assuming that the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by MAAC and (ii) the Termination Date; provided, however, that MAAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied (assuming that the Closing occurred as of such date);

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if MAAC has failed to perform any covenant or agreement on the part of MAAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not (assuming that the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to MAAC by the Company and (ii) the Termination Date; provided, however, that none of the Company or Merger Sub is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied (assuming that the Closing occurred as of such date);

(d) by either MAAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to November 30, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to MAAC if MAAC’s breach under this Agreement or any Ancillary Document to which it is a party shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s or Merger Sub’s breach under this Agreement or any Ancillary Document to which such Person is a party shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either MAAC or the Company, if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either MAAC or the Company if the MAAC Shareholders Meeting has been held (including following any adjournment or postponement thereof), has concluded, MAAC’s shareholders have duly voted and the Required MAAC Shareholder Approval was not obtained; or

(g) by MAAC, if the Company does not deliver, or cause to be delivered to MAAC, the Merger Sub Shareholder Approval in accordance with Section 5.9 on or prior to the Merger Sub Shareholder Approval Deadline.

Section 7.2 Effect of Termination. Except for a termination pursuant to Section 7.1(a), any termination of this Agreement pursuant to Section 7.1 will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to the Company (if the terminating Party is MAAC) or MAAC (if the terminating Party is the Company). In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent, with respect to Article 1, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any PIPE Subscription Agreement, the Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Support Agreement to which such Person is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms, except for (i) in the case of clause (a), those covenants and agreements that, by their terms, expressly contemplate performance after the Effective Time, which covenants and agreements shall so survive the Effective Time in accordance with their terms, and (ii) in the case of clause (b), those covenants and agreements that expressly survive termination of this Agreement pursuant to Section 7.2.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of MAAC and the Company; provided, however, that to the extent any such assignment following the Closing relates to any of the Company’s obligations under Section 5.14, such assignment shall, unless otherwise agreed to in writing by the MAAC Sponsor (not to be unreasonably withheld, conditioned or delayed), and except for an assignment of the type described in clause (d) thereof in connection with a sale of all or substantially all of the Company’s assets or businesses, only be effective to the extent such obligations are actually performed or discharged. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by MAAC and the Company; provided, however, that any such amendment or modification prior to the Closing with respect to Section 6.2(f) or following the Closing with respect to Section 5.14, the proviso in the first sentence of Section 8.2, this Section 8.3, Section 8.9, Section 8.13 or

Section 8.14, in each case, solely as and to the extent related to the MAAC Sponsor or any of the MAAC Non-Party Affiliates (collectively, the “MAAC Sponsor Specified Provisions”) shall also require the written consent of the MAAC Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to MAAC, to:

Montes Archimedes Acquisition Corp.

724 Oak Grove, Suite 130

Menlo Park, CA 94025

Attention: Maria Walker

E-mail:     maria@patientsquarecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael E. Weisser, P.C.

                 Ryan Brissette

E-mail:     michael.weisser@kirkland.com

                 ryan.brissette@kirkland.com

(b)	If to the Company or Merger Sub, to:

Roivant Sciences Ltd.

Suite 1, 3rd Floor,

11-12 St. James’s Square,

London SW1Y 4LB,

United Kingdom

Attention: Matthew Gline

E-mail:     matthew.gline@roivant.com

                 legalnotices@roivant.com

with a copy (which shall not constitute notice) to:

Roivant Sciences, Inc.

151 West 42nd Street, 15th Floor

New York, NY 10036

Attention: General Counsel

E-mail:     jo.chen@roivant.com

-and-

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Derek Dostal

                 Brian Wolfe

                 Lee Hochbaum

E-mail:     derek.dostal@davispolk.com

                 brian.wolfe@davispolk.com

                 lee.hochbaum@davispolk.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Bermuda Companies Act 1981 shall also apply to the Company Pre-Closing Steps).

Section 8.6 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that the Parties intend for all unpaid fees and expenses at the Closing required to be paid by MAAC pursuant to this Section 8.6 to be paid by MAAC from a bank account opened by MAAC LLC (as defined in Section 4.6(c) of the MAAC Disclosure Schedules), assuming that MAAC LLC is formed prior to Closing and such a bank account is opened, and otherwise from a bank account specified by MAAC (it being understood and agreed that in no event shall this proviso result in a failure of any condition to Closing set forth in Article 6); provided further that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Expenses and MAAC shall pay, or cause to be paid, all MAAC Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and the Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and no rule of strict construction, presumption or burden of proof favoring or disfavoring a Party shall be applied against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular provision, section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) all monetary figures used herein, including references to “$” or “dollar” or “US$,” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any reference to a date or time shall be deemed to be such date or time in New York, New York; (j) references from or through any date mean from and including or through and including such date, respectively; (k) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (l) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (m) the words “provided,” “made available,” “delivered” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to MAAC, any documents or other materials posted to the electronic data room located at https://wwwna.dfsvenue.com/cardhub.aspx under the project name “Project Rhine” as of 8:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (n) all references to any Law will be to such Law as amended, supplemented, consolidated, replaced or otherwise modified or re-enacted from time to time and shall include all regulations and rules promulgated thereunder; (o) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); (p) any reference to “MAAC” in this Agreement shall mean and refer to the “Surviving Company” from and after the Effective Time; (q) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”); (r) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice, subject to, other than in the case of any action taken, or omitted to be taken, of the type that would, if taken during the period from the date of this Agreement until the Closing (and regardless of whether taken prior to, at or after the date hereof), require the consent of MAAC pursuant to any Company Specified Interim Operating Covenants, any action taken, or omitted to be taken, by any Group Company to the extent determined by a Group Company to be reasonable and advisable in response to COVID-19; and (s) the phrase “consistent with past valuation practices” shall mean (i) with respect to any equity incentive awards of any Private Group Company (other than any Company CVAR Award) that has an exercise price, an exercise price at or above fair market value and (ii) with respect to all Equity Securities of the Company or any other Private Group Company (other than equity incentive awards described in the preceding clause (i)), an issuance or grant with a value at or above fair market value (with such fair market value, in the case of each of clause (i) and (ii), determined by reference to, among other things, the Company’s most recent equity financing or third-party valuations). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules (including the Company Disclosure Schedules and the MAAC Disclosure Schedules), or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any capitalized term(s) used in any Exhibits and Schedules (including the Company Disclosure Schedules and the MAAC Disclosure Schedules) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the MAAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the MAAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the MAAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the two subsequent sentences of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The MAAC Sponsor shall be an express third-party beneficiary of Section 5.14, Section 6.2(f), Section 8.2, Section 8.3, Section 8.13, this Section 8.9 and the last sentence of Section 5.4(a). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of MAAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the date hereof (in the case of the representations and warranties of the Company and Merger Sub set forth in Article 3) or as of the applicable determination date (in the case of any covenants or agreements set forth herein), the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to MAAC’s knowledge” and “to the knowledge of MAAC” and any derivations thereof shall mean as of the date hereof (in the case of the representations and warranties of MAAC set forth in Article 4) or as of the applicable determination date (in the case of any covenants or agreements set forth herein), the actual knowledge of the individuals set forth on Section 8.12(b) of the MAAC Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the MAAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any MAAC Non-Party Affiliate (each, a “Non-Party Affiliate”) party thereto on the terms and subject to the conditions thereunder, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the MAAC Non-Party Affiliates, in the case of MAAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) without limiting the generality of the foregoing, none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

Section 8.14 Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of MAAC set forth herein, (b) waive any inaccuracies in the representations and warranties of MAAC set forth herein or (c) waive compliance by MAAC with any of the agreements or conditions set forth herein. MAAC may (i) extend the time for the performance of any of the obligations or other acts of the Company or Merger Sub set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Merger Sub set forth herein or (iii) waive compliance by the Company or Merger Sub with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. Notwithstanding the foregoing or anything to the contrary in this Agreement, any extension or waiver following the Closing with respect to any MAAC Sponsor Specified Provision or, prior to the Closing, Section 6.2(f) shall also require the prior written consent of the MAAC Sponsor.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver.

(a) Reference is made to the final prospectus of MAAC, filed with the SEC (File No. 333-248802) on October 9, 2020 (the “Prospectus”). The Company and Merger Sub each acknowledges and agrees and understands that MAAC has established one or more trust accounts (collectively, the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the holders of MAAC Class A Shares, and MAAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of MAAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Merger Sub each hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, Merger Sub or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between MAAC or any of its Representatives, on the one hand, and the Company, Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company and Merger Sub each, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom to the holders of MAAC Class A Shares or in respect of deferred underwriting commissions from the IPO) now or in the future as a result of, or arising out of, any negotiations, or Contracts with MAAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to the holders of MAAC Class A Shares or in respect of deferred underwriting commissions from the IPO) for any reason whatsoever (including for an alleged breach of any agreement with MAAC or its Affiliates).

(b) Notwithstanding Section 8.18(a), Section 8.18(a) shall not serve to limit or prohibit (and the Trust Account Released Claims shall not include) the Company’s right to pursue a claim against (i) MAAC under, and on the terms and subject to the conditions in, this Agreement or under, and on the terms and subject to the conditions in, any Ancillary Document to which it and MAAC is a party or (ii) any other party to an Ancillary Document to which it is a party under, and on the terms and subject to the conditions in, such Ancillary Document, in the case of either the foregoing clause (i) or (ii), for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief to the extent not prohibited by this Agreement or such Ancillary Document (including a claim for MAAC to specifically perform its obligations under this Agreement pursuant to Section 8.17). If the terms of the Confidentiality Agreement or any Ancillary Document conflicts with the terms of this Section 8.18(b), the terms of this Section 8.18(b) shall govern and control to the extent of such conflict.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

MONTES ARCHIMEDES ACQUISITION CORP.

By:

Name:
Title:

ROIVANT SCIENCES LTD.

By:

Name:
Title:

RHINE MERGER SUB, INC.

By:

Name:
Title:

[Signature Page to Business Combination Agreement]

Annex A

PIPE Investors

Exhibit A

Form of PIPE Subscription Agreement

(see attached)

Exhibit B

Form of Transaction Support Agreement

(see attached)

Exhibit C

Form of Registration Rights Agreement

(see attached)

Exhibit D

Form of Lock-Up Agreement

(see attached)

Exhibit E

Form of Company Post-Closing Bye-Laws

(see attached)

Exhibit F

Company Shareholder Written Consent

(see attached)

Exhibit G

Form of Roivant Sciences Ltd. 2021 Equity Incentive Plan

(see attached)

Exhibit H

Company Post-Closing Employee Stock Purchase Plan term Sheet

(see attached)

ANNEX AA - AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to the Business Combination Agreement (this “Amendment”) is made as of June 9, 2021, by and among Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), and Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the BCA (as defined below).

WHEREAS, on May 1, 2021, (a) MAAC, the Company and Rhine Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company, entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”) and (b) the Company, MAAC, Patient Square Capital LLC, a Delaware limited liability company (the “MAAC Sponsor”), and, solely for purposes of certain provisions therein, each of James C. Momtazee, George Barrett, Maria C. Walker and Steve Oesterle entered into that certain Sponsor Support Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”);

WHEREAS, pursuant to Section 8.3 of the BCA, the BCA may be amended or modified only by a written agreement executed and delivered by MAAC and the Company;

WHEREAS, on the date hereof (a) MAAC, the Company, the MAAC Sponsor, James C. Momtazee, George Barrett, Maria C. Walker and Steve Oesterle are entering into Amendment No. 1 to the Sponsor Support Agreement in order to provide that, among other things, (i) each MAAC Class B Share held by a MAAC Independent Director or a MAAC Independent Director Transferee (each as defined in Section 1 below) issued and outstanding immediately prior to the Effective Time be converted as of the Effective Time into the number of Company Post-Closing Common Shares equal to the Sponsor Exchange Ratio, on the terms and subject to the conditions set forth in the BCA and the Sponsor Support Agreement, and (ii) a portion of the Company Post-Closing Common Shares that are issued to the MAAC Independent Directors or any MAAC Independent Director Transferee upon conversion of the MAAC Class B Shares in the Merger be subject to the vesting provisions set forth in the Sponsor Support Agreement, and (b) each MAAC Independent Director, on the one hand, and the Company, on the other hand, is entering into a Lock-Up Agreement; and

WHEREAS, each of MAAC and the Company desire to amend the BCA in connection with agreements described in the preceding recital.

NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MAAC and the Company hereby agree to amend the BCA as follows:

1.     Amendments to the BCA.

(a)     Section 1.1 of the BCA is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“MAAC Independent Directors” means, collectively, George Barrett and Steve Oesterle.

“MAAC Independent Director Transferee” means any transferee of MAAC Class B Shares originally held by a MAAC Independent Director, prior to the Effective Time.

(b)     Section 2.1(b)(vii) of the BCA is hereby amended and restated in its entirety and replaced with the following:

“(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, (A) each (x) MAAC Class A Share and (y) each MAAC Class B Share that is not held by the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee (other than the MAAC Class A Shares and MAAC Class B Shares canceled and extinguished pursuant to Section 2.1(b)(ix)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one Company Post-Closing Common Share and (B) each MAAC Class B Share issued and outstanding and held by the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the number of Company Post-Closing Common Shares equal to the Sponsor Exchange Ratio; provided that for the avoidance of doubt, a number of Company Post-Closing Common Shares owned by the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee, determined pursuant to the Sponsor Support Agreement, shall become subject to the vesting and other terms and conditions set forth in the Sponsor Support Agreement at the Effective Time. As of the Effective Time, all MAAC Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent the number of Company Post-Closing Common Shares into which such MAAC Shares were converted pursuant to this Agreement. From and after the Effective Time, each Pre-Closing MAAC Shareholder’s certificate(s) (the “Certificates”), if any, evidencing ownership of MAAC Shares and MAAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such MAAC Shares, except as otherwise expressly provided for herein or under applicable Law.”

(c)     Section 2.3 of the BCA is hereby amended and restated in its entirety and replaced with the following:

“Section 2.3 Fractional Shares. Notwithstanding the foregoing or anything to the contrary herein, no fractional Company Post-Closing Common Shares shall be issued in connection with the transactions contemplated hereby. Except with respect to Company Equity Awards, all fractional Company Post-Closing Common Shares that each Company Equityholder will have a right to receive in connection with the Company Pre-Closing Steps, as well as (a) all fractional Company Post-Closing Common Shares that the MAAC Sponsor and its Affiliates as holders of MAAC Class B Shares will have a right to receive in connection with the Merger and (b) all fractional Company Post-Closing Common Shares that each MAAC Independent Director and the applicable MAAC Independent Director Transferee(s) as holders of MAAC Class B Shares will have a right to receive in connection with the Merger, shall, in each case be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share.”

2.     Effect of Amendments and Modifications. Except as expressly amended hereby, the BCA shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the BCA is referred to in any agreement, document or other instrument, such reference will be to the BCA as amended by this Amendment. For the avoidance of doubt, each reference in the BCA, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to May 1, 2021.

3.     Miscellaneous. Sections 8.5, 8.7, 8.10, 8.11, 8.15 and 8.16 of the BCA are incorporated herein by reference, mutatis mutandis.

[The remainder of this page intentionally left blank.]

AA-2

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

MONTES ARCHIMEDES ACQUISITION CORP.

By:	/s/ Maria C. Walker
Name:	Maria C. Walker
Title:	Chief Financial Officer

ROIVANT SCIENCES LTD.

By:	/s/ Marianne Romeo
Name:	Marianne Romeo
Title:	Head, Global Transactions & Risk Management

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

ANNEX B – FORM OF SUBSCRIPTION AGREEMENT

FINAL FORM

SUBSCRIPTION AGREEMENT

Montes Archimedes Acquisition Corp.

724 Oak Grove, Suite 130

Menlo Park, CA 94025

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and among Montes Archimedes Acquisition Corp., a Delaware corporation (“SPAC”), the undersigned subscriber (the “Investor”) and, solely for the purposes of Sections 6, 8 and 11, Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among SPAC, the Company, Rhine Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”) and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC as the surviving company in the Merger and, after giving effect to the Merger, will become a subsidiary of the Company, on the terms and subject to the conditions therein (the transactions contemplated by the BCA, including the Merger, the “Transaction”).

In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, contingent upon, and immediately prior to the closing of the Transaction, shares of SPAC’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SPAC is entering into subscription agreements (the “Other Subscription Agreements” and, together with the Subscription Agreement, the “Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Investors” and, together with the Investor, the “Investors”), pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 20,000,000 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” Pursuant to the BCA, on the Closing Date (as defined herein), the Shares so purchased will be exchanged for shares of the Company on a one-for-one basis, as described more fully in the BCA. For the avoidance of doubt, with respect to any obligations existing in this Subscription Agreement, following consummation of the Transaction, (i) the Company shall be the public issuer and (ii) the term “Shares” as defined above shall refer to the as-converted shares in the Company. Notwithstanding anything to the contrary herein, nothing in this Subscription Agreement shall be interpreted to limit the consummation of the Transaction in accordance with the terms of the BCA.

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, the Company and SPAC acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from SPAC the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) SPAC to the Investor (the “Closing Notice”), that SPAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to SPAC (i) at least one (1) business day prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SPAC in the Closing Notice to be held in escrow until the Closing, or (ii) on the Closing Date, the Subscription Amount to an account specified by SPAC otherwise mutually agreed by the Investor and SPAC due to legal reasons that apply to such Investor (the “Alternative Settlement Procedures”) by wire transfer of United States dollars in immediately available funds. The Investor shall also deliver to SPAC, at least one (1) business day prior to the Closing Date, any other information that is reasonably requested in the Closing Notice in order for SPAC to issue the Shares to the Investor in accordance with the Subscription Agreement, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, SPAC shall (1) issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor (or its nominee in accordance with its delivery instructions) on SPAC’s share register, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), and (2) provide evidence from the Company’s transfer agent of such issuance on and as of the Closing Date. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, SPAC shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount in full to the Investor, in immediately available funds to the account specified by the Investor in writing, and any book entries for the Shares shall be deemed cancelled. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

3. Closing Conditions.

(a) The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise enjoining, restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii) all conditions precedent to the closing of the Transaction under the BCA shall have been satisfied (as determined by the parties to the BCA and other than those conditions under the BCA which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement or Other Subscription Agreements) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.

(b) The obligation of SPAC to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the satisfaction or waiver of the following conditions: (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for those representations and warranties that speak as of a specified earlier date, which shall be true and correct in all material respects as of such specified earlier date (other than representations and warranties that are qualified as to materiality as of such specified earlier date, which representations and warranties shall be true in all respects)), and consummation of the Closing shall constitute a reaffirmation by the Investor that each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date are true and correct in all material respects (or, in the case of representations and warranties that are qualified as to materiality, in all respects as of the Closing Date) and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

(c) The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the satisfaction or waiver of the following conditions: (i) all representations and warranties of SPAC and the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by SPAC and the Company that each of the representations and warranties of SPAC and the Company contained in this Subscription Agreement as of the Closing Date are true and correct in all material respects (or, in the case of representations and warranties that are qualified as to materiality or Material Adverse Effect, in all respects) as of the Closing Date (except for those representations and warranties that speak as of a specified earlier date, which shall be true and correct in all material respects as of such specified earlier date (other than representations and warranties that are qualified as to materiality as of such specified earlier date, which representations and warranties shall be true in all respects)); (ii) all obligations, covenants and agreements of SPAC and the Company required by the Subscription Agreement to be performed by them at or prior to the Closing Date shall have been performed in all material respects; and (iii) the BCA shall not have been amended or waived in a manner that materially and adversely affects the economic benefits that the Investor (in its capacity as such) would reasonably expect to receive under this Subscription Agreement; provided, that, the SEC’s (as defined herein) issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “Statement”), made on April 12, 2021, and any consequences thereof or actions taken by SPAC directly in response thereto, shall not cause either of the conditions in this clause (c) to be deemed to not have been satisfied so long as any such consequences or actions shall not have caused a material adverse effect on the business, financial condition or results of operations of SPAC (a “Material Adverse Effect”). For the avoidance of doubt, any restatement of the financial statements of SPAC and any amendments to previously filed SEC reports or delays in filing SEC reports, in connection with the Statement or any subsequent related agreements or other guidance from the SEC with respect to the Statement, shall not be considered to result in a Material Adverse Effect.

4. Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. SPAC Representations and Warranties. SPAC represents and warrants to the Investor that:

(a) SPAC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under SPAC’s certificate of incorporation and bylaws (each as amended on the Closing Date) by contract or under the General Corporation Law of the State of Delaware.

(c) This Subscription Agreement has been duly authorized, executed and delivered by SPAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes the valid and binding agreement of SPAC and is enforceable against SPAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The execution and delivery of, and the performance of the transactions contemplated hereby, including the issuance and sale of the Shares and the compliance by SPAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will be done in accordance with the Nasdaq marketplace rules (“Nasdaq”) and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC or any of its subsidiaries is a party or by which SPAC or any of its subsidiaries is bound or to which any of the property or assets of SPAC is subject that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SPAC to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SPAC; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or any of its properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SPAC to comply in all material respects with this Subscription Agreement.

(e) As of their respective dates, all reports (the “SEC Reports”) required to be filed by SPAC with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. SPAC has timely filed each report, statement, schedule, prospectus, and registration statement that SPAC was required to file with the SEC since its inception.

(f) Other than the Other Subscription Agreements, including any subscription agreement entered into consistent with Section 7(b) of this Subscription Agreement, the BCA and any other agreement contemplated by the BCA, including any Ancillary Documents as defined therein, or described in the SEC Reports, SPAC has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC (other than any side letter or similar agreement to the extent relating to the transfer to any investor of (i) securities of SPAC by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the BCA). Except for any Alternative Settlement Procedures, no Other Subscription Agreement includes a lesser Per Share Purchase Price or other terms and conditions that are materially more advantageous to any such Other Investor than Investor hereunder, and such Other Subscription Agreements have not been amended, modified or waived in any material respect, or in any respect that materially benefits the

Other Investors thereunder unless the Investor has been offered substantially similar benefits in writing, following the date of this Subscription Agreement.

(g) As of the date of this Subscription Agreement, the authorized capital stock of SPAC consists of (i) 400,000,000 shares of Class A common stock, (ii) 40,000,000 shares of Class B common stock and (iii) 1,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 41,071,823 shares of Class A common stock of SPAC are issued and outstanding, (B) 10,267,956 shares of Class B common stock of SPAC are issued and outstanding, (C) 30,750,267 warrants to purchase shares of Class A common stock of SPAC are issued and outstanding, and (D) no shares of preferred stock are issued and outstanding. All (1) issued and outstanding shares of Class A common stock and Class B common stock of SPAC have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the BCA and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any Class A common shares, Class B common shares or other equity interests in SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SPAC has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting of any securities of SPAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the BCA.

(h) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 7, no registration under the Securities Act is required for the offer and sale of the Shares by SPAC to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws, or in a manner that would otherwise adversely affect reliance by SPAC on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

(i) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SPAC, threatened against SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SPAC.

(j) SPAC is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, SPAC has not received any written communication from a governmental authority that alleges that SPAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, the issued and outstanding Shares of SPAC are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq, under the symbol “MAAC” (it being understood that the trading symbol will be different for the Company upon completion of the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of SPAC’s Shares on Nasdaq or to deregister the Shares under the Exchange Act. Except as described in or contemplated by the BCA, SPAC has taken no action as of the date hereof that is designed to terminate the registration of the Shares under the Exchange Act.

(k) Other than the Placement Agents (as defined below), SPAC has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and SPAC is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents.

(l) SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SPAC of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 13 of this Subscription Agreement, (iv) filings required by Nasdaq, or such other applicable stock exchange on which SPAC’s common stock is then listed, and (v) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(m) SPAC is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n) SPAC acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor effecting a pledge of Shares shall not be required to provide SPAC with any notice thereof; provided, however, that neither SPAC, the Company or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement, upon the prior written request of the Investor, with an acknowledgment that the Shares are not subject to a contractual prohibition on pledging or lock up pursuant to this Subscription Agreement, the form of such acknowledgment to be subject to review and comment by SPAC in all respects.

6. Company Representations and Warranties. The Company represents and warrants to the Investor that:

(a) The Company is an exempted limited company duly organized, validly existing and in good standing (or the equivalent thereto with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of the Bermuda. The Company has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(c) The execution and delivery of, and the performance of the transactions contemplated hereby, and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Company Material Adverse Effect”) or materially affect the legal authority of the Company to comply in all material respects with the terms of this

Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Company Material Adverse Effect or materially affect the legal authority of the Company to comply in all material respects with this Subscription Agreement.

(d) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

(e) As of the Closing Date, the issued and outstanding Company Shares will be registered pursuant to Section 12(b) of the Exchange Act, and will be listed for trading on Nasdaq or another national stock exchange. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit the listing of the Company Shares on Nasdaq or to deregister the Company Shares under the Exchange Act.

(f) The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.

7. Investor Representations and Warranties. The Investor represents and warrants to SPAC that:

(a) The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(b) Notwithstanding anything to the contrary set forth herein, the Investor acknowledges and agrees that, subsequent to the date of this Subscription Agreement and prior to the Closing, SPAC may enter into one or more additional subscription agreements with additional investors with terms and conditions that are not materially more advantageous to the investor thereunder than this Subscription Agreement, and entry into such agreements may increase the aggregate amount of Shares being subscribed for in the private placement contemplated by this Subscription Agreement. For the avoidance of doubt, such additional agreements shall reflect not less than the same Per Share Purchase Price and shall constitute Other Subscription Agreements for purposes of this Agreement, mutatis mutandis.

(c) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that, other than with respect to any actions taken to consummate the Transaction pursuant to the BCA, the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the

Securities Act except (i) to SPAC or an affiliate thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, other than with respect to any actions taken to consummate the Transaction pursuant to the BCA, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that, other than with respect to any actions taken to consummate the Transaction pursuant to the BCA, the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(d) The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from SPAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SPAC, the Company, the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SPAC and the Company expressly set forth in Section 5 and Section 6 of this Subscription Agreement, respectively.

(e) The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended, section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(f) The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SPAC, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed SPAC’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(g) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company, or by means of contact from any of the Placement Agents in their capacity as such, and the Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company, or by contact between the Investor and one or more Placement Agents in their capacity as such. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC and the Company contained in Section 5 and Section 6 of this Subscription Agreement, respectively, in making its investment or decision to invest in SPAC.

(h) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in SPAC’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares.. The Investor is able to sustain a complete loss on its investment in the Shares, has no immediate need for liquidity with respect to its investment in the Shares.

(i) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SPAC. The Investor acknowledges specifically that a possibility of total loss exists.

(j) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and SPAC’s and the Company’s representations and warranties expressly set forth in Section 5 and Section 6 of this Subscription Agreement, respectively, and no other representations and warranties of any kind, whether express or implied, of SPAC or any other person. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SPAC, the Company, the Transaction, the BCA, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(k) The Investor acknowledges that the Placement Agents: (i) are each acting solely as the SPAC’s Placement Agent in connection with the transactions contemplated by the Subscription Agreements and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Investor, (ii) have not made or make any representation or warranty, express or implied, of any kind or character and have not provided any advice or recommendation in connection with the transactions contemplated by the Subscription Agreements, (iii) will have no responsibility with respect to (a) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (b) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the SPAC, the Company or the Transaction, (iv) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (v) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, (vi) may have existing or future business relationships with SPAC and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares; and (vii) shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction.

(l) The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Shares, SPAC or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

(m) The Investor acknowledges that J.P. Morgan Securities LLC and SVB Leerink LLC are each acting as financial advisors to the Company (i) in connection with the Transaction and (ii) in connection with the Company’s contemplated acquisition of all issued and outstanding shares of common stock of Immunovant, Inc. not currently owned by the Company (the “Immunovant Acquisition”), as disclosed on Schedule 13D filed on March 8, 2021 by the Company (it being understood and agreed by the Investor that the purchase of the Shares pursuant to this Subscription Agreement on the Closing Date and the closing of the Transaction shall not be contingent on the consummation of the contemplated Immunovant Acquisition).

(n) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(o) The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(p) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(q) The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program; (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(r) The Investor acknowledges that no disclosure or offering document has been prepared by J.P. Morgan Securities LLC, SVB Leerink LLC, Citigroup Global Markets Inc., any additional placement agent that may be engaged by SPAC, or any of their respective affiliates (collectively, the “Placement Agents”) in connection with the offer and sale of the Shares.

(s) The Investor acknowledges that neither Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to SPAC, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SPAC.

(t) The Investor, when required to deliver payment to SPAC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(u) The Investor agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Investor, its controlled affiliates, or any person or entity acting on behalf of the Investor or any of its controlled affiliates or pursuant to any understanding with the Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of the SPAC. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (A) nothing herein shall prohibit (x) other entities under common management with the Investor with whom the Investor is not acting in concert with respect to any trading in securities of the SPAC, this Subscription Agreement or the Investor’s participation in this offering of the Shares including the Investor’s controlled affiliates and/or affiliates, or (y) in the case of an Investor that is externally managed, advised or sub-advised by another person, any other person that is not directly controlled or managed by such manager, adviser or sub-adviser, in each case from entering into any Short Sale and (B) in the case of an Investor that is a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section (u) shall apply only with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement. For the avoidance of doubt, nothing in this Section (u) shall restrict any transactions with respect to securities of SPAC other than transactions that are Short Sales including the exercise of any redemption with respect to securities of the SPAC.

(v) Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Investor with the SEC with respect to the beneficial ownership of the SPAC’s common stock, the Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of section 13(d)(3) or section 14(d)(2) of the Exchange Act) acting for the purpose of acquiring, holding or disposing of equity securities of the SPAC (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(w) No broker, finder or other financial consultant has acted on behalf of the Investor in connection with this Subscription Agreement or the transactions contemplated hereby.

(x) The Investor acknowledges the SEC’s issuance of the Statement, and the Investor agrees that any actions taken by SPAC in connection with, or as may be necessary or advisable to address the potential implications of, such Statement or review shall not be deemed to constitute a breach of any of the representations, warranties or covenants in this Subscription Agreement; provided, however, that any such actions may not materially and adversely affect the rights of the Investor (in its capacity as such) under this Subscription Agreement. For the avoidance of doubt, any restatement or the financial statements of SPAC and any amendments to previously filed SEC reports or delays in filing SEC reports, in connection with the Statement or any subsequent related agreements or other guidance from the SEC with respect to the Statement shall not be considered to materially and adversely affect the rights of the Investor (in its capacity as such) under this Subscription agreement.

8. Registration Rights.

(a) In the event that the Shares are not registered in connection with the consummation of the Transaction, the Company agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Deadline”), it will file with the SEC (at its sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares, and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies the Company that it will “review” the Registration Statement) and (ii) five (5) business days after the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”). In connection with the foregoing and with all transactions contemplated by this Subscription Agreement, Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. The Company agrees to use commercially reasonable efforts to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within ninety (90) calendar days without the public information, volume or manner of sale limitations of such rule (such date, the “End Date”). Prior to the End Date, the Company will use commercially reasonable efforts to (1) qualify the Shares for listing on Nasdaq or another applicable national stock exchange and (2) update or amend the Registration Statement as necessary to include the Shares. Subject to receipt from the Investor by the Company and its transfer agent of customary representations and other documentation reasonably acceptable to the Company and the transfer agent in connection therewith, including, if required by the transfer agent, an opinion of the Company’s counsel in a form reasonably acceptable to the transfer agent, the Investor may request that the Company remove any legend from the book-entry position evidencing the Shares following the earliest of such time as the Shares (A) have been or are being sold or transferred pursuant to an effective registration statement or (B) have been or are being sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). To the extent required by the Company’s transfer agent, the Company shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion within two business days of the delivery of all reasonably necessary representations and other documentation from the Investor as reasonably requested by the Company’s transfer agent. If restrictive legends are no longer required for the Shares pursuant to the foregoing, the Company shall, reasonably promptly following any request therefor from the Investor as described above (and no later than five (5) business days after such request), deliver to the transfer agent instructions to remove such restrictive legends from the Shares of the Investor. The Company may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Company becomes eligible to use such Form S-3. For as long as the Investor holds the Shares, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the

Securities Act becomes available to the Investor), as applicable. In no event shall the undersigned be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the undersigned be identified as a statutory underwriter in the Registration Statement, the undersigned will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file the Registration Statement or effect the registration of the Shares set forth in this Section 8. The Investor acknowledges and agrees that the Company may suspend the use of any such registration statement if it determines in good faith, upon advice of legal counsel (internal counsel being sufficient), that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that, (I) the Company shall not so delay filing or so suspend the use of the Registration Statement on more than three (3) occasions for a period of more than sixty (60) consecutive days or more than a total of ninety (90) calendar days, in each case in any three hundred sixty (360) day period and (II) the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. The Company’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor and the intended method of disposition of such Shares, as shall be reasonably requested by the Company to effect the registration of such Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company shall use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Investor’s review.

(b) Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement and use its commercially reasonable efforts to cause such amendment or Registration Statement to become effective as promptly as practicable.

(c) In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform Investor as to the status of such registration, qualification, exemption and compliance. At its expense, the Company shall use its commercially reasonable efforts to advise Investor reasonably promptly (but within no later than 5 business days):

(i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective;

(ii) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening any event contemplated in clauses (ii) through (iv) above during the period that the Registration Statement is effective or if as a result of the occurrence of such event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned Investor agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned Investor receives copies of a supplemental or amended prospectus (which Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by Company except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (ii) through (iv) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Indemnification.

(i) The Company shall indemnify Investor (to the extent a seller under the Registration Statement), its officers, directors, advisers and agents, and each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonably incurred and documented attorneys’ fees) and reasonably incurred and documented expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained or incorporated by reference in the Registration Statement pursuant to which Investor’s Shares are registered, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding Investor furnished in writing to the Company by Investor expressly for use therein or Investor has omitted a material fact from such information.

(ii) The Investor shall indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities

Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses arising out of or are based upon any untrue or alleged untrue statement of a material fact contained or incorporated by reference in any Registration Statement pursuant to which Investor’s Shares are registered, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Investor furnished in writing to the Company by the Investor expressly for use therein. In no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the subscribed Shares giving rise to such indemnification obligation. The Investor shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 8 of which the Investor is aware.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its written consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 8(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 8(d), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section (8(d)(v) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 8(d)(v) shall be individual, not joint and several, and in no event shall the liability of any Investor hereunder be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the subscribed Shares giving rise to such indemnification obligation.

(e) The Company shall not hereafter enter into, and is not currently a party to, any Other Subscription Agreements with respect to the Shares that is inconsistent in any material respect with, or superior to, the registration rights granted to Investor by this Subscription Agreement. Notwithstanding any other rights and remedies Investor may have in respect of the Company or such Other Investors pursuant to this Subscription Agreement, if the Company enters into any other registration rights or similar agreement with respect to the Shares that contains provisions that violate the preceding sentence, the terms and conditions of this Subscription Agreement shall be deemed to have been amended without further action by the Company or Investor so that Investor shall be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the BCA is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) December 30, 2021, if the Closing has not occurred by such date, or (d) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are (i) not satisfied or waived or (ii) not capable of being satisfied and, in each case of (i) and (ii), as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that in the case of clause (d), to the extent such failure to satisfy the conditions to Closing set forth in Section 3 of this Subscription Agreement is caused by the Investor’s failure to satisfy such conditions, termination shall instead be at the election of SPAC; provided, further, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SPAC shall notify the Investor in writing of the termination of the BCA promptly after the termination of such agreement. Upon the occurrence of any Termination Event and subject to the provisions of this Section 9, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SPAC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated October 6, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares (x) acquired by any means other than pursuant to this Subscription Agreement or (y) currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed in writing with SPAC to not exercise such redemption right.

11. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to an affiliate or any fund or account advised or managed by the Investor or the same investment manager or investment advisor as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager or investment advisor without the prior consent of SPAC or the Company; provided, however, the Investor shall provide notice of any such assignment to SPAC and the Company and (ii) the Investor’s rights under Section 8 may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof. Upon such assignment by the Investor in accordance with this Section (a), the assignee shall become an Investor hereunder and have the rights and obligations provided for herein to the extent of such assignment; provided, that no assignment pursuant to clause (i) of this Section 11(a) shall relieve the Investor of its obligations hereunder, except to the extent actually performed in accordance with the terms hereof, unless consented to in writing by SPAC and the Company (such consent not to be unreasonably conditioned, delayed or withheld).

(b) SPAC and/or the Company may request from the Investor such additional information as they may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that, each of SPAC and the Company agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement required to be filed hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s or the Company’s securities, as the case may be, are listed for trading. The Investor acknowledges and agrees that if it does not provide SPAC and/or the Company with such requested information, the Investor’s Shares may not be registered for resale pursuant to Section 8 hereof. The Investor acknowledges that SPAC and/or the Company may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SPAC or the Company.

(c) The Investor acknowledges that (i) SPAC and the Company will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Schedule A hereto and (ii) the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in Section 7 of this Subscription Agreement, including Schedule A hereto. Each of SPAC and the Company acknowledges that the Investor will rely on the acknowledgments, understandings, agreements, representations and warranties of each of SPAC and the Company contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify SPAC and the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 7 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC if they are no longer accurate in any respect). Investor further acknowledges and agrees that each of the Placement Agents is a third-party beneficiary of the representations and warranties of the Investor contained in this Subscription Agreement. The Investor acknowledges and agrees that the purchase by the Investor of Shares from SPAC will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

(d) Each of SPAC, the Company, the Investor and the Placement Agents is each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth in this Section 11(d) and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SPAC set forth in this Subscription Agreement.

(e) All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as expressly otherwise provided herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j) This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l) If any change in the number, type or classes of authorized shares of SPAC (including the Shares), other than as contemplated by the BCA or any agreement contemplated by the BCA, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor and the Per Share Purchase Price shall be appropriately adjusted to reflect such change.

(m) This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

(n) Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11(n) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (i) such party is not personally subject to the jurisdiction of the above named courts for any reason, (ii) such action, suit or proceeding may not be brought or is not maintainable in such court, (iii) such party’s property is exempt or immune from execution, (iv) such action, suit or proceeding is brought in an inconvenient forum, or (v) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(o) Any notice or communication required or permitted hereunder to be given to a party hereto shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the party may hereafter designate by notice given hereunder:

(i) if to Investor, to such address(es) or email address(es) as set forth herein;

(ii) if to SPAC, to:

Montes Archimedes Acquisition Corp.

724 Oak Grove, Suite 130

Menlo Park, CA 94025

Attention: Maria Walker

E-mail: maria@patientsquarecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael E. Weisser, P.C.

     Ryan Brissette

E-mail:     michael.weisser@kirkland.com

     ryan.brissette@kirkland.com

(iii) if to the Company, to:

Roivant Sciences Ltd.

Suite 1, 3rd Floor,

11-12 St. James’s Square,

London SW1Y 4LB

United Kingdom

Attention: Matthew Gline

E-mail:     matthew.gline@roivant.com

     legalnotices@roivant.com

with a copy (which shall not constitute notice) to:

Roivant Sciences, Inc.

151 West 42nd Street, 15th Floor

New York, NY 10036

Attention: General Counsel

E-mail:      jo.chen@roivant.com

-and-

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Derek Dostal

     Brian Wolfe

     Lee Hochbaum

E-mail:     derek.dostal@davispolk.com

     brian.wolfe@davispolk.com

     lee.hochbaum@davispolk.com

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SPAC and the Company expressly contained in Section 5 and Section 6 of this Subscription Agreement, respectively, in making its investment or decision to invest in SPAC. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the BCA or any Non-Party Affiliate (other than SPAC or the Company with respect to the previous sentence), shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, the Company, the Placement Agents or any Non-Party Affiliate concerning SPAC, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, the Company, the Placement Agents or any of SPAC’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.

13. Disclosure. SPAC shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of SPAC, the Investor shall not be in possession of any material, non-public information received from SPAC or any of its officers, directors, or employees or agents (including the Placement Agents), and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, neither SPAC nor the Company shall publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers without the prior written consent of the Investor (a) in any press release or marketing materials or (b) in any filing with the SEC or any regulatory agency or trading market except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13; provided that, in each case of (i), (ii), or (iii), SPAC will provide the Investor with written notice (including by e-mail) of any such disclosure and shall reasonably consult with Investor regarding such disclosure.

14. Separate Obligations. For the avoidance of doubt, all obligations of the Investor hereunder are separate and several from the obligations of any Other Investor. The decision of Investor to purchase the Shares pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of SPAC, the Company, or any of their respective subsidiaries which may have been made or given by any Other

Investor or investor or by any agent or employee of any Other Investor or investor, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute Investor and Other Investor or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor and Other Investors or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or investor to be joined as an additional party in any proceeding for such purpose.

15. Massachusetts Business Trust. If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its assets and property.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Email:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SPAC in the Closing Notice.

IN WITNESS WHEREOF, the undersigned has accepted this Subscription Agreement as of the date set forth below.

MONTES ARCHIMEDES ACQUISITION CORP.

By:

Name:
Title:

ROIVANT SCIENCES LTD.

By:

Name:
Title:

Date:         , 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

☐ We are subscribing for the Shares as a fiduciary or agent with full investment discretion for one or more investor accounts, and each owner of such account is a QIB.

** OR **

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

** AND **

C.	AFFILIATE STATUS

(Please check the applicable subparagraphs):

☐ We are:

☐ We are not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the SPAC or acting on behalf of an affiliate of the SPAC.

** AND **

D.	QUALIFIED PURCHASER STATUS

(Please check the applicable subparagraphs):

FOR INDIVIDUALS:

1.

☐ A natural person who owns not less than U.S.$5,000,000 in investments. For this purpose, investments owned by the Investor include all investments that are the Investor’s separate property and any investments held jointly with the Investor’s spouse, as community property or otherwise, but do not include investments that are the separate property of the Investor’s spouse unless the interest will be a joint investment of the Investor and the Investor’s spouse.

2.

☐ A natural person who has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, including for this purpose solely the Investor’s own investments and investments of third parties that are themselves accurately described by one or more paragraphs of this Section D.

(Please	check the applicable subparagraphs):

FOR ENTITIES:

3.

☐ A corporation, partnership, limited liability company, trust or other organization that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); (ii) owns not less than U.S.$5,000,000 in investments; and (iii) is owned directly or indirectly solely by or for two or more natural persons who are related as siblings or spouses (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons.

4.

☐ A trust: (i) that is not described in paragraph (3) of this Section D; (ii) that was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (iii) with respect to which each of the settlors and other contributors of assets, trustees, and other authorized decision makers is a person described in paragraph (1), (2), (3) or (4) of this Section D.

5.

☐ An entity that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (ii) has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, whether for its own account or for the account of other persons that are themselves accurately described by one or more other paragraphs of this Section D.

6.

☐ An entity, each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section D or is itself an entity each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section D. If the Investor is a qualified purchaser solely for the reason described in this paragraph 6, the Investor shall, at the request of SPAC, submit to SPAC a separate qualified purchaser questionnaire for each beneficial owner of the Investor’s securities.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

ANNEX C – REGISTRATION RIGHTS AGREEMENT

EXECUTION VERSION

ROIVANT SCIENCES LTD.

THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2021, by and among (i) Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), (ii) the Dexxon Investors (as defined herein), (iii) the QVT Investors (as defined herein), (iv) the Viking Investors (as defined herein), (v) SVF Investments (UK) Limited (“Softbank”), (vi) Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”), (vii) Vivek Ramaswamy (the “Founder”), (viii) the parties listed on Exhibit A-1 hereto who signed joinder agreements in connection with the Original Registration Rights Agreement, the First Amended and Restated Registration Rights Agreement or the Second Amended and Restated Registration Rights Agreement (each, as defined below), as the case may be (the “Joinder Parties” and together with the Dexxon Investors, the QVT Investors, the Viking Investors, Softbank, Sumitomo, the Founder and each of their respective Permitted Transferees who, at any time, acquire securities of the Company and execute a counterpart of this Agreement or who otherwise agree to be bound by this Agreement, the “Investors”) and (ix) each of the other Persons who, at any time, acquire securities of the Company or shares or rights, convertible into, exchangeable for or exercisable for, equity securities of the Company in accordance with the terms hereof, execute a counterpart of this Agreement or otherwise agree to be bound by this Agreement and shall be listed on Exhibit A-2 hereto at such time as such Person entered into a joinder agreement (the “Other Shareholders”). The Other Shareholders and the Investors are collectively referred to herein as the “Shareholders.” The Company, the Investors and the Other Shareholders are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company, Dexxon, the QVT Investors, the Founder and the Joinder Parties were parties to that certain Registration Rights Agreement, dated May 5, 2014 (the “Original Registration Rights Agreement”) pursuant to which the Company undertook to grant certain registration rights to Dexxon, the QVT Investors, the Founder and the Joinder Parties in connection with certain securities of the Company and BVC Ltd., a Bermuda exempted limited liability company (“BVC”);

WHEREAS, as of December 4, 2015, the Company and BVC completed a statutory merger under Bermuda law, as a result of which BVC merged with and into the Company, with the Company as the surviving entity and in connection with which the Company, Dexxon, the QVT Investors, the Viking Investors, the Founder and the Joinder Parties entered into that certain Amended and Restated Registration Rights Agreement, dated December 8, 2015 (the “First Amended and Restated Registration Rights Agreement”);

WHEREAS, the Company, the Dexxon Investors, the QVT Investors, the Viking Investors, Softbank, the Founder and the Joinder Parties entered into that certain Second Amended and Restated Registration Rights Agreement, dated September 6, 2017 (the “Second Amended and Restated Registration Rights Agreement”) for the purpose, among others, of providing certain registration rights to the Dexxon Investors, the QVT Investors, the Viking Investors, Softbank, the Founder and the Joinder Parties;

WHEREAS, the Company, Rhine Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (the “Merger Sub”), and Montes Archimedes Acquisition Corp., a Delaware corporation (“SPAC”), have entered into a Business Combination Agreement, dated as of May 1, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC as the surviving corporation in the Merger and, after giving effect to the Merger, SPAC will become a subsidiary of the Company and the Company shall become subject to the reporting requirements of the Exchange Act and certain of the Company’s Common Shares, par value $0.0000001 per share (the “Common Shares”), shall be registered under the Securities Act (together with the Merger, the “Go Public Transaction”);

WHEREAS, the parties executing this Agreement constitute the holders of the requisite number of shares necessary pursuant to Section 13D of the Second Amended and Restated Registration Rights Agreement in order to effect the amendment and restatement of such agreement effected hereby; and

WHEREAS, in connection with the Go Public Transaction, the Company and the Investors desire to enter into this Agreement for the purpose, among others, to provide the registration rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Demand Registrations.

(a) Requests for Registration. Subject to Section 1(e) below and the other terms and conditions of this Agreement, at any time beginning one hundred eighty (180) days following the date on which the Company completes the Go Public Transaction, each Major Holder and each Person, if any, holding at least five percent (5.0%) of the then-outstanding number of Registrable Securities (“Other Demand Holders”) may (i) request registration under the Securities Act on Form S-1 or any similar long-form registration statement (a “Long-Form Registration”) of all or any portion of its Investor Registrable Securities or Other Registrable Securities, as the case may be, in accordance with Section 1(b) or (ii) if available, request registration under the Securities Act on Form S-3 (including a Shelf Registration) or any similar short-form registration statement (a “Short-Form Registration”) of all or any portion of its Investor Registrable Securities or Other Registrable Securities, as the case may be, in accordance with Section 1(c) (each such request, a “Demand Notice”). Subject to Section 1(e) below and the other terms and conditions of this Agreement, at any time beginning one hundred eighty (180) days following the date on which the Company completes the Go Public Transaction, any Other Shareholder may, if available, request Short-Form Registrations of all or any portion of its Registrable Securities in accordance with Section 1(c). All registrations requested pursuant to this Section 1(a) by the holders of Registrable Securities are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the intended method of distribution and the approximate number of Registrable Securities requested to be registered. No Demand Registration will be consummated (and no registration statement with respect thereto filed) if the number of Registrable Securities requested to be registered (including pursuant to the following sentence) is fewer than (A) in the case of Long-Form Registrations, such number of Common Shares with a value (based on the closing price on the trading day immediately prior to the filing of the registration statement or prospectus supplement, as applicable, for any Long-Form Registration) of $100,000,000 and (B) in the case of Short-Form Registrations, such number of Common Shares with a value (based on the closing price on the trading day immediately prior to the filing of the registration statement or prospectus supplement, as applicable, for any Short-Form Registration) of $50,000,000. Within ten (10) days after receipt of any such request, the Company shall give written notice of such requested registration to all other Shareholders and, subject to the terms of Section 1(d), shall include in such registration (and in all related registrations and qualifications under state blue sky laws and in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the delivery of the Company’s notice; provided, however, that no Investor shall be required to be named an “underwriter” without such Investor’s express prior written consent.

(b) Long-Form Registrations. The Major Holders shall be entitled to Long-Form Registrations under this Agreement as follows: (i) the QVT Investors (acting by action of the holders of a majority of the Common Shares held by them), the Viking Investors (acting by action of the holders of a majority of the Common Shares held by them), the Dexxon Investors, Softbank and Sumitomo shall each be entitled to three (3) Long-Form Registrations, and (ii) the Founder shall be entitled to one (1) Long-Form Registration. Other Shareholders shall have the right to demand Long-Form Registrations or Short-Form Registrations only to the extent such Other Shareholders are designated as Other Demand Holders pursuant to the terms of this Agreement, provided however, that the Other Shareholders will be entitled to a maximum of two (2) Long-Form Registrations if so designated. The Company shall pay all Registration Expenses with respect to such Long-Form Registrations. All Long-Form Registrations shall only be made if the method of distribution to be used in connection with such registration is an underwritten offering unless otherwise approved by the board of directors of the Company (the “Board”). The Company shall file a registration statement on Form S-1 under the Securities Act covering all Registrable Securities requested to be included in such Long-Form Registration (subject to the limitations set forth herein) promptly following the Company’s receipt of a Demand Notice therefor and, in any event, within sixty (60) days after the date the Demand Notice is duly delivered to the Company in accordance with this Agreement. The Company shall use commercially reasonable efforts to cause such Long Form Registration to be declared effective under the Securities Act as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing date thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies the Company that it will “review” the Long Form Registration) and (ii) ten (10) business days after the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Long Form Registration will not be “reviewed” or will not be subject to any further review.

(c) Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section 1(b), each of the Major Holders and the Other Demand Holders shall be entitled to request an unlimited number of Short-Form Registrations in which the Company shall pay all Registration Expenses, whether or not any registration statement for such a registration has become effective. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form registration statement. After the Go Public Transaction, the Company shall use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities. If the Shareholder initially requesting a Short-Form Registration requests that such Short-Form Registration be filed pursuant to Rule 415 (a “Shelf Registration”), and the Company is qualified to do so, then the Company shall use its reasonable best efforts to promptly file and cause the Shelf Registration to be declared effective under the Securities Act as soon as reasonably practicable after the filing thereof and the Company shall use its reasonable best efforts to keep such shelf registration continuously effective following such registration; provided that any request for an underwritten offering using such Shelf Registration (an “Underwritten Takedown”) shall be deemed a Demand Registration. The provisions of Section 1(a) shall apply mutatis mutandis to each Underwritten Takedown, with references to “filing of the registration statement” or “effective date” being deemed references to filing of a prospectus or supplement for such offering and references to “registration” being deemed references to the offering; provided that Shareholders participating in the Underwritten Takedown shall only include Shareholders whose Registrable Securities are included in such Shelf Registration or may be included therein without the need for a post-effective amendment to such Shelf Registration (other than an automatically effective amendment). If for any reason the Company ceases to be a WKSI or becomes ineligible to utilize Form S-3 or any similar applicable short form registration statement, then the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “Commission”) one or more registration statements on such form that is available for the sale of Registrable Securities. The Company shall file a registration statement on Form S-3 under the Securities Act covering all Registrable Securities requested to be included in such Short Form-Registration (subject to the limitations set forth herein) promptly following the Company’s receipt of a Demand Notice therefor and, in any event, within thirty (30) days after the date the Demand Notice is duly delivered to the Company in accordance with this Agreement.

(d) Priority on Demand Registrations. If a Demand Registration is for an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering exceeds the number of securities which marketing factors permit to be sold in such offering, then the Company shall include in such registration only that number of Registrable Securities that in the opinion of such underwriters marketing factors permit to be sold in such offering, and the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder; provided, however, that the number of Registrable Securities held by such holders to be included in such registration shall not be reduced unless all other securities are first entirely excluded from the registration. A registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in this Section 1(d), fewer than fifty percent

(50%) of the total number of Registrable Securities that holders have requested to be included in such registration statement are actually included.

(e) Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration within one hundred eighty (180) days after the effective date of the Go Public Transaction or within ninety (90) days after the effective date of a previous Long-Form Registration. The Company may postpone the filing or the effectiveness of a registration statement or prospectus supplement, as applicable, for a Demand Registration or suspend the use of a prospectus included in any registration statement for a Demand Registration, if the Board determines in its good faith judgment that such Demand Registration would reasonably be expected to (i) materially interfere with any proposal or plan that is material to the Company related to any financing, acquisition of assets or securities, recapitalization, merger, consolidation, tender offer, reorganization or similar transaction, (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided that in such event, the Shareholder initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn with respect to a Long-Form Registration, such Demand Registration shall not count against the total number of Long-Form Registrations provided for in Section 1(b), and the Company shall pay nonetheless all Registration Expenses in connection with such registration; provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such postponement or suspension period other than pursuant to: (a) a Resale Shelf (including any amendments, supplements or any other filings related thereto); (b) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered. The Company may not delay a Demand Registration or suspend the use of a prospectus pursuant to this Section 1(e): (i) more than two (2) times in any period of twelve (12) consecutive months, (ii) the duration of any one suspension or postponement may not exceed sixty (60) days and (iii) the total duration of any suspension or postponement period may not be more than ninety (90) days in any period of twelve (12) consecutive months.

(f) Resale Registration Statement.

(i) The Company shall file within 30 days of the consummation of the Go Public Transaction, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a registration statement on Form S-1 (the “Resale S-1 Shelf”) or, if the Company is eligible to use a registration statement on Form S-3, a registration statement on Form S-3 (the “Resale S-3 Shelf” and together with the Resale S-1 Shelf, each a “Resale Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) and any other Common Shares or other securities of the Company issued in connection with the Go Public Transaction that have not been registered under the Securities Act; provided, that the Parties acknowledge and agree that the sale of any Registrable Securities registered under such Resale Shelf may be subject to restrictions imposed by lock-up or holdback restrictions and/or applicable securities laws. Such Resale Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any of the Investors named therein. Notwithstanding anything to the contrary herein, to the extent there is an active Resale Shelf under this Section 1(f) covering Registrable Securities of any Major Holder and/or the Other Demand Holders, and such Major Holder and/or the Other Demand Holder wishes to request a Demand Registration, such Demand Registration shall reduce the number of Demand Registrations that may be made pursuant to Section 1(b).

(ii) The Company agrees to use commercially reasonable efforts to cause such Resale Shelf, or another shelf registration statement that includes all Registrable Securities, including, without limitation, the PIPE Shares, to remain effective until the earliest of (i) the second anniversary of the consummation of the Go Public Transaction and, (ii) the date on which Investors cease to hold any Registrable Securities (the “End

Date”). Prior to the End Date, the Company will use commercially reasonable efforts to (1) qualify the Registrable Securities for listing on one or more of the New York Stock Exchange, NYSE American, LLC and/or the Nasdaq Stock Market and (2) update or amend the Registration Statement as necessary to include the Registrable Securities. The Company shall use its commercially reasonable efforts to provide a draft of the Resale Shelf to the Investors holding Registrable Securities for review (but not comment) at least two (2) Business Days in advance of filing the Resale Shelf; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Resale Shelf as a result of or in connection with any Investor’s review. Notwithstanding the foregoing, if the Securities and Exchange Commission prevents the Company from including any or all of the Registrable Securities proposed to be registered under the Resale Shelf due to limitations on the use of Rule 415 of the Securities Act for the resale of Registrable Securities by the applicable stockholders or otherwise, such Resale Shelf shall register for resale the maximum number of Registrable Securities as is permitted. In such event, the number of Registrable Securities to be registered for each selling stockholder named in the Resale Shelf shall be reduced pro rata among all such selling stockholders, in each case, giving priority first to the PIPE Shares and then to the remainder of Registrable Securities, and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend the Resale Shelf or file a new Resale Shelf to register such Registrable Securities not included in the initial Resale Shelf and use its commercially reasonable efforts to cause such amendment or Resale Shelf to become effective as promptly as practicable. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in the Resale Shelf, whether or not any such offering is completed.

(g) Selection of Underwriters. If any Demand Registration is for an underwritten offering, then the holders of a majority of the Registrable Securities being sold in such Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer such offering, subject to the prior written approval of the Board, which approval shall not be unreasonably withheld, conditioned or delayed.

(h) Other Registration Rights. Except as provided to the holders of Registrable Securities in this Agreement and except in connection with the Go Public Transaction (including the filing of the Resale Shelf contemplated thereby), the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities, options or rights convertible or exchangeable into or exercisable for such securities, without the prior written consent of the Board; provided that the Company may (i) grant rights to participate in any registration pursuant to Section 2 below (a “Piggyback Registration”) so long as such rights are subordinate in priority to the rights of Parties hereto with respect to Piggyback Registrations, as provided in Section 2(c) and Section 2(d), and not otherwise inconsistent with the terms and conditions hereof, and (ii) enter into an agreement with any holder or prospective holder of any securities of the Company related to the filing of a Resale Shelf to register shares issued to such holder as consideration in an acquisition of a third party, if and only if such Resale Shelf does not permit underwritten offerings (provided that nothing in this clause (ii) shall be interpreted to limit the rights of a holder of securities of the Company in connection with the Go Public Transaction and the Resale Shelf contemplated thereby).

(i) Termination of Registration Rights. The rights of any holder of Registrable Securities to request inclusion of such Registrable Securities pursuant to this Section 1 shall terminate upon the earlier to occur of (i) the seventh anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) all Registrable Securities have been sold under Rule 144 under the Securities Act. The provisions of Section 7 and Section 9 shall survive any termination.

Section 2. Piggyback Registrations.

(a) Right to Piggyback.

(i) Other than in connection with a Resale Shelf or a request for a Demand Registration or a Shelf Registration pursuant to Sections 1(a), 1(b) and 1(c) of this Agreement, if at any time the Company, including if the Company qualifies as a WKSI, proposes to file (A) a prospectus supplement to an effective shelf registration statement (a “Shelf Registration Statement”), or (B) a registration statement other than a Shelf Registration Statement, in either case, for the sale of Common Shares for its own account, or for the benefit of the holders of any of its Common Shares other than the Shareholders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (collectively, a “Piggyback Underwritten Offering”), then the Company shall give prompt written notice, to be delivered not less than five (5) business days prior to the filing of (1) any preliminary prospectus supplement relating to such Piggyback Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (2) any prospectus supplement relating to such Piggyback Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (3) such registration statement, as the case may be, to all holders of Registrable Securities of the Company and such notice (a “Piggyback Notice”) shall offer the Shareholders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Securities as each such Shareholder may request in writing. Each such Shareholder shall then have three (3) business days after receiving such notice to request in writing to the Company inclusion of Registrable Securities in the Piggy-Back Underwritten Offering, except that such Shareholders shall have two (2) business days after such Shareholder confirms receipt of the notice to request inclusion of Registrable Securities in the Piggy Back Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Shareholder received within the specified time, the Company shall use reasonable best efforts to effect the registration in any registration statement of any of the Shareholder’s Registrable Securities requested to be included on the terms set forth in this Agreement. Prior to the commencement of any “road show,” any Shareholder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Shareholder shall no longer have any right to include Registrable Securities in the Piggyback Underwritten Offering as to which such withdrawal was made. The Company may postpone or withdraw the filing or the effectiveness of a Shelf Registration Statement or a proposed Piggyback Underwritten Offering at any time in its sole discretion.

(ii) If the Company does not qualify as a WKSI, (A) the Company shall give each Shareholder five (5) business days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Shareholder, received by the Company within three (3) business days of such notice to the Shareholder, the Company shall include in such Shelf Registration Statement a number of Common Shares equal to the aggregate number of Registrable Securities requested to be included without naming any requesting Shareholder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Securities”), (B) the Company shall not be required to give notice to any Shareholder in connection with a filing pursuant to Section 2(a)(i) unless such Shareholder provided such notice to the Company pursuant to this Section 2(a)(ii) and included Undesignated Registrable Securities in the Shelf Registration Statement related to such filing, and (C) at the written request of a Shareholder given to the Company more than two (2) business days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggyback Registration (or such shorter period to which the Company in its sole discretion consents), the Company shall use reasonable best efforts to effect the registration of any of the Shareholders’ Undesignated Registrable Securities so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Securities as any Shareholder may request, provided that (1) the Company is actively employing its reasonable best efforts to effect such Piggyback Registration; and (2) the Company shall not be required to effect a post-effective amendment more than two (2) times in any twelve (12) month period. In lieu of providing the notice set forth in Section 2(a)(i), the Company may determine to include in a Shelf Registration Statement a number of Undesignated Registrable Securities equal to the Registrable Securities held by all Shareholders. The Company shall have the right to terminate or withdraw any registration or offering initiated by it under this Section 2(a) before the effective date of such registration, whether or not any Shareholder has elected to include Registrable Securities in such registration or offering. The expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Section 2(b).

(b) Piggy Back Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Underwritten Offerings, whether or not any such offering is completed.

(c) Priority on Primary Piggyback Registrations. If a Piggyback Registration is an underwritten primary offering on behalf of the Company and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number of Registrable Securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of securities that in the opinion of such underwriters marketing factors permit to be sold in such offering, with priority for inclusion to be determined as follows: (i) first, the securities the Company proposes to sell, (ii) second, a number of Registrable Securities requested to be included in such registration allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, and (iii) third, any securities entitled to registration rights pursuant to a private placement expected to be consummated in connection with the Merger, provided, however, that (i) the number of Registrable Securities held by such holders to be included in such offering shall not be reduced unless securities held by persons other than the Company and Major Holders are first entirely excluded from the offering and (ii) the number of Registrable Securities included in the offering shall not be reduced below thirty percent (30%) of the total number of securities included in such offering.

(d) Priority on Secondary Piggyback Registrations. If a Piggyback Registration is an underwritten secondary offering on behalf of holders of the Company’s securities (other than holders of Registrable Securities) and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number of securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of securities which in the opinion of such underwriters marketing factors permit to be sold in such offering, and the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such Shareholder; provided, however, that the number of Registrable Securities held by such holders to be included in such offering shall not be reduced unless all other securities are first entirely excluded from the offering.

(e) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the Board shall select the investment banker(s) and manager(s) for such offering.

(f) Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 or Section 2, and if such previous registration has not been withdrawn or abandoned, then the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least ninety (90) days has elapsed from the effective date of such previous registration.

(g) Termination of Registration Rights. The rights of any holder of Registrable Securities to request inclusion of such Registrable Securities pursuant to this Section 2 shall terminate upon the earlier of (i) the seventh anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) all Registrable Securities have been sold under Rule 144 under the Securities Act. The provisions of Section 7 and Section 9 shall survive any termination.

Section 3. Holdback Agreements. Each Shareholder hereby agrees that such Shareholder shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, (a) any Common Shares that are held by or on behalf of such Shareholder immediately prior to the consummation of the Go Public Transaction or (b) any securities that are held by or on behalf of such Shareholder immediately prior to the consummation of the Go Public Transaction that are convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares (including without limitation, Common Shares or other securities that may be issued after the consummation of the Go Public Transaction upon exercise, vesting or settlement, as applicable, of any stock option, restricted stock unit, capped value appreciation right or other equity or equity-based award or interest (the securities described in this clause (b), the “Other Securities”)) or (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Shares or Other Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or Other Securities, in cash, or otherwise, and whether any such transaction is made or executed by or on behalf of someone other than the Shareholder (each, a “Sale Transaction”) for a period of one-hundred eighty (180) days following the consummation of the Go Public Transaction (a “Holdback Period”), provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities (calculated on a fully diluted basis) are bound by and have entered into agreements that are no less restrictive than such agreements entered into by the Shareholders (including, without limitation, any provisions relating to early release from such obligations); provided, further, that the term “Sale Transaction” shall not include a sale or other transfer by an Upstream Equity Holder of its direct or indirect common stock or membership, partnership or other equity ownership interest in a Shareholder (whether or not for consideration). The foregoing provisions of this Section 3 shall not apply to:

(1) the sale of any Common Shares to an underwriter pursuant to an underwriting agreement to which the Company is a party in connection with a Shareholder’s exercise of piggyback registration rights set forth in, and in accordance with the terms and conditions of, Section 2 hereof;

(2) a transfer of any or all of Common Shares or Other Securities (I) by gift, will, intestate succession or charitable contribution, (II) to any Permitted Transferee, (III) by operation of law or pursuant to a court order or an order of a regulatory agency, such as a qualified domestic relations order, divorce decree or separation agreement, (IV) to the Company pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any Other Securities (provided that any Common Shares received upon any such exercise will be subject to the restrictions set forth above), (V) for purposes of satisfying any withholding taxes and/or estimated taxes due as a result of the exercise, vesting or settlement, as applicable, of any Other Securities, (VI) in connection with the Company’s consummation of a liquidation, merger, amalgamation, share exchange, reorganization, tender offer or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property or (VII) by pledging, hypothecating or otherwise granting a security interest in Common Shares or Other Securities in a bona fide transaction to one or more unaffiliated lending institutions as collateral or security for any margin loan and any transfer in the event of foreclosure upon such Common Shares or Other Securities as a result of a default on such margin loan (so long as any such pledge, hypothecation or grant of security interest shall be on terms consistent with customary margin loans, and the applicable Shareholder shall provide the Company with written notice prior to entering into such margin loan); provided, however, that in the case of any of the foregoing clauses (I), (II) or (III), the transferee in such transfer shall agree in a writing delivered to the Company that the Common Shares or Other Securities so transferred will thereafter continue be subject to the terms set forth above;

(3) the establishment or modification of a written plan meeting the requirements of Rule 10b5-1 of the Exchange Act that does not provide for the sale or transfer of Common Shares during the Holdback Period;

provided that, to the extent a public announcement or filing under the Exchange Act is required regarding the establishment or modification of such plan, such announcement or filing shall include a statement to the effect that no sales or transfers of Common Shares may be made under such plan during the Holdback Period; or

(4) any Common Shares or Other Securities issued in connection with the private placement consummated in connection with the Go Public Transaction, including any Common Shares or other securities received in exchange for, or converted for, securities acquired in such private placement (the “PIPE Shares”).

Each Shareholder agrees to execute and deliver such other customary agreements as may be reasonably requested by the Company or the managing underwriter in an underwritten transaction that are consistent with the foregoing or which are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions by the Company or the underwriters of any or all of such restrictions with respect to any officer or director of the Company or a holder of 1% or more of the Company’s total outstanding Common Shares (including a release of such restrictions set forth in Section 5 of the Bye-Laws, a “Lock-Up Release”) shall apply pro rata to all Major Holders, based on the number of shares subject to such restrictions (the “Shareholder Pro Rata Release”); provided that the prior sentence shall not apply to (a) waivers or terminations granted in an amount less than or equal to 1% of the Company’s total outstanding Common Shares (calculated on a fully-diluted basis immediately after the consummation of the Go Public Transaction) or (b) any primary or secondary public offering or sale that is underwritten and in which each holder of Registerable Securities is offered the opportunity to participate pursuant to Section 2 hereof. The Company may impose stop-transfer instructions with respect to the Common Shares (or other securities) subject to the foregoing restriction until the end of said one-hundred eighty (180)-day period. At least two business days’ prior to the effective date of any Lock-Up Release, the Company shall provide written notice to the Major Holders stating the percentage of Common Shares held by such Major Holder to be released. The Company acknowledges that the approval of this Agreement by the Board and the approval of any Lock-Up Release triggering such Shareholder Pro Rata Release shall together constitute Board approval under Section 5 of the Bye-Laws of any Shareholder Pro Rata Release.

Section 4. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement (including pursuant to a Resale Shelf), the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities hereunder in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably possible:

(a) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective;

(b) notify each holder of Registrable Securities of (i) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (ii) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) the effectiveness of each registration statement filed hereunder;

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the sellers thereof as set forth in such registration statement or, in the case of a Shelf Registration, if earlier, the date as of which all of the Registrable Securities included in such registration are able to be sold within a ninety (90) day period in compliance with Rule 144 (but in any event not before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of securities thereunder by any underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement; provided, that any such period shall be extended for a period of time equal to the period the holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration statement;

(d) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(e), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

(f) promptly notify in writing each seller of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided, that each selling holder of the Registrable Securities, upon receipt of any notice from the Company of any event of the kind described in this Section 4(f), shall forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder is advised in writing by the Company that the use of the prospectus may be resumed and is furnished with a supplemented or amended prospectus as contemplated by this Section 4(f), and if so directed by the Company, such holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice;

(g) prepare and file promptly with the Commission, and notify such holders of Registrable Securities prior to the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, when any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, if any such holders of Registrable Securities or any underwriter for any such holders is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations promulgated thereunder, the Company shall use its best efforts to prepare promptly upon request of any such holder or underwriter such amendments or supplements to such registration statement and prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and such rules and regulations;

(h) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Investor Registrable Securities included in such registration, the holders of a majority of the Other Registrable Securities included in such registration or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a split or combination of equity, recapitalization or reorganization and preparing for and participating in such number of “road shows,” investor presentations and marketing events as the underwriters managing such offering may reasonably request);

(k) make available upon reasonable notice and during normal business hours for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; provided, that, unless the disclosure of such records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this Section 4(k) if the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information;

(l) take all reasonable actions to ensure that any Free-Writing Prospectus prepared by or on behalf of the Company in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158;

(n) permit any holder of Registrable Securities which holder, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(o) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to obtain the withdrawal of such order;

(p) obtain (i) a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters and (ii) opinions of counsel from the Company’s counsel in customary form and covering such matters of the type customarily covered in a public issuance of securities, in each case, in form and substance reasonably satisfactory to the underwriters and addressed to the managing underwriters; in each case as the holders of a majority of the Registrable Securities included in such registration reasonably request; and

(q) otherwise use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

Section 5. Certain Obligations of Holders of Registrable Securities. Each holder of Registrable Securities that sells such securities pursuant to a registration under this Agreement agrees as follows:

(a) Such holder (if such holder is an employee or independent contractor of the Company or any of its Affiliates) shall cooperate with the Company (as reasonably requested by the Company) in connection with the preparation of the registration statement, and, for so long as the Company is obligated to file and keep effective such registration statement, each holder of Registrable Securities that is participating in such registration shall provide to the Company, in writing, for use in the applicable registration statement, all such information regarding such holder and its plan of distribution of such securities as may be reasonably necessary to enable the Company to prepare the registration statement and prospectus covering such securities, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.

(b) During such time as a holder of Registrable Securities may be engaged in a distribution of such securities, such holder shall distribute such securities under the registration statement solely in the manner described in the registration statement.

(c) Each Person that is participating in any registration under this Agreement, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f), shall immediately discontinue the disposition of its securities of the Company pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 4(f). In the event the Company has given any such notice, the applicable time period set forth in Section 4(c) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 5(c) to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4(f).

Section 6. Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, filing expenses, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company as provided in this Agreement, and the Company also shall pay all of its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Notwithstanding anything to the contrary contained herein, each seller of securities pursuant to a registration under this Agreement shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such seller’s account.

(b) In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable and documented fees and disbursements of one (1) counsel chosen by the holders of a majority of the Registrable Securities requesting inclusion in such registration, subject to the approval of the Company of such counsel (which approval shall not be unreasonably withheld, conditioned or delayed) and for the reasonable and documented fees and disbursements of each additional counsel retained by any holder of Registrable Securities for the purpose of rendering a legal opinion on behalf of such holder in connection with any underwritten Demand Registration or Piggyback Registration.

(c) To the extent any expenses relating to a registration hereunder are not required to be paid by the Company, each holder of securities included (or requested to be included) in any registration hereunder shall pay those expenses allocable to the registration (or proposed registration) of such holder’s securities so included (or requested to be included), and any expenses not so allocable shall be borne by all sellers of securities requested to be included in such registration in proportion to the aggregate selling price of the securities to be so registered.

Section 7. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, its officers, directors, members, managers, partners, agents, Affiliates and employees and each Person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of or based upon any of the following statements, omissions or violations by the Company: (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and to pay to each holder of Registrable Securities, its officers, directors, members, managers, partners, agents, Affiliates and employees and each Person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except to the extent that the same are caused by or based upon any information furnished in writing to the Company or any managing underwriter by such holder expressly for use therein. In connection with an underwritten offering, the Company shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities (or to such lesser extent that may be agreed to between the underwriters and the Company).

(b) In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company and the managing underwriter in writing such information and affidavits as the Company or the managing underwriter reasonably requests for use in connection with any such registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or Free Writing Prospectus and, to the fullest extent permitted by law, shall indemnify the Company, its directors, officers, agents and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto and any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder expressly for use therein and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; provided that, in the event that a court of competent jurisdiction decides against any such allegations of untrue statements or omissions of a material fact, such holders shall be reimbursed for any amounts previously paid hereunder with respect to such allegations; provided further that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. The indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the consent of the indemnifying party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one (1) separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration by such conflicting indemnified parties, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 7(a) or Section 7(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of or is otherwise unenforceable with respect to any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 7(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 7(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited for each seller to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration; provided that in no event shall the aggregate amounts payable by any such seller by way of indemnity or contribution under this Section 7(d)

and when combined with any amounts payable under Section 7(b) exceed the net proceeds from the offering actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e) The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification and contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

Section 8. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting arrangements in form customary for transactions of this type approved by the holders of a majority of the Registrable Securities to be sold in the contemplated offering (including pursuant to any over-allotment or “green shoe” option requested by the underwriters, provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters in connection with an underwritten registration (other than representations and warranties regarding such holder, such holder’s title to the securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise specifically provided in Section 7, or to agree to any lock-up or holdback restrictions, except as otherwise specifically provided in Section 3.

Section 9. Other Agreements. At all times after the Company has filed a registration statement with the Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Company shall use its reasonable best efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Investors or the Other Shareholders may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (i) Rule 144 or any similar rule or regulation hereafter adopted by the Commission or (ii) a registration statement on Form S-3 or any similar registration form hereafter adopted by the Commission. Upon reasonable request, the Company shall deliver to the Investors and the Other Shareholders a written statement as to whether it has complied with such requirements. The Company shall at all times after it has consummated the Go Public Transaction use its reasonable best efforts to cause the securities so registered to be listed on one or more of the New York Stock Exchange, NYSE American, LLC and/or the Nasdaq Stock Market. The foregoing agreements in this Section 9 shall not apply to a “take private” or other transaction in which the Common Shares cease to be registered under the Exchange Act, so long as such transaction is approved by the Board.

Section 10. Subsidiary Public Offering. If, after an initial public offering of the capital stock or other equity securities of one of its subsidiaries, the Company distributes securities of such subsidiary to its equity holders, then the rights of holders hereunder and the obligations of the Company pursuant to this Agreement shall apply, mutatis mutandis, to such subsidiary, and the Company shall cause such subsidiary to comply with such subsidiary’s obligations under this Agreement.

Section 11. Term. This Agreement shall become effective upon consummation of the Go Public Transaction and shall terminate upon the earlier to occur of (i) the seventh anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) all Registrable Securities have been sold under Rule 144 under the Securities Act. The provisions of Section 7 and Section 9 shall survive any termination.

Section 12. Definitions.

“Affiliate” means, as applied to any Person, means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital, private equity or other investment fund or account now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment advisor with, such Person, and the term “Affiliated” shall have the correlative meaning. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Certificate of Incorporation” means the Memorandum of Association of the Company, as issued by the Registrar of Companies in Bermuda, and as amended from time to time in accordance with its terms.

“Dexcel” means Dexcel Pharma Technologies Ltd., an Israeli limited liability company.

“Dexxon” means Dexxon Holdings Ltd., an Israeli limited liability company.

“Dexxon Investors” means (i) Dexxon and (ii) Dexcel.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time-to-time thereunder.

“Family Member” means a spouse, civil partner, child (natural, step or adopted) parent, sibling or grandchild.

“FINRA” means the Financial Industry Regulatory Authority.

“Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 promulgated under the Securities Act.

“Investor Registrable Securities” means (i) Common Shares issued, distributed, issuable or distributable to the Major Holders as of the date of this Agreement or hereafter, (ii) any other securities issued or issuable directly or indirectly with respect to the securities described in clause (i) of this definition by way of a dividend, distribution or equity split or in connection with an exchange or a combination of equity interests, recapitalization, reclassification, merger, consolidation or other reorganization (including any common shares issued or issuable to the Investors in anticipation of a registered offering), and (iii) any other equity securities of the Company or its corporate successor held at any time by Persons holding securities described in clause (i) or (ii) of this definition. As to any particular Investor Registrable Securities, such securities shall cease to be an Investor Registrable Security upon the earlier to occur of (x) a registration statement covering such Investor Registrable Security having been declared effective by the Commission and such Investor Registrable Security having been disposed of pursuant to such effective registration statement or (y) such Investor Registrable Securities being able to be disposed of pursuant to Rule 144 under the Securities Act in a single transaction.

“Major Holder” means each of the Founder, the Dexxon Investors, the QVT Investors, the Viking Investors, Softbank and Sumitomo, and any of their Permitted Transferees.

“MNPI” means material non-public information within the meaning of Regulation FD promulgated under the Exchange Act, which shall in any case include the receipt of any notice delivered by the Company under this Agreement, including pursuant to Section 1 or Section 2 hereof and the information contained in any such notice.

“Other Registrable Securities” means (i) the Common Shares issued, distributed, issuable or distributable to the Other Shareholders, (ii) any other securities issued or issuable directly or indirectly with respect to the securities described in clause (i) of this definition by way of a dividend, distribution or equity split or in connection with an exchange or a combination of equity interests, recapitalization, reclassification, merger, consolidation or other reorganization (including any common share issued or issuable in anticipation of a registered offering), and (iii) any other equity securities of the Company or its corporate successor held at any time by Persons holding securities described in clause (i) or (ii) of this definition. As to any particular Other Registrable Securities, such securities shall cease to be Other Registrable Securities upon the earlier to occur of (x) a registration statement covering such Other Registrable Securities having been declared effective by the Commission and such Other Registrable Securities having been disposed of pursuant to such effective registration statement or (y) such Other Registrable Securities being able to be disposed of pursuant to paragraph (b)(1) of Rule 144.

“Permitted Transferee” means (i) with respect to any Person, an Affiliate of such Person, (ii) with respect to the Founder, a transfer for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to a Family Member or any custodian or trustee of any trust, executor or other fiduciary all of the beneficial interest in is held for the benefit of, him or her or his or her Family Members, or to a trust for the himself or herself, or a charitable remainder trust, (iii) with respect to any QVT Investor, (a) any investor in such QVT Investor and (b) any entity in which one or more investors in such QVT Investor have the power to control the decisions of such entity or at least 90% of the beneficial interest in which is held, by any such investors and any Family Member thereof, and (iv) with respect to Softbank, each of SVF Holdings (UK) LLP and SoftBank Vision Fund L.P., and any investor in SoftBank Vision Fund L.P.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Subsidiary” means any subsidiary of the Company that has a class of securities registered under the Exchange Act.

“QVT Investors” means, collectively, QVT Roiv Hldgs Offshore Ltd., a Cayman Islands limited company, QVT Roiv Hldgs Onshore Ltd., a Cayman Islands limited company, QVT Financial Investment Cayman Ltd., a Cayman Islands limited company, QVT Deferred Compensation Holdings Ltd., a Cayman Islands limited company, QVT P&E Roiv Hldgs Ltd., a Cayman Islands limited company, Fourth Avenue Capital Partners LP, a Delaware limited partnership, and any Permitted Transferee of any of the foregoing.

“Registrable Securities” means, collectively, the Investor Registrable Securities and the Other Registrable Securities.

“Rule 144,” “Rule 158,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time-to-time thereunder.

“Upstream Equity Holder” means, with respect to a Shareholder, its direct or indirect stockholders, partners, members or other equity holders.

“Viking Investors” means, collectively, Viking Global Opportunities Illiquid Investments Sub-Master LP, Viking Global Equities LP, Viking Global Equities II LP, VGE III Portfolio Ltd., Viking Long Master Fund Ltd. and Viking Global Equities Master Ltd.

“WKSI” means a well-known seasoned issuer, as defined under Rule 405.

Section 13. Miscellaneous.

(a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(b) Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities that would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or that would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a split or a combination of securities).

(c) Remedies. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Parties agree and acknowledge that the Investors and the other holders of Registrable Securities would be irreparably harmed by, and money damages would not be an adequate remedy for, any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any Party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d) Amendments and Waivers. The provisions of this Agreement may be amended, and any provision of this Agreement may be waived, only upon the prior written consent of (i) the Company, (ii) the holders of a majority of the Registrable Securities, and (iii) the holders of at least 60% of the Investor Registrable Securities; provided that to the extent any such amendment alters or waives any rights of the Other Shareholders in this Agreement in a manner disproportionately adverse to the Other Shareholders (as compared to the Investors), such amendment or waiver will also require the prior written consent of the Other Shareholders holding a majority of the Registrable Securities held by the Other Shareholders; provided further that this Agreement may not be amended, modified or supplemented and the observance of any term hereof may not be waived with respect to any Investor (each an “Amendment”) without the written consent of such Investor, if such Amendment would (A) disproportionately and materially adversely affect such Investor’s rights hereunder, or (B) grant any rights to any Investor that are not similarly granted or offered to all other Investors. No course of dealing between or among the Parties (including the failure of any Party to enforce any of the provisions of this Agreement) shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement, and the failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach.

(e) Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not, provided that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Company except in connection with a Business Combination (as defined in the Amended and Restated Bye-laws of the Company (the “Bye-Laws”)) in accordance with the terms and conditions set forth in the Bye-Laws. Without limiting the foregoing, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of holders of Investor Registrable Securities or Other Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Investor Registrable Securities and Other Registrable Securities.

(f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only in such jurisdiction and to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement in such jurisdiction or any provisions of this Agreement in any other jurisdiction.

(g) Counterparts. This Agreement and any amendments hereto or thereto, to the extent signed and delivered in counterparts (any one of which need not contain the signatures of more than one Party hereto or thereto, but all such counterparts together shall constitute one and the same Agreement) by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or thereto, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties hereto or thereto. No Party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract, and each such Party forever waives any such defense.

(h) Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.

(i) Governing Law; Jurisdiction; Agreement for Service. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The Parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in a federal district court or a state court in New York County, New York. Each Party hereby consents and submits to the exclusive jurisdiction of such courts. Each Party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in such court has been brought in an improper or inconvenient forum or venue. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum except to enforce a judgment entered in a court described in the preceding sentence. Each Party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in such court has been brought in an improper or inconvenient forum or venue. Each of the Company, Softbank and the Dexxon Investors (A) acknowledges that it has, by separate written instrument, irrevocably designated and appointed Corporation Service Company (“CSC”), 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401 as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement and acknowledges that CSC has accepted such designation and (B) agrees that service of process upon CSC, and written notice of said service to any such Party, in the manner provided in Section 13(k) shall be deemed in every respect effective service of process upon such Party, as the case may be, in any such suit or proceeding. Each of the Company, Softbank and the Dexxon Investors further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CSC in full force and effect so long as this Agreement shall be in effect.

(j) WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when (i) delivered personally to the recipient, (ii) received, if sent by confirmed electronic mail or facsimile during normal business hours of the recipient (or, if sent outside of normal business hours, then on the next business day) or (iii) one (1) business day after it is sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications will be sent to the Company at the address set forth below and to any other Party to this Agreement at such address as indicated by the Company’s records, or at such other Party’s principal place of business with copies (which shall not constitute notice) to such address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

To the Company:

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

Attention: Marianne Romeo

Email: marianne.romeo@roivant.com

with copies (which shall not constitute notice to the Company) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Derek J. Dostal; Lee Hochbaum

Telephone: (212) 450-4322; (212) 450-4736

Email: derek.dostal@davispolk.com; lee.hochbaum@davispolk.com

If to any of the Dexxon Investors at:

c/o Dexxon Holdings Ltd.

1 Dexcel Street

Or Akiva, 30600000, Israel

Attention: Dan Oren, President & CEO

Telephone: +972-4-6364040

Facsimile: +972-4-6364004

Email: Dan@Dexcel.com

with a copy (which shall not constitute notice to the Dexxon Investors) to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Miami, FL 33131

Attention: Robert L. Grossman

Telephone: 1-305-579-7970

Facsimile: 1-305-579-0717

Email: grossmanb@gtlaw.com

If to any of the QVT Investors at:

c/o QVT Financial LP

888 Seventh Avenue

New York, NY 10106

Attention: General Counsel

Email: legalnotices@qvt.com

Facsimile: (212) 705-8820

with a copy (which shall not constitute notice to the QVT Investors) to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attention: John Elofson

Telephone: (303) 892-7335

Facsimile: (303) 893-1379

Email: John.Elofson@dgslaw.com

If to any of the Viking Investors at:

c/o Viking Global Investors LP

55 Railroad Avenue

Greenwich, CT 06830

Attention: General Counsel

E-mail: legalnotices@vikingglobal.com

with a copy (which shall not constitute notice to the Viking Investors) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1250 Broadway, 23rd Floor

New York, New York 10001

Attention: Greg Volkmar

Phone: (212) 430-3170

Email: gvolkmar@gunder.com

If to Softbank at:

c/o SB Investment Advisers (US) Inc.

1 Circle Star Way

San Carlos, CA 94070

Attn: Akshay Naheta

Email: akshay@softbank.com

with copies (which shall not constitute notice to Softbank) to:

SB Investment Advisers (US) Inc.

1 Circle Star Way

San Carlos, CA 94070

Attn: Brian Wheeler, General Counsel

Email: bwheeler@softbank.com

-and-

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attn: Matthew S. Bartus

Email: mbartus@cooley.com

Telephone: (650) 843-5756

If to Sumitomo at:

c/o Sumitomo Dainippon Pharma Co., Ltd

6-8, Doshomachi 2-Chome, Chuo-ku

Osaka 541-0045 Japan

Attention: Shigeyuki Nishinaka, Senior Executive Officer, Global Corporate Strategy

Email: shigeyuki-nishinaka@ds-pharma.co.jp

with a copy (which shall not constitute notice to Sumitomo) to:

Jones Day

3161 Michelson Drive

Irvine, CA 92612-4412

Attention: Jonn R. Beeson, Esq.

Email: jbeeson@jonesday.com

(l) Rights Cumulative. The rights and remedies of each of the Parties under this Agreement shall be cumulative and not exclusive of any rights or remedies which a Party would otherwise have hereunder at law or in equity or by statute, and no failure or delay by either Party in exercising any right or remedy shall not impair any such right or remedy or operate as a waiver of such right or remedy, and neither shall any single or partial exercise of any power or right preclude a Party’s other or further exercise thereof or the exercise of any other power or right.

(m) No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(n) Complete Agreement. This Agreement and the other agreements and instruments referred to herein contain the complete agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the parties hereto (whether written or oral) that may have related to the subject matter hereof or thereof in any way.

(o) Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

Section 14. MNPI Provisions.

(a) Each Shareholder acknowledges that (i) the provisions of Section 1, 2 and 4 of this Agreement may require certain communications to be made by the Company or other Shareholders to such Shareholder that may result in such Shareholder and its Representatives (as defined below) acquiring MNPI (which may include, solely by way of illustration, the fact that an offering of the Company’s securities is pending or the number of Company securities or the identity of the selling Shareholders) (such communications, “RRA Communications”), and (ii) subject to the time limitations set forth in Section 1(e) and the qualifications in Section 14(b), there is no limitation on the duration of time that such Shareholder and its Representatives may be in possession of MNPI included in such RRA Communications and no requirement that the Company or other Shareholders make any public disclosure to cause information in such RRA Communications to cease to be MNPI; provided that the Company will notify each Shareholder entitled to notice or who received an RRA Communication if any proposed registration or offering for which an RRA Communication has been delivered pursuant to this Agreement has been terminated or aborted to the extent the knowledge of such registration or offering constitutes MNPI.

(b) Each Shareholder agrees that it will maintain the confidentiality of MNPI in RRA Communications delivered to it and, to the extent such Shareholder is not a natural person, such confidential treatment shall be in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Shareholder (“Policies”); provided that the obligation to maintain confidentiality of MNPI in RRA Communications shall cease when the information in the RRA Communications (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 14(b) by such Shareholder or its Representatives), or (ii) is or has been made known or disclosed to the Shareholder by a third party not known by such Shareholder to be in breach of any obligation of confidentiality such third party may have to the Company; provided further that a Shareholder may deliver or disclose MNPI in such RRA Communications to (1) to its affiliates, its and its affiliates’ respective directors, officers, employees, partners, members, agents, attorneys, consultants and financial and other advisors, and potential sources of capital (including potential limited partners) (collectively, the “Representatives”), but solely to the extent such disclosure reasonably relates to its evaluation of exercise of its rights under this Agreement and the sale of any Registrable Securities in connection with the subject of the notice, (2) to any federal, state, national, foreign or other regulatory or self-regulatory authority having jurisdiction over such Shareholder, or (3) to any Person if necessary to effect compliance with any law, rule, regulation, investigation, audit, request or order applicable to such Shareholder, including in response to any subpoena or other legal process, audit or examinations; provided further, that in the case of clause (1), the recipients of such MNPI in such RRA Communications are subject to the Policies or agree to or are otherwise obligated to hold confidential the MNPI in a manner substantially consistent with the terms of this Section 14 and that in the case of clauses (2) and (3), such Shareholder promptly notifies the Company of such disclosure to the extent such Shareholder is legally permitted to give such notice and it is reasonably practicable; provided further, no such notice shall be required where disclosure is made (x) in response to a general request by a regulatory or self-regulatory authority or (y) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company or this Agreement.

(c) Each Shareholder, by its execution of this Agreement, hereby (i) acknowledges that it is aware that the U.S. securities laws prohibit any Person who has MNPI about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into hedge transactions involving such securities), or from communicating such information to any other Person in certain circumstances, and (ii) agrees that it will not use or permit any third party to use, and that it will use its commercially reasonable efforts to assure that none of its Representatives will use or permit any third party to use, any MNPI the Company provides in contravention of the U.S. securities laws and such Shareholder will cease trading in the Company’s securities while in possession of such MNPI to the extent prohibited by law.

(d) Each Shareholder shall have the right, at any time and from time to time (including after receiving information regarding any potential underwritten offering), to elect not to receive RRA Communications that the

Company or any other Shareholders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Shareholder that it does not want to receive any RRA Communications (an “Opt-Out Request”); in which case, and notwithstanding anything to the contrary in this Agreement, the Company and other Shareholders shall not be required to, and shall not, deliver any RRA Communications for which the Shareholder has indicated in the Opt-Out Request that it does not want to receive hereunder to the extent that such RRA Communications would result in a Shareholder acquiring MNPI. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect until the Shareholder notifies the Company that it withdraws the Opt-Out Request, and the Shareholder may, in its sole discretion, determine the scope and applicability of the Opt-Out Request as set forth in the Opt-Out Request. A Shareholder who previously has given the Company an Opt-Out Request may update or revoke such request at any time, and there shall be no limit on the ability of a Shareholder to issue, update and revoke subsequent Opt-Out Requests; provided that each Shareholder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

*   *   *   *   *

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Third Amended and Restated Registration Rights Agreement as of the date first written above.

COMPANY: ROIVANT SCIENCES LTD.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Third Amended and Restated Registration Rights Agreement as of the date first written above.

SVF Investments (UK) Limited

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Third Amended and Restated Registration Rights Agreement as of the date first written above.

DEXXON HOLDINGS LTD

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

DEXCEL PHARMA TECHNOLOGIES LTD

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Third Amended and Restated Registration Rights Agreement as of the date first written above.

QVT INVESTORS: QVT Fund V LP By its general partner QVT Associates GP LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

QVT Fund IV LP By its general partner QVT Associates GP LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

QVT Financial LP By its general partner QVT Financial LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

QVT Offshore Ltd.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

Fourth Avenue Capital Partners LP By its general partner Fourth Avenue Capital Partners GP LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Third Amended and Restated Registration Rights Agreement as of the date first written above.

VIKING INVESTORS: VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP By: Viking Global Opportunities Portfolio GP LLC, its general partner

By:
Name:
Title:

VIKING GLOBAL EQUITIES LP By: Viking Global Performance LLC, its general partner

By:
Name:
Title:

VIKING GLOBAL EQUITIES II LP By: Viking Global Performance LLC, its general partner

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

PURCHASERS (CONTINUED): VGE III PORTFOLIO LTD. By: Viking Global Performance LLC, its investment manager

By:
Name:
Title:

VIKING LONG FUND MASTER LTD. By: Viking Long Fund GP LLC, its investment manager

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Third Amended and Restated Registration Rights Agreement as of the date first written above.

SUMITOMO DAINIPPON PHARMA CO., LTD.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Third Amended and Restated Registration Rights Agreement as of the date first written above.

VIVEK RAMASWAMY

[Signature Page to Third Amended and Restated Registration Rights Agreement]

ANNEX D – FORM OF TRANSACTION SUPPORT AGREEMENT

[FORM OF] TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 1, 2021, by and among Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), and [•], a [•] ([collectively,] the “Shareholder”).1 Each of MAAC, the Company and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, MAAC, the Company and Rhine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that, on the terms and subject to the conditions therein, (a) on the Closing Date prior to the Closing, the Company will consummate the Company Pre-Closing Steps, and (b) on the Closing Date promptly following consummation of the Company Pre-Closing Steps, Merger Sub will merge with and into MAAC, with MAAC as the surviving corporation in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of the Company;

WHEREAS, the Shareholder is, as of the date hereof, the record and beneficial owner of the number and class or series (as applicable) of the Company Pre-Closing Common Shares set forth on Schedule A hereto (together with any other Company Pre-Closing Common Shares that the Shareholder acquires record or beneficial ownership of after the date hereof and prior to the Effective Time, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to the Company and MAAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company and MAAC would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Shareholder Consent and Related Matters. Prior to the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Effective Time, (i) to the extent that it is necessary or

[1]	With respect to institutional investors, this Agreement is to be executed by all entities that hold Company Pre-Closing Common Shares.

reasonably advisable, in each case, as mutually reasonably determined and agreed by MAAC and the Company (such determination and agreement not to be unreasonably withheld, conditioned or delayed by either MAAC or the Company, as applicable) for matters, actions or proposals to be approved by the Shareholder in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement and/or the Ancillary Documents, if any, the Shareholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such matters, actions or proposals promptly following written request thereof from MAAC and the Company, as applicable (provided, however, that the Shareholder shall not be required to vote for, or consent to, any action that would result in any adverse economic or other material changes to the form of the Business Combination Agreement and/or the Ancillary Documents as approved by the Board of Directors of the Company on or prior to the date hereof (any such action, an “Adverse Action”)), and (ii) the Shareholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Article VI of the Business Combination Agreement not being satisfied.

2. Other Covenants and Agreements.

(a) The Shareholder and the Company hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination, effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies and, from and after the Effective Time, MAAC and its Affiliates) shall have any further Liabilities under each such agreement.

(b) The Shareholder acknowledges and agrees that the Shareholder is, and during the term of this Agreement shall continue to be, bound by the confidentiality obligations set forth in the Sixth Amended and Restated Shareholders Agreement, dated June 17, 2020, by and among the Company and the Company Shareholders party thereto (the “Shareholders Agreement”).

(c) The Shareholder shall not, and the Shareholder shall cause its controlled Affiliates and its and their respective officers and directors not to, and shall use reasonable best efforts to cause its other Representatives not to, at or at any time prior to the Effective Time, issue any press releases or make any public announcements with respect to this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby that contain any information that is not, at the applicable time, already publicly available (other than as a result of disclosure by the Shareholder in violation of any applicable confidentiality obligations) without the prior written consent of the Company and MAAC; provided, however, that the Shareholder and its Representatives may issue or make, as applicable, any such press release, public announcement or other communication if such press release, public announcement or other communication is required by applicable Law or applicable rule of a stock exchange on which its or any of its Affiliates’ securities are listed, in which case the Shareholder or its applicable Representatives shall, to the extent reasonably practicable and unless and to the extent prohibited by such applicable Law, reasonably consult with the Company and MAAC in connection therewith and provide the Company and MAAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith. Notwithstanding anything to the contrary in this Section 2(c) or otherwise in this Agreement, the Shareholder and its Representatives may provide general information about the subject matter of this Agreement, the Business Combination Agreement and the transactions contemplated hereby and thereby (1) to their respective affiliates, their and their affiliates’ respective directors, officers, employees, partners, members, agents, attorneys, consultants and financial and other advisors, and potential sources of capital (including potential limited partners), (2) to the extent required by any federal, state, national, foreign or other regulatory or self-regulatory authority having jurisdiction over the Shareholder or its Representatives, (3) to any Person if necessary to effect compliance with any law, rule, regulation, investigation, audit, request or order of a Governmental Entity of competent jurisdiction that is applicable to the

Shareholder or its Representatives, including in response to any subpoena or other legal process, audit or examinations or (4) to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities (so long as, in the case of this clause (4), the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information); provided further that in the case of the foregoing clause (1), the recipients of such information are subject to policies to protect such confidential information or agree to hold confidential the information in a manner substantially consistent with the terms of the confidentiality provisions of the Shareholders Agreement and that, in the case of the foregoing clauses (2) and (3), the Shareholder or its Representatives promptly notifies the Company of such disclosure to the extent the Shareholder or its Representatives are legally permitted to give such notice and it is reasonably practicable; provided further that no such notice shall be required where disclosure is made (x) in response to and required by a general request by a regulatory or self-regulatory authority of competent jurisdiction or (y) in connection with and required by a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company, this Agreement or the Business Combination Agreement.

(d) The Shareholder (i) shall be bound by and subject to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto, and (ii) shall vote its Company Pre-Closing Common Shares, exercise its director appointment and termination rights, execute any documents and otherwise use its reasonable best efforts to take, or cause to be taken, all actions, in each case, as may be necessary or appropriate so that, immediately after the Effective Time, the Company Board consists of the number of directors, and is comprised of the individuals, determined pursuant to Section 5.16(a) (Post-Closing Directors) of the Business Combination Agreement.

(e) [Except with respect to the transactions contemplated by the PIPE Subscription Agreement entered into by and among the Shareholder, the Company and MAAC on the date hereof (the “Shareholder PIPE Subscription”),]2 if applicable, the Shareholder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as mutually reasonably determined and agreed to by MAAC and the Company (such determination and agreement not to be unreasonably withheld, conditioned or delayed by either MAAC or the Company), in connection with, or otherwise in furtherance of, the transactions and the other covenants and agreements contemplated by the Business Combination Agreement or this Agreement (provided, however, that in no event shall the Shareholder be obligated to take, approve or consent to an Adverse Action). Notwithstanding the foregoing, the Shareholder shall not be required to provide any information which is, based on the advice of outside counsel, subject to legal privilege.

(f) [The Shareholder hereby acknowledges and agrees that, in connection with the consummation of the Company Pre-Closing Steps on the Closing Date, all of the Non-Voting Common Shares held by the Shareholder as of immediately prior to such consummation of the Company Pre-Closing Steps will be converted on a one for one basis into voting Company Pre-Closing Common Shares (the “Share Conversion”), subject to the prior expiration or termination of the applicable waiting period under the HSR Act with respect to such Share Conversion. Without limiting Section 2(e), the Shareholder shall use reasonable best efforts to take any actions reasonably necessary or appropriate to cause the Share Conversion to be consummated, including by (A) making any appropriate filings pursuant to the HSR Act with respect to the Share Conversion as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, (B) obtaining any other approvals of any Governmental Entity as may be required in connection with the Share Conversion and (C) responding as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or in connection with such other required approvals of any Governmental Entity. Without limiting the foregoing, the Shareholder and its

[2]	Note to Draft: To be included for Company shareholders that are also PIPE investors.

applicable Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or in connection with such other required approvals of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Share Conversion except with the prior written consent of the Company and MAAC. The Shareholder shall promptly inform the Company and MAAC of any communication received by the Shareholder from any Governmental Entity regarding the Share Conversion. The Shareholder shall give the Company and its counsel, and MAAC and its counsel, a reasonable opportunity to review in advance, and consider in good faith the views thereof in connection with, any proposed written communication to any Governmental Entity relating to the Share Conversion. The Shareholder agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Share Conversion unless it consults with the Company and MAAC in advance and, to the extent not prohibited by such Governmental Entity, gives the Company and MAAC the opportunity to attend and participate in such meeting or discussion.]3

(g) [Without limiting Section 2(e), the Shareholder shall use reasonable best efforts to consummate the Shareholder PIPE Subscription, including by (A) making any appropriate filings pursuant to the HSR Act with respect to the Shareholder PIPE Subscription as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, (B) obtaining any other approvals of any Governmental Entity as may be required in connection with the Shareholder PIPE Subscription and (C) responding as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or in connection with such other required approvals of any Governmental Entity. Without limiting the foregoing, the Shareholder and its applicable Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or in connection with such other required approvals of any Governmental Entity except with the prior written consent of the Company and MAAC. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that: (i) the Shareholder shall have no obligation to litigate or contest any Proceeding in respect of such filings and approvals and (ii) the Shareholder shall be under no obligation to proffer, make proposals, negotiate, execute, carry out or submit to agreements or Orders providing for (A) the sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of the Shareholder or any of its Affiliates, (B) the discontinuation of any product or service of the Shareholder or any of its Affiliates, or (C) the imposition of any limitation or regulation on the ability of the Shareholder or any of its Affiliates to freely conduct their business or own their respective assets. The Shareholder shall promptly inform the Company and MAAC of any communication received by the Shareholder from any Governmental Entity regarding the Shareholder PIPE Subscription. The Shareholder shall give the Company and its counsel, and MAAC and its counsel, a reasonable opportunity to review in advance, and consider in good faith the views thereof in connection with, any proposed written communication to any Governmental Entity relating to the Shareholder PIPE Subscription. The Shareholder agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Shareholder PIPE Subscription unless it consults with the Company and MAAC in advance and, to the extent not prohibited by such Governmental Entity, gives the Company and MAAC the opportunity to attend and participate in such meeting or discussion. For the avoidance of doubt, it is hereby acknowledged and agreed that nothing in this Agreement shall limit the conditions set forth in Section 3(a) and 3(c) of the PIPE Subscription Agreement entered into in connection with the Shareholder PIPE Subscription.]4

(h) [The Shareholder agrees not to participate in any Piggyback Registration (as defined in the Registration Rights Agreement) pursuant to Section 2 of the Registration Rights Agreement during the Holdback Period (as defined in the Registration Rights Agreement).]5

[3]	Note to Draft: To be included for the Founder.
[4]	Note to Draft: To be included for Shareholders whose participation in the PIPE Financing requires an HSR filing or other governmental approvals.
[5]	Note to Draft: To be included for the Founder and Matthew Gline.

(i) The Shareholder acknowledges and agrees that MAAC and the Company are entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and, but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, MAAC and the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants to MAAC as follows:

(a) If the Shareholder is not an individual, the Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Shareholder (if not an individual) has the requisite corporate, limited liability company or other similar power and authority and, if the Shareholder is an individual, legal capacity to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by MAAC and the Company), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) Subject to the due execution and delivery of the Company Shareholder Written Consent and that certain Large Lot Shareholders’ Consent and Waiver and Founder’s Waiver relating to the transactions contemplated by the Business Combination Agreement on or prior to the date hereof, none of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is not an individual, result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is, as of the date hereof, the record and beneficial owner of the Company Pre-Closing Common Shares set forth on Schedule A hereto. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Shareholders Agreement, the Shareholder is not party to or bound by (i) any option, warrant, purchase right or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares (other than the Company Shareholders Agreement and the other Governing Documents of the Company) that would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, MAAC and the transactions contemplated by this Agreement, the Business Combination Agreement and the other applicable Ancillary Documents to which he, she or it is or will be a party as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party (including the PIPE Subscription Agreement entered into by and among the Shareholder, the Company and MAAC on the date hereof, if applicable) and no other representations or warranties of MAAC, the Company or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party (including the PIPE Subscription Agreement entered into by and among the Shareholder, the Company and MAAC on the date hereof, if applicable), none of MAAC, the Company or any other Person makes or has made any representation or warranty, either express or implied, to the Shareholder in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

4. Company and MAAC Acknowledgement. In entering into this Agreement, the Business Combination Agreement and the other Ancillary Documents to it is or will be a party, each of the Company and MAAC have not relied on any representations or warranties of the Shareholder, either express or implied, except for the representations and warranties of the Shareholder expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party (including the PIPE Subscription Agreement entered into by and among the Shareholder, the Company and MAAC on the date hereof, if applicable).

5. Transfer of Subject Securities. From and after the date hereof and until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Effective Time, the Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b), unless, in the case of clauses (a) through (c), the Shareholder causes any transferee of any such Transfer to enter into a written agreement in form and substance reasonably satisfactory to MAAC and the Company agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Shareholder hereunder and the making of all the representations and warranties of the Shareholder set forth in Section 3 with respect to such transferee and his, her or its Subject Company Shares received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer; provided that, if the Shareholder is not an individual, a Transfer of securities in the Shareholder by an equityholder of the Shareholder shall not require the transferee to enter into such written agreement so long as (x) following such Transfer, the Shareholder continues to hold the Subject Company Shares and to have the exclusive right to vote and to take all other actions related to the ownership of the Subject Company Shares without restriction and (y) such Transfer would otherwise be permitted under the Shareholders Agreement. For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clause (b) of this Section 6 shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(b), Section 2(c) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(d) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive any termination of this Agreement pursuant to Section 6(b) and (iv) this Section 6 and Sections 8, 9, 10, 11, 12, 13, 14 and 15 shall survive any termination of this Agreement. For purposes of this Section 6, (x) “Willful Breach” means a material breach of this Agreement that is a consequence of an act or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set made by such Party in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party entering into this Agreement, and (E) another Party suffering damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Shares and, (i.e., if such Shareholder is an individual, not in such Shareholder’s capacity as a director, officer or employee of any Group Company or in such Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan, as applicable), and (b) nothing herein will be construed to limit or affect any action or inaction by such Shareholder if such Shareholder is an individual, or, if such Shareholder is not an individual, any representative of such Shareholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company or any Company Equity Plan, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company or any Company Equity Plan.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to MAAC, to:

c/o Patient Square Capital

724 Oak Grove, Suite 130

Menlo Park, California 94025

Attention:     Maria Walker

Email:           maria@patientsquarecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Michael Weisser, P.C.; Ryan Brissette

Email:           michael.weisser@kirkland.com; ryan.brissette@kirkland.com

If to the Company, to:

Roivant Sciences Ltd.

Suite 1, 3rd Floor,

11-12 St. James’s Square,

London SW1Y 4LB,

United Kingdom

Attention:     Matthew Gline

E-mail:         matthew.gline@roivant.com

          legalnotices@roivant.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:     Derek Dostal; Lee Hochbaum; Brian Wolfe

Email:           derek.dostal@davispolk.com; lee.hochbaum@davispolk.com;

          brian.wolfe@davispolk.com

If to the Shareholder, to the address on the Shareholder’s signature page hereto or to an address of such Shareholder in the books and records of the Company;

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein (including the Ancillary Documents) constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, the Company and MAAC. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder or the Company without MAAC’s prior written consent (to be withheld or given in its sole discretion) or by MAAC without the Company’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10 shall be null and void ab initio.

11. Fees and Expenses. Except, in the case of MAAC and the Company, as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

13. Miscellaneous. Sections 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

14. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in MAAC or any MAAC Non-Party Affiliate any direct or indirect ownership or incidents of ownership of or with respect to the Subject Company Shares. All rights, ownership and economic benefits of and relating to the Subject Company Shares shall remain vested in and belong to the Shareholder, and MAAC (and each MAAC Non-Party Affiliate) shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct Shareholder in the voting of any of the Subject Company Shares, except as otherwise expressly provided herein with respect to the Subject Company Shares. Except as otherwise set forth in Section 1, the Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company. Without limiting the foregoing, nothing in this Agreement shall obligate or require the Shareholder to exercise an option to purchase any Company Shares.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

MONTES ARCHIMEDES ACQUISITION CORP.

By:

Name:
Title:

ROIVANT SCIENCES LTD.

By:

Name:
Title:

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

[SHAREHOLDER(S)]

By:

Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A6

Class/Series of Securities	Number of Shares
Company Pre-Closing Common Shares	[•]

[6]	Note to Draft: Company to complete for each Company Shareholder.

SCHEDULE B

The Company Shareholders Agreements.

ANNEX E – SPONSOR SUPPORT AGREEMENT

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 1, 2021, by and among Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), Patient Square Capital LLC, a Delaware limited liability company (the “MAAC Sponsor”), and solely for purposes of Sections 1(b), 1(d), 4, 5, 8(a) and (b), 9 (solely for purposes of his or her representations or warranties therein), 10 through 13 and 14 through 23 (to the extent related to the foregoing sections) the Insiders (as defined below). Each of the Company, MAAC, the MAAC Sponsor and each of the Insiders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Each of the MAAC Sponsor and each of the Insiders are sometimes referred to herein individually as a “Shareholder.” Except as otherwise specified herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, MAAC, the Company and Rhine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that, on the terms and subject to the conditions therein, (a) on the Closing Date prior to the Closing, the Company will consummate the Company Pre-Closing Steps, and (b) on the Closing Date promptly following consummation of the Company Pre-Closing Steps, Merger Sub will merge with and into MAAC (the “Merger”), with MAAC as the surviving corporation in the Merger and, after giving effect to such Merger, becoming a wholly-owned Subsidiary of the Company (collectively, and together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, reference is hereby made to the following Contracts (collectively, the “Affected Agreements”):

(A) that certain Letter Agreement dated October 6, 2020 and delivered by the MAAC Sponsor to MAAC (the “Sponsor Letter”);

(B) those certain Letter Agreements, dated October 6, 2020, and delivered by each of George Barrett, James Momtazee, Maria Walker and Stephen Oesterle (each, an “Insider” and, collectively, the “Insiders”) to MAAC (each, an “Insider Letter” and, collectively, the “Insider Letters”);

(C) that certain Warrant Agreement dated October 6, 2020 between MAAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) (the “Warrant Agreement”); and

(D) that certain Registration and Stockholder Rights Agreement dated October 6, 2020 (the “MAAC Registration Rights Agreement”) by and among MAAC, the MAAC Sponsor and each of the other Holders (as such term is defined therein).

WHEREAS, as of the date hereof, each Shareholder, in its respective capacity as such, is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) the number of MAAC Class A Shares, (ii) private placement warrants (the “Warrants”) to purchase an aggregate number of MAAC Class A Shares and/or (iii) the number of MAAC Class B Shares, in each case, set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit (collectively, with respect to each Shareholder, the “Subject Company Securities”);

WHEREAS, as part of the Transactions, each of the MAAC Class A Shares and the MAAC Class B Shares will be converted into Company Post-Closing Common Shares on the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, in connection with the Transactions, and concurrently with the execution of this Agreement and the Business Combination Agreement, (a) the Company and the MAAC Sponsor entered into that certain Lock-Up Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Lock-Up Agreement”), and (b) the Company, on the one hand, and certain Company Shareholders, on the other hand, entered into those certain Lock-Up Agreements (as amended, supplemented or otherwise modified from time to time in accordance with their applicable terms, collectively, the “Significant Company Shareholder Lock-Up Agreements” and, together with the Sponsor Lock-Up Agreement, collectively, the “Lock-Up Agreements”);

WHEREAS, in consideration for the benefits to be received by the MAAC Sponsor and each of the Insiders under the terms of the Business Combination Agreement and as a material inducement to the Company and MAAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the MAAC Sponsor and each of the Insiders agrees to enter into this Agreement and to be bound by the applicable agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company and MAAC would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without each of the Shareholders entering into this Agreement and agreeing to be bound by the applicable agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Sponsor Letter and Insider Letters. The Company, MAAC, the MAAC Sponsor (in the case of clauses (a), (b), (c) and (e)) and each Insider (in the case of clauses (b) and (d), as it relates to the Insider Letter to which he or she is a party) hereby agree as follows:

(a) The Sponsor Letter provides in Section 1 thereof that MAAC shall not enter into a definitive agreement regarding a Business Combination (as defined therein) without the prior written consent of the MAAC Sponsor. The Transactions constitute a Business Combination for purposes of the Sponsor Letter and the MAAC Sponsor hereby consents to entry into the Business Combination Agreement.

(b) The Sponsor Letter provides in Section 2 thereof, and each Insider Letter provides in Section 1 thereof, for certain requirements of the MAAC Sponsor and the Insiders in respect of a Business Combination (in each case, as defined therein), including in respect of voting all MAAC Shares beneficially owned by the MAAC Sponsor and by the Insiders, as applicable, in favor of such Business Combinations and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination for purposes of the Sponsor Letter and each Insider Letter and the MAAC Sponsor and each Insider will comply with its, his or her respective obligations under Section 2 of the Sponsor Letter or Section 1 of its, his or her Insider Letter, as applicable.

(c) Subject to, and conditioned upon the occurrence and effective as of, the Effective Time, Section 6 of the Sponsor Letter shall be amended and restated to provide in its entirety as follows: “[Reserved].”

(d) Subject to, and conditioned upon the occurrence and effective as of, the Effective Time, Section 5 of each Insider Letter shall be amended and restated to provide in its entirety as follows: “[Reserved].”

(e) Section 7 of the Sponsor Letter is hereby amended and restated to provide in its entirety as follows: “[Reserved].” For the avoidance of doubt, if the Business Combination Agreement is terminated in accordance with its terms, then this clause (e) (and the amendment and restatement contemplated by this clause (e)) shall be of no further force and effect and Section 7 shall be reinstated and effective from and after such time.

2. Earn-Out Shares.

(a) Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, (i) 20% of the number of Company Post-Closing Common Shares issued to the MAAC Sponsor upon the conversion of MAAC Class B Shares (rounded up to the nearest whole share) shall be subject to the provisions set forth below in this Section 2 (such Company Post-Closing Common Shares, the “20% Earn-Out Shares”), (ii) 10% of the number of Company Post-Closing Common Shares issued to the MAAC Sponsor upon the conversion of MAAC Class B Shares (rounded up to the nearest whole share) shall be subject to the provisions set forth below in this Section 2 (such Company Post-Closing Common Shares, the “10% Earn-Out Shares” and, together with the 20% Earn-Out Shares, the “Earn-Out Shares”) and (iii) the remaining 70% of the number of Company Post-Closing Common Shares issued to the MAAC Sponsor upon the conversion of MAAC Class B Shares (rounded down to the nearest whole share) shall not be subject to the provisions set forth below in this Section 2 (such Company Post-Closing Common Shares, the “Retained Shares”).

(b) Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, the Earn-Out Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 2. The Earn-Out Shares shall vest and become free of the provisions set forth in this Section 2 at such time as the Stock Price (as defined below) of Company Post-Closing Common Shares equals or exceeds (x) with respect to the 20% Earn-Out Shares, $15.00 per share (the “20% Trigger Price”), and (y) with respect to the 10% Earn-Out Shares, $20.00 per share (the “10% Trigger Price” and, together with the 20% Trigger Price, the “Trigger Price”), in each case, for any 20 Trading Days within any 30 Trading Day period commencing no earlier than the Closing Date and ending no later than the fifth (5th) anniversary of the Closing Date (the “Earn-Out End Date”); provided, however, that (i) if the Earn-Out End Date occurs on a day that is not a Trading Day, then the Earn-Out End Date shall be deemed to occur on the next following Trading Day, and (ii) if the Company or any of its Affiliates enters into a definitive agreement with respect to a Sale (as defined below) on or prior to the Earn-Out End Date, then the Earn-Out End Date shall be automatically extended and shall be deemed to occur on the earlier of (A) the day after such Sale is consummated and (B) the termination of such definitive agreement with respect to such Sale in accordance with its terms. Any Earn-Out Shares that have not vested in accordance with this Section 2(b) or Section 2(c) on or before the Earn-Out End Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Earn-Out End Date.

(c) In the event of a Sale (as defined below) on or prior to the Earn-Out End Date, any unvested Earn-Out Shares will fully vest and become free of the restrictions set forth in this Section 2 as of immediately prior to the closing of such Sale. For purposes of this Agreement, “Sale” means (A) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the Company Post-Closing Common Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration (other than, in the case of this clause (A), any transaction in which the holders of Company Post-Closing Common Shares as of immediately prior to the consummation of such transaction continue to own all or substantially all of the equity securities of the Company (or any successor or parent entity of the Company) immediately following the consummation of such transaction), (B) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Company’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (C) any transaction or series of transactions that results, directly or indirectly, in the shareholders of the Company as of immediately prior to such transactions holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of the Company (or any successor or parent company of the Company) immediately after the consummation thereof (excluding, for the avoidance of doubt, any Earn-out Shares) (in the case of each of clause (A), (B) or

(C), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of Equity Securities or assets or otherwise).

(d) The MAAC Sponsor agrees that it shall not engage in any Sale Transaction (as defined in the Sponsor Lock-Up Agreement) with respect to any Earn-Out Shares until such time as the Earn-Out Shares have vested pursuant to Section 2(b) or Section 2(c). Notwithstanding the foregoing or anything to the contrary herein, (i) the MAAC Sponsor (and, for the avoidance of doubt, any permitted transferees pursuant to this clause (i)) may transfer all or any of the Earn-Out Shares in any transfer of the type described in Sections 1(b)(iv)(A) through (C) or (F) of the Sponsor Lock-Up Agreement, provided that, in the case of a transfer of the type described in clauses (A) through (C), the transferee shall, in addition to any requirements in the Sponsor Lock-Up Agreement, agree in writing that he, she or it is receiving and holding such Earn-Out Shares subject to the provisions of this Section 2 and (ii) from and after a transfer pursuant to clause (i) of this sentence, all references to the MAAC Sponsor in this Section 2 and Section 7 shall include such transferee and shall collectively mean the MAAC Sponsor (to the extent that it then holds Earn-Out Shares) and each permitted transferee of Earn-Out Shares pursuant to clause (i) of this sentence (in each case, to the extent he, she or it then holds Earn-Out Shares). Each transferee of Earn-Out Shares pursuant to clause (i) of the preceding sentence shall be a third party beneficiary of this Section 2 and Section 7.

(e) As used herein, “Stock Price” means, on any date on or after the Closing and on or prior to the Earn-Out End Date, the closing sale price per share of Company Post-Closing Common Shares reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by or an authoritative source generally used for such purposes and selected by the Company, and “Trading Day” means any day on which trading is generally conducted on Nasdaq or any other exchange on which the Company Post-Closing Common Shares are traded on or after the Closing and on or prior to the Earn-Out End Date. The Earn-out Shares and the applicable Trigger Price (and all references to Company Post-Closing Common Shares and each of the foregoing in this Agreement) shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Post-Closing Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Post-Closing Common Shares (or any other Equity Securities into which they are adjusted pursuant to this Section 2(e)) at any time prior to the vesting of the Earn-out Shares pursuant to this Section 2 so as to provide the holders of the Earn-Out Shares with the same economic effect as contemplated by this Section 2 prior to such event and as so adjusted shall, from and after the date of such event, be the Earn-Out Shares and the 20% Trigger Price or the 10% Trigger Price, as applicable.

(f) The Company shall use reasonable best efforts to remain listed as a public company on, and for the Earn-Out Shares to be tradable over, Nasdaq or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit the Company or any of its Affiliates from consummating a Sale or entering into a definitive agreement that contemplates a Sale. Subject to Section 2(c) and the other applicable provisions of this Section 2, upon the consummation of Sale the Company shall have no further obligations under this Section 2(f).

(g) At the time that the Earn-Out Shares become vested pursuant to this Section 2, the Company shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Earn-Out Shares related to such vesting or this Section 2 (other than, for the avoidance of doubt, those that relate to any applicable and then-existing Lock-Up Period (as defined in the Sponsor Lock-Up Agreement) with respect to such Earn-Out Shares).

(h) For the avoidance of doubt, (i) the MAAC Sponsor shall retain all of its rights as a stockholder of the Company with respect to the Earn-Out Shares owned by it during any period of time that such shares are subject to restriction on transfer or sale hereunder, including the right to vote any such shares and the right to receive dividends and other distributions with respect to such Earn-Out Shares prior to vesting (provided that dividends and other distributions with respect to Earn-Out Shares that are subject to vesting and are unvested at the time of such dividend or distribution shall be set aside by the Company and shall only be paid to such holders upon the vesting of such Earn-Out Shares (and, if any dividends or other distributions with respect to Earn-Out Shares are set aside and such Earn-Out Shares are subsequently forfeited pursuant to this Section 2, such set aside dividends or distributions shall become the property of the Company)), (ii) any Earn-Out Shares that vest in accordance with the terms of this Section 2 shall remain subject to any applicable Lock-Up Period set forth in the Sponsor Lock-Up Agreement and (iii) notwithstanding the expiration of any Lock-Up Period with respect to any Earn-Out Shares, such shares shall remain subject to any applicable restrictions set forth this Section 2.

(i) The MAAC Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the Earn-Out Shares.

(j) The Parties agree and acknowledge that the Earn-Out Shares are intended to constitute “voting stock” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder received by MAAC Sponsor in connection with the Merger, and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless (i) such Party requests that each of Kirkland & Ellis LLP and Davis Polk & Wardwell LLP provides written confirmation to the effect that such treatment is more likely than not correct, and each such law firm fails to provide such confirmation prior to the later of (A) thirty (30) days following such request is made and (B) sixty (60) days prior to the date on which the relevant Tax Return is due (taking into account applicable extensions); provided that the Parties shall provide customary factual representations to such law firm; provided, further, that, for the avoidance of doubt, the Parties shall not be required to restructure, or otherwise alter the terms of, the transaction as provided for in this Agreement or the Business Combination Agreement, or (ii) otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

3. Sponsor Exchange Ratio. For purposes of the Business Combination Agreement, the term “Sponsor Exchange Ratio” shall mean: (i) one minus (ii) a number equal to (A) 0.5 multiplied by (B) a fraction equal to (x) the number of MAAC Class A Shares with respect to which a MAAC Shareholder Redemption has been exercised divided by (y) the total number of MAAC Class A Shares outstanding as of the date hereof; provided that the number referenced in the foregoing clause (ii) shall not in any event be greater than 0.25.

4. Working Capital Loans; Related Party Agreements.

(a) With respect to any loan of funds made by the MAAC Sponsor or an Affiliate of the MAAC Sponsor or any of MAAC’s officers or directors (each, a “Lender”) to MAAC or any of its Subsidiaries, in each case, prior to the Closing (a “Working Capital Loan”) that is or may be convertible into warrants or other securities (derivative or otherwise) of MAAC or the Company, MAAC, the MAAC Sponsor and the Insiders hereby agrees, and shall take such reasonably necessary or appropriate actions within its power so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of MAAC or the Company, notwithstanding any applicable provisions of the Insider Letter, the Warrant Agreement, the MAAC Registration Rights Agreement or any other Contract.

(b) MAAC and the MAAC Sponsor agree that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule A attached hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination), effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination, MAAC shall not have any further Liabilities under each such agreement.

5. MAAC Registration Rights Agreement. Subject to, and conditioned upon the occurrence and effective as of the Effective Time, MAAC, the MAAC Sponsor and each of the other Shareholders who are party to the MAAC Registration Rights Agreement agree that the MAAC Registration Rights Agreement is hereby terminated in its entirety, and shall be of no further force or effect from and after such time.

6. Anti-Dilution Adjustment Waiver. Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Effective Time, the MAAC Sponsor, which is the holder of at least a majority of the outstanding MAAC Class B Shares as of the date hereof, hereby waives on behalf of the holders of all MAAC Class B Shares, pursuant to and in compliance with the provisions of the Amended and Restated Certificate of Incorporation of MAAC (the “MAAC Charter”), any adjustment to the conversion ratio set forth in Article Eighth of the MAAC Charter, and any rights to other anti-dilution protections with respect to the MAAC Class B Shares, that may result from the PIPE Financing and/or the consummation of the Transactions.

7. Registration Rights.

(a) Capitalized terms used in this Section 7 but not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement (as in effect as of the date hereof); provided that, for purposes of Section 7, (i) the term “Registrable Securities” shall be deemed to include the Common Shares (including any Common Shares underlying any other securities of the Company or into which other securities of the Company are convertible into, exercisable or exchangeable for) held by or on behalf of the Shareholders as of immediately following the Effective Time and (ii) the term “Investor” shall be deemed to include the MAAC Sponsor.

(b) The Company shall file within thirty (30) days of the consummation of the Go Public Transaction, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Resale S-1 Shelf or, if the Company is eligible to use a Resale S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) and any other Common Shares or other securities of the Company issued in connection with the Go Public Transaction (including any Common Shares underlying any other securities of the Company or into which other securities of the Company are convertible into, exercisable or exchangeable for) the transfer or sale of which has not been registered under the Securities Act; provided, that the Company and the Shareholders acknowledge and agree that the sale of any Registrable Securities registered under such Resale Shelf may be subject to restrictions imposed by the Lock-Up Agreements and/or applicable securities laws. Such Resale Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, the MAAC Sponsor and any other Investor named therein. The MAAC Sponsor shall be entitled to the benefits of Section 4 and the first, second and third sentences of Section 1(f)(ii), mutatis mutandis, under the Registration Rights Agreement with respect to its Common Shares or other securities of the Company and it shall not be subject to any “cutback” or other restriction in connection with the inclusion of its Common Shares or other securities in any Resale Shelf.

(c) The MAAC Sponsor will be offered an opportunity to participate in (x) an offering and/or sale of Common Shares by any holder that is conducted as a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction or (y) an “at the market” or similar registered offering of the Covered Securities through a broker, sales agent or distribution agent, whether as agent or principal. The rights of the MAAC Sponsor set forth in this Section 7(c) shall be substantially the same as those investors who are party to the Registration Rights Agreement.

8. Other Covenants and Agreements.

(a) Each Shareholder shall not, and each Shareholder shall cause its controlled Affiliates and its and their respective officers and directors not to, and shall use reasonable best efforts to cause its other Representatives not to, at or at any time prior to the Effective Time, issue any press releases or make any public announcements with respect to this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby that contain any information that is not, at the applicable time, already publicly available (other than as a result of disclosure by the Shareholder in violation of any applicable confidentiality obligations) without the prior written consent of the Company and MAAC, provided, however, that the

Shareholder and its Representatives may issue or make, as applicable, any such press release, public announcement or other communication to the extent such press release, public announcement or other communication is required by applicable Law or applicable rule of a stock exchange on which its or any of its Affiliates’ securities are listed, in which case the Shareholder or its applicable Affiliates shall, to the extent reasonably practicable and unless and to the extent prohibited by such applicable Law, reasonably consult with the Company and MAAC in connection therewith and provide the Company and MAAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith. Notwithstanding anything to the contrary in this Section 8(a) or otherwise in this Agreement, each Shareholder and its Representatives may provide general information about the subject matter of this Agreement, the Business Combination Agreement and the transactions contemplated hereby and thereby (1) to their respective affiliates, their and their affiliates’ respective directors, officers, employees, partners, members, agents, attorneys and consultants, financial and other advisors, (2) to the extent required by any federal, state, national, foreign or other regulatory or self-regulatory authority having jurisdiction over the Shareholder or its Representatives, (3) to any Person if necessary to effect compliance with any law, rule, regulation, investigation, audit, request or order of a Governmental Entity of competent jurisdiction that is applicable to the Shareholder or its Representatives, including in response to any subpoena or other legal process, audit or examinations or (4) to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities (so long as, in the case of this clause (4), the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information); provided further that in the case of the foregoing clause (2) and (3), each Shareholder or its Representatives promptly notifies the Company of such disclosure to the extent the Shareholder or its Representatives are legally permitted to give such notice and it is reasonably practicable; provided further that no such notice shall be required where disclosure is made (x) in response to and required by a general request by a regulatory or self-regulatory authority of competent jurisdiction or (y) in connection with and required by a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company, this Agreement or the Business Combination Agreement.

(b) If applicable, prior to the Effective Time, each Shareholder hereby agrees to as promptly as practicable execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as mutually reasonably determined and agreed to by MAAC and the Company (such determination and agreement not to be unreasonably withheld, conditioned or delayed by either MAAC or the Company), in connection with, or otherwise in furtherance of, the transactions and the other covenants and agreements contemplated by the Business Combination Agreement or this Agreement (provided, however, that in no event shall any Shareholder be obligated to take, approve or consent to any action that would result in any adverse economic or other material change to the Business Combination Agreement, this Agreement or any other Ancillary Document to which he, she or it is or will be a party). If applicable, from and after the Effective Time, MAAC Sponsor and the Company each hereby agrees to as promptly as practicable execute and deliver execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be reasonably necessary to effectuate the purpose of the covenants and agreements of this Agreement that survive the Effective Time. Notwithstanding the foregoing, no Shareholder or the Company shall be required to provide any information which is, based on the advice of outside counsel, subject to legal privilege.

(c) Without limiting Section 8(b), the MAAC Sponsor and the Company shall each (i) make any appropriate filings pursuant to the HSR Act with respect to the Company Post-Closing Common Shares to be received by the MAAC Sponsor pursuant to the terms of the Business Combination Agreement as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, (ii) use reasonable best efforts to obtain any other approvals of any Governmental Entity as may be required to be obtained by the MAAC Sponsor or the Company in connection with the receipt by the MAAC Sponsor of the Company Post-Closing Common Shares to be received by the MAAC Sponsor pursuant to the terms of the Business Combination Agreement and (iii) respond as promptly as reasonably practicable to any requests by any

Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or in connection with such other required approvals of any Governmental Entity described in clause (ii). The MAAC Sponsor and the Company shall each pay fifty percent (50%) of the HSR Act filing fee. Without limiting the foregoing, the MAAC Sponsor and its applicable Affiliates and the Company and its applicable Affiliates shall not (A) extend any waiting period, review period or comparable period under the HSR Act or in connection with such other required approvals of any Governmental Entity, (B) request early termination of any waiting period, review period or comparable period under the HSR Act without the prior written consent of the MAAC Sponsor (in the case of the Company or any of its applicable Affiliates) or the Company (in the case of the MAAC Sponsor or any of its applicable Affiliates) or (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by the Business Combination Agreement except with the prior written consent of the Company and MAAC (in the case of MAAC Sponsor or any of its applicable Affiliates) or MAAC Sponsor (in the case of the Company or any of its applicable Affiliates). The MAAC Sponsor shall promptly inform the Company and MAAC of any communication received by the MAAC Sponsor from any Governmental Entity relating to the matters contemplated by this Section 8(c), and the Company shall promptly inform the MAAC Sponsor and MAAC of any communication received by any Group Company from any Governmental Entity relating to the matters contemplated by this Section 8(c). The MAAC Sponsor shall give the Company and its counsel, and MAAC and its counsel, a reasonable opportunity to review in advance, and consider in good faith the views thereof in connection with, any proposed written communication to any Governmental Entity relating to the matters contemplated by this Section 8(c), and the Company shall give MAAC Sponsor and its counsel and MAAC and its counsel a reasonable opportunity to review in advance, and consider in good faith the views thereof in connection with, any proposed written communication to any Governmental Entity relating to the matters contemplated by this Section 8(c). The MAAC Sponsor and the Company each agrees not to, and to cause its Representatives not to, participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the matters contemplated by this Section 8(c) unless it consults with the Company and MAAC (in the case of the MAAC Sponsor or its Representatives) or the MAAC Sponsor and MAAC (in the case of the Company or its Representatives) in advance and, to the extent not prohibited by such Governmental Entity, gives the Company and MAAC (in the case of the MAAC Sponsor or its Representatives) or the MAAC Sponsor and MAAC (in the case of the Company or its Representatives) the opportunity to attend and participate in such meeting or discussion.

(d) Each Shareholder acknowledges and agrees that MAAC and the Company are entering into the Business Combination Agreement in reliance upon such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the applicable agreements, covenants and obligations contained in this Agreement and, but for each Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the applicable agreements, covenants and obligations contained in this Agreement, MAAC and the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

9. Shareholder Representations and Warranties. Each Shareholder represents and warrants, as of the date hereof, solely with respect to himself, herself or itself, and not on behalf of any other Shareholder, to the Company and MAAC as follows:

(a) If the Shareholder is not an individual, the Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Shareholder (if not an individual) has the requisite corporate, limited liability company or other similar power and authority and, if the Shareholder is an individual, legal capacity to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other parties hereto), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for (A) compliance with and filings under the HSR Act, if applicable, or under any applicable Foreign and Domestic Approval Laws, (B) any filings with the SEC related to his, her or its ownership of Equity Securities of MAAC or Company Post-Closing Common Shares or the transactions contemplated by the Business Combination Agreement, this Agreement or any other Ancillary Documents to which he, she or it is a party, or (C) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is not an individual, result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of his, her or its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Subject Company Securities (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is, as of the date hereof, the record and beneficial owner of the Subject Company Securities as set forth on Exhibit A hereto. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Securities set forth on Exhibit A hereto as of the date hereof. Except for this Agreement, the Business Combination Agreement, the other Ancillary Documents to which he, she or it is or will be a party, the Affected Agreements and the Governing Documents of MAAC, the Shareholder is not party to or bound by (i) any option, warrant, purchase right or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer any of the Subject Company Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Securities, in the case of either clause (i) or (ii), that would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the transactions contemplated by this Agreement, the Business Combination Agreement and the other applicable Ancillary Documents to which he, she or it is or will be a party as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of MAAC, the Company or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of MAAC, the Company or any other Person makes or has made any representation or warranty, either express or implied, to the Shareholder in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

10. Company and MAAC Acknowledgement. In entering into this Agreement, the Business Combination Agreement and the other Ancillary Documents to it is or will be a party, each of the Company and MAAC have not relied on any representations or warranties of the Shareholder, either express or implied, except for the representations and warranties of the Shareholder expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party and to which MAAC or the Company, as applicable, is or will be a party.

11. Transfer of Subject Company Securities. From and after the date hereof and until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Effective Time, each Shareholder agrees not to (a) Transfer any of the Subject Company Securities, (b) enter into (i) any option, warrant, purchase right, or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer the Subject Company Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Securities, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b), unless, in the case of clauses (a) through (c), the Shareholder causes any transferee of any such Transfer to enter into a written agreement in form and substance reasonably satisfactory to MAAC and the Company agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Shareholder hereunder and the making of all the representations and warranties of the Shareholder set forth in Section 9 with respect to such transferee and his, her or its Subject Company Securities received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer; provided that, if the Shareholder is not an individual, a Transfer of securities in the Shareholder by an equityholder of the Shareholder shall not require the transferee to enter into such written agreement so long as (x) following such Transfer, the Shareholder continues to hold the Subject Company Securities and to have the exclusive right to vote and to take all other actions related to the ownership of the Subject Company Securities without restriction and (y) such Transfer would otherwise be permitted under the Shareholders Agreement. For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

12. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 10, this Section 12 and the representations and warranties set forth in Sections 9(g) and (h) shall each survive any termination of this Agreement, and (iii) Sections 13 through 21 shall survive any termination of this Agreement. For purposes of this Section 12, (x) “Willful Breach” means a material breach of this Agreement that is a consequence of an act or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly made by such Party in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, entering into this Agreement, and (E) another Party suffering damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

13. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Securities and, (i.e., if such Shareholder is an individual, not in such Shareholder’s capacity as a director, officer or employee of MAAC), and (b) nothing herein will be construed to limit or affect any action or inaction by such Shareholder if such Shareholder is an individual, or, if such Shareholder is not an individual, any representative of such Shareholder serving as a member of the board of directors of MAAC or as an officer, employee or fiduciary of MAAC, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of MAAC.

14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to MAAC or the MAAC Sponsor, to:

c/o Patient Square Capital

724 Oak Grove Ave, Suite 130

Menlo Park, California 94025

Attention: Maria Walker

Email:       maria@patientsquarecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael Weisser, P.C.; Ryan Brissette; Sharon Freiman

Email:       michael.weisser@kirkland.com; ryan.brissette@kirkland.com;

          sharon.freiman@kirkland.com

If to the Company, to:

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB

United Kingdom

Attention: Matthew Gline

E-mail:      matthew.gline@roivant.com; legalnotices@roivant.com

with a copy (which shall not constitute notice) to:

Roivant Sciences, Inc.

151 West 42nd Street, 15th Floor

New York, NY 10036

Attention: General Counsel

Email:       jo.chen@roivant.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Derek Dostal; Lee Hochbaum; Brian Wolfe

Email:       derek.dostal@davispolk.com; lee.hochbaum@davispolk.com;

          brian.wolfe@davispolk.com

if to a Shareholder other than the MAAC Sponsor, to the address on the Shareholder’s signature page hereto;

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

15. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein (including the Ancillary Documents) constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Affected Agreement, this Agreement shall control with respect to the subject matter thereof.

16. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholders, the Company and MAAC.

Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 2(d), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by a Shareholder or the Company without MAAC’s prior written consent (to be withheld or given in its sole discretion) or by MAAC without the Company’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 16 shall be null and void ab initio.

17. Fees and Expenses. Except, in the case of MAAC and the Company, as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such reasonable and documented fees and expenses incurred by the Shareholders in connection with this Agreement and the transactions contemplated hereby on or prior to the Closing shall be deemed to be fees and expenses of MAAC.

18. No Third Party Beneficiaries. Except as set forth in Section 2(d), this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

19. Miscellaneous. Sections 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

20. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company, any Company Non-Party Affiliate, or any MAAC Non-Party Affiliate any direct or indirect ownership or incidents of ownership of or with respect to the Subject Company Securities. All rights, ownership and economic benefits of and relating to the Subject Company Securities shall remain vested in and belong to each Shareholder, and the Company and MAAC (and each other Company Non-Party Affiliate and MAAC Non-Party Affiliate) shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct any Shareholder in the voting of any of the Subject Company Securities, except as otherwise expressly provided herein with respect to the Subject Company Securities. Except as otherwise set forth in Section 1, no Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of MAAC.

21. Spouses and Community Property Matters. Each Shareholder’s spouse (if applicable) hereby represents, warrants and covenants to MAAC and the Company that such spouse shall not assert or enforce, and does hereby waive, any rights granted under any community property statue with respect to the Subject Company Securities that would adversely affect (x) the covenants made by the applicable Shareholder pursuant to this Agreement or (y) the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

22. No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party(ies) thereto against any other party(ies) on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Person that is not a Party, and (b) without limiting the generality of the foregoing, no Person that is not a Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Shareholder have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Shareholder under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Shareholder), and (ii) in no event shall MAAC have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of any Shareholder under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Shareholder).

23. Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except for those covenants and agreements in this Agreement that, by their terms, expressly contemplate performance or survival after the Effective Time, which covenants and agreements shall so survive the Effective Time in accordance with their terms; provided that the foregoing shall not limit any Party’s rights in the event of another Party’s Willful Breach of any agreement and covenant set forth in Section 4(a) or Section 11 prior to the Effective Time.

[Signature page(s) follow(s).]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ROIVANT SCIENCES LTD.

By:

Name:
Title:

[Signature Page to Sponsor Support Agreement]

N WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

MONTES ARCHIMEDES ACQUISITION CORP.

By:

Name:
Title:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

PATIENT SQUARE CAPITAL LLC

By:

Name:
Title:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:

Name: George Barrett
Address:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:

Name:	James C. Momtazee

Address:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:

Name: Maria C. Walker
Address:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:

Name: Steve Oesterle
Address:

[Signature Page to Sponsor Support Agreement]

EXHIBIT A

[REDACTED]

[Exhibit A to Sponsor Support Agreement]

SCHEDULE A

1.	The letter, dated as of October 6, 2020, regarding “administrative support agreement” by and between MAAC and the MAAC Sponsor.

2.	The Securities Subscription Agreement, dated as of July 23, 2020, by and between MAAC and the MAAC Sponsor.

[Schedule A to Sponsor Support Agreement]

ANNEX EE - AMENDMENT NO. 1 TO SPONSOR SUPPORT AGREEMENT

This Amendment No. 1 to the Sponsor Support Agreement (this “Amendment”) is made as of June 9, 2021, by and among Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), Patient Square Capital LLC, a Delaware limited liability company (the “MAAC Sponsor”), and each of James C. Momtazee, George Barrett, Maria C. Walker and Steve Oesterle (collectively, the “Insiders”, and together with the MAAC Sponsor, the “Shareholders”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the Sponsor Support Agreement (as defined below) or the Business Combination Agreement (as defined below), as the context so requires.

WHEREAS, on May 1, 2021 (a) the Company, MAAC, the MAAC Sponsor and, solely for purposes of certain provisions therein, the Insiders entered into that certain Sponsor Support Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”), and (b) MAAC, the Company and Rhine Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company, entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, including, for the avoidance of doubt, as amended by Amendment No. 1 to the Business Combination Agreement, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 16 of the Sponsor Support Agreement, the Sponsor Support Agreement may be amended if, and only if, such amendment is in writing and signed by the Company, MAAC and the Shareholders;

WHEREAS, the Company, MAAC and each Shareholder desires to amend the Sponsor Support Agreement to provide that, among other things, (a) each MAAC Class B Share held by George Barrett or Steve Oesterle (each, a “MAAC Independent Director”) issued and outstanding immediately prior to the Effective Time be converted as of the Effective Time into the number of Company Post-Closing Common Shares equal to the Sponsor Exchange Ratio, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Sponsor Support Agreement, and (b) a portion of the Company Post-Closing Common Shares issued upon conversion of the MAAC Class B Shares held by a MAAC Independent Director in the Merger be subject to the vesting provisions set forth in the Sponsor Support Agreement; and

WHEREAS, on the date hereof (a) the Company and MAAC are entering into Amendment No. 1 to the Business Combination Agreement (“Amendment No. 1 to the Business Combination Agreement”) in connection with the amendments contemplated hereby and (b) each MAAC Independent Director, on the one hand, and the Company, on the other hand, are entering into a Lock-Up Agreement (each, a “MAAC Independent Director Lock-Up Agreement”); and

NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, MAAC and each Shareholder hereby agree to amend the Sponsor Support Agreement as follows:

1.    Amendments to the Sponsor Support Agreement.

(a)     Section 2 of the Sponsor Support Agreement is hereby amended and restated in its entirety and replaced with the following:

“2.    Earn-Out Shares.

(a)     Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, (i) 20% of the number of Company Post-Closing Common Shares issued to the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director (as defined in the BCA) or any MAAC Independent Director Transferee (as defined in the BCA) upon the conversion of MAAC Class B Shares held by him, her or it immediately prior to the Effective Time (rounded up to the nearest whole share) shall be subject to the provisions set forth below in this Section 2 (such Company Post-Closing Common Shares, the “20% Earn-Out Shares”), (ii) 10% of the number of Company Post-Closing Common Shares issued to the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee(s) upon the conversion of MAAC Class B Shares held by him, her or it immediately prior to the Effective Time (rounded up to the nearest whole share) shall be subject to the provisions set forth below in this Section 2 (such Company Post-Closing Common Shares, the “10% Earn-Out Shares” and, together with the 20% Earn-Out Shares, the “Earn-Out Shares”) and (iii) the remaining 70% of the number of Company Post-Closing Common Shares issued to the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee upon the conversion of MAAC Class B Shares held by him, her or it immediately prior to the Effective Time (rounded down to the nearest whole share) shall not be subject to the provisions set forth below in this Section 2 (such Company Post-Closing Common Shares, the “Retained Shares”).

(b)     Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, the Earn-Out Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 2. The Earn-Out Shares shall vest and become free of the provisions set forth in this Section 2 at such time as the Stock Price (as defined below) of Company Post-Closing Common Shares equals or exceeds (x) with respect to the 20% Earn-Out Shares, $15.00 per share (the “20% Trigger Price”), and (y) with respect to the 10% Earn-Out Shares, $20.00 per share (the “10% Trigger Price” and, together with the 20% Trigger Price, the “Trigger Price”), in each case, for any 20 Trading Days within any 30 Trading Day period commencing no earlier than the Closing Date and ending no later than the fifth (5th) anniversary of the Closing Date (the “Earn-Out End Date”); provided, however, that (i) if the Earn-Out End Date occurs on a day that is not a Trading Day, then the Earn-Out End Date shall be deemed to occur on the next following Trading Day, and (ii) if the Company or any of its Affiliates enters into a definitive agreement with respect to a Sale (as defined below) on or prior to the Earn-Out End Date, then the Earn-Out End Date shall be automatically extended and shall be deemed to occur on the earlier of (A) the day after such Sale is consummated and (B) the termination of such definitive agreement with respect to such Sale in accordance with its terms. Any Earn-Out Shares that have not vested in accordance with this Section 2(b) or Section 2(c) on or before the Earn-Out End Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Earn-Out End Date.

(c)     In the event of a Sale (as defined below) on or prior to the Earn-Out End Date, any unvested Earn-Out Shares will fully vest and become free of the restrictions set forth in this Section 2 as of immediately prior to the closing of such Sale. For purposes of this Agreement, “Sale” means (A) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the Company Post-Closing Common Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration (other than, in the case of this clause (A), any transaction in which the holders of Company Post-Closing Common Shares as of immediately prior to the consummation of such transaction continue to own all or substantially all of the equity securities of the Company (or any successor or parent entity of the Company) immediately following the consummation of such transaction), (B) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Company’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (C) any transaction or series of transactions that results, directly or indirectly, in the shareholders of the Company as of immediately prior to such transactions holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of the Company (or any successor or parent company of the Company) immediately after the consummation thereof (excluding, for the avoidance of doubt, any Earn-out Shares) (in the case of each of clause (A), (B) or (C), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of Equity Securities or assets or otherwise).

(d)     Each Shareholder agrees that he, she or it shall not engage in any Sale Transaction (as defined in the applicable Lock-Up Agreement) with respect to any of his, her or its Earn-Out Shares until such time as the Earn-Out Shares have vested pursuant to Section 2(b) or Section 2(c). Notwithstanding the foregoing or anything to the contrary herein, (i) the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee (and, for the avoidance of doubt, any permitted transferees pursuant to this clause (i)) may transfer all or any of the Earn-Out Shares held by him, her or it in any transfer of the type described in Sections 1(b)(iii)(A) through (C) or (F) of the applicable Lock-Up Agreement, provided that, in the case of a transfer of the type described in clauses (A) through (C), the transferee shall, in addition to any requirements in the applicable Lock-Up Agreement, agree in writing that he, she or it is receiving and holding such Earn-Out Shares subject to the provisions of this Section 2 and (ii) from and after a transfer pursuant to clause (i) of this sentence, all references to any of the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee in this Section 2 and Section 7 shall include such transferee and shall collectively mean the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee (to the extent that he, she or it then holds Earn-Out Shares) and each permitted transferee of the Earn-Out Shares originally held by the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee pursuant to clause (i) of this sentence (in each case, to the extent he, she or it then holds Earn-Out Shares). Each transferee of Earn-Out Shares pursuant to clause (i) of the preceding sentence shall be a third party beneficiary of this Section 2 and Section 7.

(e)     As used herein, “Stock Price” means, on any date on or after the Closing and on or prior to the Earn-Out End Date, the closing sale price per share of Company Post-Closing Common Shares reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by or an authoritative source generally used for such purposes and selected by the Company, and “Trading Day” means any day on which trading is generally conducted on Nasdaq or any other exchange on which the Company Post-Closing Common Shares are traded on or after the Closing and on or prior to the Earn-Out End Date. The Earn-out Shares and the applicable Trigger Price (and all references to Company Post-Closing Common Shares and each of the foregoing in this Agreement) shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Post-Closing Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Post-Closing Common Shares (or any other Equity Securities into which they are adjusted pursuant to this Section 2(e)) at any time prior to the vesting of the Earn-out Shares pursuant to this Section 2 so as to provide the holders of the Earn-Out Shares with the same economic effect as contemplated by this Section 2 prior to such event and as so adjusted shall, from and after the date of such event, be the Earn-Out Shares and the 20% Trigger Price or the 10% Trigger Price, as applicable.

(f)     The Company shall use reasonable best efforts to remain listed as a public company on, and for the Earn-Out Shares to be tradable over, Nasdaq or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit the Company or any of its Affiliates from consummating a Sale or entering into a definitive agreement that contemplates a Sale. Subject to Section 2(c) and the other applicable provisions of this Section 2, upon the consummation of Sale the Company shall have no further obligations under this Section 2(f).

(g)     At the time that the Earn-Out Shares become vested pursuant to this Section 2, the Company shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Earn-Out Shares related to such vesting or this Section 2 (other than, for the avoidance of doubt, those that relate to any applicable and then-existing Lock-Up Period (as defined in the applicable Lock-Up Agreement) with respect to such Earn-Out Shares).

(h)     For the avoidance of doubt, (i) the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee shall retain all of his, her or its rights as a stockholder of the Company with respect to the Earn-Out Shares owned by him, her or it during any period of time that such shares are subject to restriction on transfer or sale hereunder, including the right to vote any such shares and the right to receive dividends and other distributions with respect to such Earn-Out Shares prior to vesting (provided that dividends and other distributions with respect to Earn-Out Shares that are subject to vesting and are unvested at the time of such dividend or distribution shall be set aside by the Company and shall only be paid to such holders upon the vesting of such Earn-Out Shares (and, if any dividends or other distributions with respect to Earn-Out Shares are set aside and such Earn-Out Shares are subsequently forfeited pursuant to this Section 2, such set aside dividends or distributions shall become the property of the Company)), (ii) any Earn-Out Shares that vest in accordance with the terms of this Section 2 shall remain subject to any applicable Lock-Up Period set forth in the applicable Lock-Up Agreement and (iii) notwithstanding the expiration of any Lock-Up Period with respect to any Earn-Out Shares, such shares shall remain subject to any applicable restrictions set forth this Section 2.

(i)     The MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee shall determine, based on advice from its own tax advisors, whether to make an election under Section 83(b) of the Code with respect to its Earn-Out Shares.

(j)     The Parties agree and acknowledge that the Earn-Out Shares are intended to constitute “voting stock” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder received by of the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee(s) in connection with the Merger, and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless (i) such Party requests that each of Kirkland & Ellis LLP and Davis Polk & Wardwell LLP provides written confirmation to the effect that such treatment is more likely than not correct, and each such law firm fails to provide such confirmation prior to the later of (A) thirty (30) days following such request is made and (B) sixty (60) days prior to the date on which the relevant Tax Return is due (taking into account applicable extensions); provided that the Parties shall provide customary factual representations to such law firm; provided, further, that, for the avoidance of doubt, the Parties shall not be required to restructure, or otherwise alter the terms of, the transaction as provided for in this Agreement or the Business Combination Agreement, or (ii) otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.”

(k)     The definition “Lock-Up Agreements” is hereby amended, and deemed, to include the MAAC Independent Director Lock-Up Agreements.”

(b)     Notwithstanding anything in the Sponsor Support Agreement to the contrary, the Insiders acknowledge and agree that Section 2 of the Sponsor Support Agreement shall apply to the Insiders.

2.     Effect of Amendments and Modifications. Except as expressly amended hereby, the Sponsor Support Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the Sponsor Support Agreement is referred to in any agreement, document or other instrument, such reference will be to the Sponsor Support as amended by this Amendment. For the avoidance of doubt, each reference in the Sponsor Support Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to May 1, 2021.

3.     Miscellaneous. Sections 8.5, 8.7, 8.10, 8.11, 8.15 and 8.16 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

ROIVANT SCIENCES LTD.

By:	/s/ Marianne Romeo
Name:	Marianne Romeo
Title:	Head, Global Transactions & Risk Management

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

MONTES ARCHIMEDES ACQUISITION CORP.

By:	/s/ Maria C. Walker
Name:	Maria C. Walker
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

PATIENT SQUARE CAPITAL LLC

By:	/s/ Maria C. Walker
Name:	Maria C. Walker
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

INSIDERS

By:	/s/ George Barrett
Name:	George Barrett
Address:	6724 Perimeter Loop Road, #311 Dublin, Ohio 43017

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

INSIDERS

By:	/s/ James C. Momtazee
Name:	James C. Momtazee
Address:	724 Oak Grove Ave, Suite 130 Menlo Park, California 94025

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

INSIDERS

By:	/s/ Maria C. Walker
Name:	Maria C. Walker
Address:	8240 McDaniel Road Fort Worth, Texas 76126

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

INSIDERS

By:	/s/ Steve Oesterle
Name:	Steve Oesterle
Address:	240 Oliver Ave S. Minneapolis, Minnesota 55405

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

ANNEX F – FORM OF LOCK-UP AGREEMENT

EXECUTION VERSION

[FORM OF] LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is entered into as of May 1, 2021, by and among Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), and the undersigned person[s] ([collectively,] the “Holder”). Each of the Company and the Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), and Rhine Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), are entering into that certain Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that, on the terms and subject to the conditions therein, (a) on the Closing Date prior to the Closing, the Company will consummate the Company Pre-Closing Steps and (b) on the Closing Date promptly following consummation of the Company Pre-Closing Steps, Merger Sub will merge with and into MAAC, with MAAC as the surviving corporation in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of the Company;

WHEREAS, the Holder is, as of the date hereof, a holder of Company Pre-Closing Common Shares, MAAC Warrants and/or Company Equity Awards, as applicable;

WHEREAS, in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the Holder will be, as of immediately following the Effective Time, a holder of Company Post-Closing Common Shares, Company Warrants, Adjusted Options, Adjusted RSU Awards and/or Adjusted CVAR Awards, as applicable;

[WHEREAS, concurrently with the execution of this Agreement, the Company, the Holder and certain other Persons are entering into that certain Sponsor Support Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”);]1

WHEREAS, in consideration for the benefits to be received by the Holder under the terms of the Business Combination Agreement and as a material inducement to the Company and MAAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Holder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

[1]	To be included for the MAAC Sponsor.

F-1

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Lock-Up Provisions.

(a) [For the applicable Lock-Up Period (as defined below), notwithstanding anything to the contrary set forth in the Company’s bye-laws or any other agreement, except as set forth herein, the Holder shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, (a) any Company Post-Closing Common Shares that are outstanding and owned by the Holder immediately following the Effective Time (the “Covered Common Shares”) or (b) any securities that are outstanding and owned by the Holder immediately following the Effective Time that are convertible into or exercisable or exchangeable (directly or indirectly) for Company Post-Closing Common Shares (including, without limitation, Company Post-Closing Common Shares or other securities that may be issued after the Effective Time upon exercise, vesting or settlement, as applicable, of any stock option, restricted stock unit, capped value appreciation right or other equity or equity-based award or interest, including for the avoidance of doubt, Adjusted Options, Adjusted RSU Awards and Adjusted CVAR Awards (the securities described in this clause (b), the “Covered Other Securities” and, together with the Covered Common Shares, the “Covered Securities”)), or (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Covered Securities, in cash or otherwise, and whether any such transaction is made or executed by or on behalf of someone other than the Holder (each, a “Sale Transaction”), in each case, without the prior written consent of the Company. The foregoing limitations shall remain in full force and effect for a period of (A) with respect to 100% of the Covered Securities, six (6) months from and after the Closing Date, (B) with respect to 75% of the Covered Securities (rounded up to the nearest whole share or other security, as the case may be), twelve (12) months from and after the Closing Date and (C) with respect to 50% of the Covered Securities (rounded up to the nearest whole share or other security, as the case may be), thirty-six (36) months from and after the Closing Date (the periods set forth in the foregoing clauses (A) through (C), as applicable, the “Lock-Up Period”), with the percentages set forth in this sentence applying to the aggregate holdings of Covered Securities held by all entities constituting the Holder, and calculated on an aggregated basis. The Company may impose stop-transfer instructions with respect to the Covered Securities subject to the restrictions set forth in this Section 1(a). For the avoidance of doubt, the Covered Securities shall be measured on an as-exercised or as-converted basis, as applicable.]2

(a) [For the applicable Lock-Up Period (as defined below), notwithstanding anything to the contrary set forth in the Company’s bye-laws or any other agreement, except as set forth herein, the Holder shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Company Post-Closing Common Shares or Company Warrants (it being understood and agreed that, for purposes of this Agreement, references to “Company Warrants” shall be deemed to include Company Post-Closing Common Shares underlying such Company Warrants), as applicable, that are outstanding and owned by the Holder immediately following the Effective Time (the “Covered Securities”) or (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Covered Securities, in cash or otherwise, and whether any such transaction is made or executed by or on behalf of someone other than the Holder (each, a “Sale Transaction”), in each case, without the prior written

[2]	To be included for Holders other than the MAAC Sponsor.

F-2

consent of the Company. The foregoing limitations shall remain in full force and effect for a period of: (A) with respect to 100% of the Company Post-Closing Common Shares owned by the Holder as of immediately following the Effective Time, six (6) months from and after the Closing Date, (B) with respect to 25% of the Company Post-Closing Common Shares owned by the Holder as of immediately following the Effective Time, the earlier of (I) twelve (12) months following the date on which the applicable Earn-Out Shares (as such term is defined in the Sponsor Support Agreement) vest pursuant to Section 2 of the Sponsor Support Agreement and (II) seventy-two (72) months from and after the Closing Date, (C) with respect to 50% of the Company Post-Closing Common Shares owned by the Holder as of immediately following the Effective Time, thirty-six (36) months from and after the Closing Date, (D) with respect to 100% of the Company Warrants owned by the Holder as of immediately following the Effective Time, six (6) months from and after the Closing Date, (E) with respect to 75% of the Company Warrants owned by the Holder as of immediately following the Effective Time, twelve (12) months from and after the Closing Date and (F) with respect to 50% of the Company Warrants owned by the Holder as of immediately following the Effective Time, thirty-six (36) months from and after the Closing Date (the periods set forth in the foregoing clauses (A) through (F), as applicable, the “Lock-Up Period”). Notwithstanding the foregoing, the Lock-Up Period described in clauses (A), (B) and/or (C) shall apply to Covered Securities that are Company Post-Closing Common Shares (other than the Earn-out Shares), the $15 Earn-Out Shares (as such term is defined in the Sponsor Support Agreement) and the $20 Earn-out Shares (as such term is defined in the Sponsor Support Agreement) in the manner (and in the applicable proportions) set forth on Annex A hereto. The Company may impose stop-transfer instructions with respect to the Covered Securities subject to the restrictions set forth in this Section 1(a). For the avoidance of doubt, (1) any Earn-Out Shares that vest pursuant to the Sponsor Support Agreement shall remain subject to any applicable Lock-Up Period set forth herein and (2) notwithstanding the expiration of any Lock-Up Period with respect to any Earn-Out Shares, such shares shall remain subject to any applicable restrictions set forth in the Sponsor Support Agreement. For the avoidance of doubt, the Covered Securities shall be measured on an as-exercised or as-converted basis, as applicable.]3

(b) The restrictions set forth in Section 1(a) shall not apply to:

(i) any securities issued to the Holder in connection with a PIPE Subscription Agreement, including any Covered Securities received in exchange for, or converted for, securities acquired pursuant to a PIPE Subscription Agreement;

(ii) [if the Holder is a party to the Registration Rights Agreement, the sale of any Company Post-Closing Common Shares pursuant to the Holder’s exercise of the piggyback registration rights set forth in, and in accordance with the terms and conditions of, the Registration Rights Agreement, so long as such sale is consummated during the six (6) months from and after the Closing Date;]4

(iii) a transfer of any or all of the Covered Securities:

(A) by gift, will, intestate succession or charitable contribution;

(B) to any Permitted Transferee (as defined below);

(C) by operation of law or pursuant to a court order or an order of a regulatory agency, such as a qualified domestic relations order, divorce decree or separation agreement;

(D) to the Company pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any [Covered Other Securities]5 [Company Warrants]6 (provided that any Company Post-Closing Common Shares received by the Holder upon any such exercise will be subject to the terms of Section 1(a));

[3]	To be included for the MAAC Sponsor.
[4]	To be included for Holders other than the Founder, Matthew Gline and the MAAC Sponsor.
[5]	To be included for Holders other than the MAAC Sponsor.
[6]	To be included for the MAAC Sponsor.

F-3

(E) [for purposes of satisfying any withholding taxes and/or estimated taxes due as a result of the exercise, vesting or settlement, as applicable, of any Covered Other Securities;]7

(F) in connection with the Company’s consummation of a liquidation, merger, amalgamation, share exchange, reorganization, tender offer or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property; or

(G) by pledging, hypothecating or otherwise granting a security interest in Covered Securities in a bona fide transaction to one or more unaffiliated lending institutions as collateral or security for any margin loan and any transfer in the event of foreclosure upon such Covered Securities as a result of a default on such margin loan (so long as any such pledge, hypothecation or grant of security interest shall be on terms consistent with customary margin loans, and the Holder shall provide the Company with written notice prior to entering into such margin loan);

(H) a sale or other transfer by an Upstream Equity Holder of its direct or indirect common stock or membership, partnership or other equity ownership interest in the Holder (whether or not for consideration);

(I) [to cover any direct or indirect tax obligations (including satisfying any withholding taxes and/or estimated taxes due as a result of the exercise, vesting or settlement, as applicable, of any securities) that may accrue to the Holder, the Holder’s direct or indirect owners or the Holder’s Permitted Transferees (so long as, in all such transfers pursuant to this clause (I), no more than 5% in the aggregate of the Holder’s Covered Securities are transferred);]8 provided, however, that in the case of any of the foregoing clauses (A), (B) or (C), the transferee in such transfer shall agree in a writing delivered to the Company that the Covered Securities so transferred will thereafter continue be subject to the terms of Section 1(a) unless released earlier in accordance with Section 1(h) of this Agreement; and

(iv) the establishment or modification of a written plan meeting the requirements of Rule 10b5-1 of the Exchange Act that does not provide for the sale or transfer of Covered Securities during the Lock-Up Period; provided that, to the extent a public announcement or filing under the Exchange Act is required regarding the establishment or modification of such plan, such announcement or filing shall include a statement to the effect that no sales or transfers of Covered Securities may be made under such plan during the Lock-Up Period.

(c) As used in this Agreement, the term “Permitted Transferee” means: (A) the Holder’s immediate family (which shall mean, with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (B) any entities controlled by, controlling or under common control with the Holder, (C) any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, (D) if the Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (E) if the Holder is an entity, any direct or indirect partners, members or equity holders of the Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act) or employee of the Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates (including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), and (F) a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under this Agreement. As used in this Agreement, the term “Upstream Equity Holder” means, with respect to the Holder, its direct or indirect stockholders, partners, members or other equity holders.

[7]	To be included for Holders other than the MAAC Sponsor.
[8]	To be included for the MAAC Sponsor.

F-4

(d) The Holder agrees to execute and deliver such other customary agreements as may be reasonably requested by the Company or the managing underwriter in an underwritten transaction that are consistent with this Agreement or that are necessary to give further effect thereto. Any such agreement entered into after the date hereof (i) shall not be more restrictive than this Agreement and (ii) shall include provisions providing for the pro rata release of the Holder’s shares that are consistent with Section 1(h) hereof, unless the Holder agrees otherwise in writing.

(e) If any Sale Transaction is made or attempted contrary to the provisions of this Agreement, such purported Sale Transaction shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the applicable Covered Securities as one of its equity holders for any purpose.

(f) During the Lock-Up Period, each certificate (if any) or book entry evidencing any Covered Securities owned by the Holder shall be stamped or otherwise imprinted or legended with a legend in substantially the following form, in addition to any other applicable legends:9

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2021, BY AND AMONG ROIVANT SCIENCES LTD. (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(g) For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Covered Securities.

(h) Any discretionary waiver or any amendment, modification or termination of (i) the restrictions set forth in Section 1(a) of any lock-up agreement entered into on the date hereof by the Company and a holder of its securities and (ii) the lock-up, holdback or similar provisions, agreements or restrictions set forth in the Company’s bye-laws, the Registration Rights Agreement or any other agreement entered into on the date hereof between the Company and a holder of its securities, in each case, shall waive, amend, modify or terminate the provisions of Section 1(a) of this Agreement with respect to the Holder to the same extent and/or in the same aggregate amount, applied pro rata, to release Covered Securities that are subject to the restrictions set forth in clauses (A), (B) or (C) of Section 1(a) of this Agreement, respectively, based on the number of shares held by the Holder that are subject to such restrictions[, but taking into account differences in the restrictions set forth in clause (B) of Section 1(a) of this Agreement with respect to the MAAC Sponsor].10 The Company shall use commercially reasonable efforts to, at least two (2) business days prior to the effective date of any waiver or release pursuant to this Section 1(h), provide written notice to the Holder stating the number of Covered Securities to be released.

(i) In the event the Holder effects a Transfer (as defined in the Transaction Support Agreement entered into by and among the Holder, the Company and MAAC on the date hereof (as applicable, a “Support Agreement”)) of any Company Pre-Closing Common Shares, MAAC Warrants and/or Company Equity Awards, as applicable, in accordance with the terms and conditions of the Support Agreement, the Holder shall cause the transferee of any such Transfer to enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Holder hereunder) prior and as a condition to the occurrence of such Transfer.

2. Termination. This Agreement shall be binding upon the Holder upon the Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. This Agreement shall

[9]	To be confirmed with transfer agent that it can implement these restrictions as a matter of Bermuda law.
[10]	To be included for the MAAC Sponsor.

F-5

automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the expiration of all applicable Lock-Up Periods applicable to the Holder; provided that such termination shall not release the Holder from any liability for any breach of this Agreement prior to such termination.

3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to the Company, to:

Roivant Sciences Ltd.

Suite 1, 3rd Floor,

11-12 St. James’s Square,

London SW1Y 4LB,

United Kingdom

Attention: Matthew Gline

E-mail: matthew.gline@roivant.com

legalnotices@roivant.com

with a copy (which shall not constitute notice) to:

Roivant Sciences, Inc.

151 West 42nd Street, 15th Floor

New York, NY 10036

Attention: General Counsel

E-mail: jo.chen@roivant.com

-and-

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Derek Dostal; Lee Hochbaum; Brian Wolfe

Email: derek.dostal@davispolk.com; lee.hochbaum@davispolk.com;

brian.wolfe@davispolk.com

If to the Holder, to the address on the Holder’s signature page hereto;

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

4. Entire Agreement. This Agreement [constitutes] [and the Sponsor Support Agreement constitute]11 the entire agreement of the Parties with respect to the subject matter hereof, and supersede[s] all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

[11]	To be included for the MAAC Sponsor.

F-6

5. Amendments and Waivers; Assignment.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Holder and the Company.

(b) Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(c) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Holder without the Company’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 5 shall be null and void ab initio.

6. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

7. Miscellaneous. Sections 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

F-7

IN WITNESS WHEREOF, the Parties have executed and delivered this Lock-Up Agreement as of the date first above written.

ROIVANT SCIENCES LTD.

By:

Name:
Title:

[Signature Page to Lock-Up Agreement]

F-8

IN WITNESS WHEREOF, the Parties have executed and delivered this Lock-Up Agreement as of the date first above written.

[HOLDER]

By:

Name:
Title:

[Signature Page to Lock-Up Agreement]

F-9

Annex A

F-10